Form 10-K, Exhibit 13
period 1993-12-31
FIRST ALABAMA BANCSHARES INC
filed 1994-03-29
CIK 36032

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION         EXHIBIT 13
& OPERATING RESULTS

INTRODUCTION

The following discussion and financial information is presented to aid in understanding First Alabama's current financial position and results of operations. The emphasis of this discussion will be on the years 1991, 1992 and 1993; however, financial information for prior years will also be presented when appropriate. This discussion supplements the historical financial summary on pages 70 to 73 and should be read in conjunction therewith.
     First Alabama's primary business is banking. In 1993, First Alabama's affiliate banks contributed approximately $108 million to consolidated net income. First Alabama Bank, the Company's principal banking subsidiary, operates 166 full-service banking offices throughout Alabama. The Company's two Tennessee banks, First Security Bank of Tennessee and Franklin County Bank, operate 24 full-service offices in middle Tennessee. Regions Bank of Florida operates 23 full-service banking offices in northwest Florida and First Alabama Bank of Columbus operates 3 full-service banking offices in Columbus, Georgia.
     On December 31, 1993, the Company purchased Secor Bank, Federal Savings Bank, headquartered in Birmingham, Alabama. Secor currently operates one
Alabama branch, which is expected to be sold in 1994, four Florida offices, which are expected to be sold in 1994, and 15 banking offices in Louisiana.
     Supplementing the Company's bank operations are a mortgage banking company, credit life insurance related companies and a registered broker-dealer firm. First Alabama has no foreign operations, although it has an International Department to assist customers with their foreign transactions. The mortgage banking subsidiary has become more important in recent years due to excellent growth. It now services approximately $8.5 billion in mortgage loans and in 1993 contributed approximately $5 million to net income.
     The Company's principal market areas are the State of Alabama; middle Tennessee; northwest Florida; New Orleans and north Louisiana; and Columbus, Georgia. In addition, real estate mortgage loan origination offices are located in other areas of Georgia, Florida and Tennessee, and in the states of Mississippi and South Carolina.
     Through acquisitions during the last three years, First Alabama has expanded into new markets and strengthened its presence in several existing markets. During 1991, the acquisition of former thrift offices in Columbus, Georgia added three banking offices with deposits of $107 million and resulted in the creation of First Alabama Bank of Columbus. Also in 1991, five former thrift offices with deposits of $146 million were acquired in Pensacola, Florida, adding to First Alabama's Florida bank. In 1992, First Alabama acquired $49 million in deposits and five former thrift offices in Alabama.
This acquisition expanded banking services to five markets not previously served by First Alabama and strengthened First Alabama's market presence in two north Alabama markets. Also in 1992, First Alabama entered the Tennessee banking market for the first time through the acquisition of Security Federal Savings and Loan Association, which was converted to First Security Bank of Tennessee. This bank, with assets of $383 million, now serves the middle Tennessee market with 20 offices. In June 1993, Franklin County Bank, of Winchester, Tennessee, added another 4 offices and $68 million in assets to First Alabama's middle Tennessee operations.
     In the fourth quarter of 1993, First Alabama acquired First Federal Savings Bank of DeFuniak Springs, Florida and First Federal Savings Bank of Marianna, Florida. These two thrifts in northwest Florida, with 8 offices and $190 million in assets, were merged into First Alabama's Florida bank, newly renamed Regions Bank of Florida.
     The December 31, 1993, purchase of Secor Bank added $1.8 billion in assets. With the exception of one office in Centre, Alabama, which is expected to be sold, Secor's 23 Alabama offices were merged into First Alabama Bank in January, 1994 resulting in a net addition of four Alabama offices after the consolidation of 18. Secor's four south Florida offices are expected to be sold in 1994. Secor's 15 offices in Louisiana, which have $789 million in deposits, provide First Alabama with a retail banking franchise in New Orleans and northern Louisiana.

FINANCIAL CONDITION

     First Alabama's financial condition depends primarily on the quality and nature of its assets, its liability and capital structure, the market and economic conditions, and the quality of its personnel.

LOANS AND ALLOWANCE FOR LOSSES

     As a financial institution, First Alabama's primary investment is loans. At December 31, 1993, loans represented 71% of First Alabama's earning assets.
     Over the last four years loans increased a total of $3.3 billion, a compound growth rate of 18%. Acquisition of banks accounted for under purchase accounting rules and the purchase of loans from the thrifts acquired in 1991, 1992 and 1993 contributed $1.5 billion of this growth. The most significant growth in the loan portfolio occurred in 1992 and 1993 with loans increasing $868 million and $1.7 billion, respectively. Approximately $289 million of the 1992 growth resulted from the acquisition of Security Federal, including $234 million in single family residential mortgage loans. The acquisition of Secor, Franklin County Bank and the two Florida thrifts added $1.2 billion in 1993 loans. The growth of $183 million, or 4%, in 1991 was below the other years due primarily to weaker economic conditions and little loan growth from acquisitions.
     All major categories of loans shared in this growth. Over the last four years, commercial, financial and agricultural loans increased $326 million or 28%. Real estate construction loans increased $39 million in 1991, $62 million in 1992 and $7 million in 1993. Real estate mortgage loans increased $2.1 billion or 183% and consumer loans increased $718 million or 68% over the last four years.
     First Alabama's real estate mortgage portfolio includes $745 million of mortgage loans secured by single family residences that were originated by First Alabama's mortgage company. The majority of these loans are secured by homes in Alabama, Georgia and Florida. These loans increased approximately $44 million in 1991, $100 million in 1992 and $214 million in 1993, which accounts for approximately 24%, 12% and 13%, respectively, of the growth in total loans in 1991, 1992 and 1993. Eighty-nine percent of the overall balance is comprised of adjustable-rate mortgages (ARM's) that have rates approximately 275 basis points above one of several money market indices when fully priced.
     First Alabama's real estate portfolio also includes $750 million of single family mortgage loans obtained in the Secor acquisition. Fixed-rate single family mortgages with original terms greater than 15 years comprise 39% of the overall balance of these loans. Fixed-rate single family mortgages with original terms of 15 years or less comprise 33% of the overall balance of these loans. Adjustable-rate single family mortgages (ARM's) that have rates approximately 265 basis points above one of several money market indices when fully priced comprise the remaining 28% of the overall balance of these loans.
     A sound credit policy and careful, consistent credit review are vital to a successful lending program. All affiliates of First Alabama operate under written loan policies which attempt to maintain a consistent lending philosophy, provide sound traditional credit decisions, provide an adequate return and render service to the communities in which the banks are located. First Alabama's lending policy generally confines loans to local customers or to national and international firms doing business locally. Credit review and loan examinations help confirm that affiliates are adhering to these loan policies.
     Every loan carries some degree of risk. This risk is reflected in the consolidated financial statements by the size of the allowance for loan losses, the amount of loans charged off and the provision for loan losses charged to operating expense. It is First Alabama's policy that when a loss is identified, it is charged against the loan allowance in the current period. The policy regarding recognition of losses requires immediate recognition of a loss if significant doubt exists as to principal repayment. In addition, consumer installment credit is generally recognized as a loss when it becomes 90 days or more past due, unless the underlying security or the customer's financial position makes a loss improbable.
     First Alabama's provision for loan losses is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance for loan losses to absorb future losses. Some of the factors considered by management in determining the amount of the provision and resulting allowance include: (1) credit reviews of individual loans; (2) gross and net loan charge-offs in the current year; (3) growth in the loan portfolio;
(4) the current level of the allowance in relation to total loans and to historical loss levels; (5) past due and non-accruing loans; (6) collateral values of properties securing loans; (7) the composition of the loan portfolio (types of loans); and (8) management's estimate of future economic conditions and the resulting impact on First Alabama.

- --------------------------------------------------------------------------------
Lending at First Alabama is generally organized along three functional lines: commercial loans (including industrial and agricultural), real estate loans, and consumer loans. The composition of the portfolio by these major categories is presented below (with real estate loans further broken down between construction and mortgage loans):

(in thousands, net of unearned income)                                   December 31
- -------------------------------------------------------------------------------------------------------------------------
                                               1993             1992             1991             1990              1989
- -------------------------------------------------------------------------------------------------------------------------
Commercial                               $1,491,165       $1,437,036       $1,319,424       $1,368,476        $1,164,869
- -------------------------------------------------------------------------------------------------------------------------
Real estate-construction                    262,918          255,923          194,306          154,964           163,915
- -------------------------------------------------------------------------------------------------------------------------
Real estate-mortgage                      3,308,528        2,028,279        1,533,086        1,383,962         1,170,242
- -------------------------------------------------------------------------------------------------------------------------
Consumer                                  1,770,635        1,421,293        1,228,142        1,184,860         1,053,056
- -------------------------------------------------------------------------------------------------------------------------
  TOTAL                                  $6,833,246       $5,142,531       $4,274,958       $4,092,262        $3,552,082
=========================================================================================================================

The amounts of total gross loans (excluding residential mortgages on 1-4 family residences and consumer loans) outstanding at December 31, 1993, based on remaining scheduled repayments of principal, due in (1) one year or less, (2) more than one year but less than five years and (3) more than five years, are shown in the following table. The amounts due after one year are classified according to sensitivity to changes in interest rates.

(in thousands)                                                               Loans Maturing
- --------------------------------------------------------------------------------------------------------------------------
                                                    Within            After One But          After
                                                   One Year          Within Five Years    Five Years            Total
- --------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural          $   814,520             $429,577           $253,405          $1,497,502
- --------------------------------------------------------------------------------------------------------------------------
Real estate-construction                            200,703               25,472             36,743             262,918
- --------------------------------------------------------------------------------------------------------------------------
Real estate-mortgage                                220,333              390,106            488,918           1,099,357
- --------------------------------------------------------------------------------------------------------------------------
  TOTAL                                         $ 1,235,556             $845,155           $779,066          $2,859,777
==========================================================================================================================




(in thousands)                                                                   Sensitivity to Changes In Interest Rates
- ----------------------------------------------------------------------------------------------------------------------------
                                                                                   Predetermined             Variable
                                                                                       Rate                    Rate
- ----------------------------------------------------------------------------------------------------------------------------
Due after one year but within five years                                             $384,395              $  460,760
- ----------------------------------------------------------------------------------------------------------------------------
Due after five years                                                                  183,066                 596,000
- ----------------------------------------------------------------------------------------------------------------------------
                                                                                     $567,461              $1,056,760
============================================================================================================================




   A coordinated effort is undertaken to identify risks in the loan portfolio for management purposes and to establish the loan loss provision and resulting allowance for accounting purposes. A regular, formal and ongoing loan review is conducted to identify loans with unusual risks or possible losses. The primary responsibility for this review rests with the management of the individual banking offices. Their work is supplemented with reviews by First Alabama's internal audit staff and corporate loan examiners. Bank regulatory agencies and the Company's independent auditors provide additional levels of review. This process provides information which helps in assessing the quality of the portfolio, assists in the prompt identification of problems and potential problems and aids in deciding if a loan represents a probable loss which should be recognized or a risk for which an allowance should be maintained.
   The commercial, real estate and consumer loan portfolios are highly diversified in terms of industry concentrations. The following table shows the largest concentrations in terms of the customer's Standard Industrial Classification Code (SIC) at December 31, 1993, 1992 and 1991:
   (See next page)

(dollar amounts in millions)                                         December 31
- --------------------------------------------------------------------------------------------------------------------------
                                        1993                            1992                            1991
- --------------------------------------------------------------------------------------------------------------------------
                                           % OF   % NON-                  % of   % Non-                  % of   % Non-
SIC CLASSIFICATION              AMOUNT     TOTAL  ACCRUAL      Amount     Total  Accrual       Amount    Total  Accrual
- --------------------------------------------------------------------------------------------------------------------------
Individuals                   $3,936.4    57.4%    0.5%      $2,506.6    48.2%     0.4%     $1,999.4     45.8%    0.7%
- --------------------------------------------------------------------------------------------------------------------------
Services:
  Physicians                      55.7     0.8     0.0           47.7     0.9      0.0          53.6      1.2     0.0
- --------------------------------------------------------------------------------------------------------------------------
  Business services               48.0     0.7     0.0           53.1     1.0      0.0          74.5      1.7     0.0
- --------------------------------------------------------------------------------------------------------------------------
  Religious organizations         78.5     1.1     0.0           78.5     1.5      0.0          70.4      1.6     0.0
- --------------------------------------------------------------------------------------------------------------------------
  Legal services                  32.6     0.5     0.0           32.9     0.6      0.1          34.4      0.8     0.4
- --------------------------------------------------------------------------------------------------------------------------
  All other services             330.6     4.8     0.6          351.4     6.8      0.9         289.2      6.6     1.2
- --------------------------------------------------------------------------------------------------------------------------
    Total services               545.4     7.9     0.7          563.6    10.8      0.7         522.1     11.9     0.7
- --------------------------------------------------------------------------------------------------------------------------
Manufacturing:
  Electrical equipment            29.5     0.4     0.0           34.5     0.7      0.0          14.1      0.3     0.0
- --------------------------------------------------------------------------------------------------------------------------
  Food and kindred products       14.5     0.2     0.0           19.8     0.4      0.0          23.7      0.6     3.9
- --------------------------------------------------------------------------------------------------------------------------
  Rubber and plastic products     16.9     0.2     0.0           17.0     0.3      0.0          13.9      0.3     0.0
- --------------------------------------------------------------------------------------------------------------------------
  Lumber and wood products        48.4     0.7     0.0           22.5     0.4      0.0          23.2      0.6     0.0
- --------------------------------------------------------------------------------------------------------------------------
  Fabricated metal products       60.9     0.9     0.0           69.4     1.3      0.1          44.3      1.0     0.0
- --------------------------------------------------------------------------------------------------------------------------
  All other manufacturing        201.4     2.9     0.0          192.2     3.7      0.1         180.6      4.1     0.2
- --------------------------------------------------------------------------------------------------------------------------
    Total manufacturing          371.6     5.3     0.0          355.4     6.8      0.2         299.8      6.9     0.4
- --------------------------------------------------------------------------------------------------------------------------
Wholesale trade                  181.8     2.6     0.1          186.9     3.6      0.1         178.5      4.1     0.3
- --------------------------------------------------------------------------------------------------------------------------
Finance, insurance and real
estate:
    Real estate                  454.2     6.6     1.9          317.5     6.1      0.3         241.2      5.5     0.3
- --------------------------------------------------------------------------------------------------------------------------
  Banks and credit agencies       81.8     1.2     0.0           65.1     1.3      0.0          54.7      1.3     0.0
- --------------------------------------------------------------------------------------------------------------------------
  All other finance, insurance
   and real estate                87.1     1.3     0.0           89.0     1.7      0.0          60.2      1.4     0.4
- --------------------------------------------------------------------------------------------------------------------------
    Total finance, insurance
       and real estate           623.1     9.1     1.9          471.6     9.1      0.3         356.1      8.2     0.3
- --------------------------------------------------------------------------------------------------------------------------
Construction:
  Residential building
    construction                  76.1     1.1     0.1           57.3     1.1      0.2          49.9      1.1     0.7
- --------------------------------------------------------------------------------------------------------------------------
  General contractors and
     builders                     54.0     0.8     0.0           41.3     0.8      0.2          51.1      1.2     2.7
- --------------------------------------------------------------------------------------------------------------------------
  All other construction          86.5     1.3     0.1           92.5     1.8      0.8          77.3      1.8     0.3
- --------------------------------------------------------------------------------------------------------------------------
    Total construction           216.6     3.2     0.2          191.1     3.7      1.2         178.3      4.1     1.1
- --------------------------------------------------------------------------------------------------------------------------
Retail trade:
  Automobile dealers             144.9     2.1     0.0          102.7     2.0      0.0          40.8      0.9     1.0
- --------------------------------------------------------------------------------------------------------------------------
  All other retail trade         155.6     2.3     0.3          167.1     3.2      0.3         166.3      3.8     0.8
- --------------------------------------------------------------------------------------------------------------------------
    Total retail trade           300.5     4.4     0.3          269.8     5.2      0.3         207.1      4.7     0.9
- --------------------------------------------------------------------------------------------------------------------------
Agriculture, forestry and
  fishing                        111.8     1.6     0.4          109.1     2.1      0.8         105.2      2.4     0.8
- --------------------------------------------------------------------------------------------------------------------------
Transportation, communication,
  electrical, gas and sanitary   161.4     2.4     1.0          145.7     2.8      0.2         163.8      3.8     0.1
- --------------------------------------------------------------------------------------------------------------------------
Mining (including oil & gas
  extraction)                      9.1     0.1     0.0           10.5     0.2      0.0          14.3      0.3     0.0
- --------------------------------------------------------------------------------------------------------------------------
Public administration             15.2     0.2     0.0            9.0     0.2      0.0          12.6      0.3     0.0
- --------------------------------------------------------------------------------------------------------------------------
Revolving credit loans           338.1     4.9     0.0          276.4     5.3      0.0         248.5      5.7     0.0
- --------------------------------------------------------------------------------------------------------------------------
Other                             58.5     0.9     0.0          104.6     2.0      0.0          79.1      1.8     0.0
- --------------------------------------------------------------------------------------------------------------------------
  TOTAL                       $6,869.5   100.0%    0.6%      $5,200.3   100.0%     0.4%     $4,364.8    100.0%    0.6%
==========================================================================================================================

   If, as a result of First Alabama's loan review and evaluation procedures, it is determined that payment of interest on a commercial or real estate loan is questionable, it is First Alabama's policy to reverse interest previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a "cash basis" and is included in earnings only when actually received in cash and when full payment of principal is no longer doubtful.
   Although it is First Alabama's policy to immediately charge off as loss all loan amounts judged to be uncollectible, historical experience indicates that certain losses exist in the loan portfolio which have not been specifically identified. To anticipate and provide for these unidentifiable losses, the allowance for loan losses is established by charging the provision for loan losses expense against current earnings. No portion of the resulting allowance is in any way allocated or restricted to any individual loan or group of loans. The entire allowance is available to absorb losses from any and all loans.
   The year-end allowance for loan losses as a percentage of loans ranged from a low of 1.05% in 1989 to a high of 1.47% in 1993. This ratio was increased over this period due to concerns about the economy. The ratio of non-performing assets (including loans past due ninety days or more and other real estate) to loans and other real estate increased to 1.12% in 1990, then declined to 1.01% in 1991, and to 0.81% in 1992. This ratio increased to 1.03% in 1993 due to the non-performing assets added by the thrift acquisitions in 1993.
   The allowance for loan losses as a percentage of non-performing loans (including loans past due ninety days or more) was 178% at December 31, 1993, compared to 244% at December 31, 1992. Management considers the current level of the allowance for loan losses adequate to absorb possible losses from loans in the portfolio. Management's determination of the adequacy of the allowance for loan losses, which is based on the factors and risk identification procedures previously discussed, requires the use of judgments and estimations that may change in the future. Unfavorable changes in the factors used by management to determine the adequacy of the reserve, or the availability of new information, could cause the allowance for loan losses to be increased or decreased in future periods. In addition, bank regulatory agencies, as part of their examination process, may require that additions be made to the allowance for loan losses based on their judgments and estimates.
   The analysis of loan loss experience on page 31 shows that net loan losses ranged from a high of $16.4 million in 1990 to a low of $10.4 million in 1993. Net losses in 1993 declined as a result of improved loss experience in commercial and consumer loans and increased recoveries of all categories of


                             COMPOSITION OF LOANS


                                   (Graph)

($ in Billions)

                                1989    1990    1991    1992    1993

Commercial                       1.2     1.4     1.3     1.4     1.5
Real Estate Mortgage             1.2     1.4     1.6     2.0     3.3
Real Estate Construction          .2      .1      .2      .3      .3
Consumer                         1.0     1.2     1.2     1.4     1.8
                                ------------------------------------
Total                            3.6     4.1     4.3     5.1     6.9
                                ====================================


loans. Over the last five years net loan losses averaged 0.34% of average loans and were 0.19% in 1993. First Alabama's relatively low level of net loan losses is due to more favorable economic conditions relative to some other sections of the country, quality control efforts in the underwriting and monitoring of loans, and a substantial amount of recoveries of previously charged-off loans.
   In order to assess the risk characteristics of the loan portfolio at December 31, 1993, it is appropriate to consider the three major categories of loans -- commercial, real estate and consumer.
   First Alabama's commercial loan portfolio is highly diversified within the markets served by the Company. Geographically, the largest concentration is the 30% of the portfolio held by banking offices in the Birmingham MSA (metropolitan statistical area). Approximately 18% is held within the Mobile MSA, 8% within the Montgomery MSA, 6% within the Tuscaloosa MSA and 5% within the Huntsville MSA. The remaining 33% of the portfolio is geographically dispersed among the other offices. A small portion of these loans to local customers is secured by properties outside First Alabama's banking market areas.
   The Birmingham MSA, with civilian employment of approximately 454,000, is Alabama's largest metropolitan area.

Service industries, such as health care and finance, and retail trade play a key role in the local economy. Steel, coal and manufacturing are still important to the Birmingham economy, but service industries have diversified the city's economic base.
   The Mobile MSA, with civilian employment of approximately 231,000, is diversified in heavy industry, forest products, shipbuilding, tourism, oil and gas production, agriculture and international trade.
   The Montgomery MSA, with civilian employment of approximately 145,000, is stabilized by government and military payrolls. The business community in Montgomery is very diversified and consists mainly of light industry and facilities specializing in transportation and distribution. The city is a retail trade center for central and south Alabama and agriculture also plays an important role in the economy.
   The Tuscaloosa MSA, with civilian employment of approximately 75,000, is diversified among education, health care and mining activities. Stability in the Tuscaloosa market is provided by the large employment base of a state university and two state hospitals, which are not as susceptible to economic downturns as other industries. The planned construction of a Mercedes-Benz automobile manufacturing facility between Birmingham and Tuscaloosa is expected to have a very favorable impact on the economies of both areas.
   The Huntsville MSA, with civilian employment of approximately 140,000, has a large number of high technology companies. Government and military payrolls related to the space program are also important. During the last several years, this area has been the fastest growing part of the state.
   At December 31, 1993, First Alabama had only one loan, with a balance of $3.3 million, which met the bank regulatory definition of a highly leveraged transaction. The loan is currently performing under the terms of the loan agreement and management does not anticipate it becoming a problem. First Alabama has not participated in any of the nationally syndicated leveraged buy-out transactions. The Company's exposure to highly leveraged transactions is not considered significant.
   During the last five years, net losses on commercial loans ranged from a low of 0.26% in 1993 to a high of 0.51% in 1990. Future losses are a function of many variables, general economic conditions being the most important. If economic conditions weaken in 1994, net commercial loan losses will likely exceed the 1993 level. A continuation of moderate economic growth during 1994 in First Alabama's market areas could result in 1994 net commercial loan losses near the 1993 level.
   First Alabama's real estate loan portfolio is comprised of


                   LOANS AS A PERCENTAGE OF AVERAGE ASSETS


                                    (Graph)


                     1989     1990   1991   1992    1993

                     63.2     66.2   64.2   63.4    67.4







                    NON-PERFORMING ASSETS AS A PERCENTAGE
                        OF LOANS AND OTHER REAL ESTATE


                                    (Graph)


                     1989   1990   1991   1992   1993

                      .94   1.12   1.01    .81   1.03






construction and land development loans, loans to businesses for long-term financing of land and buildings, loans on one-to-four family residential properties, loans to mortgage banking companies (which are secured primarily by loans on one-to-four family residential properties and are known as warehoused mortgage loans) and various other loans secured by real estate.
   Real estate construction loans increased $7 million in 1993 to $263 million. At December 31, 1993, these loans represented 3.8% of First Alabama's total loan portfolio, compared to 4.6% at the end of 1989. Most of the construction loans relate to shopping centers, apartment complexes, commercial buildings and residential property development. These loans are normally secured by land and buildings and are generally backed by commitments for long-term financing from other financial institutions. Real estate construction loans are closely monitored by management, since these loans are generally considered riskier than other types of loans and are particularly vulnerable in economic downturns or in periods of high interest rates. First Alabama has not been an active lender to speculative real estate developers or to developers outside its market areas.
   The loans to businesses for long-term financing of land and buildings are primarily to commercial customers within First

               NET LOAN LOSSES AS A PERCENTAGE OF AVERAGE LOANS



                                    (Graph)


                1989    1990    1991    1992    1993

                 .42     .44     .35     .28     .19





              ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF LOANS



                                    (Graph)




                1989    1990    1991    1992    1993

                1.05    1.10    1.28    1.43    1.47




Alabama's markets. Total loans secured by non-farm, nonresidential properties totaled $818 million at December 31, 1993. Although some risk is inherent in this type of lending, the Company attempts to minimize this risk by generally making such loans only on owner-occupied properties, and by requiring collateral values which exceed the loan amount, adequate cash flow to service the debt, and in most cases, the personal guaranties of the borrowers.
  Generally, First Alabama's market areas have not experienced rapid increases in real estate property values or significant overbuilding. Therefore, in management's opinion, real estate loan collateral values in First Alabama's market areas should not be as vulnerable to significant deterioration, as would other market areas which have experienced rapidly increasing property values and significant overbuilding. However, collateral values are difficult to estimate and are subject to change depending on economic conditions, the supply of and demand for properties, and other factors. First Alabama attempts to mitigate the risky nature of real estate lending by adhering to standard loan underwriting guidelines and by diversifying the portfolio both geographically within its market area and within industry groups.
  Loans on one-to-four family residential properties, which total approximately 67% of First Alabama's real estate mortgage portfolio, compared to approximately 47% in 1991, are principally on single-family residences. These loans are geographically dispersed throughout the southeastern states and some are guaranteed by government agencies or private mortgage insurers. Historically, this category of loans has not produced sizable loan losses; however, it is subject to some of the same risks as other real estate lending. Warehoused mortgage loans, since they are secured primarily by loans on one-to-four family residential properties, are similar to these loans in terms of risk.
  During the past five years, real estate loan net losses ranged from a high of 0.29% of real estate loans in 1989 to a low of 0.08% of real estate loans in 1991. In 1993, net losses were 0.09% of real estate loans. These losses depend, to a large degree, on the level of interest rates, economic conditions and collateral values, and thus are very difficult to predict. Management's current estimate of 1994 net real estate loan losses is near the middle of this range.
  First Alabama's consumer loan portfolio consists of $1.4 billion of installment loans, $249 million in personal lines of credit (including home equity loans) and $89 million in credit card loans. Consumer loans are primarily borrowings of individuals for home improvements, automobiles and other personal and household purposes. Periods of economic recession tend to increase consumer loan losses. During the past five years, the ratio of consumer loan net losses to consumer loans ranged from the current low of 0.29% in 1993 to a high of 0.74% in 1990. Management expects net consumer loan losses in 1994 to be near the low end of this range.

The following analysis presents a five-year history of the allowance for loan losses and loan loss data:

(dollar amounts in thousands)                  1993             1992             1991             1990          1989
- -------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses
  Balance at beginning of year           $   73,619       $   54,769       $   44,984       $   37,136     $   35,090
- -------------------------------------------------------------------------------------------------------------------------
  Loans charged off:
    Commercial                                7,980            8,425            8,197            8,158          6,913
- -------------------------------------------------------------------------------------------------------------------------
    Real estate                               4,404            2,655            2,437            2,656          4,460
- -------------------------------------------------------------------------------------------------------------------------
    Consumer                                  7,684            8,528           10,177           11,132          8,877
- -------------------------------------------------------------------------------------------------------------------------
        Total                                20,068           19,608           20,811           21,946         20,250
- -------------------------------------------------------------------------------------------------------------------------
  Recoveries:
    Commercial                                4,346            3,160            2,713            2,180          2,982
- -------------------------------------------------------------------------------------------------------------------------
    Real estate                               2,195              986            1,162              623            770
- -------------------------------------------------------------------------------------------------------------------------
    Consumer                                  3,138            2,878            2,716            2,783          2,744
- -------------------------------------------------------------------------------------------------------------------------
        Total                                 9,679            7,024            6,591            5,586          6,496
- -------------------------------------------------------------------------------------------------------------------------
  Net loans charged off:
    Commercial                                3,634            5,265            5,484            5,978          3,931
- -------------------------------------------------------------------------------------------------------------------------
    Real estate                               2,209            1,669            1,275            2,033          3,690
- -------------------------------------------------------------------------------------------------------------------------
    Consumer                                  4,546            5,650            7,461            8,349          6,133
- -------------------------------------------------------------------------------------------------------------------------
        Total                                10,389           12,584           14,220           16,360         13,754
- -------------------------------------------------------------------------------------------------------------------------
  Allowance of acquired institutions         15,999            4,362              -0-              -0-            -0-
- -------------------------------------------------------------------------------------------------------------------------
  Provisions charged to expense              21,533           27,072           24,005           24,208         15,800
- -------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                 $  100,762       $   73,619       $   54,769       $   44,984     $   37,136
=========================================================================================================================
Average loans outstanding:
  Commercial                             $1,409,945       $1,339,788       $1,292,634       $1,178,601     $1,053,062
- -------------------------------------------------------------------------------------------------------------------------
  Real estate                             2,418,740        1,842,422        1,587,833        1,399,010      1,251,681
- -------------------------------------------------------------------------------------------------------------------------
  Consumer                                1,547,823        1,306,429        1,199,019        1,125,147        988,547
- -------------------------------------------------------------------------------------------------------------------------
        Total                            $5,376,508       $4,488,639       $4,079,486       $3,702,758     $3,293,290
- -------------------------------------------------------------------------------------------------------------------------
Net charge-offs as percent of average
  loans outstanding:
- -------------------------------------------------------------------------------------------------------------------------
    Commercial                                  .26%             .39%             .42%             .51%           .37%
- -------------------------------------------------------------------------------------------------------------------------
    Real estate                                 .09              .09              .08              .15            .29
- -------------------------------------------------------------------------------------------------------------------------
    Consumer                                    .29              .43              .62              .74            .62
- -------------------------------------------------------------------------------------------------------------------------
        Total                                   .19              .28              .35              .44            .42
- -------------------------------------------------------------------------------------------------------------------------
Net charge-offs as percent of:
  Provision for loan losses                    48.2%            46.5%            59.2%            67.6%          87.1%
- --------------------------------------------------------------------------------------------------------------------------
  Allowance for loan losses                    10.3             17.1             26.0             36.4           37.0
- --------------------------------------------------------------------------------------------------------------------------
Allowance as percent of:
  5-year moving average of net charge-offs      583%             446%             346%             306%           316%
- --------------------------------------------------------------------------------------------------------------------------
  Loans, net of unearned income                1.47             1.43             1.28             1.10           1.05
- --------------------------------------------------------------------------------------------------------------------------
Provision for loan losses (net of tax effect)
  as percent of net income                     12.0%            17.9%            19.3%            22.1%          15.9%
- --------------------------------------------------------------------------------------------------------------------------

   At December 31, 1993, non-accrual loans totaled $39.5 million or 0.58% of loans, compared to $21.8 million or 0.42% of loans at December 31, 1992. Commercial loans comprised $8.5 million of the 1993 total, with real estate loans accounting for $28.9 million and consumer loans $2.1 million. The increase in non-accrual loans in 1993 occurred primarily in real estate loans as a result of the Secor acquisition. Exclusive of the loans added by acquisitions, non-accrual loans would have declined in 1993. The table on page 27 provides additional information on non-accruing loans based on the customer's Standard Industrial Classification Code.
   Loans contractually past due 90 days or more were 0.19% of total loans at December 31, 1993, compared to 0.11% of total loans at December 31, 1992. Loans past due 90 days or more at December 31, 1993, consisted of $9.8 million in commercial and real estate loans, $2.7 million in installment loans and $0.5 million in personal lines of credit and credit card loans. The increase in past due loans in 1993 was primarily due to the Secor acquisition.
   Renegotiated loans increased to $4.2 million (0.06% of loans) at December 31, 1993, primarily as a result of $2.5 million in renegotiated loans added by the Secor acquisition.
   Other real estate totaled $13.7 million at December 31, 1993, compared to $11.7 million at December 31, 1992. Included in the 1993 total is $5.5 million of foreclosed real estate, acquired in connection with the acquisition of Secor. During 1993, $13.2 million was added to other real estate, sales totaled $10.7 million and write-downs were $0.5 million. Excluding the other real estate acquired in the 1993 acquisitions, other real estate decreased $5.0 million in 1993. Other real estate is recorded at the lower of (1) the recorded investment in the loan or (2) the estimated net realizable value of the collateral. Although First Alabama does not anticipate material loss upon disposition of other real estate, sustained periods of adverse economic conditions, substantial declines in real estate values in First Alabama's markets, actions by bank regulatory agencies or other factors, could result in additional loss from other real estate.
   The amount of interest income earned in 1993 on the $39.5 million of non-accruing loans outstanding at year-end was approximately $727,000. If these loans had been current in accordance with their original terms, approximately $2.3 million would have been earned on these loans in 1993. Approximately $144,000 in interest income would have been earned in 1993 under the original terms of the $4.2 million in renegotiated loans outstanding at December 31, 1993. Approximately $90,000 in interest income was actually earned in 1993 on these loans.
   In the normal course of business, First Alabama makes commitments under various terms to lend funds to its customers. These commitments include (among others) revolving credit agreements, term loan agreements and short-term borrowing arrangements, which are usually for working capital needs. Letters of credit are also issued, which under certain conditions could result in loans. See Note L to the consolidated financial statements for additional information on commitments.


- ---------------------------------------------------------------------------------------------------------------------------
The following table presents information on non-performing loans and other real estate:

NON-PERFORMING ASSETS
(dollar amounts in thousands)                                               December 31
- ---------------------------------------------------------------------------------------------------------------------------
                                                     1993             1992             1991             1990          1989
- ---------------------------------------------------------------------------------------------------------------------------
Non-performing loans:
  Loans accounted for on a non-accrual basis      $39,519          $21,771          $25,013          $31,288       $17,376
- ---------------------------------------------------------------------------------------------------------------------------
Loans contractually past due ninety days
  or more as to principal or interest payments
  (exclusive of non-accrual loans)                 13,028            5,622            5,036            5,648         7,768
- ---------------------------------------------------------------------------------------------------------------------------
Loans whose terms have been renegotiated
  to provide a reduction or deferral of interest
  or principal because of a deterioration in the
  financial position of the borrower
  (exclusive of non-accrual loans and loans past
  due ninety days or more)                          4,169            2,777            1,396            1,225         1,611
- --------------------------------------------------------------------------------------------------------------------------
Real estate acquired in settlement of loans
  ("other real estate")                            13,720           11,678           11,911            7,657         6,788
- --------------------------------------------------------------------------------------------------------------------------
  TOTAL                                           $70,436          $41,848          $43,356          $45,818       $33,543
==========================================================================================================================
Non-performing assets as a  percentage of loans
  and other real estate                              1.03%            0.81%            1.01%            1.12%         0.94%
==========================================================================================================================

INTEREST BEARING DEPOSITS IN OTHER BANKS

Interest-bearing deposits in other banks are used primarily as temporary investments. These assets generally have short-term maturities. This category of earning assets declined from $31.1 million at December 31, 1991, to $342,000 at December 31, 1992, and then increased to $11.0 million at December 31, 1993.

INVESTMENT SECURITIES

Investment securities increased $94.4 million or 6% in 1992. U.S. Treasury and Federal agency securities decreased $23.8 million or 3%. Mortgage-backed securities increased $94.6 million or 22%. The amount of obligations of states and political subdivisions remained relatively constant in 1992. Other securities increased $0.5 million or 2% and equity securities increased $23.4 million as a result of First Alabama Bank joining the Federal Home Loan Bank system.
   In 1993, investment securities increased $698.2 million or 42% principally as a result of the Secor acquisition, which added $639.7 million in investment securities. U.S. Treasury and Federal agency securities increased $33.3 million or 4%. Mortgage-backed securities increased $578.4 million or 111% as a result of the Secor acquisition. Obligations of states and political subdivisions increased by $53.3 million or 31% in 1993. Other securities increased $6.1 million or 23%. Equity securities increased $27.1 million or 116% as a result of Federal Home Loan Bank stock acquired in acquisitions during 1993. See Note C to the consolidated financial statements for additional information on investment securities at December 31, 1993.
   Investment portfolio policy stresses quality and liquidity. At December 31, 1993, the average maturity of U.S. Treasury and Federal agency securities was
2.9 years and that of obligations of states and political subdivisions was 7.1 years. The average maturity of mortgage-backed securities was 12.2 years and other securities had an average maturity of 16.8 years. Overall, the average maturity of the portfolio was 7.9 years using contractual maturities and 3.0 years using expected maturities. Expected maturities differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities purchased during the last several years have primarily short to intermediate term maturities.
   The estimated fair market value of First Alabama's investment portfolio at December 31, 1993, was 4% ($89.5 million) above the amount carried on First Alabama's books. Gross unrealized gains totaled $91.8 million and gross unrealized losses totaled $2.2 million. Market values vary significantly as interest rates change; however, management expects normal maturities in the portfolio to meet liquidity needs.
   Of the tax-free securities rated by Moody's Investors Service, Inc., 99% are rated "A" or better. Fourteen percent of the tax-free bond portfolio is non-rated. These non-rated securities are principally issued by various political subdivisions within the State of Alabama. The portfolio is carefully monitored to assure that there is no unreasonable concentration of securities in the obligations of a single debtor and current credit reviews are conducted on each security holding.

- ----------------------------------------------------------------------------------------------------------------------------

The following table shows the maturities of investment securities, excluding Federal Home Loan Bank stock, at December 31,
1993, the weighted average yields of such securities and the taxable equivalent adjustment used in calculating the yields:

(in thousands)                                                    Securities Maturing
- ----------------------------------------------------------------------------------------------------------------------------
                                                          After One               After Five
                               Within                    But Within               But Within                After
                              One Year                   Five Years               Ten Years               Ten Years
- ----------------------------------------------------------------------------------------------------------------------------
                           Amount   Yield              Amount   Yield          Amount   Yield          Amount   Yield
- ----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  Federal agency
  securities             $185,632    7.05%           $631,920     7.45%      $145,539     9.13%      $    307    9.61%
- ----------------------------------------------------------------------------------------------------------------------------
Mortgage-backed
  securities                5,213    5.62             193,992     4.66        181,464     5.28        717,266    5.97
- ----------------------------------------------------------------------------------------------------------------------------
States and political
  subdivisions             16,413    7.97              46,209     9.58         97,357     9.59         63,694   10.23
- ----------------------------------------------------------------------------------------------------------------------------
Other securities            3,249   23.44                 300     6.40         26,312     4.06          3,022    4.85
- ----------------------------------------------------------------------------------------------------------------------------
  TOTAL                  $210,507    7.34%           $872,421     6.95%      $450,672     7.41%      $784,289    6.33%
============================================================================================================================
Taxable equivalent
  adjustment for
  calculation of yield   $    439                    $  1,478                $  3,156                $  2,214
- ----------------------------------------------------------------------------------------------------------------------------

LIQUIDITY

Liquidity is an important factor in the financial condition of First Alabama and affects First Alabama's ability to meet the borrowing needs and deposit withdrawal requirements of its customers. Assets, consisting principally of loans and investment securities, are funded by customer deposits, purchased funds and borrowed funds.
   The investment portfolio is one of First Alabama's primary sources of liquidity. Maturities of securities provide a constant flow of funds which are available for cash needs (see table on Securities Maturing on page 33). Maturities in the loan portfolio also provide a steady flow of funds (see table on Loans Maturing on page 26). At December 31, 1993, commercial loans, real estate construction loans and commercial mortgage loans with an aggregate balance of $1.2 billion, as well as securities of $210 million, were due to mature in one year or less. Additional funds are provided from payments on consumer loans and one-to-four family residential mortgage loans. A historically high level of net operating earnings also contributes to cash flow. In addition, liquidity needs can be met by the purchase of funds in state and national money markets. First Alabama's liquidity also continues to be enhanced by a relatively stable deposit base. At December 31, 1993, the loan to deposit ratio was 78% and the ratio of loans to core deposits (excluding certificates of deposit of $100,000 or more) was 83%.
   As shown in the Statement of Cash Flows on page 53, operating activities provided significant levels of funds in all three years. Investing activities, primarily in loans and investment securities, were a net user of funds in all three years. Investing activities required less funds in 1991 due to slower growth in loans and investment securities. Increased internal loan growth and the loans and investment securities added by the Security Federal and Secor acquisitions required increased funds for investing activities in 1992 and 1993. Funds needed for investing activities were provided primarily by deposits, purchased funds, borrowings and equity. Financing activities provided less funds in 1991 due to a decrease in short-term borrowings. The deposits added by acquisitions over the last three years, as well as internal growth in deposits and increased use of short-term borrowings in 1992, has enabled the Company to fund the growth in investment activities. In 1992 increased long-term borrowings also helped to support the growth in investing activities, as did the issuance of stock for acquisitions in 1993.
   First Alabama Bank's short-term certificates of deposit are rated "A-1+" by Standard & Poor's Corporation. This is the highest rating available for any company. First Alabama Bank's long-term certificates of deposit are rated "AA-", which is higher than any other Alabama bank and among the highest rated banks in the Southeast.
   Moody's Investors Service has also given similar quality ratings to First Alabama Bank's short-term and long-term debt and certificates of deposit. Short-term debt and certificates of deposit are rated "P-1" and long-term debt and certificates of deposit are rated "Aa2."
   In addition, First Alabama Bank received the highest issuer rating available ("A") from the internationally recognized bank rating organization, Thomson BankWatch. This organization also assigned its highest short-term rating of "TBW-1" to First Alabama Bank's certificates of deposit.
   First Alabama Bancshares' (the parent company) commercial paper has been assigned a rating of "A-1" by Standard and Poor's Corporation and "TBW-1" by Thomson BankWatch. First Alabama Bancshares, Inc. also has been assigned Thomson BankWatch's highest issuer rating of "A."
   The $75 million subordinated debt issued by First Alabama in December 1992 is rated "A" by Standard & Poor's Corporation, "A2" by Moody's Investors Service, and "AA-" by Thomson BankWatch.
   These high quality ratings enhance the Company's ability to raise funds in national money markets. The high ratings also help to attract both loan and deposit customers in local markets.
   Historically, First Alabama has found short and intermediate term credit readily available on reasonable terms from money center or regional banks. First Alabama's management places constant emphasis on the maintenance of adequate liquidity to meet conditions which might reasonably be expected to occur.

DEPOSITS

Deposits are First Alabama's primary funding source. Deposits accounted for 96% of the funding for earning assets in 1992 and 94% of the funding for earning assets in 1993. Over the last three years, as market interest rates dropped to historically low levels, a significant shift in the composition of First Alabama's deposit base has taken place. As market interest rates dropped and pricing spreads (the difference between rates paid on different deposit products) narrowed, customers began moving funds out of term deposits, such as certificates of deposit, and into more liquid types of deposits. This trend can be seen by comparing the relatively high growth rates of non-interest-bearing deposits, savings accounts and money market accounts to the relatively low growth rate of other interest-bearing deposits. This trend may continue as long as market interest rates remain low and pricing spreads remain narrow. However, management expects a reversal of this trend when market interest rates begin to rise or pricing spreads begin to expand.
   During the last four years, average total deposits grew at a compound annual rate of 12%. Average deposits grew $452 million or 10% in 1990, $728 million or 15% in 1991, $637 million or 11% in 1992 and $686 million or 11% in 1993.
Acquisitions accounted for as purchases contributed average deposit balance growth of $183 million in 1990, $384 million in 1991, $216 million in 1992 and $392 million in 1993.
   Savings accounts continue to be one of First Alabama's fastest growing deposit products. Savings accounts increased 25% in 1992 and 26% in 1993. Since 1989 this category of deposits increased $290 million, at a compound annual growth rate of 18%. As mentioned above, this growth occurred as market interest rates fell making the rates paid on these accounts more attractive relative to other investment alternatives. In 1993, savings accounts accounted for 9% of average total deposits compared to 8% of average total deposits in 1992.
   Interest-bearing transaction accounts have been a steady source of new funds for First Alabama. Interest-bearing transaction accounts increased 16% in 1992 and 11% in 1993. Since 1989 this category of deposits increased $522 million, at a compound annual growth rate of 17%. Interest-bearing transaction accounts are also a significant funding source for First Alabama, accounting for 16% of average total deposits in both 1992 and 1993.
   Money market savings products have been First Alabama's fastest growing deposit products, increasing at a compound annual rate of 32% since 1989. As market interest rates declined during 1991, 1992 and 1993, customers began moving from certificates of deposit to money market savings accounts, resulting in increases in average balances of 36% in 1992 and 19% in 1993. Money market savings products are also a significant funding source for First Alabama, accounting for 16% of average total deposits in 1992 and 17% of average total deposits in 1993.
   Certificates of deposit of $100,000 or more were allowed to decline 17% in 1992 and less than 1% in 1993, due to the use of alternative funding sources. Since 1989, certificates of deposit of $100,000 or more declined at a compound annual rate of 11%, and in 1993 accounted for only 6% of average total deposits, down from a five year high of 16% in 1989.
   Other interest-bearing deposits (certificates of deposit of less than $100,000 and time open accounts) grew 22% in 1991, 4% in 1992 and 5% in 1993. Although this category of deposits continues to be First Alabama's primary funding source, it accounted for 36% of average total deposits in 1993, compared to 39% of average total deposits in 1992. This trend may continue as long as the rates paid on other deposit products remain attractive relative to the rates paid on this category of deposits.
   As market interest rates fell over the last three years, First Alabama's deposit structure tended to be sensitive to those changes. This sensitivity can be seen in First Alabama's average interest rate paid on interest-bearing deposits over the past five years (see table on Rates Paid on page 36). Market interest rates generally increased during the first quarter of 1989. Beginning in the second quarter of 1989 and continuing through 1993, market interest rates generally declined. First Alabama's average interest rate paid on interest-bearing deposits reflects this trend. This rate decreased from 7.37% in 1989 to 6.95% in 1990 to 5.88% in 1991 to 4.06% in 1992 and to 3.40% in
1993. All categories of interest-bearing deposits (including those accounts that do not reprice on a contractual basis) showed a decline in the average interest rate paid in 1993.
   A detail of interest-bearing deposit balances at December 31, 1993 and 1992, and the interest expense on these deposits for the three years ended December 31, 1993, is presented in Note H to the consolidated financial statements.

The following table presents the detail of interest-bearing deposits and maturities of the larger time deposits:

(in thousands)                                     December 31
- ----------------------------------------------------------------------
                                                 1993           1992
- ----------------------------------------------------------------------
Interest-bearing deposits
  of less than $100,000                    $6,570,014     $4,805,616
- ----------------------------------------------------------------------
Time certificates of deposit
  of $100,000 or more, maturing in:
    3 months or less                          150,274        174,026
- ----------------------------------------------------------------------
    over 3 through 6 months                    84,208         87,435
- ----------------------------------------------------------------------
    over 6 through 12 months                  109,107         72,387
- ----------------------------------------------------------------------
    over 12 months                            230,903         96,549
- ----------------------------------------------------------------------
                                              574,492        430,397
- ----------------------------------------------------------------------
Other time deposits of
  $100,000 or more
  maturing in 3 months or less                429,503        423,142
- ----------------------------------------------------------------------
    TOTAL                                  $7,574,009     $5,659,155
======================================================================


BORROWED FUNDS

Purchased funds can be used to satisfy daily funding needs and, when advantageous, for arbitrage. Federal funds purchased and securities sold under agreements to repurchase decreased from $232.0 million at December 31, 1992 to $184.6 at December 31, 1993 . Balances in these accounts fluctuate significantly on a day-to-day basis. The average daily balance of federal funds purchased and securities sold under agreements to repurchase decreased $14.9 million in 1992 and increased $27.5 million in 1993.
   At December 31, 1993, $17.2 million in commercial paper was outstanding, compared to $19.3 million at December 31, 1992. The Company issues commercial paper through its private placement commercial paper program. The Company's regular, or retail, commercial paper program was discontinued in 1993 since the private placement program was meeting the Company's needs at a lower cost. Company policy limits total commercial paper outstanding, at any time, to $75 million.

- --------------------------------------------------------------------------------------------------------------------------
The following table presents the average amounts of deposits outstanding by category for the five years ended
December 31, 1993:

(in thousands)                                                    Average Amounts Outstanding
- --------------------------------------------------------------------------------------------------------------------------
                                             1993            1992             1991             1990            1989
- --------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing demand deposits     $1,053,111      $   896,847       $  786,243      $   764,945      $  765,398
- --------------------------------------------------------------------------------------------------------------------------
Interest-bearing transaction accounts     1,120,768        1,007,570          844,295          699,956         598,597
- --------------------------------------------------------------------------------------------------------------------------
Savings accounts                            603,012          477,880          382,736          324,329         312,686
- --------------------------------------------------------------------------------------------------------------------------
Money market savings accounts             1,159,824          977,881          718,518          519,162         376,964
- --------------------------------------------------------------------------------------------------------------------------
Certificates of deposit of $100,000 or
  more                                      438,039          439,815          531,378          640,798         692,506
- --------------------------------------------------------------------------------------------------------------------------
Other interest-bearing deposits           2,505,565        2,394,547        2,294,559        1,880,380       1,631,271
- --------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits         5,827,208        5,297,693        4,771,486        4,064,625       3,612,024
- --------------------------------------------------------------------------------------------------------------------------
  Total deposits                         $6,880,319      $ 6,194,540       $5,557,729      $ 4,829,570      $4,377,422
==========================================================================================================================

The following table presents the average rates paid on deposits by category for the five years ended December 31, 1993:

                                                                           Rates Paid
- --------------------------------------------------------------------------------------------------------------------------
                                              1993             1992             1991             1990           1989
- --------------------------------------------------------------------------------------------------------------------------
Interest-bearing transaction accounts          2.53%            2.86%            4.51%            5.66%          5.78%
- --------------------------------------------------------------------------------------------------------------------------
Savings accounts                               2.96             3.47             4.87             4.98           4.96
- --------------------------------------------------------------------------------------------------------------------------
Money market savings accounts                  2.82             3.30             4.86             5.81           5.29
- --------------------------------------------------------------------------------------------------------------------------
Certificates of deposit of $100,000 or more    4.34             4.98             6.70             8.01           8.96
- --------------------------------------------------------------------------------------------------------------------------
Other interest-bearing deposits                4.01             4.83             6.69             7.73           8.22
- --------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits              3.40%            4.06%            5.88%            6.95%          7.37%
==========================================================================================================================

The level of commercial paper outstanding depends on the funding requirements of the Company and the cost of commercial paper compared to alternative borrowing sources.
   Other short-term borrowings increased only $84,000 from the prior year end. In 1992 and 1993 other short-term borrowings consisted of a short sale liability at First Alabama's broker/dealer subsidiary. Short sales are frequently used by the broker/dealer subsidiary to offset other market risks which are undertaken in the normal course of business.
   Year-end 1992 long-term borrowings increased $118.2 million from year-end 1991. In December 1992, the Company issued $75 million in ten-year subordinated notes at a coupon rate of 7.80%. The notes qualify as Tier II capital under Federal Reserve guidelines. Issuance of these notes improved the Company's total capital ratios and provided additional flexibility for financing future growth. An additional $25 million in unsecured notes, debentures, bonds or other evidences of indebtedness could be issued under a registration statement filed with the Securities and Exchange Commission in early 1992. The Company also borrowed $45 million during 1992 in intermediate-term, fixed rate funds from the Federal Home Loan Bank of Atlanta. Membership in the Federal Home Loan Bank system provides access to an additional source of lower-cost funds. These borrowings can be used to partially hedge against the effects of future interest rate changes, as they may affect the Company's real estate mortgage portfolio.
   In 1993, long-term borrowings increased $325.9 million. Secor's $294.6 million in borrowings from the Federal Home Loan Bank and the addition of $27 million in medium-term notes issued by Secor, accounted for most of the increase. Prior to the Secor acquisition, the Company had also increased its borrowings from the Federal Home Loan Bank by $5 million.

STOCKHOLDERS' EQUITY

Although First Alabama's equity to assets ratio has declined over the past three years due to acquisitions, the Company maintains a ratio of stockholders' equity to total assets that is above industry standards. Based on FDIC statistics, the average ratio of stockholders' equity to total assets for all FDIC insured commercial banks in the United States was 7.95% through the first three quarters of 1993, 7.52% in 1992, and 6.75% in 1991. First Alabama's ratio of stockholders' equity to total assets was 8.12% at December 31, 1993, compared to 8.33% at December 31, 1992 and 8.49% at December 31, 1991. Stockholders' equity increased at a compound annual growth rate of 13.3% over the past five years. First Alabama's high level of equity capital, relative to its peers, is a source of strength and provides flexibility for future growth.
   Over the last three years stockholders' equity grew from $524 million at the beginning of 1991 to $851 million at year-end 1993. Internally generated retained earnings contributed $182 million of this growth, equity issued in connection with acquisitions accounted for $127 million, and $18 million was attributable to the exercise of stock options and the issuance of stock to employees under the incentive plan. The internal capital generation rate (net income less dividends as a percentage of average stockholders' equity) was 10.6% in 1993, up from 10.2% in 1992.
   First Alabama and its subsidiaries are required to comply with capital adequacy standards established by banking regulatory agencies. Currently, there are two basic measures of capital adequacy: a risk-based measure and a leverage measure.
   The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with specified risk-weighting factors. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The banking regulatory agencies plan to start considering interest rate risk in computing risk-based capital ratios.
   The minimum standard for the ratio of total capital to risk-weighted assets is 8%. At least 50% of that capital level must consist of common equity, undivided profits and non-cumulative perpetual preferred stock, less goodwill and certain other intangibles ("Tier I capital"). The remainder ("Tier II capital") may consist of a limited amount of other preferred stock, mandatory convertible securities, subordinated debt and a limited amount of the allowance for loan losses. The sum of Tier I capital and Tier II capital is "total risk-based capital."
   The banking regulatory agencies also have adopted regulations which supplement the risk-based guidelines to include a minimum leverage ratio of 3% of Tier I capital to total assets less goodwill (the "leverage ratio"). Depending upon the risk profile of the institution and other factors, the regulatory agencies may require a leverage ratio of 1% to 2% above the minimum 3% level.

   The following chart summarizes the applicable bank regulatory capital requirements. First Alabama's capital ratios at December 31, 1993, substantially exceeded all regulatory requirements.

BANK REGULATORY CAPITAL REQUIREMENTS

                             Minimum
                            Regulatory  FIRST ALABAMA AT
                           Requirement  DECEMBER 31, 1993
- -----------------------------------------------------------
Tier I capital to risk-
  adjusted assets              4.00%          11.13%
- -----------------------------------------------------------
Total risk-based capital to
  risk-adjusted assets         8.00%          13.48%
- -----------------------------------------------------------
Tier I leverage ratio          3.00%          10.11%
- -----------------------------------------------------------

   Total capital at the affiliate banks also has an important effect on the amount of FDIC insurance premiums paid. Lower capital ratios can cause the rates paid for FDIC insurance to increase. First Alabama plans to maintain the capital necessary to keep FDIC insurance rates relatively low.
   First Alabama attempts to balance the return to stockholders through the payment of dividends, with the need to maintain strong capital levels for future growth opportunities. In 1993, First Alabama returned 35% of earnings to its stockholders in the form of dividends. Total dividends declared were $38.8 million or $1.04 per share, after adjusting for the 10% stock dividend distributed in April 1993.
   In January 1994, the Board of Directors declared an increase in the quarterly cash dividend from $.26 to $.30 per share, a 15.4% increase. This is the twenty-second consecutive year that First Alabama has increased cash dividends.

- --------------------------------------------------------------------------------------------------------------------------
The following table shows the percentage distribution of First Alabama's consolidated average balances of assets, liabilities and stockholders' equity for the five years ended December 31, 1993:

                                                 1993             1992             1991             1990         1989
- --------------------------------------------------------------------------------------------------------------------------
ASSETS
  Earning assets:
    Taxable securities                           18.1%            20.7%            20.8%            17.6%        19.7%
- --------------------------------------------------------------------------------------------------------------------------
    Non-taxable securities                        2.4              2.3              2.7              3.0          3.2
- --------------------------------------------------------------------------------------------------------------------------
    Federal funds sold                            0.7              2.5              1.5              0.9          1.4
- --------------------------------------------------------------------------------------------------------------------------
    Loans (net of unearned income):
      Commercial                                 17.7             19.0             20.3             21.1         20.2
- --------------------------------------------------------------------------------------------------------------------------
      Real estate                                30.3             26.0             25.0             25.0         24.0
- --------------------------------------------------------------------------------------------------------------------------
      Installment                                19.4             18.5             18.9             20.1         19.0
- --------------------------------------------------------------------------------------------------------------------------
        Total loans                              67.4             63.5             64.2             66.2         63.2
- --------------------------------------------------------------------------------------------------------------------------
      Allowance for loan losses                  (1.1)            (0.9)            (0.8)            (0.7)        (0.7)
- --------------------------------------------------------------------------------------------------------------------------
        Net loans                                66.3             62.6             63.4             65.5         62.5
- --------------------------------------------------------------------------------------------------------------------------
    Other earning assets                          3.1              2.6              2.1              2.5          3.0
- --------------------------------------------------------------------------------------------------------------------------
      Total earning assets                       90.6             90.7             90.5             89.5         89.8
- --------------------------------------------------------------------------------------------------------------------------
  Cash and due from banks                         4.9              4.6              4.6              5.7          5.7
- --------------------------------------------------------------------------------------------------------------------------
  Other non-earning assets                        4.5              4.7              4.9              4.8          4.5
- --------------------------------------------------------------------------------------------------------------------------
      Total assets                              100.0%           100.0%           100.0%           100.0%       100.0%
==========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
    Non-interest-bearing                         13.2%            12.7%            12.4%            13.7%        14.7%
- --------------------------------------------------------------------------------------------------------------------------
    Interest-bearing                             73.0             74.8             75.1             72.7         69.3
- --------------------------------------------------------------------------------------------------------------------------
      Total deposits                             86.2             87.5             87.5             86.4         84.0
- --------------------------------------------------------------------------------------------------------------------------
  Borrowed funds:
    Short-term                                    1.8              1.8              2.3              2.9          4.8
- --------------------------------------------------------------------------------------------------------------------------
    Long-term                                     1.8              0.7              0.3              0.4          0.8
- --------------------------------------------------------------------------------------------------------------------------
      Total borrowed funds                        3.6              2.5              2.6              3.3          5.6
- --------------------------------------------------------------------------------------------------------------------------
  Other liabilities                               1.5              1.4              1.3              1.3          1.3
- --------------------------------------------------------------------------------------------------------------------------
      Total liabilities                          91.3             91.4             91.4             91.0         90.9
- --------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity                            8.7              8.6              8.6              9.0          9.1
- --------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders'
       equity                                   100.0%           100.0%           100.0%           100.0%       100.0%
==========================================================================================================================

OPERATING RESULTS

Net income increased 18% in 1993 and 21% in 1992. The accompanying table presents the dollar amount and percentage change in the important components of income that occurred in 1993 and 1992.

SUMMARY OF CHANGES IN OPERATING RESULTS

(dollar amounts in thousands)  Increase (Decrease)
- -----------------------------------------------------------
                         1993 COMPARED        1992 Compared
                            TO 1992              to 1991
- -----------------------------------------------------------
                           AMOUNT     %         Amount   %
- -----------------------------------------------------------
NET INTEREST INCOME       $29,374     9%       $47,875   18%
- -----------------------------------------------------------
Provision for loan losses  (5,539)  (20)         3,067   13
- -----------------------------------------------------------
  Net interest income after
    provision for loan
    losses                 34,913    12         44,808   19
- -----------------------------------------------------------
Non-interest income:
  Trust department income   1,579     9          2,277   16
- -----------------------------------------------------------
  Service charges on
    deposit accounts          838     2          3,364    9
- -----------------------------------------------------------
  Mortgage servicing
    and origination fees    7,031    19          8,798   31
- -----------------------------------------------------------
  Securities transactions     131    NM            454   90
- -----------------------------------------------------------
  Other                     3,371    15          2,727   13
- -----------------------------------------------------------
    Total non-interest
      income               12,950    11         17,620   17
- -----------------------------------------------------------
NON-INTEREST EXPENSE:
  Salaries and
    employee benefits      16,239    12         19,240   16
- -----------------------------------------------------------
  Net occupancy expense     1,118     8            654    5
- -----------------------------------------------------------
  Furniture and equipment
    expense                   920     5            345    2
- -----------------------------------------------------------
  FDIC insurance expense      479     3          2,302   20
- -----------------------------------------------------------
  Other                     3,611     4         11,778   17
- -----------------------------------------------------------
    Total non-interest
      expense              22,367     8         34,319   15
- -----------------------------------------------------------
    Income before
      income taxes         25,496    18         28,109   25
- -----------------------------------------------------------
Applicable income taxes     8,499    19         11,317   34
- -----------------------------------------------------------
    NET INCOME            $16,997    18%       $16,792   21%
===========================================================

NET INTEREST INCOME

Net interest income (interest income less interest expense) is First Alabama's principal source of income. Net interest income increased 9% in 1993 and 18% in 1992. On a taxable equivalent basis, net interest income increased 9% in 1993 and 17% in 1992. The table on page 43 analyzes the changes in net interest income.
   Changes in the volume of interest-earning assets and interest-bearing liabilities contributed to growth in net interest income in 1993. However, growth in net interest income due to volume changes was partially offset by unfavorable changes in yields earned and rates paid on those assets and liabilities. Changes in the volume of interest-earning assets and interest-bearing liabilities, as well as changes in yields earned and rates paid on those assets and liabilities, contributed to growth in net interest income in 1992. Increased net interest income attributable to volume changes resulted from increases in average earning assets of 13% in 1993 and 12% in 1992, partially offset by volume increases in interest-bearing liabilities of 12% in 1993 and 11% in 1992. Volume changes of equal amounts in earning assets and interest-bearing liabilities typically increase net interest income because of the spread between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
   First Alabama measures its ability to produce net interest income with a ratio called the interest margin. The interest margin is net interest income (on a taxable equivalent basis) as a percentage of earning assets. The interest margin increased from 4.78% in 1991, to 4.98% in 1992 and then decreased to 4.82% in 1993. Changes in the interest margin occur primarily due to four factors: (1) the interest rate spread (taxable equivalent yield on earning assets less the rate on interest-bearing liabilities), (2) the percentage of earning assets funded by interest-bearing liabilities, (3) changes in market interest rates and (4) changes in the statutory federal income tax rate.
   The first factor affecting First Alabama's interest margin is the interest rate spread. First Alabama's average interest rate spread expanded from 3.91% in 1991 to 4.35% in 1992 and then contracted to 4.25% in 1993. The interest rate spread contracted in 1993 because the weighted average yield on earning assets declined 10 basis points more than did the weighted average rate paid on interest-bearing liabilities. During 1993, interest rates declined on virtually all categories of earning assets and interest-bearing liabilities. However, because First Alabama was generally "asset sensitive" during 1993, earning assets repriced slightly faster than did interest-bearing liabilities. Loans, which are typically First Alabama's highest yielding earning asset, expanded as a percentage of earning assets -- partially mitigating the effects of contracting spreads in 1993. Average loans as a percentage of earning assets contracted from 70% in 1991, to 69% in 1992 and expanded to 74% in 1993. Due to the effect of recent acquisitions, the interest rate spread is expected to contract further in 1994.
   The second factor affecting interest margin is the percentage of earning assets funded by interest-bearing liabilities. Funding for First Alabama's earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders' equity.
The net return on earning assets funded by non-interest-bearing liabilities and stockholders' equity is better than the net return on earning assets funded by interest-bearing liabilities. The percentage of earning assets funded by interest-bearing liabilities dropped from 85% in 1991, to 84% in both 1992 and 1993. The changes in the percentage of earning assets funded by interest-bearing liabilities had no effect on net interest income in 1993, but had a favorable effect on net interest income in 1992.
   The third factor affecting interest margin is changes in market interest rates. Market interest rates, both the level of rates and the slope of the yield curve (the spread between short-term rates and longer-term rates), strongly influence the pricing on most categories of First Alabama's earning assets and interest-bearing liabilities. The level of market interest rates increased in 1989, resulting in higher yields on earning assets as well as higher rates on interest-bearing liabilities. The level of market interest rates generally declined in 1990, 1991, 1992 and 1993. In addition, the slope of the yield curve became steeper during 1990, 1991 and 1992 as short-term rates declined faster than long-term rates. These two factors combined to reduce yields on earning assets as well as reduce rates on interest-bearing liabilities. One particularly important aspect of the steeper yield curve is the impact it had on the pricing of interest-bearing transaction accounts, money market savings accounts and regular savings accounts. Historically, the rates paid on these products proved to be relatively insensitive to changes in market interest rates, and thus provided a relatively fixed rate source of funding for earning assets. However, as the yield curve became steeper and short-term rates dropped to historical low levels, the rates paid on these products were reduced. As a result of reducing the rates paid on these products, the rate on interest-bearing liabilities declined significantly faster than did the yield on earning assets during the period from 1990 through 1992. Market interest rates stablized slightly during 1993, with short-term rates remaining relatively constant and longer-term rates declining. This resulted in a flatter yield curve. Consequently, although the yields on earning assets and the rates on interest-bearing liabilities both declined, the yield on earning assets declined faster than did the rate on interest-bearing liabilities.
   The last factor, changes in the statutory federal income tax rate, affected the interest margin in 1993. The marginal federal tax rate was constant at 34% from 1988 through 1992, but was increased to 35% in 1993. The 1994 rate will be 35% unless changed by legislation. Comparisons of the interest margin to years prior to 1993 are affected by the change in this rate. The higher tax rate in 1993 increased the taxable equivalent value of interest income on tax-free loans and securities and thus increased the interest margin by 1 basis point in 1993. This increase is "artificial" since it reflects increased tax expense resulting from the tax rate change.

INTEREST RATE SENSITIVITY

The primary objective of Asset/Liability Management at First Alabama is to achieve reasonable stability in net interest income throughout interest rate cycles. This is achieved by maintaining the proper balance of rate sensitive earning assets, rate sensitive liabilities and off-balance sheet interest rate hedges. The relationship of rate sensitive earning assets to rate sensitive interest-bearing liabilities, adjusted for the effect of off-balance sheet hedges, (interest rate sensitivity) is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest-bearing liabilities are those which can be repriced to current market rates within a relatively short time period. Management monitors the rate sensitivity of earning assets and interest-bearing liabilities over periods of up to ten years, but places particular emphasis on the first year. At December 31,

                           NET INTEREST INCOME IN THOUSANDS                                         INTEREST RATE SPREAD
                                (TAXABLE EQUIVALENT)                                                (TAXABLE EQUIVALENT)



        (Graph)                                                                                  (Graph)
                        1989      1990       1991       1992      1993                         1989     1990    1991   1992   1993
Interest                                                                     Average Interest
 Income                511,906   533,174    569,117    547,007    566,162    Rate Earned       10.9     10.6     9.8    8.4    7.7
Interest                                                                     Average Interest
 Expense               292,687   297,613    292,017    224,068    213,614    Rate Paid          7.5      7.0     5.9    4.1    3.5
                       --------------------------------------------------                       ----------------------------------
                                                                             Interest Rate
Net Interest Income    219,219   235,561    277,100    322,939    352,548    Spread             3.4      3.6     3.9    4.3    4.2
                       ==================================================                       ==================================

1993, approximately 53% of earning assets and 68% of the funding for these earning assets was scheduled to be repriced to current market rates at least once during 1994.
   The accompanying table shows First Alabama's rate sensitive position at December 31, 1993, as measured by gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods). Over the next twelve months approximately $1.5 billion more interest-bearing liabilities than earning assets can be repriced to current market rates at least once. As a result, the one-year cumulative gap ratio (ratio of rate sensitive assets to rate sensitive liabilities) at December 31, 1993, was 0.77, indicating a "liability sensitive" position.
   First Alabama obtained interest rate swap agreements with a notional value of $77.9 million in the Secor acquisition. Secor used these swap agreements to control its interest sensitivity position. A portion of these swaps receive a variable rate of interest based on either the three or six-month London Inter-Bank Offered Rate (LIBOR) and pay a fixed rate of interest. The remaining portion of these swaps receive a variable rate of interest based on the ten-year Treasury note rate and pay a variable rate of interest based on either the three or six-month LIBOR. As part of the purchase accounting treatment of the Secor acquisition, the swaps were "marked-to-market" and a liability was recorded on the balance sheet. This liability will be amortized in future periods to offset the net interest expense generated by these swaps.
   Historically, First Alabama has not experienced the level of volatility in net interest income indicated by the cumulative one-year gap ratio. One reason for this is that First Alabama has a relatively large base of deposit products that do not reprice on a contractual basis. These deposit products are primarily regular savings, a portion of money market savings and interest-bearing transaction accounts. Balances for these accounts are reported in the one to three month repricing category and comprise 33% of interest-bearing deposits. The rates paid on these accounts are typically sensitive to changes in market interest rates only under certain conditions, such as those prevailing in the last two quarters of 1991 and continuing through 1993, when market interest rates fell to historically low levels.
   Another reason for the lack of volatility in net interest income is that First Alabama's loan and security portfolios contain fixed rate mortgage-related products, including whole loans, mortgage-backed securities (MBS's) and collateralized mortgage obligations (CMO's) having maturity and cash flow characteristics that vary with the level of market interest rates. These earning assets are generally reported in the non-sensitive category, when in fact a significant portion of these balances may be subject to repricing within one year or less, because the actual cash flows from these instruments will vary from the contractual maturities of these instruments, due principally to refinancing activity. If fixed rate mortgage-related products, regular savings and a portion of interest-bearing demand accounts were redistributed based on expected cash flows and probable repricing intervals, First Alabama's one-year cumulative gap ratio would be 1.24--indicating an "asset sensitive" position.
   In addition to gap analysis, First Alabama also uses a technique called simulation analysis to monitor interest rate sensitivity. Simulation analysis is the primary method of estimating future earnings streams under varying interest rate conditions. Simulation analysis is used to test the sensitivity of First Alabama's net interest income to both the level of interest rates and the slope of the yield curve. Simulation analysis uses the information shown in the table on page 42 and then adjusts for the expected timing and magnitude of earning asset and interest-bearing liability cash flows, as well as the expected timing and magnitude of repricings of deposits that do not reprice on a contractual basis. In addition, simulation analysis includes adjustments for the lag between movements in market interest rates and the movement of administered rates on prime rate loans, interest-bearing transaction accounts, regular savings and money market savings accounts. These adjustments are made to reflect more accurately possible future cash flows, repricing behavior and ultimately net interest income. Simulation analysis indicates that First Alabama is slightly "asset sensitive."

INTEREST RATE SENSITIVITY ANALYSIS

                                                                    December 31, 1993
- -------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                      Rate Sensitive Period
- -------------------------------------------------------------------------------------------------------------------------
                                        1-3           4-6             7-12                  Over 1 Year or
                                     Months        Months           Months      Total        Non-Sensitive        Total
- -------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
  Loans, net of unearned income   $ 2,960.4     $   404.5        $   599.4    $ 3,964.3           $2,869.0    $ 6,833.3
- -------------------------------------------------------------------------------------------------------------------------
  Taxable investment securities       385.4         163.8             98.1        647.3            1,499.8      2,147.1
- -------------------------------------------------------------------------------------------------------------------------
  Non-taxable investment securities     5.8           7.6              7.5         20.9              200.4        221.3
- -------------------------------------------------------------------------------------------------------------------------
  Interest bearing deposits in
    other banks                        10.8           --               --          10.8                 .2         11.0
- -------------------------------------------------------------------------------------------------------------------------
  Federal funds sold and securities
    purchased under agreements to
    resell                            106.7           --               --         106.7                --         106.7
- -------------------------------------------------------------------------------------------------------------------------
  Mortgage loans held for sale        285.7           --               --         285.7                --         285.7
- -------------------------------------------------------------------------------------------------------------------------
  Trading account assets               20.4           --               --          20.4                --          20.4
- -------------------------------------------------------------------------------------------------------------------------
    Total earning assets          $ 3,775.2      $  575.9        $   705.0    $ 5,056.1           $4,569.4    $ 9,625.5
- -------------------------------------------------------------------------------------------------------------------------
    Percent of total earning assets    39.2%          6.0%             7.3%        52.5%              47.5%       100.0%
- -------------------------------------------------------------------------------------------------------------------------
FUNDING SOURCES:
  Non-interest-bearing demand
    deposits                            --            --               --           --            $1,196.7    $ 1,196.7
- -------------------------------------------------------------------------------------------------------------------------
  Savings deposits                $   751.9           --               --     $   751.9                --         751.9
- -------------------------------------------------------------------------------------------------------------------------
  Other time deposits               4,095.0     $   696.7        $   712.3      5,504.0            1,318.1      6,822.1
- -------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings               198.2           5.3              0.2        203.7                --         203.7
- -------------------------------------------------------------------------------------------------------------------------
  Long-term borrowings                 52.7          12.4             53.1        118.2              344.7        462.9
- -------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                   5,097.8         714.4            765.6      6,577.8            1,662.8      8,240.6
- -------------------------------------------------------------------------------------------------------------------------
  Stockholders' equity                 --            --               --          --                 188.2        188.2
- -------------------------------------------------------------------------------------------------------------------------
    Total funding sources         $ 5,097.8     $   714.4        $   765.6    $ 6,577.8           $3,047.7    $ 9,625.5
- -------------------------------------------------------------------------------------------------------------------------
    Percent of total funding
      sources                          53.0%          7.4%             7.9%        68.3%              31.7%       100.0%
- -------------------------------------------------------------------------------------------------------------------------
Interest sensitive gap            $(1,322.6)    $  (138.5)       $   (60.6)   $(1,521.7)          $1,521.7         --
- -------------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitive gap $(1,322.6)    $(1,461.1)       $(1,521.7)   $(1,521.7)               --          --
- -------------------------------------------------------------------------------------------------------------------------
As percent of total earning assets    (13.7)%       (15.2)%          (15.9)%      (15.8)%              --          --
- -------------------------------------------------------------------------------------------------------------------------
Ratio of earning assets to funding
  sources                              0.74          0.81             0.92         0.77               1.50         1.00
- -------------------------------------------------------------------------------------------------------------------------
Cumulative ratio                       0.74          0.75             0.77         0.77               1.00         1.00
=========================================================================================================================

ANALYSIS OF CHANGES IN NET INTEREST INCOME

(in thousands)                                                   Year Ended December 31
- --------------------------------------------------------------------------------------------------------------------------
                                            1993 OVER 1992                                1992 over 1991
- --------------------------------------------------------------------------------------------------------------------------
                                   VOLUME    YIELD/RATE         TOTAL              Volume    Yield/Rate          Total
- --------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN:
  Interest income on:
    Loans                          $ 71,862     $(37,874)     $ 33,988         $ 39,104     $(66,355)       $(27,251)
- --------------------------------------------------------------------------------------------------------------------------
    Federal funds sold               (4,147)      (1,005)       (5,152)           3,532       (1,933)          1,599
- --------------------------------------------------------------------------------------------------------------------------
    Taxable securities               (1,355)     (11,459)      (12,814)          11,753       (7,901)          3,852
- --------------------------------------------------------------------------------------------------------------------------
    Non-taxable securities            1,736         (682)        1,054             (595)        (554)         (1,149)
- --------------------------------------------------------------------------------------------------------------------------
    Other earning assets              4,359       (2,515)        1,844            4,344       (1,469)          2,875
- --------------------------------------------------------------------------------------------------------------------------
      Total                          72,455      (53,535)       18,920           58,138      (78,212)        (20,074)
- --------------------------------------------------------------------------------------------------------------------------
  Interest expense on:
    Savings deposits                  3,935       (2,664)        1,271            4,014       (6,050)         (2,036)
- --------------------------------------------------------------------------------------------------------------------------
    Other interest-bearing deposits  15,748      (33,998)      (18,250)          23,824      (87,240)        (63,416)
- --------------------------------------------------------------------------------------------------------------------------
    Borrowed funds                    5,830          695         6,525              627       (3,124)         (2,497)
- --------------------------------------------------------------------------------------------------------------------------
      Total                          25,513      (35,967)      (10,454)          28,465      (96,414)        (67,949)
- --------------------------------------------------------------------------------------------------------------------------
INCREASE IN NET INTEREST INCOME    $ 46,942     $(17,568)     $ 29,374         $ 29,673     $ 18,202        $ 47,875
==========================================================================================================================

Note: The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the absolute dollar amounts of the change in each.

PROVISION FOR LOAN LOSSES

This expense is used to fund the allowance for loan losses. Actual loan losses, net of recoveries, are charged directly to the allowance. The expense recorded each year is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance to absorb future losses. For an analysis and discussion of the loan allowance, refer to the section on page 24 entitled "Loans and Allowance for Loan Losses." In 1991, the provision for loan losses remained at approximately the same level as in 1990 due to modest loan growth, a significant reduction in loan charge-offs and decreased levels of non-performing loans. In 1992, the provision for loan losses was increased primarily because of growth in the loan portfolio. Due primarily to improving economic conditions, the loan loss provision was reduced to $21.5 million in 1993, compared to $27.1 million in 1992.

TRUST INCOME

Trust income increased 7% in 1991, 16% in 1992, and 9% in 1993. An aggressive sales program has been the primary means of increasing trust revenue, assisted by the strength of the securities markets, since most trust fees are calculated as a percentage of trust asset value. A significant focus has been placed on cross-selling trust services to existing customers and employee incentive programs have been used to give consistency to sales efforts. A trust sales staff has been active in assisting regional trust offices in achieving their sales goals.

SERVICE CHARGES ON DEPOSIT ACCOUNTS

Service charge income increased 18% in 1991, 9% in 1992, and 2% in 1993 due to increases in the number of deposit accounts and changes in the pricing of certain deposit accounts and related services.

MORTGAGE SERVICING AND ORIGINATION FEES

The source of this income is First Alabama's mortgage banking affiliate-Real Estate Financing, Inc. (REF). The primary business and source of income for REF is the origination and servicing of mortgage loans for long-term investors.
   Mortgage servicing and origination fees increased 19% in 1993. Servicing fees, which comprised approximately 71% of total mortgage servicing and origination fees in 1993, increased 14% due to a 36% increase in the dollar volume of loans serviced and a 24% increase in the number of loans serviced.
In connection with the Secor acquisition, REF added approximately $1.4 billion in servicing volume, in addition to retaining servicing on most loans originated in-house and purchasing servicing rights to mortgages originated by other companies. At December 31, 1993, REF's servicing portfolio totaled $8.5 billion and included approximately 152,000 loans. At December 31, 1992, the servicing portfolio totaled $6.3 billion, compared to $5.7 billion at December 31, 1991.
   Purchased mortgage servicing rights, which are included in other assets in the consolidated statement of condition, represent the amounts paid, less accumulated amortization and valuation adjustments, for the right to service mortgage loans that are owned by other investors. An increase in prepayments of these mortgages resulted in increased valuation adjustments in 1993. Continued acceleration of prepayments of mortgages in the servicing portfolio could result in additional valuation adjustments in the future. An analysis of purchased mortgage servicing rights is summarized as follows:

(in thousands)                         1993        1992
- ---------------------------------------------------------
Balance at beginning of year        $37,847     $39,498
- ---------------------------------------------------------
Additions                            26,783       6,630
- ---------------------------------------------------------
Amortization                         (7,080)     (6,740)
- ---------------------------------------------------------
Valuation adjustments                (6,969)     (1,541)
- ---------------------------------------------------------
Balances at end of year             $50,581     $37,847
=========================================================

   Origination fees increased 35% in 1993 due to increases in the number and dollar amount of loans closed. Lower mortgage interest rates in 1993 resulted in record amounts of new loan closings and refinancings.
   In 1992, mortgage servicing and origination fees increased 31%. Servicing fees increased 18% due to a 9% increase in the dollar volume of loans serviced and a 3% increase in the number of loans serviced. These increases resulted from growth in the servicing portfolio due to the retention of servicing on most mortgages originated in-house and the purchase of servicing rights to mortgages originated by other companies. Origination fees increased 92% in 1992 due to increases in the number and dollar amount of loans closed. Lower interest rates in 1992 resulted in increased volumes for new loan closings and refinancings.
   In 1991, mortgage servicing and origination fees increased 37%. Servicing fees increased 40% due to a 21% increase in the dollar volume of loans serviced and a 13% increase in the number of loans serviced. Origination fees increased 24% in 1991 due to increases in the number and dollar amount of loans closed.
   REF, through its retail and wholesale operations, produced mortgage loans totaling $1.9 billion, $1.4 billion, and $819 million in 1993, 1992 and 1991, respectively. REF produces loans from 23 branch offices in Alabama, Georgia, Florida, Mississippi, Tennessee and South Carolina, and from other correspondent offices located primarily in the Southeast.

SECURITIES GAINS (LOSSES)

Net losses from the sale of investment securities totaled $507,000 in 1991. These losses resulted primarily from the sale of approximately $25 million of
U. S. Treasury securities in the second quarter of 1991. The proceeds of these sales were reinvested in Federal agency securities which yielded approximately 100 basis points more than the securities which were sold.
   In 1992, net losses from the sale of securities were only $53,000. These sales resulted primarily from credit quality concerns of two securities.
   In 1993, net gains from the sale of investment securities were $78,000, resulting from sales of several securities due to credit quality and regulatory concerns.
   The book value of securities sold was only 0.10% of the average balance of investment securities in 1993, compared to 0.05% in 1992 and 1.79% in 1991.

OTHER INCOME

Refer to Note O to the consolidated financial statements for an analysis of the significant components of other income. Increases in fee and commission income over the last three years resulted primarily from revisions in charges for certain services, an increased emphasis on charging customers for services performed and an increased customer base due to growth and acquisitions. Increases in safe deposit fees, international department income, automated teller machine fees and other customer charges accounted for growth in fees and commissions over the last three years.
   Insurance premium and commission income increased in 1993, after declining during the previous two years. This income originates primarily from the sale of credit life and accident and health insurance to consumer loan customers. Increased consumer loan volume, combined with employee incentives, resulted in increased income in 1993. The decline in insurance income in 1992 and 1991 resulted from declining volumes of credit life insurance written for customers, coupled with lower premium rates for a portion of 1991 and all of 1992.
   Trading account income grew steadily over the last three years, primarily because of additional volume, increased fees from the underwriting of public finance obligations, and larger profits from trading in the portfolio.

SALARIES AND EMPLOYEE BENEFITS

Total salaries and benefits increased 16% in 1991 and 1992, and 12% in 1993. These increases resulted from normal merit and promotional adjustments, increased incentive payments tied to performance, the effect of inflation on benefits expense, and increases in the number of employees due to increased business activity and acquisitions.
   At December 31, 1993, First Alabama had 5,439 full-time equivalent employees. Of these, 4,704 are employed by either a banking affiliate, the investment subsidiary or the parent company. The remaining 735 are employed by the mortgage banking company. Due primarily to growth in mortgage servicing and origination activity, 247 employees have been added over the last three years at the mortgage banking company. Since the beginning of 1991, the number of banking, investment

                            DEPOSITS PER EMPLOYEE



                                    (Graph)

                                ($ in millions)

                     1989       1990       1991      1992       1993

                    1.319      1.398      1.513     1.639      1.865




subsidiary and parent company employees has increased by 876 employees, due primarily to employees added by acquisitions.
  Salaries, excluding benefits, totaled $85.7 million in 1991, compared to $92.5 million in 1992 and $101.9 million in 1993. These increases resulted from increased employment levels, due to acquisitions and increased business activity, and normal merit and promotional adjustments.
  First Alabama provides all employees who meet established employment requirements with a benefits package which includes pension, profit sharing, stock purchase, and medical and life insurance plans. The total cost to First Alabama for fringe benefits, including payroll taxes, equals approximately 27% of salaries.
  The contributions to the profit sharing plan increased in each of the last three years and was equal to approximately 10% of after-tax income in each year.
  The contribution to the employee stock ownership plan (ESOP) equaled approximately 1% of after-tax income in 1992 and 1993. The ESOP was approved by the Board of Directors in 1991, and the 1992 contribution commenced operation of the plan.
  Commissions and incentives expense increased from $13.3 million in 1991, to $21.8 million in 1982, compared to $25.3 milion in 1993. Incentives are being used increasingly to reward employees for selling products and services, for productivity improvements and for achievement of other corporate goals. One factor contributing to the increased commissions and incentives expense over the last three years was implementations of the long-term incentive plan approved by stockholders in May 1991. This plan provides for the granting of stock options, stock appreciation rights, restricted stock and performance shares. The incentive plan is intended to assist the Company in attracting, retaining, motivating and rewarding employees who make a significant contribution to the Company's long-term success, and to encourage employees to acquire and maintain an equity interest in the Company. Other performance-related incentive plans resulted in increased commissions and incentive expense due to the favorable performance of the Company over the last three years.
  Payroll taxes increased 10% in 1991, 9% in 1992 and 12% in 1993. Increases in the Social Security tax rate and tax base, combined with increased salary levels and additional employees due to growth and acquisitions, were the primary reasons for increased payroll taxes.
  Group insurance expense increased 12% in 1991, 11% in 1992 and 7% in 1993 because of increases in medical claims due to increased employment levels and continued rising health care costs. First Alabama has implemented programs and procedures to try to mitigate rapidly increasing group insurance costs.
Results of these programs indicate modest success, as shown by the reduced rate of increase in this expense.
  In 1993, First Alabama adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." See Note J to the consolidated financial statements for additional information.

NET OCCUPANCY EXPENSE

Net occupancy expense includes rents, depreciation and amortization, utilities, maintenance, insurance, taxes and other expenses of premises occupied by First Alabama and its affiliates. First Alabama affiliates operate offices throughout Alabama and parts of Florida, Georgia, Tennessee, Mississippi and South Carolina. At year-end 1993, 15 Secor offices in Louisiana were added.
   Net occupancy expense increased 4% in 1991, 5% in 1992, and 8% in 1993 due to new and acquired branch offices, rising price levels, and increased business activity.

FURNITURE AND EQUIPMENT EXPENSE

Furniture and equipment expense increased 7% in 1991, 2% in 1992, and 5% in 1993. These increases resulted from rising price levels, expenses related to equipment for new branch offices, and increased depreciation and service contract expenses associated with branch automation equipment and other computer equipment.

FDIC INSURANCE EXPENSE

FDIC insurance expense increased 109% in 1991, 20% in 1992, and 3% in 1993 as a result of increased deposits from acquisitions and growth, combined with increased premium rates in 1992 and 1991. The FDIC premium rate increased from $.12 per $100 of insured deposits in 1990, to $.195 effective January 1, 1991, and then to $.23 effective July 1, 1991. The FDIC implemented a risk-based deposit insurance assessment schedule in 1993, which did not result in a significant increase in First Alabama's FDIC insurance expense.

OTHER EXPENSES

Refer to Note O to the consolidated financial statements for an analysis of the significant components of other expense. Increases in this category of expense generally result from expanded programs, increased business activity, acquisitions and rising price levels.
   Reductions in write-downs in the carrying values of foreclosed properties and associated costs of these properties, contributed to the lower non-credit losses in 1993, compared to the two previous years.
   Expansion of mortgage servicing activities, including additional purchased servicing rights, and accelerated prepayments of mortgages in the servicing portfolio in 1993, resulted in increased amortization of mortgage servicing rights over the last three years.
   Gains or losses on sales of mortgages by the affiliate mortgage company result from changes in the fair market value of mortgages held in inventory while awaiting sale to long-term investors. Purchased commitments covering the sale of mortgages held in inventory are used to mitigate market losses.
   Increases in excess purchase price amortization, contributions and other general expenses accounted for the increase in miscellaneous expenses in 1992.

APPLICABLE INCOME TAX

First Alabama's provision for income taxes increased 18.9% in 1993. This increase was caused primarily by an 18.2% increase in net income before taxes and the increase in the maximum federal corporate income tax rate to 35%. Also contributing to the larger provision for income taxes was a decline in First Alabama's tax exempt income, as a percentage of total income. For 1991, 1992 and 1993, the Company's tax exempt income as a percentage of income before income taxes was 23.3%, 15.5% and 12.9%, respectively. Management expects this trend to continue. Federal income tax laws that limit banks' deductions of interest expense related to carrying tax exempt assets acquired after 1982 adversely affect yields on new tax exempt assets and are the primary reason for the relative decline in First Alabama's tax exempt income. Note P to the consolidated financial statements provides more information about the provision for income taxes.
   Federal income tax laws require corporations to pay a minimum level of income tax on their economic income. Corporations must pay the greater of their normal federal income tax or alternative minimum tax. Alternative minimum tax is 20% of alternative minimum taxable income. Alternative minimum taxable income is calculated by adding to taxable income certain tax preference items which were deducted in calculating taxable income. First Alabama's regular income taxes exceeded its alternative minimum taxes by $8.7, $15.4 and $20.1 million in 1991, 1992 and 1993, respectively.

EFFECTS OF INFLATION

The majority of assets and liabilities of a financial institution are monetary in nature; therefore, a financial institution differs greatly from most commercial and industrial companies which have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also effects other expenses which tend to rise during periods of general inflation.
   Management believes the most significant impact of inflation on financial results is the Company's ability to react to changes in interest rates. As discussed previously, management is attempting to maintain an essentially balanced position between rate sensitive assets and liabilities in order to protect net interest income from being affected by wide interest rate fluctuations.


                      CATEGORIES OF NON-INTEREST EXPENSE



                                    (Graph)

                                 ($ in thousands)


                                   1989      1990     1991     1992     1993

Salaries and Employee Benefits    93,327   102,407  119,115  138,355  154,594
Net occupancy expense             11,857    12,612   13,105   13,759   14,877
Furniture and equipment expense   15,664    16,214   17,339   17,684   18,604
FDIC insurance                     3,501     5,647   11,803   14,105   14,584
Other                             52,358    58,731   68,978   80,756   84,367
                                 --------------------------------------------
                                 176,707   195,611  230,340  264,659  287,026
                                 ============================================


SUMMARY OF QUARTERLY RESULTS OF OPERATIONS, COMMON STOCK MARKET PRICES AND DIVIDENDS

(in thousands, except per share amounts)                                     THREE MONTHS ENDED
- ------------------------------------------------------------------------------------------------------------------------
                                                       MAR. 31            JUNE 30          SEPT. 30          DEC. 31
- ------------------------------------------------------------------------------------------------------------------------
1993
Total interest income                                 $135,719           $137,871          $139,853         $142,224
- ------------------------------------------------------------------------------------------------------------------------
Total interest expense                                  51,875             52,896            53,748           55,095
- ------------------------------------------------------------------------------------------------------------------------
  Net interest income                                   83,844             84,975            86,105           87,129
- ------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                7,300              6,000             4,101            4,132
- ------------------------------------------------------------------------------------------------------------------------
  Net interest income after
    provision for loan losses                           76,544             78,975            82,004           82,997
- ------------------------------------------------------------------------------------------------------------------------
Total non-interest income, excluding
  securities gains (losses)                             30,582             32,573            33,810           34,984
- ------------------------------------------------------------------------------------------------------------------------
Securities gains (losses)                                   47                 (5)               34                2
- ------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                              66,091             69,005            74,536           77,394
- ------------------------------------------------------------------------------------------------------------------------
Income taxes                                            13,656             14,601            12,689           12,530
- ------------------------------------------------------------------------------------------------------------------------
  Net income                                          $ 27,426           $ 27,937          $ 28,623         $ 28,059
========================================================================================================================
Per share:
  Net income                                          $    .74           $    .75          $    .77         $    .75
- ------------------------------------------------------------------------------------------------------------------------
  Cash dividends declared                                  .26                .26               .26              .26
- ------------------------------------------------------------------------------------------------------------------------
Market price:
  Low                                                   31 1/4             30 1/4            31 1/4           29 5/8
- ------------------------------------------------------------------------------------------------------------------------
  High                                                  38 3/8             38 1/4            35 1/4               35
- ------------------------------------------------------------------------------------------------------------------------


(in thousands, except per share amounts)                                     Three Months Ended
- ------------------------------------------------------------------------------------------------------------------------
                                                       Mar. 31            June 30          Sept. 30          Dec. 31
- ------------------------------------------------------------------------------------------------------------------------
1992
Total interest income                                 $134,507           $134,580          $133,980         $133,680
- ------------------------------------------------------------------------------------------------------------------------
Total interest expense                                  60,900             57,993            53,621           51,554
- ------------------------------------------------------------------------------------------------------------------------
  Net interest income                                   73,607             76,587            80,359           82,126
- ------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                6,050              6,950             7,100            6,972
- ------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses   67,557             69,637            73,259           75,154
- ------------------------------------------------------------------------------------------------------------------------
Total non-interest income, excluding
  securities gains (losses)                             28,999             28,613            30,212           31,306
- ------------------------------------------------------------------------------------------------------------------------
Securities gains (losses)                                  (57)                 2                38              (36)
- ------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                              63,980             63,806            66,115           70,758
- ------------------------------------------------------------------------------------------------------------------------
Income taxes                                            10,423             11,366            12,190           10,998
- ------------------------------------------------------------------------------------------------------------------------
  Net income                                          $ 22,096           $ 23,080          $ 25,204         $ 24,668
========================================================================================================================
Per share:
  Net income                                          $    .61             $  .63            $  .69           $  .67
- ------------------------------------------------------------------------------------------------------------------------
  Cash dividends declared                                .2275              .2275             .2275            .2275
- ------------------------------------------------------------------------------------------------------------------------
Market price:
  Low                                                   23 3/4             25 1/8            27 1/2           28 3/8
- ------------------------------------------------------------------------------------------------------------------------
  High                                                  28 1/8                 30            30 3/4           33 7/8
- ------------------------------------------------------------------------------------------------------------------------

The Common Stock of First Alabama is traded on the NASDAQ National Market System. The NASDAQ stock quotation symbol is FABC. Market prices shown represent sales prices as reported in the NASD Monthly Statistical Report, after adjusting for a 10% stock dividend paid on April 1, 1993. At December 31, 1993, there were 16,532 shareholders of record of First Alabama Bancshares, Inc. Common Stock.

(THIS PAGE INTENTIONALLY LEFT BLANK)

                                  FINANCIAL

                                  STATEMENTS

                                   & NOTES

(THIS PAGE INTENTIONALLY LEFT BLANK)

CONSOLIDATED STATEMENT OF CONDITION
First Alabama Bancshares, Inc. & Subsidiaries

(dollar amounts in thousands)                                                                        December 31
- -----------------------------------------------------------------------------------------------------------------------
ASSETS                                                                                            1993            1992
- -----------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                                    $   462,032      $  496,546
- -----------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits in other banks                                                        11,031             342
- -----------------------------------------------------------------------------------------------------------------------
Investment securities (aggregate estimated market value of $2,457,987 in 1993
and $1,761,195 in 1992)                                                                      2,368,445       1,670,170
- -----------------------------------------------------------------------------------------------------------------------
Trading account assets                                                                          20,368          12,089
- -----------------------------------------------------------------------------------------------------------------------
Mortgage loans held for sale                                                                   285,665         207,612
- -----------------------------------------------------------------------------------------------------------------------
Federal funds sold and securities purchased under agreements to resell                         106,724          72,295
- -----------------------------------------------------------------------------------------------------------------------
Loans                                                                                        6,869,497       5,200,273
- -----------------------------------------------------------------------------------------------------------------------
Unearned income                                                                                (36,251)        (57,742)
- -----------------------------------------------------------------------------------------------------------------------
    Loans, net of unearned income                                                            6,833,246       5,142,531
- -----------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                                                                     (100,762)        (73,619)
- -----------------------------------------------------------------------------------------------------------------------
    Net loans                                                                                6,732,484       5,068,912
- -----------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                         140,206         115,871
- -----------------------------------------------------------------------------------------------------------------------
Interest receivable                                                                             67,488          53,120
- -----------------------------------------------------------------------------------------------------------------------
Due from customers on acceptances                                                               75,913          27,178
- -----------------------------------------------------------------------------------------------------------------------
Other assets                                                                                   205,992         156,891
- -----------------------------------------------------------------------------------------------------------------------
                                                                                           $10,476,348      $7,881,026
=======================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
- -----------------------------------------------------------------------------------------------------------------------
Deposits:
  Non-interest-bearing                                                                     $ 1,196,685      $1,041,987
- -----------------------------------------------------------------------------------------------------------------------
  Interest-bearing                                                                           7,574,009       5,659,155
- -----------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                           8,770,694       6,701,142
- -----------------------------------------------------------------------------------------------------------------------
Borrowed funds:
  Short-term borrowings:
    Federal funds purchased and securities sold under agreements to repurchase                 184,566         231,960
- -----------------------------------------------------------------------------------------------------------------------
    Commercial paper                                                                            17,201          19,289
- -----------------------------------------------------------------------------------------------------------------------
    Other short-term borrowings                                                                  1,994           1,910
- -----------------------------------------------------------------------------------------------------------------------
      Total short-term borrowings                                                              203,761         253,159
- -----------------------------------------------------------------------------------------------------------------------
  Long-term borrowings                                                                         462,862         136,990
- -----------------------------------------------------------------------------------------------------------------------
      Total borrowed funds                                                                     666,623         390,149
- -----------------------------------------------------------------------------------------------------------------------
Bank acceptances outstanding                                                                    75,913          27,178
- -----------------------------------------------------------------------------------------------------------------------
Other liabilities                                                                              112,153         105,902
- -----------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                      9,625,383       7,224,371
- -----------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
  Common stock, par value $.625 a share:
    Authorized 60,000,000 shares. Issued--42,520,025 shares in 1993 and 35,220,342 shares
    in 1992                                                                                     26,575          22,013
- -----------------------------------------------------------------------------------------------------------------------
  Surplus                                                                                      375,983         133,943
- -----------------------------------------------------------------------------------------------------------------------
  Undivided profits                                                                            462,280         516,148
- -----------------------------------------------------------------------------------------------------------------------
  Treasury stock, at cost--1,470,700 shares in 1993 and 1,337,000 shares in 1992               (12,320)        (12,320)
- -----------------------------------------------------------------------------------------------------------------------
  Unearned restricted stock                                                                     (1,553)         (3,129)
- -----------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                               850,965         656,655
- -----------------------------------------------------------------------------------------------------------------------
                                                                                           $10,476,348      $7,881,026
=======================================================================================================================

See notes to consolidated financial statements.
(   ) Indicates deduction.


CONSOLIDATED STATEMENT OF INCOME
First Alabama Bancshares, Inc. & Subsidiaries

(amounts in thousands, except per share data)                                           Year Ended December 31
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                 1993             1992            1991
- -----------------------------------------------------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans                                                 $421,616         $387,628        $414,879
- -----------------------------------------------------------------------------------------------------------------------------------
  Interest on investment securities:
    Taxable interest income                                                   104,744          117,558         113,706
- -----------------------------------------------------------------------------------------------------------------------------------
    Tax-exempt interest income                                                 11,708           10,654          11,803
- -----------------------------------------------------------------------------------------------------------------------------------
      Total interest on investment securities                                 116,452          128,212         125,509
- -----------------------------------------------------------------------------------------------------------------------------------
  Interest on mortgage loans held for sale                                     15,767           13,976          10,439
- -----------------------------------------------------------------------------------------------------------------------------------
  Income on federal funds sold and securities purchased under
    agreements to resell                                                        1,491            6,643           5,044
- -----------------------------------------------------------------------------------------------------------------------------------
  Interest on time deposits in other banks                                        197              148             372
- -----------------------------------------------------------------------------------------------------------------------------------
  Interest on trading account assets                                              144              140             578
- -----------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                     555,667          536,747         556,821
- -----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest on deposits                                                        198,301          215,280         280,732
- -----------------------------------------------------------------------------------------------------------------------------------
  Interest on short-term borrowings                                             4,554            4,679           9,202
- -----------------------------------------------------------------------------------------------------------------------------------
  Interest on long-term borrowings                                             10,759            4,109           2,083
- -----------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                    213,614          224,068         292,017
- -----------------------------------------------------------------------------------------------------------------------------------
    Net interest income                                                       342,053          312,679         264,804
- -----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                      21,533           27,072          24,005
- -----------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                       320,520          285,607         240,799
- -----------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
  Trust department income                                                      18,299           16,720          14,443
- -----------------------------------------------------------------------------------------------------------------------------------
  Service charges on deposit accounts                                          42,955           42,117          38,753
- -----------------------------------------------------------------------------------------------------------------------------------
  Mortgage servicing and origination fees                                      44,079           37,048          28,250
- -----------------------------------------------------------------------------------------------------------------------------------
  Securities gains (losses)                                                        78              (53)           (507)
- -----------------------------------------------------------------------------------------------------------------------------------
  Other                                                                        26,616           23,245          20,518
- -----------------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                                 132,027          119,077         101,457
- -----------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
  Salaries and employee benefits                                              154,594          138,355         119,115
- -----------------------------------------------------------------------------------------------------------------------------------
  Net occupancy expense                                                        14,877           13,759          13,105
- -----------------------------------------------------------------------------------------------------------------------------------
  Furniture and equipment expense                                              18,604           17,684          17,339
- -----------------------------------------------------------------------------------------------------------------------------------
  FDIC insurance expense                                                       14,584           14,105          11,803
- -----------------------------------------------------------------------------------------------------------------------------------
  Other                                                                        84,367           80,756          68,978
- -----------------------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                                287,026          264,659         230,340
- -----------------------------------------------------------------------------------------------------------------------------------
    Income before income taxes                                                165,521          140,025         111,916
- -----------------------------------------------------------------------------------------------------------------------------------
Applicable income taxes                                                        53,476           44,977          33,660
- -----------------------------------------------------------------------------------------------------------------------------------
    Net income                                                               $112,045         $ 95,048        $ 78,256
===================================================================================================================================
Average number of shares outstanding                                           37,205           36,532          36,191
- -----------------------------------------------------------------------------------------------------------------------------------
Per share:
  Net income                                                                 $   3.01         $   2.60        $   2.16
- -----------------------------------------------------------------------------------------------------------------------------------
  Cash dividends declared                                                        1.04              .91             .87
- -----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.



CONSOLIDATED STATEMENT OF CASH FLOWS
First Alabama Bancshares, Inc. & Subsidiaries
(amounts in thousands)                                                                  Year Ended December 31
- -----------------------------------------------------------------------------------------------------------------------------
                                                                                 1993             1992            1991
- -----------------------------------------------------------------------------------------------------------------------------
Operating activities:
  Net income                                                                 $112,045       $   95,048      $   78,256
- -----------------------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net cash provided by operating activities:
    Depreciation and amortization of premises and equipment                    14,547           14,218          13,865
- -----------------------------------------------------------------------------------------------------------------------------
    Provision for loan losses                                                  21,533           27,072          24,005
- -----------------------------------------------------------------------------------------------------------------------------
    Net (accretion) of investment securities                                     (479)            (268)           (705)
- -----------------------------------------------------------------------------------------------------------------------------
    Amortization of other assets                                               19,043           13,455          10,034
- -----------------------------------------------------------------------------------------------------------------------------
    Provision for losses on other real estate                                     531            3,710           3,571
- -----------------------------------------------------------------------------------------------------------------------------
    Deferred income taxes                                                      (2,004)         (10,387)         (4,888)
- -----------------------------------------------------------------------------------------------------------------------------
    (Gain) loss on sale of premises and equipment                                (133)              80            (123)
- -----------------------------------------------------------------------------------------------------------------------------
    Realized investment security (gains) losses                                   (78)              53             507
- -----------------------------------------------------------------------------------------------------------------------------
    (Increase) decrease in trading account assets                              (8,279)          (7,517)          9,163
- -----------------------------------------------------------------------------------------------------------------------------
    (Increase) in mortgages held for sale                                     (78,053)         (86,769)        (17,961)
- -----------------------------------------------------------------------------------------------------------------------------
    (Increase) decrease in interest receivable                                 (3,040)           3,875           5,722
- -----------------------------------------------------------------------------------------------------------------------------
    (Increase) in other assets                                                (22,057)         (28,981)        (40,749)
- -----------------------------------------------------------------------------------------------------------------------------
    Increase in other liabilities                                                 228           36,273           7,821
- -----------------------------------------------------------------------------------------------------------------------------
    Stock issued to employees under incentive plan                              5,675            4,384              -0-
- -----------------------------------------------------------------------------------------------------------------------------
    Other                                                                       1,750            1,975             773
- -----------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                61,229           66,221          89,291
- -----------------------------------------------------------------------------------------------------------------------------
Investing activities:
  Net (increase) in loans                                                    (512,835)        (868,143)       (196,916)
- -----------------------------------------------------------------------------------------------------------------------------
  Proceeds from sale of investment securities                                   1,646              769          26,151
- -----------------------------------------------------------------------------------------------------------------------------
  Proceeds from maturity of investment securities                             528,624          423,737         286,069
- -----------------------------------------------------------------------------------------------------------------------------
  Purchase of investment securities                                          (534,192)        (518,736)       (398,547)
- -----------------------------------------------------------------------------------------------------------------------------
  Net (increase) decrease in interest-bearing deposits in other banks         (10,689)          30,788          29,204
- -----------------------------------------------------------------------------------------------------------------------------
  Proceeds from sale of premises and equipment                                    222              764             615
- -----------------------------------------------------------------------------------------------------------------------------
  Purchase of premises and equipment                                          (17,273)         (19,246)        (15,872)
- -----------------------------------------------------------------------------------------------------------------------------
  Net (increase) in customers' acceptance liability                           (48,735)          (4,349)        (14,827)
- -----------------------------------------------------------------------------------------------------------------------------
  Acquisitions, net of cash acquired                                           15,354               -0-             -0-
- -----------------------------------------------------------------------------------------------------------------------------
      Net cash (used) by investing activities                                (577,878)        (954,416)       (284,123)
- -----------------------------------------------------------------------------------------------------------------------------
Financing activities:
  Net increase in deposits                                                    439,775          784,114         563,817
- -----------------------------------------------------------------------------------------------------------------------------
  Net (decrease) increase in short-term borrowings                            (49,398)         119,732        (228,844)
- -----------------------------------------------------------------------------------------------------------------------------
  Proceeds from long-term borrowings                                            5,521          121,691           2,642
- -----------------------------------------------------------------------------------------------------------------------------
  Payments on long-term borrowings                                             (2,907)          (3,483)         (3,914)
- -----------------------------------------------------------------------------------------------------------------------------
  Net increase in bank acceptance liability                                    48,735            4,349          14,827
- -----------------------------------------------------------------------------------------------------------------------------
  Proceeds from stock issue                                                        -0-          14,367              -0-
- -----------------------------------------------------------------------------------------------------------------------------
  Issuance of stock for acquisitions                                          129,050               -0-             -0-
- -----------------------------------------------------------------------------------------------------------------------------
  Cash dividends                                                              (38,792)         (33,253)        (31,602)
- -----------------------------------------------------------------------------------------------------------------------------
  Purchase of treasury stock                                                  (16,393)              -0-             -0-
- -----------------------------------------------------------------------------------------------------------------------------
  Proceeds from exercise of stock options                                         973            1,163           1,759
- -----------------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                               516,564        1,008,680         318,685
- -----------------------------------------------------------------------------------------------------------------------------
      (Decrease) increase in cash and cash equivalents                            (85)         120,485         123,853
- -----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                568,841          448,356         324,503
- -----------------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year                                $568,756       $  568,841      $  448,356
=============================================================================================================================

See notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
First Alabama Bancshares, Inc. & Subsidiaries

                                                                                                      Treasury        Unearned
                                                     Common                         Undivided           Stock,      Restricted
(amounts in thousands, except per share data)         Stock          Surplus          Profits          At Cost           Stock
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1991                          $21,318         $107,435         $407,699        $(12,320)
- ------------------------------------------------------------------------------------------------------------------------------------
  Net income for the year                                                              78,256
- ------------------------------------------------------------------------------------------------------------------------------------
  Cash dividends declared-
    $.87 per share                                                                    (31,602)
- ------------------------------------------------------------------------------------------------------------------------------------
  Stock options exercised                               102            1,657
- ------------------------------------------------------------------------------------------------------------------------------------
  Stock issued to employees under incentive plan         70            2,058                                          $(2,128)
- ------------------------------------------------------------------------------------------------------------------------------------
  Amortization of unearned restricted stock                                                                               426
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                         21,490          111,150          454,353         (12,320)         (1,702)
- ------------------------------------------------------------------------------------------------------------------------------------
  Net income for the year                                                              95,048
- ------------------------------------------------------------------------------------------------------------------------------------
  Cash dividends declared--
    $.91 per share                                                                    (33,253)
- ------------------------------------------------------------------------------------------------------------------------------------
  Stock issued for acquisition                          277           14,090
- ------------------------------------------------------------------------------------------------------------------------------------
  Stock issued to employees under incentive
    plan                                                151            7,635                                           (3,402)
- ------------------------------------------------------------------------------------------------------------------------------------
  Stock options exercised                                95            1,068
- ------------------------------------------------------------------------------------------------------------------------------------
  Amortization of unearned restricted stock                                                                             1,975
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                         22,013          133,943          516,148         (12,320)         (3,129)
- ------------------------------------------------------------------------------------------------------------------------------------
  Net income for the year                                                             112,045
- ------------------------------------------------------------------------------------------------------------------------------------
  Cash dividends declared--
    $1.04 per share                                                                   (38,792)
- ------------------------------------------------------------------------------------------------------------------------------------
  Stock dividend                                      2,203          126,022         (128,225)
- ------------------------------------------------------------------------------------------------------------------------------------
  Purchase of treasury stock                                                                          (16,393)
- ------------------------------------------------------------------------------------------------------------------------------------
  Stock issued for acquisitions                       2,210          110,447                           16,393
- ------------------------------------------------------------------------------------------------------------------------------------
  Stock issued to employees
    under incentive plan                                 99            4,648            1,104                            (176)
- ------------------------------------------------------------------------------------------------------------------------------------
  Stock options exercised                                50              923
- ------------------------------------------------------------------------------------------------------------------------------------
  Amortization of unearned restricted stock                                                                             1,752
- ------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                        $26,575         $375,983         $462,280        $(12,320)        $(1,553)
====================================================================================================================================


See notes to consolidated financial statements.
(    ) Indicates deduction.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First Alabama Bancshares, Inc. (First Alabama or Company), conform with generally accepted accounting principles and with general financial service industry practices. First Alabama provides a full range of banking and bank-related services to individual and corporate customers through its subsidiaries and branch offices located primarily in Alabama, Florida, Georgia, Louisiana and Tennessee. The Company is subject to intense competition from other financial institutions and is also subject to the regulations of certain government agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF PRESENTATION
AND PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of First Alabama and its subsidiaries. Significant intercompany balances and transactions have been eliminated. Comparisons with the prior year are affected by the acquisition in December 1993 of Secor Bank, Federal Savings Bank (Secor), with assets of approximately $1.8 billion. This acquisition was accounted for as a purchase. See Note Q for additional information.
   In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet dates and revenues and expenses for the periods shown. Actual results could differ from the estimates and assumptions used in the consolidated financial statements.
   Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.

SECURITIES

Investment securities, which are held on a long-term basis, are carried at cost, adjusted for amortization of premiums and accretion of discounts using the effective yield method. The adjusted cost of the specific security sold is used to compute gains or losses.
   Trading account securities, which are held for the purpose of selling at a profit, are carried at estimated market value. Gains or losses on trading account securities are reported in other income.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale are carried at the lower of aggregate cost or estimated market value. Gains and losses on mortgages held for sale are included in other expense.

LOANS

Interest on loans is accrued based upon the principal amount outstanding except for interest on discounted installment loans and leases, which is generally credited to income based upon the sum-of-the-digits method and generally approximates the interest method of income recognition.
   Through provisions charged directly to operating expense, First Alabama has established an allowance for loan losses. This allowance is reduced by actual loan losses and increased by subsequent recoveries, if any.
   The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, collateral values of properties securing loans, volume, growth, quality and composition of the loan portfolio and other relevant factors. Unfavorable changes in any of these, or other factors, or the availability of new information, could require that the allowance for loan losses be increased in future periods.

PREMISES AND EQUIPMENT

Premises and equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. The provision for depreciation is computed using the straight-line and declining-balance methods over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements (or the terms of the leases if shorter).
Estimated useful lives generally are as follows:
Premises and leasehold improvements        10-40 years
Furniture and equipment                    3-12 years

PENSION, PROFIT-SHARING AND EMPLOYEE STOCK
OWNERSHIP PLANS

First Alabama has pension, profit-sharing and employee stock ownership plans covering substantially all employees. Pension expense is computed using the projected unit credit (service prorate) actuarial cost method and the plan is funded using the aggregate actuarial cost method. Annual contributions to the plans do not exceed the maximum amounts allowable for federal income tax purposes.

INCOME TAXES

First Alabama and its subsidiaries file a consolidated federal income tax return. The consolidated financial statements (including the provision for income taxes) are prepared on the accrual basis. Temporary differences occur when income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable. Deferred taxes are provided as a result of such temporary differences.

PER SHARE AMOUNTS

Earnings per share computations are based upon the weighted average number of shares outstanding during the periods. The dilutive effect of shares issuable under stock options and stock performance awards granted by the Company is immaterial.
   Average shares and per share amounts for all periods presented give effect to the 10% stock dividend paid on April 1, 1993.

INSURANCE SUBSIDIARIES

Insurance premium and commission income and acquisition costs are recognized over the terms of the related policies. Losses are recognized as incurred.

STATEMENT OF CASH FLOWS

Cash equivalents include cash and due from banks and federal funds sold and securities purchased under agreements to resell. First Alabama paid $207,301,000 in 1993, $228,797,000 in 1992, and $299,156,000 in 1991 for
interest on deposits and borrowings. Income tax payments totaled $61,170,000 for 1993, $52,126,000 for 1992, and $35,215,000 for 1991. Loans transferred to other real estate totaled $6,179,000 in 1993, $6,860,000 in 1992, and
$15,552,000 in 1991.

NOTE B. RESTRICTIONS ON
CASH AND DUE FROM BANKS

First Alabama's subsidiary banks are required to maintain reserve balances with the Federal Reserve Bank. The average amount of the reserve balances maintained for the year ended December 31, 1993, was approximately $110,732,000.


NOTE C. INVESTMENT SECURITIES

The amortized cost and estimated market value of investment securities at December 31, 1993, are as follows:

(in thousands)                       DECEMBER 31, 1993
- --------------------------------------------------------------------
                                       GROSS       GROSS   ESTIMATED
                       AMORTIZED  UNREALIZED  UNREALIZED      MARKET
                            COST       GAINS      LOSSES       VALUE
- --------------------------------------------------------------------
U.S. Treasury
  and Federal
  agency securities   $  963,398     $71,939      $ (123) $1,035,214
- --------------------------------------------------------------------
Obligations
  of states
  and political
  subdivisions           223,673      15,000        (393)    238,280
- --------------------------------------------------------------------
Mortgage-backed
  securities           1,097,935       4,712      (1,717)  1,100,930
- --------------------------------------------------------------------
Other securities          32,883         117          -0-     33,000
- --------------------------------------------------------------------
Equity securities         50,556           7          -0-     50,563
- --------------------------------------------------------------------
  TOTAL               $2,368,445     $91,775     $(2,233) $2,457,987
====================================================================

The amortized cost and estimated market value of investment securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in thousands)                             DECEMBER 31, 1993
- -----------------------------------------------------------------
                                                      ESTIMATED
                                         AMORTIZED       MARKET
                                              COST        VALUE
- -----------------------------------------------------------------
Due in one year or less                  $ 205,294   $  208,168
- -----------------------------------------------------------------
Due after one year through five years      678,429      727,134
- -----------------------------------------------------------------
Due after five years through ten years     269,208      302,413
- -----------------------------------------------------------------
Due after ten years                         67,023       68,779
- -----------------------------------------------------------------
Mortgage-backed securities               1,097,935    1,100,930
- -----------------------------------------------------------------
Equity securities                           50,556       50,563
- -----------------------------------------------------------------
  TOTAL                                 $2,368,445   $2,457,987
=================================================================

   Proceeds from sales of investment securities in 1993, 1992 and 1991, were $1,646,000, $769,000 and $26,151,000, respectively.

   The amortized cost and estimated market value of invest-ment securities at December 31, 1992, are as follows:

(in thousands)                        December 31, 1992
- ---------------------------------------------------------------------
                                       Gross       Gross    Estimated
                       Amortized  Unrealized  Unrealized       Market
                            Cost       Gains      Losses        Value
- ---------------------------------------------------------------------
U.S. Treasury
  and Federal
  agency
  securities          $  930,094     $72,855     $    -0-  $1,002,949
- ---------------------------------------------------------------------
Obligations of states
  and political
  subdivisions           170,302      10,512        (127)     180,687
- ---------------------------------------------------------------------
Mortgage-backed
  securities             519,553       8,950      (1,203)     527,300
- ---------------------------------------------------------------------
Other securities          26,794          38          -0-      26,832
- ---------------------------------------------------------------------
Equity securities         23,427          -0-         -0-      23,427
- ---------------------------------------------------------------------
  TOTAL               $1,670,170     $92,355     $(1,330)  $1,761,195
=====================================================================

   Investment securities with book values of $1,171,676,000 and $913,057,000 at December 31, 1993 and 1992, respectively, were pledged to secure public funds, trust deposits and certain borrowing arrangements.
   In May 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years beginning after December 31, 1993. Under the new rules, debt securities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of stockholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings.
   Presently, the Company classifies most debt securities as held-for-investment and carries them at amortized cost. Securities classified as trading are carried at fair value, with unrealized holding gains and losses reported in earnings. The Company will apply the new rules starting in the first quarter of 1994. Application of the new rules is not expected to have a material effect on the consolidated financial statements.


NOTE D. LOANS

The loan portfolio at December 31, 1993 and 1992 consisted of the following:

(in thousands)                         December 31
- -----------------------------------------------------------------
                                       1993        1992
- -----------------------------------------------------------------
Commercial                       $1,497,502  $1,442,265
- -----------------------------------------------------------------
Real estate-construction            262,918     255,924
- -----------------------------------------------------------------
Real estate-mortgage              3,315,843   2,034,844
- -----------------------------------------------------------------
Consumer                          1,793,234   1,467,240
- -----------------------------------------------------------------
                                  6,869,497   5,200,273
- -----------------------------------------------------------------
Unearned income                     (36,251)    (57,742)
- -----------------------------------------------------------------
  TOTAL                          $6,833,246  $5,142,531
=================================================================

Directors and executive officers of First Alabama and its principal subsidiaries, including the directors' and officers' families and affiliated companies, are loan and deposit customers and have other transactions with First Alabama in the ordinary course of business. Total loans to these persons (excluding loans which in the aggregate do not exceed $60,000 to any such person) at December 31, 1993 and 1992, were approximately $77,000,000 and $82,000,000, respectively. During 1993, $357,000,000 of new loans were made, repayments totaled $359,000,000 and reductions for changes in the composition of related parties totaled $3,000,000. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and involve no unusual risk of collectibility.
   At December 31, 1993 and 1992, Industrial Development Board Revenue Bonds of approximately $170 million and $198 million, respectively, were included in commercial and real estate loans.
   Loans sold with recourse totaled $19.6 million and $5.7 million at December 31, 1993 and 1992, respectively. The loan portfolio is diversified geographically, primarily within Alabama, northwest Florida, middle Tennessee and the New Orleans, Louisiana area.
   In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114). SFAS No. 114 requires that, beginning in fiscal 1995, impaired loans be measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Currently, impaired loans are measured based on expected, undiscounted future cash flows, or the fair value of the collateral if the loan is collateral dependent. Management believes that the adoption of SFAS No. 114 will not have a material impact on the Company's financial statements.

NOTE E. ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses follows:

(in thousands)
- -------------------------------------------------------------------
                                    1993        1992         1991
- -------------------------------------------------------------------
Balance at beginning of year    $ 73,619   $  54,769    $  44,984
- -------------------------------------------------------------------
Allowance of purchased
  institutions at acquisition
  date                            15,999       4,362           -0-
- -------------------------------------------------------------------
Provision charged to
  operating expense               21,533      27,072       24,005
- -------------------------------------------------------------------
Loan losses:
  Charge-offs                    (20,068)    (19,608)     (20,811)
- -------------------------------------------------------------------
  Recoveries                       9,679       7,024        6,591
- -------------------------------------------------------------------
  Net loan losses                (10,389)    (12,584)     (14,220)
- -------------------------------------------------------------------
BALANCE AT END OF YEAR          $100,762   $  73,619    $  54,769
===================================================================

NOTE F. PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

(in thousands)                                   December 31
- -------------------------------------------------------------------
                                                1993         1992
- -------------------------------------------------------------------
Land                                       $  29,393    $  22,250
- -------------------------------------------------------------------
Premises                                     139,418      114,094
- -------------------------------------------------------------------
Furniture and equipment                      115,612       89,807
- -------------------------------------------------------------------
Leasehold improvements                        23,590       16,062
- -------------------------------------------------------------------
                                             308,013      242,213
- -------------------------------------------------------------------
Allowances for depreciation
  and amortization                          (167,807)    (126,342)
- -------------------------------------------------------------------
  TOTAL                                    $ 140,206    $ 115,871
===================================================================

Net occupancy expense is summarized as follows:

(in thousands)                       Year Ended December 31
- -------------------------------------------------------------------
                                    1993        1992         1991
- -------------------------------------------------------------------
Gross occupancy expense         $ 18,466   $  16,591    $  15,847
- -------------------------------------------------------------------
Less rental income                 3,589       2,832        2,742
- -------------------------------------------------------------------
Net occupancy expense           $ 14,877   $  13,759    $  13,105
- -------------------------------------------------------------------

NOTE G. OTHER REAL ESTATE

Other real estate acquired in satisfaction of indebtedness ("foreclosure") is carried in other assets at the lower of the recorded investment in the loan or the estimated net realizable value of the collateral. Other real estate totaled $13,720,000 at December 31, 1993, and $11,678,000 at December 31, 1992. Gain or
loss on the sale of other real estate is included in other expense.

NOTE H. DEPOSITS

The following schedule presents the detail of interest-bearing deposits:

(in thousands)                                   December 31
- ------------------------------------------------------------------
                                                 1993        1992
- ------------------------------------------------------------------
Interest-bearing transaction
  accounts                                 $1,326,469  $1,111,370
- ------------------------------------------------------------------
Savings accounts                              751,862     573,946
- ------------------------------------------------------------------
Money market savings accounts               1,426,048   1,048,428
- ------------------------------------------------------------------
Certificates of deposit
  ($100,000 or more)                          574,492     430,397
- ------------------------------------------------------------------
Time deposits
  ($100,000 or more)                          429,503     423,142
- ------------------------------------------------------------------
Other interest-bearing deposits             3,065,635   2,071,872
- ------------------------------------------------------------------
  TOTAL                                    $7,574,009  $5,659,155
==================================================================

The following schedule details interest expense on deposits:

(in thousands)                           Year Ended December 31
- ------------------------------------------------------------------
                                     1993        1992        1991
- ------------------------------------------------------------------
 Interest-bearing
  transaction accounts           $ 28,336  $   28,862  $   38,044
- ------------------------------------------------------------------
Savings accounts                   17,861      16,590      18,626
- ------------------------------------------------------------------
Money market savings
  accounts                         32,673      32,296      34,930
- ------------------------------------------------------------------
Certificates of deposit
  ($100,000 or more)               19,011      21,898      35,576
- ------------------------------------------------------------------
Other interest-bearing deposits   100,420     115,634     153,556
- ------------------------------------------------------------------
  TOTAL                          $198,301  $  215,280  $  280,732
==================================================================

NOTE I. BORROWED FUNDS

Following is a summary of short-term borrowings:

(in thousands)                                      December 31
- -----------------------------------------------------------------------
                                              1993      1992      1991
- -----------------------------------------------------------------------
Federal funds purchased                   $125,615  $156,015    $31,285
- -----------------------------------------------------------------------
Securities sold
  under agreements
  to repurchase                             58,951    75,945     77,197
- -----------------------------------------------------------------------
Commercial paper                            17,201    19,289     19,046
- -----------------------------------------------------------------------
Notes payable to an
  unaffiliated bank                             -0-      -0-      5,000
- -----------------------------------------------------------------------
Short sale liability                         1,994     1,910        899
- -----------------------------------------------------------------------
  TOTAL                                   $203,761  $253,159   $133,427
=======================================================================


(in thousands)                                        December 31
- -----------------------------------------------------------------------
                                              1993      1992       1991
- -----------------------------------------------------------------------
Maximum amount
  outstanding at any
  month-end:
    Federal funds purchased
      and securities sold
      under agreements
      to repurchase                       $232,682  $271,332   $259,304
- -----------------------------------------------------------------------
    Aggregate short-
      term borrowings                      252,577   294,266    295,359
- -----------------------------------------------------------------------
Average amount
  outstanding (based
  on average of daily balances)                778   123,622    147,418
- -----------------------------------------------------------------------
Weighted average
  interest rate at year end                    3.1%      3.1%       7.0%
- -----------------------------------------------------------------------
Weighted average interest
  rate on amounts
  outstanding during
  the year (based on
  average of daily balances)                   3.1%      3.7%       6.2%
- -----------------------------------------------------------------------

Federal funds purchased had weighted average maturities of two, four and two days, respectively, at December 31, 1993, 1992 and 1991. Weighted average rates on these dates were 3.1%, 3.0% and 4.1%, respectively.
   Securities sold under agreements to repurchase had weighted average maturities of 9, 35 and 14 days, respectively, at December 31, 1993, 1992 and 1991. Weighted average rates on these dates were 2.8%, 3.2% and 8.7%, respectively.
   Commercial paper maturities ranged from 4 to 167 days at December 31, 1993, from 4 to 183 days at December 31, 1992 and from 2 to 232 days at December 31, 1991. Weighted average maturities were 101, 96 and 107 days, respectively, at December 31, 1993, 1992 and 1991. The weighted average interest rates on these dates were 3.5%, 3.6% and 5.2%, respectively.
   The short-term notes payable to an unaffiliated bank represent unsecured borrowings under a credit agreement that provides for maximum borrowings of $25 million. There were no borrowings outstanding under this agreement at December 31, 1993 or 1992. At December 31, 1991, $5 million was borrowed on this agreement at a rate of 5.8% with a remaining maturity of three days. No compensating balances or commitment fees are required by this agreement.
   The short-sale liability represents First Alabama's trading obligation to deliver certain government securities at a predetermined date and price. These securities had weighted average interest rates of 4.0%, 3.6% and 6.4%, respectively, at December 31, 1993, 1992 and 1991.

Long-term borrowings consist of the following:

(in thousands)                             December 31
- --------------------------------------------------------------------
                                         1993      1992
- --------------------------------------------------------------------
7.80% subordinated notes            $  75,000  $  75,000
- --------------------------------------------------------------------
8.75% debentures                        5,600      6,000
- --------------------------------------------------------------------
Federal Home Loan Bank notes          346,457     45,000
- --------------------------------------------------------------------
Mortgage notes payable                  5,543      6,011
- --------------------------------------------------------------------
Medium term notes                      27,031         -0-
- --------------------------------------------------------------------
Other notes payable                     3,231      4,979
- --------------------------------------------------------------------
  TOTAL                              $462,862   $136,990
====================================================================

   In December 1992, First Alabama issued $75 million in 7.80% subordinated notes, due December 1, 2002. The notes are subordinated and subject in right of payment of principal and interest to the prior payment in full of all senior indebtedness of the Company, generally defined as all indebtedness and other obligations of the Company to its creditors, except subordinated indebtedness. Payment of the principal of the notes may be accelerated only in the case of certain events involving bankruptcy, insolvency proceedings or reorganization of the Company. The notes qualify as "Tier II capital" under Federal Reserve guidelines.
   The 8.75% debentures are due as follows (principal amount only): $400,000 in each of the years 1994-1997 and $4,000,000 in 1998.
   Federal Home Loan Bank notes represent borrowings from Federal Home Loan Banks. Interest on these borrowings is at fixed rates ranging from 4.4% to 12.4% with maturities of one to fourteen years. These borrowings are secured by Federal Home Loan Bank stock (carried at $50.5 million) and by all first mortgage loans on one-to-four family dwellings held by First Alabama Bank and other first mortgage loans on one-to-four family dwellings held by certain other subsidiaries

(approximately $1,585.9 million at December 31, 1993). The maximum amount that could be borrowed from Federal Home Loan Banks under the current borrowing agreement and without further investment in Federal Home Loan Bank stock is approximately $448 million.
   The mortgage notes payable at December 31, 1993, had a weighted average interest rate of 8.8% and were collateralized by premises and equipment carried at $9,738,000.
   The medium term notes were issued by Secor, prior to acquisition by First Alabama. The notes are scheduled to mature within two years and had an interest rate of 9.47% at December 31, 1993.
   Other notes payable at December 31, 1993, carried a weighted average interest rate of 7.5% and had a weighted average maturity of 7.6 years.
   The aggregate amount of maturities of all long-term debt in each of the next five years is as follows: 1994-$76,553,000; 1995-$78,980,000; 1996-$72,318,000;
1997-$34,962,000; 1998-$50,692,000.
   The debenture agreement contains certain restrictions on indebtedness, disposition of affiliate banks, creation of liens on property, sales of assets, maintenance of capital levels, and the payment of dividends. Under the most restrictive covenant, approximately $724 million was available for the payment of dividends at December 31, 1993.
   Substantially all of the consolidated net assets are owned by the subsidiaries and dividends paid by First Alabama are substantially provided by dividends from the subsidiaries. Statutory limits are placed on the amount of dividends the subsidiaries can pay without prior regulatory approval. In addition, regulatory authorities require the maintenance of minimum capital to asset ratios at bank and thrift subsidiaries. At December 31, 1993, the bank and thrift subsidiaries could pay approximately $172 million in dividends without prior approval.
   Management believes that none of these dividend restrictions will materially affect First Alabama's dividend policy. In addition to dividend restrictions, federal statutes also prohibit unsecured loans from bank and thrift subsidiaries to the parent company. Because of these limitations, substantially all of the net assets of First Alabama's subsidiaries are restricted, except for the amount which can be paid to the parent in the form of dividends.

NOTE J. EMPLOYEE BENEFIT PLANS

   First Alabama has a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and the employee's highest five years of compensation during the last ten years of employment. First Alabama's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes, which was zero for 1993, 1992 and 1991. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
   The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:

(in thousands)                                           December 31
- ----------------------------------------------------------------------------
                                                        1993       1992
- ----------------------------------------------------------------------------
Actuarial present value of  benefit obligations:
  Accumulated benefit obligation,
    including vested benefits
    of $58,472 in 1993 and
    $44,885 in 1992                                 $(59,429)  $(45,473)
- ----------------------------------------------------------------------------
Projected benefit obligation for
  service rendered to date                          $(73,502)  $(58,695)

Plan assets at fair value, primarily
  listed stocks and bonds, and U.S.
    Treasury and agency obligations                   90,403     83,240
- ----------------------------------------------------------------------------
Plan assets in excess of projected
  benefit obligation                                  16,901     24,545
- ----------------------------------------------------------------------------
Unrecognized net loss (gain) from
  past experience different
  from that assumed                                    2,671     (5,783)
- ----------------------------------------------------------------------------
Unrecognized prior service cost                         (338)     1,024
- ----------------------------------------------------------------------------
Unrecognized net asset                                (5,909)    (7,879)
- ----------------------------------------------------------------------------
Prepaid pension cost
  included in other assets                          $ 13,325   $ 11,907
============================================================================


Net pension cost included the following components:

(in thousands)                  Year Ended December 31
- ------------------------------------------------------------------
                               1993       1992      1991
- ------------------------------------------------------------------
Service cost-benefits
  earned during the period  $ 2,832    $ 2,609   $ 2,305
- ------------------------------------------------------------------
Interest cost on projected
  benefit obligation          4,966      4,496     4,110
- ------------------------------------------------------------------
Actual return on
  plan assets                (5,602)    (5,474)  (12,654)
- ------------------------------------------------------------------
Net amortization and
  deferral                   (3,615)    (3,494)    4,589
- ------------------------------------------------------------------
Net periodic pension income $(1,419)  $ (1,863)  $(1,650)
- ------------------------------------------------------------------

   The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 4.5%, respectively, at December 31, 1993, and 8.5% and 5.5%, respectively, at December 31, 1992 and 1991. The expected long-term rate of return on plan assets was 9% in all years.
        The Company also sponsors a supplemental executive retirement program, which is a non-qualified plan that provides certain senior executive officers defined pension benefits in relation to their compensation, as is provided to other employees by the qualified pension plan. The projected benefit obligation for this plan totaled $3,048,000 at December 31, 1993, and $2,190,000 at December 31, 1992. The accumulated benefit obligation, all of which was vested and accrued at December 31, 1993 and 1992, totaled $2,294,000 and $1,455,000, respectively. Pension expense for this plan totaled $20,000 in 1993, $1,000,000 in 1992, and $986,000 in 1991. The reduced expense in 1993 resulted primarily from changes in future funding of the projected plan obligations.
        Contributions to the employee profit sharing plan totaled $11,100,000, $9,473,000 and $7,852,000 for 1993, 1992 and 1991, respectively.
        The 1993 contribution to the employee stock ownership plan totaled $1,120,000, compared to $951,000 in 1992, the first year a contribution was made to the plan. Contributions are used to purchase First Alabama common stock for the benefit of participating employees.
        Contributions to the employee stock purchase plan in 1993, 1992 and 1991 were $905,000, $733,000 and $519,000, respectively.
        First Alabama sponsors a defined benefit postretirement health care plan that covers certain retired employees. Currently the Company pays a portion of the costs of certain health care benefits for all eligible employees that retired before January 1, 1989. No health care benefits are provided for employees retiring at normal retirement age after December 31, 1988. For employees retiring before normal retirement age, the Company currently pays a portion (based upon length of active service at the time of retirement) of the costs of certain health care benefits until the retired employee becomes eligible for Medicare. The plan is contributory and contains other cost-sharing features such as deductibles and co-pays. Retiree health care benefits, as well as similar benefits for active employees, are provided through a group insurance program in which premiums are based on the amount of benefits paid. The Company's policy is to fund the Company's share of the cost of health care benefits in amounts determined at the discretion of management.
        In 1993, First Alabama adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The effect of adopting the new rules increased 1993 net periodic postretirement benefit cost by $1,413,000. The new method is not expected to have a material effect on the Company's future financial statements. Postretirement benefit cost for 1992, which was recorded on a cash basis, has not been restated.
   The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:

(in thousands)                               December 31,
- --------------------------------------------------------------------
                                                    1993
- --------------------------------------------------------------------
Accumulated benefit obligation,
  including retiree benefits of $4,579          $(11,784)
- --------------------------------------------------------------------
Unrecognized transition obligation                 9,226
- --------------------------------------------------------------------
Unrecognized net loss from
  past experience different
  from that assumed                                1,145
- --------------------------------------------------------------------
Accrued postretirement benefit cost             $ (1,413)
- --------------------------------------------------------------------

Net periodic postretirement benefit cost included the following components:

(in thousands)                           Year Ended December 31
- -----------------------------------------------------------------
                                                    1993
- -----------------------------------------------------------------
Service cost-benefits earned during
  the period                                      $  511
- -----------------------------------------------------------------
Interest cost on benefit obligation                  810
- -----------------------------------------------------------------
Net amortization and deferral                        485
- -----------------------------------------------------------------
Net periodic postretirement benefit cost          $1,806
- -----------------------------------------------------------------

   The assumed health care cost trend rate was 13% for 1994 and is assumed to decrease gradually to 6% by 2007 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1993 by $1,520,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1993 by $286,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at December 31, 1993.

NOTE K. LEASES

Rental expense for all leases amounted to approximately $4,233,000, $3,322,000 and $3,280,000 for 1993, 1992 and 1991, respectively. The approximate future minimum rental commitments as of December 31, 1993, for all noncancelable leases with initial or remaining terms of one year or more are shown in the following table. Included in these amounts are all renewal options reasonably assured of being exercised.

(in thousands)
- -------------------------------------------------------------
                          Equipment     Premises      Total
- -------------------------------------------------------------
1994                           $118     $  3,810   $  3,928
- -------------------------------------------------------------
1995                             47        3,493      3,540
- -------------------------------------------------------------
1996                             30        3,032      3,062
- -------------------------------------------------------------
1997                             14        2,448      2,462
- -------------------------------------------------------------
1998                              1        1,892      1,893
- -------------------------------------------------------------
1999-2003                        -0-       5,430      5,430
- -------------------------------------------------------------
2004-2008                        -0-       2,805      2,805
- -------------------------------------------------------------
2009-2013                        -0-       1,345      1,345
- -------------------------------------------------------------
  TOTAL                        $210      $24,255    $24,465
=============================================================


NOTE L. COMMITMENTS AND CONTINGENCIES

To accommodate the financial needs of its customers, First Alabama makes commitments under various terms to lend funds to consumers, businesses and other entities. These commitments include (among others) revolving credit agreements, term loan commitments and short-term borrowing agreements. Many of these loan commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Standby letters of credit are also issued, which commit First Alabama to make payments on behalf of customers if certain specified future events occur. Historically, a large percentage of standby letters of credit also expire without being funded.
   Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to normal credit approval procedures and policies. Collateral is obtained based on management's assessment of the customer's credit.
   Loan commitments totaled $1.8 billion at December 31, 1993 and $1.3 billion at December 31, 1992. Standby letters of credit were $331.4 million at December 31, 1993 and $245.4 million at December 31, 1992. Commitments under commercial letters of credit used to facilitate customers' trade transactions were $15.9 million at December 31, 1993 and $21.1 million at December 31, 1992.
   The Company and its affiliates are defendants in litigation and claims arising from the normal course of business. Based on consultation with legal counsel, management is of the opinion that the outcome of litigation will not have a material effect on First Alabama's consolidated financial statements.


NOTE M. OFF-BALANCE SHEET
FINANCIAL INSTRUMENTS

First Alabama has entered into several types of financial instrument agreements to help manage its exposure to interest rate fluctuations.
   Forward contracts represent commitments to sell money market instruments at a future date and at a specified price or yield. The Company is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the risk that the other party will fail to perform. The gross contract amount of forward contracts, which totaled $266.5 million and $195.0 million at December 31, 1993 and 1992, respectively, represents the extent of First Alabama's involvement. However, those amounts significantly exceed the future cash requirements, as the Company intends to close out open positions prior to settlement, and thus is subject only to the change in the value of the instruments. The gross amount of contracts represents the Company's maximum exposure to credit risk.
   Written call options represent agreements to sell, at the option of the buyer, certain money market instruments at a specified price within a specified period of time. Written call options expose the Company to market risk associated with changes in the value of the underlying financial instrument, but do not expose the Company to credit risk. The gross contract amount of written call options sold to other parties totaled $7 million and $10 million at December 31, 1993 and 1992, respectively.
   Interest rate swap agreements, which were entered into by Secor prior to its acquisition by First Alabama, totaled $77.9 million in notional principal amount at December 31, 1993. Interest rate swap transactions, which Secor used to assist in managing interest rate exposure, generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional principal amounts. Interest rate swap agreements subject the Company to market risk associated with changes in interest rates, as well as the risk that another party will fail to perform. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are substantially less.
   First Alabama operates a broker-dealer subsidiary, which in the normal course of trading inventory and clearing customers' securities transactions, is a party to certain financial instruments with off-balance-sheet risk. The aggregate off-balance-sheet risk from these financial instruments is not material to the consolidated financial statements.

NOTE N. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.
   Cash and cash equivalents: The carrying amount reported in the consolidated statement of cash flows approximates the estimated fair value.
   Interest-bearing deposits in other banks: The carrying amount reported in the consolidated statement of condition approximates the estimated fair value.
   Investment securities: Estimated fair values are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.
   Trading account assets: Estimated fair values, which are the amounts recognized in the consolidated statement of condition, are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.
   Mortgage loans held for sale: Estimated fair values, which are the amounts recognized in the consolidated statement of condition, are based on quoted market prices of comparable instruments.
   Loans: Estimated fair values for variable rate loans, which reprice frequently and have no significant credit risk, are based on carrying value. Estimated fair values for all other loans are estimated using discounted cash flow analyses, based on interest rates currently offered on loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest reported in the consolidated statement of condition approximates the fair value.
   Deposit liabilities: The fair value of non-interest bearing demand accounts, interest-bearing transaction accounts, savings accounts, money market accounts and certain other time open accounts is the amount payable on demand at the reporting date (i.e., the carrying amount). Fair values for certificates of deposit are estimated by using discounted cash flow analyses, using the interest rates currently offered for deposits of similar maturities.
   Short-term borrowings: The carrying amount reported in the consolidated statement of condition approximates the estimated fair value.
   Long-term borrowings: Fair values are estimated using discounted cash flow analyses, based on the current rates offered for similar borrowing arrangements.
   Loan commitments, standby and commercial letters of credit: Estimated fair values for these off-balance-sheet instruments are based on standard fees currently charged to enter into similar agreements.
   Forward contracts, call options and interest rate swaps: Estimated fair values are based on dealer quotes. These values represent the estimated amount the Company would pay to terminate the agreements. The estimated fair values of the Company's financial instruments are as follows:

(in thousands)                             December 31
- ----------------------------------------------------------------------------
                                 1993                         1992
- ----------------------------------------------------------------------------
                                     ESTIMATED                   Estimated
                         CARRYING         FAIR     Carrying           Fair
                           AMOUNT        VALUE       Amount          Value
- ----------------------------------------------------------------------------
Financial assets:
  Cash and cash
    equivalents         $ 568,756    $ 568,756    $ 568,841      $ 568,841
- ----------------------------------------------------------------------------
  Interest-bearing
    deposits
    in other banks         11,031       11,031          342            342
- ----------------------------------------------------------------------------
  Investment
    securities          2,368,445    2,457,987    1,670,170      1,761,195
- ----------------------------------------------------------------------------
  Trading account
    assets                 20,368       20,368       12,089         12,089
- ----------------------------------------------------------------------------
  Mortgage loans
    held for sale         285,665      285,665      207,612        207,612
- ----------------------------------------------------------------------------
  Loans (excluding
    leases)             6,645,592    6,724,651    4,995,944      4,987,460
- ----------------------------------------------------------------------------
Financial liabilities:
  Deposits              8,770,694    8,773,196    6,701,142      6,709,817
- ----------------------------------------------------------------------------
  Short-term
    borrowings            203,761      203,761      253,159        253,159
- ----------------------------------------------------------------------------
  Long-term
    borrowings            462,862      468,761      136,990        144,639
- ----------------------------------------------------------------------------
Off-balance-sheet instruments:
  Loan
    commitments                -0-     (15,206)          -0-       (10,955)
- ----------------------------------------------------------------------------
  Standby letters
    of credit                  -0-      (4,971)          -0-        (3,680)
- ----------------------------------------------------------------------------
  Commercial letters
    of credit                  -0-         (40)          -0-           (53)
- ----------------------------------------------------------------------------
Forward contracts,
  call options and
  interest rate swaps      (2,405)      (2,405)          -0-            -0-
- ----------------------------------------------------------------------------

NOTE O. OTHER INCOME AND EXPENSE

Other income consists of the following:

(in thousands)                  Year Ended December 31
- -------------------------------------------------------------
                               1993      1992      1991
- -------------------------------------------------------------
Fees and commissions        $10,257   $10,029    $ 8,962
- -------------------------------------------------------------
Insurance premiums
  and commissions             4,797     4,660      4,952
- -------------------------------------------------------------
Trading account income        7,344     6,848      4,538
- -------------------------------------------------------------
Other miscellaneous income    4,218     1,708      2,066
- -------------------------------------------------------------
  TOTAL                     $26,616   $23,245    $20,518
=============================================================

Other expense consists of the following:

(in thousands)                       Year Ended December 31
- -------------------------------------------------------------
                                    1993      1992      1991
- -------------------------------------------------------------
Stationery, printing
  and supplies                   $ 5,354   $ 4,638    $ 5,073
- -------------------------------------------------------------
Advertising and business
  development                      6,155     5,240      4,752
- -------------------------------------------------------------
Postage and freight                6,294     5,983      5,597
- -------------------------------------------------------------
Telephone                          5,508     5,087      4,907
- -------------------------------------------------------------
Legal and other professional fees  4,416     3,896      3,569
- -------------------------------------------------------------
Other non-credit losses            6,188    10,075      9,596
- -------------------------------------------------------------
Outside computer services          4,856     4,330      4,808
- -------------------------------------------------------------
Amortization of mortgage
  servicing rights                14,049     8,281      6,270
- -------------------------------------------------------------
(Gain) loss on sale of
  mortgages by affiliate
  mortgage company                  (476)      729        275
- -------------------------------------------------------------
Other miscellaneous expenses      32,023    32,497     24,131
- -------------------------------------------------------------
  TOTAL                          $84,367   $80,756    $68,978
=============================================================

NOTE P. INCOME TAXES

Effective January 1, 1993, First Alabama changed its method of accounting for income taxes from the deferred method to the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of adopting Statement 109 did not have a significant impact on First Alabama's provision for income taxes. As permitted under the new rules, prior years financial statements have not been restated.
   At December 31, 1993, First Alabama had net operating loss carryforwards of $71.5 million that expire in years 2002 through 2005. Those carryforwards resulted from the Company's acquisition of Secor in December 1993 and Security Federal Savings and Loan Association in December 1992. For financial reporting purposes, a valuation allowance of approximately $14.0 million has been recognized to offset a portion of the deferred tax assets related to those carryforwards.
   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of First Alabama's deferred tax liabilities and assets as of December 31, 1993 are listed below.

(in thousands)                                       December 31
- -------------------------------------------------------------------
                                                        1993
- -------------------------------------------------------------------
Deferred tax liabilities:
  Tax over book depreciation                       $     2,224
- -------------------------------------------------------------------
  Accretion of bond discount                             3,938
- -------------------------------------------------------------------
  Direct lease financing                                11,061
- -------------------------------------------------------------------
  Pension                                                5,044
- -------------------------------------------------------------------
  Other                                                 28,197
- -------------------------------------------------------------------
  Total deferred tax liabilities                        50,464
- -------------------------------------------------------------------
Deferred tax assets:
  Loan loss provision                                  (40,615)
- -------------------------------------------------------------------
  Net operating loss carryforward                      (26,120)
- -------------------------------------------------------------------
  Other                                                (38,224)
- -------------------------------------------------------------------
 Total deferred tax assets                            (104,959)
- -------------------------------------------------------------------
  Net deferred tax asset before
   valuation allowance                                 (54,495)
- -------------------------------------------------------------------
  Valuation allowance                                   26,310
- -------------------------------------------------------------------
  Net deferred tax asset                           $   (28,185)
- -------------------------------------------------------------------

        Applicable income taxes for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate of 35% for 1993, and 34% for 1992 and 1991, for the reasons noted below:

(in thousands)                 Year Ended December 31
- -------------------------------------------------------------------
                               1993      1992      1991
- -------------------------------------------------------------------
                          LIABILITY  Deferred  Deferred
                             METHOD    Method    Method
- -------------------------------------------------------------------
Tax computed at statutory
  federal income tax rate   $57,932   $47,609   $38,051
- -------------------------------------------------------------------
Increases (decreases) in
  taxes resulting from:
  Obligations of states and
    political subdivisions:
      Tax exempt income      (7,448)   (7,422)   (8,885)
- -------------------------------------------------------------------
      Tax on preference item    878       961     1,204
- -------------------------------------------------------------------
  State income tax,
    net of federal tax
    benefit                   3,309     3,153     2,565
- -------------------------------------------------------------------
  Subsidiary purchase
    accounting adjustments      (50)      (76)     (193)
- -------------------------------------------------------------------
  Other, net                 (1,145)      752       918
- -------------------------------------------------------------------
    TOTAL                   $53,476   $44,977   $33,660
===================================================================
Effective Tax Rate             32.3%     32.1%     30.1%
- -------------------------------------------------------------------


   The provisions for income taxes included in the consolidated statement of income are summarized below. Included in these amounts are income taxes of $27,000, $(18,000) and $(172,000), in 1993, 1992 and 1991, respectively, related to securities transactions.

(in thousands)              Current          Deferred         Total
- --------------------------------------------------------------------
1993 (Liability method)
Federal                     $50,272         $ (1,886)        $48,386
- --------------------------------------------------------------------
State                         5,208         $   (118)          5,090
- --------------------------------------------------------------------
  TOTAL                     $55,480         $ (2,004)        $53,476
====================================================================
1992 (Deferred method)
Federal                     $49,389         $ (9,190)        $40,199
- --------------------------------------------------------------------
State                         5,975           (1,197)          4,778
- --------------------------------------------------------------------
  Total                     $55,364         $(10,387)        $44,977
====================================================================
1991 (Deferred method)
Federal                     $34,140         $ (4,367)        $29,773
- --------------------------------------------------------------------
State                         4,408             (521)          3,887
- --------------------------------------------------------------------
  Total                     $38,548         $ (4,888)        $33,660
====================================================================

   Following is a listing of the estimated amounts of deferred taxes for the years ended December 31, 1992 and 1991. These result from items of income or expense being reported for tax purposes in different years than they are reflected in the financial statements.

(in thousands)                     Year Ended December 31
- ---------------------------------------------------------
                                        1992       1991
- ---------------------------------------------------------
Tax effect of timing
  differences related to:
    Depreciation                    $   (700)   $  (789)
- ---------------------------------------------------------
    Provision for loan losses         (5,042)    (3,486)
- ---------------------------------------------------------
    Direct lease financing            (2,725)     1,126
- ---------------------------------------------------------
    Pension contribution                 683        605
- ---------------------------------------------------------
    Other                             (2,603)    (2,344)
- ---------------------------------------------------------
      TOTAL                         $(10,387)   $(4,888)
=========================================================

NOTE Q. ACQUISITIONS

During 1993 First Alabama completed the following acquisitions:


Date           Company Acquired              Headquarters        Total Assets
                                             Location           (in thousands)
- ------------------------------------------------------------------------------
June           Franklin County Bank          Winchester,        $    68,034
                                              Tennessee
October        First Federal Savings         Defuniak Springs,       89,295
               Bank of DeFuniak Springs       Florida

December       First Federal Savings         Marianna,              101,084
               Bank of Marianna  Florida      Florida

December       Secor Bank, Federal           Birmingham,          1,831,937
               Savings Bank                   Alabama


   All of the 1993 acquisitions were accounted for as purchases. The total consideration paid was approximately $10.3 million in cash and 4,027,450 shares of First Alabama common stock (including options assumed and treasury stock reissued) valued at $129.2 million. Total intangible assets recorded in connection with these transactions totaled approximately $27.8 million.
   Because the 1993 acquisitions were accounted for as purchases, First Alabama's consolidated financial statements include the results of operations of the acquired companies only from their respective dates of acquisition. The following unaudited summary information presents the consolidated results of operations of First Alabama on a pro forma basis, as if all the above companies had been acquired on January 1, 1992. The pro forma summary information does not necessarily reflect the results of operations as they actually would have been, if the acquisitions had occurred at the beginning of the periods presented.

(in thousands, except per share data)                 Year Ended December 31
- ----------------------------------------------------------------------------
                                                           1993        1992
- ----------------------------------------------------------------------------
Interest income                                        $704,426    $703,449
- ----------------------------------------------------------------------------
Interest expense                                        306,422     338,231
- ----------------------------------------------------------------------------
  Net interest income                                   398,004     365,218
- ----------------------------------------------------------------------------
Provision for loan losses                                25,403      32,182
- ----------------------------------------------------------------------------
Non-interest income                                     141,792     140,864
- ----------------------------------------------------------------------------
Non-interest expense                                    339,978     324,731
- ----------------------------------------------------------------------------
  Income before income taxes                            174,415     149,169
- ----------------------------------------------------------------------------
Applicable income taxes                                  57,023      48,463
- ----------------------------------------------------------------------------
Net income                                             $117,392    $100,706
- ----------------------------------------------------------------------------
Net income per share                                   $   2.85    $   2.49
- ----------------------------------------------------------------------------

   In December 1992, First Alabama acquired Security Federal Savings and Loan Association, (Security Federal), a mutual association headquartered in Nashville, Tennessee. Security Federal, with assets of $383 million, subsequently converted to a Tennessee chartered state bank, First Security Bank of Tennessee. In connection with this transaction, First Alabama issued 442,574 shares of its common stock for gross proceeds of $16 million. This transaction was accounted for as a purchase.
   In March 1992, First Alabama acquired certain assets and assumed $49 million of the deposit liabilities of seven Jefferson Federal Savings and Loan Association offices in Alabama. This institution had been operated in conservatorship by the Resolution Trust Corporation.
   The following chart summarizes the assets acquired and liabilities assumed in connection with acquisitions in 1993 and 1992. Approximately $49 million of the 1992 "Cash and due from banks" amount, represent funds received from the Resolution Trust Corporation.

(in thousands)                           1993          1992
- ------------------------------------------------------------
Cash and due from banks           $    46,701    $   50,199
- ------------------------------------------------------------
Federal funds sold                    109,163        25,903
- ------------------------------------------------------------
Investment securities                 693,796        55,941
- ------------------------------------------------------------
Loans, net                          1,172,896       281,676
- ------------------------------------------------------------
Other assets                           67,794        12,908
- ------------------------------------------------------------
Deposits                            1,629,777       403,719
- ------------------------------------------------------------
Borrowings                            323,259            -0-
- ------------------------------------------------------------
Other liabilities                      24,366         6,997
- ------------------------------------------------------------

   First Alabama has entered into an agreement to acquire Guaranty Bank and Trust Company of Baton Rouge, Louisiana, a subsidiary of Guaranty Bancorp, Inc., in exchange for approximately 883,536 shares of First Alabama common stock. The 883,536 shares of First Alabama common stock is subject to adjustment in the event that the average trading price of First Alabama's common stock during a specified period is not within the range of $31 to $36 per share. This transaction is subject to approval by the stockholders of Guaranty Bancorp, Inc. and by various regulatory authorities. At December 31, 1993, Guaranty Bank and Trust Company had assets of approximately $181 million and operated six banking offices.
   First Alabama also has entered into an agreement to acquire for cash First Bank of Fayette, Alabama, a subsidiary of First Fayette Bancshares, Inc. First Bank of Fayette would be merged into First Alabama's existing Alabama bank subsidiary, First Alabama Bank. This transaction is subject to approval by the stockholders of First Fayette Bancshares, Inc. and by various regulatory authorities. At December 31, 1993, First Bank of Fayette had assets of approximately $74 million and operated three banking offices.
   Included in other assets on the consolidated statement of condition are amounts representing the excess of cost over fair value of net assets acquired. At December 31, 1993 and 1992, these amounts totaled approximately $48,891,000 and $21,347,000, respectively. These amounts are generally being amortized over periods of 12 to 25 years, principally using the straight-line method of amortization.

NOTE R. STOCK OPTION AND LONG-TERM INCENTIVE PLANS

   First Alabama has stock option plans for certain key employees that provide for the granting of options to purchase up to 2,860,000 shares of First Alabama common stock at the fair market value at the time the options are granted. The terms of options granted are determined by the personnel committee of the Board of Directors; however, no options may be granted after ten years from the plans' adoption and no options may be exercised beyond ten years from the date granted. The plans also permit the granting of stock appreciation rights to holders of stock options. Stock appreciation rights were attached to 331,755; 378,873 and 538,610 of the shares under option at December 31, 1993, 1992 and 1991, respectively.

Activity in the plans is summarized as follows:

                          Shares Under        Option Price
                                Option           Per Share
- ----------------------------------------------------------
Balance at
  January 1, 1991            1,304,032     $12.33 - $19.83
- ----------------------------------------------------------
  Granted                      267,080               16.03
- ----------------------------------------------------------
  Exercised                   (369,899)     12.33 -  19.49
- ----------------------------------------------------------
  Canceled                    (102,328)     12.33 -  19.83
- ----------------------------------------------------------
  Returned to plans            (32,495)     15.00 -  17.67
- ----------------------------------------------------------
Outstanding at
  December 31, 1991          1,066,390      12.33 -  19.83
- ----------------------------------------------------------
  Granted                      233,750               26.31
- ----------------------------------------------------------
  Exercised                   (262,580)     12.33 -  19.83
- ----------------------------------------------------------
  Canceled                     (42,898)     12.33 -  19.49
- ----------------------------------------------------------
Outstanding at
  December 31, 1992            994,662      12.33 -  26.31
- ----------------------------------------------------------
  Granted                      302,229      32.31 -  35.44
- ----------------------------------------------------------
  Exercised                   (101,193)     14.38 -  26.31
- ----------------------------------------------------------
  Canceled                     (11,047)     12.33 -  19.49
- ----------------------------------------------------------
Outstanding at
  December 31, 1993          1,184,651      12.33 -  35.44
==========================================================
Exercisable at
  December 31, 1993            882,422      12.33 -  26.31
==========================================================


   In 1991, stockholders approved the First Alabama Bancshares 1991 Long-Term Incentive Plan. This plan provides for the granting of up to 2,750,000 shares of common stock in the form of stock options, stock appreciation rights, performance awards or restricted stock awards. A maximum of 825,000 shares of restricted stock and 1,375,000 shares of performance awards, may be granted. During 1993, 1992 and 1991, First Alabama granted 5,500; 129,294 and 124,850 shares, respectively, as restricted stock and 187,750; 249,948 and 418,990 shares, respectively, as performance awards. Grantees of restricted stock must remain employed with First Alabama for certain periods from the date of the grant at the same or a higher level in order for the shares to be released. However, during this period the grantee is eligible to receive dividends and exercise voting privileges on such restricted shares. In 1993 and 1992, 75,034 and 54,789 restricted shares, respectively, were released. Issuance of performance shares is dependent upon achievement of certain performance criteria and is, therefore, deferred until the end of the performance period. In 1993 and 1992, 196,743 and 136,824 performance shares, respectively, were issued. Total expense for restricted stock was $1,752,000 in 1993, $1,975,000 in 1992, and $426,000 in
1991. Total expense for performance shares was $9,908,000 in 1993, $7,825,000 in 1992 and $3,648,000 in 1991.

NOTE S. PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are condensed financial statements of First Alabama Bancshares,
Inc.:

STATEMENT OF CONDITION
(in thousands)                                                      December 31
- -----------------------------------------------------------------------------------
                                                               1993           1992
- -----------------------------------------------------------------------------------
ASSETS
- -----------------------------------------------------------------------------------
Cash due from bank                                        $   2,552       $      40
- -----------------------------------------------------------------------------------
Securities purchased under
  agreements to resell                                       29,834          92,879
- -----------------------------------------------------------------------------------
Dividends receivable from
  subsidiaries                                               11,200           9,500
- -----------------------------------------------------------------------------------
Loans to subsidiaries                                         2,920           3,339
- -----------------------------------------------------------------------------------
Investment securities                                         5,181           2,105
- -----------------------------------------------------------------------------------
Premises and equipment                                          888             993
- -----------------------------------------------------------------------------------
Investment in subsidiaries:
  Banks                                                     773,145         659,183
- -----------------------------------------------------------------------------------
  Non-banks                                                 168,131           5,929
- -----------------------------------------------------------------------------------
                                                            941,276         665,112
- -----------------------------------------------------------------------------------
Other assets                                                 10,592          10,356
- -----------------------------------------------------------------------------------
                                                         $1,004,443       $ 784,324
===================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
- -----------------------------------------------------------------------------------
Commercial paper                                         $   17,201       $  19,289
- -----------------------------------------------------------------------------------
Long-term borrowings                                         82,249          83,554
- -----------------------------------------------------------------------------------
Other liabilities                                            54,028          24,826
- -----------------------------------------------------------------------------------
  Total liabilities                                         153,478         127,669
- -----------------------------------------------------------------------------------
Stockholders' Equity:
  Common stock                                               26,575          22,013
- -----------------------------------------------------------------------------------
  Surplus                                                   375,983         133,943
- -----------------------------------------------------------------------------------
  Undivided profits                                         462,280         516,148
- -----------------------------------------------------------------------------------
  Treasury stock                                            (12,320)        (12,320)
- -----------------------------------------------------------------------------------
  Unearned restricted stock                                  (1,553)         (3,129)
- -----------------------------------------------------------------------------------
    Total stockholders' equity                              850,965         656,655
- -----------------------------------------------------------------------------------
                                                        $ 1,004,443       $ 784,324
===================================================================================

   Aggregate maturities of long-term borrowings (excluding demand notes to affiliates of $1,649,000) in each of the next five years for the parent company only are as follows: $400,000 due in each of the years 1994-1997 and $4,000,000 due in 1998. Standby letters of credit issued by the parent company totaled $13.8 million at December 31, 1993. This amount is included in total standby letters of credit disclosed in Note L.

STATEMENT OF INCOME
(in thousands)                                     Year Ended December 31
- ------------------------------------------------------------------------------
                                              1993         1992          1991
- ------------------------------------------------------------------------------
Income:
  Dividends received
  from subsidiaries:
    Banks                                  $ 44,800      $39,500       $53,000
- ------------------------------------------------------------------------------
    Non-banks                                   400        1,350         1,250
- ------------------------------------------------------------------------------
                                             45,200       40,850        54,250
- ------------------------------------------------------------------------------
  Service fees from subsidiaries             20,869       20,772        14,383
- ------------------------------------------------------------------------------
  Interest from subsidiaries                  2,680        1,417         1,274
- ------------------------------------------------------------------------------
  Other                                         273          243           249
- ------------------------------------------------------------------------------
                                             69,022       63,282        70,156
- ------------------------------------------------------------------------------
Expenses:
  Salaries and employee
    benefits                                 16,225       15,662        10,498
- ------------------------------------------------------------------------------
  Interest                                    7,284        2,178         2,996
- ------------------------------------------------------------------------------
  Net occupancy expense                         536          544           508
- ------------------------------------------------------------------------------
  Furniture and equipment
    expense                                     303          314           240
- ------------------------------------------------------------------------------
  Legal and other
    professional fees                         1,474          808           714
- ------------------------------------------------------------------------------
  Amortization of excess
    purchase price                            2,759        2,888         2,676
- ------------------------------------------------------------------------------
  Other expenses                              2,508        5,813         3,975
- ------------------------------------------------------------------------------
                                             31,089       28,207        21,607
- ------------------------------------------------------------------------------
Income before income
  taxes and equity in
  undistributed earnings
  of subsidiaries                            37,933       35,075        48,549
- ------------------------------------------------------------------------------
Applicable income taxes
  (credit)                                   (1,726)        (984)         (690)
- ------------------------------------------------------------------------------
Income before equity
  in undistributed earnings
  of subsidiaries                            39,659       36,059        49,239
- ------------------------------------------------------------------------------
Equity in undistributed
  earnings of subsidiaries:
    Banks                                    70,659       58,167        28,280
- ------------------------------------------------------------------------------
    Non-banks                                 1,727          822           737
- ------------------------------------------------------------------------------
                                             72,386       58,989        29,017
- ------------------------------------------------------------------------------
  NET INCOME                               $112,045      $95,048       $78,256
==============================================================================

STATEMENT OF CASH FLOWS

(in thousands)                                       Year Ended December 31
- ----------------------------------------------------------------------------------
                                                1993           1992          1991
- ----------------------------------------------------------------------------------
Operating activities:
  Net income                                $112,045       $ 95,048      $ 78,256
- ----------------------------------------------------------------------------------
  Adjustments to reconcile
   net cash provided by
    operating activities:
    Equity in undistributed
      earnings of subsidiaries               (72,386)       (58,989)      (29,017)
- ----------------------------------------------------------------------------------
    Provision for depreciation
      and amortization                         4,473          5,579         3,810
- ----------------------------------------------------------------------------------
    Increase in other liabilities             29,729          6,717         6,014
- ----------------------------------------------------------------------------------
    (Increase) in dividends
      receivable from subsidiaries            (1,700)            -0-         (500)
- ----------------------------------------------------------------------------------
    (Increase) in other assets                  (504)        (4,683)       (2,048)
- ----------------------------------------------------------------------------------
    Stock issued to employees
      under incentive plan                     5,674          4,384            -0-
- ----------------------------------------------------------------------------------
    Net cash provided by
      operating activities                    77,331         48,056        56,515
- ----------------------------------------------------------------------------------
Investing activities:
  Investment in subsidiaries                (206,528)       (25,603)      (10,005)
- ----------------------------------------------------------------------------------
  Principal payments on
    loans to subsidiaries                        419            424         3,751
- ----------------------------------------------------------------------------------
  Purchases and sales of
    premises and equipment                      (118)          (257)         (254)
- ----------------------------------------------------------------------------------
  Purchase of investment
    securities                                (3,082)            -0-         (716)
- ----------------------------------------------------------------------------------
    Net cash (used) by
      investing activities                  (209,309)       (25,436)       (7,224)
- ----------------------------------------------------------------------------------
STATEMENT OF CASH FLOWS (CONTINUED)
(in thousands)                                        Year Ended December 31
- ----------------------------------------------------------------------------------
                                                1993           1992          1991
- ----------------------------------------------------------------------------------
Financing activities:
  Increase (decrease) in
    commercial paper borrowings               (2,088)           243        (4,647)
- ----------------------------------------------------------------------------------
  Cash dividends                             (38,792)       (33,253)      (31,602)
- ----------------------------------------------------------------------------------
  Purchase of treasury stock                 (16,393)            -0-           -0-
- ----------------------------------------------------------------------------------
  Proceeds from long-term
    borrowings                                 2,167         76,117         2,102
- ----------------------------------------------------------------------------------
  Principal payments on
    long-term borrowings                      (3,472)        (3,336)       (1,767)
- ----------------------------------------------------------------------------------
  Net (decrease)
    in short-term borrowings                      -0-        (5,000)       (3,000)
- ----------------------------------------------------------------------------------
  Issuance of stock for
    acquisitions                             112,657         14,367            -0-
- ----------------------------------------------------------------------------------
  Issuance of treasury stock                  16,393             -0-           -0-
- ----------------------------------------------------------------------------------
  Proceeds from exercise of
    stock options                                973          1,163         1,759
- ----------------------------------------------------------------------------------
    Net cash provided (used) by
      financing activities                    71,445         50,301       (37,155)
- ----------------------------------------------------------------------------------
    Increase (decrease) in cash
      and cash equivalents                   (60,533)        72,921        12,136
- ----------------------------------------------------------------------------------
Cash and cash equivalents at
  beginning of year                           92,919         19,998         7,862
- ----------------------------------------------------------------------------------
  Cash and cash equivalents
    at end of year                          $ 32,386       $ 92,919      $ 19,998
==================================================================================

REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

Board of Directors
First Alabama Bancshares, Inc.

   We have audited the accompanying consolidated statement of condition of First Alabama Bancshares, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Alabama Bancshares, Inc. and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.



                                                /s/ Ernst & Young
                                                -------------------
                                                Birmingham, Alabama
                                                February 4, 1994

HISTORICAL FINANCIAL SUMMARY
First Alabama Bancshares, Inc. & Subsidiaries



(in thousands--except ratios, yields, and per share amounts)
- ----------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATING RESULTS                       1993            1992           1991            1990           1989
- ----------------------------------------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans                   $421,616        $387,628       $414,879        $407,596       $379,292
- ----------------------------------------------------------------------------------------------------------------------
  Income on federal funds sold                    1,491           6,643          5,044           4,159          6,816
- ----------------------------------------------------------------------------------------------------------------------
  Taxable interest on investments               104,744         117,558        113,706          83,366         84,050
- ----------------------------------------------------------------------------------------------------------------------
  Tax-free interest on investments               11,708          10,654         11,803          11,641         11,658
- ----------------------------------------------------------------------------------------------------------------------
  Other interest income                          16,108          14,264         11,389          12,991         14,576
- ----------------------------------------------------------------------------------------------------------------------
    Total interest income                       555,667         536,747        556,821         519,753        496,392
- ----------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest on deposits                          198,301         215,280        280,732         282,572        266,162
- ----------------------------------------------------------------------------------------------------------------------
  Interest on short-term borrowings               4,554           4,679          9,202          12,754         22,470
- ----------------------------------------------------------------------------------------------------------------------
  Interest on long-term borrowings               10,759           4,109          2,083           2,287          4,055
- ----------------------------------------------------------------------------------------------------------------------
    Total interest expense                      213,614         224,068        292,017         297,613        292,687
- ----------------------------------------------------------------------------------------------------------------------
    Net interest income                         342,053         312,679        264,804         222,140        203,705
- ----------------------------------------------------------------------------------------------------------------------
Provision for loan losses                        21,533          27,072         24,005          24,208         15,800
- ----------------------------------------------------------------------------------------------------------------------
    Net interest income after provision
      for loan losses                           320,520         285,607        240,799         197,932        187,905
- ----------------------------------------------------------------------------------------------------------------------
Non-interest income:
  Trust department income                        18,299          16,720         14,443          13,502         12,701
- ----------------------------------------------------------------------------------------------------------------------
  Service charges on deposit accounts            42,955          42,117         38,753          32,918         26,041
- ----------------------------------------------------------------------------------------------------------------------
  Mortgage servicing and origination fees        44,079          37,048         28,250          20,595         16,029
- ----------------------------------------------------------------------------------------------------------------------
  Securities gains (losses)                          78            (53)          (507)           (982)            506
- ----------------------------------------------------------------------------------------------------------------------
  Other                                          26,616          23,245         20,518          27,715         17,205
- ----------------------------------------------------------------------------------------------------------------------
    Total non-interest income                   132,027         119,077        101,457          93,748         72,482
- ----------------------------------------------------------------------------------------------------------------------
Non-interest expense:
  Salaries and employee benefits                154,594         138,355        119,115         102,407         93,327
- ----------------------------------------------------------------------------------------------------------------------
  Net occupancy expense                          14,877          13,759         13,105          12,612         11,857
- ----------------------------------------------------------------------------------------------------------------------
  Furniture and equipment expense                18,604          17,684         17,339          16,214         15,664
- ----------------------------------------------------------------------------------------------------------------------
  Other                                          98,951          94,861         80,781          64,378         55,859
- ----------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                  287,026         264,659        230,340         195,611        176,707
- ----------------------------------------------------------------------------------------------------------------------
    Income before income taxes                  165,521         140,025        111,916          96,069         83,680
- ----------------------------------------------------------------------------------------------------------------------
Applicable income taxes                          53,476          44,977         33,660          27,175         21,046
- ----------------------------------------------------------------------------------------------------------------------
    Net income                                 $112,045        $ 95,048       $ 78,256        $ 68,894       $ 62,634
======================================================================================================================
Average number of shares outstanding             37,205          36,532         36,191          36,097         36,331
- ----------------------------------------------------------------------------------------------------------------------
Per share:
    Net income                                 $   3.01        $   2.60       $   2.16        $   1.91       $   1.72
- ----------------------------------------------------------------------------------------------------------------------
    Cash dividends declared                        1.04             .91            .87             .84            .76
- ----------------------------------------------------------------------------------------------------------------------
YIELDS AND COSTS (TAXABLE EQUIVALENT BASIS)
Earning assets:
  Taxable securities                               7.25%           8.05%          8.64%           8.53%          8.26%
- ----------------------------------------------------------------------------------------------------------------------
  Tax-free securities                              9.17            9.60           9.97            9.99           9.49
- ----------------------------------------------------------------------------------------------------------------------
  Federal funds sold                               3.04            3.69           5.36            8.06           9.32
- ----------------------------------------------------------------------------------------------------------------------
  Loans (net of unearned income)                   7.92            8.75          10.33           11.21          11.83
- ----------------------------------------------------------------------------------------------------------------------
  Other earning assets                             6.44            7.66           8.73            9.21           9.41
- ----------------------------------------------------------------------------------------------------------------------
    Total earning assets                           7.74            8.44           9.82           10.56          10.85
- ----------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Interest-bearing deposits                        3.40            4.06           5.88            6.95           7.37
- ----------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                            3.12            3.78           6.24            7.98           8.90
- ----------------------------------------------------------------------------------------------------------------------
  Long-term borrowings                             7.67            7.80          10.88            9.63           9.63
- ----------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities             3.49            4.09           5.91            7.01           7.49
- ----------------------------------------------------------------------------------------------------------------------
    Net yield on interest earning assets           4.82            4.98           4.78            4.67           4.65
- ----------------------------------------------------------------------------------------------------------------------
RATIOS
- ----------------------------------------------------------------------------------------------------------------------
Net income to:
  Average stockholders' equity                    16.14%          15.64%         14.27%          13.64%         13.25%
- ----------------------------------------------------------------------------------------------------------------------
  Average total assets                             1.40            1.34           1.23            1.23           1.20
- ----------------------------------------------------------------------------------------------------------------------
Dividend payout                                   34.55           35.00          40.28           43.98          44.19
- ----------------------------------------------------------------------------------------------------------------------
Average loans to average deposits                 78.14           72.46          73.40           76.67          75.23
- ----------------------------------------------------------------------------------------------------------------------
Average stockholders' equity to average
  total assets                                     8.70            8.59           8.63            9.03           9.06
- ----------------------------------------------------------------------------------------------------------------------
Average interest-bearing deposits to
  average total deposits                          84.69           85.52          85.85           84.16          82.51
- ----------------------------------------------------------------------------------------------------------------------

                                                                                                               Ten Year
                                                                                                  Annual       Compound
                                                                                                  Change    Growth Rate
                                                                                               1992-1993      1983-1993
- -----------------------------------------------------------------------------------------------------------------------
      1988            1987             1986          1985             1984          1983
- -----------------------------------------------------------------------------------------------------------------------
  $299,200        $248,500         $234,194      $232,139         $216,279      $194,432            8.77%         8.05%
- -----------------------------------------------------------------------------------------------------------------------
    11,990           7,893           18,573        20,196           25,550        21,906          -77.56        -23.57
- -----------------------------------------------------------------------------------------------------------------------
    73,447          69,563           64,090        71,723           77,441        71,837          -10.90          3.84
- -----------------------------------------------------------------------------------------------------------------------
    13,074          16,933           20,395        21,903           23,274        23,498            9.89         -6.73
- -----------------------------------------------------------------------------------------------------------------------
     6,914           5,096            6,241         3,679            3,213         4,423           12.93         13.80
- -----------------------------------------------------------------------------------------------------------------------
   404,625         347,985          343,493       349,640          345,757       316,096            3.52          5.80
- -----------------------------------------------------------------------------------------------------------------------

   202,592         161,636          161,566       163,758          181,258       156,625           -7.89          2.39
- -----------------------------------------------------------------------------------------------------------------------
    12,624          13,512           14,462        17,086           18,448        16,614           -2.67        -12.14
- -----------------------------------------------------------------------------------------------------------------------
     4,726           3,091            3,160         3,533            3,262         3,790          161.84         11.00
- -----------------------------------------------------------------------------------------------------------------------
   219,942         178,239          179,188       184,377          202,968       177,029           -4.67          1.90
- -----------------------------------------------------------------------------------------------------------------------
   184,683         169,746          164,305       165,263          142,789       139,067            9.39          9.42
- -----------------------------------------------------------------------------------------------------------------------
    10,790           8,605            9,361        10,029            7,616        12,015          -20.46          6.01
- -----------------------------------------------------------------------------------------------------------------------
   173,893         161,141          154,944       155,234          135,173       127,052           12.22          9.70
- -----------------------------------------------------------------------------------------------------------------------

    12,134          11,515           11,153        10,199            8,801         8,237            9.44          8.31
- -----------------------------------------------------------------------------------------------------------------------
    25,188          24,838           24,007        22,382           19,895        19,842            1.99          8.03
- -----------------------------------------------------------------------------------------------------------------------
    14,178          12,037           11,209         8,780            9,241         9,221           18.98         16.94
- -----------------------------------------------------------------------------------------------------------------------
        48             700            2,852           812               66           701            N/A         -19.71
- -----------------------------------------------------------------------------------------------------------------------
    19,021          17,972           15,482        14,342           12,008        10,640           14.50          9.60
- -----------------------------------------------------------------------------------------------------------------------
    70,569          67,062           64,703        56,515           50,011        48,641           10.88         10.50
- -----------------------------------------------------------------------------------------------------------------------

    87,267          80,869           78,924        76,159           69,226        67,100           11.74          8.70
- -----------------------------------------------------------------------------------------------------------------------
    11,078          10,298            9,974         9,658           10,340         9,928            8.13          4.13
- -----------------------------------------------------------------------------------------------------------------------
    14,494          12,982           13,957        13,362           13,304        12,181            5.20          4.33
- -----------------------------------------------------------------------------------------------------------------------
    55,817          50,778           47,720        46,631           38,345        39,129            4.31          9.72
- -----------------------------------------------------------------------------------------------------------------------
   168,656         154,927          150,575       145,810          131,215       128,338            8.45          8.38
- -----------------------------------------------------------------------------------------------------------------------
    75,806          73,276           69,072        65,939           53,969        47,355           18.21         13.33
- -----------------------------------------------------------------------------------------------------------------------
    17,571          17,070           14,161        12,184            7,797         5,563           18.90         25.40
- -----------------------------------------------------------------------------------------------------------------------
 $  58,235       $  56,206        $  54,911     $  53,755        $  46,172     $  41,792           17.88%        10.36%
=======================================================================================================================
    36,281          36,243           36,163        36,010           35,993        35,993            1.84%         0.33%
- -----------------------------------------------------------------------------------------------------------------------

     $1.61           $1.55            $1.52         $1.49            $1.28         $1.16           15.75%        10.00%
- -----------------------------------------------------------------------------------------------------------------------
       .73             .69              .58           .51              .45           .41           14.40          9.78
- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------

      7.82%           7.66%            8.93%        10.81%           10.99%        11.37%
- -----------------------------------------------------------------------------------------------------------------------
      9.83           10.91            12.24         12.22            12.83         13.04
- -----------------------------------------------------------------------------------------------------------------------
      7.54            6.73             6.86          8.06            10.46          9.12
- -----------------------------------------------------------------------------------------------------------------------
     10.92           10.41            11.13         12.68            13.78         13.36
- -----------------------------------------------------------------------------------------------------------------------
      8.93            8.61             9.69         11.33            11.07         12.44
- -----------------------------------------------------------------------------------------------------------------------
     10.01            9.65            10.44         11.88            12.71         12.49
- -----------------------------------------------------------------------------------------------------------------------

      6.38            5.83             6.39          7.44             8.86          8.33
- -----------------------------------------------------------------------------------------------------------------------
      7.34            6.35             6.55          7.92             9.92          8.85
- -----------------------------------------------------------------------------------------------------------------------
      8.67            9.77            10.05         10.56            10.50         10.46
- -----------------------------------------------------------------------------------------------------------------------
      6.46            5.91             6.44          7.53             8.97          8.41
- -----------------------------------------------------------------------------------------------------------------------
      4.79            5.01             5.47          6.16             5.89          6.12
- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------

     13.29%          13.81%           14.63%        15.77%           14.99%        14.85%
- -----------------------------------------------------------------------------------------------------------------------
      1.24            1.31             1.36          1.47             1.37          1.33
- -----------------------------------------------------------------------------------------------------------------------
     45.34           44.52            38.16         34.23            35.16         35.34
- -----------------------------------------------------------------------------------------------------------------------
     71.33           69.98            67.49         65.03            59.77         59.23
- -----------------------------------------------------------------------------------------------------------------------
      9.31            9.48             9.31          9.32             9.16          8.93
- -----------------------------------------------------------------------------------------------------------------------
     79.84           77.36            75.68         73.15            73.49         72.42
- -----------------------------------------------------------------------------------------------------------------------

First Alabama Bancshares, Inc. & Subsidiaries



(average daily balances)
- ----------------------------------------------------------------------------------------------------------------------
ASSETS                                           1993             1992            1991            1990            1989
- ----------------------------------------------------------------------------------------------------------------------
  Earning assets:
    Taxable securities                    $ 1,444,288       $1,461,313      $1,319,108      $  982,952      $1,028,177
- ----------------------------------------------------------------------------------------------------------------------
    Tax-exempt securities                     192,720          164,630         173,601         170,222         168,690
- ----------------------------------------------------------------------------------------------------------------------
    Federal funds sold                         49,036          179,940          94,133          51,591          73,140
- ----------------------------------------------------------------------------------------------------------------------
    Loans, net of unearned income           5,376,508        4,488,639       4,079,486       3,702,758       3,293,290
- ----------------------------------------------------------------------------------------------------------------------
    Other earning assets                      251,048          186,957         131,642         141,871         155,618
- ----------------------------------------------------------------------------------------------------------------------
      Total earning assets                  7,313,600        6,481,479       5,797,970       5,049,394       4,718,915
- ----------------------------------------------------------------------------------------------------------------------
  Allowance for loan losses                   (83,504)         (63,012)        (49,732)        (40,182)        (37,188)
- ----------------------------------------------------------------------------------------------------------------------
  Cash and due from banks                     389,657          325,085         294,795         316,158         298,334
- ----------------------------------------------------------------------------------------------------------------------
  Other non-earning assets                    363,681          334,447         311,178         267,909         234,654
- ----------------------------------------------------------------------------------------------------------------------
     Total assets                         $ 7,983,434       $7,077,999      $6,354,211      $5,593,279      $5,214,715
======================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
- ----------------------------------------------------------------------------------------------------------------------
  Deposits:
    Non-interest-bearing                  $ 1,053,111       $  896,847      $  786,243      $  764,945      $  765,398
- ----------------------------------------------------------------------------------------------------------------------
    Interest-bearing                        5,827,208        5,297,693       4,771,486       4,064,625       3,612,024
- ----------------------------------------------------------------------------------------------------------------------
      Total deposits                        6,880,319        6,194,540       5,557,729       4,829,570       4,377,422
- ----------------------------------------------------------------------------------------------------------------------
  Borrowed funds:
    Short-term                                145,778          123,622         147,418         159,873         252,475
- ----------------------------------------------------------------------------------------------------------------------
    Long-term                                 140,196           52,661          19,142          23,742          42,119
- ----------------------------------------------------------------------------------------------------------------------
      Total borrowed funds                    285,974          176,283         166,560         183,615         294,594
- ----------------------------------------------------------------------------------------------------------------------
  Other liabilities                           122,949           99,295          81,663          74,927          69,988
- ----------------------------------------------------------------------------------------------------------------------
      Total liabilities                     7,289,242        6,470,118       5,805,952       5,088,112       4,742,004
- ----------------------------------------------------------------------------------------------------------------------
  Stockholders' equity                        694,192          607,881         548,259         505,167         472,711
- ----------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders'
         equity                           $ 7,983,434       $7,077,999      $6,354,211      $5,593,279      $5,214,715
======================================================================================================================

YEAR-END BALANCES
- ----------------------------------------------------------------------------------------------------------------------
  Assets                                  $10,476,348       $7,881,026      $6,745,053      $6,344,406      $5,549,612
- ----------------------------------------------------------------------------------------------------------------------
  U.S. Treasury and agency securities       2,063,509        1,440,550       1,347,785       1,246,913         929,212
- ----------------------------------------------------------------------------------------------------------------------
  Obligations of states and political
    subdivisions                              221,328          170,302         170,497         173,074         171,813
- ----------------------------------------------------------------------------------------------------------------------
  Other securities                             83,608           59,318          57,443          69,213          32,062
- ----------------------------------------------------------------------------------------------------------------------
  Total investment securities               2,368,445        1,670,170       1,575,725       1,489,200       1,133,087
- ----------------------------------------------------------------------------------------------------------------------
  Loans                                     6,833,246        5,142,531       4,274,958       4,092,262       3,552,082
- ----------------------------------------------------------------------------------------------------------------------
  Non-interest-bearing deposits             1,196,685        1,041,987         874,671         851,870         836,270
- ----------------------------------------------------------------------------------------------------------------------
  Interest-bearing deposits                 7,574,009        5,659,155       5,042,357       4,501,341       3,908,094
- ----------------------------------------------------------------------------------------------------------------------
  Total deposits                            8,770,694        6,701,142       5,917,028       5,353,211       4,744,364
- ----------------------------------------------------------------------------------------------------------------------
  Stockholders' equity                        850,965          656,655         572,971         524,132         489,441
- ----------------------------------------------------------------------------------------------------------------------
  Stockholders' equity per share                20.73            17.62           15.76           14.54           13.48
- ----------------------------------------------------------------------------------------------------------------------
  Market price per share of common stock        32.38            32.63           26.89           15.98           15.64
- ----------------------------------------------------------------------------------------------------------------------

Notes to Historical Financial Summary:
(1) For those acquisitions that were accounted for as poolings of interests, all financial information has been restated to present all years on a comparable basis.
(2) All per share amounts give retroactive recognition to the effect of stock dividends and stock splits.
(3) Non-accruing loans, of an immaterial amount, are included in earning assets. No adjustment has been made for these loans in the calculation of yields.
(4) Fees in the amount of $14,530,000;$15,967,000; $11,923,000;
    $11,161,000; $11,054,000; $9,250,000; $8,962,000; $8,858,000; $6,697,000;
    $6,134,000; and $5,407,000 are included in interest and fees on loans in the years 1993, 1992, 1991, 1990, 1989, 1988, 1987, 1986, 1985, 1984, and
    1983,respectively.
(5) Yields are computed on a taxable equivalent basis, net of interest disallowance, using marginal federal income tax rates of 35% for 1993, 34% for 1992-1988, 40% for 1987 and 46% for 1986-1983.
(6) This summary should be read in conjunction with the related financial statements and notes thereto on pages 51 to 68.

                                                                                                               Ten Year
                                                                                                  Annual       Compound
                                                                                                  Change    Growth Rate
                                                                                               1992-1993      1983-1993
- ------------------------------------------------------------------------------------------------------------------------
      1988            1987             1986          1985             1984           1983
- ------------------------------------------------------------------------------------------------------------------------
$  942,729    $    908,140      $   717,585   $   663,689      $   704,793    $   631,583          -1.17%         8.62%
- ------------------------------------------------------------------------------------------------------------------------
   191,499         247,528          297,603       321,595          332,535        333,812          17.06         -5.35
- ------------------------------------------------------------------------------------------------------------------------
   159,093         117,229          270,933       250,570          244,202        240,245         -72.75        -14.69
- ------------------------------------------------------------------------------------------------------------------------
 2,837,856       2,508,591        2,256,053     1,956,351        1,664,062      1,537,569          19.78         13.34
- ------------------------------------------------------------------------------------------------------------------------
    78,557          59,358           64,770        32,779           29,156         35,607          34.28         21.57
- ------------------------------------------------------------------------------------------------------------------------
 4,209,734       3,840,846        3,606,944     3,224,984        2,974,748      2,778,816          12.84         10.16
- ------------------------------------------------------------------------------------------------------------------------
  (35,307)        (34,614)         (33,201)      (29,419)         (26,085)       (26,187)          32.52         12.30
- ------------------------------------------------------------------------------------------------------------------------
   305,586         286,249          263,529       272,917          238,900        231,461          19.86          5.35
- ------------------------------------------------------------------------------------------------------------------------
   225,464         203,770          191,332       189,938          174,751        166,457           8.74          8.13
- ------------------------------------------------------------------------------------------------------------------------
$4,705,477    $  4,296,251      $ 4,028,604   $ 3,658,420      $ 3,362,314    $ 3,150,547          12.79%         9.74%
========================================================================================================================

- ------------------------------------------------------------------------------------------------------------------------

 $ 802,286    $    811,573      $   813,135   $   807,723      $   737,956    $   715,916          17.42%         3.93%
- ------------------------------------------------------------------------------------------------------------------------
 3,176,418       2,773,207        2,529,762     2,200,470        2,046,090      1,880,142          10.00         11.98
- ------------------------------------------------------------------------------------------------------------------------
 3,978,704       3,584,780        3,342,897     3,008,193        2,784,046      2,596,058          11.07         10.24
- ------------------------------------------------------------------------------------------------------------------------

   171,975         212,627          220,875       215,643          185,927        187,824          17.92         -2.50
- ------------------------------------------------------------------------------------------------------------------------
    54,518          31,637           31,433        33,445           31,069         36,224         166.22         14.49
- ------------------------------------------------------------------------------------------------------------------------
   226,493         244,264          252,308       249,088          216,996        224,048          62.22          2.47
- ------------------------------------------------------------------------------------------------------------------------
    61,997          60,119           58,150        60,309           53,165         49,023          23.82          9.63
- ------------------------------------------------------------------------------------------------------------------------
 4,267,194       3,889,163        3,653,355     3,317,590        3,054,207      2,869,129          12.66          9.77
- ------------------------------------------------------------------------------------------------------------------------
   438,283         407,088          375,249       340,830          308,107        281,418          14.20          9.45
- ------------------------------------------------------------------------------------------------------------------------
$4,705,477    $  4,296,251      $ 4,028,604   $ 3,658,420      $ 3,362,314    $ 3,150,547          12.79%         9.74%
========================================================================================================================

- ------------------------------------------------------------------------------------------------------------------------
$5,173,609    $  4,390,861      $ 4,456,557   $ 3,919,682      $ 3,711,750    $ 3,386,759          32.93%        11.95%
- ------------------------------------------------------------------------------------------------------------------------
   996,902         855,990          804,012       649,569          695,341        675,044          43.31         11.82
- ------------------------------------------------------------------------------------------------------------------------
   175,796         216,033          287,863       308,724          335,626        323,002          29.96         -3.71
- ------------------------------------------------------------------------------------------------------------------------
    49,670           5,535           11,638         2,051            3,203          3,492          39.34         37.38
- ------------------------------------------------------------------------------------------------------------------------
 1,222,368       1,077,558        1,103,513       960,344        1,034,170      1,001,538          41.81          8.99
- ------------------------------------------------------------------------------------------------------------------------
 3,123,331       2,675,240        2,486,039     2,166,810        1,863,314      1,577,164          32.88         15.79
- ------------------------------------------------------------------------------------------------------------------------
   840,277         891,538          973,267       879,829          847,699        785,077          14.85          4.31
- ------------------------------------------------------------------------------------------------------------------------
 3,491,438       2,837,062        2,803,829     2,357,376        2,188,003      1,921,644          33.84         14.70
- ------------------------------------------------------------------------------------------------------------------------
 4,331,715       3,728,600        3,777,096     3,237,205        3,035,702      2,706,721          30.88         12.48
- ------------------------------------------------------------------------------------------------------------------------
   455,595         417,814          392,679       356,857          320,916        293,279          29.59         11.24
- ------------------------------------------------------------------------------------------------------------------------
     12.54           11.64            10.83          9.90             8.92           8.15          17.67          9.79
- ------------------------------------------------------------------------------------------------------------------------
     13.84           12.38            19.47         14.63             9.79           8.33          -0.77         14.54
- ------------------------------------------------------------------------------------------------------------------------