Form 10-K405, Exhibit 13
period 1994-12-31
REGIONS FINANCIAL CORP
filed 1995-03-28
CIK 36032

                                                                      EXHIBIT 13




                                 ANNUAL REPORT

                           MANAGEMENT'S DISCUSSION &
                             ANALYSIS OF FINANCIAL
                         CONDITION & OPERATING RESULTS


INTRODUCTION

     The following discussion and financial information is presented to aid in understanding Regions Financial Corporation's (Regions) current financial position and results of operations. The emphasis of this discussion will be on the years 1994, 1993 and 1992; however, financial information for prior years will also be presented when appropriate. This discussion supplements the historical financial summary on pages 76 to 79 and should be read in conjunction therewith.
     Regions' primary business is banking. In 1994, Regions' affiliate banks contributed approximately $143 million to consolidated net income. Selected information as of December 31, 1994, on Regions' affiliate banks is as follows:

                                                                                                     Full-Service
Name of Bank                                             Assets            Loans         Deposits         Offices
- ------------------------------------------------------------------------------------------------------------------
(dollar amounts in thousands)
- ------------------------------------------------------------------------------------------------------------------
First Alabama Bank (a)                               $9,836,192       $6,873,327       $7,719,070             176
- ------------------------------------------------------------------------------------------------------------------
Regions Bank of Louisiana                             1,881,914        1,364,144        1,296,025              32
- ------------------------------------------------------------------------------------------------------------------
Bank of New Roads (Louisiana)                           139,782           66,325          121,982               6
- ------------------------------------------------------------------------------------------------------------------
Regions Bank of Florida                                 519,148          339,814          463,957              27
- ------------------------------------------------------------------------------------------------------------------
Regions Bank of Tennessee                               461,735          376,640          401,188              24
- ------------------------------------------------------------------------------------------------------------------
Regions Bank of Georgia                                 109,163           29,535           98,123               3
- ------------------------------------------------------------------------------------------------------------------
First Rome Bank (Georgia)                               132,684           81,790          117,825               2
- ------------------------------------------------------------------------------------------------------------------

(a) Includes amounts for Union Bank & Trust Company, which was acquired December 30, 1994, and merged with First Alabama Bank in January 1995.

     Supplementing the Company's bank operations are a mortgage banking company, credit life insurance related companies and a registered broker/dealer firm. Regions has no foreign operations, although it has an International Department to assist customers with their foreign transactions. The mortgage banking company services approximately $9.2 billion in mortgage loans and in 1994 contributed approximately $6.5 million to net income.
     The Company's principal market areas are all of Alabama, parts of Louisiana, middle Tennessee, northwest Florida, and Columbus and Rome, Georgia. In addition, real estate mortgage loan origination offices are located in other market areas in Tennessee, and in the states of Mississippi and South Carolina.
     Through acquisitions during the last three years, Regions expanded into new markets and strengthened its presence in several existing markets. In December 1992, Regions entered the Tennessee banking market for the first time through the acquisition of Security Federal Savings and Loan Association, with assets of $383 million and twenty offices in the middle Tennessee market. In June 1993, Regions strengthened its middle Tennessee market presence through the acquisition of the Franklin County Bank, of Winchester, Tennessee, which added $68 million in assets and four offices. The Security Federal and Franklin County banks merged in 1994 to form Regions Bank of Tennessee.
     In the fourth quarter of 1993, Regions acquired First Federal Savings Bank of DeFuniak Springs, Florida and First Federal Savings Bank of Marianna, Florida. These two thrifts in northwest Florida, with eight offices and $190 million in assets, were merged into Regions Bank of Florida. Regions added to its Florida banking presence in 1994 by acquiring from the Resolution Trust Corporation (RTC) approximately $22 million in deposits and four branch offices in Panama City, Florida.
     Regions entered the Louisiana banking market through the December 31, 1993, purchase of Secor Bank, which added $1.8 billion in assets. Secor's fifteen offices in Louisiana, with approximately $789 million in deposits, provided Regions with a retail banking franchise in New Orleans and northern Louisiana. Secor's banking offices in Alabama, with approximately $429 million in deposits, were merged into First Alabama Bank in early 1994.
     Regions expanded its Louisiana banking presence in 1994 through the acquisitions of Guaranty Bank and

Trust of Baton Rouge, the Bank of New Roads, and First American Bank and Trust of Monroe. Together these banks added $626 million in assets and 22 offices. Guaranty Bank and First American Bank, along with Secor Bank, were merged in late 1994 to form Regions Bank of Louisiana. The Bank of New Roads is expected to be merged into Regions Bank of Louisiana in 1995.
     In 1994, Regions strengthened its market presence in Alabama through the acquisitions of First Bank of Fayette, Union Bank & Trust Company of Montgomery and two banking offices in south Alabama purchased from the RTC. These banks, which were merged into First Alabama Bank, added approximately $523 million in assets and resulted in First Alabama Bank becoming the largest bank in Alabama.
     Also in 1994, Regions expanded its presence in Georgia through the acquisition of First Rome Bank with assets of $125 million and two offices. This acquisition, along with Regions' existing bank in Columbus, Georgia, provides a presence in two important Georgia markets.

FINANCIAL CONDITION

     Regions' financial condition depends primarily on the quality and nature of its assets, its liabilities and capital structure, the market and economic conditions, and the quality of its personnel.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     As a financial institution, Regions' primary investment is loans. At December 31, 1994, loans represented 76% of Regions' earning assets.
     Over the last four years loans increased a total of $4.9 billion, a compound growth rate of 22%. Loans acquired in connection with acquisitions over the last four years contributed $2.2 billion of this growth. The most significant growth in the loan portfolio occurred in 1992, 1993 and 1994, with loans increasing $868 million, $1.7 billion, and $2.2 billion, respectively. Approximately $289 million of the 1992 growth resulted from the acquisition of Security Federal, including $234 million in single-family residential mortgage loans. The acquisitions of Secor, Franklin County Bank and the two Florida thrifts in 1993 added $1.2 billion in loans. The acquisition of six banks in 1994 added $671 million in loans. The growth of $183 million, or 4%, in 1991 was below the other years due primarily to weaker economic conditions and little loan growth from acquisitions.
     All major categories of loans shared in this growth, with the strongest growth occurring in real estate mortgages (primarily single-family residential mortgages) and consumer loans. Over the last four years, commercial, financial and agricultural loans increased $497 million or 36%. Real estate construction loans increased $192 million or 124% over the same period. Real estate mortgage loans increased $3.2 billion or 228% and consumer loans increased $1.1 billion or 91% over the last four years.
     Regions' real estate mortgage portfolio includes $1.7 billion of mortgage loans secured by single-family residences that were originated by Regions' mortgage subsidiary. The majority of these loans are secured by homes in Alabama, Georgia and Florida. These loans increased approximately $100 million in 1992, $214 million in 1993 and $982 million in 1994, accounting for approximately 12%, 13% and 45%, respectively, of the growth in total loans in 1992, 1993 and 1994. Eighty-eight percent of the overall balance is comprised of adjustable-rate mortgages (ARM's) that have rates approximately 275 basis points above one of several money market indices when fully priced.
     Regions' real estate portfolio also includes $741 million of single-family mortgage loans obtained in the Secor acquisition. Fixed-rate single-family mortgages with original terms greater than 15 years comprise 35% of the overall balance of these loans. Fixed-rate single-family mortgages with original terms of 15 years or less comprise 31% of the overall balance of these loans. Single-family ARM's, which have rates approximately 267 basis points above one of several money market indices when fully priced, comprise the remaining 34% of the overall balance of these loans.
     A sound credit policy and careful, consistent credit review are vital to a successful lending program. All affiliates of Regions operate under written loan policies which attempt to maintain a consistent lending philosophy, provide sound traditional credit decisions, provide an adequate return and render service to the communities in which the banks are located. Regions' lending policy generally confines loans to local customers or to national firms doing business locally. Credit reviews and loan examinations help confirm that affiliates are adhering to these loan policies.
     Every loan carries some degree of risk. This risk is reflected in the consolidated financial statements by the size of the allowance for loan losses, the amount of loans charged off and the provision for loan losses charged to operating expense. It is Regions' policy that when a loss is identified, it is charged against the loan allowance in the current period. The policy regarding recognition of losses requires immediate recognition of a loss if significant doubt exists as to principal repayment. In addition, consumer installment credit is generally recognized as a loss when it becomes 90 days or more past due, unless the underlying security or the customer's financial position makes a loss improbable.
     Regions' provision for loan losses is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance for loan losses to absorb future losses. Some of the factors considered by management in determining the amount of the provision and resulting allowance include: (1) credit reviews of individual loans; (2) gross and net loan charge-offs in the current year; (3) growth in the loan portfolio;
(4) the current level of the allowance in relation to total loans and to historical loss levels; (5) past due and non-accruing loans; (6) collateral values of properties securing loans; (7) the composition of the loan portfolio (types of loans); and (8) management's estimate of future economic conditions and the resulting impact on Regions.

     Lending at Regions is generally organized along three functional lines: commercial loans (including industrial and agricultural), real estate loans, and consumer loans. The composition of the portfolio by these major categories is presented below (with real estate loans further broken down between construction and mortgage loans):

(in thousands, net of unearned income)                                     December 31
- ------------------------------------------------------------------------------------------------------------------
                                                   1994          1993           1992           1991          1990
- ------------------------------------------------------------------------------------------------------------------
Commercial                                   $1,865,065    $1,491,165     $1,437,036     $1,319,424    $1,368,476
- ------------------------------------------------------------------------------------------------------------------
Real estate-construction                        347,431       262,918        255,923        194,306       154,964
- ------------------------------------------------------------------------------------------------------------------
Real estate-mortgage                          4,539,286     3,308,528      2,028,279      1,533,086     1,383,962
- ------------------------------------------------------------------------------------------------------------------
Consumer                                      2,266,020     1,770,635      1,421,293      1,228,142     1,184,860
- ------------------------------------------------------------------------------------------------------------------
   Total                                     $9,017,802    $6,833,246     $5,142,531     $4,274,958    $4,092,262
==================================================================================================================

     The amounts of total gross loans (excluding residential mortgages on 1-4 family residences and consumer loans) outstanding at December 31, 1994, based on remaining scheduled repayments of principal, due in (1) one year or less,
(2) more than one year but less than five years and (3) more than five years, are shown in the following table. The amounts due after one year are classified according to sensitivity to changes in interest rates.

(in thousands)                                                             Loans Maturing
- --------------------------------------------------------------------------------------------------------------------
                                                     Within         After One But             After
                                                   One Year     Within Five Years        Five Years           Total
- --------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural                               $1,016,361            $  577,343          $277,607      $1,871,311
- --------------------------------------------------------------------------------------------------------------------
Real estate-construction                            265,123                34,553            47,755         347,431
- --------------------------------------------------------------------------------------------------------------------
Real estate-mortgage                                251,275               482,417           518,759       1,252,451
- --------------------------------------------------------------------------------------------------------------------
   Total                                         $1,532,759            $1,094,313          $844,121      $3,471,193
====================================================================================================================

(in thousands)                                                  Sensitivity to Changes in Interest Rates
- -------------------------------------------------------------------------------------------------------------
                                                                       Predetermined       Variable
                                                                                Rate           Rate
- -------------------------------------------------------------------------------------------------------------
Due after one year but within five years                                    $522,023     $  572,290
- -------------------------------------------------------------------------------------------------------------
Due after five years                                                         265,398        578,723
- -------------------------------------------------------------------------------------------------------------
                                                                            $787,421     $1,151,013
=============================================================================================================


     A coordinated effort is undertaken to identify risks in the loan portfolio for management purposes and to establish the loan loss provision and resulting allowance for accounting purposes. A regular, formal and ongoing loan review is conducted to identify loans with unusual risks or possible losses. The primary responsibility for this review rests with the management of the individual banking offices. Their work is supplemented with reviews by Regions' internal audit staff and corporate loan examiners. Bank regulatory agencies and the Company's independent auditors provide additional levels of review. This process provides information which helps in assessing the quality of the portfolio, assists in the prompt identification of problems and potential problems and aids in deciding if a loan represents a probable loss which should be recognized or a risk for which an allowance should be maintained.
     If, as a result of Regions' loan review and evaluation procedures, it is determined that payment of interest on a commercial or real estate loan is questionable, it is Regions' policy to reverse interest previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a "cash basis" and is included in earnings only when actually received in cash and when full payment of principal is no longer doubtful.
     Although it is Regions' policy to immediately charge off as loss all loan amounts judged to be uncollectible, historical experience indicates that certain losses exist in the loan portfolio which have not been specifically identified. To anticipate and provide for these unidentifiable losses, the allowance for loan losses is established by charging the provision for loan losses expense against current earnings. No portion of the resulting allowance is in any way allocated or restricted to any individual loan or group of loans. The entire allowance is available to absorb losses from any and all loans.
     The year-end allowance for loan losses as a percentage of loans ranged from a low of 1.10% in 1990 to a high of 1.47% in 1993. At December 31, 1994, the allowance for loan losses as a percentage of loans was 1.30%. The ratio of non-performing assets (including loans past due ninety days or more and other real estate) to loans and other real estate increased to 1.12% in 1990, then declined to 1.01% in 1991, and to 0.81% in 1992. This ratio increased to 1.03% in 1993 due to non-performing assets added by the thrift acquisitions in 1993. As non-performing assets declined in 1994, this ratio improved to 0.58% at December 31, 1994.
     The allowance for loan losses as a percentage of non-performing loans (including loans past due ninety days or more) was 252% at December 31, 1994, compared to 178% at December 31, 1993, and to 244% at December 31, 1992. Management considers the current level of the allowance for loan losses adequate to absorb possible losses from loans in the portfolio. Management's determination of the adequacy of the allowance for loan losses, which is based on the factors and risk identification procedures previously discussed, requires the use of judgments and estimations that may change in the future. Unfavorable changes in the factors used by management to determine the adequacy of the reserve, or the availability of new information, could cause the allowance for loan losses to be increased or decreased in future periods. In addition, bank regulatory agencies, as part of their examination process, may require that additions be made to the allowance for loan losses based on their judgments and estimates.
     The analysis of loan loss experience on page 27 shows that net loan losses ranged from a high of $16.4 million in 1990 to a low of $10.4 million in 1993. Net loan losses in 1994 were $12.7 million. Over the last five years net loan losses averaged 0.26% of average loans and were 0.17% in 1994. Regions' relatively low level of net loan losses is due to favorable economic conditions relative to some other sections of the country, quality control efforts in the underwriting and monitoring of loans, a substantial amount of recoveries of previously charged-off loans, and an increase in single-family residential mortgage loans as a percentage of the loan portfolio, which historically have had lower net loan losses than other categories of loans.
     In order to assess the risk characteristics of the loan portfolio at December 31, 1994, it is appropriate to consider the three major categories of loans--commercial, real estate and consumer.
     Regions' commercial loan portfolio is highly diversified within the markets served by the Company. Geographically, the largest concentration is the 26% of the portfolio held by banking offices in the Birmingham MSA (metropolitan statistical area). Approximately 16% is held within the Mobile MSA, 9% within the Montgomery MSA, 4% within the Tuscaloosa MSA and 4% within the Huntsville MSA. The remaining 41% of the portfolio is geographically dispersed among the other offices. A small portion of these loans are secured by properties outside Regions' banking market areas.
     The Birmingham MSA, with civilian employment of approximately 445,000, is Alabama's largest metropolitan area. Service industries, such as health care and finance, and retail trade play a key role in the local economy. Steel, coal and manufacturing are still important to the Birmingham economy, but service industries have diversified the city's economic base.
     The Mobile MSA, with civilian employment of approximately 252,000, is diversified in heavy industry, forest products, shipbuilding, tourism, oil and gas production, agriculture and international trade.
     The Montgomery MSA, with civilian employment of approximately 153,000, is stabilized by government and military payrolls. The business community in Montgomery is very diversified and consists mainly of light industry and facilities specializing in transportation and distribution. The city is a retail trade center for central and south Alabama and agriculture also plays an important role in the economy.
     The Tuscaloosa MSA, with civilian employment of approximately 77,000, is diversified among education, health care and mining activities. Stability in the Tuscaloosa market is provided by the large employment base of a state university and two state hospitals, which are not as susceptible to economic downturns as other industries. The construction of a Mercedes-Benz automobile manufacturing facility between Birmingham and Tuscaloosa is expected to have a favorable impact on the economies of both areas.


                                   [Figure 1]

                             Composition of Loans

                                   (Graph)



($ in Billions)                    1990          1991         1992         1993         1994
Commercial                         1.4           1.3          1.4          1.5          1.9
Real Estate Mortgage               1.4           1.6          2.0          3.3          4.5
Real Estate Construction            .1            .2           .3           .3           .3
Consumer                           1.2           1.2          1.4          1.8          2.3
                                   ---           ---          ---          ---          ---
Total                              4.1           4.3          5.1          6.9          9.0
                                   ===           ===          ===          ===          ===

     The Huntsville MSA, with civilian employment of approximately 162,000, has a large number of high technology companies. Government and military payrolls related to the space program are also important.
     During the last five years, net losses on commercial loans ranged from a low of 0.26% in 1993 to a high of 0.51% in 1990. In 1994, net losses on commercial loans were 0.28%. Future losses are a function of many variables, of which general economic conditions are the most important. If economic conditions weaken in 1995, net commercial loan losses will likely exceed the 1994 level. A continuation of moderate economic growth during 1995 in Regions' market areas could result in 1995 net commercial loan losses near the 1994 level.
     Regions' real estate loan portfolio is comprised of construction and land development loans, loans to businesses for long-term financing of land and buildings, loans on one-to-four family residential properties, loans to mortgage banking companies (which are secured primarily by loans on one-to-four family residential properties and are known as warehoused mortgage loans) and various other loans secured by real estate.
     Real estate construction loans increased $85 million in 1994 to $347 million. At December 31, 1994, these loans represented 3.9% of Regions' total loan portfolio, compared to 3.8% at the end of 1990. Most of the construction loans relate to shopping centers, apartment complexes, commercial buildings and residential property development. These loans are normally secured by land and buildings and are generally backed by commitments for long-term financing from other financial institutions. Real estate construction loans are closely monitored by management, since these loans are generally considered riskier than other types of loans and are particularly vulnerable in economic downturns and in periods of high interest rates. Regions has not been an active lender to speculative real estate developers or to developers outside its market areas.
     The loans to businesses for long-term financing of land and buildings are primarily to commercial customers within Regions' markets. Total loans secured by non-farm, non-residential properties totaled $1.0 billion at December 31, 1994. Although some risk is inherent in this type of lending, the Company attempts to minimize this risk by generally making such loans only on owner-occupied properties, and by requiring collateral values which exceed the loan amount, adequate cash flow to service the debt, and in most cases, the personal guaranties of the borrowers.
     Generally, Regions' most significant market areas have not experienced rapid increases in real estate property values or significant overbuilding. Therefore, in management's opinion, real estate loan collateral values in Regions' market areas should not be as vulnerable to significant deterioration, as would other market areas which have experienced rapidly increasing property values and significant overbuilding. However, collateral values are difficult to estimate and are subject to change depending on economic conditions, the supply of and demand for properties and other factors. Regions attempts to mitigate the risks of real estate lending by adhering to strict loan underwriting policies and by diversifying the portfolio both geographically within its market area and within industry groups.
     Loans on one-to-four family residential properties, which total approximately 73% of Regions' real estate mortgage portfolio, compared to approximately 54% in 1992, are principally on single-family residences. These loans are geographically dispersed throughout the southeastern states and some are guaranteed by government agencies or private mortgage insurers. Historically, this category of loans has not produced sizable loan losses; however, it is subject to some of the same risks as other real estate lending. Warehoused mortgage loans, since they are secured primarily by loans on one-to-four family residential properties, are similar to these loans in terms of risk.
     During the past five years, real estate loan net losses ranged from a high of 0.15% of real estate loans


                                   [Figure 2]


                      LOANS AS PERCENT OF AVERAGE ASSETS

                                   (Graph)



                 1990      1991      1992      1993      1994
                 66.2      64.2      63.4      67.3      67.3


                                   [Figure 3]


                      NON-PERFORMING ASSETS AS A PERCENT
                        OF LOANS AND OTHER REAL ESTATE


                                   (Graph)



                 1990      1991      1992      1993      1994
                 1.12      1.01      .81       1.03      .58

in 1990, to a low of 0.08% of real estate loans in 1991. In 1992, 1993 and 1994, net losses were 0.09% of real estate loans. These losses depend, to a large degree, on the level of interest rates, economic conditions and collateral values, and thus, are very difficult to predict. Management's current estimate of 1995 net real estate loan losses is near the level of the last three years.
     Regions' consumer loan portfolio consists of $1.9 billion of consumer loans, $274 million in personal lines of credit (including home equity loans) and $91 million in credit card loans. Consumer loans are primarily borrowings of individuals for home improvements, automobiles and other personal and household purposes. Regions' consumer loan portfolio includes $920 million in indirect installment loans at December 31, 1994, compared to $623 million at December 31, 1993. Periods of economic recession tend to increase consumer loan losses. During the past five years, the ratio of net consumer loan losses to consumer loans ranged from the current low of 0.23% in 1994 to a high of 0.74% in 1990. Management expects net consumer loan losses in 1995 to be near the lower end of this range.

     The following table presents information on non-performing loans and real estate acquired in settlement of loans:

NON-PERFORMING ASSETS
(dollar amounts in thousands)                                               December 31
- ------------------------------------------------------------------------------------------------------------------
                                                   1994          1993           1992           1991          1990
- ------------------------------------------------------------------------------------------------------------------
Non-performing loans:
 Loans accounted for on a
  non-accrual basis                              $38,035       $39,519        $21,771        $25,013       $31,288
- ------------------------------------------------------------------------------------------------------------------
 Loans contractually past due ninety
  days or more as to principal or interest
  payments (exclusive of non-accrual loans)        5,622        13,028          5,622          5,036         5,648
- ------------------------------------------------------------------------------------------------------------------
 Loans whose terms have been
  renegotiated to provide a reduction
  or deferral of interest or principal
  because of a deterioration in the
  financial position of the borrower
  (exclusive of non-accrual loans and
  loans past due ninety days or more)              2,818         4,169          2,777          1,396         1,225
- ------------------------------------------------------------------------------------------------------------------
Real estate acquired in settlement of
 loans ("other real estate")                       6,267        13,720         11,678         11,911         7,657
- ------------------------------------------------------------------------------------------------------------------
   Total                                         $52,742       $70,436        $41,848        $43,356       $45,818
==================================================================================================================
Non-performing assets as a percentage of
 loans and other real estate                        0.58%         1.03%          0.81%          1.01%         1.12%
==================================================================================================================

     The following analysis presents a five year history of the allowance for loan losses and loan loss data:

(dollar amounts in thousands)                     1994          1993           1992           1991          1990
- -----------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
 Balance at beginning of year                $  100,762    $   73,619     $   54,769     $   44,984    $   37,136
- -----------------------------------------------------------------------------------------------------------------
Loans charged off:
  Commercial                                      8,958         7,980          8,425          8,197         8,158
- -----------------------------------------------------------------------------------------------------------------
  Real estate                                     5,409         4,404          2,655          2,437         2,656
- -----------------------------------------------------------------------------------------------------------------
  Installment                                     8,733         7,684          8,528         10,177        11,132
- -----------------------------------------------------------------------------------------------------------------
   Total                                         23,100        20,068         19,608         20,811        21,946
- -----------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial                                      4,241         4,346          3,160          2,713         2,180
- -----------------------------------------------------------------------------------------------------------------
  Real estate                                     1,909         2,195            986          1,162           623
- -----------------------------------------------------------------------------------------------------------------
  Installment                                     4,218         3,138          2,878          2,716         2,783
- -----------------------------------------------------------------------------------------------------------------
   Total                                         10,368         9,679          7,024          6,591         5,586
- -----------------------------------------------------------------------------------------------------------------
Net loans charged off:
  Commercial                                      4,717         3,634          5,265          5,484         5,978
- -----------------------------------------------------------------------------------------------------------------
  Real estate                                     3,500         2,209          1,669          1,275         2,033
- -----------------------------------------------------------------------------------------------------------------
  Installment                                     4,515         4,546          5,650          7,461         8,349
- -----------------------------------------------------------------------------------------------------------------
   Total                                         12,732        10,389         12,584         14,220        16,360
- -----------------------------------------------------------------------------------------------------------------
 Allowance of acquired banks                      9,955        15,999          4,362            -0-           -0-
- -----------------------------------------------------------------------------------------------------------------
 Provision charged to expense                    19,003        21,533         27,072         24,005        24,208
- -----------------------------------------------------------------------------------------------------------------
 Balance at end of year                      $  116,988    $  100,762     $   73,619     $   54,769    $   44,984
=================================================================================================================
Average loans outstanding:
 Commercial                                  $1,665,019    $1,409,945     $1,339,788     $1,292,634    $1,178,601
- -----------------------------------------------------------------------------------------------------------------
 Real estate                                  3,957,005     2,418,740      1,842,422      1,587,833     1,399,010
- -----------------------------------------------------------------------------------------------------------------
 Installment                                  1,978,147     1,547,823      1,306,429      1,199,019     1,125,147
- -----------------------------------------------------------------------------------------------------------------
   Total                                     $7,600,171    $5,376,508     $4,488,639     $4,079,486    $3,702,758
- -----------------------------------------------------------------------------------------------------------------
Net charge-offs as percent of
 average loans outstanding:
  Commercial                                        .28%          .26%           .39%           .42%          .51%
- -----------------------------------------------------------------------------------------------------------------
  Real estate                                       .09           .09            .09            .08           .15
- -----------------------------------------------------------------------------------------------------------------
  Installment                                       .23           .29            .43            .62           .74
- -----------------------------------------------------------------------------------------------------------------
   Total                                            .17           .19            .28            .35           .44
- -----------------------------------------------------------------------------------------------------------------
Net charge-offs as percent of:
 Provision for loan losses                         67.0%         48.2%          46.5%          59.2%         67.6%
- -----------------------------------------------------------------------------------------------------------------
 Allowance for loan losses                         10.9          10.3           17.1           26.0          36.4
- -----------------------------------------------------------------------------------------------------------------
Allowance as percentage of:
 5-year moving average of net charge-offs           586%          583%           446%           346%          306%
- -----------------------------------------------------------------------------------------------------------------
 Loans, net of unearned income                     1.30          1.47           1.43           1.28          1.10
- -----------------------------------------------------------------------------------------------------------------
Provision for loan losses (net of
 tax effect) as percentage of net income            8.1%         12.0%          17.9%          19.3%         22.1%
- -----------------------------------------------------------------------------------------------------------------

                                   [Figure 4]


                 NET LOAN LOSSES AS PERCENT OF AVERAGE LOANS


                                   (Graph)


                 1990      1991      1992      1993      1994
                 .44       .35       .28       .19       .17


                                   [Figure 5]


               ALLOWANCE FOR LOAN LOSSES AS A PERCENT OF LOANS


                                   (Graph)


                 1990      1991      1992      1993      1994
                 1.10      1.28      1.43      1.47      1.30



     At December 31, 1994, non-accrual loans totaled $38.0 million or 0.42% of loans, compared to $39.5 million or 0.58% of loans at December 31, 1993. Commercial loans comprised $10.5 million of the 1994 total, with real estate loans accounting for $23.6 million and consumer loans $3.9 million. Non-accrual loans increased in 1993, primarily in real estate loans, as a result of the Secor acquisition. The table on page 29 provides additional information on non-accruing loans based on the customer's Standard Industrial Classification Code.
     Loans contractually past due 90 days or more were 0.06% of total loans at December 31, 1994, compared to 0.19% of total loans at December 31, 1993. Loans past due 90 days or more at December 31, 1994, consisted of $1.8 million in commercial and real estate loans, $3.1 million in installment loans and $0.7 million in personal lines of credit and credit card loans.
     Renegotiated loans decreased to $2.8 million (0.03% of loans) at December 31, 1994, as a result of paydowns and payoffs on renegotiated loans which were added by acquisitions over the last three years.
     Other real estate declined to $6.3 million at December 31, 1994, compared to $13.7 million at December 31, 1993. Increased sales of parcels of other real estate in 1994, combined with fewer additions, accounted for the decline in other real estate in 1994. Other real estate increased in 1993, primarily due to foreclosed properties added by the Secor acquisition. Other real estate is recorded at the lower of (1) the recorded investment in the loan or (2) the estimated net realizable value of the collateral. Although Regions does not anticipate material loss upon disposition of other real estate, sustained periods of adverse economic conditions, substantial declines in real estate values in Regions' markets, actions by bank regulatory agencies, or other factors, could result in additional loss from other real estate.
     The amount of interest income earned in 1994 on the $38.0 million of non-accruing loans outstanding at year end was approximately $924,000. If these loans had been current in accordance with their original terms, approximately $4.1 million would have been earned on these loans in 1994. Approximately $360,000 in interest income would have been earned in 1994 under the original terms of the $2.8 million in renegotiated loans outstanding at December 31, 1994. Approximately $303,000 in interest income was actually earned in 1994 on these loans.
     In the normal course of business, Regions makes commitments under various terms to lend funds to its customers. These commitments include (among others) revolving credit agreements, term loan agreements and short-term borrowing arrangements, which are usually for working capital needs. Letters of credit are also issued, which under certain conditions could result in loans. See Note L to the consolidated financial statements for additional information on commitments.

INTEREST-BEARING DEPOSITS IN OTHER BANKS

     Interest-bearing deposits in other banks are used primarily as temporary investments. These assets generally have short-term maturities. This category of earning assets increased from $342,000 at December 31, 1992, to $11.0 million at December 31, 1993, and then declined to $630,000 at December 31, 1994.

     The commercial, real estate and consumer loan portfolios are highly diversified in terms of industry concentrations. The following table shows the largest concentrations in terms of the customer's Standard Industrial Classification Code (SIC) at December 31, 1994, 1993 and 1992:

(dollar amounts in millions)                                       December 31
- -------------------------------------------------------------------------------------------------------------------
                                         1994                         1993                          1992
- -------------------------------------------------------------------------------------------------------------------
                                           % of   % Non-                % of    % Non-               % of    % Non-
SIC Classification               Amount   Total  Accrual       Amount  Total   Accrual      Amount  Total   Accrual
- -------------------------------------------------------------------------------------------------------------------
Individuals                    $5,378.0    59.5%      0.4%   $3,936.4   57.4%      0.5%   $2,506.6    48.2%     0.4%
- -------------------------------------------------------------------------------------------------------------------
Services:
 Physicians                        60.2     0.7       0.0        55.7    0.8       0.0        47.7     0.9      0.0
- -------------------------------------------------------------------------------------------------------------------
 Business services                 63.8     0.7       0.0        48.0    0.7       0.0        53.1     1.0      0.0
- -------------------------------------------------------------------------------------------------------------------
 Religious organizations           87.7     1.0       0.0        78.5    1.1       0.0        78.5     1.5      0.0
- -------------------------------------------------------------------------------------------------------------------
 Legal services                    41.0     0.5       0.0        32.6    0.5       0.0        32.9     0.6      0.1
- -------------------------------------------------------------------------------------------------------------------
 All other services               454.6     5.0       0.3       330.6    4.8       0.6       351.4     6.8      0.9
- -------------------------------------------------------------------------------------------------------------------
   Total services                 707.3     7.9       0.4       545.4    7.9       0.7       563.6    10.8      0.7
- -------------------------------------------------------------------------------------------------------------------
Manufacturing:
 Electrical equipment              48.5     0.5       0.0        29.5    0.4       0.0        34.5     0.7      0.0
- -------------------------------------------------------------------------------------------------------------------
 Food and kindred products         24.0     0.3       0.0        14.5    0.2       0.0        19.8     0.4      0.0
- -------------------------------------------------------------------------------------------------------------------
 Rubber and plastic products       16.2     0.2       0.0        16.9    0.2       0.0        17.0     0.3      0.0
- -------------------------------------------------------------------------------------------------------------------
 Lumber and wood products          56.7     0.6       0.0        48.4    0.7       0.0        22.5     0.4      0.0
- -------------------------------------------------------------------------------------------------------------------
 Fabricated metal products         63.5     0.7       0.1        60.9    0.9       0.0        69.4     1.3      0.1
- -------------------------------------------------------------------------------------------------------------------
 All other manufacturing          225.9     2.5       0.2       201.4    2.9       0.0       192.2     3.7      0.1
- -------------------------------------------------------------------------------------------------------------------
   Total manufacturing            434.8     4.8       0.3       371.6    5.3       0.0       355.4     6.8      0.2
- -------------------------------------------------------------------------------------------------------------------
Wholesale trade                   236.1     2.6       0.2       181.8    2.6       0.1       186.9     3.6      0.1
- -------------------------------------------------------------------------------------------------------------------
Finance, insurance and
 real estate:
 Real estate                      497.6     5.5       0.3       454.2    6.6       1.9       317.5     6.1      0.3
- -------------------------------------------------------------------------------------------------------------------
 Banks and credit agencies         78.2     0.9       0.0        81.8    1.2       0.0        65.1     1.3      0.0
- -------------------------------------------------------------------------------------------------------------------
 All other finance, insurance
  and real estate                  90.6     1.0       0.0        87.1    1.3       0.0        89.0     1.7      0.0
- -------------------------------------------------------------------------------------------------------------------
  Total finance, insurance
   and real estate                666.4     7.4       0.3       623.1    9.1       1.9       471.6     9.1      0.3
- -------------------------------------------------------------------------------------------------------------------
Construction:
 Residential building
  construction                     93.5     1.1       0.1        76.1    1.1       0.1        57.3     1.1      0.2
- -------------------------------------------------------------------------------------------------------------------
 General contractors
  and builders                     67.2     0.7       0.1        54.0    0.8       0.0        41.3     0.8      0.2
- -------------------------------------------------------------------------------------------------------------------
 All other construction            65.6     0.7       0.7        86.5    1.3       0.1        92.5     1.8      0.8
- -------------------------------------------------------------------------------------------------------------------
  Total construction              226.3     2.5       0.9       216.6    3.2       0.2       191.1     3.7      1.2
- -------------------------------------------------------------------------------------------------------------------
Retail trade:
 Automobile dealers               147.7     1.6       0.0       144.9    2.1       0.0       102.7     2.0      0.0
- -------------------------------------------------------------------------------------------------------------------
 All other retail trade           209.7     2.3       0.4       155.6    2.3       0.3       167.1     3.2      0.3
- -------------------------------------------------------------------------------------------------------------------
  Total retail trade              357.4     3.9       0.4       300.5    4.4       0.3       269.8     5.2      0.3
- -------------------------------------------------------------------------------------------------------------------
Agriculture, forestry
 and fishing                      120.1     1.3       0.5       111.8    1.6       0.4       109.1     2.1      0.8
- -------------------------------------------------------------------------------------------------------------------
Transportation,
 communication,
 electrical, gas and sanitary     159.5     1.8       0.7       161.4    2.4       1.0       145.7     2.8      0.2
- -------------------------------------------------------------------------------------------------------------------
Mining (including oil and gas
 extraction)                       10.0     0.1       0.0         9.1    0.1       0.0        10.5     0.2      0.0
- -------------------------------------------------------------------------------------------------------------------
Public administration              63.9     0.7       5.5        15.2    0.2       0.0         9.0     0.2      0.0
- -------------------------------------------------------------------------------------------------------------------
Revolving credit loans            365.5     4.0       0.0       338.1    4.9       0.0       276.4     5.3      0.0
- -------------------------------------------------------------------------------------------------------------------
Other                             318.2     3.5       0.6        58.5    0.9       0.0       104.6     2.0      0.0
- -------------------------------------------------------------------------------------------------------------------
  Total                        $9,043.5   100.0%      0.4%   $6,869.5  100.0%      0.6%   $5,200.3   100.0%     0.4%
===================================================================================================================

SECURITIES

     Effective January 1, 1994, Regions adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 requires that debt securities, which the Company has both the positive intent and ability to hold to maturity, should be carried at amortized cost. These securities are classified as investment securities in the consolidated financial statements. Debt securities, which the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities, are carried at estimated fair value and are included in securities available for sale in the consolidated financial statements, exclusive of any such securities that are included in trading securities. Unrealized holding gains and losses on securities available for sale, net of taxes, are carried as a separate component of stockholders' equity.
     The following table shows the carrying values of securities as follows:

(in thousands)                  December 31
- -------------------------------------------------------
                           1994        1993        1992
- -------------------------------------------------------
Investment securities:
  U.S. Treasury &
   Federal agency
   securities        $1,903,390  $  963,398  $  930,094
- -------------------------------------------------------
  Obligations of
   states and
   political
   subdivisions         253,106     223,673     170,302
- -------------------------------------------------------
  Mortgage-backed
   securities           791,443   1,097,935     519,553
- -------------------------------------------------------
  Other securities          736      32,883      26,794
- -------------------------------------------------------
  Equity securities          -0-     50,556      23,427
- -------------------------------------------------------
      TOTAL          $1,948,675  $2,368,445  $1,670,170
=======================================================


Securities available for sale:
  U.S. Treasury &
   Federal agency
   securities          $413,674
- -------------------------------
  Obligations of
   states and political
   subdivisions           2,420
- -------------------------------
  Mortgage-backed
   securities           205,957
- -------------------------------
  Other securities           10
- -------------------------------
  Equity securities      38,452
- -------------------------------
      TOTAL            $660,513
===============================


     Total securities increased $241 million or 10% in 1994. U. S. Treasury and Federal agency securities increased $353.7 million or 37%. Mortgage-backed securities decreased $100.5 million or 9% due to maturities and paydowns. Obligations of states and political subdivisions increased $31.9 million or 14%.
     In 1993, investment securities increased $698.2 million or 42% principally as a result of the Secor acquisition, which added $639.7 million in investment securities. U. S. Treasury and Federal agency securities increased $33.3 million or 4%. Mortgage-backed securities increased $578.4 million or 111% as a result of the Secor acquisition. Obligations of states and political subdivisions increased by $53.3 million or 31% in 1993. Other securities increased $6.1 million or 23%. Equity securities increased $27.1 million or 116% as a result of Federal Home Loan Bank stock acquired in acquisitions during 1993.
     Regions' investment portfolio policy stresses quality and liquidity. At December 31, 1994, the average maturity of U.S. Treasury and Federal agency securities was 2.8 years and that of obligations of states and political subdivisions was 6.8 years. The average maturity of mortgage-backed securities was 14.3 years and other securities had an average maturity of 8.7 years. Overall, the average maturity of the portfolio was 7.7 years using contractual maturities and 3.5 years using expected maturities. Expected maturities differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities purchased during the last several years have primarily short to intermediate term maturities.
     The estimated fair market value of Regions' investment securities portfolio at December 31, 1994, was 3.8% ($74.6 million) below the amount carried on Regions' books. Regions' securities available for sale portfolio at December 31, 1994, included unrealized losses of $17.1 million. Regions' investment securities and securities available for sale portfolios included gross unrealized gains of $15.2 million and gross unrealized losses of $106.8 million at December 31, 1994. Market values of these portfolios vary significantly as interest rates change; however, management expects normal maturities from the securities portfolios to meet liquidity needs.
     Of Regions' tax-free securities rated by Moody's Investors Service, Inc., 98% are rated "A" or better.

Twelve percent of the tax-free bond portfolio is non-rated. The portfolio is carefully monitored to assure no unreasonable concentration of securities in the obligations of a single debtor and current credit reviews are conducted on each security holding.

     The following table shows the maturities of securities (excluding equity securities) at December 31, 1994, the weighted average yields and the taxable equivalent adjustment used in calculating the yields:

(in thousands)
                                                              Securities Maturing
- ---------------------------------------------------------------------------------------------------------
                                                   After One     After Five
                                        Within     But Within     But Within        After
                                      One Year     Five Years     Ten Years     Ten Years       Total
- ---------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. Treasury and Federal
  agency securities                  $164,118      $599,048        $140,224      $      -0-   $  903,390
- ---------------------------------------------------------------------------------------------------------
  Obligations of states and political
  subdivisions                         18,051        58,498         108,586         67,971       253,106
- ---------------------------------------------------------------------------------------------------------
  Mortgage-backed securities                1       125,873         110,893        554,676       791,443
- ---------------------------------------------------------------------------------------------------------
  Other securities                         -0-          200             516             20           736
- ---------------------------------------------------------------------------------------------------------
      TOTAL                          $182,170      $783,619        $360,219      $ 622,667    $1,948,675
=========================================================================================================
  Weighted average yield                 7.03%         6.95%           7.33%          6.15%         6.77%
- --------------------------------------------------------------------------------------------------------
Securities available for sale:
  U.S. Treasury and Federal
  agency securities                  $116,411      $286,804        $ 10,459      $     -0-    $  413,674
- --------------------------------------------------------------------------------------------------------
  Obligations of states and political
  subdivisions                          1,486           934              -0-           -0-         2,420
- --------------------------------------------------------------------------------------------------------
  Mortgage-backed securities               -0-       43,777          17,557       144,623        205,957
- --------------------------------------------------------------------------------------------------------
  Other securities                         10            -0-             -0-           -0-            10
- --------------------------------------------------------------------------------------------------------
      TOTAL                          $117,907      $331,515        $ 28,016      $144,623     $  622,061
========================================================================================================
  Weighted average yield                 7.72%         7.14%           7.91%        15.55%         8.83%
- --------------------------------------------------------------------------------------------------------
Taxable equivalent adjustment
 for calculation of yield                $608      $  1,871        $  3,415      $  1,934     $   7,828
- --------------------------------------------------------------------------------------------------------

Note: The weighted average yields are calculated on the basis of the yield to maturity based on the book value of each security. Weighted average yields on tax-exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 35%. Yields on tax-exempt obligations have not been adjusted for the non-deductible portion of interest expense used to finance the purchase of tax-exempt obligations.

LIQUIDITY

     Liquidity is an important factor in the financial condition of Regions and affects Regions' ability to meet the borrowing needs and deposit withdrawal requirements of its customers. Assets, consisting principally of loans and securities, are funded by customer deposits, purchased funds, borrowed funds and stockholders' equity.
     The securities portfolio is one of Regions' primary sources of liquidity. Maturities of securities provide a constant flow of funds which are available for cash needs (see table on Securities Maturing on page 31). Maturities in the loan portfolio also provide a steady flow of funds (see table on Loans Maturing on page 22). At December 31, 1994, commercial loans, real estate construction loans and commercial mortgage loans with an aggregate balance of $1.5 billion, as well as securities of $300 million, were due to mature in one year or less. Additional funds are provided from payments on consumer loans and one-to-four family residential mortgage loans. Historically, the Company's high levels of net operating earnings also contribute to cash flow. In addition, liquidity needs can be met by the purchase of funds in state and national money markets. Regions' liquidity also continues to be enhanced by a relatively stable deposit base.
     The loan to deposit ratio has increased from 77.91% at December 31, 1993, to 89.35% at December 31, 1994, as earning asset growth has outpaced the growth in deposits, generating the need to increase purchased funds.
     As shown in the Consolidated Statement of Cash Flows on page 55, operating activities provided significant levels of funds in all three years. Higher net income in 1994, combined with the decrease in mortgages held for sale, resulted in a significant increase in cash provided by operating activities in 1994. Investing activities, primarily in loans and securities, were a net user of funds in all three years. Strong loan growth over the last three years has required a significant amount of funds for investing activities. Funds needed for investing activities were provided primarily by deposits, purchased funds, borrowings and equity. Financing activities provided less funds in 1993 due to slower growth in deposits and less use of borrowing than in 1992. In 1994, the Company was more dependent on short- and long-term borrowings in providing funds for investing activities. The open-market purchase of the Company's common stock, which was reissued in connection with specific acquisitions, also required funds in 1993 and 1994.
     First Alabama Bank's short-term certificates of deposit are rated "A-1+" by Standard & Poor's Corporation. This is the highest rating available for any company. First Alabama Bank's long-term certificates of deposit are rated "AA-", which is higher than any other Alabama bank and among the highest in the Southeast.
     Moody's Investors Service has also given similar quality ratings to First Alabama Bank's short- and long-term debt and certificates of deposit. Short-term debt and certificates of deposit are rated "P-1" and long-term debt and certificates of deposit are rated "Aa2".
     In addition, First Alabama Bank received the highest issuer rating available ("A") from the internationally recognized bank rating organization, Thomson BankWatch. This organization also assigned its highest short-term rating of "TBW-1" to First Alabama Bank's certificates of deposit.
     Regions Financial Corporation's (the parent company) commercial paper has also been assigned a rating of "TBW-1" by Thomson BankWatch. Regions Financial Corporation has also received Thomson BankWatch's highest issuer rating of "A".
     The $200 million in subordinated debt issued by Regions is rated "A" by Standard & Poor's Corporation, "A2" by Moody's Investors Service, and "AA-" by Thomson BankWatch.
     Regions' two largest banking subsidiaries, First Alabama Bank and Regions Bank of Louisiana, have taken the necessary steps for the possible issuance of up to $250 million in bank notes to institutional investors. The notes can have maturities ranging from thirty days to thirty years and fixed or variable interest rates. The proceeds from issuance of the bank notes can be used in the ordinary course of business and provide an additional source of funding. No bank notes were outstanding at December 31, 1994. First Alabama Bank's notes were rated "A-1+/AA-" by Standard & Poor's Corporation and "P-1/Aa2" by Moody's Investors Service. Regions Bank of Louisiana's notes were rated "A-1+/AA-" by Standard & Poor's Corporation and "P-1/Aa3" by Moody's Investors Service.
     Regions' and its banking subsidiaries' high quality ratings from nationally recognized rating agencies enhance the Company's ability to raise funds in national money markets. The high ratings also help to attract both loan and deposit customers in local markets.
     Historically, Regions has found short- and intermediate-term credit readily available on reasonable terms from money center or regional banks. Regions' management places constant emphasis on the maintenance of adequate liquidity to meet conditions which might reasonably be expected to occur.

DEPOSITS

     Deposits are Regions' primary funding source. Deposits accounted for 94% of the funding for earning assets in 1993 and 88% of the funding for earning assets in 1994. During the period 1991 through 1993, when market interest rates dropped to historically low levels, a significant shift in the composition of Regions' deposit base took place. As market interest rates dropped and pricing spreads (the difference between rates paid on different deposit products) narrowed, customers began moving funds out of term deposits, such as certificates of deposit, and into more liquid types of deposits. During 1994, as market interest rates increased and pricing spreads expanded, this trend began to reverse. Customers began moving funds out of liquid types of deposits and into time deposits, such as certificates of deposit, to take advantage of higher rates. Management expects a continuation of this trend as long as market interest rates remain at current or higher levels and pricing spreads remain wide.
     During the last four years, average total deposits grew at a compound annual rate of 18%. Average deposits grew $728 million or 15% in 1991, $637 million or 11% in 1992, $686 million or 11% in 1993 and $2.4 billion or 34% in 1994. Acquisitions, net of branch sales, contributed average deposit balance growth of $384 million in 1991, $216 million in 1992, $392 million in 1993 and $2.0 billion in 1994.
     Savings accounts continue to be one of Regions' fastest growing deposit products. Savings accounts increased 25% in 1992, 26% in 1993 and 32% in 1994. Since 1990, this category of deposits increased $474 million, at a compound annual growth rate of 25%. As mentioned above, this growth occurred as market interest rates fell, making the rates paid on these accounts more attractive relative to other investment alternatives. Management expects the growth rate for savings accounts to slow, as more customers shift funds into time deposits. In 1994, savings accounts accounted for 9% of average total deposits compared to 7% of average total deposits in 1990.
     Interest-bearing transaction accounts continue to be an important source of funds for Regions. Interest-bearing transaction accounts increased 11% in 1993 and 19% in 1994. Since 1990, this category of deposits increased $637 million, at a compound annual growth rate of 18%. Interest-bearing transaction accounts are also a significant funding source for Regions, accounting for 16% of average total deposits in 1993 and 14% of average total deposits in 1994.
     Money market savings products have been Regions' fastest growing deposit products, increasing at a compound annual rate of 29% since 1990. As market interest rates declined during 1991, 1992 and 1993, customers began moving from certificates of deposit to money market savings accounts, resulting in increases in average balances of 36% in 1992 and 19% in 1993. As market interest rates moved up in 1994, customers responded to Regions' innovative, competitive money market savings products by continuing to invest in these accounts, resulting in increases in average balances of 23%. Money market savings products are also a significant funding source for Regions, accounting for 17% of average total deposits in 1993 and 15% of average total deposits in 1994.
     Certificates of deposit of $100,000 or more declined less than 1% in 1993, due to the use of alternative funding sources. During 1994, certificates of deposit of $100,000 or more increased 86%, due to their renewed use as a funding source. Since 1990, certificates of deposit of $100,000 or more have increased at a compound annual rate of 6%, and in 1994 accounted for 9% of average total deposits, down from a high of 13% in 1990.
     Other interest-bearing deposits (certificates of deposit of less than $100,000 and time open accounts) increased 4% in 1992, 5% in 1993 and 44% in 1994. This category of deposits continues to be Regions' primary funding source; it accounted for 39% of average total deposits in 1994, compared to 36% of average total deposits in 1993. Regions has successfully marketed a special certificate of deposit product that provides customers with an attractive interest rate and an early redemption option. This and other innovative deposit products have helped Regions continue to grow deposits and increase market share in the Company's major markets.
     The sensitivity of Regions' deposits over the last five years to changes in market interest rates is reflected in the Company's average interest rate paid on interest-bearing deposits (see table below on Rates Paid). Beginning in the second quarter of 1989 and continuing through 1993, market interest rates generally declined. Beginning in early 1994 and continuing throughout the year, market interest rates rose. Regions' average interest rate paid on interest-bearing deposits reflects this trend. This rate decreased from 6.95% in 1990, to 5.88% in 1991, to 4.06% in 1992 and to 3.40% in 1993 and increased to 3.70% in 1994.
     A detail of interest-bearing deposit balances at December 31, 1994, and 1993, and the interest expense on these deposits for the three years ended December 31, 1994, is presented in Note H to the consolidated financial statements.
     The following table presents the detail of interest-bearing deposits and maturities of the larger time deposits:

(in thousands)                      December 31
- ----------------------------------------------------
                                   1994         1993
- ----------------------------------------------------
Interest-bearing
 deposits of
 less than $100,000          $7,089,120   $6,570,014
- ----------------------------------------------------
Time certificates of
  deposit of $100,000 or
  more, maturing in:
  3 months or less              677,844      150,274
- ----------------------------------------------------
  over 3 through 6 months       112,031       84,208
- ----------------------------------------------------
  over 6 through 12 months       72,693      109,107
- ----------------------------------------------------
  over 12 months                312,916      230,903
- ----------------------------------------------------
   Total                      1,175,484      574,492
- ----------------------------------------------------
Other time deposits of
 $100,000 or more maturing
 in 3 months or less            378,201      429,503
- ----------------------------------------------------
   Total                     $8,642,805   $7,574,009
====================================================


The following table presents the average amounts of deposits outstanding by category for the five years ended December 31, 1994:

(in thousands)                                                     Average Amounts Outstanding
- -----------------------------------------------------------------------------------------------------------------
                                                   1994          1993           1992           1991          1990
- -----------------------------------------------------------------------------------------------------------------
Non-interest-bearing demand deposits         $1,260,696    $1,053,111     $  896,847     $  786,243    $  764,945
- -----------------------------------------------------------------------------------------------------------------
Interest-bearing transaction accounts         1,336,831     1,120,768      1,007,570        844,295       699,956
- -----------------------------------------------------------------------------------------------------------------
Savings accounts                                798,327       603,012        477,880        382,736       324,329
- -----------------------------------------------------------------------------------------------------------------
Money market savings accounts                 1,421,045     1,159,824        977,881        718,518       519,162
- -----------------------------------------------------------------------------------------------------------------
Certificates of deposit of $100,000 or more     814,153       438,039        439,815        531,378       640,798
- -----------------------------------------------------------------------------------------------------------------
Other interest-bearing deposits               3,603,674     2,505,565      2,394,547      2,294,559     1,880,380
- -----------------------------------------------------------------------------------------------------------------
 Total interest-bearing deposits              7,974,030     5,827,208      5,297,693      4,771,486     4,064,625
- -----------------------------------------------------------------------------------------------------------------
 Total deposits                              $9,234,726    $6,880,319     $6,194,540     $5,557,729    $4,829,570
=================================================================================================================


The following table presents the average rates paid on deposits by category for the five years ended December 31, 1994:

                                                                           Rates Paid
- -----------------------------------------------------------------------------------------------------------------
                                                    1994          1993           1992          1991         1990
- -----------------------------------------------------------------------------------------------------------------
Interest-bearing transaction accounts               2.81%         2.53%          2.86%         4.51%        5.66%
- -----------------------------------------------------------------------------------------------------------------
Savings accounts                                    2.86          2.96           3.47           4.87        4.98
- -----------------------------------------------------------------------------------------------------------------
Money market savings accounts                       2.93          2.82           3.30           4.86        5.81
- -----------------------------------------------------------------------------------------------------------------
Certificates of deposit of $100,000 or more         4.75          4.34           4.98           6.70        8.01
- -----------------------------------------------------------------------------------------------------------------
Other interest-bearing deposits                     4.30          4.01           4.83           6.69        7.73
- -----------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits                   3.70%         3.40%          4.06%          5.88%       6.95%
=================================================================================================================

BORROWED FUNDS

     Regions' short-term borrowings consist of federal funds purchased and security repurchase agreements, commercial paper and other short-term borrowings.
     Federal funds purchased and security repurchase agreements are used to satisfy daily funding needs and, when advantageous, for rate arbitrage. Federal funds purchased and security repurchase agreements increased from $184.6 million at December 31, 1993, to $991.2 million at December 31, 1994. Balances in these accounts can fluctuate significantly on a day-to-day basis. The average daily balance of federal funds purchased and security repurchase agreements, net of federal funds sold and security reverse repurchase agreements, increased $27.5 million in 1993 and $300.8 million in 1994. The larger increase in 1994 resulted from increased reliance on purchased funds to support earning asset growth and the need to replace approximately $177 million in deposits sold in connection with the sale of five branch offices. The higher level of net purchased funds is expected to continue unless alternative funding sources are utilized or unless earning asset growth rates moderate.
     At December 31, 1994, $18.6 million in commercial paper was outstanding, compared to $17.2 million at December 31, 1993. The Company issues commercial paper through its private placement commercial paper program. The Company's retail commercial paper program was discontinued in 1993 since the private placement program was meeting the Company's needs at a lower cost. Company policy limits total commercial paper outstanding, at any time, to $75 million. The level of commercial paper outstanding depends on the funding requirements of the Company and the cost of commercial paper compared to alternative borrowing sources.
     Other short-term borrowings at December 31, 1994, and 1993, consisted primarily of a short sale liability at Regions' broker/dealer subsidiary. Short sales are frequently used by the broker/dealer subsidiary to offset other market risks which are undertaken in the normal course of business.
     Regions' long-term borrowings consist primarily of subordinated notes, Federal Home Loan Bank borrowings and other long-term notes payable.
     Subordinated notes increased from $80.6 million at December 31, 1993, to $205.2 million at December 31, 1994. During 1994, Regions issued $125 million in additional subordinated notes, which qualify as Tier II capital under Federal Reserve guidelines. The proceeds of these notes are being used for general corporate purposes, including the repurchase in the open market of shares of Regions' Common Stock, which were, or will be, issued in connection with specific acquisitions accounted for as purchases. Issuance of the subordinated notes improved the Company's total capital ratios and provided an additional source of financing growth of the Company.
     Federal Home Loan Bank borrowings decreased $61.4 million in 1994, after increasing $301.5 million in 1993. The increase in 1993 related to Federal Home Loan Bank borrowings assumed in connection with the acquisition of Secor at year-end 1993. As a portion of these borrowings matured and were paid off in 1994, the balance outstanding on Federal Home Loan Bank borrowings declined. Membership in the Federal Home Loan Bank system provides access to an additional source of lower-cost funds. These borrowings can be used to partially hedge against the effect future interest rate changes may have on the Company's real estate mortgage portfolio.
     Other long-term notes payable consist of mortgages payable on certain of the Company's buildings and low-income housing partnership investments, medium term notes assumed in connection with the Secor acquisition and miscellaneous notes payable. Other long-term borrowings declined $6.8 million in 1994, due to scheduled maturities on these borrowings.

STOCKHOLDERS' EQUITY

     Over the past five years, stockholders' equity has increased at a compound annual growth rate of 14.1%. Stockholders' equity has grown from $573 million at the beginning of 1992 to $1.0 billion at year-end 1994. Internally generated retained earnings contributed $221 million of this growth, equity issued in connection with acquisitions accounted for $202 million, and $18 million was attributable to the exercise of stock options and the issuance of stock to employees under Regions' incentive plan. The internal capital generation rate (net income less dividends as a percentage of average stockholders' equity) was 10.5% in 1994, compared to 10.6% in 1993 and 10.2% in 1992.
     Regions and its subsidiaries are required to comply with capital adequacy standards established by banking regulatory agencies. Currently, there are two basic measures of capital adequacy: a risk-based measure and a leverage measure.
     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with specified risk-weighting factors. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The banking regulatory agencies have adopted initiatives to begin considering interest rate risk in computing risk-based capital ratios, although such requirements have not yet been implemented.
     The minimum standard for the ratio of total capital to risk-weighted assets is 8%. At least 50% of that capital level must consist of common equity, undivided profits and non-cumulative perpetual preferred stock, less goodwill and certain other intangibles ("Tier I capital"). The remainder ("Tier II capital") may consist of a limited amount of other preferred stock, mandatory convertible securities, subordinated debt and a limited amount of the allowance for loan losses. The sum of Tier I capital and Tier II capital is "total risk-based capital."
     The banking regulatory agencies also have adopted regulations which supplement the risk-based guidelines to include a minimum ratio of 3% of Tier I capital to average assets less goodwill (the "leverage ratio"). Depending upon the risk profile of the institution and other factors, the regulatory agencies may require a leverage ratio of 1% to 2% above the minimum 3% level.
     Regions' ratio of stockholders' equity to total assets was 7.90% at December 31, 1994, compared to 8.12% at December 31, 1993, and 8.33% at December 31, 1992. Although this ratio has declined over the past three years due to acquisitions, the Company's capital level, as measured by the leverage ratio, is significantly above industry averages.
     The following chart summarizes the applicable bank regulatory capital requirements. Regions' capital ratios at December 31, 1994, substantially exceeded all regulatory requirements.

BANK REGULATORY CAPITAL REQUIREMENTS

                            Minimum           Regions
                           Regulatory           at
                          Requirement    December 31, 1994
- ----------------------------------------------------------
Tier I capital to
 risk-adjusted assets       4.00%            10.69%
- ----------------------------------------------------------
Total risk-based
 capital to risk-
 adjusted assets            8.00%            14.29%
- ----------------------------------------------------------
Tier I leverage ratio       3.00%             8.21%
- ----------------------------------------------------------

     Total capital at the affiliate banks also has an important effect on the amount of FDIC insurance premiums paid. Institutions not considered well capitalized can be subject to higher rates for FDIC insurance. As of December 31, 1994, all of Regions' affiliate banks had the requisite capital levels to qualify as well capitalized.
     Regions attempts to balance the return to stockholders through the payment of dividends, with the need to maintain strong capital levels for future growth opportunities. In 1994, Regions returned 34% of earnings to its stockholders in the form of dividends. Total dividends declared in 1994, were $50.3 million or $1.20 per share, an increase of 15% from the $1.04 per share in 1993.
     In January 1995, the Board of Directors declared an increase in the quarterly cash dividend from $.30 to $.33 per share, a 10% increase. This is the twenty-fourth consecutive year that Regions has increased cash dividends.

The following table shows the percentage distribution of Regions' consolidated average balances of assets, liabilities and stockholders' equity for the five years ended December 31, 1994:

                                                     1994          1993           1992           1991          1990
- --------------------------------------------------------------------------------------------------------------------
ASSETS
 Earning assets:
  Taxable securities                                 20.3%         18.1%          20.7%          20.8%         17.6%
- --------------------------------------------------------------------------------------------------------------------
  Non-taxable securities                              2.1           2.4            2.3            2.7           3.0
- --------------------------------------------------------------------------------------------------------------------
  Federal funds sold                                  0.5           0.7            2.5            1.5           0.9
- --------------------------------------------------------------------------------------------------------------------
  Loans (net of unearned income):
   Commercial                                        14.7          17.7           19.0           20.3          21.1
- --------------------------------------------------------------------------------------------------------------------
   Real estate                                       35.0          30.3           26.0           25.0          25.0
- --------------------------------------------------------------------------------------------------------------------
   Installment                                       17.5          19.4           18.5           18.9          20.1
- --------------------------------------------------------------------------------------------------------------------
    Total loans                                      67.2          67.4           63.5           64.2          66.2
- --------------------------------------------------------------------------------------------------------------------
   Allowance for loan losses                         (1.0)         (1.1)          (0.9)          (0.8)         (0.7)
- --------------------------------------------------------------------------------------------------------------------
   Net loans                                         66.2          66.3           62.6           63.4          65.5
- --------------------------------------------------------------------------------------------------------------------
  Other earning assets                                2.5           3.1            2.6            2.1           2.5
- --------------------------------------------------------------------------------------------------------------------
   Total earning assets                              91.6          90.6           90.7           90.5          89.5
- --------------------------------------------------------------------------------------------------------------------
  Cash and due from banks                             4.0           4.9            4.6            4.6           5.7
- --------------------------------------------------------------------------------------------------------------------
  Other non-earning assets                            4.4           4.5            4.7            4.9           4.8
- --------------------------------------------------------------------------------------------------------------------
   Total assets                                     100.0%        100.0%         100.0%         100.0%        100.0%
====================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
  Non-interest-bearing                               11.2%         13.2%          12.7%          12.4%         13.7%
- --------------------------------------------------------------------------------------------------------------------
  Interest-bearing                                   70.6          73.0           74.8           75.1          72.7
- --------------------------------------------------------------------------------------------------------------------
   Total deposits                                    81.8          86.2           87.5           87.5          86.4
- --------------------------------------------------------------------------------------------------------------------
  Borrowed funds:
   Short-term                                         4.1           1.8            1.8            2.3           2.9
- --------------------------------------------------------------------------------------------------------------------
   Long-term                                          4.6           1.8            0.7            0.3           0.4
- --------------------------------------------------------------------------------------------------------------------
    Total borrowed funds                              8.7           3.6            2.5            2.6           3.3
- --------------------------------------------------------------------------------------------------------------------
   Other liabilities                                  1.4           1.5            1.4            1.3           1.3
- --------------------------------------------------------------------------------------------------------------------
    Total liabilities                                91.9          91.3           91.4           91.4          91.0
- --------------------------------------------------------------------------------------------------------------------
   Stockholders' equity                               8.1           8.7            8.6            8.6           9.0
- --------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity       100.0%        100.0%         100.0%         100.0%        100.0%
====================================================================================================================

OPERATING RESULTS

     Net income increased 30% in 1994 and 18% in 1993. The accompanying table presents the dollar amount and percentage change in the important components of income that occurred in 1994 and 1993.

SUMMARY OF CHANGES IN OPERATING RESULTS

(dollar amounts in thousands)       Increase (Decrease)
- ----------------------------------------------------------
                           1994 Compared     1993 Compared
                              to 1993           to 1992
                           Amount     %      Amount     %

NET INTEREST
 INCOME                  $93,587   27%      $29,374    9%
- ---------------------------------------------------------
Provision for
 loan losses              (2,530) (12)       (5,539) (20)
- ---------------------------------------------------------
 Net interest income
  after provision for
  loan losses             96,117   30        34,913   12
- ---------------------------------------------------------
NON-INTEREST INCOME:
 Trust department
  income                   1,087    6         1,579    9
- ---------------------------------------------------------
 Service charges on
  deposit accounts         7,377   17           838    2
- ---------------------------------------------------------
 Mortgage servicing
  and origination
  fees                    (2,590)  (6)        7,031   19
- ---------------------------------------------------------
 Securities transactions     549  704           131   NM
- ---------------------------------------------------------
 Other                     4,958   19         3,371   15
- ---------------------------------------------------------
   Total non-interest
    income                11,381    9        12,950   11
- ---------------------------------------------------------
NON-INTEREST EXPENSE:
 Salaries and
  employee benefits       24,572   16        16,239   12
- ---------------------------------------------------------
 Net occupancy
  expense                  5,809   39         1,118    8
- ---------------------------------------------------------
 Furniture and equip-
  ment expense             4,133   22           920    5
- ---------------------------------------------------------
 FDIC insurance
  expense                  6,094   42           479    3
- ---------------------------------------------------------
 Other                    15,433   18         3,611    4
- ---------------------------------------------------------
  Total non-interest
   expense                56,041   20        22,367    8
- ---------------------------------------------------------
  Income before
   income taxes           51,457   31        25,496   18
- ---------------------------------------------------------
Applicable income
 taxes                    17,618   33         8,499   19
- ---------------------------------------------------------
   NET INCOME            $33,839   30%      $16,997   18%
=========================================================


NET INTEREST INCOME

     Net interest income (interest income less interest expense) is Regions' principal source of income. Net interest income increased 27% in 1994 and 9% in 1993. On a taxable equivalent basis, net interest income increased 26% in 1994 and 9% in 1993. The table on page 43 analyzes the changes in net interest income.
     In 1994, increases in the volume of interest-earning assets and interest-bearing liabilities contributed to the increase in net interest income. During 1994, average earning assets grew 43% and average interest-bearing liabilities grew 46%. However, unfavorable changes in earning asset yields and interest-bearing liability rates partially offset the increase in net interest income attributable to volume changes. The results for 1993 were similar to 1994, in that increased net interest income attributable to volume changes was partially offset by unfavorable changes in earning asset yields and interest-bearing liability rates. During 1993, average earning assets grew 13%, while interest-bearing liabilities grew 12%. Volume changes of equal amounts in earning assets and interest-bearing liabilities typically increase net interest income due to the positive spread between earning asset yields and interest-bearing liability rates.
     Regions measures its ability to produce net interest income with a ratio called the interest margin. The interest margin is net interest income (on a taxable equivalent basis) as a percentage of earning assets. The interest margin declined from 4.98% in 1992 to 4.82% in 1993 and to 4.26% in 1994. Changes in the interest margin occur primarily due to four factors: (1) the interest rate spread (taxable equivalent yield on earning assets less the rate on interest-bearing liabilities), (2) the percentage of earning assets funded by interest-bearing liabilities, (3) changes in market interest rates and (4) changes in the statutory federal income tax rate. Year-to-year comparisons of the interest margin ratio are affected by acquisitions that occurred in late 1993. The acquired institutions generally had earning asset yields that were lower, interest-bearing liability rates that were higher, and a larger percentage of earning assets funded by interest-bearing liabilities than did Regions. Although these institutions added significantly to net interest income, they did have an adverse impact on the interest margin ratio by negatively affecting items (1) and (2) above.
     The first factor affecting Regions' interest margin is the interest rate spread. Regions' average interest rate spread was 4.35% in 1992, 4.25% in 1993 and 3.70% in 1994. The interest rate spread contracted in 1994 because the average yield on earning assets declined 13 basis points while the average rate paid on interest-bearing liabilities increased 42 basis points. As mentioned above, the 1994 interest rate spread was adversely affected by acquisitions. In addition, during 1994 Regions added substantially to the ARM loan portfolio to help position the balance sheet for the possibility of rising market interest rates. To attract borrowers, ARMs typically carry relatively low initial rates for the first year. Thereafter, the rates adjust annually based on a market rate index plus a spread. Consequently, ARMs typically reduce the average earning asset yield and reduce the interest rate spread in their first year. During 1994, Regions also issued an additional $125 million in subordinated notes (see Note I to the consolidated financial statements). These notes have higher rates and longer maturities than Regions' primary funding sources. As a result, these notes have the effect of increasing the average rate paid on interest-bearing liabilities and reducing the interest rate spread.
     The mix of earning assets can also affect the interest rate spread. During 1994, loans, which are typically Regions' highest yielding earning asset, contracted as a percentage of earning assets -- increasing the effects of contracting spreads. Average loans as a percentage of earning assets were 74% in 1993 and 73% in 1994.
     The second factor affecting the interest margin is the percentage of earning assets funded by interest-bearing liabilities. Funding for Regions' earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders' equity. The net spread on earning assets funded by non-interest-bearing liabilities and stockholders' equity is higher than the net spread on earning assets funded by interest-bearing liabilities. The percentage of earning assets funded by interest-bearing liabilities increased from 84% in both 1992 and 1993 to 86% in 1994. The changes in the percentage of earning assets funded by interest-bearing liabilities had no effect on net interest income in 1993, but had a negative effect on net interest income in 1994. The trend has been for a greater percentage of new funding for earning assets to come from interest-bearing sources. Management expects this trend to continue. As mentioned above, during 1994, the percentage of earning assets funded by interest-bearing liabilities increased, at least partially, as a result of acquisitions that occurred in late 1993.
     The third factor affecting the interest margin is changes in market interest rates. Market interest rates, both the level of rates and the slope of the yield curve (the spread between short-term rates and longer-term rates), strongly influence the pricing on most categories of Regions' earning assets and interest-bearing liabilities. The level of market interest rates generally declined from 1990 through 1993, reaching historically low levels in late 1993. As a result of declining market rates during this period, the yield on earning assets and the rate on interest-bearing


                                   [Figure 6]


                       NET INTEREST INCOME IN THOUSANDS
                             (TAXABLE EQUIVALENT)

                                   (Graph)


                           1990        1991        1992        1993        1994
Interest Income            533,174     569,117     547,007     566,162     796,419
Interest Expense           297,613     292,017     224,068     213,614     350,139
                           -------     -------     -------     -------     -------
Net Interest Income        235,561     277,100     322,939     352,548     446,280
                           =======     =======     =======     =======     =======


                                  [Figure 7]


                             INTEREST RATE SPREAD
                             (TAXABLE EQUIVALENT)


                                    (Graph)



                                        1990        1991        1992        1993        1994
Average Interest Rate Earned            10.6        9.8         8.4         7.7         7.6
Average Interest Rate Paid               7.0        5.9         4.1         3.5         3.9
                                        ----        ---         ---         ---         ---
Interest Rate Spread                     3.6        3.9         4.3         4.2         3.7
                                        ====        ===         ===         ===         ===

liabilities declined. In February 1994, the Federal Reserve began increasing short-term interest rates and in a series of six steps occurring over less than twelve months, increased the Federal Funds rate 250 basis points from 3.00% to 5.50%. Long-term interest rates also increased during 1994, but much less than did short-term rates. The combination of movements in short-term and long-term interest rates caused the slope of the yield curve to flatten by over 147 basis points from January 31, 1994, to December 31, 1994. As market rates moved higher during 1994, Regions' earning asset yields and interest-bearing liability rates reacted by also moving higher. However, the flattening yield curve tended to cause interest-bearing liability rates to increase slightly faster than earning asset yields. Between the first quarter of 1994 and the fourth quarter of 1994, Regions' earning asset yields increased 45 basis points while interest-bearing liability rates increased 67 basis points.
     The pricing of interest-bearing transaction accounts, money market savings accounts and regular savings accounts proved to be relatively insensitive to the latest changes in market interest rates. Over the last three years, as market rates dropped to historically low levels, the rates paid on these products were reduced. However, as market rates increased during 1994, the rates paid on these products remained relatively stable. The relative stability of the rates paid on these products during 1994 provided a low cost funding source for earning assets.
     The last factor, changes in the statutory federal income tax rate, affected the interest margin in 1993. The marginal federal tax rate was constant at 34% from 1988 through 1992, but was increased to 35% in 1993. Comparisons of the interest margin to years prior to 1993 are affected by the change in this rate. The higher tax rate in 1993 increased the taxable equivalent value of interest income on tax-free loans and securities and thus increased the interest margin by 1 basis point in 1993. This increase is "artificial" since it reflects increased tax expense resulting from the tax rate change.

INTEREST RATE SENSITIVITY

     The primary objective of Asset/Liability Management at Regions is to achieve reasonable stability in net interest income throughout interest rate cycles. This is achieved by maintaining the proper balance of rate sensitive earning assets, rate sensitive liabilities and off-balance sheet interest rate hedges. The relationship of rate sensitive earning assets to rate sensitive liabilities, adjusted for the effect of off-balance sheet hedges, (interest rate sensitivity) is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest-bearing liabilities are those that can be repriced to current market rates within a relatively short time period. Management monitors the rate sensitivity of earning assets and interest-bearing liabilities over periods of up to ten years, but places particular emphasis on the first year. At December 31, 1994, approximately 45% of earning assets and 70% of the funding for these earning assets were scheduled to be repriced to current market rates at least once during 1995.
     The accompanying table shows Regions' rate sensitive position at December 31, 1994, as measured by gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods). Over the next twelve months approximately $2.9 billion more interest-bearing liabilities than earning assets can be repriced to current market rates at least once. As a result, the one-year cumulative gap (the ratio of rate sensitive assets to rate sensitive liabilities) at December 31, 1994, was 0.65, indicating a "liability sensitive" position. However, management does not believe that this ratio adequately measures Regions' rate sensitivity.
     Historically, Regions has not experienced the level of net interest income volatility indicated by the cumulative one-year gap ratio. The primary reason for the lack of volatility is that Regions has a relatively large base of deposit products that do not reprice on a contractual basis. These deposit products include regular savings, interest-bearing transaction accounts and a portion of money market savings accounts. Balances for these accounts are reported in the one to three month repricing category and comprise 28% of interest-bearing deposits. The rates paid on these accounts are typically sensitive to changes in market interest rates only under certain conditions, such as those prevailing in the last two quarters of 1991 and continuing through 1993, when market interest rates fell to historically low levels. As market interest rates moved up 250 basis points during 1994, competitive pressures allowed the rates paid on these accounts to remain stable.
     Another reason for the lack of volatility in net interest income is that Regions' loan and security portfolios contain fixed-rate mortgage-related products, including whole loans, mortgage-backed securities and collateralized mortgage obligations having amortization and cash flow characteristics that vary with the level of market interest rates. These earning assets are generally reported in the non-sensitive category. In fact, a significant portion of these balances may amortize or mature within one year or less, because these instruments' actual cash flows will vary from their contractual maturities, due principally to refinancing activity. If fixed-rate mortgage-related products, regular savings, a portion of money market savings and a portion of interest-bearing transaction accounts were redistributed based on expected cash flows and probable repricing intervals, Regions' one-year cumulative gap ratio would be 0.93 -- indicating a significantly less "liability sensitive" position than that reported above.
     Interest rate swap agreements entered into by Secor prior to its acquisition by Regions, totaled $27.9 million in notional principal amount at December 31, 1994 (see Note M to the consolidated financial statements). Secor used these swap agreements to control its interest sensitivity position. As part of the purchase accounting treatment of the Secor acquisition, these swap agreements were "marked-to-market" and a liability was recorded on the balance sheet. This liability is being amortized over the remaining term of the swap agreements to offset net interest expense generated by these swaps. These swap agreements have no material effect on Regions' rate sensitivity.
     In addition to gap analysis, Regions also uses simulation analysis to monitor and manage interest rate sensitivity. Simulation analysis is the primary method of estimating future earnings streams under varying interest rate conditions. Simulation analysis is used to test the sensitivity of Regions' net interest income to both the level of interest rates and the slope of the yield curve. Simulation analysis uses a more detailed version of the information shown in the table on page 42 that includes adjustments for the expected timing and magnitude of asset and liability cash flows, as well as the expected timing and magnitude of repricings of deposits that do not reprice on a contractual basis. In addition, simulation analysis includes adjustments for the lag between movements in market interest rates and the movement of administered rates on prime rate loans, interest-bearing transaction accounts, regular savings and money market savings accounts. These adjustments are made to reflect more accurately possible future cash flows, repricing behavior and ultimately net interest income. Simulation analysis also indicates that Regions is slightly "liability sensitive."

INTEREST RATE SENSITIVITY ANALYSIS

                                                                     December 31, 1994
- --------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                       Rate Sensitive Period
- --------------------------------------------------------------------------------------------------------------------
                                              1-3          4-6          7-12              Over 1 year or
                                           Months       Months        Months      Total    Non-Sensitive     Total
- --------------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
 Loans, net of unearned income          $ 3,427.8    $   428.5     $   674.2    $ 4,530.5    $ 4,487.3    $ 9,017.8
- --------------------------------------------------------------------------------------------------------------------
 Investment securities                      198.5         64.0         173.7        436.2      1,512.5      1,948.7
- --------------------------------------------------------------------------------------------------------------------
 Securities available for sale              125.5         49.8          43.4        218.7        441.8        660.5
- --------------------------------------------------------------------------------------------------------------------
 Interest bearing deposits
  in other banks                               .6         --            --             .6         --             .6
- --------------------------------------------------------------------------------------------------------------------
 Federal funds sold and securities
  purchased under agreements to resell       45.1         --            --           45.1         --           45.1
- --------------------------------------------------------------------------------------------------------------------
 Mortgage loans held for sale               104.5         --            --          104.5         --          104.5
- --------------------------------------------------------------------------------------------------------------------
 Trading account assets                      24.9         --            --           24.9         --           24.9
- --------------------------------------------------------------------------------------------------------------------
  Total earning assets                  $ 3,926.9    $   542.3     $   891.3    $ 5,360.5    $ 6,441.6    $11,802.1
- --------------------------------------------------------------------------------------------------------------------
  Percent of total earning assets            33.3%         4.6%          7.5%        45.4%        54.6%       100.0%
- --------------------------------------------------------------------------------------------------------------------

FUNDING SOURCES:
 Non-interest-bearing deposits               --           --            --           --      $ 1,450.3    $ 1,450.3
- --------------------------------------------------------------------------------------------------------------------
 Savings deposits                       $   822.9         --            --      $   822.9         --          822.9
- --------------------------------------------------------------------------------------------------------------------
 Other time deposits                      4,623.7    $   680.1     $ 1,027.9      6,331.7      1,488.2      7,819.9
- --------------------------------------------------------------------------------------------------------------------
 Short-term borrowings                    1,001.2         10.3          --        1,011.5         --        1,011.5
- --------------------------------------------------------------------------------------------------------------------
 Long-term borrowings                        38.8          6.0          17.3         62.1        457.1        519.2
- --------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities      6,486.6        696.4       1,045.2      8,228.2      1,945.3     10,173.5
- --------------------------------------------------------------------------------------------------------------------
 Stockholders' equity                        --           --            --           --          178.3        178.3
- --------------------------------------------------------------------------------------------------------------------
  Total funding sources                 $ 6,486.6    $   696.4     $ 1,045.2    $ 8,228.2    $ 3,573.9    $11,802.1
- --------------------------------------------------------------------------------------------------------------------
  Percent of total funding sources           55.0%         5.9%          8.8%        69.7%        30.3%       100.0%
- --------------------------------------------------------------------------------------------------------------------
Interest sensitive gap                  $(2,559.7)   $  (154.1)    $  (153.9)   $(2,867.7)   $ 2,867.7         --
- --------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitive gap       $(2,559.7)   $(2,713.8)    $(2,867.7)   $(2,867.7)        --           --
- --------------------------------------------------------------------------------------------------------------------
As percent of total earning assets          (21.7)%      (23.0)%       (24.3)%      (24.3)%       --           --
- --------------------------------------------------------------------------------------------------------------------
Ratio of earning assets
 to funding sources                           0.61         0.78          0.85         0.65         1.80         1.00
- --------------------------------------------------------------------------------------------------------------------
Cumulative ratio                              0.61         0.62          0.65         0.65         1.00         1.00
====================================================================================================================

ANALYSIS OF CHANGES IN NET INTEREST INCOME

(in thousands)                                               Year Ended December 31
- -----------------------------------------------------------------------------------------------------------------
                                           1994 over 1993                               1993 over 1992
- -----------------------------------------------------------------------------------------------------------------
                                  Volume     Yield/Rate         TOTAL         Volume     Yield/Rate         Total
- -----------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN:
 Interest income on:
  Loans                         $176,395      $   5,081      $181,476        $71,862       $(37,874)     $ 33,988
- -----------------------------------------------------------------------------------------------------------------
  Federal funds sold                 279            271           550         (4,147)        (1,005)       (5,152)
- -----------------------------------------------------------------------------------------------------------------
  Taxable securities              55,869        (12,465)       43,404         (1,355)       (11,459)      (12,814)
- -----------------------------------------------------------------------------------------------------------------
  Non-taxable securities           2,396           (475)        1,921          1,736           (682)        1,054
- -----------------------------------------------------------------------------------------------------------------
  Other earning assets             2,253            508         2,761          4,359         (2,515)        1,844
- -----------------------------------------------------------------------------------------------------------------
   Total                         237,192         (7,080)      230,112         72,455        (53,535)       18,920
- -----------------------------------------------------------------------------------------------------------------
 Interest expense on:
  Savings deposits                 5,612           (606)        5,006          3,935         (2,664)        1,271
- -----------------------------------------------------------------------------------------------------------------
  Other interest-bearing
   deposits                       72,770         19,708        92,478         15,748        (33,998)      (18,250)
- -----------------------------------------------------------------------------------------------------------------
  Borrowed funds                  38,445            596        39,041          5,830            695         6,525
- -----------------------------------------------------------------------------------------------------------------
   Total                         116,827         19,698       136,525         25,513        (35,967)      (10,454)
- -----------------------------------------------------------------------------------------------------------------
INCREASE IN NET
 INTEREST INCOME                $120,365       $(26,778)    $  93,587        $46,942       $(17,568)     $ 29,374
=================================================================================================================

Note: The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the absolute dollar amounts of the change in each.

PROVISION FOR LOAN LOSSES

     This expense is used to fund the allowance for loan losses. Actual loan losses, net of recoveries, are charged directly to the allowance. The expense recorded each year is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance to absorb future losses. For an analysis and discussion of the allowance for loan losses, refer to the section on page 21 entitled "Loans and Allowance for Loan Losses." In 1992, the provision for loan losses was increased primarily because of growth in the loan portfolio. Due primarily to improving economic conditions and to improving loan portfolio quality indicators in 1993 and 1994, the loan loss provision was reduced to $21.5 million in 1993 and $19.0 million in 1994.

TRUST INCOME

     Trust income increased 16% in 1992, 9% in 1993 and 6% in 1994. An aggressive sales program has been the primary means of increasing trust revenue. A significant focus has been placed on cross-selling trust services to existing customers and employee incentive programs have been used to give consistency to sales efforts. A trust sales staff has been active in assisting regional trust offices in achieving their sales goals. In addition to increased sales efforts, trust income is also affected by the securities markets, since most trust fees are calculated as a percentage of trust asset values. The strength of the securities markets in 1992 and 1993, had a more favorable impact on trust income in those years than in 1994.

SERVICE CHARGES ON DEPOSIT ACCOUNTS

     Service charge income increased 9% in 1992, 2% in 1993, and 17% in 1994, due to increases in the number of deposit accounts, primarily because of acquisitions, and changes in the pricing of certain deposit accounts and related services.

MORTGAGE SERVICING AND ORIGINATION FEES

     The source of this income is Regions' mortgage banking affiliate--Real Estate Financing, Inc. (REF). REF's primary business and source of income is the origination and servicing of mortgage loans for long-term investors.
     Mortgage servicing and origination fees decreased 6% in 1994. Origination fees decreased 21% due to a decline in the number of loans closed, primarily as a result of higher mortgage interest rates in 1994. Servicing fees, which comprised approximately 76% of total mortgage servicing and origination fees in 1994, increased less than 1%. At December 31, 1994, REF's servicing portfolio totaled $9.2 billion and included approximately 154,000 loans. At December 31, 1993, the servicing portfolio totaled $8.5 billion, compared to $6.3 billion at December 31, 1992. The reduced rate of growth in servicing fees in 1994, resulted primarily from (1) a slower rate of growth in the servicing portfolio than in prior years and (2) an increased amount of mortgages in REF's servicing portfolio owned by Regions' subsidiary banks; servicing fees from these mortgages are eliminated in consolidation as intercompany transactions.
      Purchased mortgage servicing rights, which are included in other assets in the consolidated statement of condition, represent amounts paid, less accumulated amortization and valuation adjustments, for the right to service mortgage loans that are owned by other investors. An increase in prepayments of these mortgages, due primarily to lower mortgage interest rates, resulted in increased valuation adjustments in 1993. With higher mortgage interest rates during most of 1994, which resulted in prepayments returning to more normal levels, no valuation adjustments were necessary in 1994. An increase in prepayments of mortgages in the servicing portfolio in the future could result in additional valuation adjustments. An analysis of purchased mortgage servicing rights is summarized as follows:

(in thousands)                       1994       1993
- ----------------------------------------------------
Balance at beginning of year      $50,581    $37,847
- ----------------------------------------------------
Additions                           7,449     26,783
- ----------------------------------------------------
Amortization                      (10,424)    (7,080)
- ----------------------------------------------------
Valuation adjustments                  -0-    (6,969)
- ----------------------------------------------------
Balance at end of year            $47,606    $50,581
====================================================


     The Financial Accounting Standards Board has proposed changes, which have not yet been finalized, in the accounting rules for mortgage servicing rights that would eliminate the accounting inconsistencies that exist between mortgage servicing rights that are derived from loan origination activities and those acquired through purchase transactions. The proposed standard would require the recognition of a separate asset for mortgage servicing rights, regardless of how they are derived. The proposed changes also specify how mortgage servicing rights should be evaluated for impairment. It is expected that the proposed changes would be applied prospectively in fiscal years beginning after December 15, 1995, to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights. Because of the complexities involved in the proposed changes and because they have not yet been finalized, management has not determined the effect of the proposed changes on Regions.
     In 1993, mortgage servicing and origination fees increased 19%. Servicing fees increased 14% due to a 36% increase in the dollar volume of loans serviced and a 24% increase in the number of loans serviced. These increases resulted from growth in the servicing portfolio due to the retention of servicing on most mortgages originated in-house and the purchase of servicing rights to mortgages originated by other companies. Origination fees increased 35% in 1993, due to increases in the number and dollar amount of loans closed. Lower interest rates in 1993 resulted in increased volumes for new loan closings and refinancings.
     In 1992, mortgage servicing and origination fees increased 31%. Servicing fees increased 18% due to a 9% increase in the dollar volume of loans serviced and a 3% increase in the number of loans serviced. Origination fees increased 92% in 1992 due to increases in the number and dollar amount of loans closed.

     REF, through its retail and wholesale operations, produced mortgage loans totaling $1.9 billion, $1.9 billion, and $1.4 billion in 1994, 1993 and 1992, respectively. REF produces loans from 18 branch offices in Alabama, Georgia, Florida, Mississippi, Tennessee and South Carolina, and from other correspondent offices located primarily in the Southeast.

SECURITIES GAINS (LOSSES)

     In 1992, net losses from the sale of securities totaled $53,000. These sales resulted primarily from credit quality concerns of two securities.
     In 1993, net gains from the sale of investment securities were $78,000, resulting from sales of several securities due to credit quality concerns.
     The $627,000 net gain in 1994 from the sale of available for sale securities resulted primarily from dispositions of small blocks of securities acquired in connection with acquisitions and sales of several securities due to credit quality concerns.

OTHER INCOME

     Refer to Note O to the consolidated financial statements for an analysis of the significant components of other income. Increases in fee and commission income over the last three years resulted primarily from revisions in charges for certain services, an increased emphasis on charging customers for services performed and an increased customer base due to internal growth and acquisitions. Increases in safe deposit fees, international department income, automated teller machine fees and other customer charges accounted for growth in fees and commissions over the last three years.
     Insurance premium and commission income increased in 1994 and 1993, after declining in 1992. This income originates primarily from the sale of credit life and accident and health insurance to consumer loan customers. Increased consumer loan volume resulted in increased income in 1993 and 1994. The decline in insurance income in 1992 resulted from declining volumes of credit life insurance written for customers, coupled with lower premium rates in 1992.
     Trading account income increased in 1993 and 1992, primarily because of additional volume, increased fees from the underwriting of public finance obligations, and larger profits from trading in the portfolio. In 1994, trading account income decreased 2% because of slightly lower volumes and a small decline in profits from trading in the portfolio.
     In the first quarter of 1994, Regions recognized pre-tax gains of $2.4 million from the sale of servicing rights on approximately $121 million of mortgage loans.

SALARIES AND EMPLOYEE BENEFITS

     Total salaries and benefits increased 16% in 1992, 12% in 1993 and 16% in 1994. These increases resulted from normal merit and promotional adjustments, increased incentive payments tied to performance, the effects of inflation and increases in the number of employees due to increased business activity and acquisitions.
     At December 31, 1994, Regions had 6,007 full-time equivalent employees. Of these, 5,358 are employed by either a banking affiliate, the investment subsidiary or the parent company. Since the beginning of 1992, the number of banking, investment subsidiary and parent company employees has increased by 1,446 employees, due primarily to employees added as a result of acquisitions.
     Regions' remaining 649 employees at December 31, 1994, are employed by the mortgage banking


                                  [Figure 8]


                            DEPOSITS PER EMPLOYEE


                                   (Graph)


                               ($ in millions)


               1990       1991       1992       1993       1994
               1.398      1.513      1.639      1.865      1.884

affiliate. During 1992 and 1993, due to strong growth in mortgage servicing and origination activity, the mortgage banking company added 182 employees. Employment levels were reduced by 86 full-time equivalent employees in 1994 due to a slowdown in mortgage banking activity.
     Salaries, excluding benefits, totaled $92.5 million in 1992, compared to $101.9 million in 1993 and $124.7 million in 1994. These increases resulted from increased employment levels, due to acquisitions and increased business activity, and normal merit and promotional adjustments.
     Employee productivity indicators improved significantly over the last three years. Net income per employee increased 44% and deposits per employee increased 29%.
     Regions provides all employees who meet established employment requirements with a benefits package which includes pension, profit sharing, stock purchase, and medical, life and disability insurance plans. The total cost to Regions for fringe benefits, including payroll taxes, equals approximately 29% of salaries.
     The contribution to the profit sharing plan increased in each of the last three years and was equal to approximately 10% of after-tax income in 1992 and 1993 and 9% in 1994.
     The contribution to the employee stock ownership plan (ESOP) equaled approximately 1% of after-tax income in each of the last three years. The ESOP was approved by the Board of Directors in 1991, and the 1992 contribution commenced operation of the plan.
     Commissions and incentives expense increased from $21.8 million in 1992, to $25.3 million in 1993, and declined to $19.2 million in 1994. Incentives are being used increasingly to reward employees for selling products and services, for productivity improvements and for achievement of other corporate goals. In 1991 Regions' stockholders approved a long-term incentive plan that provides for the granting of stock options, stock appreciation rights, restricted stock and performance shares. The long-term incentive plan is intended to assist the Company in attracting, retaining, motivating and rewarding employees who make a significant contribution to the Company's long-term success, and to encourage employees to acquire and maintain an equity interest in the Company. Regions also uses cash incentive plans to reward employees for achievement of various goals.
     Payroll taxes increased 9% in 1992, 12% in 1993 and 20% in 1994. Increases in the Social Security tax rate and tax base, combined with increased salary levels and additional employees due to growth and acquisitions, were the primary reasons for increased payroll taxes.
     Group insurance expense increased 11% in 1992, 7% in 1993 and 26% in 1994 primarily because of increases in medical claims due to increased employment levels associated with increased business activity and acquisitions, and continued rising health care costs.
     In 1993, Regions adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." See Note J to the consolidated financial statements for additional information.

NET OCCUPANCY EXPENSE

     Net occupancy expense includes rents,
depreciation and amortization, utilities, maintenance, insurance, taxes and other expenses of premises occupied by Regions and its affiliates. Regions' affiliates operate offices throughout Alabama and parts of Louisiana, Florida, Georgia, Tennessee, Mississippi and South Carolina.
     Net occupancy expense increased 5% in 1992, 8% in 1993, and 39% in 1994 due to new and acquired branch offices, rising price levels, and increased business activity. Increased acquisitions during the last two years were the primary reason for the larger 1994 increase. Excluding acquisitions, the 1994 increase would have been approximately 10%.

FURNITURE AND EQUIPMENT EXPENSE

     Furniture and equipment expense increased 2% in 1992, 5% in 1993, and 22% in 1994. These increases resulted from acquisitions (particularly during the last two years) rising price levels, expenses related to equipment for new branch offices, and increased depreciation and service contract expenses associated with branch automation equipment and other computer equipment. Excluding acquisitions, the 1994 increase would have been approximately 4%.

FDIC INSURANCE EXPENSE

     FDIC insurance expense increased 20% in 1992, 3% in 1993, and 42% in 1994 as a result of increased deposits from acquisitions and growth, combined with increased premium rates in 1992. The FDIC premium rate increased from $.12 per $100 of insured deposits in 1990, to $.195 effective January 1, 1991, and then to $.23 effective July 1, 1991. The FDIC implemented a risk-based deposit insurance assessment schedule in 1993, which did not result in a significant increase in Regions' FDIC insurance expense. Recently, the FDIC has proposed significant reductions in FDIC insurance premium rates that could become effective in the later half of 1995. If the FDIC rate on Bank Insurance Fund
(BIF) deposits (which represents approximately 74% of Regions' total deposits) is reduced from $.23 to $.04 as proposed, Regions' annual FDIC insurance expense would be reduced by approximately $13.4 million.

OTHER EXPENSES

     Refer to Note O to the consolidated financial statements for an analysis of the significant components of other expense. Increases in this category of expense generally resulted from acquisitions, expanded programs, increased business activity and rising price levels.
     Reductions in write-downs in the carrying values of foreclosed properties and associated costs of these properties, contributed to the lower non-credit losses in 1993. Higher miscellaneous losses in 1994, offset the benefit of lower foreclosed property costs, resulting in higher non-credit losses for 1994.
     Expansion of mortgage servicing activities, including additional purchased servicing rights, and accelerated prepayments of mortgages in the servicing portfolio in 1993, resulted in increased amortization of mortgage servicing rights in 1993 and 1992. As prepayment activity slowed in 1994, amortization expense was reduced accordingly.
     Gains or losses on sales of mortgages by the affiliate mortgage company result from changes in the fair market value of mortgages held in inventory while awaiting sale to long-term investors. Purchased commitments covering the sale of mortgages held in inventory are used to mitigate market losses. (See Note M to the consolidated financial statements for additional information.) In 1994, market losses increased to $2.2 million primarily due to increasing interest rates during the year.

APPLICABLE INCOME TAX

     Regions' provision for income taxes increased 33% in 1994. This increase was caused primarily by a 31% increase in income before taxes. Also contributing to the larger provision for income taxes was a decline in Regions' tax exempt income, as a percentage of total income. For 1992, 1993 and 1994, the Company's tax exempt income as a percentage of income before income taxes was 15.5%, 12.9% and 10.3%, respectively. Management expects this trend to continue. Federal income tax laws that limit banks' deductions of interest expense related to carrying tax exempt assets acquired after 1982 adversely affect yields on new tax exempt assets and are the primary reason for the relative decline in Regions' tax exempt income. Note P to the consolidated financial statements provides more information about the provision for income taxes.
     Federal income tax laws require corporations to pay a minimum level of income tax on their economic income. Corporations must pay the greater of their normal federal income tax or alternative minimum tax. Alternative minimum tax is 20% of alternative minimum taxable income. Alternative minimum taxable income is calculated by adding to taxable income certain tax preference items which are deducted in calculating taxable income. Regions' regular income taxes exceeded its alternative minimum taxes by $15.4 million, $16.4 million and $23.5 million in 1992, 1993 and 1994, respectively.
     Management's determination of the realization of the deferred tax asset is based upon management's judgment of various future events and uncertainties, including the timing and amount of future income earned by certain subsidiaries and the implementation of various tax planning strategies to maximize realization of the deferred tax asset. Management believes that the subsidiaries may be able to generate sufficient operating earnings to realize the deferred tax benefits. In addition, a portion of the amount of the deferred tax asset that can be realized in any year is subject to certain statutory federal income tax limitations. Because of these uncertainties, a valuation allowance has been established. Management intends to evaluate the realizability of the deferred tax asset and adjust, if necessary, the valuation allowance accordingly.

EFFECTS OF INFLATION

     The majority of assets and liabilities of a financial institution are monetary in nature; therefore, a financial institution differs greatly from most commercial and industrial companies which have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also affects other expenses which tend to rise during periods of general inflation.
     Management believes the most significant impact of inflation on financial results is the Company's ability to react to changes in interest rates. As discussed previously, management is attempting to maintain an essentially balanced position between rate sensitive assets and liabilities in order to protect net interest income from being affected by wide interest rate fluctuations.


                                   [Figure 9]


                      CATEGORIES OF NON-INTEREST EXPENSE


                                   (Graph)


                               ($ in thousands)



                                     1990          1991          1992          1993          1994
Salaries and Employee Benefits       102,407       119,115       138,355       154,594       179,166
Net Occupancy Expense                 12,612        13,105        13,759        14,877        20,686
Furniture and Equipment Expense       16,214        17,339        17,684        18,604        22,737
FDIC Insurance                         5,647        11,803        14,105        14,584        20,678
Other                                 58,731        68,978        80,756        84,367        99,800
                                     -------       -------       -------       -------       -------
                                     195,611       230,340       264,659       287,026       343,067
                                     =======       =======       =======       =======       =======

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS, COMMON STOCK MARKET PRICES AND DIVIDENDS

(in thousands, except per share amounts)                                     Three Months Ended
- ---------------------------------------------------------------------------------------------------------------
                                                               Mar. 31       June 30      Sept. 30      Dec. 31
- ---------------------------------------------------------------------------------------------------------------
1994
Total interest income                                        $178,794       $187,146       $202,418    $217,421
- ---------------------------------------------------------------------------------------------------------------
Total interest expense                                         76,469         79,497         90,328     103,845
- ---------------------------------------------------------------------------------------------------------------
 Net interest income                                          102,325        107,649        112,090     113,576
- ---------------------------------------------------------------------------------------------------------------
Provision for loan losses                                       4,674          4,763          4,367       5,199
- ---------------------------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses           97,651        102,886        107,723     108,377
- ---------------------------------------------------------------------------------------------------------------
Total non-interest income, excluding
 securities gains (losses)                                     37,304         36,050         35,198      34,229
- ---------------------------------------------------------------------------------------------------------------
Securities gains (losses)                                         280             88             76         183
- ---------------------------------------------------------------------------------------------------------------
Total non-interest expense                                     83,526         84,203         86,647      88,691
- ---------------------------------------------------------------------------------------------------------------
Income taxes                                                   17,036         18,284         18,923      16,851
- ---------------------------------------------------------------------------------------------------------------
  Net income                                                 $ 34,673       $ 36,537       $ 37,427    $ 37,247
===============================================================================================================
Per share:
 Net income                                                      $.80           $.84           $.88        $.88
- ---------------------------------------------------------------------------------------------------------------
 Cash dividends declared                                          .30            .30            .30         .30
- ---------------------------------------------------------------------------------------------------------------
Market price:
 Low                                                           30 1/8         30 1/2         34 5/8      29 3/4
- ---------------------------------------------------------------------------------------------------------------
 High                                                          33 1/2         36 1/8         36 3/4          35
- ---------------------------------------------------------------------------------------------------------------

(in thousands, except per share amounts)                                     Three Months Ended
- ---------------------------------------------------------------------------------------------------------------
                                                               Mar. 31       June 30      Sept. 30      Dec. 31
- ---------------------------------------------------------------------------------------------------------------
1993
Total interest income                                        $135,719       $137,871       $139,853    $142,224
- ---------------------------------------------------------------------------------------------------------------
Total interest expense                                         51,875         52,896         53,748      55,095
- ---------------------------------------------------------------------------------------------------------------
 Net interest income                                           83,844         84,975         86,105      87,129
- ---------------------------------------------------------------------------------------------------------------
Provision for loan losses                                       7,300          6,000          4,101       4,132
- ---------------------------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses           76,544         78,975         82,004      82,997
- ---------------------------------------------------------------------------------------------------------------
Total non-interest income, excluding
 securities gains (losses)                                     30,582         32,573         33,810      34,984
- ---------------------------------------------------------------------------------------------------------------
Securities gains (losses)                                          47             (5)            34           2
- ---------------------------------------------------------------------------------------------------------------
Total non-interest expense                                     66,091         69,005         74,536      77,394
- ---------------------------------------------------------------------------------------------------------------
Income taxes                                                   13,656         14,601         12,689      12,530
- ---------------------------------------------------------------------------------------------------------------
 Net income                                                  $ 27,426       $ 27,937       $ 28,623    $ 28,059
===============================================================================================================
Per share:
 Net income                                                      $.74           $.75           $.77        $.75
- ---------------------------------------------------------------------------------------------------------------
 Cash dividends declared                                          .26            .26            .26         .26
- ---------------------------------------------------------------------------------------------------------------
Market price:
 Low                                                           31 1/4         30 1/4         31 1/4      29 5/8
- ---------------------------------------------------------------------------------------------------------------
 High                                                          38 3/8         38 1/4         35 1/4          35
- ---------------------------------------------------------------------------------------------------------------

The Common Stock of Regions is traded on the NASDAQ National Market System. The NASDAQ stock quotation symbol is RGBK. Market prices shown represent sales prices as reported in the NASD Monthly Statistical Report, after adjusting for a 10% stock dividend paid on April 1, 1993. At December 31, 1994, there were 23,622 shareholders of record of Regions Financial Corporation Common Stock.

                           Intentionally Left Blank

                                   FINANCIAL
                                   STATEMENTS
                                    & NOTES

                            Intentionally Left Blank

CONSOLIDATED STATEMENT OF CONDITION
REGIONS FINANCIAL CORPORATION & SUBSIDIARIES

- -----------------------------------------------------------------------------------------------------------------
  ASSETS                                                                                          DECEMBER 31
- -----------------------------------------------------------------------------------------------------------------
(dollar amounts in thousands)                                                                  1994          1993
- -----------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                                $    551,084  $    462,032
- -----------------------------------------------------------------------------------------------------------------
Interest-bearing deposits in other banks                                                        630        11,031
- -----------------------------------------------------------------------------------------------------------------
Investment securities (aggregate estimated market value of $1,874,117 in 1994
 and $2,457,987 in 1993)                                                                  1,948,675     2,368,445
- -----------------------------------------------------------------------------------------------------------------
Securities available for sale                                                               660,513           -0-
- -----------------------------------------------------------------------------------------------------------------
Trading account assets                                                                       24,853        20,368
- -----------------------------------------------------------------------------------------------------------------
Mortgage loans held for sale                                                                104,471       285,665
- -----------------------------------------------------------------------------------------------------------------
Federal funds sold and securities purchased under agreements to resell                       45,074       106,724
- -----------------------------------------------------------------------------------------------------------------
Loans                                                                                     9,043,467     6,869,497
- -----------------------------------------------------------------------------------------------------------------
Unearned income                                                                             (25,665)      (36,251)
- -----------------------------------------------------------------------------------------------------------------
  Loans, net of unearned income                                                           9,017,802     6,833,246
- -----------------------------------------------------------------------------------------------------------------
Allowance for loan losses                                                                  (116,988)     (100,762)
- -----------------------------------------------------------------------------------------------------------------
  Net loans                                                                               8,900,814     6,732,484
- -----------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                      160,801       140,206
- -----------------------------------------------------------------------------------------------------------------
Interest receivable                                                                          88,339        67,488
- -----------------------------------------------------------------------------------------------------------------
Due from customers on acceptances                                                           110,520        75,913
- -----------------------------------------------------------------------------------------------------------------
Other assets                                                                                243,546       205,992
- -----------------------------------------------------------------------------------------------------------------
                                                                                        $12,839,320   $10,476,348
=================================================================================================================

- -----------------------------------------------------------------------------------------------------------------
  LIABILITIES AND STOCKHOLDERS' EQUITY
- -----------------------------------------------------------------------------------------------------------------
Deposits:
 Non-interest-bearing                                                                   $ 1,450,330  $  1,196,685
- -----------------------------------------------------------------------------------------------------------------
 Interest-bearing                                                                         8,642,805     7,574,009
- -----------------------------------------------------------------------------------------------------------------
   Total deposits                                                                        10,093,135     8,770,694
- -----------------------------------------------------------------------------------------------------------------
Borrowed funds:
 Short-term borrowings:
  Federal funds purchased and securities sold under agreements to repurchase                991,214       184,566
- -----------------------------------------------------------------------------------------------------------------
  Commercial paper                                                                           18,600        17,201
- -----------------------------------------------------------------------------------------------------------------
  Other short-term borrowings                                                                 1,727         1,994
- -----------------------------------------------------------------------------------------------------------------
   Total short-term borrowings                                                            1,011,541       203,761
- -----------------------------------------------------------------------------------------------------------------
 Long-term borrowings                                                                       519,238       462,862
- -----------------------------------------------------------------------------------------------------------------
   Total borrowed funds                                                                   1,530,779       666,623
- -----------------------------------------------------------------------------------------------------------------
Bank acceptances outstanding                                                                110,520        75,913
- -----------------------------------------------------------------------------------------------------------------
Other liabilities                                                                            91,016       112,153
- -----------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                     11,825,450     9,625,383
- -----------------------------------------------------------------------------------------------------------------
Stockholders' equity:
 Common stock, par value $.625 a share:  Authorized 120,000,000 shares
  Issued, 46,482,811 shares in 1994 and 42,520,025 shares in 1993                            29,052        26,575
- -----------------------------------------------------------------------------------------------------------------
 Surplus                                                                                    430,981       375,983
- -----------------------------------------------------------------------------------------------------------------
 Undivided profits                                                                          577,901       462,280
- -----------------------------------------------------------------------------------------------------------------
 Treasury stock, at cost-1,474,579 shares in 1994 and 1,470,700 shares in 1993              (12,441)      (12,320)
- -----------------------------------------------------------------------------------------------------------------
 Unearned restricted stock                                                                     (966)       (1,553)
- -----------------------------------------------------------------------------------------------------------------
 Unrealized (loss) on securities available for sale, net of taxes                           (10,657)          -0-
- -----------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                             1,013,870       850,965
- -----------------------------------------------------------------------------------------------------------------
                                                                                        $12,839,320   $10,476,348
=================================================================================================================

See notes to consolidated financial statements.
(   ) Indicates deduction.

CONSOLIDATED STATEMENT OF INCOME
REGIONS FINANCIAL CORPORATION & SUBSIDIARIES

- ------------------------------------------------------------------------------------------------------------------
  (amounts in thousands, except per share data)                                     Year Ended December 31
- ------------------------------------------------------------------------------------------------------------------
                                                                                1994           1993          1992
- ------------------------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans                                                 $603,092       $421,616      $387,628
- ------------------------------------------------------------------------------------------------------------------
 Interest on securities:
  Taxable interest income                                                    148,148        104,744       117,558
- ------------------------------------------------------------------------------------------------------------------
  Tax-exempt interest income                                                  13,629         11,708        10,654
- ------------------------------------------------------------------------------------------------------------------
   Total interest on securities                                              161,777        116,452       128,212
- ------------------------------------------------------------------------------------------------------------------
 Interest on mortgage loans held for sale                                     18,619         15,767        13,976
- ------------------------------------------------------------------------------------------------------------------
 Income on federal funds sold and
  securities purchased under agreements to resell                              2,041          1,491         6,643
- ------------------------------------------------------------------------------------------------------------------
 Interest on time deposits in other banks                                         75            197           148
- ------------------------------------------------------------------------------------------------------------------
 Interest on trading account assets                                              175            144           140
- ------------------------------------------------------------------------------------------------------------------
  Total interest income                                                      785,779        555,667       536,747
- ------------------------------------------------------------------------------------------------------------------
Interest expense:
 Interest on deposits                                                        295,785        198,301       215,280
- ------------------------------------------------------------------------------------------------------------------
 Interest on short-term borrowings                                            21,514          4,554         4,679
- ------------------------------------------------------------------------------------------------------------------
 Interest on long-term borrowings                                             32,840         10,759         4,109
- ------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                     350,139        213,614       224,068
- ------------------------------------------------------------------------------------------------------------------
  Net interest income                                                        435,640        342,053       312,679
- ------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                     19,003         21,533        27,072
- ------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                        416,637        320,520       285,607
- ------------------------------------------------------------------------------------------------------------------
Non-interest income:
 Trust department income                                                      19,386         18,299        16,720
- ------------------------------------------------------------------------------------------------------------------
 Service charges on deposit accounts                                          50,332         42,955        42,117
- ------------------------------------------------------------------------------------------------------------------
 Mortgage servicing and origination fees                                      41,489         44,079        37,048
- ------------------------------------------------------------------------------------------------------------------
 Securities gains (losses)                                                       627             78           (53)
- ------------------------------------------------------------------------------------------------------------------
 Other                                                                        31,574         26,616        23,245
- ------------------------------------------------------------------------------------------------------------------
  Total non-interest income                                                  143,408        132,027       119,077
- ------------------------------------------------------------------------------------------------------------------
Non-interest expense:
 Salaries and employee benefits                                              179,166        154,594       138,355
- ------------------------------------------------------------------------------------------------------------------
 Net occupancy expense                                                        20,686         14,877        13,759
- ------------------------------------------------------------------------------------------------------------------
 Furniture and equipment expense                                              22,737         18,604        17,684
- ------------------------------------------------------------------------------------------------------------------
 FDIC insurance expense                                                       20,678         14,584        14,105
- ------------------------------------------------------------------------------------------------------------------
 Other                                                                        99,800         84,367        80,756
- ------------------------------------------------------------------------------------------------------------------
  Total non-interest expense                                                 343,067        287,026       264,659
- ------------------------------------------------------------------------------------------------------------------
  Income before income taxes                                                 216,978        165,521       140,025
- ------------------------------------------------------------------------------------------------------------------
Applicable income taxes                                                       71,094         53,476        44,977
- ------------------------------------------------------------------------------------------------------------------
  Net income                                                                $145,884       $112,045      $ 95,048
==================================================================================================================
Average number of shares outstanding                                          42,906         37,205        36,532
- ------------------------------------------------------------------------------------------------------------------
Per share:
  Net income                                                                $   3.40       $   3.01      $   2.60
- ------------------------------------------------------------------------------------------------------------------
  Cash dividends declared                                                       1.20           1.04           .91
- ------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
REGIONS FINANCIAL CORPORATION & SUBSIDIARIES

- ------------------------------------------------------------------------------------------------------------------
  (amounts in thousands)                                                           Year Ended December 31
- ------------------------------------------------------------------------------------------------------------------
                                                                                1994           1993          1992
- ------------------------------------------------------------------------------------------------------------------
Operating activities:
 Net income                                                               $  145,884      $ 112,045    $   95,048
- ------------------------------------------------------------------------------------------------------------------
 Adjustments to reconcile net cash provided by operating activities:
  Depreciation and amortization of premises and equipment                     17,946         14,547        14,218
- ------------------------------------------------------------------------------------------------------------------
  Provision for loan losses                                                   19,003         21,533        27,072
- ------------------------------------------------------------------------------------------------------------------
  Net amortization (accretion) of securities                                  12,819           (479)         (268)
- ------------------------------------------------------------------------------------------------------------------
  Amortization of loans and other assets                                      16,625         19,043        13,455
- ------------------------------------------------------------------------------------------------------------------
  Amortization of deposits and borrowings                                     (6,719)           -0-           -0-
- ------------------------------------------------------------------------------------------------------------------
  Provision for losses on other real estate                                     (333)           531         3,710
- ------------------------------------------------------------------------------------------------------------------
  Deferred income taxes                                                         (918)        (2,004)      (10,387)
- ------------------------------------------------------------------------------------------------------------------
  Loss (gain) on sale of premises and equipment                                   66           (133)           80
- ------------------------------------------------------------------------------------------------------------------
  Realized security (gains) losses                                              (627)           (78)           53
- ------------------------------------------------------------------------------------------------------------------
  (Increase) in trading account assets                                        (4,485)        (8,279)       (7,517)
- ------------------------------------------------------------------------------------------------------------------
  Decrease (increase) in mortgages held for sale                             181,194        (78,053)      (86,769)
- ------------------------------------------------------------------------------------------------------------------
  (Increase) decrease in interest receivable                                 (11,011)        (3,040)        3,875
- ------------------------------------------------------------------------------------------------------------------
  (Increase) in other assets                                                  (1,296)       (22,057)      (28,981)
- ------------------------------------------------------------------------------------------------------------------
  (Decrease) increase in other liabilities                                   (32,302)           228        36,273
- ------------------------------------------------------------------------------------------------------------------
  Stock issued to employees under incentive plan                               1,191          5,675         4,384
- ------------------------------------------------------------------------------------------------------------------
  Other                                                                          702          1,750         1,975
- ------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                 337,739         61,229        66,221
- ------------------------------------------------------------------------------------------------------------------
Investing activities:
 Net (increase) in loans                                                  (1,526,748)      (512,835)     (868,143)
- ------------------------------------------------------------------------------------------------------------------
 Proceeds from sale of securities available for sale                         156,429            -0-           -0-
- ------------------------------------------------------------------------------------------------------------------
 Proceeds from sale of investment securities                                     -0-          1,646           769
- ------------------------------------------------------------------------------------------------------------------
 Proceeds from maturity of investment securities                             810,220        528,624       423,737
- ------------------------------------------------------------------------------------------------------------------
 Proceeds from maturity of securities available for sale                      57,223            -0-           -0-
- ------------------------------------------------------------------------------------------------------------------
 Purchase of investment securities                                          (792,903)      (534,192)     (518,736)
- ------------------------------------------------------------------------------------------------------------------
 Purchase of securities available for sale                                  (120,560)           -0-           -0-
- ------------------------------------------------------------------------------------------------------------------
 Net decrease (increase) in interest-bearing deposits in other banks          10,501        (10,689)       30,788
- ------------------------------------------------------------------------------------------------------------------
 Proceeds from sale of premises and equipment                                  3,409            222           764
- ------------------------------------------------------------------------------------------------------------------
 Purchase of premises and equipment                                          (19,653)       (17,273)      (19,246)
- ------------------------------------------------------------------------------------------------------------------
 Net (increase) in customers' acceptance liability                           (34,607)       (48,735)       (4,349)
- ------------------------------------------------------------------------------------------------------------------
 Net cash received in acquisitions                                           250,926        144,404           -0-
- ------------------------------------------------------------------------------------------------------------------
   Net cash (used) by investing activities                                (1,205,763)      (448,828)     (954,416)
- ------------------------------------------------------------------------------------------------------------------
Financing activities:
 Net increase in deposits                                                    166,163        439,775       784,114
- ------------------------------------------------------------------------------------------------------------------
 Net increase (decrease) in short-term borrowings                            766,578        (49,398)      119,732
- ------------------------------------------------------------------------------------------------------------------
 Proceeds from long-term borrowings                                          373,496          5,521       121,691
- ------------------------------------------------------------------------------------------------------------------
 Payments on long-term borrowings                                           (314,875)        (2,907)       (3,483)
- ------------------------------------------------------------------------------------------------------------------
 Net increase in bank acceptance liability                                    34,607         48,735         4,349
- ------------------------------------------------------------------------------------------------------------------
 Proceeds from stock issue                                                       -0-            -0-        14,367
- ------------------------------------------------------------------------------------------------------------------
 Cash dividends                                                              (50,273)       (38,792)      (33,253)
- ------------------------------------------------------------------------------------------------------------------
 Purchase of treasury stock                                                  (81,081)       (16,393)          -0-
- ------------------------------------------------------------------------------------------------------------------
 Proceeds from exercise of stock options                                         811            973         1,163
- ------------------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                                 895,426        387,514     1,008,680
- ------------------------------------------------------------------------------------------------------------------
   Increase (decrease) in cash and cash equivalents                           27,402            (85)      120,485
- ------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                               568,756        568,841       448,356
- ------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                               $  596,158      $ 568,756    $  568,841
==================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
REGIONS FINANCIAL CORPORATION & SUBSIDIARIES

- -------------------------------------------------------------------------------------------------------------------
  (amounts in thousands, except per share data)
- -------------------------------------------------------------------------------------------------------------------
                                                                             Unrealized
                                                                             Gain(Loss)
                                                                                   from
                                                                             Securities     Treasury      Unearned
                                      Common                   Undivided      Available        Stock,   Restricted
                                       Stock       Surplus      Profits        for Sale       At Cost        Stock
- -------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1992           $21,490      $111,150      $454,353                     $(12,320)     $(1,702)
- -------------------------------------------------------------------------------------------------------------------
 Net income for the year                                          95,048
- -------------------------------------------------------------------------------------------------------------------
 Cash dividends declared--
  $.91 per share                                                 (33,253)
- -------------------------------------------------------------------------------------------------------------------
 Stock issued for acquisition            277        14,090
- -------------------------------------------------------------------------------------------------------------------
 Stock issued to employees
  under incentive plan                   151         7,635                                                  (3,402)
- -------------------------------------------------------------------------------------------------------------------
 Stock options exercised                  95         1,068
- -------------------------------------------------------------------------------------------------------------------
 Amortization of unearned
  restricted stock                                                                                           1,975
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992          22,013       133,943       516,148                      (12,320)      (3,129)
- -------------------------------------------------------------------------------------------------------------------
 Net income for the year                                         112,045
- -------------------------------------------------------------------------------------------------------------------
 Cash dividends declared--
  $1.04 per share                                                (38,792)
- -------------------------------------------------------------------------------------------------------------------
 Stock dividend                        2,203       126,022      (128,225)
- -------------------------------------------------------------------------------------------------------------------
 Purchase of treasury stock                                                                   (16,393)
- -------------------------------------------------------------------------------------------------------------------
 Stock issued for acquisitions         2,210       110,447                                     16,393
- -------------------------------------------------------------------------------------------------------------------
 Stock issued to employees
  under incentive plan                    99         4,648         1,104                                      (176)
- -------------------------------------------------------------------------------------------------------------------
 Stock options exercised                  50           923
- -------------------------------------------------------------------------------------------------------------------
 Amortization of unearned
  restricted stock                                                                                           1,752
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993          26,575       375,983       462,280                      (12,320)      (1,553)
- -------------------------------------------------------------------------------------------------------------------
 Equity from immaterial
  acquisitions accounted for
  as poolings of interests             1,387        15,441        18,890
- -------------------------------------------------------------------------------------------------------------------
Adjustment for change in
 accounting method, net of
 income taxes of $3,607                                                        $  6,189
- -------------------------------------------------------------------------------------------------------------------
Change in unrealized gains
 and (losses), net of
 income taxes of ($10,028)                                                      (16,846)
- -------------------------------------------------------------------------------------------------------------------
 Net income for the year                                         145,884
- -------------------------------------------------------------------------------------------------------------------
 Cash dividends declared--
  $1.20 per share                                                (50,273)
- -------------------------------------------------------------------------------------------------------------------
 Purchase of treasury stock                                                                   (81,081)
- -------------------------------------------------------------------------------------------------------------------
 Stock issued for acquisitions           962        38,803                                     80,960
- -------------------------------------------------------------------------------------------------------------------
 Stock issued to employees
  under incentive plan                     1            70         1,120
- -------------------------------------------------------------------------------------------------------------------
 Stock options exercised                 127           684
 Amortization of unearned
  restricted stock                                                                                             587
- -------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994         $29,052      $430,981      $577,901       $(10,657)     $(12,441)      $ (966)
===================================================================================================================

See notes to consolidated financial statements.
 (    ) Indicates deduction.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Regions Financial Corporation (Regions or Company), conform with generally accepted accounting principles and with general financial service industry practices. Regions provides a full range of banking and bank-related services to individual and corporate customers through its subsidiaries and branch offices located primarily in Alabama, Florida, Georgia, Louisiana and Tennessee. The Company is subject to intense competition from other financial institutions and is also subject to the regulations of certain government agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of Regions and its subsidiaries. Significant intercompany balances and transactions have been eliminated. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet dates and revenues and expenses for the periods shown. Actual results could differ from the estimates and assumptions used in the consolidated financial statements.

SECURITIES
     Effective January 1, 1994, Regions adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities" (see Note C). Accordingly, the Company's policies for investments in debt and equity securities are as follows.
     Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designations as of the date of each statement of condition.
     Debt securities are classified as investment securities when the Company has the positive intent and ability to hold the securities to maturity. Investment securities are stated at amortized cost.
     Debt securities not classified as investment securities or trading account assets, and marketable equity securities not classified as trading account assets, are classified as securities available for sale. Securities available for sale are stated at estimated fair value, with unrealized gains and losses, net of taxes, reported as a separate component of stockholders' equity.
     The amortized cost of debt securities classified as investment securities or securities available for sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security, using the effective yield method. Such amortization or accretion is included in interest on securities. Realized gains and losses are included in securities gains (losses). The cost of the securities sold is based on the specific identification method.
     Trading account assets, which are held for the purpose of selling at a profit, consist of debt and marketable equity securities and are carried at estimated market value. Gains and losses, both realized and unrealized, are included in other income.

MORTGAGE LOANS HELD FOR SALE
     Mortgage loans held for sale are carried at the lower of aggregate cost or estimated market value. Gains and losses on mortgages held for sale are included in other expense.

LOANS
     Interest on loans is accrued based upon the principal amount outstanding except for interest on discounted installment loans and leases, which is generally credited to income based upon the sum-of-the-digits method and generally approximates the interest method of income recognition.
     Through provisions charged directly to operating expense, Regions has established an allowance for loan losses. This allowance is reduced by actual loan losses and increased by subsequent recoveries, if any.
     The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, collateral values of properties securing loans, volume, growth, quality and composition of the loan portfolio and other relevant factors. Unfavorable changes in any of these, or other factors, or the availability of new information, could require that the allowance for loan losses be increased in future periods.

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

PENSION, PROFIT-SHARING AND EMPLOYEE STOCK OWNERSHIP PLANS
     Regions has pension, profit-sharing and employee stock ownership plans covering substantially all employees. Annual contributions to the profit-sharing and employee stock ownership plans are determined at the discretion of the Board of Directors. Pension expense is computed using the projected unit credit (service prorate) actuarial cost method and the plan is funded using the aggregate actuarial cost method. Annual contributions to all the plans do not exceed the maximum amounts allowable for federal income tax purposes.

INCOME TAXES
     Regions and its subsidiaries file a consolidated federal income tax return. The consolidated financial statements (including the provision for income taxes) are prepared on the accrual basis. Temporary differences occur when income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable. Deferred taxes are provided as a result of such temporary differences.

PER SHARE AMOUNTS
     Earnings per share computations are based upon the weighted average number of shares outstanding during the periods. The dilutive effect of shares issuable under stock options and stock performance awards granted by the Company is immaterial.

TREASURY STOCK
     The purchase of the Company's common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock.

INSURANCE SUBSIDIARIES
     Insurance premium and commission income and acquisition costs are recognized over the terms of the related policies. Losses are recognized as incurred.

STATEMENT OF CASH FLOWS
     Cash equivalents include cash and due from banks and federal funds sold and securities purchased under agreements to resell. Regions paid $337,970,000 in 1994, $207,301,000 in 1993, and $228,797,000 in 1992 for interest on deposits and borrowings. Income tax payments totaled $72,018,000 for 1994, $61,170,000 for 1993, and $52,126,000 for 1992. Loans transferred to other real estate totaled $5,336,000 in 1994, $6,179,000 in 1993, and $6,860,000 in 1992.

NOTE B.
RESTRICTIONS ON CASH AND DUE FROM BANKS

     Regions' subsidiary banks are required to maintain reserve balances with the Federal Reserve Bank. The average amount of the reserve balances maintained for the year ended December 31, 1994, was approximately $111,833,000.

NOTE C.
SECURITIES

     In accordance with SFAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994, of adopting SFAS 115 increased stockholders' equity by $6,189,000 (net of $3,607,000 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available for sale, previously carried at amortized cost.

     The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1994, are as follows:

(in thousands)                                                                December 31, 1994
- -----------------------------------------------------------------------------------------------------------------
                                                                               Gross          Gross     Estimated
                                                                          Unrealized     Unrealized          Fair
                                                                 Cost          Gains         Losses         Value
- -----------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury and Federal agency securities                $  903,390        $ 8,466       $(28,075)   $  883,781
- -----------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions              253,106          3,246         (7,235)      249,117
- -----------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                    791,443            501        (51,471)      740,473
- -----------------------------------------------------------------------------------------------------------------
Other securities                                                  736             16             (6)          746
- -----------------------------------------------------------------------------------------------------------------
  TOTAL                                                    $1,948,675        $12,229       $(86,787)   $1,874,117
=================================================================================================================

SECURITIES AVAILABLE fOR SALE:
U.S. Treasury and Federal agency securities                $  415,347        $ 2,910       $ (4,583)   $  413,674
- -----------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions                2,445             15            (40)        2,420
- -----------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                    221,337             56        (15,436)      205,957
- -----------------------------------------------------------------------------------------------------------------
Other securities                                                   10            -0-            -0-            10
- -----------------------------------------------------------------------------------------------------------------
Equity securities                                              38,452            -0-            -0-        38,452
- -----------------------------------------------------------------------------------------------------------------
  TOTAL                                                    $  677,591        $ 2,981       $(20,059)   $  660,513
=================================================================================================================


     The cost and estimated fair value of investment securities and securities available for sale at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in thousands)                     December 31, 1994
- ----------------------------------------------------
                                           Estimated
                                                Fair
                                    Cost       Value
- ----------------------------------------------------
INVESTMENT SECURITIES:
Due in one year or less       $  182,169  $  182,461
- ----------------------------------------------------
Due after one year through
 five years                      657,746     644,407
- ----------------------------------------------------
Due after five years through
 ten years                       249,326     242,904
- ----------------------------------------------------
Due after ten years               67,991      63,872
- ----------------------------------------------------
Mortgage-backed
 securities                      791,443     740,473
- ----------------------------------------------------
  TOTAL                       $1,948,675  $1,874,117
====================================================


(in thousands)                     December 31, 1994
- ----------------------------------------------------
                                           Estimated
                                                Fair
                                    Cost       Value
- ----------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
Due in one year or less       $  117,338  $  117,907
- ----------------------------------------------------
Due after one year through
 five years                      290,485     287,738
- ----------------------------------------------------
Due after five years through
 ten years                         9,978      10,459
- ----------------------------------------------------
Due after ten years                  -0-         -0-
- ----------------------------------------------------
Mortgage-backed
 securities                      221,338     205,957
- ----------------------------------------------------
Equity securities                 38,452      38,452
- ----------------------------------------------------
  TOTAL                       $  677,591  $  660,513
====================================================


     Proceeds from sales of securities available for sale in 1994, were $156,429,000. Gross realized gains and losses were $2,711,000 and $2,084,000, respectively. Proceeds from sales of investment securities in 1993 and 1992, were $1,646,000 and $769,000, respectively.

     The cost and estimated fair value of investment securities at December 31, 1993, are as follows:

(in thousands)                                                                December 31, 1993
- -----------------------------------------------------------------------------------------------------------------
                                                                               Gross          Gross     Estimated
                                                                          Unrealized     Unrealized          Fair
                                                                 Cost          Gains         Losses         Value
- -----------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal agency securities                $  963,398        $71,939        $  (123)   $1,035,214
- -----------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions              223,673         15,000           (393)      238,280
- -----------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                  1,097,935          4,712         (1,717)    1,100,930
- -----------------------------------------------------------------------------------------------------------------
Other securities                                               32,883            117            -0-        33,000
- -----------------------------------------------------------------------------------------------------------------
Equity securities                                              50,556              7            -0-        50,563
- -----------------------------------------------------------------------------------------------------------------
  Total                                                    $2,368,445        $91,775        $(2,233)   $2,457,987
=================================================================================================================

     Investment securities with carrying values of $1,311,035,000 and $1,171,676,000 at December 31, 1994, and 1993, respectively, were pledged to secure public funds, trust deposits and certain borrowing arrangements.


NOTE D.
LOANS

     The loan portfolio at December 31, 1994, and 1993, consisted of the following:

(in thousands)                       December 31
- -------------------------------------------------------
                                     1994         1993
- -------------------------------------------------------
Commercial                     $1,871,311   $1,497,502
- -------------------------------------------------------
Real estate-construction          347,431      262,918
- -------------------------------------------------------
Real estate-mortgage            4,546,178    3,315,843
- -------------------------------------------------------
Consumer                        2,278,547    1,793,234
- -------------------------------------------------------
                                9,043,467    6,869,497
- -------------------------------------------------------
Unearned income                   (25,665)     (36,251)
- -------------------------------------------------------
  TOTAL                        $9,017,802   $6,833,246
======================================================

     Directors and executive officers of Regions and its principal subsidiaries, including the directors' and officers' families and affiliated companies, are loan and deposit customers and have other transactions with Regions in the ordinary course of business. Total loans to these persons (excluding loans which in the aggregate do not exceed $60,000 to any such person) at December 31, 1994, and 1993, were approximately $79,000,000 and $77,000,000, respectively. During 1994, $167,000,000 of new loans were made, repayments totaled $164,000,000 and reductions for changes in the composition of related parties totaled $1,000,000. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and involve no unusual risk of collectibility.
     Loans sold with recourse totaled $36.2 million and $19.6 million at December 31, 1994, and 1993, respectively.
     The loan portfolio is diversified geographically, primarily within Alabama, northwest Florida, middle Tennessee, and Louisiana.
     The Company will adopt the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS
114) effective January 1, 1995. SFAS 114 requires that, beginning in fiscal 1995, certain impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Management believes that the adoption of SFAS 114 will not have a material impact on the Company's financial statements.

NOTE E.
ALLOWANCE FOR LOAN LOSSES

     An analysis of the allowance for loan losses follows:

(in thousands)
- --------------------------------------------------------
                            1994        1993       1992
- --------------------------------------------------------
Balance at
 beginning of year      $100,762    $ 73,619   $ 54,769
- --------------------------------------------------------
Allowance of purchased
 institutions at
 acquisition date          9,955      15,999      4,362
- --------------------------------------------------------
Provision charged to
 operating expense        19,003      21,533     27,072
- --------------------------------------------------------
Loan losses:
 Charge-offs             (23,100)    (20,068)   (19,608)
- --------------------------------------------------------
 Recoveries               10,368       9,679      7,024
- --------------------------------------------------------
 Net loan losses         (12,732)    (10,389)   (12,584)
- --------------------------------------------------------
BALANCE AT END
 OF YEAR                $116,988    $100,762   $ 73,619
========================================================


NOTE F.
PREMISES AND EQUIPMENT

     A summary of premises and equipment follows:

(in thousands)                        December 31
- -------------------------------------------------------
                                     1994         1993
- -------------------------------------------------------
Land                             $ 33,960     $ 29,393
- -------------------------------------------------------
Premises                          152,510      139,418
- -------------------------------------------------------
Furniture and equipment           133,591      115,612
- -------------------------------------------------------
Leasehold improvements             27,172       23,590
- -------------------------------------------------------
                                  347,233      308,013
- -------------------------------------------------------
Allowances for depreciation
 and amortization                (186,432)    (167,807)
- -------------------------------------------------------
  TOTAL                          $160,801     $140,206
=======================================================


Net occupancy expense is summarized as follows:

(in thousands)              Year Ended December 31
- -------------------------------------------------------
                           1994      1993         1992
- -------------------------------------------------------
Gross occupancy
 expense                $23,804   $18,466      $16,591
- -------------------------------------------------------
Less rental income        3,118     3,589        2,832
- -------------------------------------------------------
Net occupancy
 expense                $20,686   $14,877      $13,759
- -------------------------------------------------------


NOTE G.
OTHER REAL ESTATE

     Other real estate acquired in satisfaction of indebtedness ("foreclosure") is carried in other assets at the lower of the recorded investment in the loan or the estimated net realizable value of the collateral. Other real estate totaled $6,267,000 at December 31, 1994, and $13,720,000 at December 31, 1993.
Gain or loss on the sale of other real estate is included in other expense.

NOTE H.
DEPOSITS

     The following schedule presents the detail of interest-bearing deposits:

(in thousands)                       December 31
- ------------------------------------------------------
                                     1994         1993
- ------------------------------------------------------
Interest-bearing
 transaction accounts          $1,430,592   $1,326,469
- ------------------------------------------------------
Savings accounts                  822,946      751,862
- ------------------------------------------------------
Money market savings
 accounts                       1,375,209    1,426,048
- ------------------------------------------------------
Certificates of deposit
 ($100,000 or more)             1,175,484      574,492
- ------------------------------------------------------
Time deposits
 ($100,000 or more)               378,201      429,503
- ------------------------------------------------------
Other interest-bearing
 deposits                       3,460,373    3,065,635
- ------------------------------------------------------
  TOTAL                        $8,642,805   $7,574,009
======================================================


The following schedule details interest expense on deposits:

(in thousands)              Year Ended December 31
- ------------------------------------------------------
                           1994        1993       1992
- ------------------------------------------------------
Interest-bearing
 transaction
 accounts              $ 37,628    $ 28,336   $ 28,862
- ------------------------------------------------------
Savings accounts         22,867      17,861     16,590
- ------------------------------------------------------
Money market
 savings accounts        41,633      32,673     32,296
- ------------------------------------------------------
Certificates of deposit
 ($100,000 or more)      38,652      19,011     21,898
- ------------------------------------------------------
Other interest-
 bearing deposits       155,005     100,420    115,634
- ------------------------------------------------------
  TOTAL                $295,785    $198,301   $215,280
======================================================

NOTE I.
BORROWED FUNDS

     Following is a summary of short-term borrowings:

(in thousands)                  December 31
- ----------------------------------------------------
                           1994       1993      1992
- ----------------------------------------------------
Federal funds
 purchased           $  866,720   $125,615  $156,015
- ----------------------------------------------------
Securities sold
 under agreements
 to repurchase          124,494     58,951    75,945
- ----------------------------------------------------
Commercial paper         18,600     17,201    19,289
- ----------------------------------------------------
Treasury tax and
 loan note                  400        -0-       -0-
- ----------------------------------------------------
Short sale liability      1,327      1,994     1,910
- ----------------------------------------------------
 TOTAL               $1,011,541   $203,761  $253,159
====================================================


(in thousands)                  December 31
- -----------------------------------------------------
                           1994       1993      1992
- -----------------------------------------------------
Maximum amount outstanding at any month-end:
  Federal funds
   purchased and
   securities sold
   under agreements
   to repurchase     $  991,214   $232,682  $271,332
- -----------------------------------------------------
  Aggregate short-
   term borrowings    1,011,541    252,577   294,266
- -----------------------------------------------------
Average amount
 outstanding (based
 on average of daily
 balances)              458,737    145,778   123,622
- -----------------------------------------------------
Weighted average
 interest rate
 at year end                6.0%       3.1%      3.1%
- -----------------------------------------------------
Weighted average interest
 rate on amounts
 outstanding during
 the year (based on
 average of daily balances) 4.7%       3.1%      3.7%
=====================================================

     Federal funds purchased had weighted average maturities of three, two and four days, respectively, at December 31, 1994, 1993 and 1992. Weighted average rates on these dates were 6.1%, 3.1% and 3.0%, respectively.
     Securities sold under agreements to repurchase had weighted average maturities of four, nine and thirty-five days, respectively, at December 31, 1994, 1993 and 1992. Weighted average rates on these dates were 5.2%, 2.8% and 3.2%, respectively.
     Commercial paper maturities ranged from 4 to 167 days at December 31, 1994, from 4 to 167 days at December 31, 1993 and from 4 to 183 days at December 31, 1992. Weighted average maturities were 101, 101 and 96 days, respectively, at December 31, 1994, 1993 and 1992. The weighted average interest rates on these dates were 5.7%, 3.5% and 3.6%, respectively.
     The short-sale liability represents Regions' trading obligation to deliver certain government securities at a predetermined date and price. These securities had weighted average interest rates of 2.5%, 4.0% and 3.6%, respectively, at December 31, 1994, 1993 and 1992.
     Regions has an unsecured short-term credit agreement with an unaffiliated bank that provides for maximum borrowings of $25 million. No borrowings were outstanding under this agreement at December 31, 1994 or 1993. No compensating balances or commitment fees are required by this agreement.
     Long-term borrowings consist of the following:

(in thousands)                        December 31
- ----------------------------------------------------
                                     1994       1993
- ----------------------------------------------------
7.80% subordinated notes         $ 75,000   $ 75,000
- ----------------------------------------------------
7.65% subordinated notes           25,000        -0-
- ----------------------------------------------------
7.75% subordinated notes          100,000        -0-
- ----------------------------------------------------
8.75% debentures                    5,200      5,600
- ----------------------------------------------------
Federal Home Loan
 Bank notes                       285,031    346,457
- ----------------------------------------------------
Mortgage notes payable              4,500      5,543
- ----------------------------------------------------
Medium term notes                  11,344     27,031
- ----------------------------------------------------
Other notes payable                13,163      3,231
- ----------------------------------------------------
 TOTAL                           $519,238   $462,862
====================================================


     In July 1994, Regions issued $25 million of 7.65% subordinated notes, due August 15, 2001, and in September 1994, Regions issued $100 million of 7.75% subordinated notes, due September 15, 2024. The $100 million of 7.75% subordinated notes may be redeemed in whole or in part at the option of the holders thereof on September 15, 2004, at 100% of the principal amount to be redeemed, together with accrued interest. In December 1992, Regions issued $75 million of 7.80% subordinated notes, due December 1, 2002. All issuances of these notes are subordinated and subject in right of payment of principal and interest to the prior payment in full of all senior indebtedness of the Company, generally defined as all indebtedness and other obligations of the Company to its creditors, except subordinated indebtedness. Payment of the principal of the notes may be accelerated only in the case of certain events involving bankruptcy, insolvency proceedings or reorganization of the Company. The notes qualify as "Tier II capital" under Federal Reserve guidelines.
     The 8.75% debentures are due as follows (principal amount only): $400,000 in each of the years 1995-1997 and $4,000,000 in 1998.
     Federal Home Loan Bank notes represent borrowings from Federal Home Loan Banks. Interest on these borrowings is at fixed rates ranging from 4.7% to 9.5% with maturities of one to fifteen years. These borrowings are secured by Federal Home Loan Bank stock (carried at $38.5 million) and by first mortgage loans on one-to-four family dwellings held by certain bank subsidiaries (approximately $3,356.8 million at December 31, 1994). The maximum amount that could be borrowed from Federal Home Loan Banks under the current borrowing agreements and without further investment in Federal Home Loan Bank stock is approximately $342 million.
     The mortgage notes payable at December 31, 1994, had a weighted average interest rate of 8.7% and were collateralized by premises and equipment carried at $8,325,000.
     The medium term notes were issued by Secor Bank, FSB, (Secor) prior to acquisition by Regions. The notes are scheduled to mature within one year and had an interest rate of 9.63% at December 31, 1994.
     Other notes payable at December 31, 1994, had a weighted average interest rate of 7.4% and a weighted average maturity of 11.8 years.
     The aggregate amount of maturities of all long-term debt in each of the next five years is as follows: 1995-$59,383,000; 1996-$40,235,000;
1997-$73,284,000; 1998-$61,046,000; 1999-$11,398,000.
     The debenture agreement contains certain restrictions on indebtedness, disposition of affiliate banks, creation of liens on property, sales of assets, maintenance of capital levels, and the payment of dividends. Under the most restrictive covenant, approximately $805 million was available for the payment of dividends at December 31, 1994.
     Substantially all of the consolidated net assets are owned by the subsidiaries and dividends paid by Regions are substantially provided by dividends from the subsidiaries. Statutory limits are placed on the amount of dividends the subsidiaries can pay without prior regulatory approval. In addition, regulatory authorities require the maintenance of minimum capital to asset ratios at bank subsidiaries. At December 31, 1994, the bank subsidiaries could pay approximately $202 million in dividends without prior approval.
     Management believes that none of these dividend restrictions will materially affect Regions' dividend policy. In addition to dividend restrictions, federal statutes also prohibit unsecured loans from bank subsidiaries to the parent company. Because of these limitations, substantially all of the net assets of Regions' subsidiaries are restricted, except for the amount which can be paid to the parent in the form of dividends.

NOTE J.
EMPLOYEE BENEFIT PLANS

     Regions has a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and the employee's highest five years of compensation during the last ten years of employment. Regions' funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes, which was zero for 1994, 1993 and 1992. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

     The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:

(in thousands)                       December 31
- -----------------------------------------------------
                                     1994       1993
- -----------------------------------------------------
Actuarial present value of
 benefit obligations:
  Accumulated benefit obligation,
   including vested benefits
   of $57,263 in 1994 and
   $58,472 in 1993               $(58,216)  $(59,429)
=====================================================
Projected benefit obligation for
 service rendered to date        $(70,558)  $(73,502)
- -----------------------------------------------------
Plan assets at fair value, primarily
 listed stocks and bonds, and U.S.
 Treasury and agency
 obligations                       85,599     90,403
- -----------------------------------------------------
Plan assets in excess of projected
 benefit obligation                15,041     16,901
- -----------------------------------------------------
Unrecognized net loss from
 past experience different
 from that assumed                  4,041      2,671
- -----------------------------------------------------
Unrecognized prior service cost      (938)      (338)
- -----------------------------------------------------
Unrecognized net asset             (3,940)    (5,909)
- -----------------------------------------------------
Prepaid pension cost
 included in other assets        $ 14,204   $ 13,325
=====================================================


     Net pension cost included the following components:

(in thousands)             Year Ended December 31
- -----------------------------------------------------
                           1994      1993       1992
- -----------------------------------------------------
Service cost-benefits
 earned during the
 period                $  3,677   $ 2,832    $ 2,609
- -----------------------------------------------------
Interest cost on projected
 benefit obligation       5,487     4,966      4,496
- -----------------------------------------------------
Actual loss (return)
 on plan assets           1,473    (5,602)    (5,474)
- -----------------------------------------------------
Net amortization and
 deferral               (11,516)   (3,615)    (3,494)
- -----------------------------------------------------
Net periodic pension
 income                $   (879)  $(1,419)   $(1,863)
- -----------------------------------------------------

     The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.5% and 4.5%, respectively, at December 31, 1994, 7.5% and 4.5%, respectively, at December 31, 1993, and 8.5% and 5.5%, respectively at December 31, 1992. The expected long-term rate of return on plan assets was 9% in all years.
     The Company also sponsors a supplemental executive retirement program, which is a non-qualified plan that provides certain senior executive officers defined pension benefits in relation to their compensation, as is provided to other employees by the qualified pension plan. The projected benefit obligation for this plan totaled $4,365,000 at December 31, 1994, and $3,048,000 at December 31, 1993. The accumulated benefit obligation, all of which was vested and accrued at December 31, 1994 and 1993, totaled $3,382,000 and $2,294,000, respectively. Pension expense for this plan totaled $440,000 in 1994, $20,000 in 1993, and $1,000,000 in 1992. The reduced expense in 1993 resulted primarily from changes in future funding of the projected plan obligations.
     Contributions to the employee profit sharing plan totaled $12,475,000, $11,100,000 and $9,473,000 for 1994, 1993 and 1992, respectively.
     The 1994 contribution to the employee stock ownership plan totaled $1,417,000, compared to $1,120,000 in 1993, and $951,000 in 1992. Contributions
are used to purchase Regions common stock for the benefit of participating employees.
     Contributions to the employee stock purchase plan in 1994, 1993 and 1992 were $888,000, $905,000 and $733,000, respectively.
     Regions sponsors a defined benefit postretirement health care plan that covers certain retired employees. Currently the Company pays a portion of the costs of certain health care benefits for all eligible employees that retired before January 1, 1989. No health care benefits are provided for employees retiring at normal retirement age after December 31, 1988. For employees retiring before normal retirement age, the Company currently pays a portion (based upon length of active service at the time of retirement) of the costs of certain health care benefits until the retired employee becomes eligible for Medicare. The plan is contributory and contains other cost-sharing features such as deductibles and co-payments. Retiree health care benefits, as well as similar benefits for active employees, are provided through a group insurance program in which premiums are based on the amount of benefits paid. The Company's policy is to fund the Company's share of the cost of health care benefits in amounts determined at the discretion of management.

     The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:

(in thousands)                       December 31
- -----------------------------------------------------
                                     1994       1993
- -----------------------------------------------------
Accumulated benefit obligation,
 including retiree benefits
 of $4,371 in 1994 and $4,579
 in 1993                          $(9,847)  $(11,784)
- -----------------------------------------------------
Unrecognized transition
 obligation                         8,740      9,226
- -----------------------------------------------------
Unrecognized net (gain) loss
 from past experience
 different from that assumed       (1,643)     1,145
- -----------------------------------------------------
Accrued postretirement benefit
 obligation                       $(2,750)  $ (1,413)
- -----------------------------------------------------

Net periodic postretirement benefit cost included the following components:

(in thousands)                   Year Ended December 31
- -------------------------------------------------------
                                     1994       1993
- -------------------------------------------------------
Service cost-benefits
 earned during the period          $  521     $  511
- -------------------------------------------------------
Interest cost on
 benefit obligation                   736        810
- -------------------------------------------------------
Net amortization and deferral         486        485
- -------------------------------------------------------
Net periodic postretirement
 benefit cost                      $1,743     $1,806
- -------------------------------------------------------

     The assumed health care cost trend rate was 12.4% for 1995 and is assumed to decrease gradually to 6% by 2007 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1994, by $1,024,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 by $157,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.5% at December 31, 1994, and 7.5% at December 31, 1993.

NOTE K.
LEASES

     Rental expense for all leases amounted to approximately $5,474,000, $4,233,000 and $3,322,000 for 1994, 1993 and 1992, respectively. The approximate future minimum rental commitments as of December 31, 1994, for all noncancelable leases with initial or remaining terms of one year or more are shown in the following table. Included in these amounts are all renewal options reasonably assured of being exercised.

(in thousands)        Equipment  Premises      Total
- ----------------------------------------------------
1995                       $234   $ 3,494    $ 3,728
- ----------------------------------------------------
1996                        186     3,333      3,519
- ----------------------------------------------------
1997                        168     2,878      3,046
- ----------------------------------------------------
1998                        148     2,395      2,543
- ----------------------------------------------------
1999                         68     2,197      2,265
- ----------------------------------------------------
2000-2004                   -0-     6,297      6,297
- ----------------------------------------------------
2005-2009                   -0-     3,023      3,023
- ----------------------------------------------------
2010-2014                   -0-     1,558      1,558
- ----------------------------------------------------
2015-End                    -0-       747        747
- ----------------------------------------------------
 TOTAL                     $804   $25,922    $26,726
====================================================


NOTE L.
COMMITMENTS AND CONTINGENCIES

     To accommodate the financial needs of its customers, Regions makes commitments under various terms to lend funds to consumers, businesses and other entities. These commitments include (among others) revolving credit agreements, term loan commitments and short-term borrowing agreements. Many of these loan commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Standby letters of credit are also issued, which commit Regions to make payments on behalf of customers if certain specified future events occur. Historically, a large percentage of standby letters of credit also expire without being funded.
     Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to normal credit approval procedures and policies. Collateral is obtained based on management's assessment of the customer's credit.
     Loan commitments totaled $2.0 billion at December 31, 1994, and $1.8 billion at December 31, 1993. Standby letters of credit were $284.8 million at December 31, 1994, and $331.4 million at December 31, 1993. Commitments under commercial letters of credit used to facilitate customers' trade transactions were $23.6 million at December 31, 1994, and $15.9 million at December 31, 1993.
     The Company and its affiliates are defendants in litigation and claims arising from the normal course of business. Based on consultation with legal counsel, management is of the opinion that the outcome of litigation will not have a material effect on Regions' consolidated financial statements.

NOTE M.
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     Regions has entered into several types of financial instrument agreements to help manage its exposure to interest rate fluctuations.
     Forward contracts represent commitments to sell money market instruments at a future date at a specified price or yield. The Company is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the risk that the other party will fail to perform. The gross contract amount of forward contracts, which totaled $27 million and $267 million at December 31, 1994, and 1993, respectively, represents the extent of Regions' involvement. However, those amounts significantly exceed the future cash requirements, as the Company intends to close out open positions prior to settlement, and thus is subject only to the change in the value of the instruments. The gross amount of contracts represents the Company's maximum exposure to credit risk.
     Written call and put options represent agreements to buy and sell certain money market instruments at a specified price within a specified period of time. Written options expose the Company to market risk associated with changes in the value of the underlying financial instrument, but do not expose the Company to credit risk. The gross contract amount of written options totaled $15 million and $7 million at December 31, 1994, and 1993, respectively.
     Interest rate swap agreements, which were entered into by Secor prior to its acquisition by Regions, totaled $27.9 million in notional principal amount at December 31, 1994. Interest rate swap transactions, which Secor used to assist in managing interest rate exposure, generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional principal amounts. Interest rate swap agreements subject the Company to market risk associated with changes in interest rates, as well as the risk that another party will fail to perform. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are substantially less.
     Regions operates a broker-dealer subsidiary, which in the normal course of trading inventory and clearing customers' securities transactions, is a party to certain financial instruments with off-balance-sheet risk. The aggregate off-balance-sheet risk from these financial instruments is not material to the consolidated financial statements.

NOTE N.
FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.
     Cash and cash equivalents: The carrying amount reported in the consolidated statement of cash flows approximates the estimated fair value.
     Interest-bearing deposits in other banks: The carrying amount reported in the consolidated statement of condition approximates the estimated fair value.
     Investment securities: Estimated fair values are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.
     Securities available for sale: Estimated fair values, which are the amounts recognized in the consolidated statement of condition, are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

     Trading account assets: Estimated fair values, which are the amounts recognized in the consolidated statement of condition, are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.
     Mortgage loans held for sale: Estimated fair values, which are the amounts recognized in the consolidated statement of condition, are based on quoted market prices of comparable instruments.
     Loans: Estimated fair values for variable rate loans, which reprice frequently and have no significant credit risk, are based on carrying value. Estimated fair values for all other loans are estimated using discounted cash flow analyses, based on interest rates currently offered on loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest reported in the consolidated statement of condition approximates the fair value.
     Deposit liabilities: The fair value of non-interest bearing demand accounts, interest-bearing transaction accounts, savings accounts, money market accounts and certain other time open accounts is the amount payable on demand at the reporting date (i.e., the carrying amount). Fair values for certificates of deposit are estimated by using discounted cash flow analyses, using the interest rates currently offered for deposits of similar maturities.
     Short-term borrowings: The carrying amount reported in the consolidated statement of condition approximates the estimated fair value.
     Long-term borrowings: Fair values are estimated using discounted cash flow analyses, based on the current rates offered for similar borrowing arrangements.
     Loan commitments, standby and commercial letters of credit: Estimated fair values for these off-balance sheet instruments are based on standard fees currently charged to enter into similar agreements.
     Forward contracts, call options and interest rate swaps: Estimated fair values are based on dealer quotes. These values represent the estimated amount the Company would pay to terminate the agreements.
     The estimated fair values of the Company's financial instruments are as follows:

(in thousands)                                     DECEMBER 31, 1994                        December 31, 1993
- -----------------------------------------------------------------------------------------------------------------
                                               CARRYING       ESTIMATED                 Carrying        Estimated
                                                 AMOUNT      FAIR VALUE                   Amount       Fair Value
- ------------------------------------------------------------------------------------------------------------------
Financial assets:
 Cash and cash equivalents                  $   596,158     $   596,158               $  568,756       $  568,756
- -----------------------------------------------------------------------------------------------------------------
 Interest-bearing deposits in other banks           630             630                   11,031           11,031
- -----------------------------------------------------------------------------------------------------------------
 Investment securities                        1,948,675       1,874,117                2,368,445        2,457,987
- -----------------------------------------------------------------------------------------------------------------
 Securities available for sale                  660,513         660,513                      -0-              -0-
- -----------------------------------------------------------------------------------------------------------------
 Trading account assets                          24,853          24,853                   20,368           20,368
- -----------------------------------------------------------------------------------------------------------------
 Mortgage loans held for sale                   104,471         104,471                  285,665          285,665
- -----------------------------------------------------------------------------------------------------------------
 Loans (excluding leases)                     8,801,948       8,396,042                6,645,592        6,724,651
- -----------------------------------------------------------------------------------------------------------------

Financial liabilities:
 Deposits                                    10,093,135       9,957,484                8,770,694        8,773,196
- -----------------------------------------------------------------------------------------------------------------
 Short-term borrowings                        1,011,541       1,011,541                  203,761          203,761
- -----------------------------------------------------------------------------------------------------------------
 Long-term borrowings                           519,238         438,670                  462,862          468,761
- -----------------------------------------------------------------------------------------------------------------

Off-balance-sheet instruments:
 Loan commitments                                   -0-         (17,383)                     -0-          (15,206)
- -----------------------------------------------------------------------------------------------------------------
 Standby letters of credit                          -0-          (4,273)                     -0-           (4,971)
- -----------------------------------------------------------------------------------------------------------------
 Commercial letters of credit                       -0-             (59)                     -0-              (40)
- -----------------------------------------------------------------------------------------------------------------
 Forward contracts, call options
  and interest rate swaps                          (783)            150                   (2,405)          (2,405)
- -----------------------------------------------------------------------------------------------------------------

NOTE O.
OTHER INCOME AND EXPENSE

     Other income consists of the following:


(in thousands)                 Year Ended December 31
- ------------------------------------------------------
                               1994     1993      1992
- ------------------------------------------------------
Fees and commissions        $11,962  $10,257   $10,029
- ------------------------------------------------------
Insurance premiums
 and commissions              5,094    4,797     4,660
- ------------------------------------------------------
Trading account income        7,184    7,344     6,848
- ------------------------------------------------------
Gain on sale of mortgage
 servicing rights             2,416      -0-       -0-
- ------------------------------------------------------
Other miscellaneous
 income                       4,918    4,218     1,708
- ------------------------------------------------------
  TOTAL                     $31,574  $26,616   $23,245
======================================================


     Other expense consists of the following:


(in thousands)                 Year Ended December 31
- ------------------------------------------------------
                               1994     1993      1992
- ------------------------------------------------------
Stationery, printing
 and supplies               $ 6,937  $ 5,354   $ 4,638
- ------------------------------------------------------
Advertising and business
 development                  8,944    6,155     5,240
- ------------------------------------------------------
Postage and freight           7,308    6,294     5,983
- ------------------------------------------------------
Telephone                     6,965    5,508     5,087
- ------------------------------------------------------
Legal and other
 professional fees            7,563    4,416     3,896
- ------------------------------------------------------
Other non-credit losses       7,408    6,188    10,075
- ------------------------------------------------------
Outside computer
 services                     5,181    4,856     4,330
- ------------------------------------------------------
Amortization of mort-
 gage servicing rights       10,424   14,049     8,281
- ------------------------------------------------------
Loss (gain) on sale of
 mortgages by affiliate
 mortgage company             2,216     (476)      729
- ------------------------------------------------------
Other miscellaneous
 expenses                    36,854   32,023    32,497
- ------------------------------------------------------
  Total                     $99,800  $84,367   $80,756
======================================================


NOTE P.
INCOME TAXES

     Effective January 1, 1993, Regions changed its method of accounting for income taxes from the deferred method to the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). The cumulative effect of adopting SFAS 109 did not have a significant impact on Regions' provision for income taxes. As permitted under the new rules, prior years financial statements have not been restated.
     At December 31, 1994, Regions had net operating loss carryforwards for federal tax purposes of $86.6 million that expire in years 2002 through 2008. Those carryforwards resulted from the Company's acquisition of Secor in December 1993. For financial reporting purposes, a valuation allowance of approximately $11.7 million has been established to offset a portion of the deferred taxes related to those carryforwards.
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The change in the valuation allowance represents amounts utilized in the current year, for which an allowance had been established at the time of the purchase of Secor. A corresponding reduction has been made to excess purchase price. Significant components of Regions' deferred tax assets and liabilities as of December 31, 1994, and 1993, are listed below.


(in thousands)                         December 31
- ----------------------------------------------------
                                     1994       1993
- ----------------------------------------------------
Deferred tax assets:
 Book over tax depreciation      $  1,765   $    -0-
- ----------------------------------------------------
 Loan loss reserve                 36,884     40,615
- ----------------------------------------------------
 Net operating loss
  carryforwards                    32,292     26,120
- ----------------------------------------------------
 Other                             46,049     38,224
- ----------------------------------------------------
   Total deferred tax assets      116,990    104,959
- ----------------------------------------------------


(in thousands)                         December 31
- ----------------------------------------------------
                                     1994       1993
Deferred tax liabilities:
 Tax over book depreciation      $    -0-   $  2,224
- ----------------------------------------------------
 Accretion of bond discount         2,838      3,938
- ----------------------------------------------------
 Direct lease financing            11,758     11,061
- ----------------------------------------------------
 Pension                            6,020      5,044
- ----------------------------------------------------
 Other                             16,786     28,197
- ----------------------------------------------------
   Total deferred tax liabilities  37,402     50,464
- ----------------------------------------------------
Net deferred tax assets before
 valuation allowance               79,588     54,495
- ----------------------------------------------------
Valuation allowance               (17,653)   (26,310)
- ----------------------------------------------------
Net deferred tax asset           $ 61,935   $ 28,185
====================================================


     Applicable income taxes for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate of 35% for 1994 and 1993, and 34% for 1992, for the reasons below:


(in thousands)              Year Ended December 31
- ----------------------------------------------------
                           1994      1993       1992
- ----------------------------------------------------
                       LIABILITY  Liability Deferred
                          METHOD     Method   Method
- ----------------------------------------------------
Tax computed at
 statutory federal
 income tax rate         $75,942    $57,932  $47,609
- ----------------------------------------------------
Increases (decreases)
 in taxes resulting
 from:
  Obligations of states
   and political
   subdivisions:
    Tax exempt
     income               (7,706)    (7,448)  (7,422)
- ----------------------------------------------------
    Tax on preference
     item                  1,024        878      961
- ----------------------------------------------------
  State income tax,
   net of federal
   tax benefit             3,857      3,309    3,153
- ----------------------------------------------------
  Subsidiary purchase
   accounting
   adjustments               (47)       (50)     (76)
- ----------------------------------------------------
  Other, net              (1,976)    (1,145)     752
- ----------------------------------------------------
    TOTAL                $71,094    $53,476  $44,977
====================================================
Effective Tax Rate          32.8%      32.3%    32.1%
- ----------------------------------------------------


     The provisions for income taxes included in the consolidated statement of income are summarized below. Included in these amounts are income taxes of $219,000, $27,000 and $(18,000), in 1994, 1993 and 1992, respectively, related to securities transactions.


(in thousands)            Current   Deferred     Total
- ------------------------------------------------------
1994 (Liability method)
Federal                   $65,588    $  (428)  $65,160
- ------------------------------------------------------
State                       6,424       (490)    5,934
- ------------------------------------------------------
   TOTAL                  $72,012    $  (918)  $71,094
======================================================
1993 (Liability method)
Federal                   $50,272   $ (1,886)  $48,386
- ------------------------------------------------------
State                       5,208       (118)    5,090
- ------------------------------------------------------
   Total                  $55,480   $ (2,004)  $53,476
======================================================
1992 (Deferred method)
Federal                   $49,389   $ (9,190)  $40,199
- ------------------------------------------------------
State                       5,975     (1,197)    4,778
- ------------------------------------------------------
   Total                  $55,364   $(10,387)  $44,977
======================================================


     Following is a listing of the estimated amounts of deferred taxes for the year ended December 31, 1992. These result from items of income or expense being reported for tax purposes in different years than they are reflected in the financial statements.

(in thousands)           Year Ended December 31, 1992
- ------------------------------------------------------
Tax effect of timing
 differences related to:
  Depreciation                   $   (700)
- ------------------------------------------------------
  Provision for loan losses        (5,042)
- ------------------------------------------------------
  Direct lease financing           (2,725)
- ------------------------------------------------------
  Pension contribution                683
- ------------------------------------------------------
  Other                            (2,603)
- ------------------------------------------------------
   TOTAL                         $(10,387)
======================================================

NOTE Q.
ACQUISITIONS

     During 1994 Regions completed the following acquisitions:

                                                                                        Total Assets    Accounting
Date             Company Acquired                         Headquarters Location        (in thousands)   Treatment
- -------------------------------------------------------------------------------------------------------------------
May              Guaranty Bancorp Inc.                    Baton Rouge, Louisiana          $186,879      Pooling
July             First Fayette Bancshares Inc.            Fayette, Alabama                  76,586      Purchase
August           BNR Bancshares Inc.                      New Roads, Louisiana             136,799      Pooling
September        First Community Bancshares Inc.          Rome, Georgia                    125,090      Pooling
November         American Bancshares Inc.                 Monroe, Louisiana                302,674      Purchase
December         Union Bank & Trust Company               Montgomery, Alabama              417,903      Purchase
- -------------------------------------------------------------------------------------------------------------------


     In addition to the above acquisitions, Regions acquired $114 million in deposits during 1994 in connection with three transactions with the Resolution Trust Corporation.
     The total consideration paid for all the 1994 acquisitions was approximately $22.4 million in cash and notes, and 6,121,761 shares of Regions' common stock (including options assumed and treasury stock reissued) valued at $153.1 million. Total intangible assets recorded in connection with these transactions totaled approximately $69.1 million.
     During 1993 Regions completed the following acquisitions:

                                                                                          Total Assets  Accounting
Date          Company Acquired                                 Headquarters Location     (in thousands) Treatment
- -------------------------------------------------------------------------------------------------------------------
June          Franklin County Bank                             Winchester, Tennessee      $    68,034   Purchase
October       First Federal Savings Bank of DeFuniak Springs   DeFuniak Springs, Florida       89,295   Purchase
December      First Federal Savings Bank                       Marianna, Florida              101,084   Purchase
December      Secor Bank, Federal Savings Bank                 Birmingham, Alabama          1,831,937   Purchase


     Because certain of the 1994 and 1993 acquisitions were accounted for as purchases, Regions' consolidated financial statements include the results of operations of those companies only from their respective dates of acquisition. The following unaudited summary information presents the consolidated results of operations of Regions on a pro forma basis, as if all the above companies had been acquired on January 1, 1993. The pro forma summary information does not necessarily reflect the results of operations as they actually would have been, if the acquisitions had occurred at the beginning of the periods presented.


(in thousands,
except per share data)          Year Ended December 31
- ------------------------------------------------------
                                     1994         1993
- ------------------------------------------------------
Interest income                  $830,120     $787,834
- ------------------------------------------------------
Interest expense                  375,327      348,781
- ------------------------------------------------------
 Net interest income              454,793      439,053
- ------------------------------------------------------
Provision for loan losses          18,294       27,792
- ------------------------------------------------------
Non-interest income               155,211      153,886
- ------------------------------------------------------
Non-interest expense              372,464      384,078
- ------------------------------------------------------
 Income before income taxes       219,246      181,069
- ------------------------------------------------------
Applicable income taxes            72,910       58,489
- ------------------------------------------------------
Net income                       $146,336     $122,580
- ------------------------------------------------------
Net income per share                $3.37        $2.82
- ------------------------------------------------------

     Regions' prior period financial statements have not been restated to include the effect of the 1994 acquisitions which were accounted for as poolings of interests, since the effect is not material.
     The following chart summarizes the assets acquired and liabilities assumed in connection with acquisitions in 1994 and 1993. Approximately $102 million of the 1994 "Cash and due from banks" amount, represent funds received from the Resolution Trust Corporation, as an offset to liabilities assumed by Regions in the 1994 purchase and assumption transactions.


(in thousands)                       1994         1993
- ------------------------------------------------------
Cash and due from banks        $  173,595   $   46,701
- ------------------------------------------------------
Federal funds sold                 60,815      109,163
- ------------------------------------------------------
Investment securities             172,180      693,796
- ------------------------------------------------------
Securities available for sale     208,241          -0-
- ------------------------------------------------------
Loans, net                        661,155    1,172,896
- ------------------------------------------------------
Other assets                       84,184       67,794
- ------------------------------------------------------
Deposits                        1,160,667    1,629,777
- ------------------------------------------------------
Borrowings                         41,287      323,259
- ------------------------------------------------------
Other liabilities                  18,504       24,366
- ------------------------------------------------------

     Regions has entered into an agreement to acquire Fidelity Federal Savings Bank (Fidelity) of Dalton, Georgia, in exchange for approximately 946,109 shares of Regions common stock. This transaction is subject to approval by the stockholders of Fidelity and by various regulatory authorities. At December 31, 1994, Fidelity had assets of approximately $310 million and operated four banking offices. Regions expects to account for this transaction as a pooling of interests.
     Regions has also entered into an agreement to acquire First Commercial Bancshares Inc. (First Commercial) of Chalmette, Louisiana. The agreement calls for each of First Commercial's 226,396 outstanding shares of common stock to be exchanged, at the option of the holder thereof, into either (1) a cash payment in the amount of $40.77 and 1.444 shares of Regions' common stock, or (2) 2.626 shares of Regions' common stock. The stock portion of the consideration is subject to adjustment under certain circumstances. This transaction is subject to approval by the stockholders of First Commercial. At December 31, 1994, First Commercial had assets of approximately $115 million and operated five banking offices. Regions expects to account for this acquisition as a purchase.
     Included in other assets on the consolidated statement of condition are amounts representing the excess of cost over fair value of net assets acquired. At December 31, 1994, and 1993, these amounts totaled approximately $102,187,000 and $48,891,000, respectively. These amounts are generally being amortized over periods of 12 to 25 years, principally using the straight-line method of amortization.

NOTE R.
STOCK OPTION AND LONG-TERM INCENTIVE PLANS

     Regions has stock option plans for certain key employees that provide for the granting of options to purchase up to 2,860,000 shares of Regions' common stock at the fair market value at the time the options are granted. The terms of options granted are determined by the personnel committee of the Board of Directors; however, no options may be granted after ten years from the plans' adoption and no options may be exercised beyond ten years from the date granted. The plans also permit the granting of stock appreciation rights to holders of stock options. Stock appreciation rights were attached to 204,060; 331,755 and 378,873 of the shares under option at December 31, 1994, 1993 and 1992, respectively.

     Activity in the plans is summarized as follows:

                       Shares Under       Option Price
                             Option          Per Share
- ------------------------------------------------------
Balance at
 January 1, 1992          1,066,390    $12.33 - $19.83
- ------------------------------------------------------
  Granted                   233,750              26.31
- ------------------------------------------------------
  Exercised                (262,580)     12.33 - 19.83
- ------------------------------------------------------
  Canceled                  (42,898)     12.33 - 19.49
- ------------------------------------------------------
Outstanding at
 December 31, 1992          994,662      12.33 - 26.31
- ------------------------------------------------------
  Granted                   302,229      32.31 - 35.44
- ------------------------------------------------------
  Exercised                (101,193)     14.38 - 26.31
- ------------------------------------------------------
  Canceled                  (11,047)     12.33 - 19.49
- ------------------------------------------------------
Outstanding at
 December 31, 1993        1,184,651      12.33 - 35.44
- ------------------------------------------------------
  Granted                   447,129      31.88 - 32.69
- ------------------------------------------------------
  Exercised                (222,853)     13.07 - 26.31
- ------------------------------------------------------
  Canceled                  (37,298)     14.66 - 32.31
- ------------------------------------------------------
Outstanding at
 December 31, 1994        1,371,629    $12.33 - $35.44
======================================================
Exercisable at
 December 31, 1994          888,346    $12.33 - $35.44
======================================================


     In 1991, stockholders approved the Regions 1991 Long-Term Incentive Plan. This plan provides for the granting of up to 2,750,000 shares of common stock in the form of stock options, stock appreciation rights, performance awards or restricted stock awards. A maximum of 825,000 shares of restricted stock and 1,375,000 shares of performance awards, may be granted. During 1993 and 1992, Regions granted 5,500 and 129,294 shares, respectively, as restricted stock and during 1994, 1993, and 1992, granted 125,000; 187,750 and 249,948 shares, respectively, as performance awards. Grantees of restricted stock must remain employed with Regions for certain periods from the date of the grant at the same or a higher level in order for the shares to be released. However, during this period the grantee is eligible to receive dividends and exercise voting privileges on such restricted shares. In 1994, 1993, and 1992, 1,650; 75,034 and 54,789 restricted shares, respectively, were released. Issuance of performance shares is dependent upon achievement of certain performance criteria and is, therefore, deferred until the end of the performance period. In 1994, 1993, and 1992, 3,897; 196,743 and 136,824 performance shares, respectively, were issued. Total expense for restricted stock was $587,000 in 1994, $1,752,000 in 1993, and $1,975,000 in 1992. Total expense for performance shares was $6,666,000 in 1994, $9,908,000 in 1993, and $7,825,000 in 1992.

NOTE S.
PARENT COMPANY ONLY FINANCIAL STATEMENTS

     Presented below are condensed financial statements of Regions Financial
Corporation:

STATEMENT OF CONDITION

(in thousands)                        December 31
- ----------------------------------------------------
                                     1994       1993
- ----------------------------------------------------
ASSETS
- ----------------------------------------------------
Cash due from banks            $    7,055 $    2,552
- ----------------------------------------------------
Securities purchased
 under agreements to resell        35,000     29,834
- ----------------------------------------------------
Dividends receivable from
 subsidiaries                         -0-     11,200
- ----------------------------------------------------
Loans to subsidiaries               2,424      2,920
- ----------------------------------------------------
Investment securities               5,165      5,181
- ----------------------------------------------------
Premises and equipment              1,198        888
- ----------------------------------------------------
Investment in subsidiaries:
 Banks                          1,172,490    773,145
- ----------------------------------------------------
 Non-banks                         50,479    168,131
- ----------------------------------------------------
                                1,222,969    941,276
- ----------------------------------------------------
Other assets                       14,550     10,592
- ----------------------------------------------------
                               $1,288,361 $1,004,443
====================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
- ----------------------------------------------------
Commercial paper               $   18,600 $   17,201
- ----------------------------------------------------
Long-term borrowings              215,742     82,249
- ----------------------------------------------------
Other liabilities                  40,149     54,028
- ----------------------------------------------------
  Total liabilities               274,491    153,478
- ----------------------------------------------------
Stockholders' Equity:
 Common stock                      29,052     26,575
- ----------------------------------------------------
 Surplus                          430,981    375,983
- ----------------------------------------------------
 Undivided profits                567,244    462,280
- ----------------------------------------------------
 Treasury stock                   (12,441)   (12,320)
- ----------------------------------------------------
 Unearned restricted stock           (966)    (1,553)
- ----------------------------------------------------
   Total stockholders' equity   1,013,870    850,965
- ----------------------------------------------------
                               $1,288,361 $1,004,443
====================================================

STATEMENT OF INCOME

(in thousands)                Year Ended December 31
- ------------------------------------------------------
                             1994       1993      1992
- ------------------------------------------------------
Income:
Dividends received
 from subsidiaries:
  Banks                 $  43,300  $  44,800   $39,500
- ------------------------------------------------------
  Non-banks                   -0-        400     1,350
- ------------------------------------------------------
                           43,300     45,200    40,850
- ------------------------------------------------------
Service fees from
  subsidiaries             19,886     20,869    20,772
- ------------------------------------------------------
Interest from
  subsidiaries              1,844      2,680     1,417
- ------------------------------------------------------
Other                         398        273       243
- ------------------------------------------------------
                           65,428     69,022    63,282
- ------------------------------------------------------
Expenses:
 Salaries and employee
  benefits                 13,089     16,225    15,662
- ------------------------------------------------------
 Interest                  11,297      7,284     2,178
- ------------------------------------------------------
 Net occupancy expense        527        536       544
- ------------------------------------------------------
 Furniture and equipment
  expense                     342        303       314
- ------------------------------------------------------
 Legal and other
  professional fees         1,874      1,474       808
- ------------------------------------------------------
 Amortization of excess
  purchase price            3,278      2,759     2,888
- ------------------------------------------------------
 Other expenses             5,071      2,508     5,813
- ------------------------------------------------------
                           35,478     31,089    28,207
- ------------------------------------------------------
Income before income
 taxes and equity in
 undistributed earnings
 of subsidiaries           29,950     37,933    35,075
- ------------------------------------------------------
Applicable income taxes
 (credit)                  (5,293)    (1,726)     (984)
- ------------------------------------------------------
Income before equity
 in undistributed
 earnings of
 subsidiaries              35,243     39,659    36,059
- ------------------------------------------------------
Equity in undistributed
 earnings of subsidiaries:
  Banks                   107,544     70,659    58,167
- ------------------------------------------------------
  Non-banks                 3,097      1,727       822
- ------------------------------------------------------
                          110,641     72,386    58,989
- ------------------------------------------------------
  NET INCOME             $145,884   $112,045   $95,048
======================================================


     Aggregate maturities of long-term borrowings (excluding demand notes to affiliates of $542,000) in each of the next five years for the parent company only are as follows: $400,000 due in each of the years 1995-1997 and $4,000,000 due in 1998. Standby letters of credit issued by the parent company totaled $11.7 million at December 31, 1994. This amount is included in total standby letters of credit disclosed in Note L.

STATEMENT OF CASH FLOWS

(in thousands)                Year Ended December 31
- ------------------------------------------------------
                             1994       1993      1992
- ------------------------------------------------------
Operating activities:
 Net income             $ 145,884  $ 112,045  $ 95,048
- ------------------------------------------------------
Adjustments to reconcile
 net cash provided by
 operating activities:
  Equity in undistributed
   earnings of
   subsidiaries          (110,641)   (72,386)  (58,989)
- ------------------------------------------------------
  Provision for depreciation
   and amortization         5,089      4,473     5,579
- ------------------------------------------------------
  (Decrease) increase in
   other liabilities      (13,879)    29,729     6,717
- ------------------------------------------------------
  Decrease (increase) in
   dividends receivable
   from subsidiaries       11,200     (1,700)      -0-
- ------------------------------------------------------
  (Increase) in other
   assets                  (4,897)      (505)   (4,683)
- ------------------------------------------------------
  Stock issued to
   employees under
   incentive plan           1,191      5,675     4,384
- ------------------------------------------------------
  Net cash provided by
   operating activities    33,947     77,331    48,056
- ------------------------------------------------------
Investing activities:
 Investment in
  subsidiaries            (28,536)   (77,478)  (25,603)
- ------------------------------------------------------
 Principal payments
  on loans to
  subsidiaries                496        419       424
- ------------------------------------------------------
 Purchases and sales
  of premises and
  equipment                  (587)      (118)     (257)
- ------------------------------------------------------
 Purchase of investment
  securities                  -0-     (3,082)      -0-
- ------------------------------------------------------
 Net cash (used) by
  investing activities    (28,627)   (80,259)  (25,436)
- ------------------------------------------------------



STATEMENT OF CASH FLOWS (CONTINUED)

(in thousands)                Year Ended December 31
- ------------------------------------------------------
                             1994       1993      1992
- ------------------------------------------------------
Financing activities:
 Increase (decrease) in
  commercial paper
  borrowings                1,399     (2,088)      243
- ------------------------------------------------------
 Cash dividends           (50,273)   (38,792)  (33,253)
- ------------------------------------------------------
 Purchase of
  treasury stock          (81,081)   (16,393)      -0-
- ------------------------------------------------------
 Proceeds from
  long-term
  borrowings              141,188      2,167    76,117
- ------------------------------------------------------
 Principal payments
  on long-term
  borrowings               (7,695)    (3,472)   (3,336)
- ------------------------------------------------------
 Net (decrease) in
  short-term borrowings       -0-        -0-    (5,000)
- ------------------------------------------------------
 Proceeds from
  stock issue                 -0-        -0-    14,367
- ------------------------------------------------------
 Proceeds from
  exercise of stock
  options                     811        973     1,163
- ------------------------------------------------------
  Net cash provided
   (used) by financing
   activities               4,349    (57,605)   50,301
- ------------------------------------------------------
  Increase (decrease)
   in cash and cash
   equivalents              9,669    (60,533)   72,921
- ------------------------------------------------------
Cash and cash
 equivalents at
 beginning of year         32,386     92,919    19,998
- ------------------------------------------------------
Cash and cash
 equivalents at
 end of year              $42,055    $32,386   $92,919
======================================================

AUDITORS'
REPORT


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Regions Financial Corporation

     We have audited the accompanying consolidated statements of condition of Regions Financial Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regions Financial Corporation and subsidiaries at December 31, 1994 and 1993 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
     As discussed in Notes A and C to the consolidated financial statements, in 1994 the Company changed its method of accounting for securities.



/s/ Ernst & Young LLP

Birmingham, Alabama
February 6, 1995

HISTORICAL FINANCIAL SUMMARY
REGIONS FINANCIAL CORPORATION & SUBSIDIARIES

(in thousands, except ratios, yields, and per share amounts)
- -----------------------------------------------------------------------------------------------------------------
  SUMMARY OF OPERATING RESULTS                     1994          1993           1992           1991          1990
- -----------------------------------------------------------------------------------------------------------------
Interest income
 Interest and fees on loans                    $603,092      $421,616       $387,628       $414,879      $407,596
- -----------------------------------------------------------------------------------------------------------------
 Income on federal funds sold                     2,041         1,491          6,643          5,044         4,159
- -----------------------------------------------------------------------------------------------------------------
 Taxable interest on securities                 148,148       104,744        117,558        113,706        83,366
- -----------------------------------------------------------------------------------------------------------------
 Tax-free interest on securities                 13,629        11,708         10,654         11,803        11,641
- -----------------------------------------------------------------------------------------------------------------
 Other interest income                           18,869        16,108         14,264         11,389        12,991
- -----------------------------------------------------------------------------------------------------------------
  Total interest income                         785,779       555,667        536,747        556,821       519,753
- -----------------------------------------------------------------------------------------------------------------
Interest expense:
 Interest on deposits                           295,785       198,301        215,280        280,732       282,572
- -----------------------------------------------------------------------------------------------------------------
 Interest on short-term borrowings               21,514         4,554          4,679          9,202        12,754
- -----------------------------------------------------------------------------------------------------------------
 Interest on long-term borrowings                32,840        10,759          4,109          2,083         2,287
- -----------------------------------------------------------------------------------------------------------------
  Total interest expense                        350,139       213,614        224,068        292,017       297,613
- -----------------------------------------------------------------------------------------------------------------
  Net interest income                           435,640       342,053        312,679        264,804       222,140
- -----------------------------------------------------------------------------------------------------------------
Provision for loan losses                        19,003        21,533         27,072         24,005        24,208
- -----------------------------------------------------------------------------------------------------------------
  Net interest income after
   provision for loan losses                    416,637       320,520        285,607        240,799       197,932
- -----------------------------------------------------------------------------------------------------------------
Non-interest income:
 Trust department income                         19,386        18,299         16,720         14,443        13,502
- -----------------------------------------------------------------------------------------------------------------
 Service charges on deposit accounts             50,332        42,955         42,117         38,753        32,918
- -----------------------------------------------------------------------------------------------------------------
 Mortgage servicing and origination fees         41,489        44,079         37,048         28,250        20,595
- -----------------------------------------------------------------------------------------------------------------
 Securities gains (losses)                          627            78            (53)          (507)         (982)
- -----------------------------------------------------------------------------------------------------------------
 Other                                           31,574        26,616         23,245         20,518        27,715
- -----------------------------------------------------------------------------------------------------------------
  Total non-interest income                     143,408       132,027        119,077        101,457        93,748
- -----------------------------------------------------------------------------------------------------------------
Non-interest expense:
 Salaries and employee benefits                 179,166       154,594        138,355        119,115       102,407
- -----------------------------------------------------------------------------------------------------------------
 Net occupancy expense                           20,686        14,877         13,759         13,105        12,612
- -----------------------------------------------------------------------------------------------------------------
 Furniture and equipment expense                 22,737        18,604         17,684         17,339        16,214
- -----------------------------------------------------------------------------------------------------------------
 Other                                          120,478        98,951         94,861         80,781        64,378
- -----------------------------------------------------------------------------------------------------------------
  Total non-interest expense                    343,067       287,026        264,659        230,340       195,611
- -----------------------------------------------------------------------------------------------------------------
  Income before income taxes                    216,978       165,521        140,025        111,916        96,069
- -----------------------------------------------------------------------------------------------------------------
Applicable income taxes                          71,094        53,476         44,977         33,660        27,175
- -----------------------------------------------------------------------------------------------------------------
  Net income                                   $145,884      $112,045       $ 95,048       $ 78,256      $ 68,894
=================================================================================================================
Average number of shares outstanding             42,906        37,205         36,532         36,191        36,097
- -----------------------------------------------------------------------------------------------------------------
Per share:
  Net income                                   $   3.40      $   3.01       $   2.60       $   2.16      $   1.91
- -----------------------------------------------------------------------------------------------------------------
  Cash dividends declared                          1.20          1.04            .91            .87           .84
- -----------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------
  YIELDS AND COSTS (TAXABLE EQUIVALENT BASIS)
- -----------------------------------------------------------------------------------------------------------------
Earning assets:
 Taxable securities                                6.44%         7.25%          8.05%          8.64%         8.53%
- -----------------------------------------------------------------------------------------------------------------
 Tax-free securities                               8.89          9.17           9.60           9.97          9.99
- -----------------------------------------------------------------------------------------------------------------
 Federal funds sold                                3.55          3.04           3.69           5.36          8.06
- -----------------------------------------------------------------------------------------------------------------
 Loans (net of unearned income)                    7.99          7.92           8.75          10.33         11.21
- -----------------------------------------------------------------------------------------------------------------
 Other earning assets                              6.63          6.44           7.66           8.73          9.21
- -----------------------------------------------------------------------------------------------------------------
  Total earning assets                             7.61          7.74           8.44           9.82         10.56
- -----------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
 Interest-bearing deposits                         3.70          3.40           4.06           5.88          6.95
- -----------------------------------------------------------------------------------------------------------------
 Short-term borrowings                             4.69          3.12           3.78           6.24          7.98
- -----------------------------------------------------------------------------------------------------------------
 Long-term borrowings                              6.32          7.67           7.80          10.88          9.63
- -----------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities               3.91          3.49           4.09           5.91          7.01
- -----------------------------------------------------------------------------------------------------------------
  Net yield on interest earning assets             4.26          4.82           4.98           4.78          4.67
- -----------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------
  RATIOS
- -----------------------------------------------------------------------------------------------------------------
Net income to:
 Average stockholders' equity                     15.97%        16.14%         15.64%         14.27%        13.64%
- -----------------------------------------------------------------------------------------------------------------
 Average total assets                              1.29          1.40           1.34           1.23          1.23
- -----------------------------------------------------------------------------------------------------------------
Dividend payout                                   35.29         34.55          35.00          40.28         43.98
- -----------------------------------------------------------------------------------------------------------------
Average loans to average deposits                 82.30         78.14          72.46          73.40         76.67
- -----------------------------------------------------------------------------------------------------------------
Average stockholders' equity
 to average total assets                           8.09          8.70           8.59           8.63          9.03
- -----------------------------------------------------------------------------------------------------------------
Average interest-bearing deposits
 to average total deposits                        86.35         84.69          85.52          85.85         84.16
- -----------------------------------------------------------------------------------------------------------------

                                                                                                        Ten Year
                                                                                           Annual       Compound
                                                                                           Change    Growth Rate
- ----------------------------------------------------------------------------------------------------------------
       1989          1988           1987           1986          1985           1984    1993-1994      1984-1994
- ----------------------------------------------------------------------------------------------------------------
   $379,292      $299,200       $248,500       $234,194      $232,139       $216,279       43.04%          10.80%
- ----------------------------------------------------------------------------------------------------------------
      6,816        11,990          7,893         18,573        20,196         25,550       36.89          -22.33
- ----------------------------------------------------------------------------------------------------------------
     84,050        73,447         69,563         64,090        71,723         77,441       41.44            6.70
- ----------------------------------------------------------------------------------------------------------------
     11,658        13,074         16,933         20,395        21,903         23,274       16.41           -5.21
- ----------------------------------------------------------------------------------------------------------------
     14,576         6,914          5,096          6,241         3,679          3,213       17.14           19.37
- ----------------------------------------------------------------------------------------------------------------
    496,392       404,625        347,985        343,493       349,640        345,757       41.41            8.56
- ----------------------------------------------------------------------------------------------------------------

    266,162       202,592        161,636        161,566       163,758        181,258       49.16            5.02
- ----------------------------------------------------------------------------------------------------------------
     22,470        12,624         13,512         14,462        17,086         18,448      372.42            1.55
- ----------------------------------------------------------------------------------------------------------------
      4,055         4,726          3,091          3,160         3,533          3,262      205.23           25.98
- ----------------------------------------------------------------------------------------------------------------
    292,687       219,942        178,239        179,188       184,377        202,968       63.91            5.60
- ----------------------------------------------------------------------------------------------------------------
    203,705       184,683        169,746        164,305       165,263        142,789       27.36           11.80
- ----------------------------------------------------------------------------------------------------------------
     15,800        10,790          8,605          9,361        10,029          7,616      -11.75            9.57
- ----------------------------------------------------------------------------------------------------------------

    187,905       173,893        161,141        154,944       155,234        135,173       29.99           11.91
- ----------------------------------------------------------------------------------------------------------------

     12,701        12,134         11,515         11,153        10,199          8,801        5.94            8.22
- ----------------------------------------------------------------------------------------------------------------
     26,041        25,188         24,838         24,007        22,382         19,895       17.17            9.73
- ----------------------------------------------------------------------------------------------------------------
     16,029        14,178         12,037         11,209         8,780          9,241       -5.88           16.20
- ----------------------------------------------------------------------------------------------------------------
        506            48            700          2,852           812             66      703.85           25.25
- ----------------------------------------------------------------------------------------------------------------
     17,205        19,021         17,972         15,482        14,342         12,008       18.63           10.15
- ----------------------------------------------------------------------------------------------------------------
     72,482        70,569         67,062         64,703        56,515         50,011        8.62           11.11
- ----------------------------------------------------------------------------------------------------------------

     93,327        87,267         80,869         78,924        76,159         69,226       15.89            9.98
- ----------------------------------------------------------------------------------------------------------------
     11,857        11,078         10,298          9,974         9,658         10,340       39.05            7.18
- ----------------------------------------------------------------------------------------------------------------
     15,664        14,494         12,982         13,957        13,362         13,304       22.22            5.51
- ----------------------------------------------------------------------------------------------------------------
     55,859        55,817         50,778         47,720        46,631         38,345       21.76           12.13
- ----------------------------------------------------------------------------------------------------------------
    176,707       168,656        154,927        150,575       145,810        131,215       19.52           10.09
- ----------------------------------------------------------------------------------------------------------------
     83,680        75,806         73,276         69,072        65,939         53,969       31.09           14.93
- ----------------------------------------------------------------------------------------------------------------
     21,046        17,571         17,070         14,161        12,184          7,797       32.95           24.74
- ----------------------------------------------------------------------------------------------------------------
   $ 62,634      $ 58,235       $ 56,206       $ 54,911      $ 53,755       $ 46,172       30.20%          12.19%
================================================================================================================
     36,331        36,281         36,243         36,163        36,010         35,993       15.32%           1.77%
- ----------------------------------------------------------------------------------------------------------------

      $1.72         $1.61          $1.55          $1.52         $1.49          $1.28       12.90%          10.26%
- ----------------------------------------------------------------------------------------------------------------
        .76           .73            .69            .58           .51            .45       15.38           10.31
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------

       8.26%         7.82%          7.66%          8.93%        10.81%         10.99%
- ----------------------------------------------------------------------------------------------------------------
       9.49          9.83          10.91          12.24         12.22          12.83
- ----------------------------------------------------------------------------------------------------------------
       9.32          7.54           6.73           6.86          8.06          10.46
- ----------------------------------------------------------------------------------------------------------------
      11.83         10.92          10.41          11.13         12.68          13.78
- ----------------------------------------------------------------------------------------------------------------
       9.41          8.93           8.61           9.69         11.33          11.07
- ----------------------------------------------------------------------------------------------------------------
      10.85         10.01           9.65          10.44         11.88          12.71
- ----------------------------------------------------------------------------------------------------------------

       7.37          6.38           5.83           6.39          7.44           8.86
- ----------------------------------------------------------------------------------------------------------------
       8.90          7.34           6.35           6.55          7.92           9.92
- ----------------------------------------------------------------------------------------------------------------
       9.63          8.67           9.77          10.05         10.56          10.50
- ----------------------------------------------------------------------------------------------------------------
       7.49          6.46           5.91           6.44          7.53           8.97
- ----------------------------------------------------------------------------------------------------------------
       4.65          4.79           5.01           5.47          6.16           5.89
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------

      13.25%        13.29%         13.81%         14.63%        15.77%         14.99%
- ----------------------------------------------------------------------------------------------------------------
       1.20          1.24           1.31           1.36          1.47           1.37
- ----------------------------------------------------------------------------------------------------------------
      44.19         45.34          44.52          38.16         34.23          35.16
- ----------------------------------------------------------------------------------------------------------------
      75.23         71.33          69.98          67.49         65.03          59.77
- ----------------------------------------------------------------------------------------------------------------

       9.06          9.31           9.48           9.31          9.32           9.16
- ----------------------------------------------------------------------------------------------------------------

      82.51         79.84          77.36          75.68         73.15          73.49
- ----------------------------------------------------------------------------------------------------------------

REGIONS FINANCIAL CORPORATION & SUBSIDIARIES

(average daily balances)
- ------------------------------------------------------------------------------------------------------------------
  ASSETS                                           1994          1993           1992           1991          1990
- ------------------------------------------------------------------------------------------------------------------
Earning assets:
  Taxable securities                        $ 2,292,651   $ 1,444,288     $1,461,313     $1,319,108    $  982,952
- ------------------------------------------------------------------------------------------------------------------
  Tax-exempt securities                         233,503       192,720        164,630        173,601       170,222
- ------------------------------------------------------------------------------------------------------------------
  Federal funds sold                             57,485        49,036        179,940         94,133        51,591
- ------------------------------------------------------------------------------------------------------------------
  Loans, net of unearned income               7,600,171     5,376,508      4,488,639      4,079,486     3,702,758
- ------------------------------------------------------------------------------------------------------------------
  Other earning assets                          285,300       251,048        186,957        131,642       141,871
- ------------------------------------------------------------------------------------------------------------------
   Total earning assets                      10,469,110     7,313,600      6,481,479      5,797,970     5,049,394
- ------------------------------------------------------------------------------------------------------------------
 Allowance for loan losses                     (111,535)      (83,504)       (63,012)       (49,732)      (40,182)
- ------------------------------------------------------------------------------------------------------------------
 Cash and due from banks                        446,119       389,657        325,085        294,795       316,158
- ------------------------------------------------------------------------------------------------------------------
 Other non-earning assets                       491,753       363,681        334,447        311,178       267,909
- ------------------------------------------------------------------------------------------------------------------
   Total assets                             $11,295,447   $ 7,983,434     $7,077,999     $6,354,211    $5,593,279
==================================================================================================================

- ------------------------------------------------------------------------------------------------------------------
  LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------------------------------------------------------------------------------------
Deposits:
  Non-interest-bearing                      $ 1,260,696   $ 1,053,111     $  896,847     $  786,243    $  764,945
- ------------------------------------------------------------------------------------------------------------------
  Interest-bearing                            7,974,030     5,827,208      5,297,693      4,771,486     4,064,625
- ------------------------------------------------------------------------------------------------------------------
   Total deposits                             9,234,726     6,880,319      6,194,540      5,557,729     4,829,570
- ------------------------------------------------------------------------------------------------------------------
 Borrowed funds:
  Short-term                                    458,737       145,778        123,622        147,418       159,873
- ------------------------------------------------------------------------------------------------------------------
  Long-term                                     519,644       140,196         52,661         19,142        23,742
- ------------------------------------------------------------------------------------------------------------------
   Total borrowed funds                         978,381       285,974        176,283        166,560       183,615
- ------------------------------------------------------------------------------------------------------------------
 Other liabilities                              169,053       122,949         99,295         81,663        74,927
- ------------------------------------------------------------------------------------------------------------------
   Total liabilities                         10,382,160     7,289,242      6,470,118      5,805,952     5,088,112
- ------------------------------------------------------------------------------------------------------------------
 Stockholders' equity                           913,287       694,192        607,881        548,259       505,167
- ------------------------------------------------------------------------------------------------------------------
   Total liabilities and
    stockholders' equity                    $11,295,447   $ 7,983,434     $7,077,999     $6,354,211    $5,593,279
==================================================================================================================

- ------------------------------------------------------------------------------------------------------------------
  YEAR-END BALANCES
- ------------------------------------------------------------------------------------------------------------------
 Assets                                     $12,839,320   $10,476,348     $7,881,026     $6,745,053    $6,344,406
- ------------------------------------------------------------------------------------------------------------------
 U.S. Treasury and agency securities          2,314,318     2,063,509      1,440,550      1,347,785     1,246,913
- ------------------------------------------------------------------------------------------------------------------
 Obligations of states and
  political subdivisions                        255,526       221,328        170,302        170,497       173,074
- ------------------------------------------------------------------------------------------------------------------
 Other securities                                39,344        83,608         59,318         57,443        69,213
- ------------------------------------------------------------------------------------------------------------------
 Total securities                             2,609,188     2,368,445      1,670,170      1,575,725     1,489,200
- ------------------------------------------------------------------------------------------------------------------
 Loans                                        9,017,802     6,833,246      5,142,531      4,274,958     4,092,262
- ------------------------------------------------------------------------------------------------------------------
 Non-interest-bearing deposits                1,450,330     1,196,685      1,041,987        874,671       851,870
- ------------------------------------------------------------------------------------------------------------------
 Interest-bearing deposits                    8,642,805     7,574,009      5,659,155      5,042,357     4,501,341
- ------------------------------------------------------------------------------------------------------------------
 Total deposits                              10,093,135     8,770,694      6,701,142      5,917,028     5,353,211
- ------------------------------------------------------------------------------------------------------------------
 Stockholders' equity                         1,013,870       850,965        656,655        572,971       524,132
- ------------------------------------------------------------------------------------------------------------------
 Stockholders' equity per share                   22.53         20.73          17.62          15.76         14.54
- ------------------------------------------------------------------------------------------------------------------
 Market price per share of common stock           31.00         32.38          32.63          26.89         15.98
- ------------------------------------------------------------------------------------------------------------------

Notes to Historical Financial Summary:

(1) All per share amounts give retroactive recognition to the effect of stock dividends and stock splits.
(2) Non-accruing loans, of an immaterial amount, are included in earning assets. No adjustment has been made for these loans in the calculation of yields.
(3) Fees in the amount of $14,350,000; $14,530,000; $15,967,000; $11,923,000;
    $11,161,000; $11,054,000; $9,250,000; $8,962,000; $8,858,000; $6,697,000;
    and $6,134,000 are included in interest and fees on loans in the years 1994, 1993, 1992, 1991, 1990, 1989, 1988, 1987, 1986, 1985, and
    1984,respectively.
(4) Yields are computed on a taxable equivalent basis, net of interest disallowance, using marginal federal income tax rates of 35% for 1994 and 1993, 34% for 1992-1988, 40% for 1987 and 46% for 1986-1984.
(5) This summary should be read in conjunction with the related financial statements and notes thereto on pages 53 to 74.

                                                                                                       Ten Year
                                                                                           Annual      Compound
                                                                                           Change   Growth Rate
- ---------------------------------------------------------------------------------------------------------------
         1989           1988          1987          1986           1985          1984   1993-1994     1984-1994
- ---------------------------------------------------------------------------------------------------------------
   $1,028,177     $  942,729    $  908,140    $  717,585     $  663,689    $  704,793      58.74%        12.52%
- ---------------------------------------------------------------------------------------------------------------
      168,690        191,499       247,528       297,603        321,595       332,535      21.16         -3.47
- ---------------------------------------------------------------------------------------------------------------
       73,140        159,093       117,229       270,933        250,570       244,202      17.23        -13.47
- ---------------------------------------------------------------------------------------------------------------
    3,293,290      2,837,856     2,508,591     2,256,053      1,956,351     1,664,062      41.36         16.40
- ---------------------------------------------------------------------------------------------------------------
      155,618         78,557        59,358        64,770         32,779        29,156      13.64         25.62
- ---------------------------------------------------------------------------------------------------------------
    4,718,915      4,209,734     3,840,846     3,606,944      3,224,984     2,974,748      43.15         13.41
- ---------------------------------------------------------------------------------------------------------------
      (37,188)       (35,307)      (34,614)      (33,201)       (29,419)      (26,085)     33.57         15.64
- ---------------------------------------------------------------------------------------------------------------
      298,334        305,586       286,249       263,529        272,917       238,900      14.49          6.44
- ---------------------------------------------------------------------------------------------------------------
      234,654        225,464       203,770       191,332        189,938       174,751      35.22         10.90
- ---------------------------------------------------------------------------------------------------------------
   $5,214,715     $4,705,477    $4,296,251    $4,028,604     $3,658,420    $3,362,314      41.49%        12.88%
===============================================================================================================

   $  765,398     $  802,286    $  811,573    $  813,135     $  807,723    $  737,956      19.71%         5.50%
- ---------------------------------------------------------------------------------------------------------------
    3,612,024      3,176,418     2,773,207     2,529,762      2,200,470     2,046,090      36.84         14.57
- ---------------------------------------------------------------------------------------------------------------
    4,377,422      3,978,704     3,584,780     3,342,897      3,008,193     2,784,046      34.22         12.74
- ---------------------------------------------------------------------------------------------------------------

      252,475        171,975       212,627       220,875        215,643       185,927     214.68          9.45
- ---------------------------------------------------------------------------------------------------------------
       42,119         54,518        31,637        31,433         33,445        31,069     270.66         32.54
- ---------------------------------------------------------------------------------------------------------------
      294,594        226,493       244,264       252,308        249,088       216,996     242.12         16.25
- ---------------------------------------------------------------------------------------------------------------
       69,988         61,997        60,119        58,150         60,309        53,165      37.50         12.26
- ---------------------------------------------------------------------------------------------------------------
    4,742,004      4,267,194     3,889,163     3,653,355      3,317,590     3,054,207      42.43         13.02
- ---------------------------------------------------------------------------------------------------------------
      472,711        438,283       407,088       375,249        340,830       308,107      31.56         11.48
- ---------------------------------------------------------------------------------------------------------------

   $5,214,715     $4,705,477    $4,296,251    $4,028,604     $3,658,420    $3,362,314      41.49%        12.88%
===============================================================================================================

   $5,549,612     $5,173,609    $4,390,861    $4,456,557     $3,919,682    $3,711,750      22.56%        13.21%
- ---------------------------------------------------------------------------------------------------------------
      929,212        996,902       855,990       804,012        649,569       695,341      12.15         12.78
- ---------------------------------------------------------------------------------------------------------------

      171,813        175,796       216,033       287,863        308,724       335,626      10.91         -3.08
- ---------------------------------------------------------------------------------------------------------------
       32,062         49,670         5,535        11,638          2,051         3,203     -40.91         31.47
- ---------------------------------------------------------------------------------------------------------------
    1,133,087      1,222,368     1,077,558     1,103,513        960,344     1,034,170      10.16          9.70
- ---------------------------------------------------------------------------------------------------------------
    3,552,082      3,123,331     2,675,240     2,486,039      2,166,810     1,863,314      31.97         17.08
- ---------------------------------------------------------------------------------------------------------------
      836,270        840,277       891,538       973,267        879,829       847,699      21.20          5.52
- ---------------------------------------------------------------------------------------------------------------
    3,908,094      3,491,438     2,837,062     2,803,829      2,357,376     2,188,003      14.11         14.73
- ---------------------------------------------------------------------------------------------------------------
    4,744,364      4,331,715     3,728,600     3,777,096      3,237,205     3,035,702      15.08         12.77
- ---------------------------------------------------------------------------------------------------------------
      489,441        455,595       417,814       392,679        356,857       320,916      19.14         12.19
- ---------------------------------------------------------------------------------------------------------------
        13.48          12.54         11.64         10.83           9.90          8.92       8.68          9.71
- ---------------------------------------------------------------------------------------------------------------
        15.64          13.84         12.38         19.47          14.63          9.79      -4.26         12.22
- ---------------------------------------------------------------------------------------------------------------