Form 10-K405, Exhibit 13
period 1995-12-31
REGIONS FINANCIAL CORP
filed 1996-03-29
CIK 36032

                                                                     EXHIBIT 13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND OPERATING RESULTS

INTRODUCTION

        The following discussion and financial information is presented to aid in understanding Regions Financial Corporation's (Regions or the Company) financial position and results of operations. The emphasis of this discussion will be on the years 1995, 1994 and 1993; however, financial information for prior years will also be presented when appropriate. This discussion supplements the historical financial summary on pages 76 to 79 and should be read in conjunction therewith.

        Regions' primary business is banking. In 1995, Regions' banking affiliates contributed approximately $171 million to consolidated net income. Selected information as of December 31, 1995, on Regions' banking affiliates is as follows:


Name of Bank                                    Assets              Loans             Deposits            Full-Service Offices
--------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in thousands)
--------------------------------------------------------------------------------------------------------------------------------
First Alabama Bank                           $10,280,106          $7,151,050         $7,850,521                   179
--------------------------------------------------------------------------------------------------------------------------------
Regions Bank of Louisiana                      2,148,256           1,464,821          1,619,793                    41
--------------------------------------------------------------------------------------------------------------------------------
Regions Bank of Florida                          578,805             365,841            514,983                    27
--------------------------------------------------------------------------------------------------------------------------------
Regions Bank of Tennessee                        481,463             396,467            430,016                    23
--------------------------------------------------------------------------------------------------------------------------------
Regions Bank of Georgia                          110,733              31,310             97,295                     4
--------------------------------------------------------------------------------------------------------------------------------
Regions Bank of Rome (Georgia)                   174,827              95,006            160,607                     2
--------------------------------------------------------------------------------------------------------------------------------
Regions Bank, FSB (Georgia)                      389,583             323,814            351,640                     5
--------------------------------------------------------------------------------------------------------------------------------

        Supplementing the Company's banking operations are a mortgage banking company, credit life insurance related companies, a registered broker/dealer firm and a commercial accounts receivable financing, billing and collection company. Regions has no foreign operations, although it maintains an International Department to assist customers with their foreign transactions. The mortgage banking company services approximately $10.6 billion in mortgage loans and in 1995 contributed approximately $9.3 million to net income.

        The Company's principal market areas are all of Alabama, parts of Louisiana, middle Tennessee, northwest Florida, and Columbus, Rome and
Dalton, Georgia. In addition, real estate mortgage loan origination offices are located in other market areas in Tennessee, and in the states of Mississippi and South Carolina.

        The acquisitions of other banks and related institutions have contributed significantly to Regions' growth during the last three years. Regions has expanded into new markets and strengthened its presence in existing markets.

        In 1993, Regions entered the Louisiana banking market for the first time through the acquisition of Secor Bank, Federal Savings Bank, which added $1.8 billion in assets. Secor's 15 offices in Louisiana, with approximately $789 million in deposits, provided Regions with a retail banking franchise in New Orleans and northern Louisiana. Secor's banking offices in Alabama, with approximately $429 million in deposits, strengthened Regions' market presence in several major Alabama market areas.

        Also in 1993, Regions expanded its northwest Florida franchise through the acquisition of two thrifts with $190 million in assets and expanded its Tennessee franchise through the acquisition of the Franklin County Bank with $68 million in assets.

        During 1994, acquisitions strengthened Regions' franchise in Alabama, Louisiana and Georgia. In Alabama, Regions added $494 million in assets through two acquisitions--Union Bank & Trust Company and First Fayette Bancshares, Inc. Louisiana acquisitions in Baton Rouge, New Roads and Monroe added $626 million in assets. These banks, along with Secor Bank, were merged to form state-chartered Regions Bank of Louisiana. In Georgia, the addition of First Community Bancshares, Inc. (now Regions Bank of Rome) in September 1994 enabled Regions to establish a market presence in Rome, Georgia.

        Regions' acquisition activity in 1995 included increasing its New Orleans area presence through the purchase of First Commercial Bancshares, Inc. and its affiliate bank, the First National Bank of St. Bernard Parish, which was merged into Regions Bank of Louisiana. The addition of Fidelity Federal Savings Bank of Dalton, Georgia and the Cartersville, Georgia office of Prudential Savings Bank (both now Regions Bank, FSB) added $393 million in assets and enhanced Regions' market coverage in northwestern Georgia.

        Regions expanded its line of businesses in 1995 through the acquisition of Interstate Billing Service, Inc., headquartered in Decatur, Alabama. Interstate Billing factors commercial accounts receivables and performs billing and collection services for its clients. Interstate Billing currently does business in more than 25 states, primarily serving clients related to the automotive service industry.

        Regions' acquisitions over the last three years are summarized in the following chart.

                                                            HEADQUARTERS              TOTAL ASSETS    ACCOUNTING
DATE       COMPANY ACQUIRED                                 LOCATION                 (in thousands)   TREATMENT
-----------------------------------------------------------------------------------------------------------------
1995
-----------------------------------------------------------------------------------------------------------------
March      First Commercial Bancshares, Inc.                Chalmette, Louisiana       $ 112,968       Purchase
May        Fidelity Federal Savings Bank                    Dalton, Georgia              333,336       Pooling
July       Interstate Billing Service, Inc.                 Decatur, Alabama              30,521       Pooling
November   Branch Office of Prudential Savings Bank         Cartersville, Georgia         59,933       Purchase

1994
-----------------------------------------------------------------------------------------------------------------
May        Guaranty Bancorp Inc.                            Baton Rouge, Louisiana       186,879       Pooling
July       First Fayette Bancshares Inc.                    Fayette, Alabama              76,586       Purchase
August     BNR Bancshares Inc.                              New Roads, Louisiana         136,799       Pooling
September  First Community Bancshares, Inc.                 Rome, Georgia                125,090       Pooling
November   American Bancshares, Inc.                        Monroe, Louisiana            302,674       Purchase
December   Union Bank & Trust Company                       Montgomery, Alabama          417,903       Purchase

1993
-----------------------------------------------------------------------------------------------------------------
June       Franklin County Bank                             Winchester, Tennessee         68,034       Purchase
October    First Federal Savings Bank of DeFuniak Springs   DeFuniak Springs, Florida     89,295       Purchase
December   First Federal Savings Bank                       Marianna, Florida            101,084       Purchase
December   Secor Bank, Federal Savings Bank                 Birmingham, Alabama        1,831,937       Purchase



        As of December 31, 1995, Regions had six pending acquisitions, five in Georgia and one in Louisiana. These acquisitions have combined assets of approximately $3.8 billion and would increase Regions' asset size to $17.5 billion. See Note Q to the consolidated financial statements for additional information regarding pending acquisitions.

FINANCIAL CONDITION

        Regions' financial condition depends primarily on the quality and nature of its assets, liabilities and capital structure, the market and economic conditions, and the quality of its personnel.

LOANS AND ALLOWANCE FOR LOAN LOSSES

        As a financial institution, Regions' primary investment is loans. At December 31, 1995, loans represented 75% of Regions' earning assets.

        Over the last four years loans increased a total of $5.3 billion, a compound growth rate of 22%. Loans acquired in connection with acquisitions over the last four years contributed $2.6 billion of this growth. The most significant growth in the loan portfolio occurred in 1992, 1993 and 1994, with loans increasing $868 million, $1.7 billion, and $2.2 billion, respectively. Approximately $289 million of the 1992 growth resulted from the acquisition of Security Federal (now Regions Bank of Tennessee), including $234 million in single-family residential mortgage loans. The acquisitions of Secor Bank, Franklin County Bank and the two Florida thrifts in 1993 added $1.2 billion in loans. The acquisition of six banks in 1994 added $671 million in loans and the four acquisitions in 1995 added $443 million in loans.

        During 1995, Regions securitized $396 million in single-family residential mortgage loans. These assets were transferred from the loan portfolio to the available for sale securities portfolio. The securitization of these loans gives Regions additional flexibility for funding purposes and results in a lower risk-weighted capital allocation for these assets. After adjusting for the effect of the securitization, loans would have increased $924 million or 10% in 1995.

        All major categories of loans have shared in the growth in the loan portfolio over the last four years, with the strongest growth occurring in real estate mortgages (primarily single-family residential mortgages) and consumer loans. Over the last four years, commercial, financial and agricultural loans increased $663 million or 50%. Real estate construction loans increased $219 million or 113% over the same period. Real estate mortgage loans increased $3.0 billion or 197% and consumer loans increased $1.4 billion or 111% over the last four years.

        Regions' real estate mortgage portfolio includes $1.6 billion of mortgage loans secured by single-family residences that were originated by Regions' mortgage subsidiary. The majority of these loans are secured by homes in Alabama, Georgia and Florida. These loans increased approximately $214 million in 1993 and $982 million in 1994, accounting for approximately 13% and 45%, respectively, of the growth in total loans in 1993 and 1994.

The securitization in 1995 of the $396 million in single-family residential mortgages resulted in this portfolio declining $123 million in 1995. Eighty-six percent of the overall balance consists of adjustable-rate mortgages (ARM's) that have rates approximately 275 basis points above one of several money market indices when fully priced.

        Regions' real estate portfolio also includes $647 million of single-family mortgage loans obtained in the Secor Bank acquisition. Fixed-rate single-family mortgages with original terms greater than 15 years comprise 36% of the overall balance of these loans. Fixed-rate single-family mortgages with original terms of 15 years or less comprise 31% of the overall balance of these loans. Single-family ARM's, which have rates approximately 268 basis points above one of several money market indices when fully priced, comprise the remaining 33% of the overall balance of these loans.

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

        Every loan carries some degree of credit risk. This risk is reflected in the consolidated financial statements by the size of the allowance for loan losses, the amount of loans charged off and the provision for loan losses charged to operating expense. It is Regions' policy that when a loss is identified, it is charged against the allowance for loan losses in the current period. The policy regarding recognition of losses requires immediate recognition of a loss if significant doubt exists as to principal repayment. In addition, consumer installment credit is generally recognized as a loss when it becomes 90 days or more past due, unless the underlying security or the customer's financial position makes a loss improbable.

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


        Lending at Regions is generally organized along three functional lines: commercial loans (including industrial and agricultural), real estate loans, and consumer loans. The composition of the portfolio by these major categories is presented below (with real estate loans further broken down between construction and mortgage loans):

(in thousands, net of unearned income)                                          December 31
-------------------------------------------------------------------------------------------------------------------------
                                                       1995          1994           1993          1992           1991
-------------------------------------------------------------------------------------------------------------------------
Commercial                                       $1,982,823    $1,865,065     $1,491,165    $1,437,036     $1,319,424
-------------------------------------------------------------------------------------------------------------------------
Real estate-construction                            413,212       347,431        262,918       255,923        194,306
-------------------------------------------------------------------------------------------------------------------------
Real estate-mortgage                              4,557,532     4,539,286      3,308,528     2,028,279      1,533,086
-------------------------------------------------------------------------------------------------------------------------
Consumer                                          2,592,133     2,266,020      1,770,635     1,421,293      1,228,142
-------------------------------------------------------------------------------------------------------------------------
   TOTAL                                         $9,545,700    $9,017,802     $6,833,246    $5,142,531     $4,274,958
=========================================================================================================================

        The amounts of total gross loans (excluding residential mortgages on 1-4 family residences and consumer loans) outstanding at December 31, 1995, based on remaining scheduled repayments of principal, due in (1) one year or less, (2) more than one year but less than five years and (3) more than five years, are shown in the following table. The amounts due after one year are classified according to sensitivity to changes in interest rates.


(in thousands)                                                           Loans Maturing
-------------------------------------------------------------------------------------------------------------------
                                                 Within       After One But           After
                                               One Year   Within Five Years      Five Years               Total
-------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural       $1,036,966         $   628,267        $326,462          $1,991,695
-------------------------------------------------------------------------------------------------------------------
Real estate-construction                        254,413              75,065          83,734             413,212
-------------------------------------------------------------------------------------------------------------------
Real estate-mortgage                            202,776             611,882         573,650           1,388,308
-------------------------------------------------------------------------------------------------------------------
     TOTAL                                   $1,494,155          $1,315,214        $983,846          $3,793,215
===================================================================================================================

(in thousands)                   Sensitivity of Loans
                              to Changes in Interest Rates
----------------------------------------------------------
                              Predetermined     Variable
                                       Rate         Rate
----------------------------------------------------------
Due after one year but
 within five years             $  742,766      $  572,448
----------------------------------------------------------
Due after five years              345,835         638,011
----------------------------------------------------------
                               $1,088,601      $1,210,459
==========================================================


        A coordinated effort is undertaken to identify credit risks in the loan portfolio for management purposes and to establish the loan loss provision and resulting allowance for accounting purposes. A regular, formal and ongoing loan review is conducted to identify loans with unusual risks or possible losses. The primary responsibility for this review rests with the management of the individual banking offices. Their work is supplemented with reviews by Regions' internal audit staff and corporate loan examiners. Bank regulatory agencies and the Company's independent auditors provide additional levels of review. This process provides information which helps in assessing the quality of the portfolio, assists in the prompt identification of problems and potential problems and aids in deciding if a loan represents a probable loss which should be recognized or a risk for which an allowance should be maintained.

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

        Although it is Regions' policy to immediately charge off as a loss all loan amounts judged to be uncollectible, historical experience indicates that certain losses exist in the loan portfolio which have not been specifically identified. To anticipate and provide for these unidentifiable losses, the allowance for loan losses is established by charging the provision for loan losses expense against current earnings. No portion of the resulting allowance is in any way allocated or restricted to any individual loan or group of loans. The entire allowance is available to absorb losses from any and all loans.

        The year-end allowance for loan losses as a percentage of loans ranged from a low of 1.28% in 1991 to a high of 1.47% in 1993. At December 31, 1995, the allowance for loan losses as a percentage of loans was 1.36%. The ratio of non-performing assets (including loans past due 90 days or more and other real estate) to loans and other real estate declined to 1.01% in 1991, and to 0.81% in 1992. This ratio increased to 1.03% in 1993 due to non-performing assets added by the thrift acquisitions in 1993. As non-performing assets declined in 1994, this ratio improved to 0.58% at December 31, 1994 and remained at the 0.58% level at December 31, 1995.

        The allowance for loan losses as a percentage of non-performing loans (including loans past due 90 days or more) was 248% at December 31, 1995, compared to 252% at December 31, 1994, and to 178% at December 31, 1993. Management considers the current level of the allowance for loan losses adequate to absorb possible losses from loans in the portfolio. Management's determination of the adequacy of the allowance for loan losses, which is based on the factors and risk identification procedures previously discussed, requires the use of judgments and estimations that may change in the future. Unfavorable changes in the factors used by management to determine the adequacy of the reserve, or the availability of new information, could cause the allowance for loan losses to be increased or decreased in future periods. In addition, bank regulatory agencies, as part of their examination process, may require that additions be made to the allowance for loan losses based on their judgments and estimates.

        The analysis of loan loss experience on page 31 shows that net loan losses ranged from a high of $14.2 million in 1991 to a low of $10.4 million in 1993. Net loan losses were $12.8 million in 1995 and $12.7 million in 1994. Over the last five years net loan losses averaged 0.20% of average loans and were 0.13% in 1995. Regions' relatively low level of net loan losses is due to favorable economic conditions relative to some other sections of the country, quality control efforts in the underwriting and monitoring of loans, a substantial amount of recoveries of previously charged-off loans, and an increase in single-family residential mortgage loans as a percentage of the loan portfolio, which historically have had lower net loan losses than other categories of loans.

        In order to assess the risk characteristics of the loan portfolio at December 31, 1995, it is appropriate to consider the three major categories of loans--commercial, real estate and consumer.

        Regions' commercial loan portfolio is highly diversified within the markets served by the Company. Geographically, the largest concentration is the 23% of the portfolio held by banking offices in the Birmingham MSA (metropolitan statistical area). Approximately 14% is held within the Mobile MSA, 11% within the Montgomery MSA, 5% within the Tuscaloosa MSA and 4% within the Huntsville MSA. The remaining 43% of the portfolio is geographically dispersed among the other offices. A small portion of these loans is secured by properties outside Regions' banking market areas.

        The Birmingham MSA, with civilian employment of approximately 448,000, is Alabama's largest metropolitan area. Service industries, such as health care and finance, and retail trade play a key role in the local economy. Steel, coal and manufacturing are still important to the Birmingham economy, but service industries have helped diversify the city's economic base.

        The Mobile MSA, with civilian employment of approximately 262,000, is diversified in heavy industry, forest products, shipbuilding, tourism, oil and gas production, agriculture and international trade.

        The Montgomery MSA, with civilian employment of approximately 154,000, is stabilized by government and military payrolls. The business community in Montgomery is diversified and consists mainly of light industry and facilities specializing in transportation and distribution. The city is a retail trade center for central and south Alabama and agriculture also plays an important role in the economy.

        The Tuscaloosa MSA, with civilian employment of approximately 78,000, is diversified among education, health care and mining activities. Stability in the Tuscaloosa market is provided by the large employment base of a state university and two state hospitals, which are not as susceptible to economic downturns as other industries. The construction of a Mercedes-Benz automobile manufacturing facility between Birmingham and Tuscaloosa is having a favorable impact on the economies of both areas.

        The Huntsville MSA, with civilian employment of approximately 163,000, has a large number of high technology companies. Government and military payrolls related to the space program are also important.

        During the last five years, net losses on commercial loans ranged from a low of 0.18% in 1995 to a high of 0.42% in 1991. Future losses are a function of many variables, of which general economic conditions are the most important. If economic conditions weaken in 1996, net commercial loan losses will likely exceed the 1995 level. A continuation of moderate economic growth during 1996 in Regions' market areas could result in 1996 net commercial loan losses approximating the 1995 level.

        Regions' real estate loan portfolio consists of construction and land development loans, loans to businesses for long-term financing of land and buildings, loans on one-to-four family residential properties, loans to mortgage banking companies (which are secured primarily by loans on one-to-four family residential properties and are known as warehoused mortgage loans) and various other loans secured by real estate.

        Real estate construction loans increased $66 million in 1995 to $413 million. At December 31, 1995, these loans represented 4.3% of Regions' total loan portfolio, compared to 4.5% at the end of 1991. Most of the construction loans relate to shopping centers, apartment complexes, commercial buildings and residential property development. These loans are normally secured by land and buildings and are generally backed by commitments for long-term financing from other financial institutions. Real estate construction loans are closely monitored by management, since these loans are generally considered riskier than other types of loans and are particularly vulnerable in economic downturns and in periods of high interest rates. Regions has not been an active lender to speculative real estate developers or to developers outside its market areas.

        The loans to businesses for long-term financing of land and buildings are primarily to commercial customers within Regions' markets. Total loans secured by non-farm, non-residential properties totaled $1.2 billion at December 31, 1995. Although some risk is inherent in this type of lending, the Company attempts to minimize this risk by generally making such loans only on owner-occupied properties, and by requiring collateral values which exceed the loan amount, adequate cash flow to service the debt, and in most cases, the personal guaranties of principals of the borrowers.

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

        Loans on one-to-four family residential properties, which total approximately 70% of Regions' real estate mortgage portfolio, compared to approximately 54% in 1992, are principally on single-family residences. These loans are geographically dispersed throughout the southeastern states and some are guaranteed by government agencies or private mortgage insurers. Historically,


                                   COMPOSITION OF LOANS


                                        1995    1994    1993    1992    1991
                                        ----    ----    ----    ----    ----
   ($ In millions)
        Commercial                      1,983   1,865   1,491   1,437   1,320
        Real Estate Mortgage            4,558   4,539   3,308   2,028   1,533
        Real Estate Construction          413     348     263     256     194
        Consumer                        2,592   2,266   1,771   1,422   1,228
                                        -----   -----   -----   -----   -----
             Total                      9,546   9,018   6,833   5,143   4,275



                                   [GRAPH]

                   LOANS AS A PERCENTAGE OF AVERAGE ASSETS

                                   [GRAPH]



                    1995    1994    1993    1992    1991
                 ---------------------------------------
                  71.20%  67.20%  67.40%  63.50%  64.20%





                         NON-PERFORMING ASSETS AS A
                             PERCENTAGE OF LOANS
                            AND OTHER REAL ESTATE

                                   [GRAPH]


                    1995    1994    1993    1992    1991
                 ---------------------------------------
                    0.58%   0.58%   1.03%   0.81%   1.01%




this category of loans has not produced sizable loan losses; however, it is subject to some of the same risks as other real estate lending. Warehoused mortgage loans, since they are secured primarily by loans on one-to-four family residential properties, are similar to these loans in terms of risk.

        During the past five years, real estate loan net losses ranged from a high of 0.09% of real estate loans in 1994, 1993 and 1992, to a low of 0.01% of real estate loans in 1995. These losses depend, to a large degree, on the level of interest rates, economic conditions and collateral values, and thus, are very difficult to predict. Management's current estimate of 1996 net real estate loan losses approximates the level experienced in 1992 through 1994.

        Regions' consumer loan portfolio consists of $2.2 billion of consumer loans, $287 million in personal lines of credit (including home equity loans) and $104 million in credit card loans. Consumer loans are primarily borrowings of individuals for home improvements, automobiles and other personal and household purposes. Regions' consumer loan portfolio includes $1.1 billion in indirect installment loans at December 31, 1995, compared to $920 million at December 31, 1994. Periods of economic recession tend to increase consumer loan losses. During the past five years, the ratio of net consumer loan losses to consumer loans ranged from a low of 0.23% in 1994 to a high of 0.62% in 1991. In 1995 net consumer loan losses were 0.36%. Management expects net consumer loan losses in 1996 to be slightly higher than the 1995 level.

        The following table presents information on non-performing loans and real estate acquired in settlement of loans:

NON-PERFORMING ASSETS

(dollar amounts in thousands)                                                   December 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                1995             1994              1993              1992           1991
Non-performing loans:
 Loans accounted for on a
 non-accrual basis                           $39,424          $38,035           $39,519           $21,771        $25,013
-----------------------------------------------------------------------------------------------------------------------------------
 Loans contractually past due 90
 days or more as to principal or interest
 payments (exclusive of non-accrual
 loans)                                        9,717            5,622            13,028             5,622          5,036
-----------------------------------------------------------------------------------------------------------------------------------
 Loans whose terms have been
 renegotiated to provide a reduction
 or deferral of interest or principal
 because of a deterioration in the
 financial position of the borrower
 (exclusive of non-accrual loans and
 loans past due 90 days or more)               3,183            2,818             4,169             2,777          1,396
-----------------------------------------------------------------------------------------------------------------------------------
Real estate acquired in settlement of
 loans ("other real estate")                   3,108            6,267            13,720            11,678         11,911
-----------------------------------------------------------------------------------------------------------------------------------
  TOTAL                                      $55,432          $52,742           $70,436           $41,848        $43,356
===================================================================================================================================
Non-performing assets as a percentage of
 loans and other real estate                    0.58%            0.58%             1.03%             0.81%          1.01%
===================================================================================================================================

        The following analysis presents a five year history of the allowance for loan losses and loan loss data:


(dollar amounts in thousands)                            1995           1994            1993             1992             1991
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
     Balance at beginning of year                  $  116,988     $  100,762      $   73,619      $    54,769       $   44,984
-----------------------------------------------------------------------------------------------------------------------------------
Loans charged off:
     Commercial                                        10,366          8,958           7,980            8,425            8,197
-----------------------------------------------------------------------------------------------------------------------------------
     Real estate                                        2,297          5,409           4,404            2,655            2,437
-----------------------------------------------------------------------------------------------------------------------------------
     Installment                                       14,061          8,733           7,684            8,528           10,177
-----------------------------------------------------------------------------------------------------------------------------------
    Total                                              26,724         23,100          20,068           19,608           20,811
-----------------------------------------------------------------------------------------------------------------------------------
Recoveries:
     Commercial                                         6,958          4,241           4,346            3,160            2,713
-----------------------------------------------------------------------------------------------------------------------------------
     Real estate                                        1,854          1,909           2,195              986            1,162
-----------------------------------------------------------------------------------------------------------------------------------
     Installment                                        5,071          4,218           3,138            2,878            2,716
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                             13,883         10,368           9,679            7,024            6,591
-----------------------------------------------------------------------------------------------------------------------------------
Net loans charged off:
     Commercial                                         3,408          4,717           3,634            5,265            5,484
-----------------------------------------------------------------------------------------------------------------------------------
     Real estate                                          443          3,500           2,209            1,669            1,275
-----------------------------------------------------------------------------------------------------------------------------------
     Installment                                        8,990          4,515           4,546            5,650            7,461
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                             12,841         12,732          10,389           12,584           14,220
-----------------------------------------------------------------------------------------------------------------------------------
     Allowance of acquired banks                        4,760          9,955          15,999            4,362              -0-
-----------------------------------------------------------------------------------------------------------------------------------
     Provision charged to expense                      20,652         19,003          21,533          27,072            24,005
-----------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                        $  129,559     $  116,988      $  100,762      $   73,619        $   54,769
===================================================================================================================================
Average loans outstanding:
     Commercial                                    $1,899,533     $1,665,019      $1,409,945      $1,339,788        $1,292,634
-----------------------------------------------------------------------------------------------------------------------------------
     Real estate                                    5,130,414      3,957,005       2,418,740       1,842,422         1,587,833
-----------------------------------------------------------------------------------------------------------------------------------
     Installment                                    2,483,867      1,978,147       1,547,823       1,306,429         1,199,019
-----------------------------------------------------------------------------------------------------------------------------------
       Total                                       $9,513,814     $7,600,171      $5,376,508      $4,488,639        $4,079,486
-----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs as percent of average
    loans outstanding:
    Commercial                                           .18%            .28%            .26%            .39%              .42%
-----------------------------------------------------------------------------------------------------------------------------------
    Real estate                                           .01            .09             .09             .09               .08
-----------------------------------------------------------------------------------------------------------------------------------
    Installment                                           .36            .23             .29             .43               .62
-----------------------------------------------------------------------------------------------------------------------------------
      Total                                               .13            .17             .19             .28               .35
-----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs as percent of:
    Provision for loan losses                            62.2%          67.0%           48.2%           46.5%             59.2%
-----------------------------------------------------------------------------------------------------------------------------------
    Allowance for loan losses                             9.9           10.9            10.3            17.1              26.0
-----------------------------------------------------------------------------------------------------------------------------------
Allowance as percentage of:
    5-year moving average of net charge-offs              674%           586%            583%            446%              346%
-----------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income                            1.36           1.30            1.47            1.43              1.28
-----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses (net of tax effect) as
    percentage of net income                              7.5%           8.1%           12.0%           17.9%             19.3%
-----------------------------------------------------------------------------------------------------------------------------------

                            NET LOAN LOSSES AS A
                         PERCENTAGE OF AVERAGE LOANS


                                   (GRAPH)



                              1995      1994      1993      1992      1991
                       ---------------------------------------------------
                             0.13%     0.17%     0.19%     0.28%     0.35%



                       ALLOWANCE FOR LOAN LOSSES AS A
                             PERCENTAGE OF LOANS


                                   (GRAPH)



                             1995       1994       1993       1992       1991
                      -------------------------------------------------------
                            1.36%      1.30%      1.47%      1.43%      1.28%



        At December 31, 1995, non-accrual loans totaled $39.4 million or 0.41% of loans, compared to $38.0 million or 0.42% of loans at December 31, 1994. Commercial loans comprised $9.9 million of the 1995 total, with real estate loans accounting for $24.2 million and consumer loans $5.3 million. The table on page 33 provides additional information on non-accruing loans based on the customer's Standard Industrial Classification Code.
        Loans contractually past due 90 days or more were 0.10% of total loans at December 31, 1995, compared to 0.06% of total loans at December 31, 1994. Loans past due 90 days or more at December 31, 1995, consisted of $3.8 million in commercial and real estate loans, $4.4 million in installment loans and $1.5 million in personal lines of credit and credit card loans.
        Renegotiated loans were 0.03% of loans at December 31, 1995 and 1994. Renegotiated loans have declined since year-end 1993, as a result of paydowns and payoffs on renegotiated loans which were added by acquisitions.
        Other real estate declined to $3.1 million at December 31, 1995, compared to $6.3 million at December 31, 1994. Increased sales of parcels of other real estate in 1995, combined with fewer additions, accounted for the decline in other real estate in 1995. Other real estate is recorded at the lower of (1) the recorded investment in the loan or (2) the estimated net realizable value of the collateral. Although Regions does not anticipate material loss upon disposition of other real estate, sustained periods of adverse economic conditions, substantial declines in real estate values in Regions' markets, actions by bank regulatory agencies, or other factors, could result in additional loss from other real estate.
        The amount of interest income earned in 1995 on the $39.4 million of non-accruing loans outstanding at year end was approximately $2.4 million. If these loans had been current in accordance with their original terms, approximately $4.4 million would have been earned on these loans in 1995. Approximately $337,000 in interest income would have been earned in 1995 under the original terms of the $3.2 million in renegotiated loans outstanding at December 31, 1995. Approximately $298,000 in interest income was actually earned in 1995 on these loans.
        In the normal course of business, Regions makes commitments under various terms to lend funds to its customers. These commitments include (among others) revolving credit agreements, term loan agreements and short-term borrowing arrangements, which are usually for working capital needs. Letters of credit are also issued, which under certain conditions could result in loans. See Note L to the consolidated financial statements for additional information on commitments.

        The commercial, real estate and consumer loan portfolios are highly diversified in terms of industry concentrations. The following table shows the largest concentrations in terms of the customer's Standard Industrial Classification Code (SIC) at December 31, 1995, 1994 and 1993:

(dollar amounts in millions)                                            December 31
----------------------------------------------------------------------------------------------------------------------------
                                            1995                              1994                          1993
----------------------------------------------------------------------------------------------------------------------------
                                               % OF        % NON-                 % of  % Non-               % of    % Non
SIC CLASSIFICATION               AMOUNT        TOTAL       ACCRUAL   Amount      Total  Accrual  Amount     Total   Accrual
----------------------------------------------------------------------------------------------------------------------------
Individuals                    $5,672.4       59.3%          0.5%   $5,378.0      59.5%  0.4%   $3,936.4     57.4%      0.5%
----------------------------------------------------------------------------------------------------------------------------
Services:
 Physicians                        60.2        0.6           0.0        60.2       0.7   0.0        55.7      0.8       0.0
----------------------------------------------------------------------------------------------------------------------------
 Business services                45.9        0.5           0.0        63.8       0.7   0.0        48.0      0.7       0.0
----------------------------------------------------------------------------------------------------------------------------
 Religious organizations           99.5        1.0           0.0        87.7       1.0   0.0        78.5      1.1       0.0
----------------------------------------------------------------------------------------------------------------------------
 Legal services                    44.4        0.5           0.0        41.0       0.5   0.0        32.6      0.5       0.0
----------------------------------------------------------------------------------------------------------------------------
 All other services               551.7        5.8           0.3       454.6       5.0   0.3       330.6      4.8       0.6
----------------------------------------------------------------------------------------------------------------------------
  Total services                  801.7        8.4           0.3       707.3       7.9   0.4       545.4      7.9       0.7
----------------------------------------------------------------------------------------------------------------------------
Manufacturing:
 Electrical equipment              39.0        0.4           0.0        48.5       0.5   0.0        29.5      0.4       0.0
----------------------------------------------------------------------------------------------------------------------------
 Food and kindred products         23.3        0.2           0.0        24.0       0.3   0.0        14.5      0.2       0.0
----------------------------------------------------------------------------------------------------------------------------
 Rubber and plastic products       17.7        0.2           0.0        16.2       0.2   0.0        16.9      0.2       0.0
----------------------------------------------------------------------------------------------------------------------------
 Lumber and wood products          71.7        0.7           0.0        56.7       0.6   0.0        48.4      0.7       0.0
----------------------------------------------------------------------------------------------------------------------------
 Fabricated metal products         63.5        0.7           0.1        63.5       0.7   0.1        60.9      0.9       0.0
----------------------------------------------------------------------------------------------------------------------------
 All other manufacturing          261.7        2.8           0.1       225.9       2.5   0.2       201.4      2.9       0.0
----------------------------------------------------------------------------------------------------------------------------
  Total manufacturing             476.9        5.0           0.2       434.8       4.8   0.3       371.6      5.3       0.0
----------------------------------------------------------------------------------------------------------------------------
Wholesale trade                   262.8        2.7           0.1       236.1       2.6   0.2       181.8      2.6       0.1
----------------------------------------------------------------------------------------------------------------------------
Finance, insurance and real estate:
 Real estate                      491.2        5.1           0.1       497.6       5.5   0.3       454.2      6.6       1.9
----------------------------------------------------------------------------------------------------------------------------
 Banks and credit agencies         89.1        0.9           0.0        78.2       0.9   0.0        81.8      1.2       0.0
----------------------------------------------------------------------------------------------------------------------------
 All other finance, insurance
 and real estate                   88.9        1.0           0.0        90.6       1.0   0.0        87.1      1.3       0.0
----------------------------------------------------------------------------------------------------------------------------
  Total finance, insurance
  and real estate                 669.2        7.0           0.1       666.4       7.4   0.3       623.1      9.1       1.9
----------------------------------------------------------------------------------------------------------------------------
Construction:
 Residential building construction 98.0        1.0           0.1        93.5       1.1   0.1        76.1      1.1       0.1
----------------------------------------------------------------------------------------------------------------------------
 General contractors and builders  82.1        0.9           0.0        67.2       0.7   0.1        54.0      0.8       0.0
----------------------------------------------------------------------------------------------------------------------------
 All other construction            90.4        0.9           0.8        65.6       0.7   0.7        86.5      1.3       0.1
----------------------------------------------------------------------------------------------------------------------------
  Total construction              270.5        2.8           0.9       226.3       2.5   0.9       216.6      3.2       0.2
----------------------------------------------------------------------------------------------------------------------------
Retail trade:
 Automobile dealers               202.2        2.1           0.1       147.7       1.6   0.0       144.9      2.1       0.0
----------------------------------------------------------------------------------------------------------------------------
 All other retail trade           205.0        2.2           0.1       209.7       2.3   0.4       155.6      2.3       0.3
----------------------------------------------------------------------------------------------------------------------------
  Total retail trade              407.2        4.3           0.2       357.4       3.9   0.4       300.5      4.4       0.3
----------------------------------------------------------------------------------------------------------------------------
Agriculture, forestry and fishing 139.1        1.5           0.4       120.1       1.3   0.5       111.8      1.6       0.4
----------------------------------------------------------------------------------------------------------------------------
Transportation, communication,
 electrical, gas and sanitary     162.8        1.7           0.6       159.5       1.8   0.7       161.4      2.4       1.0
----------------------------------------------------------------------------------------------------------------------------
Mining (including oil and gas
 extraction)                       13.8        0.1           0.0        10.0       0.1   0.0         9.1      0.1       0.0
----------------------------------------------------------------------------------------------------------------------------
Public administration              63.3        0.7           4.8        63.9       0.7   5.5        15.2      0.2       0.0
----------------------------------------------------------------------------------------------------------------------------
Revolving credit loans            391.1        4.1           0.0       365.5       4.0   0.0       338.1      4.9       0.0
----------------------------------------------------------------------------------------------------------------------------
Other                             233.6        2.4           0.1       318.2       3.5   0.6        58.5      0.9       0.0
----------------------------------------------------------------------------------------------------------------------------
 Total                         $9,564.4       100.0%         0.4%   $9,043.5     100.0%  0.4%   $6,869.5    100.0%      0.6%
============================================================================================================================

INTEREST-BEARING DEPOSITS IN OTHER BANKS

        Interest-bearing deposits in other banks are used primarily as temporary investments. These assets generally have short-term maturities. This category of earning assets declined from $11.0 million at December 31, 1993, to $630,000 at December 31, 1994, as alternative investments became more attractive. Interest-bearing deposits in other banks, acquired in connection with acquisitions in 1995, was the primary reason for this asset increasing to $47.0 million at December 31, 1995.

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

        The following table shows the carrying values of securities as follows:


  (in thousands)                                         December 31
                                            1995             1994             1993
  ---------------------------------------------------------------------------------
  Investment securities:
  ---------------------------------------------------------------------------------
  U.S. Treasury & Federal
    agency securities                 $  894,606       $  903,390       $  963,398
  ---------------------------------------------------------------------------------
  Obligations of states and
    political subdivisions               281,761          253,106          223,673
  ---------------------------------------------------------------------------------
  Mortgage-backed
    securities                           268,926          791,443        1,097,935
  ---------------------------------------------------------------------------------
  Other securities                           118              736           32,883
  ---------------------------------------------------------------------------------
  Equity securities                          -0-              -0-           50,556
  ---------------------------------------------------------------------------------
   TOTAL                              $1,445,411       $1,948,675       $2,368,445
  =================================================================================
  Securities available for sale:
  U.S. Treasury & Federal
    agency securities                 $  530,786       $  413,674
  ---------------------------------------------------------------
  Obligations of states and
    political subdivisions                 2,407            2,420
  ---------------------------------------------------------------
  Mortgage-backed securities           1,012,600          205,957
  ---------------------------------------------------------------
  Other securities                           687               10
  ---------------------------------------------------------------
  Equity securities                       33,910           38,452
  ---------------------------------------------------------------
   TOTAL                              $1,580,390       $  660,513
  ===============================================================


        In 1995, total securities increased $417 million or 16%. U. S. Treasury and Federal agency securities accounted for $108 million of this increase, with mortgage-backed securities increasing $284 million or 28%. During 1995, $396 million of single-family residential mortgage loans were securitized and transferred from the loan portfolio to mortgage-backed securities in the available for sale securities portfolio. Excluding the effect of securitizations, mortgage-backed securities would have decreased $112 million in 1995, due to maturities and paydowns. Obligations of states and political subdivisions increased $29 million or 11%.

        In December 1995, Regions reclassified $644 million of investment securities to securities available for sale in accordance with the Financial Accounting Standards Board Implementation Guide for SFAS 115. This reclassification gives Regions additional flexibility in managing its securities portfolios.

        Total securities increased $241 million or 10% in 1994. U. S. Treasury and Federal agency securities increased $353.7 million or 37%. Mortgage-backed securities decreased $100.5 million or 9% due to maturities and paydowns. Obligations of states and political subdivisions increased $31.9 million or 14%.

        In 1993, investment securities increased $698.2 million or 42% principally as a result of the Secor Bank acquisition, which added $639.7 million in investment securities. U. S. Treasury and Federal agency securities increased $33.3 million or 4%. Mortgage-backed securities increased $578.4 million or 111% as a result of the Secor Bank acquisition. Obligations of states and political subdivisions increased by $53.3 million or 31% in 1993. Other securities increased $6.1 million or 23%. Equity securities increased $27.1 million or 116% as a result of Federal Home Loan Bank stock acquired in acquisitions during 1993.

        Regions' investment portfolio policy stresses quality and liquidity. At December 31, 1995, the average maturity of U.S. Treasury and Federal agency securities was 2.9 years and that of obligations of states and political subdivisions was 7.5 years. The average maturity of mortgage-backed securities was 18.0 years and other securities had an average maturity of 7.6 years. Overall, the average maturity of the portfolio was 9.9 years using contractual maturities and 4.3 years using expected maturities. Expected maturities differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities purchased during the last several years have primarily short to intermediate term maturities.

        The estimated fair market value of Regions' investment securities portfolio at December 31, 1995, was 2.1% ($30.7 million) above the amount carried on Regions' books. Regions' securities available for sale portfolio at December 31, 1995, included unrealized gains of $15.6 million. Regions' investment securities and securities available for sale portfolios included gross unrealized gains of $56.0 million and gross unrealized losses of $9.8 million at December 31, 1995. Market values of these portfolios vary significantly as interest rates change; however, management expects normal maturities from the securities portfolios to meet liquidity needs.

        Of Regions' tax-free securities rated by Moody's Investors Service, Inc., 99% are rated "A" or better. Eleven percent of the tax-free bond portfolio is non-rated. The portfolio is carefully monitored to assure no unreasonable concentration of securities in the obligations of a single debtor and current credit reviews are conducted on each security holding.

        The following table shows the maturities of securities (excluding equity securities) at December 31, 1995, the weighted average yields and the taxable equivalent adjustment used in calculating the yields:

(in thousands)                                                           Securities Maturing
--------------------------------------------------------------------------------------------------------------------
                                                                 After One    After Five
                                                       Within   But Within    But Within       After
                                                     One Year   Five Years     Ten Years   Ten Years        Total
--------------------------------------------------------------------------------------------------------------------
Investment securities:
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal agency securities         $152,343      $700,947      $ 41,316    $    -0-   $  894,606
--------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions       8,974        66,486       114,322      91,979      281,761
--------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                               -0-        69,637        30,978     168,311      268,926
--------------------------------------------------------------------------------------------------------------------
Other securities                                         100           -0-           -0-          18          118
--------------------------------------------------------------------------------------------------------------------
 TOTAL                                              $161,417      $837,070      $186,616    $260,308   $1,445,411
====================================================================================================================
Weighted average yield                                  6.37%         7.40%         7.65%       6.57%        7.17%
--------------------------------------------------------------------------------------------------------------------

Securities available for sale:
U.S. Treasury and Federal agency securities         $150,797      $379,989      $    -0-    $    -0-   $  530,786
--------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions         156         1,613           540          98        2,407
--------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                             3,588        73,321       155,707     779,984    1,012,600
--------------------------------------------------------------------------------------------------------------------
Other securities                                         -0-           -0-           687         -0-          687
--------------------------------------------------------------------------------------------------------------------
 TOTAL                                              $154,541      $454,923      $156,934    $780,082   $1,546,480
====================================================================================================================
Weighted average yield                                  6.10%         6.61%         5.70%       6.46%        6.25%
--------------------------------------------------------------------------------------------------------------------

Taxable equivalent adjustment for
calculation of yield                                $    245      $  2,221      $  3,447    $  2,581   $    8,494
--------------------------------------------------------------------------------------------------------------------



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

        The securities portfolio is one of Regions' primary sources of liquidity. Maturities of securities provide a constant flow of funds which are available for cash needs (see table on Securities Maturing above). Maturities in the loan portfolio also provide a steady flow of funds (see table on Loans Maturing on page 27). At December 31, 1995, commercial loans, real estate construction loans and commercial mortgage loans with an aggregate balance of $1.5 billion, as well as securities of $316 million, were due to mature in one year or less. Additional funds are provided from payments on consumer loans and one-to-four family residential mortgage loans. Historically, the Company's high levels of net operating earnings also contribute to cash flow. In addition, liquidity needs can be met by the purchase of funds in state and national money markets. Regions' liquidity also continues to be enhanced by a relatively stable deposit base.

        The loan to deposit ratio increased from 77.91% at December 31, 1993, to 89.35% at December 31, 1994, as earning asset growth outpaced the growth in deposits, generating the need to increase purchased funds. At December 31, 1995, the loan to deposit ratio declined to 87.61%, primarily as a result of the securitization of approximately $396 million in loans and the subsequent transfer of these assets to the available for sale securities portfolio. The securitization of these loans improved Regions' liquidity position, since these assets are now more easily salable;

however, Regions currently has no plans to sell these securities. In addition, these securities can be used as collateral for securitized borrowings.

        As shown in the Consolidated Statement of Cash Flows on page 55, operating activities, provided significant levels of funds in all three years, due primarily to high levels of net income. A decrease in mortgages held for sale in 1994, resulted in a significant increase in cash provided by operating activities in that year. Investing activities, primarily in loans and securities, were a net user of funds in all three years. Strong loan growth over the last three years, particularly in 1994, has required a significant amount of funds for investing activities. Funds needed for investing activities were provided primarily by deposits, purchased funds, and borrowings. Financing activities provided more funds in 1994 due to more reliance on short- and long-term borrowings. Increases in deposits provided more funds in 1993 and 1995. Cash dividends and the open-market purchase of the Company's common stock, which was reissued in connection with specific purchase acquisitions, also required funds in 1993, 1994 and 1995.

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

        Regions has a shelf-registration statement outstanding pursuant to which it may offer up to an additional $200 million of its unsecured, subordinated notes, debentures, bonds or other evidences of indebtedness. The proceeds from any issuances of these securities can be used for general corporate purposes and represents an additional funding source for Regions.

        Regions' two largest banking subsidiaries, First Alabama Bank and Regions Bank of Louisiana, have taken the necessary steps for the possible issuance of up to $250 million in bank notes to institutional investors. The notes can have maturities ranging from 30 days to 30 years and fixed or variable interest rates. The proceeds from issuance of the bank notes can be used in the ordinary course of business and provide an additional source of funding. At December 31, 1995, $75 million in senior bank notes, issued by Regions Bank of Louisiana, were outstanding. First Alabama Bank's notes were rated "A-1+/AA-" by Standard & Poor's Corporation and "P-1/Aa2" by Moody's Investors Service. Regions Bank of Louisiana's notes were rated "A-1+/AA-" by Standard & Poor's Corporation and "P-1/Aa3" by Moody's Investors Service.

        Regions' and its banking subsidiaries' high quality ratings from nationally recognized rating agencies enhance the Company's ability to raise funds in national money markets. The high ratings also help to attract both loan and deposit customers in local markets.

        Historically, Regions has found short-and intermediate-term credit readily available on reasonable terms from money center or regional banks. Regions' management places constant emphasis on the maintenance of adequate liquidity to meet conditions which might reasonably be expected to occur.

DEPOSITS

        Deposits are Regions' primary funding source. Deposits accounted for 88% of the funding for earning assets in 1994 and 86% of the funding for earning assets in 1995. During the period 1991 through 1993, interest rates dropped to historically low levels and pricing spreads (the difference between rates paid on different deposit products) narrowed considerably. This caused a significant shift in the composition of Regions' deposit base. Since very little pricing spread existed, rate sensitive customers moved funds out of term deposits, such as certificates of deposits, into liquid, short-term deposits. During 1994, interest rates increased rapidly causing customers to take advantage of higher rates and resulting wider pricing spreads by moving funds out of liquid, short-term deposits back into time deposits. The rapid increase in interest rates was short-lived, as interest rates peaked in early 1995 and moved lower for the remainder of the year. As interest rates moved lower during 1995, pricing spreads remained fairly wide. As a result, customers continued moving funds out of liquid, short-term deposits into time deposits and money market accounts. Management expects a continuation of this trend as long as pricing spreads remain wide. The trends mentioned above can be seen by examining Regions' deposit composition and by comparing the relative growth rates of Regions' deposit products over the last four years.

        During the last four years, average total deposits grew at a compound annual rate of 18%. Average deposits grew $637 million or 11% in 1992, $686 million or 11% in 1993, $2.4 billion or 34% in 1994 and $1.4 billion or 15% in 1995. Acquisitions, net of branch sales, contributed average deposit growth of $216 million in 1992, $392 million in 1993, $2.0 billion in 1994 and $827 million in 1995.

        Savings account growth slowed considerably during 1995 because of the trends mentioned above. Savings accounts increased 25% in 1992, 26% in 1993, 32% in 1994 but only 2% in 1995. Since 1991, this category of deposits increased $435 million, at a compound annual growth rate of 21%. As mentioned above, growth in the 1992 through 1994 period occurred as market interest rates fell, making the rates paid on these accounts more attractive relative to other investment alternatives. During 1995, the rate paid on savings accounts became less attractive relative to other investment alternatives.

        Management expects savings accounts to continue growing slowly, as rate sensitive customers shift funds out of savings accounts into money market accounts and time deposits. In 1995, savings accounts accounted for 8% of average total deposits compared to 9% of average total deposits in 1994.

        Interest-bearing transaction accounts increased 19% in 1994. During 1995, Regions reclassified a portion of interest-bearing transaction accounts to money market savings accounts, resulting in a 28% decline. Nevertheless, interest-bearing transaction accounts continue to be an important source of funds for Regions, accounting for 14% of average total deposits in 1994 but declining to 9% of average total deposits in 1995. Since 1991, this category of deposits increased $125 million, at a compound annual growth rate of 4%. Regions values interest-bearing transaction accounts as a stable funding source. This is evidenced by the introduction of an innovative interest-bearing transaction product called Regions Management Account. Management regards the Regions Management Account, introduced in early 1995, as a highly competitive product.

        Money market savings products continue to be Regions' fastest growing deposit products, increasing at a compound annual rate of 34% since 1991. As market interest rates declined during 1991, 1992 and 1993, customers moved from certificates of deposit to money market savings accounts, resulting in average balance increases of 36% in 1992 and 19% in 1993. As market interest rates increased in 1994 and decreased in 1995, customers responded to Regions' innovative, competitive money market savings products by continuing to invest in these accounts, resulting in average balance increases of 23% in 1994 and 65% in 1995. As mentioned above, a reclassification from interest-bearing transaction accounts to money market savings inflated the 1995 money market savings growth rate. Money market savings products are a significant funding source for Regions, accounting for 15% of average total deposits in 1994 and 22% of average total deposits in 1995.

        Certificates of deposit of $100,000 or more increased 86% in 1994 and 52% in 1995, due to their increased use as a funding source. Since 1991, certificates of deposit of $100,000 or more have increased at a compound annual rate of 24%, and in 1995 accounted for 12% of average total deposits, up from a five year low of 6% in 1993.

        Other interest-bearing deposits (certificates of deposit of less than $100,000 and time open accounts) increased 5% in 1993, 44% in 1994 and 8% in 1995. This category of deposits continues to be Regions' primary funding source; it accounted for 36% of average total deposits in 1995, down from 39% of average total deposits in 1994. Rising interest rates and wider pricing spreads over the last two years have made this category of deposits attractive relative to other investment alternatives. In addition, Regions has successfully marketed a special certificate of deposit product that provides customers with an attractive interest rate and an early redemption option. This and other innovative deposit products have helped Regions continue to grow deposits and maintain market share in the Company's major markets.

        The sensitivity of Regions' deposits over the last five years to changes in market interest rates is reflected in the Company's average interest rate paid on interest-bearing deposits (see table following on Average Rates Paid). Beginning in the second quarter of 1989 and continuing through 1993, market interest rates generally declined. Beginning in early 1994 and continuing throughout the year, market interest rates rose. Beginning in early 1995 and continuing throughout the year, market interest rates again began to decline. Regions' average interest rate paid on interest-bearing deposits reflects this trend. The rate paid on interest-bearing deposits decreased from 5.88% in 1991, to 4.06% in 1992 and to 3.40% in 1993, increased to 3.70% in 1994 and to 4.66%
in 1995.

        A detail of interest-bearing deposit balances at December 31, 1995, and 1994, and the interest expense on these deposits for the three years ended December 31, 1995, is presented in Note H to the consolidated financial statements.

        The following table presents the detail of interest-bearing deposits and maturities of the larger time deposits:


(in thousands)                                            December 31
--------------------------------------------------------------------------
                                                      1995           1994
--------------------------------------------------------------------------
Interest-bearing deposits
 of less than $100,000                          $8,135,834     $7,098,120
--------------------------------------------------------------------------
Time certificates of deposit of
 $100,000 or more, maturing in:
 3 months or less                                  501,122        668,844
--------------------------------------------------------------------------
 over 3 through 6 months                           160,454        112,031
--------------------------------------------------------------------------
 over 6 through 12 months                          183,800         72,693
--------------------------------------------------------------------------
 over 12 months                                    273,578        312,916
--------------------------------------------------------------------------
 Total                                           1,118,954      1,166,484
--------------------------------------------------------------------------
Other time deposits of $100,000
 or more maturing in 3 months or less              106,402        378,201
--------------------------------------------------------------------------
 TOTAL                                          $9,361,190     $8,642,805
==========================================================================

The following table presents the average amounts of deposits outstanding by category for the five years ended December 31, 1995:

(in thousands)                                                            Average Amounts Outstanding
------------------------------------------------------------------------------------------------------------------------------------
                                                       1995                  1994             1993             1992             1991
------------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing demand deposits            $ 1,419,536            $1,260,696       $1,053,111       $  896,847       $  786,243
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing transaction accounts               969,155             1,336,831        1,120,768        1,007,570          844,295
------------------------------------------------------------------------------------------------------------------------------------
Savings accounts                                    817,308               798,327          603,012          477,880          382,736
------------------------------------------------------------------------------------------------------------------------------------
Money market savings accounts                     2,337,911             1,421,045        1,159,824          977,881          718,518
------------------------------------------------------------------------------------------------------------------------------------
Certificates of deposit of $100,000 or more       1,237,038               814,153          438,039          439,815          531,378
------------------------------------------------------------------------------------------------------------------------------------
Other interest-bearing deposits                   3,880,423             3,603,674        2,505,565        2,394,547        2,294,559
------------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing deposits                  9,241,835             7,974,030        5,827,208        5,297,693        4,771,486
------------------------------------------------------------------------------------------------------------------------------------
 Total deposits                                 $10,661,371            $9,234,726       $6,880,319       $6,194,540       $5,557,729
====================================================================================================================================



The following table presents the average rates paid on deposits by category for the five years ended December 31, 1995:

                                                                    Average Rates Paid
--------------------------------------------------------------------------------------------------------
                                                     1995       1994       1993         1992       1991
--------------------------------------------------------------------------------------------------------
Interest-bearing transaction accounts               2.76%       2.81%      2.53%         2.86%      4.51%
--------------------------------------------------------------------------------------------------------
Savings accounts                                    2.73        2.86       2.96          3.47      4.87
--------------------------------------------------------------------------------------------------------
Money market savings accounts                       4.01        2.93       2.82          3.30      4.86
--------------------------------------------------------------------------------------------------------
Certificates of deposit of $100,000 or more         5.90        4.75       4.34          4.98      6.70
--------------------------------------------------------------------------------------------------------
Other interest-bearing deposits                     5.54        4.30       4.01          4.83      6.69
--------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                4.66%       3.70%      3.40%         4.06%     5.88%
========================================================================================================

BORROWED FUNDS

        Regions' short-term borrowings consist of federal funds purchased and security repurchase agreements, commercial paper and other short-term borrowings.

        Federal funds purchased and security repurchase agreements are used to satisfy daily funding needs and, when advantageous, for rate arbitrage. Federal funds purchased and security repurchase agreements decreased from $991.2 million at December 31, 1994, to $923.0 million at December 31, 1995. Balances in these accounts can fluctuate significantly on a day-to-day basis. The average daily balance of federal funds purchased and security repurchase agreements, net of federal funds sold and security reverse repurchase agreements, increased $300.8 million in 1994 and $428.2 million in 1995. These increases resulted from increased reliance on purchased funds to support earning asset growth and the need to replace approximately $177 million in deposits sold in connection with the sale of five branch offices in 1994. The higher level of net purchased funds is expected to continue unless alternative funding sources are utilized or unless earning assets grow slower than interest-bearing liabilities.

        At December 31, 1995, $21.1 million in commercial paper was outstanding, compared to $18.6 million at December 31, 1994. The Company issues commercial paper through its private placement commercial paper program. The Company's retail commercial paper program was discontinued in 1993 since the private placement program was meeting the Company's needs at a lower cost. Company policy limits total commercial paper outstanding, at any time, to $75 million. The level of commercial paper outstanding depends on the funding requirements of the Company and the cost of commercial paper compared to alternative borrowing sources.

        Other short-term borrowings increased $8.5 million from December 31, 1995 to December 31, 1994. At December 31, 1994, no borrowings were outstanding on the Company's short-term borrowing arrangement with an unaffiliated bank, compared to $10.0 million outstanding at December 31, 1995. The remaining amount of other short-term borrowings consists primarily of a short sale liability at Regions' broker/dealer subsidiary. Short sales are frequently used by the broker/dealer subsidiary to offset other market risks which are undertaken in the normal course of business.

        Regions' long-term borrowings consist primarily of subordinated notes, Federal Home Loan Bank borrowings, senior bank notes and other long-term notes payable.

        Subordinated notes and debentures decreased $5.2 million in 1995, after increasing $124.6 million in 1994. The decrease in 1995 resulted from the early pay off of the parent company's 8.75% debentures, which were originally issued in 1973. In 1994, Regions issued $125 million in subordinated notes, which qualify as Tier 2 capital under Federal Reserve (Fed) guidelines. The proceeds of these notes were used for general corporate purposes, including the repurchase in the open market of shares of Regions' Common Stock, which were issued in connection with specific acquisitions accounted for as purchases. Issuance of the subordinated notes improved the Company's total capital ratios and provided an additional source of financing growth of the Company. As previously mentioned, Regions has a shelf-registration statement outstanding which authorizes the issuance of up to an additional $200 million in indebtedness.

        Federal Home Loan Bank borrowings decreased $23.2 million in 1995 and $61.4 million in 1994, after increasing $301.5 million in 1993. The increase in 1993 related to Federal Home Loan Bank borrowings assumed in connection with the acquisition of Secor Bank at year-end 1993. As a portion of these borrowings matured and were paid off in 1994 and 1995, the balance outstanding on Federal Home Loan Bank borrowings declined. Membership in the Federal Home Loan Bank system provides access to an additional source of lower-cost funds. These borrowings can be used to partially hedge against the effect future interest rate changes may have on the Company's real estate mortgage portfolio.

        In April 1995, Regions Bank of Louisiana, Regions' Louisiana bank subsidiary, issued $100 million in unsecured senior bank notes under its bank note program. Currently, up to $250 million can be outstanding under this program. The bank note program provides Regions with another source of funding and offers flexibility in structuring the terms of the notes. Of the total $100 million issued in 1995, $25 million matured prior to year end.

        Other long-term notes payable consist of mortgages payable on certain of the Company's buildings and low-income housing partnership investments, notes issued to former stockholders of acquired banks and miscellaneous notes payable. Other long-term borrowings declined $13.2 million in 1995, due to scheduled maturities on these borrowings.

STOCKHOLDERS' EQUITY

        Over the past three years, stockholders' equity has increased at a compound annual growth rate of 19.7%. Stockholders' equity has grown from $657 million at the beginning of 1993 to $1.1 billion at year-end 1995. Internally generated retained earnings contributed $293 million of this growth, equity issued in connection with acquisitions accounted for $164 million, and $11 million was attributable to the exercise of stock options and the issuance of stock to employees under Regions' incentive plan. The internal capital generation rate (net income less dividends as a percentage of average stockholders' equity) was 10.3% in 1995, compared to 10.5% in 1994 and 10.6% in 1993.

        Regions' ratio of stockholders' equity to total assets increased to 8.21% at December 31, 1995, compared to 7.90% at December 31, 1994, and 8.12% at December 31, 1993. Regions' capital level is a source of strength and provides flexibility for future growth.

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

        The minimum standard for the ratio of total capital to risk-weighted assets is 8%. At least 50% of that capital level must consist of common equity, undivided profits and non-cumulative perpetual preferred stock, less goodwill and certain other intangibles ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of a limited amount of other preferred stock, mandatory convertible securities, subordinated debt and a limited amount of the allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

        The banking regulatory agencies also have adopted regulations which supplement the risk-based guidelines to include a minimum ratio of 3% of Tier 1 capital to average assets less goodwill (the "leverage ratio"). Depending upon the risk profile of the institution and other factors, the regulatory agencies may require a leverage ratio of 1% to 2% above the minimum 3% level.

        The following chart summarizes the applicable bank regulatory capital requirements. Regions' capital ratios at December 31, 1995, substantially exceeded all regulatory requirements.




     BANK REGULATORY CAPITAL REQUIREMENTS
                                                      Minimum    REGIONS AT
                                                     Regulatory  DECEMBER 31,
                                                     Requirement    1995
     ------------------------------------------------------------------------
     Tier 1 capital to risk-adjusted assets            4.00%      11.14%
     ------------------------------------------------------------------------
     Total risk-based capital to
      risk-adjusted assets                             8.00       14.61
     ------------------------------------------------------------------------
     Tier 1 leverage ratio                             3.00        7.49
     ========================================================================



        Total capital at the banking affiliates also has an important effect on the amount of FDIC insurance premiums paid. Institutions not considered well capitalized can be subject to higher rates for FDIC insurance. As of December 31, 1995, all of Regions' banking affiliate had the requisite capital levels to qualify as well capitalized.

        Regions attempts to balance the return to stockholders through the payment of dividends, with the need to maintain strong capital levels for future growth opportunities. In 1995,

Regions returned 35% of earnings to its stockholders in the form of dividends. Total dividends declared in 1995, were $60.1 million or $1.32 per share, an increase of 10% from the $1.20 per share in 1994.

        In January 1996, the Board of Directors declared an increase in the quarterly cash dividend from $.33 to $.35 per share, a 6% increase. This is the twenty-fifth consecutive year that Regions has increased cash dividends.


The following table shows the percentage distribution of Regions' consolidated average balances of assets, liabilities and stockholders' equity for the five years ended December 31, 1995:


                                            1995    1994     1993    1992     1991
------------------------------------------------------------------------------------
ASSETS
Earning assets:
     Taxable securities                     18.6%   20.3%    18.1%   20.7%    20.8%
------------------------------------------------------------------------------------
     Non-taxable securities                  1.9     2.1      2.4     2.3      2.7
------------------------------------------------------------------------------------
     Federal funds sold                      0.1     0.5      0.7     2.5      1.5
------------------------------------------------------------------------------------
     Loans (net of unearned income):
     Commercial                             14.2    14.7     17.7    19.0     20.3
------------------------------------------------------------------------------------
     Real estate                            38.4    35.0     30.3    26.0     25.0
------------------------------------------------------------------------------------
     Installment                            18.6    17.5     19.4    18.5     18.9
------------------------------------------------------------------------------------
     Total loans                            71.2    67.2     67.4    63.5     64.2
------------------------------------------------------------------------------------
     Allowance for loan losses              (1.0)   (1.0)    (1.1)   (0.9)    (0.8)
------------------------------------------------------------------------------------
     Net loans                              70.2    66.2     66.3    62.6     63.4
------------------------------------------------------------------------------------
     Other earning assets                    1.0     2.5      3.1     2.6      2.1
------------------------------------------------------------------------------------
     Total earning assets                   91.8    91.6     90.6    90.7     90.5
------------------------------------------------------------------------------------
Cash and due from banks                      3.5     4.0      4.9     4.6      4.6
------------------------------------------------------------------------------------
Other non-earning assets                     4.7     4.4      4.5     4.7      4.9
------------------------------------------------------------------------------------
     Total assets                          100.0%  100.0%   100.0%  100.0%   100.0%
====================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Non-interest-bearing                   10.6%   11.2%    13.2%   12.7%    12.4%
------------------------------------------------------------------------------------
     Interest-bearing                       69.2    70.6     73.0    74.8     75.1
------------------------------------------------------------------------------------
     Total deposits                         79.8    81.8     86.2    87.5     87.5
------------------------------------------------------------------------------------
Borrowed funds:
     Short-term                              6.4     4.1      1.8     1.8      2.3
------------------------------------------------------------------------------------
     Long-term                               4.3     4.6      1.8     0.7      0.3
------------------------------------------------------------------------------------
     Total borrowed funds                   10.7     8.7      3.6     2.5      2.6
------------------------------------------------------------------------------------
Other liabilities                            1.3     1.4      1.5     1.4      1.3
------------------------------------------------------------------------------------
     Total liabilities                      91.8    91.9     91.3    91.4     91.4
------------------------------------------------------------------------------------
Stockholders' equity                         8.2     8.1      8.7     8.6      8.6
------------------------------------------------------------------------------------
     Total liabilities and stockholders'
       equity                              100.0%  100.0%   100.0%  100.0%   100.0%
====================================================================================

Operating Results

        Net income increased 18% in 1995 and 30% in 1994. The accompanying table presents the dollar amount and percentage change in the important components of income that occurred in 1995 and 1994.

SUMMARY OF CHANGES IN OPERATING RESULTS

(dollar amounts in thousands)               Increase (Decrease)
----------------------------------------------------------------------
                                     1995 COMPARED      1994 Compared
                                        TO 1994            to 1993
----------------------------------------------------------------------
                                   AMOUNT       %       Amount      %
----------------------------------------------------------------------
 NET INTEREST INCOME              $61,684      14%     $93,587     27%
----------------------------------------------------------------------
 Provision for loan losses          1,649       9       (2,530)   (12)
----------------------------------------------------------------------
 Net interest income
  after provision for
  loan losses                      60,035      14       96,117     30
----------------------------------------------------------------------
 NON-INTEREST INCOME:
 Trust department income            3,902      20        1,087      6
----------------------------------------------------------------------
 Service charges on
  deposit accounts                 10,390      21        7,377     17
----------------------------------------------------------------------
 Mortgage servicing
  and origination fees               (223)     (1)      (2,590)    (6)
----------------------------------------------------------------------
 Securities transactions             (544)    (87)         549    704
----------------------------------------------------------------------
 Other                              2,907       9        4,958     19
----------------------------------------------------------------------
  Total non-interest
   income                          16,432      11       11,381      9
----------------------------------------------------------------------
 NON-INTEREST EXPENSE:
 Salaries and
  employee benefits                25,464      14       24,572     16
----------------------------------------------------------------------
 Net occupancy
  expense                           2,375      11        5,809     39
----------------------------------------------------------------------
 Furniture and equip-
  ment expense                      1,684       7        4,133     22
----------------------------------------------------------------------
 FDIC insurance
  expense                          (5,958)    (29)       6,094     42
----------------------------------------------------------------------
 Other                             11,389      11       15,433     18
----------------------------------------------------------------------
  Total non-interest
  expense                          34,954      10       56,041     20
----------------------------------------------------------------------
 Income before
  income taxes                     41,513      19       51,457     31
----------------------------------------------------------------------
 Applicable income
  taxes                            14,573      20       17,618     33
----------------------------------------------------------------------
 Net income                       $26,940      18%     $33,839     30%
======================================================================


NET INTEREST INCOME

        Net interest income (interest income less interest expense) is Regions' principal source of income. Net interest income increased 14% in 1995 and 27% in 1994. On a taxable equivalent basis, net interest income increased 14% in 1995 and 26% in 1994. The table on page 45 analyzes the changes in net interest income.

        In 1995, increases in the volume of interest-earning assets and interest-bearing liabilities contributed to the increase in net interest income. During 1995, average earning assets grew 18% and average interest-bearing liabilities grew 16%. However, unfavorable changes in earning asset yields and interest-bearing liability rates partially offset the increase in net interest income attributable to volume changes. Volume increases in earning assets typically increase net interest income due to the positive spread between earning asset yields and interest-bearing liability rates.

        In 1994, increases in the volume of interest-earning assets and interest-bearing liabilities also contributed to the increase in net interest income. During 1994, average earning assets grew 43% and average interest-bearing liabilities grew 46%. As was the case in 1995, unfavorable changes in earning asset yields and interest-bearing liability rates partially offset the increase in net interest income attributable to volume changes.

        Regions measures its ability to produce net interest income with a ratio called the interest margin. The interest margin is net interest income (on a taxable equivalent basis) as a percentage of earning assets. The interest margin declined from 4.98% in 1992 to 4.82% in 1993 to 4.26% in 1994 and to 4.10% in
1995. Changes in the interest margin occur primarily due to four factors: (1) the interest rate spread (taxable equivalent yield on earning assets less the rate on interest-bearing liabilities), (2) the percentage of earning assets funded by interest-bearing liabilities, (3) changes in market interest rates and
(4) changes in the statutory federal income tax rate. Year-to-year comparisons of the interest margin ratio are affected by acquisitions that occurred in late 1993 and in late 1994. Even though these institutions added significantly to net interest income, they generally had an adverse impact on the interest margin ratio by negatively affecting items (1) and (2) above.

        The first factor affecting Regions' interest margin is the interest rate spread. Regions' average interest rate spread was 4.35% in 1992, 4.25% in 1993, 3.70% in 1994 and 3.42% in 1995. The interest rate spread contracted in 1995 because interest-bearing liability rates increased 28 basis points more than did earning asset yields. Recently, growth in Regions' earning asset portfolios has come primarily from lower spread business. This is the result of both the competitive financial services environment and a strategic decision to pursue this type business. Although lower spread business reduces the average interest rate spread, effectively managed it provides an efficient method of leveraging the Company's capital base, thereby adding substantially to earnings per share and return on stockholders' equity. With the rapid run-up in interest rates that occurred during 1994, followed by the decline in interest rates during 1995, the average rate on the certificate of deposit (CD) portfolio remained considerably above current market interest rates. The CD portfolio reprices to prevailing market interest rates more gradually than do other interest-bearing liabilities. As a result, the average rate paid on the CD portfolio did not fall as fast as other interest-bearing liability rates, causing a reduction in the interest rate spread. During 1995, Regions issued $100 million in senior bank notes, of which $25 million matured by year-end 1995. Bank notes carry higher interest rates and longer-terms than Regions' primary funding sources, resulting in an increase in the average rate paid on interest-bearing liabilities and a reduction in the interest rate spread. Regions also purchased a large block of securities and funded the purchase with market rate borrowings. Although this transaction created substantial earnings, it also reduced the interest rate spread.

        The interest rate spread contracted in 1994 because earning asset yields declined 13 basis points while interest-bearing liability rates increased 42 basis points. As mentioned above, 1994 earning asset yields and interest-bearing liability rates were adversely affected by acquisitions. During 1994, Regions added substantially to its adjustable rate mortgage (ARM) portfolio. To attract borrowers, ARMs start with low initial rates. Consequently, ARMs typically reduce the average earning asset yield during their initial repricing period. Regions funded the ARM growth with relatively expensive market rate funding. This had the effect of increasing the rates paid on interest-bearing liabilities. During 1994, Regions also issued an additional $125 million in subordinated notes (see Note I to the consolidated financial statements). These notes typically carry higher rates and longer maturities than Regions' primary funding sources. As a result, these notes have the effect of increasing the average rate paid on interest-bearing liabilities.

        The mix of earning assets can also affect the interest rate spread. During 1995, loans, which are typically Regions' highest yielding earning asset, increased as a percentage of earning assets -- partially offsetting the effects of contracting spreads. Average loans as a percentage of earning assets were 73% in 1994 and 77% in 1995.

        The second factor affecting the interest margin is the percentage of earning assets funded by interest-bearing liabilities. Funding for Regions' earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders' equity. The net spread on earning assets funded by non-interest-bearing liabilities and stockholders' equity is higher than the net spread on earning assets funded by interest-bearing liabilities. The percentage of earning assets funded by interest-bearing liabilities increased from 84% in 1993 to 86% in both 1994 and 1995. The changes in the percentage of earning assets funded by interest-bearing liabilities had a negative effect on net interest income in 1994, but had no effect on net interest income in 1995. The trend has been for a greater percentage of new funding for earning assets to come from interest-bearing sources. Management expects this trend to continue. As mentioned above, during 1994, the percentage of earning assets funded by interest-bearing liabilities increased, at least partially, as a result of acquisitions that occurred late in 1993.

        The third factor affecting the interest margin is market interest rates. Market interest rates, both the level of rates and the slope of the yield curve (the spread between short-term rates and longer-term rates), strongly influence the pricing on most categories of Regions' earning assets and interest-bearing liabilities. The level of market interest rates generally declined from 1990 through 1993, reaching historically low levels in late 1993. As a result of declining market rates during this period, the yield on earning assets and the rate on interest-bearing liabilities declined. Beginning in February 1994, the Fed began to change interest rates significantly over a relatively short period of time. In a series of six steps occurring over less than 12 months, the Fed increased the Federal Funds rate 250 basis points from 3.00% to 5.50%. In February 1995, the Fed increased the Fed Funds rate an additional 50 basis points to 6.00% -- making the total increase 300 basis points over 12 months. In July 1995, the Fed reversed course and began lowering the Federal Funds rate. In two separate moves, the


                        NET INTEREST INCOME IN THOUSANDS
                              (TAXABLE EQUIVALENT)

                                    (GRAPH)


($ in thousands)         1991       1992       1993       1994         1995
                       ------------------------------------------------------
Interest income         569,117    547,007    566,162    796,419    1,027,759
Interest expense        292,017    224,068    213,614    350,139      519,983
Net interest income     277,100    322,939    352,548    446,280      507,776



                   INTEREST RATE SPREAD (TAXABLE EQUIVALENT)

                                    (GRAPH)



($ in thousands)                   1991     1992     1993     1994     1995
                                 ------------------------------------------
Average Interest Rate Earned      9.80%    8.40%    7.70%    7.60%    8.30%
Average Interest Rate Paid        5.90%    4.10%    3.50%    3.90%    4.90%
Interest Rate Spread              3.90%    4.30%    4.20%    3.70%    3.40%


Fed lowered the Federal Funds rate to 5.50%. As market rates moved higher during 1994, Regions' earning asset yields and interest-bearing liability rates reacted by also moving higher. However, the flattening yield curve tended to cause interest-bearing liability rates to increase slightly faster than earning asset yields. During the first half of 1995, earning asset yields and interest-bearing liability rates continued to increase, with interest-bearing liability rates increasing slightly faster than earning asset yields. During the last half of 1995, with market interest rates falling, earning asset yields and interest-bearing liability rates began to fall. During this period, earning asset yields fell slightly faster than did interest-bearing liability rates.

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

INTEREST RATE SENSITIVITY

        The primary objective of Asset/Liability Management at Regions is to achieve reasonable stability in net interest income throughout interest rate cycles. This is achieved by maintaining the proper balance of rate sensitive earning assets, rate sensitive liabilities and off-balance sheet interest rate hedges. The relationship of rate sensitive earning assets to rate sensitive liabilities, adjusted for the effect of off-balance sheet hedges, (interest rate sensitivity) is the principal factor in determining the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest-bearing liabilities are those that can be repriced to current market rates within a relatively short time period. Management monitors the rate sensitivity of earning assets and interest-bearing liabilities over periods of up to ten years, but places particular emphasis on the first year. At December 31, 1995, approximately 46% of earning assets and 71% of the funding for these earning assets were scheduled to be repriced to current market rates at least once during 1996.

        The accompanying table shows Regions' rate sensitive position at December 31, 1995, as measured by gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods). Over the next 12 months approximately $3.1 billion more interest-bearing liabilities than earning assets can be repriced to current market rates at least once. As a result, the one-year cumulative gap (the ratio of rate sensitive assets to rate sensitive liabilities) at December 31, 1995, was 0.65, indicating a "liability sensitive" position. However, this ratio is only one of the tools that management uses to measure rate sensitivity.

        Historically, Regions has not experienced the level of net interest income volatility indicated by gap analysis. The primary reason for the lack of volatility is that Regions has a relatively large base of core deposit products that do not reprice on a contractual basis. These deposit products include regular savings, interest-bearing transaction accounts and a portion of money market savings accounts. Balances for these accounts are reported in the one to three month repricing category and comprise 24% of interest-bearing deposits. However, the rates paid on these accounts are typically not rate sensitive and can be adjusted at management's discretion. Over the last five years, Regions has used these accounts to effectively manage its interest rate sensitivity.

        Another reason for the lack of volatility in net interest income is that Regions' loan and security portfolios contain fixed-rate mortgage-related products, including whole loans, mortgage-backed securities and collateralized mortgage obligations having amortization and cash flow characteristics that vary with the level of market interest rates. These earning assets are generally reported in the non-sensitive category. In fact, a significant portion of these earning assets may pay-off within one year or less, because their cash flow characteristics are materially impacted by mortgage refinancing activity. If regular savings, a portion of money market savings and a portion of interest-bearing transaction accounts were redistributed based on expected cash flows and probable repricing intervals, Regions' one-year cumulative gap ratio would be 0.87 -- indicating a significantly less "liability sensitive" position than that reported above.

        At December 31, 1995, Regions owned one interest rate swap with a $7.9 million notional principal amount, in which it is receiving a fixed interest payment (see Note M to the consolidated financial statements). This swap agreement was entered into by Secor Bank prior to its acquisition by Regions. Secor Bank used this swap to control interest sensitivity. This swap matures in May 1996, and has no material effect on Regions' rate sensitivity.

        As mentioned above, Regions uses additional tools to monitor and manage interest rate sensitivity. One of the primary tools used is simulation analysis. Simulation analysis is the primary method of estimating future earnings streams under varying interest rate conditions. Simulation analysis is used to test the sensitivity of Regions' net interest income to both the level of interest rates and the slope of the yield curve. Simulation analysis uses a more detailed version of the information shown in the table on page 44 that includes adjustments for the expected timing and magnitude of asset and liability cash flows, as well as the expected timing and magnitude of repricings of deposits that do not reprice on a contractual basis. In addition, simulation analysis includes adjustments for the lag between movements in market interest rates and the movement of administered rates on prime rate loans, interest-bearing transaction accounts, regular savings and money market savings accounts. These adjustments are made to reflect more accurately possible future cash flows, repricing behavior and ultimately net interest income. Simulation analysis also indicates that Regions is slightly "liability sensitive."

INTEREST RATE SENSITIVITY ANALYSIS
(dollar amounts in millions)                        December 31, 1995
----------------------------------------------------------------------------------------------------------------------------------
                                                   Rate Sensitive Period
----------------------------------------------------------------------------------------------------------------------------------
                                                        1-3            4-6            7-12                Over 1 year or
                                                     Months         Months          Months      Total     Non-Sensitive     Total
----------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
     Loans, net of unearned income                   $ 3,387.3      $  477.4        $   964.3    $4,829.0  $4,716.7      $ 9,545.7
----------------------------------------------------------------------------------------------------------------------------------
     Investment securities                               189.3         231.4            117.2       537.9     907.5        1,445.4
----------------------------------------------------------------------------------------------------------------------------------
     Securities available for sale                       130.8          69.0            176.9       376.7   1,203.7        1,580.4
----------------------------------------------------------------------------------------------------------------------------------
     Interest bearing deposits in other banks             47.0            --               --        47.0        --           47.0
----------------------------------------------------------------------------------------------------------------------------------
     Federal funds sold and securities
     purchased under agreements to resell                   .6            --               --          .6        --             .6
----------------------------------------------------------------------------------------------------------------------------------
     Mortgage loans held for sale                         92.3            --               --        92.3        --           92.3
----------------------------------------------------------------------------------------------------------------------------------
     Trading account assets                               28.9            --               --        28.9        --           28.9
----------------------------------------------------------------------------------------------------------------------------------
        Total earning assets                         $ 3,876.2      $  777.8        $ 1,258.4    $5,912.4  $6,827.9      $12,740.3
----------------------------------------------------------------------------------------------------------------------------------
        Percent of total earning assets                   30.4%          6.1%             9.9%       46.4%     53.6%         100.0%
----------------------------------------------------------------------------------------------------------------------------------

FUNDING SOURCES:
     Non-interest-bearing deposits                          --            --               --          --  $1,534.9      $ 1,534.9
----------------------------------------------------------------------------------------------------------------------------------
     Savings deposits                                $   806.2            --               --    $  806.2        --          806.2
----------------------------------------------------------------------------------------------------------------------------------
     Other time deposits                               4,879.2      $  975.6        $ 1,259.8     7,114.6   1,440.4        8,555.0
----------------------------------------------------------------------------------------------------------------------------------
     Short-term borrowings                               863.7          90.6               --       954.3        --          954.3
----------------------------------------------------------------------------------------------------------------------------------
     Long-term borrowings                                115.9          46.2             14.2       176.3     376.3          552.6
----------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities             6,665.0       1,112.4          1,274.0     9,051.4   1,816.7       10,868.1
----------------------------------------------------------------------------------------------------------------------------------
     Stockholders' equity                                   --            --               --          --     337.3          337.3
----------------------------------------------------------------------------------------------------------------------------------
        Total funding sources                        $ 6,665.0      $1,112.4        $ 1,274.0    $9,051.4  $3,688.9      $12,740.3
----------------------------------------------------------------------------------------------------------------------------------
        Percent of total funding sources                  52.3%          8.7%            10.0%       71.0%     29.0%         100.0%
----------------------------------------------------------------------------------------------------------------------------------
Interest sensitive gap                               $(2,788.8)     $ (334.6)       $   (15.6)  $(3,139.0) $3,139.0             --
----------------------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitive gap                    $(2,788.8)    $(3,123.4)       $(3,139.0)  $(3,139.0)       --             --
----------------------------------------------------------------------------------------------------------------------------------
As percent of total earning assets                       (21.9)%       (24.5)%          (24.6)%     (24.6)%      --             --
----------------------------------------------------------------------------------------------------------------------------------
Ratio of earning assets
     to funding sources                                   0.58          0.70             0.99        0.65      1.85%          1.00%
----------------------------------------------------------------------------------------------------------------------------------
Cumulative ratio                                          0.58          0.60             0.65        0.65      1.00           1.00
==================================================================================================================================



ANALYSIS OF CHANGES IN NET INTEREST INCOME
(in thousands)                                                 Year Ended December 31
---------------------------------------------------------------------------------------------------------------------------
                                                       1995 OVER 1994                            1994 over 1993
---------------------------------------------------------------------------------------------------------------------------
                                            VOLUME        YIELD/RATE    TOTAL         Volume       Yield/Rate       Total
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN:
     Interest income on:
        Loans                               $162,436      $ 62,175      $224,611     $176,395       $  5,081      $181,476
--------------------------------------------------------------------------------------------------------------------------
        Federal funds sold                    (1,908)          706        (1,202)         279            271           550
--------------------------------------------------------------------------------------------------------------------------
        Taxable securities                    12,294         3,806        16,100       55,869        (12,465)       43,404
--------------------------------------------------------------------------------------------------------------------------
        Non-taxable securities                   798           (46)          752        2,396           (475)        1,921
--------------------------------------------------------------------------------------------------------------------------
     Other earning assets                    (10,654)        1,920        (8,734)       2,253            508         2,761
--------------------------------------------------------------------------------------------------------------------------
        Total                                162,966        68,561       231,527      237,192         (7,080)      230,112
--------------------------------------------------------------------------------------------------------------------------
     Interest expense on:
        Savings deposits                         535        (1,052)         (517)       5,612           (606)        5,006
--------------------------------------------------------------------------------------------------------------------------
     Other interest-bearing
       deposits                               52,557        82,921       135,478       72,770         19,708        92,478
--------------------------------------------------------------------------------------------------------------------------
     Borrowed funds                           27,496         7,386        34,882       38,445            596        39,041
--------------------------------------------------------------------------------------------------------------------------
       Total                                  80,588        89,255       169,843      116,827         19,698       136,525
--------------------------------------------------------------------------------------------------------------------------
INCREASE IN NET INTEREST INCOME             $ 82,378      $(20,694)     $ 61,684     $120,365       $(26,778)     $ 93,587
==========================================================================================================================



Note: The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the absolute dollar amounts of the change in each.


PROVISION FOR LOAN LOSSES

        This expense is used to fund the allowance for loan losses. Actual loan losses, net of recoveries, are charged directly to the allowance. The expense recorded each year is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance to absorb future losses. For an analysis and discussion of the allowance for loan losses, refer to the section on page 26 entitled "Loans and Allowance for Loan Losses." In 1993 and 1994, the provision for loan losses was reduced to $21.5 million and $19.0 million, respectively, due primarily to improving economic conditions and to improving loan portfolio quality indicators. In 1995, the provision for loan losses was increased slightly to $20.7 million due to growth in the loan portfolio and the estimated impact on Regions of higher consumer debt levels.

TRUST INCOME

        Trust income increased 9% in 1993, 6% in 1994 and 20% in 1995. An aggressive sales program has been an important means of increasing trust revenue. Combined with employee incentives for referring trust business, the sales program has produced good results over the last several years. In addition to increased sales efforts, trust income is also affected by the securities markets, since most trust fees are calculated as a percentage of trust asset values. The strength of the securities markets in 1993 and 1995, had a more favorable impact on trust income in those years than in 1994. Increased trust assets, primarily due to acquisitions, also contributed to the higher growth rate in trust income in 1995.

SERVICE CHARGES ON DEPOSIT ACCOUNTS

        Service charge income increased 2% in 1993, 17% in 1994, and 21% in 1995, due to increases in the number of deposit accounts, primarily because of acquisitions, and changes in the pricing of certain deposit accounts and related services.

MORTGAGE SERVICING AND ORIGINATION FEES

        The source of this income is Regions' mortgage banking affiliate--Regions Mortgage, Inc. (RMI). RMI's primary business and source of income is the origination and servicing of mortgage loans for long-term investors.

        In 1995, mortgage servicing and origination fees decreased less than 1%, from $41.5 million in 1994 to $41.3 million in 1995. Origination fees decreased 24% due to a decline in the number and dollar amount of loans closed. Servicing fees, which comprised approximately 82% of total mortgage servicing and origination fees in 1995, increased 7% in 1995. At December 31, 1995, RMI's servicing portfolio totaled $10.6 billion and included approximately 167,000 loans. At December 31, 1994, the servicing portfolio totaled $9.2 billion, compared to $8.5 billion at December 31, 1993. Growth in the servicing portfolio resulted from retention of servicing on most mortgages originated in-house and the purchase of servicing rights to mortgages originated by other companies.

        Mortgage servicing and origination fees decreased 6% in 1994. Origination fees decreased 21% due to a decline in the number of loans closed, primarily as a result of higher mortgage interest rates in 1994. Servicing fees, which comprised approximately 76% of total mortgage servicing and origination fees in 1994, increased less than 1%. The reduced rate of growth in servicing fees in 1994, resulted primarily from (1) a slower rate of growth in the servicing portfolio than in prior years and (2) an increased amount of mortgages in RMI's servicing portfolio owned by Regions' subsidiary banks; servicing fees from these mortgages are eliminated in consolidation as intercompany transactions.

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

        RMI, through its retail and wholesale operations, produced mortgage loans totaling $954 million, $1.9 billion, and $1.9 billion in 1995, 1994 and 1993, respectively. RMI produces loans from 26 offices in Alabama, Georgia, Florida, Mississippi, Tennessee and South Carolina, and from other correspondent offices located primarily in the Southeast.

        Purchased mortgage servicing rights, which are included in other assets in the consolidated statement of condition, represent amounts paid, less accumulated amortization and valuation adjustments, for the right to service mortgage loans that are owned by other investors. An increase in prepayments of these mortgages, due primarily to lower mortgage interest rates, resulted in increased valuation adjustments in 1993. With higher mortgage interest rates during most of 1994 and 1995, which resulted in prepayments returning to more normal levels, no valuation adjustments were necessary in 1994 or 1995. An increase in prepayments of mortgages in the servicing portfolio in the future could result in additional valuation adjustments. An analysis of purchased mortgage servicing rights is summarized as follows:



(in thousands)                      1995      1994      1993
-------------------------------------------------------------
Balance at beginning of year      $47,606   $50,581   $37,847
-------------------------------------------------------------
Additions                          24,412     7,449    26,783
-------------------------------------------------------------
Amortization                       (9,774)  (10,424)   (7,080)
-------------------------------------------------------------
Valuation adjustments                 -0-       -0-    (6,969)
-------------------------------------------------------------
Balance at end of year            $62,244   $47,606   $50,581
=============================================================

        In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122 (Statement 122) "Accounting for Mortgage Servicing Rights, an Amendment of FASB No. 65." Statement 122 requires companies that originate mortgage loans to capitalize the cost of mortgage servicing rights separate from the cost of originating the loan when a definitive plan to sell or securitize those loans and retain the mortgage servicing rights exist. Currently only mortgage servicing rights that are purchased from other parties are capitalized and recorded as an asset. Therefore, Statement 122 eliminates the accounting inconsistencies that currently exist between mortgage servicing rights that are derived from loan origination activities and those acquired through purchase transactions. Statement 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. Statement 122 is effective for fiscal years beginning after December 15, 1995, and the Company will adopt the statement in the first quarter of 1996. Management believes that the adoption of Statement 122 will not have a material impact on Regions' financial statements.

SECURITIES GAINS (LOSSES)

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

        The $83,000 in net gains recognized in 1995 from the sale of available for sale securities with a book value of $7.6 million resulted primarily from sales of securities acquired in connection with acquisitions in which the securities were not consistent with Regions' portfolio strategy.

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

        Insurance premium and commission income declined in 1995, after increasing in 1994 and 1993. This income originates primarily from the sale of credit life and accident and health insurance to consumer loan customers. Increased consumer loan volumes resulted in increased income in 1993 and 1994. The additional income associated with increased consumer loan volume in 1995, was offset by decreased commissions from collateral protection insurance coverage, resulting in a decline in insurance premium and commission income in 1995.

        Trading account income decreased in 1995 and 1994, primarily because of lower volumes and a decline in profits from trading in the portfolio. Trading account income increased in 1993 due to increased fees from underwriting public finance obligations and larger profits from trading in the portfolio.

        The $2.4 million gain on the sale of servicing rights in 1994 resulted from the sale during the first quarter of 1994 of servicing rights on approximately $121 million of mortgage loans.

SALARIES AND EMPLOYEE BENEFITS

        Total salaries and benefits increased 12% in 1993, 16% in 1994 and 14% in 1995. These increases resulted from normal merit and promotional adjustments, increased incentive payments tied to performance, the effects of inflation, and increases in the number of employees due to increased business activity and acquisitions.

        At December 31, 1995, Regions had 6,273 full-time equivalent employees, compared to 6,007 at December 31, 1994 and 5,439 at December 31, 1993. Employees added as a result of acquisitions accounted for most of these increases. The number of employees at RMI has declined from a high of 735 at December 31, 1993 to 617 at December 31, 1995, primarily due to lower mortgage origination activity over the last two years.

        Employee productivity indicators improved significantly over the last three years. Net income per employee increased 30% and deposits per employee increased 21%.

        Salaries, excluding benefits, totaled $101.9 million in 1993, compared to $124.7 million in 1994 and $143.7 million in 1995. These increases resulted from increased employment levels, due to acquisitions and increased business activity, and normal merit and promotional adjustments.

                            DEPOSITS PER EMPLOYEE
                                   (GRAPH)



($ in thousands)           1991      1992      1993      1994      1995
                     --------------------------------------------------
                          1,513     1,639     1,865     1,884     1,926



        Regions provides all employees who meet established employment requirements with a benefits package which includes pension, profit sharing, stock purchase, and medical, life and disability insurance plans. The total cost to Regions for fringe benefits, including payroll taxes, equals approximately 27% of salaries.

        The contribution to the profit sharing plan increased in each of the last three years and was equal to approximately 10% of after-tax income in 1993 and 9% in 1994 and 1995.

        The contribution to the employee stock ownership plan (ESOP) equaled approximately 1% of after-tax income in each of the last three years.

        Commissions and incentives expense decreased from $25.3 million in 1993, to $19.2 million in 1994, and then increased to $21.5 million in 1995. Incentives are being used increasingly to reward employees for selling products and services, for productivity improvements and for achievement of other corporate goals. In 1991 Regions' stockholders approved a long-term incentive plan that provides for the granting of stock options, stock appreciation rights, restricted stock and performance shares. The long-term incentive plan is intended to assist the Company in attracting, retaining, motivating and rewarding employees who make a significant contribution to the Company's long-term success, and to encourage employees to acquire and maintain an equity interest in the Company. Regions also uses cash incentive plans to reward employees for achievement of various goals.

        Payroll taxes increased 12% in 1993, 20% in 1994 and 13% in 1995. Increases in the Social Security tax rate and tax base, combined with increased salary levels and additional employees due to growth and acquisitions, were the primary reasons for increased payroll taxes.

        Group insurance expense increased 7% in 1993, 26% in 1994 and 19% in 1995 primarily because of increases in medical claims due to increased employment levels associated with increased business activity and acquisitions, and continued rising health care costs.

NET OCCUPANCY EXPENSE

        Net occupancy expense includes rents, depreciation and amortization, utilities, maintenance, insurance, taxes and other expenses of premises occupied by Regions and its affiliates. Regions' affiliates operate offices throughout Alabama and parts of Louisiana, Florida, Georgia, Tennessee, Mississippi and South Carolina.

        Net occupancy expense increased 8% in 1993, 39% in 1994, and 11% in 1995 due to new and acquired branch offices, rising price levels, and increased business activity. Increased acquisitions during 1993 and 1994 were the primary reason for the larger 1994 increase.

FURNITURE AND EQUIPMENT EXPENSE

     Furniture and equipment expense increased 5% in 1993, 22% in 1994, and 7% in 1995. These increases resulted from acquisitions (particularly during 1993 and 1994) rising price levels, expenses related to equipment for new branch offices, and increased depreciation and service contract expenses associated with other new equipment.

FDIC INSURANCE EXPENSE

     FDIC insurance expense decreased 29% in 1995, compared to 1994, due to lower premium rates during the last seven months of 1995. For Bank Insurance Fund (BIF) deposits, insurance premium rates were decreased from $0.23 per $100 of insured deposits to $0.04 per $100 of insured deposits. Savings Association Insurance Fund (SAIF) deposits remained subject to the $0.23 rate. Approximately 30% of Regions' assessable deposits are considered SAIF deposits.

     FDIC insurance expense increased 3% in 1993 and 42% in 1994, as a result of increased deposits from acquisitions and growth.

     Beginning in 1996, the FDIC announced that it would further reduce deposit insurance premiums applicable to BIF deposits to $2,000 per year per institution for institutions that are in the highest capital and supervisory categories. If this reduced rate were applicable for a full year, Regions' FDIC insurance expense would be reduced by approximately $2.9 million.

     Furthermore, the U. S. Congress is considering enacting legislation to recapitalize the SAIF through a special assessment applicable to SAIF deposits. At this time, Regions is not able to predict the timing or exact amount of any SAIF special assessment that might be required. However, if a 79 basis point assessment were levied against Regions' SAIF deposits (with a 20% reduction for SAIF deposits in institutions where SAIF deposits account for less than 50% of total assessable deposits), Regions would incur a pre-tax charge of approximately $22 million.

OTHER EXPENSES

     Refer to Note O to the consolidated financial statements for an analysis of the significant components of other expense. Increases in this category of expense generally resulted from acquisitions, expanded programs, increased business activity and rising price levels.

     A recovery from a litigation matter resulted in lower non-credit losses in 1995. Higher miscellaneous losses in 1994, offset the benefit of lower foreclosed property costs, resulting in higher non-credit losses for 1994. Reductions in write-downs in the carrying values of foreclosed properties and associated costs of these properties, contributed to the lower non-credit losses in 1993.

     Expansion of mortgage servicing activities, including additional purchased servicing rights, and accelerated prepayments of mortgages in the servicing portfolio in 1993, resulted in higher amortization of mortgage servicing rights in 1993. As prepayment activity slowed in 1994 and 1995, amortization expense was reduced accordingly.

     Gains or losses on sales of mortgages by RMI result from changes in the fair market value of mortgages held in inventory while awaiting sale to long-term investors. Purchased commitments covering the sale of mortgages held in inventory are used to mitigate market losses (See Note M to the consolidated financial statements for additional information). Losses of $2.8 million and $2.2 million, respectively, were recognized in 1995 and 1994, compared to a gain of $476,000 in 1993.

     The increase in other miscellaneous expenses resulted primarily from increases in amortization of excess purchase price, donations and state shares tax assessments.

APPLICABLE INCOME TAX

     Regions' provision for income taxes increased 20% in 1995. This increase was caused primarily by a 19% increase in income before taxes. Also contributing to the larger provision for income taxes was a decline in Regions' tax exempt income, as a percentage of total income. For 1993, 1994 and 1995, the Company's tax exempt income as a percentage of income before income taxes was 12.9%, 10.1% and 8.9%, respectively. Management expects this trend to continue. Federal income tax laws that limit banks' deductions of interest expense related to carrying tax exempt assets acquired after 1982 adversely affect yields on new tax exempt assets and are the primary reason for the relative decline in Regions' tax exempt income. Note P to the consolidated financial statements provides more information about the provision for income taxes.

     Federal income tax laws require corporations to pay a minimum level of income tax on their economic income. Corporations must pay the greater of their normal federal income tax or alternative minimum tax. Alternative minimum tax is 20% of alternative minimum taxable income. Alternative minimum taxable income is calculated by adding to taxable income certain tax preference items which are deducted in calculating taxable income. Regions' regular income taxes exceeded its alternative minimum taxes by $16.4 million, $23.5 million and $24.3 million in 1993, 1994 and 1995, respectively.

     Management's determination of the realization of the deferred tax asset is based upon management's judgment of various future events and uncertainties, including the timing and amount of future income earned by certain subsidiaries and the implementation of various tax planning strategies to maximize realization of the deferred tax asset. Management believes that the subsidiaries may be able to generate sufficient operating earnings to realize the deferred tax benefits. In addition, a portion of the amount of the deferred tax asset that can be realized in any year is subject to certain statutory federal income tax limitations. Because of these uncertainties, a valuation allowance has been established. Management evaluates the realizability of the deferred tax asset and adjusts, if necessary, the valuation allowance accordingly. In 1995 the valuation allowance was reduced approximately $2 million, which had the effect of reducing income tax expense by a like amount.

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

                  CATEGORIES OF NON-INTEREST EXPENSE

                              [GRAPH]



($ in thousands)                 1991     1992     1993     1994     1995
                               ---------------------------------------------

Salaries and employee benefits  119,115  138,355  154,594  179,166  204,630
Net occupancy expense            13,105   13,759   14,877   20,686   23,061
Furniture and equipment expense  17,339   17,684   18,604   22,737   24,421
FDIC insurance                   11,803   14,105   14,584   20,678   14,720
Other                            68,978   80,756   84,367   99,800  111,189
  Total                         230,340  264,659  287,026  343,067  378,021


                                                                             49

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS, COMMON STOCK MARKET PRICES AND DIVIDENDS
(in thousands, except per share amounts)                                   THREE MONTHS ENDED
----------------------------------------------------------------------------------------------------------
                                                MAR. 31        JUNE 30         SEPT. 30        DEC. 31
1995
Total interest income                        $242,842       $253,628       $260,990         $259,846
----------------------------------------------------------------------------------------------------------
Total interest expense                        121,568        130,135        135,409          132,870
----------------------------------------------------------------------------------------------------------
     Net interest income                      121,274        123,493        125,581          126,976
----------------------------------------------------------------------------------------------------------
Provision for loan losses                       4,571          5,247          5,494            5,340
----------------------------------------------------------------------------------------------------------
Net interest income after
     provision for loan losses                116,703        118,246        120,087          121,636
----------------------------------------------------------------------------------------------------------
Total non-interest income, excluding
     securities gains                          37,245         38,383         41,791           42,338
----------------------------------------------------------------------------------------------------------
Securities gains                                    0              0             16               67
----------------------------------------------------------------------------------------------------------
Total non-interest expense                     90,266         93,222         94,875           99,658
----------------------------------------------------------------------------------------------------------
Income taxes                                   21,439         21,543         23,025           19,660
----------------------------------------------------------------------------------------------------------
     Net income                              $ 42,243       $ 41,864       $ 43,994         $ 44,723
==========================================================================================================
Per share:
     Net income                              $    .91       $    .91       $    .96         $    .98
----------------------------------------------------------------------------------------------------------
     Cash dividends declared                      .33            .33            .33              .33
----------------------------------------------------------------------------------------------------------
     Market price:
       Low                                         31         34 1/2         36 7/8           39 5/8
----------------------------------------------------------------------------------------------------------
       High                                    36 1/2         37 1/2         41 3/8               45
----------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                          Three Months Ended
----------------------------------------------------------------------------------------------------------
                                                Mar. 31        June 30         Sept. 30        Dec. 31
----------------------------------------------------------------------------------------------------------
1994
Total interest income                        $178,794       $187,146       $202,418         $217,421
----------------------------------------------------------------------------------------------------------
Total interest expense                         76,469         79,497         90,328          103,845
----------------------------------------------------------------------------------------------------------
     Net interest income                      102,325        107,649        112,090          113,576
----------------------------------------------------------------------------------------------------------
Provision for loan losses                       4,674          4,763          4,367            5,199
----------------------------------------------------------------------------------------------------------
Net interest income after
     provision for loan losses                 97,651        102,886        107,723          108,377
----------------------------------------------------------------------------------------------------------
Total non-interest income, excluding
     securities gains                          37,304         36,050         35,198           34,229
----------------------------------------------------------------------------------------------------------
Securities gains                                  280             88             76              183
----------------------------------------------------------------------------------------------------------
Total non-interest expense                     83,526         84,203         86,647           88,691
----------------------------------------------------------------------------------------------------------
Income taxes                                   17,036         18,284         18,923           16,851
----------------------------------------------------------------------------------------------------------
     Net income                              $ 34,673       $ 36,537       $ 37,427         $ 37,247
==========================================================================================================
Per share:
     Net income                              $    .80       $    .84       $    .88         $    .88
----------------------------------------------------------------------------------------------------------
     Cash dividends declared                      .30            .30            .30              .30
----------------------------------------------------------------------------------------------------------
     Market price:
       Low                                     30 1/8         30 1/2         34 5/8           29 3/4
----------------------------------------------------------------------------------------------------------
       High                                    33 1/2         36 1/8         36 3/4               35
==========================================================================================================



The Common Stock of Regions is traded on the NASDAQ National Market System. The NASDAQ stock quotation symbol is RGBK. Market prices shown represent sales prices as reported in the NASD Monthly Statistical Report. At December 31, 1995, there were 33,400 shareholders of record of Regions Financial Corporation Common Stock.

CONSOLIDATED STATEMENTS OF CONDITION
Regions Financial Corporation & Subsidiaries

Assets                                                                                   December 31
-----------------------------------------------------------------------------------------------------------------
(dollar amounts in thousands, except per share data)                                   1995                1994
-----------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                         $   484,081          $   551,084
-----------------------------------------------------------------------------------------------------------------
Interest-bearing deposits in other banks                                             46,957                  630
-----------------------------------------------------------------------------------------------------------------
Investment securities (aggregate estimated market value
     of $1,476,093 in 1995 and $1,874,117 in 1994)                                1,445,411            1,948,675
-----------------------------------------------------------------------------------------------------------------
Securities available for sale                                                     1,580,390              660,513
-----------------------------------------------------------------------------------------------------------------
Trading account assets                                                               28,870               24,853
-----------------------------------------------------------------------------------------------------------------
Mortgage loans held for sale                                                         92,293              104,471
-----------------------------------------------------------------------------------------------------------------
Federal funds sold and securities purchased under agreements to resell                  613               45,074
-----------------------------------------------------------------------------------------------------------------
Loans                                                                             9,564,438            9,043,467
-----------------------------------------------------------------------------------------------------------------
Unearned income                                                                     (18,738)             (25,665)
-----------------------------------------------------------------------------------------------------------------
     Loans, net of unearned income                                                9,545,700            9,017,802
-----------------------------------------------------------------------------------------------------------------
Allowance for loan losses                                                          (129,559)            (116,988)
-----------------------------------------------------------------------------------------------------------------
     Net loans                                                                    9,416,141            8,900,814
-----------------------------------------------------------------------------------------------------------------
Premises and equipment                                                              188,262              160,801
-----------------------------------------------------------------------------------------------------------------
Interest receivable                                                                  99,076               88,339
-----------------------------------------------------------------------------------------------------------------
Due from customers on acceptances                                                    51,286              110,520
-----------------------------------------------------------------------------------------------------------------
Other assets                                                                        275,180              243,546
-----------------------------------------------------------------------------------------------------------------
                                                                                $13,708,560          $12,839,320
=================================================================================================================

Liabilities and Stockholders' Equity
Deposits:
     Non-interest-bearing                                                       $ 1,534,951          $ 1,450,330
-----------------------------------------------------------------------------------------------------------------
     Interest-bearing                                                             9,361,190            8,642,805
-----------------------------------------------------------------------------------------------------------------
     Total deposits                                                              10,896,141           10,093,135
-----------------------------------------------------------------------------------------------------------------
Borrowed funds:
  Short-term borrowings:
     Federal funds purchased and securities sold under agreements to repurchase     922,957              991,214
-----------------------------------------------------------------------------------------------------------------
     Commercial paper                                                                21,100               18,600
-----------------------------------------------------------------------------------------------------------------
     Other short-term borrowings                                                     10,215                1,727
-----------------------------------------------------------------------------------------------------------------
     Total short-term borrowings                                                    954,272            1,011,541
-----------------------------------------------------------------------------------------------------------------
  Long-term borrowings                                                              552,616              519,238
-----------------------------------------------------------------------------------------------------------------
     Total borrowed funds                                                         1,506,888            1,530,779
-----------------------------------------------------------------------------------------------------------------
Bank acceptances outstanding                                                         51,286              110,520
-----------------------------------------------------------------------------------------------------------------
Other liabilities                                                                   129,126               91,016
-----------------------------------------------------------------------------------------------------------------
     Total liabilities                                                           12,583,441           11,825,450
-----------------------------------------------------------------------------------------------------------------
Stockholders' equity:
     Common stock, par value $.625 a share: Authorized 120,000,000 shares
     Issued, 46,074,362 shares in 1995 and 46,482,811 shares in 1994                 28,796               29,052
-----------------------------------------------------------------------------------------------------------------
     Surplus                                                                        406,982              430,981
-----------------------------------------------------------------------------------------------------------------
     Undivided profits                                                              706,300              577,901
-----------------------------------------------------------------------------------------------------------------
     Treasury stock, at cost-614,000 shares in 1995 and 1,474,579 shares in 1994    (25,085)             (12,441)
-----------------------------------------------------------------------------------------------------------------
     Unearned restricted stock                                                       (1,582)                (966)
-----------------------------------------------------------------------------------------------------------------
     Unrealized gain (loss) on securities available for sale, net of taxes            9,708              (10,657)
-----------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                   1,125,119            1,013,870
----------------------------------------------------------------------------------------------------------------
                                                                                $13,708,560          $12,839,320
=================================================================================================================

See notes to consolidated financial statements.
(   ) Indicates deduction.

CONSOLIDATED STATEMENTS OF INCOME
Regions Financial Corporation & Subsidiaries

(amounts in thousands, except per share data)                               Year Ended December 31
                                                                      1995         1994           1993
----------------------------------------------------------------------------------------------------------
Interest income:
     Interest and fees on loans                                  $  827,703      $603,092       $421,616
----------------------------------------------------------------------------------------------------------
     Interest on securities:
       Taxable interest income                                      164,248       148,148        104,744
----------------------------------------------------------------------------------------------------------
       Tax-exempt interest income                                    14,381        13,629         11,708
----------------------------------------------------------------------------------------------------------
       Total interest on securities                                 178,629       161,777        116,452
----------------------------------------------------------------------------------------------------------
     Interest on mortgage loans held for sale                         7,769        18,619         15,767
----------------------------------------------------------------------------------------------------------
     Income on federal funds sold and securities purchased
        under agreements to resell                                      839         2,041          1,491
----------------------------------------------------------------------------------------------------------
     Interest on time deposits in other banks                         1,894            75            197
----------------------------------------------------------------------------------------------------------
     Interest on trading account assets                                 472           175            144
----------------------------------------------------------------------------------------------------------
     Total interest income                                        1,017,306       785,779        555,667
----------------------------------------------------------------------------------------------------------
Interest expense:
     Interest on deposits                                           430,746       295,785        198,301
----------------------------------------------------------------------------------------------------------
     Interest on short-term borrowings                               51,672        21,514          4,554
----------------------------------------------------------------------------------------------------------
     Interest on long-term borrowings                                37,564        32,840         10,759
----------------------------------------------------------------------------------------------------------
     Total interest expense                                         519,982       350,139        213,614
----------------------------------------------------------------------------------------------------------
     Net interest income                                            497,324       435,640        342,053
----------------------------------------------------------------------------------------------------------
Provision for loan losses                                            20,652        19,003         21,533
----------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses            476,672       416,637        320,520
----------------------------------------------------------------------------------------------------------
Non-interest income:
     Trust department income                                         23,288        19,386         18,299
----------------------------------------------------------------------------------------------------------
     Service charges on deposit accounts                             60,722        50,332         42,955
----------------------------------------------------------------------------------------------------------
     Mortgage servicing and origination fees                         41,266        41,489         44,079
----------------------------------------------------------------------------------------------------------
     Securities gains                                                    83           627             78
----------------------------------------------------------------------------------------------------------
     Other                                                           34,481        31,574         26,616
----------------------------------------------------------------------------------------------------------
     Total non-interest income                                      159,840       143,408        132,027
----------------------------------------------------------------------------------------------------------
Non-interest expense:
     Salaries and employee benefits                                 204,630       179,166        154,594
----------------------------------------------------------------------------------------------------------
     Net occupancy expense                                           23,061        20,686         14,877
----------------------------------------------------------------------------------------------------------
     Furniture and equipment expense                                 24,421        22,737         18,604
----------------------------------------------------------------------------------------------------------
     FDIC insurance expense                                          14,720        20,678         14,584
----------------------------------------------------------------------------------------------------------
     Other                                                          111,189        99,800         84,367
----------------------------------------------------------------------------------------------------------
     Total non-interest expense                                     378,021       343,067        287,026
----------------------------------------------------------------------------------------------------------
     Income before income taxes                                     258,491       216,978        165,521
----------------------------------------------------------------------------------------------------------
Applicable income taxes                                              85,667        71,094         53,476
----------------------------------------------------------------------------------------------------------
     Net income                                                  $  172,824      $145,884       $112,045
==========================================================================================================
Average number of shares outstanding                                 46,097        42,906         37,205
----------------------------------------------------------------------------------------------------------
Per share:
     Net income                                                  $     3.75      $   3.40       $   3.01
----------------------------------------------------------------------------------------------------------
     Cash dividends declared                                           1.32          1.20           1.04
----------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Regions Financial Corporation & Subsidiaries

(amounts in thousands)                                                         Year Ended December 31
                                                                           1995         1994         1993
------------------------------------------------------------------------------------------------------------
Operating activities:
Net income                                                              $ 172,824    $  145,884   $ 112,045
------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization of premises and equipment                    20,175        17,946      14,547
------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                  20,652        19,003      21,533
------------------------------------------------------------------------------------------------------------
Net (accretion) amortization of securities                                 (1,284)       12,819        (479)
------------------------------------------------------------------------------------------------------------
Amortization of loans and other assets                                     21,771        16,625      19,043
------------------------------------------------------------------------------------------------------------
Amortization of deposits and borrowings                                    (5,643)       (6,719)         -0-
------------------------------------------------------------------------------------------------------------
Provision for (gains) losses on other real estate                            (614)         (333)        531
------------------------------------------------------------------------------------------------------------
Deferred income taxes                                                       7,263         1,593      (2,004)
------------------------------------------------------------------------------------------------------------
(Gain) loss on sale of premises and equipment                                 (27)           66        (133)
------------------------------------------------------------------------------------------------------------
Realized security (gains)                                                     (83)         (627)        (78)
------------------------------------------------------------------------------------------------------------
(Increase) in trading account assets                                       (4,017)       (4,485)     (8,279)
------------------------------------------------------------------------------------------------------------
Decrease (increase) in mortgages held for sale                             12,178       181,194     (78,053)
------------------------------------------------------------------------------------------------------------
(Increase) in interest receivable                                          (8,415)      (11,011)     (3,040)
------------------------------------------------------------------------------------------------------------
(Increase) in other assets                                                (41,588)       (1,296)    (22,057)
------------------------------------------------------------------------------------------------------------
Increase (decrease) in other liabilities                                   11,536       (34,813)        228
------------------------------------------------------------------------------------------------------------
Stock issued to employees under incentive plan                                253         1,191       5,675
------------------------------------------------------------------------------------------------------------
Other                                                                       1,073           702       1,750
------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                 206,054       337,739      61,229
------------------------------------------------------------------------------------------------------------
Investing activities:
Net (increase) in loans                                                   (99,658)   (1,526,748)   (512,835)
------------------------------------------------------------------------------------------------------------
Proceeds from sale of securities available for sale                         7,680       156,429          -0-
------------------------------------------------------------------------------------------------------------
Proceeds from sale of investment securities                                    -0-           -0-      1,646
------------------------------------------------------------------------------------------------------------
Proceeds from maturity of investment securities                           480,134       810,220     528,624
------------------------------------------------------------------------------------------------------------
Proceeds from maturity of securities available for sale                   151,570        57,223          -0-
------------------------------------------------------------------------------------------------------------
Purchase of investment securities                                        (604,513)     (792,903)   (534,192)
------------------------------------------------------------------------------------------------------------
Purchase of securities available for sale                                (403,836)     (120,560)         -0-
------------------------------------------------------------------------------------------------------------
Net (increase) decrease in interest-bearing deposits in other banks       (37,933)       10,501     (10,689)
------------------------------------------------------------------------------------------------------------
Proceeds from sale of premises and equipment                                2,890         3,409         222
------------------------------------------------------------------------------------------------------------
Purchase of premises and equipment                                        (35,640)      (19,653)    (17,273)
------------------------------------------------------------------------------------------------------------
Net decrease (increase) in customers' acceptance liability                 59,234       (34,607)    (48,735)
------------------------------------------------------------------------------------------------------------
Net cash received in acquisitions                                          50,908       250,926     144,404
------------------------------------------------------------------------------------------------------------
Net cash (used) by investing activities                                  (429,164)   (1,205,763)   (448,828)
------------------------------------------------------------------------------------------------------------
Financing activities:
Net increase in deposits                                                  353,181       166,163     439,775
------------------------------------------------------------------------------------------------------------
Net (decrease) increase in short-term borrowings                          (88,470)      766,578     (49,398)
------------------------------------------------------------------------------------------------------------
Proceeds from long-term borrowings                                        115,851       373,496       5,521
------------------------------------------------------------------------------------------------------------
Payments on long-term borrowings                                          (88,561)     (314,875)     (2,907)
------------------------------------------------------------------------------------------------------------
Net (decrease) increase in bank acceptance liability                      (59,234)       34,607      48,735
------------------------------------------------------------------------------------------------------------
Cash dividends                                                            (60,075)      (50,273)    (38,792)
------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                                                (61,882)      (81,081)    (16,393)
------------------------------------------------------------------------------------------------------------
Proceeds from exercise of stock options                                       836           811         973
------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                 111,646       895,426     387,514
------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                         (111,464)       27,402         (85)
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                            596,158       568,756     568,841
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                $ 484,694    $  596,158   $ 568,756
============================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Regions Financial Corporation & Subsidiaries

(amounts in thousands, except per share data)

                                                                                        Unrealized
                                                                                  Gain (Loss) from
                                                                                        Securities    Treasury      Unearned
                                              Common               Undivided             Available      Stock,    Restricted
                                               Stock    Surplus      Profits              for Sale     At Cost         Stock
---------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993                      $22,013      $133,943     $516,148                     $(12,320)     $(3,129)
---------------------------------------------------------------------------------------------------------------------------------
Net income for the year                                                    112,045
---------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared--$1.04 per share                                   (38,792)
---------------------------------------------------------------------------------------------------------------------------------
Stock dividend                                    2,203       126,022     (128,225)
---------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                                                                              (16,393)
---------------------------------------------------------------------------------------------------------------------------------
Stock issued for acquisition                      2,210       110,447                                    16,393
---------------------------------------------------------------------------------------------------------------------------------
Stock issued to employees under incentive plan       99         4,648        1,104                                      (176)
----------------------------------------------------------------------------------------------------------------------------------
Stock options exercised                              50           923
----------------------------------------------------------------------------------------------------------------------------------
Amortization of unearned restricted stock                                                                              1,752
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                     26,575       375,983      462,280                      (12,320)      (1,553)
----------------------------------------------------------------------------------------------------------------------------------
Equity from immaterial acquisitions
accounted for as poolings of interests            1,387        15,441       18,890
----------------------------------------------------------------------------------------------------------------------------------
Adjustment for change in accounting method,
net of income taxes of $3,607                                                            $ 6,189
----------------------------------------------------------------------------------------------------------------------------------
Change in unrealized gains and (losses),
net of income taxes of ($10,028)                                                         (16,846)
----------------------------------------------------------------------------------------------------------------------------------
Net income for the year                                                    145,884
----------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared--$1.20 per share                                   (50,273)
----------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                                                                              (81,081)
----------------------------------------------------------------------------------------------------------------------------------
Stock issued for acquisitions                       962        38,803                                    80,960
----------------------------------------------------------------------------------------------------------------------------------
Stock issued to employees under incentive plan        1            70        1,120
----------------------------------------------------------------------------------------------------------------------------------
Stock options exercised                             127           684
----------------------------------------------------------------------------------------------------------------------------------
Amortization of unearned restricted stock                                                                                587
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                     29,052       430,981      577,901       (10,657)       (12,441)        (966)
----------------------------------------------------------------------------------------------------------------------------------
Equity from immaterial acquisitions accounted
for as poolings of interests                        984         7,306       15,412
----------------------------------------------------------------------------------------------------------------------------------
Change in unrealized gains and (losses), net of
income taxes of $5,896                                                                    20,365
----------------------------------------------------------------------------------------------------------------------------------
Net income for the year                                                    172,824
----------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared--$1.32 per share                                   (60,075)
----------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                                                                              (61,882)
----------------------------------------------------------------------------------------------------------------------------------
Treasury stock retired and reissued relating to
acquisitions accounted for as purchases            (408)      (22,236)                                   36,797
----------------------------------------------------------------------------------------------------------------------------------
Retirement of treasury stock purchased in
prior years                                        (922)      (11,519)                                   12,441
----------------------------------------------------------------------------------------------------------------------------------
Stock issued to employees under incentive plan       32         1,672          238                                    (1,716)
----------------------------------------------------------------------------------------------------------------------------------
Stock options exercised                              58           778
----------------------------------------------------------------------------------------------------------------------------------
Amortization of unearned restricted stock                                                                              1,100
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                    $28,796      $406,982     $706,300       $ 9,708       $(25,085)     $(1,582)
==================================================================================================================================

See notes to consolidated financial statements.
     (    ) Indicates deduction.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS


NOTE A.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Regions Financial Corporation (Regions or the Company), conform with generally accepted accounting principles and with general financial service industry practices. Regions provides a full range of banking and bank-related services to individual and corporate customers through its subsidiaries and branch offices located primarily in Alabama, Florida, Georgia, Louisiana and Tennessee. The Company is subject to intense competition from other financial institutions and is also subject to the regulations of certain government agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Regions and its subsidiaries. Significant intercompany balances and transactions have been eliminated. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the statement of condition dates and revenues and expenses for the periods shown. Actual results could differ from the estimates and assumptions used in the consolidated financial statements.

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

     The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, historical loan loss experience, current economic conditions, collateral values of properties securing loans, volume, growth, quality and composition of the loan portfolio and other relevant factors. Unfavorable changes in any of these, or other factors, or the availability of new information, could require that the allowance for loan losses be increased in future periods.

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

Premises and leasehold improvements  10-40 years
Furniture and equipment               3-12 years

INTANGIBLE ASSETS

     Intangible assets, consisting of the excess of cost over the fair value of net assets of acquired businesses and premiums paid to purchase servicing rights of mortgage loans, are included in other assets. The excess of cost over the fair value of net assets of acquired businesses, which totaled $107,010,000 at December 31, 1995, and $102,187,000 at December 31, 1994, are being amortized over periods of 12 to 25 years, principally using the straight-line method of amortization. Premiums paid to purchase servicing rights of mortgage loans, which totaled $62,244,000 at December 31, 1995 and $47,606,000 at December 31, 1994, are being amortized over the estimated remaining servicing life of the loans. Intangible assets are evaluated periodically for impairment.

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,"(Statement 121) which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material to the consolidated financial statements.

     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights, an Amendment of FASB No. 65" (Statement 122). Statement 122 requires companies that originate mortgage loans to capitalize the cost of mortgage servicing rights separate from the cost of originating the loan when a definitive plan to sell or securitize those loans and retain the mortgage servicing rights exist. Currently only mortgage servicing rights that are purchased from other parties are capitalized and recorded as an asset. Therefore, Statement 122 eliminates the accounting inconsistencies that currently exist between mortgage servicing rights that are derived from loan origination activities and those acquired through purchase transactions. Statement 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. Statement 122 is effective for fiscal years beginning after December 15, 1995, and the Company will adopt the statement in the first quarter of 1996. Management believes that the adoption of Statement 122 will not have a material impact on Regions' financial statements.

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

TREASURY STOCK

     The purchase of the Company's common stock is recorded at cost. At the date of retirement or subsequent reissue, the treasury stock account is reduced by the cost of such stock.

INSURANCE SUBSIDIARIES

     Insurance premium and commission income and acquisition costs are recognized over the terms of the related policies. Losses are recognized as incurred.

STATEMENT OF CASH FLOWS

     Cash equivalents include cash and due from banks and federal funds sold and securities purchased under agreements to resell. Regions paid $503,344,000 in 1995, $337,970,000 in 1994, and $207,301,000 in 1993 for interest on deposits and borrowings. Income tax payments totaled $78,565,000 for 1995, $72,018,000 for 1994, and $61,170,000 for 1993. Loans transferred to other real estate totaled $6,524,000 in 1995, $5,336,000 in 1994, and $6,179,000 in 1993. During
1995 investment securities of $643,976,000 were transferred to securities available for sale, as permitted by the Financial Accounting Standard Board's November 1995 special report. The securitization of loans during 1995 resulted in the transfer of $396,130,000 from loans to securities available for sale.

NOTE B.

RESTRICTIONS ON CASH AND DUE FROM BANKS

     Regions' subsidiary banks are required to maintain reserve balances with the Federal Reserve Bank. The average amount of the reserve balances maintained for the year ended December 31, 1995, was approximately $78,798,000.

NOTE C. SECURITIES

     The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1995, are as follows:



(in thousands)                                                                        DECEMBER 31, 1995
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      GROSS         GROSS          ESTIMATED
                                                                                 UNREALIZED    UNREALIZED               FAIR
                                                                        COST          GAINS        LOSSES              VALUE
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury and Federal agency securities                         $  894,606     $22,745       $  (604)          $  916,747
-----------------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions                       281,761      10,658          (373)             292,046
-----------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                             268,926         590        (2,334)             267,182
-----------------------------------------------------------------------------------------------------------------------------
Other securities                                                           118          -0-           -0-                 118
-----------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                          $1,445,411     $33,993       $(3,311)          $1,476,093
=============================================================================================================================
SECURITIES AVAILABLE FOR SALE:
U.S. Treasury and Federal agency securities                         $  517,216     $14,958       $(1,388)          $  530,786
-----------------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions                         2,304         118           (15)               2,407
-----------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                           1,010,795       6,878        (5,073)           1,012,600
-----------------------------------------------------------------------------------------------------------------------------
Other securities                                                           561         126            -0-                 687
-----------------------------------------------------------------------------------------------------------------------------
Equity securities                                                       33,910          -0-           -0-              33,910
-----------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                          $1,564,786     $22,080       $(6,476)          $1,580,390
=============================================================================================================================


The cost and estimated fair value of investment securities and securities available for sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



(in thousands)                                               December 31, 1995
-------------------------------------------------------------------------------
                                                                     Estimated
                                                                          Fair
                                                        Cost             Value
-------------------------------------------------------------------------------
INVESTMENT SECURITIES:
Due in one year or less                            $  161,417        $  162,808
-------------------------------------------------------------------------------
Due after one year through
five years                                            767,433           791,792
-------------------------------------------------------------------------------
Due after five years through
ten years                                             155,638           160,275
-------------------------------------------------------------------------------
Due after ten years                                    91,997            94,037
-------------------------------------------------------------------------------
Mortgage-backed securities                            268,926           267,181
-------------------------------------------------------------------------------
 TOTAL                                             $1,445,411        $1,476,093
===============================================================================


(in thousands)                                               December 31, 1995
-------------------------------------------------------------------------------
                                                                     Estimated
                                                                          Fair
                                                        Cost             Value
-------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
Due in one year or less                           $  150,549        $  150,953
-------------------------------------------------------------------------------
Due after one year through
five years                                           368,374           381,602
-------------------------------------------------------------------------------
Due after five years through
ten years                                              1,061             1,227
-------------------------------------------------------------------------------
Due after ten years                                       98                98
-------------------------------------------------------------------------------
Mortgage-backed securities                         1,010,794         1,012,600
-------------------------------------------------------------------------------
Equity securities                                     33,910            33,910
-------------------------------------------------------------------------------
 TOTAL                                            $1,564,786        $1,580,390
===============================================================================


     Proceeds from sales of securities available for sale in 1995, were $7,680,000. Gross realized gains and losses were $139,000 and $56,000, respectively. Proceeds from sales of securities available for sale in 1994 were $156,429,000, with gross realized gains and losses of $2,711,000 and $2,084,000, respectively. Proceeds from sales of investment securities in 1993 were $1,646,000, with gross realized gains and losses of $97,000 and $19,000, respectively.

      The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1994, are as follows:

(in thousands)                                                                      DECEMBER 31, 1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 Gross          Gross          Estimated
                                                                              Unrealized     Unrealized          Fair
                                                                    Cost          Gains         Losses          Value
-----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury and Federal agency securities                    $  903,390      $ 8,466       $(28,075)         $  883,781
-----------------------------------------------------------------------------------------------------------------------------------
Obligations of states and political  subdivisions                 253,106        3,246         (7,235)            249,117
-----------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                        791,443          501        (51,471)            740,473
-----------------------------------------------------------------------------------------------------------------------------------
Other securities                                                      736           16             (6)                746
-----------------------------------------------------------------------------------------------------------------------------------
 TOTAL                                                         $1,948,675      $12,229       $(86,787)         $1,874,117
===================================================================================================================================

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury and Federal agency securities                    $  415,347      $ 2,910       $ (4,583)         $  413,674
-----------------------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions                    2,445           15            (40)              2,420
-----------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                        221,337           56        (15,436)            205,957
-----------------------------------------------------------------------------------------------------------------------------------
Other securities                                                       10          -0-            -0-                  10
-----------------------------------------------------------------------------------------------------------------------------------
Equity securities                                                  38,452          -0-            -0-              38,452
-----------------------------------------------------------------------------------------------------------------------------------
 TOTAL                                                         $  677,591      $ 2,981       $(20,059)         $  660,513
===================================================================================================================================
Securities with carrying values of $1,366,811,000 and $1,311,035,000 at December 31, 1995, and 1994, respectively, were pledged to secure public funds, trust deposits and certain borrowing arrangements.


NOTE D. LOANS


      The loan portfolio at December 31, 1995, and 1994, consisted of the following:

(in thousands)                          December 31
-----------------------------------------------------------------
                                   1995                   1994
-----------------------------------------------------------------
Commercial                   $1,991,695             $1,871,311
-----------------------------------------------------------------
Real estate-construction        413,212                347,431
-----------------------------------------------------------------
Real estate-mortgage          4,563,355              4,546,178
-----------------------------------------------------------------
Consumer                      2,596,176              2,278,547
-----------------------------------------------------------------
                              9,564,438              9,043,467
-----------------------------------------------------------------
Unearned income                (18,738)                (25,665)
-----------------------------------------------------------------
 TOTAL                       $9,545,700             $9,017,802
=================================================================


      Directors and executive officers of Regions and its principal subsidiaries, including the directors' and officers' families and affiliated companies, are loan and deposit customers and have other transactions with Regions in the ordinary course of business. Total loans to these persons (excluding loans which in the aggregate do not exceed $60,000 to any such person) at December 31, 1995, and 1994, were approximately $95,000,000 and $79,000,000, respectively. During 1995, $246,000,000 of new loans were made, repayments totaled $224,000,000 and reductions for changes in the composition of related parties totaled $6,000,000. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and involve no unusual risk of collectibility.

      Loans sold with recourse totaled $31.2 million and $36.2 million at December 31, 1995, and 1994, respectively.

      The loan portfolio is diversified geographically, primarily within Alabama, northwest Florida, middle Tennessee, and Louisiana.

      The Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS 114) effective January 1, 1995. SFAS 114 requires that certain impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired if, based on current information and events, it is probable that Regions will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. At December 31, 1995, the recorded investment in impaired loans under SFAS 114 was $15 million. The adoption of SFAS 114 resulted in no material impact on the Company's financial statements.

NOTE E. ALLOWANCE FOR LOAN LOSSES


      An analysis of the allowance for loan losses follows:

(in thousands)                                              1995          1994          1993
------------------------------------------------------------------------------------------------
Balance at beginning of year                            $116,988       $100,762      $ 73,619
------------------------------------------------------------------------------------------------
Allowance of purchased
institutions at acquisition
date                                                       4,760          9,955        15,999
------------------------------------------------------------------------------------------------
Provision charged to
operating expense                                         20,652         19,003        21,533
------------------------------------------------------------------------------------------------
Loan losses:
Charge-offs                                              (26,724)       (23,100)      (20,068)
------------------------------------------------------------------------------------------------
Recoveries                                                13,883         10,368         9,679
------------------------------------------------------------------------------------------------
Net loan losses                                          (12,841)       (12,732)      (10,389)
------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                  $129,559       $116,988      $100,762
================================================================================================



NOTE F. PREMISES AND EQUIPMENT

      A summary of premises and equipment follows:

(in thousands)                                                                December 31
-----------------------------------------------------------------------------------------------
                                                                       1995               1994
-----------------------------------------------------------------------------------------------
Land                                                               $ 39,804           $ 33,960
-----------------------------------------------------------------------------------------------
Premises                                                            182,253            152,510
-----------------------------------------------------------------------------------------------
Furniture and equipment                                             152,288            133,591
-----------------------------------------------------------------------------------------------
Leasehold improvements                                               30,494             27,172
-----------------------------------------------------------------------------------------------
                                                                    404,839            347,233
-----------------------------------------------------------------------------------------------
Allowances for depreciation
and amortization                                                   (216,577)          (186,432)
-----------------------------------------------------------------------------------------------
 TOTAL                                                             $188,262           $160,801
===============================================================================================


      Net occupancy expense is summarized as follows:

(in thousands)                                             Year Ended December 31
---------------------------------------------------------------------------------------
                                                        1995        1994      1993
---------------------------------------------------------------------------------------
Gross occupancy expense                                 $26,372     $23,804   $18,466
---------------------------------------------------------------------------------------
Less rental income                                        3,311       3,118     3,589
---------------------------------------------------------------------------------------
Net occupancy expense                                   $23,061     $20,686   $14,877
---------------------------------------------------------------------------------------

Note G. Other Real Estate


      Other real estate acquired in satisfaction of indebtedness
("foreclosure") is carried in other assets at the lower of the recorded investment in the loan or the estimated net realizable value of the collateral. Other real estate totaled $3,108,000 at December 31, 1995, and $6,267,000 at December 31, 1994. Gain or loss on the sale of other real estate is included in other expense.

NOTE H. DEPOSITS

      The following schedule presents the detail of interest-bearing deposits:

(in thousands)                                 December 31
---------------------------------------------------------------------
                                          1995               1994
---------------------------------------------------------------------
Interest-bearing
transaction accounts                $  247,140          $1,430,592
---------------------------------------------------------------------
Interest-bearing accounts in
foreign office                         435,871               9,000
---------------------------------------------------------------------
Savings accounts                       806,159             822,946
---------------------------------------------------------------------
Money market savings
accounts                             2,718,144           1,375,209
---------------------------------------------------------------------
Certificates of deposit
($100,000 or more)                   1,118,954           1,166,484
---------------------------------------------------------------------
Time deposits
($100,000 or more)                     106,402             378,201
---------------------------------------------------------------------
Other interest-bearing
deposits                             3,928,520           3,460,373
---------------------------------------------------------------------
 TOTAL                              $9,361,190          $8,642,805
=====================================================================


      The following schedule details interest expense on deposits:

(in thousands)              Year                                            Ended December 31
------------------------------------------------------------------------------------------------------
                                                                    1995          1994          1993
------------------------------------------------------------------------------------------------------
Interest-bearing
transaction accounts                                            $ 26,795      $ 37,628      $ 28,336
------------------------------------------------------------------------------------------------------
Interest-bearing accounts in
foreign office                                                    18,107            80           -0-
------------------------------------------------------------------------------------------------------
Savings accounts                                                  22,350        22,867        17,861
------------------------------------------------------------------------------------------------------
Money market savings
accounts                                                          75,630        41,633        32,673
------------------------------------------------------------------------------------------------------
Certificates of deposit
($100,000 or more)                                                72,958        38,572        19,011
------------------------------------------------------------------------------------------------------
Other interest-bearing
deposits                                                         214,906       155,005       100,420
------------------------------------------------------------------------------------------------------
 TOTAL                                                          $430,746      $295,785      $198,301
======================================================================================================


NOTE I. BORROWED FUNDS

      Following is a summary of short-term borrowings:


(in thousands)                                       December 31
---------------------------------------------------------------------------
                                        1995            1994          1993
---------------------------------------------------------------------------
Federal funds purchased              $572,185      $  866,720      $125,615
---------------------------------------------------------------------------
Securities sold
under agreements
to repurchase                         350,772         124,494        58,951
---------------------------------------------------------------------------
Commercial paper                       21,100          18,600        17,201
---------------------------------------------------------------------------
Notes payable to an
unaffiliated bank                      10,000             -0-           -0-
---------------------------------------------------------------------------
Treasury tax and loan note                106             400           -0-
---------------------------------------------------------------------------
Short sale liability                      109           1,327         1,994
---------------------------------------------------------------------------
Total                                $954,272      $1,011,541      $203,761
===========================================================================





(in thousands)                                      December 31
----------------------------------------------------------------------------
                                        1995           1994          1993
----------------------------------------------------------------------------
Maximum amount
outstanding at any
month-end:
 Federal funds purchased
 and securities sold
 under agreements
 to repurchase                     $1,216,763        $991,214      $232,682
----------------------------------------------------------------------------
 Aggregate short-
 term borrowings                    1,265,078       1,011,541       252,577
----------------------------------------------------------------------------
Average amount
outstanding (based
on average of daily
balances)                             859,073         458,737       145,778
----------------------------------------------------------------------------
Weighted average
interest rate at year end                 5.7%            6.0%          3.1
----------------------------------------------------------------------------
Weighted average interest
rate on amounts
outstanding during the
year (based on average of
daily balances)                           6.0%            4.7%          3.1
----------------------------------------------------------------------------

      Federal funds purchased had weighted average maturities of three, three and two days, respectively, at December 31, 1995, 1994 and 1993. Weighted average rates on these dates were 5.7%, 6.1% and 3.1%, respectively.

      Securities sold under agreements to repurchase had weighted average maturities of twenty-two, four and nine days, respectively, at December 31, 1995, 1994 and 1993. Weighted average rates on these dates were 5.8%, 5.2% and 2.8%, respectively.

      Commercial paper maturities ranged from 4 to 166 days at December 31, 1995, from 4 to 167 days at December 31, 1994 and from 4 to 167 days at December 31, 1993. Weighted average maturities were 113, 101 and 101 days, respectively, at December 31, 1995, 1994 and 1993. The weighted average interest rates on these dates were 5.7%, 5.7% and 3.5%, respectively.

      Regions has an unsecured short-term credit agreement with an unaffiliated bank that provides for maximum borrowings of $25 million. At December 31, 1995, $10 million was outstanding under this agreement. No borrowings were outstanding under this agreement at December 31, 1994. No compensating balances or commitment fees are required by this agreement.

      The short-sale liability represents Regions' trading obligation to deliver certain government securities at a predetermined date and price. These securities had weighted average interest rates of 6.9%, 2.5% and 4.0%, respectively, at December 31, 1995, 1994 and 1993.

      Long-term borrowings consist of the following:

(in thousands)                                                    December 31
----------------------------------------------------------------------------------------
                                                           1995                 1994
----------------------------------------------------------------------------------------
7.80% subordinated notes                               $ 75,000             $ 75,000
----------------------------------------------------------------------------------------
7.65% subordinated notes                                 25,000               25,000
----------------------------------------------------------------------------------------
7.75% subordinated notes                                100,000              100,000
----------------------------------------------------------------------------------------
8.75% debentures                                            -0-                5,200
----------------------------------------------------------------------------------------
Federal Home Loan Bank notes                            261,831              285,031
----------------------------------------------------------------------------------------
Senior bank notes                                        75,000                  -0-
----------------------------------------------------------------------------------------
Mortgage notes payable                                    3,833                4,500
----------------------------------------------------------------------------------------
Medium term notes                                           -0-               11,344
----------------------------------------------------------------------------------------
Other notes payable                                      11,952               13,163
----------------------------------------------------------------------------------------
 TOTAL                                                 $552,616             $519,238
========================================================================================


      In July 1994, Regions issued $25 million of 7.65% subordinated notes, due August 15, 2001, and in September 1994, Regions issued $100 million of 7.75% subordinated notes, due September 15, 2024. The $100 million of 7.75% subordinated notes may be redeemed in whole or in part at the option of the holders thereof on September 15, 2004, at 100% of the principal amount to be redeemed, together with accrued interest. In December 1992, Regions issued $75 million of 7.80% subordinated notes, due December 1, 2002. All issuances of these notes are subordinated and subject in right of payment of principal and interest to the prior payment in full of all senior indebtedness of the Company, generally defined as all indebtedness and other obligations of the Company to its creditors, except subordinated indebtedness. Payment of the principal of the notes may be accelerated only in the case of certain events involving bankruptcy, insolvency proceedings or reorganization of the Company. The subordinated notes qualify as "Tier 2 capital" under Federal Reserve guidelines.

      The 8.75% debentures, which were outstanding at December 31, 1994, were paid off in 1995.

      Federal Home Loan Bank notes represent borrowings from Federal Home Loan Banks. Interest on these borrowings is at fixed rates ranging from 5.0% to 9.3% with maturities of one to fifteen years. These borrowings are secured by Federal Home Loan Bank stock (carried at cost of $33.7 million) and by first mortgage loans on one-to-four family dwellings held by certain banking subsidiaries (approximately $3.4 billion at December 31, 1995). The maximum amount that could be borrowed from Federal Home Loan Banks under the current borrowing agreements and without further investment in Federal Home Loan Bank stock is approximately $299 million.

      At December 31, 1995, Regions Bank of Louisiana had outstanding $75 million in senior bank notes. $35 million is at an interest rate of 6.71% and $40 million is at an interest rate of 7.06%. These notes are unsecured and mature in 1996. Regions banking subsidiaries are currently authorized to issue up to $250 million in bank notes to institutional investors.

      The mortgage notes payable at December 31, 1995, had a weighted average interest rate of 8.7% and were collateralized by premises and equipment carried at $8,185,000.

      The medium term notes were issued by Secor Bank, FSB, (Secor) prior to acquisition by Regions. These notes matured in 1995.

      Other notes payable at December 31, 1995, had a weighted average interest rate of 6.4% and a weighted average maturity of 11.6 years.

      The aggregate amount of maturities of all long-term debt in each of the next five years is as follows: 1996-$74,083,000; 1997-$113,776,000;
1998-$58,836,000; 1999-$12,198,000; 2000-$51,918,000.

      Regions has a shelf-registration outstanding pursuant to which it may offer up to an additional $200 million of its unsecured, subordinated notes, debentures, bonds or other evidences of indebtedness. The proceeds from any issuances of these securities can be used for general corporate purposes.

      Substantially all of the consolidated net assets are owned by the subsidiaries and dividends paid by Regions are substantially provided by dividends from the subsidiaries. Statutory limits are placed on the amount of dividends the subsidiaries can pay without prior regulatory approval. In addition, regulatory authorities require the maintenance of minimum capital to asset ratios at banking subsidiaries. At December 31, 1995, the banking subsidiaries could pay approximately $178 million in dividends without prior approval.

      Management believes that none of these dividend restrictions will materially affect Regions' dividend policy. In addition to dividend restrictions, federal statutes also prohibit unsecured loans from banking subsidiaries to the parent company. Because of these limitations, substantially all of the net assets of Regions' subsidiaries are restricted, except for the amount which can be paid to the parent in the form of dividends.

NOTE J. EMPLOYEE BENEFIT PLANS

      Regions has a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and the employee's highest five years of compensation during the last ten years of employment. Regions' funding policy is to contribute annually at least the amount required by IRS minimum funding standards. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

      The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:

(in thousands)                                                                      December 31
----------------------------------------------------------------------------------------------------------
                                                                               1995             1994
----------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Accumulated benefit obligation,
including vested benefits
of $77,623 in 1995 and
$57,263 in 1994                                                            $(78,880)        $(58,216)
----------------------------------------------------------------------------------------------------------
Projected benefit obligation for
 service rendered to date                                                  $(97,452)        $(70,558)
----------------------------------------------------------------------------------------------------------
Plan assets at fair value, primarily
 listed stocks and bonds, and U.S.
 Treasury and agency obligations                                            103,567           85,599
----------------------------------------------------------------------------------------------------------
Plan assets in excess of projected
 benefit obligation                                                           6,115           15,041
----------------------------------------------------------------------------------------------------------
Unrecognized net loss from
 past experience different
 from that assumed                                                           12,287            4,041
----------------------------------------------------------------------------------------------------------
Unrecognized prior service cost                                              (1,886)            (938)
----------------------------------------------------------------------------------------------------------
Unrecognized net asset                                                       (1,969)          (3,940)
----------------------------------------------------------------------------------------------------------
Prepaid pension cost
 included in other assets                                                  $ 14,547         $ 14,204
==========================================================================================================

Net pension cost included the following components:
 (in thousands)                                                      Year Ended December 31
----------------------------------------------------------------------------------------------------------
                                                            1995             1994              1993
----------------------------------------------------------------------------------------------------------
Service cost-benefits
earned during the
period                                                   $ 3,501           $3,677           $ 2,832
----------------------------------------------------------------------------------------------------------
Interest cost on projected
benefit obligation                                         6,411            5,487             4,966
----------------------------------------------------------------------------------------------------------
Actual (return) loss on
plan assets                                              (16,577)           1,473            (5,602)
----------------------------------------------------------------------------------------------------------
Net amortization and
deferral                                                   6,323          (11,516)           (3,615)
----------------------------------------------------------------------------------------------------------
Net periodic pension
income                                                   $  (342)          $ (879)          $(1,419)
==========================================================================================================

      The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 4.5%, respectively, at December 31, 1995, 8.5% and 4.5%, respectively at December 31, 1994, and 7.5% and 4.5%, respectively, at December 31, 1993. The expected long-term rate of return on plan assets was 9% in all years.

      The Company also sponsors a supplemental executive retirement program, which is a non-qualified plan that provides certain senior executive officers defined pension benefits in relation to their compensation, as is provided to other employees by the qualified pension plan. The projected benefit obligation for this plan totaled $4,144,000 at December 31, 1995, and $4,365,000 at December 31, 1994. The accumulated benefit obligation, all of which was vested and accrued at December 31, 1995 and 1994, totaled $3,379,317 and $3,029,000, respectively. Pension expense for this plan totaled $440,000 in 1995 and 1994, and $20,000 in 1993. The reduced expense in 1993 resulted primarily from changes in future funding of the projected plan obligations.

      Contributions to the employee profit sharing plan totaled $14,792,000, $12,475,000 and $11,100,000 for 1995, 1994 and 1993, respectively.

      The 1995 contribution to the employee stock ownership plan totaled $1,690,000, compared to $1,417,000 in 1994, and $1,120,000 in 1993.
Contributions are used to purchase Regions common stock for the benefit of participating employees.

      Contributions to the employee stock purchase plan in 1995, 1994 and 1993 were $1,004,000, $888,000 and $905,000, respectively.

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

     The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:

(in thousands)                                                        December 31
--------------------------------------------------------------------------------------------------
                                                               1995                1994
--------------------------------------------------------------------------------------------------
Accumulated benefit obligation,
including retiree benefits
of $4,060 in 1995 and $4,371
in 1994                                                     $(9,109)            $(9,847)
--------------------------------------------------------------------------------------------------
Unrecognized transition
obligation                                                    8,255               8,740
--------------------------------------------------------------------------------------------------
Unrecognized net (gain) from
past experience different
from that assumed                                            (2,773)             (1,643)
--------------------------------------------------------------------------------------------------
Accrued postretirement benefit
obligation                                                  $(3,627)            $(2,750)
==================================================================================================



      Net periodic postretirement benefit cost included the following components:

------------------------------------------------------------------------------------------------------
(in thousands)                                                              Year Ended December 31
------------------------------------------------------------------------------------------------------
                                                                             1995    1994      1993
------------------------------------------------------------------------------------------------------
Service cost-benefits
earned during the period                                                   $  373  $  521    $  511
------------------------------------------------------------------------------------------------------
Interest cost on
benefit obligation                                                            622     736       810
------------------------------------------------------------------------------------------------------
Net amortization and deferral                                                 486     486       485
------------------------------------------------------------------------------------------------------
Unrecognized (gain)                                                          (205)    -0-       -0-
------------------------------------------------------------------------------------------------------
Net periodic postretirement
benefit cost                                                               $1,276  $1,743    $1,806
======================================================================================================



     The assumed health care cost trend rate was 11.0% for 1995 and is assumed to decrease gradually to 5% by 2007 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1995, by $911,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by $120,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% at December 31, 1995, and 8.5% at December 31, 1994.

NOTE K. LEASES

        Rental expense for all leases amounted to approximately $5,193,753, $5,474,000 and $4,233,000 for 1995, 1994 and 1993, respectively. The approximate future minimum rental commitments as of December 31, 1995, for all noncancelable leases with initial or remaining terms of one year or more are shown in the following table. Included in these amounts are all renewal options reasonably assured of being exercised.


(in thousands)  Equipment  Premises  Total
-------------------------------------------
1996              $140     $ 4,328  $ 4,468
-------------------------------------------
1997               124       3,639    3,763
-------------------------------------------
1998                96       2,995    3,091
-------------------------------------------
1999                55       2,729    2,784
-------------------------------------------
2000                23       2,263    2,286
-------------------------------------------
2001-2005           58       7,023    7,081
-------------------------------------------
2006-2010          -0-       3,920    3,920
-------------------------------------------
2011-2015          -0-       2,265    2,265
-------------------------------------------
2016-End           -0-         786      786
-------------------------------------------
 TOTAL            $496     $29,948  $30,444
===========================================


NOTE L. COMMITMENTS AND CONTINGENCIES

        To accommodate the financial needs of its customers, Regions makes commitments under various terms to lend funds to consumers, businesses and other entities. These commitments include (among others) revolving credit agreements, term loan commitments and short-term borrowing agreements. Many of these loan commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Standby letters of credit are also issued, which commit Regions to make payments on behalf of customers if certain specified future events occur. Historically, a large percentage of standby letters of credit also expire without being funded.
        Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to normal credit approval procedures and policies. Collateral is obtained based on management's assessment of the customer's credit.
        Loan commitments totaled $2.4 billion at December 31, 1995, and $2.0 billion at December 31, 1994. Standby letters of credit were $360.5 million at December 31, 1995, and $284.8 million at December 31, 1994. Commitments under commercial letters of credit used to facilitate customers' trade transactions were $42.1 million at December 31, 1995, and $23.6 million at December 31, 1994.
        The Company and its affiliates are defendants in litigation and claims arising from the normal course of business. Based on consultation with legal counsel, management is of the opinion that the outcome of pending and threatened litigation will not have a material effect on Regions' consolidated financial statements.

NOTE M. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

        In the normal course of business, Regions enters into financial instrument transactions with off-balance sheet risk. These financial instrument agreements help the Company manage its exposure to interest rate fluctuations and help customers manage exposure to currency fluctuations.
        Forward contracts represent commitments to sell money market instruments at a future date at a specified price or yield. These contracts are utilized by the Company to hedge interest rate risk positions associated with the origination of mortgage loans held for sale. The amount of hedging gains and losses deferred, which is reflected in gains and losses on mortgage loans held for sale as realized, was not material to the results of operations for the years ended December 31, 1995 or 1994. The Company is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the risk that the other party will fail to perform. The gross contract amount of forward contracts, which totaled $25 million and $10 million at December 31, 1995, and 1994, respectively, represents the extent of Regions' involvement. However, those amounts significantly exceed the future cash requirements, as the Company intends to close out open positions prior to settlement, and thus is subject only to the change in the value of the instruments. The gross amount of contracts represents the Company's maximum exposure to credit risk.
        The Company utilizes put and call option contracts to hedge mortgage loan originations in process. Option contracts represent rights to purchase or sell securities or other money market instruments at a specified price and within a specified period of time at the option of the holder. The notional amount of option contracts totaled $30 million and $15 million at December 31, 1995, and 1994, respectively. The commitment fees paid for option contracts reflect the maximum exposure to the Company.
        Interest rate swap agreements, which were entered into by Secor Bank prior to its acquisition by Regions, totaled $7.9 million and $27.9 million in notional principal amount at December 31, 1995, and 1994, respectively. Interest rate swap transactions, which Secor Bank used to assist in managing interest rate exposure, generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional principal amounts. Interest rate swap agreements subject the Company to market risk associated with changes in interest rates, as well as the risk that another party will fail to perform. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are substantially less.

        Foreign currency exchange contracts involve the trading of one currency for another on a specified date and at a specified rate. These contracts are executed on behalf of the Company's customers and are used to facilitate the management of fluctuations in foreign exchange rates. The notional amount of forward foreign exchange contracts totaled $36 million at December 31, 1995. The Company is subject to the risk that another party will fail to perform and the gross amount of the contracts represents the Company's maximum exposure to credit risk.
        Regions operates a broker-dealer subsidiary, which in the normal course of trading inventory and clearing customers' securities transactions, is a party to certain financial instruments with off-balance-sheet risk. The aggregate off-balance-sheet risk from these financial instruments is not material to the consolidated financial statements.

NOTE N. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.
        CASH AND CASH EQUIVALENTS: The carrying amount reported in the consolidated statements of condition and of cash flows approximates the estimated fair value.
        INTEREST-BEARING DEPOSITS IN OTHER BANKS: The carrying amount reported in the consolidated statement of condition approximates the estimated fair value.
        INVESTMENT SECURITIES: Estimated fair values are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.
        SECURITIES AVAILABLE FOR SALE: Estimated fair values, which are the amounts recognized in the consolidated statement of condition, are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.
        TRADING ACCOUNT ASSETS: Estimated fair values, which are the amounts recognized in the consolidated statement of condition, are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.
        MORTGAGE LOANS HELD FOR SALE: Estimated fair values, which are the amounts recognized in the consolidated statement of condition, are based on quoted market prices of comparable instruments.
        LOANS: Estimated fair values for variable rate loans, which reprice frequently and have no significant credit risk, are based on carrying value. Estimated fair values for all other loans are estimated using discounted cash flow analyses, based on interest rates currently offered on loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest reported in the consolidated statement of condition approximates the fair value.
        DEPOSIT LIABILITIES: The fair value of non-interest bearing demand accounts, interest-bearing transaction accounts, savings accounts, money market accounts and certain other time open accounts is the amount payable on demand at the reporting date (i.e., the carrying amount). Fair values for certificates of deposit are estimated by using discounted cash flow analyses, using the interest rates currently offered for deposits of similar maturities.
        SHORT-TERM BORROWINGS: The carrying amount reported in the consolidated statement of condition approximates the estimated fair value.
        LONG-TERM BORROWINGS: Fair values are estimated using discounted cash flow analyses, based on the current rates offered for similar borrowing arrangements.
        LOAN COMMITMENTS, STANDBY AND COMMERCIAL LETTERS OF CREDIT: Estimated fair values for these off-balance-sheet instruments are based on standard fees currently charged to enter into similar agreements.
        FORWARD CONTRACTS, CALL OPTIONS AND INTEREST RATE SWAPS: Estimated fair values are based on dealer quotes. These values represent the estimated amount the Company would pay to terminate the agreements.

-----------------------------------------------------------------------------------------------------------------------------
The estimated fair values of the Company's financial instruments are as follows:
(in thousands)                                          DECEMBER 31, 1995                             December 31, 1994
-----------------------------------------------------------------------------------------------------------------------------
                                                 CARRYING            ESTIMATED FAIR             Carrying     Estimated Fair
                                                  AMOUNT                     VALUE              Amount               Value
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and cash equivalents                        $  484,694            $   484,694             $   596,158       $  596,158
-----------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits in other banks             46,957                 46,957                     630              630
-----------------------------------------------------------------------------------------------------------------------------
Investment securities                             1,445,411              1,476,093               1,948,675        1,874,117
-----------------------------------------------------------------------------------------------------------------------------
Securities available for sale                     1,580,390              1,580,390                 660,513          660,513
-----------------------------------------------------------------------------------------------------------------------------
Trading account assets                               28,870                 28,870                  24,853           24,853
-----------------------------------------------------------------------------------------------------------------------------
Mortgage loans held for sale                         92,293                 92,293                 104,471          104,471
-----------------------------------------------------------------------------------------------------------------------------
Loans (excluding leases)                          9,306,344              9,398,300               8,801,948        8,396,042
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES:
Deposits                                         10,896,141             10,926,779              10,093,135        9,957,484
-----------------------------------------------------------------------------------------------------------------------------
Short-term borrowings                               954,272                954,272               1,011,541        1,011,541
-----------------------------------------------------------------------------------------------------------------------------
Long-term borrowings                                552,616                543,342                 519,238          438,670
-----------------------------------------------------------------------------------------------------------------------------
OFF-BALANCE-SHEET INSTRUMENTS:
Loan commitments                                      - 0 -                (20,574)                  - 0 -          (17,383)
-----------------------------------------------------------------------------------------------------------------------------
Standby letters of credit                             - 0 -                 (5,408)                  - 0 -           (4,273)
-----------------------------------------------------------------------------------------------------------------------------
Commercial letters of credit                          - 0 -                   (105)                  - 0 -              (59)
-----------------------------------------------------------------------------------------------------------------------------
Forward contracts, options and interest                (500)                    75                    (783)             150
 rate swaps
-----------------------------------------------------------------------------------------------------------------------------


NOTE O. OTHER INCOME AND EXPENSE


     Other income consists of the following:
(in thousands)                         Year Ended December 31
--------------------------------------------------------------------
                                   1995          1994           1993
--------------------------------------------------------------------

Fees and commissions            $15,925       $11,962        $10,257
--------------------------------------------------------------------
Insurance premiums
and commissions                   4,459         5,094          4,797
--------------------------------------------------------------------
Trading account income            6,696         7,184          7,344
--------------------------------------------------------------------
Gain on sale of mortgage
servicing rights                     30         2,416            -0-
--------------------------------------------------------------------
Other miscellaneous income        7,371         4,918          4,218
--------------------------------------------------------------------
 TOTAL                          $34,481       $31,574        $26,616
====================================================================


     Other expense consists of the following:
(in thousands)                      Year Ended December 31
----------------------------------------------------------------
                                 1995         1994        1993
----------------------------------------------------------------

Stationery, printing
and supplies                  $  8,216      $ 6,937      $ 5,354
----------------------------------------------------------------
Advertising and business
development                      8,144        8,944        6,155
----------------------------------------------------------------
Postage and freight              8,855        7,308        6,294
----------------------------------------------------------------
Telephone                        7,792        6,965        5,508
----------------------------------------------------------------
Legal and other
professional fees                8,198        7,563        4,416
----------------------------------------------------------------
Other non-credit losses          2,559        7,408        6,188
----------------------------------------------------------------
Outside computer services        5,319        5,181        4,856
----------------------------------------------------------------
Amortization of mortgage
servicing rights                 9,774       10,424       14,049
----------------------------------------------------------------
Loss (gain) on sale of
mortgages by affiliate
mortgage company                 2,799        2,216         (476)
----------------------------------------------------------------
Other miscellaneous
expenses                        49,533       36,854       32,023
----------------------------------------------------------------
 TOTAL                        $111,189      $99,800      $84,367
================================================================

                                                                            67

NOTE P. INCOME TAXES

        Regions accounts for income taxes using the liability method pursuant to Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes." Under this method the Company's deferred tax assets and liabilities were determined by applying federal and state tax rates currently in effect to its cumulative temporary book/tax differences.
        At December 31, 1995 Regions has net operating loss carryforwards for federal tax purposes of $67.7 million that expire in years 2003 through 2008. The majority of these carryforwards resulted from the Company's acquisition of Secor Bank on December 31, 1993. For financial reporting purposes, a valuation allowance of approximately $13 million has been recognized to offset a portion of the deferred tax assets related to those carryforwards.
        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Regions' deferred tax assets and liabilities as of December 31, 1995 and 1994 are listed below.

(in thousands)                            December 31
-------------------------------------------------------------
                                    1995              1994
-------------------------------------------------------------

Deferred tax assets:
Book over tax depreciation       $    523            $  1,208
-------------------------------------------------------------
Loan loss reserve                  40,391              36,239
-------------------------------------------------------------
Net operating loss
carryforwards                      24,890              30,787
-------------------------------------------------------------
Other                              39,165              50,900
-------------------------------------------------------------
 Total deferred tax assets        104,969             119,134
-------------------------------------------------------------
Deferred tax liabilities:
Tax over book depreciation            -0-                 -0-
-------------------------------------------------------------
Accretion of bond discount          3,641               2,566
-------------------------------------------------------------
Direct lease financing             14,203              11,967
-------------------------------------------------------------
Pension                             6,467               5,445
-------------------------------------------------------------
Other                              22,393              21,756
-------------------------------------------------------------
 Total deferred tax liabilities    46,704              41,734
-------------------------------------------------------------
Net deferred tax assets
before valuation allowance         58,265              77,400
-------------------------------------------------------------
Valuation allowance               (17,042)            (18,612)
-------------------------------------------------------------
Net deferred tax asset           $ 41,223            $ 58,788
=============================================================




Applicable income taxes for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate of 35% for the reasons below:

(in thousands)                   Year ended December 31
-----------------------------------------------------------------
                                   1995         1994      1993
----------------------------------------------------------------

Tax computed at statutory
federal income tax rate          $90,472       $75,942   $57,932
-----------------------------------------------------------------
Increases (decreases) in
taxes resulting from:
 Obligations of states and
 political subdivisions:
 Tax exempt income                (8,080)       (7,706)   (7,448)
-----------------------------------------------------------------
 Tax on preference item            1,353         1,020       878
-----------------------------------------------------------------
 State income tax, net
 of federal tax benefit            5,168         4,226     3,309
-----------------------------------------------------------------
 Subsidiary purchase
 accounting adjustments              (51)          (47)      (50)
-----------------------------------------------------------------
 Other, net                       (3,195)       (2,341)   (1,145)
-----------------------------------------------------------------
  TOTAL                          $85,667       $71,094   $53,476
=================================================================
Effective Tax Rate                  33.1%         32.8%     32.3%
-----------------------------------------------------------------



The provisions for income taxes included in the consolidated statement of income are summarized below. Included in these amounts are income taxes of $31,000, $219,000 and $27,000 in 1995, 1994 and 1993, respectively, related to securities transactions.

(in thousands)         Current       Deferred           Total
--------------------------------------------------------------

1995
Federal                $71,195       $ 6,520           $77,715
--------------------------------------------------------------
State                    7,209           743             7,952
--------------------------------------------------------------
 Total                 $78,404       $ 7,263           $85,667
==============================================================
1994
Federal                $63,056       $ 1,393           $64,449
--------------------------------------------------------------
State                    6,445           200             6,645
--------------------------------------------------------------
 Total                 $69,501       $ 1,593           $71,094
==============================================================
1993
Federal                $50,272       $(1,886)          $48,386
--------------------------------------------------------------
State                    5,208          (118)            5,090
--------------------------------------------------------------
 Total                 $55,480       $(2,004)          $53,476
==============================================================


NOTE Q. BUSINESS COMBINATIONS

     During 1995 Regions completed the following business combinations:

                                                                                           Total Assets      Accounting
Date           Company                                   Headquarters Location            (in thousands)     Treatment
------------------------------------------------------------------------------------------------------------------------
March          First Commercial Bancshares, Inc.         Chalmette, Louisiana               $112,968         Purchase
------------------------------------------------------------------------------------------------------------------------
May            Fidelity Federal Savings Bank             Dalton, Georgia                     333,336         Pooling
------------------------------------------------------------------------------------------------------------------------
July           Interstate Billing Service, Inc.          Decatur, Alabama                     30,521         Pooling
------------------------------------------------------------------------------------------------------------------------
November       Branch Office of Prudential Savings Bank  Cartersville, Georgia                59,933         Purchase
------------------------------------------------------------------------------------------------------------------------

        The total consideration paid for all the 1995 business combinations was approximately $11.1 million in cash and 1,978,292 shares of Regions' common stock (including options assumed and treasury stock reissued) valued at $37.9 million. Total intangible assets recorded in connection with the purchase transactions totaled approximately $15.6 million.

--------------------------------------------------------------------------------
During 1994 Regions completed the following business combinations:

                                                                                  Total Assets     Accounting
Date            Company                          Headquarters Location           (in thousands)    Treatment
-------------------------------------------------------------------------------------------------------------
May             Guaranty Bancorp Inc.            Baton Rouge, Louisiana          $186,879          Pooling
-------------------------------------------------------------------------------------------------------------
July            First Fayette Bancshares Inc.    Fayette, Alabama                  76,586          Purchase
-------------------------------------------------------------------------------------------------------------
August          BNR Bancshares Inc.              New Roads, Louisiana             136,799          Pooling
-------------------------------------------------------------------------------------------------------------
September       First Community Bancshares Inc.  Rome, Georgia                    125,090          Pooling
-------------------------------------------------------------------------------------------------------------
November        American Bancshares Inc.         Monroe, Louisiana                302,674          Purchase
-------------------------------------------------------------------------------------------------------------
December        Union Bank & Trust Company       Montgomery, Alabama              417,903          Purchase
-------------------------------------------------------------------------------------------------------------

Because certain of the 1995 and 1994 business combinations were accounted for as purchases, Regions' consolidated financial statements include the results of operations of those companies only from their respective dates of acquisition. The following unaudited summary information presents the consolidated results of operations of Regions on a pro forma basis, as if all the above companies had been acquired on January 1, 1994. The pro forma summary information does not necessarily reflect the results of operations as they actually would have been, if the acquisitions had occurred at the beginning of the periods presented or of results which may occur in the future.


(in thousands, except per share data)      Year Ended December 31
                                             1995           1994
------------------------------------------------------------------
Interest income                          $1,019,072       $867,459
------------------------------------------------------------------
Interest expense                            520,626        389,915
------------------------------------------------------------------
 Net interest income                        498,446        477,544
------------------------------------------------------------------
Provision for loan losses                    20,652         18,789
------------------------------------------------------------------
Non-interest income                         159,979        162,447
------------------------------------------------------------------
Non-interest expense                        379,244        391,477
------------------------------------------------------------------
 Income before income taxes                 258,529        229,725
------------------------------------------------------------------
Applicable income taxes                      85,667         74,407
------------------------------------------------------------------
Net income                               $  172,862       $155,318
------------------------------------------------------------------
Net income per share                     $     3.72       $   3.42
------------------------------------------------------------------


Regions' prior period financial statements have not been restated to include the effect of the 1995 acquisitions which were accounted for as poolings of interests, since the effect is not material to Regions' consolidated financial statements.
        The following chart summarizes the assets acquired and liabilities assumed in connection with business combinations in 1995 and 1994. Approximately $102 million of the 1994 "Cash and due from banks" amount, represent funds received from the Resolution Trust Corporation, as an offset to liabilities assumed by Regions in the 1994 purchase and assumption transactions.

(in thousands)                     1995                1994
-----------------------------------------------------------

-----------------------------------------------------------
Cash and due from banks        $ 58,453          $  173,595
-----------------------------------------------------------
Federal funds sold                  -0-              60,815
-----------------------------------------------------------
Investment securities            13,600             172,180
-----------------------------------------------------------
Securities available for sale       -0-             208,241
-----------------------------------------------------------
Loans, net                      438,222             661,155
-----------------------------------------------------------
Other assets                     26,483              84,184
-----------------------------------------------------------
Deposits                        453,481           1,160,667
-----------------------------------------------------------
Borrowings                       39,276              41,287
-----------------------------------------------------------
Other liabilities                 6,994              18,504
-----------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
     During 1993 Regions completed the following business combinations:
                                                                Headquarters                     Total Assets    Accounting
Date                    Company                                 Location                        (in thousands)   Treatment
---------------------------------------------------------------------------------------------------------------------------
June                    Franklin County Bank                    Winchester, Tennessee            $   68,034      Purchase
October                 First Federal Savings Bank of           DeFuniak Springs, Florida            89,295      Purchase
                        DeFuniak Springs
December                First Federal Savings Bank              Marianna, Florida                   101,084      Purchase
December                Secor Bank, Federal Savings Bank        Birmingham, Alabama               1,831,937      Purchase
-----------------------------------------------------------------------------------------------------------------------------
          As of December 31, 1995, Regions had the following pending business combinations:
                                                                              (In millions)
-----------------------------------------------------------------------------------------------------------------------------

                                                                 Approximate                           Anticipated Accounting
Institution                                              Asset Size    Value(1)    Consideration              Treatment
-----------------------------------------------------------------------------------------------------------------------------
First National Bancorp,
located in Gainesville, Georgia                           $3,143       $630        Regions Common Stock        Pooling
-----------------------------------------------------------------------------------------------------------------------------
Metro Financial Corporation and its subsidiary,
Metro Bank, located in Atlanta, Georgia                      206         28        Regions Common Stock        Purchase
-----------------------------------------------------------------------------------------------------------------------------
Enterprise National Bank,
located in Atlanta, Georgia                                   50          8        Cash                        Purchase
-----------------------------------------------------------------------------------------------------------------------------
First Federal Bank of Northwest Georgia, Federal Savings
Bank, located in Cedartown, Georgia                           90         16        Regions Common Stock        Purchase
-----------------------------------------------------------------------------------------------------------------------------
First Gwinnett Bankshares, Inc. and its subsidiary,
First Gwinnett Bank, located in Atlanta, Georgia              66         13        Regions Common Stock        Purchase
-----------------------------------------------------------------------------------------------------------------------------
Delta Bank and Trust Company,
located in Belle Chasse, Louisiana                           206         34        Regions Common Stock        Pooling
-----------------------------------------------------------------------------------------------------------------------------
  Totals                                                  $3,761       $729
=============================================================================================================================

(1) Computed as of the date of announcement of each transaction.


At December 31, 1995, the Company held 614,000 shares of common stock in treasury, which were acquired for purposes of reissuance in the Metro transaction. The First National, Metro and Enterprise transactions were consummated in the first quarter of 1996. The other pending acquisitions remain subject to applicable approvals by regulatory agencies and by stockholders of the institutions to be acquired.

On March 1, 1996, First National Bancorp of Gainesville, Georgia, merged with and into Regions. Under the terms of the transaction, Regions issued approximately 15,918,000 shares of its common stock for all of First National's outstanding common stock (based on an exchange ratio of 0.76 shares of Regions common stock for each share of First National common stock). The transaction was accounted for as a pooling of interests.



The following table represents net interest income, net income and net income per common share as reported by Regions, First National and on a combined basis.

(in thousands except per share data)           Year Ended December 31
---------------------------------------------------------------------------
                                      1995                1994         1993
---------------------------------------------------------------------------
Net interest income:
Regions                           $497,324            $435,640     $342,053
---------------------------------------------------------------------------
First National                     126,940             119,896      108,296
---------------------------------------------------------------------------
 Combined                         $624,264            $555,536     $450,349
===========================================================================
Net income:
Regions                           $172,824            $145,884     $112,045
---------------------------------------------------------------------------
First National                      25,005              34,636       34,459
---------------------------------------------------------------------------
 Combined                         $197,829            $180,520     $146,504
===========================================================================
Net income per common share:
Regions                           $   3.75            $   3.40     $   3.01
---------------------------------------------------------------------------
First National                        1.22                1.72         1.75
---------------------------------------------------------------------------
 Combined                         $   3.21            $   3.10     $   2.81
===========================================================================

NOTE R. STOCK OPTION AND LONG-TERM INCENTIVE PLANS

        Regions has stock option plans for certain key employees that provide for the granting of options to purchase up to 2,860,000 shares of Regions' common stock. The terms of options granted are determined by the personnel committee of the Board of Directors; however, no options may be granted after ten years from the plans' adoption and no options may be exercised beyond ten years from the date granted. The option price per share of incentive stock options can not be less than the fair market value of the common stock on the date of the grant; however, the option price of non-qualified options may be less than the fair market value of the common stock on the date of the grant. The plans also permit the granting of stock appreciation rights to holders of stock options. Stock appreciation rights were attached to 166,975; 204,060 and 331,755 of the shares under option at December 31, 1995, 1994 and 1993, respectively.
        Regions' long-term incentive plan provides for the granting of up to 5,000,000 shares of common stock in the form of stock options, stock appreciation rights, performance awards or restricted stock awards. The terms of stock options granted under the long-term incentive plan are generally subject to the same terms as options granted under Regions' stock option plans. A maximum of 1,500,000 shares of restricted stock and 2,500,000 shares of performance awards, may be granted. During 1995 and 1993, Regions granted 51,998 and 5,500 shares, respectively, as restricted stock and during 1995, 1994, and 1993, granted 131,900; 125,000 and 187,750 shares, respectively, as performance awards. Grantees of restricted stock must remain employed with Regions for certain periods from the date of the grant at the same or a higher level in order for the shares to be released. However, during this period the grantee is eligible to receive dividends and exercise voting privileges on such restricted shares. In 1995, 1994, and 1993, 4,325; 1,650 and 75,034 restricted shares, respectively, were released. Issuance of performance shares is dependent upon achievement of certain performance criteria and is, therefore, deferred until the end of the performance period. In 1995, no performance shares were issued. In 1994 and 1993, 3,897 and 196,743 performance shares, respectively, were issued. Total expense for restricted stock was $1,074,000 in 1995, $587,000 in 1994, and $1,752,000 in 1993. Total expense for performance shares was $9,118,000 in 1995, $6,666,000 in 1994, and $9,908,000 in 1993.




   Stock option activity over the last three years is summarized as follows:

                         Shares Under               Option Price
                               Option                  Per Share
----------------------------------------------------------------
Balance at
January 1, 1993               994,662              $12.33-$26.31
----------------------------------------------------------------
 Granted                      302,229                32.31-35.44
----------------------------------------------------------------
 Exercised                   (101,193)               14.38-26.31
----------------------------------------------------------------
 Canceled                     (11,047)               12.33-19.49
----------------------------------------------------------------
Outstanding at
December 31, 1993           1,184,651                12.33-35.44
----------------------------------------------------------------
 Granted                      447,129                31.88-32.69
----------------------------------------------------------------
 Exercised                   (222,853)               13.07-26.31
----------------------------------------------------------------
 Canceled                     (37,298)               14.66-32.31
----------------------------------------------------------------
Outstanding at
December 31, 1994           1,371,629                12.33-35.44
----------------------------------------------------------------
 Granted                      465,900                32.00-36.00
----------------------------------------------------------------
 Exercised                   (143,947)               12.33-32.69
----------------------------------------------------------------
 Canceled                      (3,348)               15.00-31.88
----------------------------------------------------------------
Outstanding at
December 31, 1995           1,690,234              $13.07-$36.00
================================================================
Exercisable at
December 31, 1995           1,189,427              $13.07-$35.44
================================================================


        In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 "Accounting and Disclosure of Stock-Based Compensation" (Statement 123). Statement 123 is effective for fiscal years beginning after December 15, 1995, and allows for the option of continuing to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and the related Interpretations or selecting the fair value method of expense recognition as described in Statement 123. The Company has elected to follow APB 25 in accounting for its employee stock options because the alternative fair value accounting provided for in Statement 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

NOTE S.  PARENT COMPANY ONLY FINANCIAL STATEMENTS

     Presented below are condensed financial statements of Regions Financial Corporation:

STATEMENTS OF CONDITION

(in thousands)                                         December 31
------------------------------------------------------------------------------------------
                                            1995                      1994
------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------
Cash due from banks                     $    5,837              $    7,055
------------------------------------------------------------------------------------------
Securities purchased under
agreements to resell                             0                  35,000
------------------------------------------------------------------------------------------
Dividends receivable from
subsidiaries                                30,000                       0
------------------------------------------------------------------------------------------
Loans to subsidiaries                       29,294                   2,424
------------------------------------------------------------------------------------------
Investment securities                        4,609                   5,165
------------------------------------------------------------------------------------------
Premises and equipment                       1,091                   1,198
------------------------------------------------------------------------------------------
Investment in subsidiaries:
Banks                                    1,251,785               1,172,490
------------------------------------------------------------------------------------------
Non-banks                                   86,093                  50,479
------------------------------------------------------------------------------------------
                                         1,337,878               1,222,969
-------------------------------------------------------------------------------------------
Other assets                                18,179                  14,550
------------------------------------------------------------------------------------------
                                        $1,426,888              $1,288,361
===========================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------
Commercial paper                        $   21,100              $   18,600
------------------------------------------------------------------------------------------
Short-term borrowings                       10,000                       0
------------------------------------------------------------------------------------------
Long-term borrowings                       223,532                 215,742
------------------------------------------------------------------------------------------
Other liabilities                           47,137                  40,149
-------------------------------------------------------------------------------------------
 Total liabilities                         301,769                 274,491
------------------------------------------------------------------------------------------
Stockholders' Equity:
Common stock                                28,796                  29,052
-----------------------------------------------------------------------------------------
Surplus                                    406,982                 430,981
------------------------------------------------------------------------------------------
Undivided profits                          716,008                 567,244
------------------------------------------------------------------------------------------
Treasury stock                             (25,085)                (12,441)
------------------------------------------------------------------------------------------
Unearned restricted stock                   (1,582)                   (966)
------------------------------------------------------------------------------------------
 Total stockholders' equity              1,125,119               1,013,870
------------------------------------------------------------------------------------------
                                        $1,426,888              $1,288,361
==========================================================================================


STATEMENTS OF INCOME
(in thousands)                                            Year Ended December 31
------------------------------------------------------------------------------------------
                                              1995                 1994              1993
------------------------------------------------------------------------------------------
Income:
Dividends received
from subsidiaries:
 Banks                                $     136,500             $ 43,300           $44,800
------------------------------------------------------------------------------------------
 Non-banks                                        0                    0               400
------------------------------------------------------------------------------------------
                                            136,500               43,300            45,200
Service fees from
subsidiaries                                 24,819               19,886            20,869
------------------------------------------------------------------------------------------
Interest from
subsidiaries                                  2,132                1,844             2,680
-------------------------------------------------------------------------------------------
Other                                           440                  398               273
-------------------------------------------------------------------------------------------
                                            163,891               65,428            69,022
-------------------------------------------------------------------------------------------
Expenses:
Salaries and employee
benefits                                     16,903               13,089            16,225
-------------------------------------------------------------------------------------------
Interest                                     19,443               11,297             7,284
-------------------------------------------------------------------------------------------
Net occupancy expense                           647                  527               536
-------------------------------------------------------------------------------------------
Furniture and equipment
expense                                         364                  342               303
-------------------------------------------------------------------------------------------
Legal and other
professional fees                             2,510                1,874             1,474
-------------------------------------------------------------------------------------------
Amortization of excess
purchase price                                5,505                3,278             2,759
-------------------------------------------------------------------------------------------
Other expenses                                4,713                5,071             2,508
-------------------------------------------------------------------------------------------
                                             50,085               35,478            31,089
-------------------------------------------------------------------------------------------
Income before income
taxes and equity in
undistributed earnings
of subsidiaries                             113,806               29,950            37,933
--------------------------------------------------------------------------------------------
Applicable income taxes
(credit)                                     (6,973)              (5,293)           (1,726)
--------------------------------------------------------------------------------------------
Income before equity
in undistributed earnings
of subsidiaries                             120,779               35,243            39,659
--------------------------------------------------------------------------------------------
Equity in undistributed
earnings of subsidiaries:
 Banks                                       43,980              107,544            70,659
--------------------------------------------------------------------------------------------
 Non-banks                                    8,065                3,097             1,727
-------------------------------------------------------------------------------------------
                                             52,045              110,641            72,386
-------------------------------------------------------------------------------------------
 Net Income                           $     172,824             $145,884          $112,045
===========================================================================================

     Aggregate maturities of long-term borrowings (excluding demand notes to affiliates of $13,532,000) in the next five years for the parent company total $430,000 due in 2000. Standby letters of credit issued by the parent company totaled $10.0 million at December 31, 1995. This amount is included in total standby letters of credit disclosed in Note L.

STATEMENTS OF CASH FLOWS

(in thousands)                                                Year Ended December 31
--------------------------------------------------------------------------------------------------
                                                   1995                  1994               1993
--------------------------------------------------------------------------------------------------
Operating activities:
Net income                                     $ 172,824           $    145,884       $    112,045
---------------------------------------------------------------------------------------------------
Adjustments to reconcile
net cash provided by
operating activities:
 Equity in undistributed
 earnings of subsidiaries                        (52,045)              (110,641)           (72,386)
---------------------------------------------------------------------------------------------------
 Provision for depreciation
 and amortization                                  7,049                  5,089              4,473
---------------------------------------------------------------------------------------------------
  Increase (decrease) in other
 liabilities                                       6,988                (13,879)            29,729
---------------------------------------------------------------------------------------------------
 (Increase) decrease in dividends
 receivable from subsidiaries                    (30,000)                11,200             (1,700)
---------------------------------------------------------------------------------------------------
 (Increase) in other assets                       (3,813)                (4,897)              (505)
---------------------------------------------------------------------------------------------------
 Stock issued to employees under
  incentive plan                                     253                  1,191              5,675
---------------------------------------------------------------------------------------------------
Net cash provided by
 operating activities                            101,256                 33,947             77,331
---------------------------------------------------------------------------------------------------
Investing activities:
Investment in subsidiaries                       (10,139)               (28,536)           (77,478)
---------------------------------------------------------------------------------------------------
Principal (advances) payments
 on loans to subsidiaries                        (26,870)                   496                419
---------------------------------------------------------------------------------------------------
Purchases and sales of
 premises and equipment                             (184)                  (587)              (118)
---------------------------------------------------------------------------------------------------
Maturity (purchase) of investment
 securities                                          550                      0             (3,082)
---------------------------------------------------------------------------------------------------
Net cash (used) by
investing activities                             (36,643)               (28,627)           (80,259)
---------------------------------------------------------------------------------------------------



STATEMENTS OF CASH FLOWS (CONTINUED)

(in thousands)                                           Year Ended December 31
-------------------------------------------------------------------------------------------
                                                  1995             1994               1993
--------------------------------------------------------------------------------------------
Financing activities:
Increase (decrease) in
commercial paper borrowings                      2,500            1,399              (2,088)
---------------------------------------------------------------------------------------------
Cash dividends                                 (60,075)         (50,273)            (38,792)
---------------------------------------------------------------------------------------------
Purchase of treasury stock                     (61,882)         (81,081)            (16,393)
---------------------------------------------------------------------------------------------
Proceeds from long-term
 borrowings                                     12,990          141,188               2,167
--------------------------------------------------------------------------------------------
Principal payments on
 long-term borrowings                          (5,200)           (7,695)             (3,472)
--------------------------------------------------------------------------------------------
Net increase in short-term
 borrowings                                    10,000                 0                   0
--------------------------------------------------------------------------------------------
Proceeds from exercise of
 stock options                                    836               811                 973
--------------------------------------------------------------------------------------------
Net cash (used) provided by
 financing activities                        (100,831)            4,349             (57,605)
--------------------------------------------------------------------------------------------
(Decrease) increase in cash
 and cash equivalents                         (36,218)            9,669             (60,533)
--------------------------------------------------------------------------------------------
Cash and cash equivalents at
 beginning of year                             42,055            32,386              92,919
---------------------------------------------------------------------------------------------
Cash and cash equivalents at
 end of year                                $   5,837          $ 42,055            $ 32,386
============================================================================================

Auditors' Report

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors

Regions Financial Corporation


     We have audited the accompanying consolidated statements of condition of Regions Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regions Financial Corporation and subsidiaries at December 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                        /s/ Ernst & Young LLP



Birmingham, Alabama
February 2, 1996,
except for the last two paragraphs
of Note Q as to which the
date is March 1, 1996.

HISTORICAL FINANCIAL SUMMARY
REGIONS FINANCIAL CORPORATION & SUBSIDIARIES

(in thousands-except ratios, yields, and per share amounts)
SUMMARY OF OPERATING RESULTS                      1995               1994         1993              1992                 1991
Interest income:
 Interest and fees on loans                      $827,703           $603,092      $421,616         $387,628           $414,879
------------------------------------------------------------------------------------------------------------------------------
 Income on federal funds sold                         839              2,041         1,491            6,643              5,044
------------------------------------------------------------------------------------------------------------------------------
 Taxable interest on securities                   164,248            148,148       104,744          117,558            113,706
------------------------------------------------------------------------------------------------------------------------------
 Tax-free interest on securities                   14,381             13,629        11,708           10,654             11,803
------------------------------------------------------------------------------------------------------------------------------
 Other interest income                             10,135             18,869        16,108           14,264             11,389
------------------------------------------------------------------------------------------------------------------------------
  Total interest income                         1,017,306            785,779       555,667          536,747            556,821
------------------------------------------------------------------------------------------------------------------------------
Interest expense:
 Interest on deposits                             430,746            295,785       198,301          215,280            280,732
------------------------------------------------------------------------------------------------------------------------------
 Interest on short-term borrowings                 51,672             21,514         4,554            4,679              9,202
------------------------------------------------------------------------------------------------------------------------------
 Interest on long-term borrowings                  37,564             32,840        10,759            4,109              2,083
------------------------------------------------------------------------------------------------------------------------------
  Total interest expense                          519,982            350,139       213,614          224,068            292,017
------------------------------------------------------------------------------------------------------------------------------
  Net interest income                             497,324            435,640       342,053          312,679            264,804
------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                          20,652             19,003        21,533           27,072             24,005
------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for
   loan losses                                    476,672            416,637       320,520          285,607            240,799
------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
 Trust department income                           23,288             19,386        18,299           16,720             14,443
------------------------------------------------------------------------------------------------------------------------------
 Service charges on deposit accounts               60,722             50,332        42,955           42,117             38,753
------------------------------------------------------------------------------------------------------------------------------
 Mortgage servicing and origination fees           41,266             41,489        44,079           37,048             28,250
------------------------------------------------------------------------------------------------------------------------------
 Securities gains (losses)                             83                627            78              (53)              (507)
------------------------------------------------------------------------------------------------------------------------------
 Other                                             34,481             31,574        26,616           23,245             20,518
------------------------------------------------------------------------------------------------------------------------------
  Total non-interest income                       159,840            143,408       132,027          119,077            101,457
------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
 Salaries and employee benefits                   204,630            179,166       154,594          138,355            119,115
------------------------------------------------------------------------------------------------------------------------------
 Net occupancy expense                             23,061             20,686        14,877           13,759             13,105
------------------------------------------------------------------------------------------------------------------------------
 Furniture and equipment expense                   24,421             22,737        18,604           17,684             17,339
------------------------------------------------------------------------------------------------------------------------------
 Other                                            125,909            120,478        98,951           94,861             80,781
------------------------------------------------------------------------------------------------------------------------------
  Total non-interest expense                      378,021            343,067       287,026          264,659            230,340
------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes                      258,491            216,978       165,521          140,025            111,916
------------------------------------------------------------------------------------------------------------------------------
Applicable income taxes                            85,667             71,094        53,476           44,977             33,660
------------------------------------------------------------------------------------------------------------------------------
  Net income                                     $172,824           $145,884      $112,045          $95,048            $78,256
==============================================================================================================================
Average number of shares outstanding               46,097             42,906        37,205           36,532             36,191
------------------------------------------------------------------------------------------------------------------------------
Per share:
 Net income                                         $3.75              $3.40         $3.01            $2.60              $2.16
------------------------------------------------------------------------------------------------------------------------------
 Cash dividends declared                             1.32               1.20          1.04              .91                .87
------------------------------------------------------------------------------------------------------------------------------
YIELDS AND COSTS (TAXABLE EQUIVALENT BASIS)
Earning assets:
 Taxable securities                                  6.61%              6.44%         7.25%            8.05%              8.64%
------------------------------------------------------------------------------------------------------------------------------
 Tax-free securities                                 8.70               8.89          9.17             9.60               9.97
------------------------------------------------------------------------------------------------------------------------------
 Federal funds sold                                  5.28               3.55          3.04             3.69               5.36
------------------------------------------------------------------------------------------------------------------------------
 Loans (net of unearned income)                      8.74               7.99          7.92             8.75              10.33
------------------------------------------------------------------------------------------------------------------------------
 Other earning assets                                7.41               6.63          6.44             7.66               8.73
------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                               8.29               7.61          7.74             8.44               9.82
------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
 Interest-bearing deposits                           4.66               3.70          3.40             4.06               5.88
------------------------------------------------------------------------------------------------------------------------------
 Short-term borrowings                               6.02               4.69          3.12             3.78               6.24
------------------------------------------------------------------------------------------------------------------------------
 Long-term borrowings                                6.58               6.32          7.67             7.80              10.88
------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities                 4.87               3.91          3.49             4.09               5.91
------------------------------------------------------------------------------------------------------------------------------
  Net yield on interest earning assets               4.10               4.26          4.82             4.98               4.78
------------------------------------------------------------------------------------------------------------------------------
RATIOS
Net income to:
 Average stockholders' equity                       15.81%             15.97%        16.14%           15.64%             14.27%
------------------------------------------------------------------------------------------------------------------------------
 Average total assets                                1.29               1.29          1.40             1.34               1.23
------------------------------------------------------------------------------------------------------------------------------
Dividend payout                                     35.20              35.29         34.55            35.00              40.28
------------------------------------------------------------------------------------------------------------------------------
Average loans to average deposits                   89.24              82.30         78.14            72.46              73.40
------------------------------------------------------------------------------------------------------------------------------
Average stockholders' equity to average
  total assets                                       8.18               8.09          8.70             8.59               8.63
------------------------------------------------------------------------------------------------------------------------------
Average interest-bearing deposits to average
  total deposits                                    86.69              86.35         84.69            85.52              85.85
------------------------------------------------------------------------------------------------------------------------------

76




                                                         1990          1989          1988        1987        1986        1985
Interest income:
 Interest and fees on loans                            $407,596      $379,292     $299,200    $248,500     $234,194    $232,139
----------------------------------------------------------------------------------------------------------------------------------
 Income on federal funds sold                             4,159         6,816       11,990       7,893       18,573      20,196
----------------------------------------------------------------------------------------------------------------------------------
 Taxable interest on securities                          83,366        84,050       73,447      69,563       64,090      71,723
----------------------------------------------------------------------------------------------------------------------------------
 Tax-free interest on securities                         11,641        11,658       13,074      16,933       20,395      21,903
----------------------------------------------------------------------------------------------------------------------------------
 Other interest income                                   12,991        14,576        6,914       5,096        6,241       3,679
----------------------------------------------------------------------------------------------------------------------------------
  Total interest income                                 519,753       496,392      404,625     347,985      343,493     349,640
----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
 Interest on deposits                                   282,572       266,162      202,592     161,636      161,566     163,758
----------------------------------------------------------------------------------------------------------------------------------
 Interest on short-term borrowings                       12,754        22,470       12,624      13,512       14,462      17,086
----------------------------------------------------------------------------------------------------------------------------------
 Interest on long-term borrowings                         2,287         4,055        4,726       3,091        3,160       3,533
----------------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                297,613       292,687      219,942     178,239      179,188     184,377
----------------------------------------------------------------------------------------------------------------------------------
  Net interest income                                   222,140       203,705      184,683     169,746      164,305     165,263
----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                24,208        15,800       10,790       8,605        9,361      10,029
----------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for
   loan losses                                          197,932       187,905      173,893     161,141      154,944     155,234
----------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
 Trust department income                                 13,502        12,701       12,134      11,515       11,153      10,199
----------------------------------------------------------------------------------------------------------------------------------
 Service charges on deposit accounts                     32,918        26,041       25,188      24,838       24,007      22,382
----------------------------------------------------------------------------------------------------------------------------------
 Mortgage servicing and origination fees                 20,595        16,029       14,178      12,037       11,209       8,780
----------------------------------------------------------------------------------------------------------------------------------
 Securities gains (losses)                                 (982)          506           48         700        2,852         812
----------------------------------------------------------------------------------------------------------------------------------
 Other                                                   27,715        17,205       19,021      17,972       15,482      14,342
----------------------------------------------------------------------------------------------------------------------------------
  Total non-interest income                              93,748        72,482       70,569      67,062       64,703      56,515
----------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
 Salaries and employee benefits                         102,407        93,327       87,267      80,869       78,924      76,159
----------------------------------------------------------------------------------------------------------------------------------
 Net occupancy expense                                   12,612        11,857       11,078      10,298        9,974       9,658
----------------------------------------------------------------------------------------------------------------------------------
 Furniture and equipment expense                         16,214        15,664       14,494      12,982       13,957      13,362
----------------------------------------------------------------------------------------------------------------------------------
 Other                                                   64,378        55,859       55,817      50,778       47,720      46,631
----------------------------------------------------------------------------------------------------------------------------------
  Total non-interest expense                            195,611       176,707      168,656     154,927      150,575     145,810
----------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes                             96,069        83,680       75,806      73,276       69,072      65,939
----------------------------------------------------------------------------------------------------------------------------------
Applicable income taxes                                  27,175        21,046       17,571      17,070       14,161      12,184
----------------------------------------------------------------------------------------------------------------------------------
  Net income                                           $ 68,894      $ 62,634     $ 58,235    $ 56,206     $ 54,911    $ 53,755
==================================================================================================================================
Average number of shares outstanding                     36,097        36,331       36,281      36,243       36,163      36,010
----------------------------------------------------------------------------------------------------------------------------------
Per share:
 Net income                                            $   1.91      $   1.72     $   1.61    $   1.55     $   1.52    $   1.49
----------------------------------------------------------------------------------------------------------------------------------
 Cash dividends declared                                    .84           .76          .73         .69          .58         .51
----------------------------------------------------------------------------------------------------------------------------------
YIELDS AND COSTS (TAXABLE EQUIVALENT BASIS)
Earning assets:
 Taxable securities                                        8.53%         8.26%        7.82%       7.66%        8.93%      10.81%
----------------------------------------------------------------------------------------------------------------------------------
 Tax-free securities                                       9.99          9.49         9.83       10.91        12.24       12.22
----------------------------------------------------------------------------------------------------------------------------------
 Federal funds sold                                        8.06          9.32         7.54        6.73         6.86        8.06
----------------------------------------------------------------------------------------------------------------------------------
 Loans (net of unearned income)                           11.21         11.83        10.92       10.41        11.13       12.68
----------------------------------------------------------------------------------------------------------------------------------
 Other earning assets                                      9.21          9.41         8.93        8.61         9.69       11.33
----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                                    10.56         10.85        10.01        9.65        10.44       11.88
----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
 Interest-bearing deposits                                 6.95          7.37         6.38        5.83         6.39        7.44
----------------------------------------------------------------------------------------------------------------------------------
 Short-term borrowings                                     7.98          8.90         7.34        6.35         6.55        7.92
----------------------------------------------------------------------------------------------------------------------------------
 Long-term borrowings                                      9.63          9.63         8.67        9.77        10.05       10.56
----------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities                       7.01          7.49         6.46        5.91         6.44        7.53
----------------------------------------------------------------------------------------------------------------------------------
  Net yield on interest earning assets                     4.67          4.65         4.79        5.01         5.47        6.16
----------------------------------------------------------------------------------------------------------------------------------
RATIOS
Net income to:
 Average stockholders' equity                             13.64%        13.25%       13.29%      13.81%       14.63%      15.77%
----------------------------------------------------------------------------------------------------------------------------------
 Average total assets                                      1.23          1.20         1.24        1.31         1.36        1.47
----------------------------------------------------------------------------------------------------------------------------------
Dividend payout                                           43.98         44.19        45.34       44.52        38.16       34.23
----------------------------------------------------------------------------------------------------------------------------------
Average loans to average deposits                         76.67         75.23        71.33       69.98        67.49       65.03
----------------------------------------------------------------------------------------------------------------------------------
Average stockholders' equity to average
  total assets                                             9.03          9.06         9.31        9.48         9.31        9.32
----------------------------------------------------------------------------------------------------------------------------------
Average interest-bearing deposits to average
  total deposits                                          84.16         82.51        79.84       77.36        75.68       73.15
----------------------------------------------------------------------------------------------------------------------------------


                                                                                            TEN YEAR
                                                                             ANNUAL         COMPOUND
                                                                             CHANGE        GROWTH RATE
                                                                            1994-1995       1985-1995
Interest income:
 Interest and fees on loans                                                    37.24%          13.56%
-------------------------------------------------------------------------------------------------------
 Income on federal funds sold                                                 -58.89          -27.25
-------------------------------------------------------------------------------------------------------
 Taxable interest on securities                                                10.87            8.64
-------------------------------------------------------------------------------------------------------
 Tax-free interest on securities                                                5.52           -4.12
-------------------------------------------------------------------------------------------------------
 Other interest income                                                        -46.29           10.66
-------------------------------------------------------------------------------------------------------
  Total interest income                                                        29.46           11.27
-------------------------------------------------------------------------------------------------------
Interest expense:
 Interest on deposits                                                          45.63           10.15
-------------------------------------------------------------------------------------------------------
 Interest on short-term borrowings                                            140.18           11.70
-------------------------------------------------------------------------------------------------------
 Interest on long-term borrowings                                              14.38           26.67
-------------------------------------------------------------------------------------------------------
  Total interest expense                                                       48.51           10.92
-------------------------------------------------------------------------------------------------------
  Net interest income                                                          14.16           11.65
-------------------------------------------------------------------------------------------------------
Provision for loan losses                                                       8.68            7.49
-------------------------------------------------------------------------------------------------------
  Net interest income after provision for
   loan losses                                                                 14.41           11.87
-------------------------------------------------------------------------------------------------------
Non-interest income:
 Trust department income                                                       20.13            8.61
-------------------------------------------------------------------------------------------------------
 Service charges on deposit accounts                                           20.64           10.50
-------------------------------------------------------------------------------------------------------
 Mortgage servicing and origination fees                                       -0.54           16.74
-------------------------------------------------------------------------------------------------------
 Securities gains (losses)                                                    -86.76          -20.39
-------------------------------------------------------------------------------------------------------
 Other                                                                          9.21            9.17
-------------------------------------------------------------------------------------------------------
  Total non-interest income                                                    11.46           10.96
-------------------------------------------------------------------------------------------------------
Non-interest expense:
 Salaries and employee benefits                                                14.21           10.39
-------------------------------------------------------------------------------------------------------
 Net occupancy expense                                                         11.48            9.09
-------------------------------------------------------------------------------------------------------
 Furniture and equipment expense                                                7.41            6.22
-------------------------------------------------------------------------------------------------------
 Other                                                                          4.51           10.44
-------------------------------------------------------------------------------------------------------
  Total non-interest expense                                                   10.19            9.99
-------------------------------------------------------------------------------------------------------
  Income before income taxes                                                   19.13           14.64
-------------------------------------------------------------------------------------------------------
Applicable income taxes                                                        20.50           21.54
-------------------------------------------------------------------------------------------------------
  Net income                                                                   18.47%          12.39%
=======================================================================================================
Average number of shares outstanding                                            7.44%           2.50%
-------------------------------------------------------------------------------------------------------
Per share:
 Net income                                                                    10.29%           9.67%
-------------------------------------------------------------------------------------------------------
 Cash dividends declared                                                       10.00           10.00
-------------------------------------------------------------------------------------------------------
YIELDS AND COSTS (TAXABLE EQUIVALENT BASIS)
Earning assets:
 Taxable securities
-------------------------------------------------------------------------------------------------------
 Tax-free securities
-------------------------------------------------------------------------------------------------------
 Federal funds sold
-------------------------------------------------------------------------------------------------------
 Loans (net of unearned income)
-------------------------------------------------------------------------------------------------------
 Other earning assets
-------------------------------------------------------------------------------------------------------
  Total earning assets
-------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
 Interest-bearing deposits
-------------------------------------------------------------------------------------------------------
 Short-term borrowings
-------------------------------------------------------------------------------------------------------
 Long-term borrowings
-------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities
-------------------------------------------------------------------------------------------------------
  Net yield on interest earning assets
-------------------------------------------------------------------------------------------------------
RATIOS
Net income to:
 Average stockholders' equity
-------------------------------------------------------------------------------------------------------
 Average total assets
-------------------------------------------------------------------------------------------------------
Dividend payout
-------------------------------------------------------------------------------------------------------
Average loans to average deposits
-------------------------------------------------------------------------------------------------------
Average stockholders' equity to average
  total assets
-------------------------------------------------------------------------------------------------------
Average interest-bearing deposits to average
  total deposits
-------------------------------------------------------------------------------------------------------

REGIONS FINANCIAL CORPORATION & SUBSIDIARIES

(average daily balances)
ASSETS                                    1995                 1994               1993              1992              1991
Earning assets:
 Taxable securities                   $2,479,311            $2,292,651         $1,444,288        $1,461,313         $1,319,108
------------------------------------------------------------------------------------------------------------------------------
 Tax-exempt securities                   247,224               233,503            192,720           164,630            173,601
------------------------------------------------------------------------------------------------------------------------------
 Federal funds sold                       15,877                57,485             49,036           179,940             94,133
------------------------------------------------------------------------------------------------------------------------------
 Loans, net of unearned income         9,513,814             7,600,171          5,376,508         4,488,639          4,079,486
------------------------------------------------------------------------------------------------------------------------------
 Other earning assets                    137,797               285,300            251,048           186,957            131,642
------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                12,394,023            10,469,110          7,313,600         6,481,479          5,797,970
------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses               (128,049)             (111,535)           (83,504)          (63,012)           (49,732)
------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                  465,845               446,119            389,657           325,085            294,795
------------------------------------------------------------------------------------------------------------------------------
Other non-earning assets                 625,203               491,753            363,681           334,447            311,178
------------------------------------------------------------------------------------------------------------------------------
  Total assets                       $13,357,022           $11,295,447         $7,983,434        $7,077,999         $6,354,211
==============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest-bearing                $ 1,419,536           $ 1,260,696         $1,053,111        $  896,847         $  786,243
------------------------------------------------------------------------------------------------------------------------------
 Interest-bearing                      9,241,835             7,974,030          5,827,208         5,297,693          4,771,486
------------------------------------------------------------------------------------------------------------------------------
  Total deposits                      10,661,371             9,234,726          6,880,319         6,194,540          5,557,729
------------------------------------------------------------------------------------------------------------------------------
Borrowed funds:
 Short-term                              858,495               458,737            145,778           123,622            147,418
------------------------------------------------------------------------------------------------------------------------------
 Long-term                               570,809               519,644            140,196            52,661             19,142
------------------------------------------------------------------------------------------------------------------------------
  Total borrowed funds                 1,429,304               978,381            285,974           176,283            166,560
------------------------------------------------------------------------------------------------------------------------------
Other liabilities                        173,202               169,053            122,949            99,295             81,663
------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                   12,263,877            10,382,160          7,289,242         6,470,118          5,805,952
------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                   1,093,145               913,287            694,192           607,881            548,259
------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity             $13,357,022           $11,295,447        $ 7,983,434        $7,077,999         $6,354,211
==============================================================================================================================
YEAR-END BALANCES
Assets                               $13,708,560           $12,839,320        $10,476,348        $7,881,026         $6,745,053
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities    2,707,176             2,314,318          2,063,509         1,440,550          1,347,785
------------------------------------------------------------------------------------------------------------------------------
Obligations of states and
    political subdivisions               275,740               255,526            221,328           170,302            170,497
------------------------------------------------------------------------------------------------------------------------------
Other securities                          42,885                39,344             83,608            59,318             57,443
------------------------------------------------------------------------------------------------------------------------------
Total securities                       3,025,801             2,609,188          2,368,445         1,670,170          1,575,725
------------------------------------------------------------------------------------------------------------------------------
Loans                                  9,545,700             9,017,802          6,833,246         5,142,531          4,274,958
------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits          1,534,951             1,450,330          1,196,685         1,041,987            874,671
------------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits              9,361,190             8,642,805          7,574,009         5,659,155          5,042,357
------------------------------------------------------------------------------------------------------------------------------
Total deposits                        10,896,141            10,093,135          8,770,694         6,701,142          5,917,028
------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                   1,125,119             1,013,870            850,965           656,655            572,971
------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity per share             24.75                 22.53              20.73             17.62              15.76
------------------------------------------------------------------------------------------------------------------------------
Market price per share of common stock     43.00                 31.00              32.38             32.63              26.89
------------------------------------------------------------------------------------------------------------------------------

Notes to Historical Financial Summary:
(1) All per share amounts give retroactive recognition to the effect of stock dividends and stock splits.
(2) Non-accruing loans, of an immaterial amount, are included in earning assets. No adjustment has been made for these loans in the calculation of yields.
(3) Fees in the amount of $9,410,000; $14,350,000; $14,530,000; $15,967,000;
    $11,923,000; $11,161,000; $11,054,000; $9,250,000; $8,962,000; $8,858,000;
    and $6,697,000; are included in interest and fees on loans in the years 1995, 1994, 1993, 1992, 1991, 1990, 1989, 1988, 1987, 1986, and 1985,
    respectively.
(4) Yields are computed on a taxable equivalent basis, net of interest disallowance, using marginal federal income tax rates of 35% for 1995-1993, 34% for 1992-1988, 40% for 1987 and 46% for 1986-1985.
(5) This summary should be read in conjunction with the related financial statements and notes thereto on pages 53 to 73.



(average daily balances)
ASSETS                                        1990          1989         1988          1987                1986              1985
Earning assets:
 Taxable securities                     $  982,952    $1,028,177   $  942,729    $  908,140          $  717,585        $  663,689
-----------------------------------------------------------------------------------------------------------------------------------
 Tax-exempt securities                     170,222       168,690      191,499       247,528             297,603           321,595
-----------------------------------------------------------------------------------------------------------------------------------
 Federal funds sold                         51,591        73,140      159,093       117,229             270,933           250,570
-----------------------------------------------------------------------------------------------------------------------------------
 Loans, net of unearned income           3,702,758     3,293,290    2,837,856     2,508,591           2,256,053         1,956,351
-----------------------------------------------------------------------------------------------------------------------------------
 Other earning assets                      141,871       155,618       78,557        59,358              64,770            32,779
-----------------------------------------------------------------------------------------------------------------------------------
  Total earning assets                   5,049,394     4,718,915    4,209,734     3,840,846           3,606,944         3,224,984
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                  (40,182)      (37,188)     (35,307)      (34,614)            (33,201)          (29,419)
-----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                    316,158       298,334      305,586       286,249             263,529           272,917
-----------------------------------------------------------------------------------------------------------------------------------
Other non-earning assets                   267,909       234,654      225,464       203,770             191,332           189,938
-----------------------------------------------------------------------------------------------------------------------------------
  Total assets                          $5,593,279    $5,214,715   $4,705,477    $4,296,251          $4,028,604        $3,658,420
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest-bearing                   $  764,945    $  765,398   $  802,286    $  811,573          $  813,135        $  807,723
-----------------------------------------------------------------------------------------------------------------------------------
 Interest-bearing                        4,064,625     3,612,024    3,176,418     2,773,207           2,529,762         2,200,470
-----------------------------------------------------------------------------------------------------------------------------------
  Total deposits                         4,829,570     4,377,422    3,978,704     3,584,780           3,342,897         3,008,193
-----------------------------------------------------------------------------------------------------------------------------------
Borrowed funds:
 Short-term                                159,873       252,475      171,975       212,627             220,875           215,643
-----------------------------------------------------------------------------------------------------------------------------------
 Long-term                                  23,742        42,119       54,518        31,637              31,433            33,445
-----------------------------------------------------------------------------------------------------------------------------------
  Total borrowed funds                     183,615       294,594      226,493       244,264             252,308           249,088
-----------------------------------------------------------------------------------------------------------------------------------
Other liabilities                           74,927        69,988       61,997        60,119              58,150            60,309
-----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                      5,088,112     4,742,004    4,267,194     3,889,163           3,653,355         3,317,590
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                       505,167       472,711      438,283       407,088             375,249           340,830
-----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    stockholders' equity                $5,593,279    $5,214,715   $4,705,477    $4,296,251          $4,028,604        $3,658,420
===================================================================================================================================
YEAR-END BALANCES
Assets                                  $6,344,406    $5,549,612   $5,173,609    $4,390,861          $4,456,557        $3,919,682
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities      1,246,913       929,212      996,902       855,990             804,012           649,569
-----------------------------------------------------------------------------------------------------------------------------------
Obligations of states and
    political subdivisions                 173,074       171,813      175,796       216,033             287,863           308,724
-----------------------------------------------------------------------------------------------------------------------------------
Other securities                            69,213        32,062       49,670         5,535              11,638             2,051
-----------------------------------------------------------------------------------------------------------------------------------
Total securities                         1,489,200     1,133,087    1,222,368     1,077,558           1,103,513           960,344
-----------------------------------------------------------------------------------------------------------------------------------
Loans                                    4,092,262     3,552,082    3,123,331     2,675,240           2,486,039         2,166,810
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits              851,870       836,270      840,277       891,538             973,267           879,829
-----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits                4,501,341     3,908,094    3,491,438     2,837,062           2,803,829         2,357,376
-----------------------------------------------------------------------------------------------------------------------------------
Total deposits                           5,353,211     4,744,364    4,331,715     3,728,600           3,777,096         3,237,205
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                       524,132       489,441      455,595       417,814             392,679           356,857
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity per share               14.54         13.48        12.54         11.64               10.83              9.90
-----------------------------------------------------------------------------------------------------------------------------------
Market price per share of common stock       15.98         15.64        13.84         12.38               19.47             14.63
-----------------------------------------------------------------------------------------------------------------------------------


                                                        Ten Year
                                          Annual        Compound
(average daily balances)                  Change       Growth Rate
ASSETS                                   1994-1995      1985-1995
Earning assets:
 Taxable securities                        8.14%          14.09%
-------------------------------------------------------------------
 Tax-exempt securities                     5.88           -2.60
-------------------------------------------------------------------
 Federal funds sold                      -72.38          -24.11
-------------------------------------------------------------------
 Loans, net of unearned income            25.18           17.14
-------------------------------------------------------------------
 Other earning assets                    -51.70           15.44
-------------------------------------------------------------------
  Total earning assets                    18.39           14.41
-------------------------------------------------------------------
Allowance for loan losses                 14.81           15.84
-------------------------------------------------------------------
Cash and due from banks                    4.42            5.49
-------------------------------------------------------------------
Other non-earning assets                  27.14           12.65
-------------------------------------------------------------------
  Total assets                            18.25%          13.83%
===================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest-bearing                     12.60%           5.80%
-------------------------------------------------------------------
 Interest-bearing                         15.90           15.43
-------------------------------------------------------------------
  Total deposits                          15.45           13.49
-------------------------------------------------------------------
Borrowed funds:
 Short-term                               87.14           14.82
-------------------------------------------------------------------
 Long-term                                 9.85           32.81
-------------------------------------------------------------------
  Total borrowed funds                    46.09           19.09
-------------------------------------------------------------------
Other liabilities                          2.45           11.13
-------------------------------------------------------------------
  Total liabilities                       18.12           13.97
-------------------------------------------------------------------
Stockholders' equity                      19.69           12.36
-------------------------------------------------------------------
  Total liabilities and
    stockholders' equity                  18.25%          13.83%
===================================================================
YEAR-END BALANCES
Assets                                     6.77%          13.34%
-------------------------------------------------------------------
U.S. Treasury and agency securities       16.98           15.34
-------------------------------------------------------------------
Obligations of states and
    political subdivisions                 7.91           -1.12
-------------------------------------------------------------------
Other securities                           9.00           35.53
-------------------------------------------------------------------
Total securities                          15.97           12.16
-------------------------------------------------------------------
Loans                                      5.85           15.98
-------------------------------------------------------------------
Non-interest-bearing deposits              5.83            5.72
-------------------------------------------------------------------
Interest-bearing deposits                  8.31           14.79
-------------------------------------------------------------------
Total deposits                             7.96           12.90
-------------------------------------------------------------------
Stockholders' equity                      10.97           12.17
-------------------------------------------------------------------
Stockholders' equity per share             9.85            9.60
-------------------------------------------------------------------
Market price per share of common stock    38.71           11.38
-------------------------------------------------------------------


                                                                              79