Form 10-K405, Exhibit 13
period 1996-12-31
REGIONS FINANCIAL CORP
filed 1997-03-31
CIK 36032

                                                                    EXHIBIT 13

         Management's Discussion and Analysis of Financial Condition
                            and Operating Results

Introduction

        The following discussion and financial information is presented to aid in understanding Regions Financial Corporation's (Regions or the Company) financial position and results of operations. The emphasis of this discussion will be on the years 1996, 1995 and 1994; however, financial information for prior years will also be presented when appropriate.

        On March 1, 1996, First National Bancorp (First National) of Gainesville, Georgia, merged with and into Regions. The merger was accounted for as a pooling of interests and, accordingly, financial information for all prior periods has been restated to present the combined financial condition and results of operations of both companies as if the merger had been in effect for all periods presented.

        Regions primary business is banking. In 1996, Regions banking affiliates contributed approximately $227 million to consolidated net income. Selected information as of December 31, 1996, on Regions banking affiliates is as follows:


                                                                            Full-
                                                                           Service
     Name of Affiliate         Assets          Loans         Deposits      Offices
------------------------------------------------------------------------------------
(dollar amounts in thousands)
------------------------------------------------------------------------------------
Regions Bank (Alabama)      $11,922,628     $8,218,525      $9,043,793       183

Regions Bank (Georgia)        3,359,547      2,370,861       2,899,236        70

Regions Bank of Louisiana     2,155,428      1,639,402       1,820,186        59

Regions Bank of Florida         574,190        372,283         512,939        27

Regions Bank of Tennessee       507,355        418,450         457,600        25

First Federal Savings Bank of
New Smyrna                      312,825        238,421         286,725         3

First Federal Savings Bank of
Citrus County                   223,946        157,795         207,421         5

Regions Bank of Georgia         113,705         33,935          99,212         4

The Key Bank of Florida          82,955         59,426          73,872         1

        Supplementing the Company's banking operations are a mortgage banking company, credit life insurance related companies, a registered broker/dealer firm and a commercial accounts receivable financing, billing and collection company. Regions has no foreign operations, although it maintains an International Department to assist customers with their foreign transactions. The mortgage banking company services approximately $12.4 billion in mortgage loans and in 1996 contributed approximately $13.6 million to net income.

        The Company's principal market areas are all of Alabama, the northern half of Georgia, parts of Louisiana, northwest and central Florida and middle Tennessee. In addition, real estate mortgage loan origination offices are located in other market areas in Tennessee, and in the states of Mississippi and South Carolina.

        The acquisitions of other banks and related institutions have contributed significantly to Regions growth during the last three years. Regions has expanded into new markets and strengthened its presence in existing markets.

        In 1994, acquisitions strengthened Regions franchise in Alabama, Louisiana and Georgia. In Alabama, Regions added $494 million in assets through two acquisitions--Union Bank & Trust Company and First Fayette Bancshares, Inc. Louisiana acquisitions in Baton Rouge, New Roads and Monroe added $626 million in assets. These banks, along with Secor Bank which was acquired in 1993, were merged to form state-chartered Regions Bank of Louisiana. In Georgia, the addition of First Community Bancshares, Inc. (now a part of Regions Bank in Georgia) in September 1994 enabled Regions to establish a market presence in Rome, Georgia. In 1994, First National entered into two new banking markets in Georgia, Winder and Douglasville, adding $200 million in assets.

        Regions acquisition activity in 1995 included increasing its New Orleans area presence through the purchase of First Commercial Bancshares, Inc. and its affiliate bank, the First National Bank of St. Bernard Parish, which was merged into Regions Bank of Louisiana. The addition of Fidelity Federal Savings Bank of Dalton, Georgia and the Cartersville, Georgia office of Prudential Savings Bank (both now a part of Regions Bank in Georgia) added $393 million in assets and enhanced Regions market coverage in northwestern Georgia.

        In 1995 First National expanded into central Florida through the
acquisition of FF Bancorp, Inc. (FF Bancorp).   FF Bancorp was the holding
company of two thrift institutions--First Federal Savings Bank of New Smyrna Beach, Florida, and First Federal Savings Bank of Citrus County, Florida--and a
commercial bank, The Key Bank of Tampa, Florida.   The acquisition of FF Bancorp
added approximately $631 million in assets and nine offices.

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

        Acquisition activity in 1996 was centered in Georgia and Louisiana. In early 1996, Regions acquired two suburban, Atlanta-area banks, Metro Financial Corporation and The Enterprise National Bank of Atlanta, which combined added $265 million in assets. Prior to its merger with Regions in March 1996, First National acquired The Bank of Heard County, which added another $42 million in assets. Further expansion in the northern half of Georgia continued in 1996 through the acquisitions of First Federal Bank of Northwest Georgia, First Gwinnett Bancshares, Inc. and Rockdale Community Bank. All of these banks, including First Nationals 18 separate Georgia banks and Regions banks in Rome and Dalton, were merged into Regions Bank in Georgia in 1996. All operating systems of these banks were converted to Regions standard processing systems, which enabled Regions to reduce the level of operating expenses in the Georgia franchise.

        Expansion activity in Louisiana in 1996 occurred in the southern part of the state. Delta Bank & Trust Company, with $191 million in assets, was acquired in August and American Bancshares of Houma, Inc. added another $89 million in assets in September. Both banks acquired in these transactions were merged into Regions Bank of Louisiana.

        Regions and First Nationals business combinations over the last three years are summarized in the following chart.

                                                                                     TOTAL ASSETS    ACCOUNTING
DATE             COMPANY                             HEADQUARTERS LOCATION           (in thousands)  TREATMENT
-------------------------------------------------------------------------------------------------------------------------------
1996
January          Metro Financial Corporation         Atlanta, Georgia                $  210,487     Purchase
February         The Enterprise National Bank of     Atlanta, Georgia                    54,263     Purchase
                 Atlanta
February         The Bank of Heard County            Franklin, Georgia                   41,872     Pooling
March            First National Bancorp              Gainesville, Georgia             3,198,634     Pooling
April            First Federal Bank of Northwest     Cedartown, Georgia                  93,381     Pooling
                 Georgia, Federal Savings Bank
August           First Gwinnett Bancshares, Inc.     Norcross, Georgia                   68,364     Purchase

August           Rockdale Community Bank             Conyers, Georgia                    47,457     Purchase

August           Delta Bank & Trust Company          Belle Chasse, Louisiana            190,547     Purchase
September        American Bancshares, Inc.           Houma, Louisiana                    88,742     Purchase

1995
March            First Commercial
                   Bancshares, Inc.                  Chalmette, Louisiana               112,968     Purchase
May              Fidelity Federal
                   Savings Bank                      Dalton, Georgia                    333,336     Pooling
July             Interstate Billing
                   Service, Inc.                     Decatur, Alabama                    30,521     Pooling
July             FF Bancorp, Inc.                    New Smyrna Beach, Florida          631,168     Pooling
November         Branch Office of
                   Prudential Savings
                   Bank                              Cartersville, Georgia               59,933     Purchase
1994
February         Metro Bancorp, Inc.                 Douglasville, Georgia              145,482     Purchase
May              Guaranty Bancorp, Inc.              Baton Rouge, Louisiana             186,879     Pooling
July             First Fayette
                   Bancshares Inc.                   Fayette, Alabama                    76,586     Purchase
July             Barrow Bancshares, Inc.             Winder, Georgia                     54,687     Pooling
August           BNR Bancshares, Inc.                New Roads, Louisiana               136,799     Pooling
September        First Community
                   Bancshares, Inc.                  Rome, Georgia                      125,090     Pooling
November         American Bancshares,
                   Inc.                              Monroe, Louisiana                  302,674     Purchase
December         Union Bank & Trust
                   Company                           Montgomery, Alabama                417,903     Purchase

        As of December 31, 1996, Regions had seven pending acquisitions, three in Georgia and two each in Florida and Louisiana. These institutions have combined assets of approximately $1.4 billion and would increase Regions asset size to $20.4 billion. See Note Q to the consolidated financial statements for additional information regarding pending acquisitions.

FINANCIAL CONDITION

        Regions financial condition depends primarily on the quality and nature of its assets, liabilities and capital structure, the market and economic conditions, and the quality of its personnel.

Loans and Allowance for Loan Losses

        As a financial institution, Regions primary investment is loans. At December 31, 1996, loans represented 76% of Regions earning assets.

        Over the last four years loans increased a total of $6.7 billion, a compound growth rate of 19%. Loans acquired in connection with acquisitions over the last four years contributed $2.9 billion of this growth. The most significant growth in the loan portfolio occurred in 1993, 1994 and 1996, with loans increasing $1.8 billion, $2.4 billion and $1.8 billion, respectively. The acquisitions of Secor Bank, Franklin County Bank and the two Florida thrifts in 1993 added $1.2 billion in loans. The acquisition of seven banks in 1994 added $744 million in loans and the four acquisitions in 1995 added $443 million in loans. In 1996, acquisitions added $476 million in loans.

        During 1995, Regions securitized $396 million in single-family residential mortgage loans. These assets were transferred from the loan portfolio to the available for sale securities portfolio. The securitization of these loans gives Regions additional flexibility for funding purposes and results in a lower risk-weighted capital allocation for these assets. After adjusting for the effect of the securitization, loans would have increased $1.1 billion or 10% in 1995.

        All major categories of loans have shared in the growth in the loan portfolio over the last four years, with the strongest growth occurring in real estate mortgages (primarily single-family residential mortgages) and consumer loans. Over the last four years, commercial, financial and agricultural loans increased $953 million or 51%. Real estate construction loans increased $553 million or 170% over the same period. Real estate mortgage loans increased $3.1 billion or 113% and consumer loans increased $2.0 billion or 121% over the last four years.

        Regions real estate mortgage portfolio includes $2.0 billion of mortgage loans secured by single-family residences that were originated by Regions mortgage subsidiary. The majority of these loans are secured by homes in Alabama, Georgia and Florida. These loans increased approximately $214 million in 1993, $982 million in 1994 and $424 million in 1996, accounting for approximately 12%, 41% and 24%, respectively, of the growth in total loans in 1993, 1994 and 1996. The securitization in 1995 of the $396 million in single-family residential mortgages resulted in this portfolio declining $123 million in 1995. Eighty-three percent of the overall balance consists of adjustable-rate mortgages (ARM's) that have rates approximately 275 basis points above one of several money market indices when fully priced.

        Regions real estate portfolio also includes $1.4 billion of single-family mortgage loans obtained in various acquisitions, which are being serviced by Regions mortgage subsidiary. Fixed-rate single-family mortgages with a weighted average interest rate of 8.12% and a weighted average remaining term of 22.6 years comprise 63% of this portfolio. Single-family ARM's, which have rates approximately 250 to 275 basis points above one of several money market indices when fully priced, comprise the remaining 37% of the overall balance of these loans.

        A sound credit policy and careful, consistent credit review are vital to a successful lending program. All affiliates of Regions operate under written loan policies which attempt to maintain a consistent lending philosophy, provide sound traditional credit decisions, provide an adequate return and render service to the communities in which the banks are located. Regions lending policy generally confines loans to local customers or to national firms doing business locally. Credit reviews and loan examinations help confirm that affiliates are adhering to these loan policies.

                             COMPOSITION OF LOANS
                                    (GRAPH)

                                    92       93        94      95      96
                                    --       --        --      --      --
($ in billions)
Commercial                        1.881    1.911     2.348   2.560    2.834
Real estate mortgage              2.756    4.054     5.384   5.380    5.860
Real estate construction            326      362       493     630      880
Consumer                          1.695    2.104     2.630   2.972    3.737
                                  -----    -----    ------  ------   ------
         Total                    6.658    8.431    10.855  11.542   13.311

        Every loan carries some degree of credit risk. This risk is reflected in the consolidated financial statements by the size of the allowance for loan losses, the amount of loans charged off and the provision for loan losses charged to operating expense. It is Regions policy that when a loss is identified, it is charged against the allowance for loan losses in the current period. The policy regarding recognition of losses requires immediate recognition of a loss if significant doubt exists as to principal repayment. In addition, consumer installment credit is generally recognized as a loss when it becomes 90 days or more past due, unless the underlying security or the customer's financial position makes a loss improbable.

        Regions provision for loan losses is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance for loan losses to absorb future losses. Some of the factors considered by management in determining the amount of the provision and resulting allowance include: (1) credit reviews of individual loans; (2) gross and net loan charge-offs in the current year; (3) growth in the loan portfolio;
(4) the current level of the allowance in relation to total loans and to historical loss levels; (5) past due and non-accruing loans; (6) collateral values of properties securing loans; (7) the composition of the loan portfolio (types of loans); and (8) management's estimate of future economic conditions and the resulting impact on Regions. Lending at Regions is generally organized along three functional lines: commercial loans (including industrial and agricultural), real estate loans and consumer loans. The composition of the portfolio by these major categories is presented below (with real estate loans further broken down between construction and mortgage loans):

 (in thousands, net of unearned
 income)

                                                                   December 31

                                       1996            1995            1994           1993            1992
------------------------------------------------------------------------------------------------------------
Commercial                         $ 2,833,909     $ 2,559,974     $ 2,347,912     $1,911,222     $1,880,851
Real estate-construction               879,629         629,888         493,027        362,063        326,210
Real estate-mortgage                 5,859,817       5,380,815       5,384,341      4,054,316      2,756,011
Consumer                             3,737,817       2,971,634       2,629,915      2,103,330      1,694,485
   TOTAL                           $13,311,172     $11,542,311     $10,855,195     $8,430,931     $6,657,557

The amounts of total gross loans (excluding residential mortgages on 1-4 family residences and consumer loans) outstanding at December 31, 1996, based on remaining scheduled repayments of principal, due in (1) one year or less, (2) more than one year but less than five years and (3) more than five years, are shown in the following table. The amounts due after one year are classified according to sensitivity to changes in interest rates.



    (in thousands)                                                        Loans Maturing
---------------------------------------------------------------------------------------------------------------
                                                                   After One But
                                                           Within    Within Five          After
                                                         One Year          Years     Five Years          Total
---------------------------------------------------------------------------------------------------------------
Commercial, financial  and agricultural                $1,459,698     $  933,213     $  437,360     $2,830,271
Real estate-construction                                  555,439        232,622         91,771        879,832
Real estate-mortgage                                      375,163        779,966      1,054,105      2,209,234
   Total                                               $2,390,300     $1,945,801     $1,583,236     $5,919,337


(in thousands)        Sensitivity of Loans to Changes in Interest Rates
----------------------------------------------------------------------
                                            Predetermined     Variable
                                                     Rate         Rate
----------------------------------------------------------------------
Due after one year but within five years     $1,274,202     $  671,599
Due after five years                            822,209        761,027
                                             $2,096,411     $1,432,626

NET LOAN LOSSES AS A PERCENTAGE OF AVERAGE LOANS
                              (Graph)

                           92        93          94         95        96
                          ---       ---         ---        ---       ---
                          .36       .23         .19        .17       .15

NON-PERFORMING ASSETS AS A PERCENTAGE OF LOANS
AND OTHER REAL ESTATE
                              (Graph)

                           92        93          94         95        96
                          ---       ---         ---        ---       ---
                          1.39      1.28        .80        .68       .76


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

        The year-end allowance for loan losses as a percentage of loans ranged from a low of 1.32% in 1994 and 1996 to a high of 1.51% in 1992. Although this ratio is important, it is only one of the factors considered by management in determining the adequacy of the allowance for loan losses. Management does not attempt to maintain the allowance for loan losses at a certain percentage of loans. As previously discussed, the adequacy of the allowance for loan losses is based on management's evaluation of various factors.

        The ratio of non-performing assets (including loans past due 90 days or more and other real estate) to loans and other real estate declined steadily from 1.39% at December 31, 1992 to 0.68% at December 31, 1995. Generally improving economic conditions in Regions' markets during this period, partially offset by the effect of non-performing assets added by certain acquisitions, resulted in the declining trend in this ratio. At December 31, 1996, the ratio of non-performing assets (including loans past due 90 days or more and other real estate) to loans and other real estate increased to 0.76%, due primarily to increases in consumer loan delinquencies.

        The allowance for loan losses as a percentage of non-performing loans (including loans past due 90 days or more) was 194% at December 31, 1996, compared to 232% at December 31, 1995, and to 209% at December 31, 1994. Management considers the current level of the allowance for loan losses adequate to absorb possible losses from loans in the portfolio. Management's determination of the adequacy of the allowance for loan losses, which is based on the factors and risk identification procedures previously discussed, requires the use of judgments and estimations that may change in the future. Unfavorable changes in the factors used by management to determine the adequacy of the reserve, including increased consumer loan delinquencies and subsequent charge-offs, or the availability of new information, could cause the allowance for loan losses to be increased or decreased in future periods. In addition, bank regulatory agencies, as part of their examination process, may require that additions be made to the allowance for loan losses based on their judgments and estimates.

        The analysis of loan loss experience (see chart following) shows that net loan losses ranged from a high of $21.7 million in 1992 to a low of $15.9 million in 1993. Net loan losses were $19.1 million in 1996, $19.0 million in 1995 and $18.0 million in 1994. Over the last five years net loan losses averaged 0.20% of average loans and were 0.15% in 1996. Regions' relatively low level of net loan losses is due to favorable economic conditions relative to some other sections of the country, quality control efforts in the underwriting and monitoring of loans, a substantial amount of recoveries of previously charged-off loans, and an increase in single-family residential mortgage loans as a percentage of the loan portfolio, which historically have had lower net loan losses than other categories of loans.

        In order to assess the risk characteristics of the loan portfolio at December 31, 1996, it is appropriate to consider the three major categories of loans--commercial, real estate and consumer.

        Regions' commercial loan portfolio is highly diversified within the markets served by the Company. Geographically, the largest concentration is the 68% of the portfolio held by banking offices in the state of Alabama. Banking offices in the northern half of Georgia hold 17% of the commercial loan portfolio, followed by Louisiana with 10%, Tennessee with 3% and Florida with 2%. A small portion of these loans is secured by properties outside Regions' banking market areas.

        The Alabama economy has experienced relatively stable, slow growth over the last several years. Industries important in the Alabama economy include vehicle and vehicle parts manufacturing and assembly, lumber and wood products, and steel production. High technology industries are important in the northern part of the state. Service and health care industries have increased in importance and are predicted to continue growing. Agriculture, particularly poultry, beef cattle and cotton, are important to the state's economy.

        The economy of the northern half of Georgia is diversified with a strong presence in poultry production, carpet manufacturing, automotive manufacturing related industries, tourism, and various service sector industries. A well developed transportation system has contributed to growth in north Georgia. This area has experienced rapid population growth and has very favorable household income characteristics, relative to many of Regions other markets. Prospects are good for continued strong growth in this area.

        Natural resources are very important to the Louisiana economy. Energy and petrochemical industries play a significant role in the economy. Shipping, shipbuilding, and other transportation equipment industries are strong in the state's durable goods industries. Tourism, amusement and recreation, service, and health care industries are becoming increasingly important to the Louisiana economy. Cotton, rice and sugarcane are among Louisiana's most important agricultural commodities.

        Middle Tennessee's economy is heavily influenced by automobile manufacturing, tourism, entertainment and recreation, health care and other service industries. With one out of four Tennesseeans employed in service industries, the state's economy is very dependent on this sector for continued good economic performance.

        The northwestern part of Florida and the central Florida area have also experienced excellent economic growth during the last several years. Tourism is very important to the Florida economy and military payrolls are significant in the panhandle area. Florida has experienced strong in-migration, contributing to strong construction activity and a growing retirement-age population. Citrus fruit production is also important in the state.

        During the last five years, net losses on commercial loans ranged from a low of 0.02% in 1996 to a high of 0.64% in 1992. Future losses are a function of many variables, of which general economic conditions are the most important. Management expects that 1997 net commercial loan losses will exceed the 1996 amount. If economic conditions weaken in 1997, net commercial loan losses will likely be near the mid-point of this range. A continuation of moderate economic growth during 1997 in Regions' market areas could result in 1997 net commercial loan losses in the lower-end of this range.

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

        Real estate construction loans increased $250 million in 1996 to $880 million. At December 31, 1996, these loans represented 6.6% of Regions' total loan portfolio, compared to 4.9% at the end of 1992. Most of the construction loans relate to shopping centers, apartment complexes, commercial buildings and residential property development. These loans are normally secured by land and buildings and are generally backed by commitments for long-term financing from other financial institutions. Real estate construction loans are closely monitored by management, since these loans are generally considered riskier than other types of loans and are particularly vulnerable in economic downturns and in periods of high interest rates. Regions has not been an active lender to speculative real estate developers or to developers outside its market areas.

        The loans to businesses for long-term financing of land and buildings are primarily to commercial customers within Regions' markets. Total loans secured by non-farm, non-residential properties totaled $1.8 billion at December 31, 1996. Although some risk is inherent in this type of lending, the Company attempts to minimize this risk by generally making such loans only on owner-occupied properties, and by requiring collateral values which exceed the loan amount, adequate cash flow to service the debt, and in most cases, the personal guaranties of principals of the borrowers.

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

        Loans on one-to-four family residential properties, which total approximately 68% of Regions' real estate mortgage portfolio, are principally on single-family residences. These loans are geographically dispersed throughout the southeastern states and some are guaranteed by government agencies or private mortgage insurers. Historically, this category of loans has not produced sizable loan losses; however, it is subject to some of the same risks as other real estate lending. Warehoused mortgage loans, since they are secured primarily by loans on one-to-four family residential properties, are similar to these loans in terms of risk.

        From 1992 to 1995, net losses on real estate loans ranged from a high of 0.15% of real estate loans in 1992, to a low of 0.05% of real estate loans in 1995. In 1996, Regions recognized net recoveries of 0.02% of real estate loans. These losses depend, to a large degree, on the level of interest rates, economic conditions and collateral values, and thus, are very difficult to predict. Management's current estimate of 1997 net real estate loan losses approximates the level experienced in 1992 through 1995.

        Regions' consumer loan portfolio consists of $3.2 billion in consumer loans, $391 million in personal lines of credit (including home equity loans) and $174 million in credit card loans. Consumer loans are primarily borrowings of individuals for home improvements, automobiles and other personal and household purposes. Regions' consumer loan portfolio includes $1.4 billion in indirect installment loans at December 31, 1996, compared to $1.2 billion at December 31, 1995. Periods of economic recession tend to increase consumer loan losses. During the past five years, the ratio of net consumer loan losses to consumer loans ranged from a low of 0.26% in 1994 to a high of 0.58% in 1996. Management expects net consumer loan losses in 1997 to be at or above the 1996 level.

        The following table presents information on non-performing loans and real estate acquired in settlement of loans:

NON-PERFORMING ASSETS
(dollar amounts in thousands)                                                             DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   1996         1995         1994          1993          1992
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing loans:
  Loans accounted for on a
      non-accrual basis                                          $ 60,202      $54,132      $59,799      $ 62,063      $47,709
  Loans contractually past due 90
      days or more as to principal or interest
      payments (exclusive of non-accrual loans)                    26,532       10,238        5,843        13,280        6,272
  Loans whose terms have been
      renegotiated to provide a reduction
      or deferral of interest or principal
      because of a deterioration in the
      financial position of the borrower
      (exclusive of non-accrual loans and
      loans past due 90 days or more)                               3,625        4,234        2,863         4,533        5,422
Real estate acquired in settlement of
  loans ("other real estate")                                      10,736       10,137       18,718        28,021       33,441
  TOTAL                                                          $101,095      $78,741      $87,223      $107,897      $92,844
Non-performing assets as a percentage of
  loans and other real estate                                        0.76%        0.68%        0.80%         1.28%        1.39%

The following analysis presents a five year history of the allowance for loan losses and loan loss data:

(dollar amounts in thousands)                            1996               1995            1994           1993             1992
---------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance at beginning of year                       $    159,487       $   143,464      $  125,027      $  100,248      $   76,742
Loans charged off:
  Commercial                                              7,390            11,399          12,199           9,239          15,099
  Real estate                                             1,063             6,643           8,261           7,344           5,692
  Installment                                            27,953            17,169          10,555          10,922           9,676
   Total                                                 36,406            35,211          31,015          27,505          30,467
Recoveries:
  Commercial                                              6,877             7,053           5,084           4,755           3,914
  Real estate                                             2,482             3,609           3,372           3,237           1,802
  Installment                                             7,934             5,580           4,563           3,598           3,009
   Total                                                 17,293            16,242          13,019          11,590           8,725
Net loans charged off (recovered):
  Commercial                                                513             4,346           7,115           4,484          11,185
  Real estate                                            (1,419)            3,034           4,889           4,107           3,890
  Installment                                            20,019            11,589           5,992           7,324           6,667
   Total                                                 19,113            18,969          17,996          15,915          21,742
 Allowance of acquired banks                              6,133             4,721          15,853          15,999           5,881
 Provision charged to expense                            29,041            30,271          20,580          24,695          39,367
 Balance at end of year                            $    175,548       $   159,487      $  143,464      $  125,027      $  100,248
Average loans outstanding:
 Commercial                                        $  2,671,387       $ 2,421,972      $2,147,183      $1,848,757      $1,752,448
 Real estate                                          6,272,304         6,130,853       4,880,319       3,259,040       2,632,640
 Installment                                          3,468,660         2,860,075       2,325,354       1,863,813       1,603,586
   Total                                           $ 12,412,351       $11,412,900      $9,352,856      $6,971,610      $5,988,674
Net charge-offs (recoveries) as percent of
 average loans outstanding:
  Commercial                                                .02%              .18%            .33%            .24%            .64%
  Real estate                                              (.02)              .05             .10             .13             .15
  Installment                                               .58               .41             .26             .39             .42
   Total                                                    .15               .17             .19             .23             .36
Net charge-offs as percent of:
 Provision for loan losses                                 65.8%             62.7%           87.4%           64.5%           55.2%
 Allowance for loan losses                                 10.9              11.9            12.5            12.7            21.7
Allowance as percentage of
 Loans, net of unearned income                             1.32%             1.38%           1.32%           1.48%           1.51%
Provision for loan losses (net of tax effect)
 as percentage of net income                                7.9%              9.6%            7.1%           10.5%           20.0%

LOANS AS A PERCENTAGE OF AVERAGE ASSETS
                          (Graph)


                       92       93      94      95      96
                       --       --      --      --      --
                       62.5     65.7    66.0    69.6    69.7



ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF LOANS
                          (Graph)

                       92       93      94      95      96
                       --       --      --      --      --
                       1.51     1.48    1.32    1.38    1.32




        At December 31, 1996, non-accrual loans totaled $60.2 million or 0.45% of loans, compared to $54.1 million or 0.47% of loans at December 31, 1995. The increase in the dollar amount of non-accrual loans at December 31, 1996, resulted from increases in real estate and installment non-accruing loans, partially offset by a decline in commercial non-accruing loans. Commercial loans comprised $12.4 million of the 1996 total, with real estate loans accounting for $36.5 million and consumer loans $11.3 million. The table on the following page provides additional information on non-accruing loans based on the customer's Standard Industrial Classification Code.

        Loans contractually past due 90 days or more were 0.20% of total loans at December 31, 1996, compared to 0.09% of total loans at December 31, 1995. Increased levels of past due consumer and commercial loans accounted for the increase in total loans past due 90 days or more since December 31, 1995. Loans past due 90 days or more at December 31, 1996, consisted of $16.2 million in commercial and real estate loans, $5.9 million in installment loans and $4.4 million in personal lines of credit and credit card loans.

        Renegotiated loans were 0.03% of loans at December 31, 1996 and 0.04% of loans at December 31, 1995. Renegotiated loans have remained at low levels over the last five years, as a result of paydowns and payoffs on renegotiated loans which were added by acquisitions.

        Other real estate has remained relatively constant during the last two years, totaling $10.7 million at December 31, 1996, compared to $10.1 million at December 31, 1995. Reductions in other real estate attributable to sales have been offset by other real estate added by acquisitions in 1996. From 1992 through 1995, other real estate declined due to increased sales of parcels of other real estate, combined with fewer additions. Other real estate is recorded at the lower of (1) the recorded investment in the loan or (2) the estimated net realizable value of the collateral. Although Regions does not anticipate material loss upon disposition of other real estate, sustained periods of adverse economic conditions, substantial declines in real estate values in Regions markets, actions by bank regulatory agencies, or other factors, could result in additional loss from other real estate.

        The amount of interest income earned in 1996 on the $60.2 million of non-accruing loans outstanding at year end was approximately $1.4 million. If these loans had been current in accordance with their original terms, approximately $3.1 million would have been earned on these loans in 1996. Approximately $284,000 in interest income would have been earned in 1996 under the original terms of the $3.6 million in renegotiated loans outstanding at December 31, 1996. Approximately $297,000 in interest income was actually earned in 1996 on these loans, due in part to recognition of interest foregone in prior years.

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

        The commercial, real estate and consumer loan portfolios are highly diversified in terms of industry concentrations. The following table shows the largest concentrations in terms of the customer's Standard Industrial Classification (SIC) Code at December 31, 1996 and 1995:

(dollar amounts in millions)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 1996                               1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                % of     % Non-                      %of   % Non-
SIC Classification                                                 Amount       Total    Accrual     Amount        Total   Accrual
----------------------------------------------------------------------------------------------------------------------------------
Individuals                                                     $   7,697.5      57.7%     0.6%   $   6,718.4      58.1%     0.5%
Services:
 Physicians                                                            69.9       0.5      0.0           60.2       0.5      0.0
 Business services                                                     72.0       0.5      0.0           45.9       0.4      0.0
 Religious organizations                                              107.3       0.8      0.0           99.5       0.9      0.0
 Legal services                                                        56.3       0.4      0.0           44.4       0.4      0.0
 All other services                                                   744.5       5.6      0.2          596.4       5.1      0.3
  Total services                                                    1,050.0       7.8      0.2          846.4       7.3      0.3
Manufacturing:
 Electrical equipment                                                  53.8       0.4      0.0           39.0       0.3      0.0
 Food and kindred products                                             29.0       0.2      0.0           77.6       0.7      0.1
 Rubber and plastic products                                           23.4       0.2      0.0           17.7       0.2      0.0
 Lumber and wood products                                              96.3       0.7      0.0           71.7       0.6      0.0
 Fabricated metal products                                             54.2       0.4      0.0           63.5       0.5      0.1
 All other manufacturing                                              344.9       2.6      0.1          296.5       2.6      0.1
  Total manufacturing                                                 601.6       4.5      0.1          566.0       4.9      0.3
Wholesale trade                                                       310.0       2.3      0.5          262.8       2.3      0.1
Finance, insurance and real estate:
 Real estate                                                          785.9       6.0      0.1          527.1       4.6      0.2
 Banks and credit agencies                                             87.3       0.6      0.0           89.1       0.8      0.0
 All other finance, insurance
  and real estate                                                     120.9       0.9      0.0          135.0       1.1      0.1
  Total finance, insurance
   and real estate                                                    994.1       7.5      0.1          751.2       6.5      0.3
Construction:
 Residential building construction                                    263.7       2.0      0.1          185.9       1.6      0.1
 General contractors and builders                                     142.7       1.1      0.0           88.9       0.7      0.0
 All other construction                                               137.0       1.0      0.2          262.8       2.3      0.5
  Total construction                                                  543.4       4.1      0.3          537.6       4.6      0.6
Retail trade:
 Automobile dealers                                                   242.3       1.8      0.1          202.2       1.7      0.0
 All other retail trade                                               236.7       1.8      0.2          262.0       2.3      0.3
  Total retail trade                                                  479.0       3.6      0.3          464.2       4.0      0.3
Agriculture, forestry and fishing                                     193.8       1.5      0.2          162.2       1.4      0.5
Transportation, communication,
 electrical, gas and sanitary                                         260.4       2.0      0.1          162.8       1.4      0.6
Mining (including oil and gas
 extraction)                                                           12.9       0.1      0.0           13.8       0.1      0.0
Public administration                                                 379.4       2.8      0.9           63.3       0.5      4.8
Revolving credit loans                                                564.2       4.2      0.0          437.3       3.8      0.0
Other                                                                 249.2       1.9      0.0          583.6       5.1      0.7
  Total                                                         $  13,335.5     100.0%     0.5%   $  11,569.6     100.0%     0.5%

Interest-Bearing Deposits In Other Banks

        Interest-bearing deposits in other banks are used primarily as temporary investments. These assets generally have short-term maturities. Interest-bearing deposits in other banks, acquired in connection with acquisitions in 1995, was the primary reason for this asset increasing from $16.9 million at December 31, 1994, to $56.5 million at December 31, 1995. Maturities from a portion of these assets were reinvested in alternative investments in 1996, resulting in the balance declining to $33.2 million at December 31, 1996.

Securities

        Effective January 1, 1994, Regions adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 requires that debt securities, which the Company has both the positive intent and ability to hold to maturity, should be carried at amortized cost. These securities are classified as investment securities in the consolidated financial statements. Debt securities, which the Company does not have the positive intent and ability to hold to maturity, and all marketable equity securities, are carried at estimated fair value and are included in securities available for sale in the consolidated financial statements, exclusive of any such securities that are included in trading securities. Unrealized holding gains and losses on securities available for sale, net of taxes, are carried as a separate component of stockholders' equity.

        The following table shows the carrying values of securities as follows:


(in thousands)                                              December 31
-------------------------------------------------------------------------------------------
                                                   1996           1995            1994
------------------------------------------------------------------------------------------
Investment securities:
  U.S. Treasury & Federal agency securities     $1,240,974     $  894,606     $  903,390
  Obligations of states and political              450,415        425,456        410,673
    subdivisions
  Mortgage-backed securities                       411,344        268,926        791,443
  Other securities                                      17            118            736
      Total                                     $2,102,750     $1,589,106     $2,106,242

Securities available for sale:
  U.S. Treasury & Federal agency securities     $  429,620     $  799,190     $  627,985
  Obligations of states and political
    subdivisions                                     8,292         20,219          3,482
  Mortgage-backed securities                     1,279,422      1,406,264        559,504
  Other securities                                   8,030         15,092         10,626
  Equity securities                                 42,481         33,910         38,452
      Total                                     $1,767,845     $2,274,675     $1,240,049

        Total securities increased only $6.8 million in 1996. U. S. Treasury and Federal agency securities decreased $23.2 million or 1% due to maturities and paydowns. Obligations of states and political subdivisions increased $13.0 million or 3%. Mortgage-backed securities increased $15.6 million or 1% in 1996.

        In 1995, total securities increased $517 million or 15%. U. S. Treasury and Federal agency securities accounted for $162 million of this increase, with mortgage-backed securities increasing $324 million or 24%. During 1995, $396 million of single-family residential mortgage loans were securitized and transferred from the loan portfolio to mortgage-backed securities in the available for sale securities portfolio. Excluding the effect of securitizations, mortgage-backed securities would have decreased $72 million in 1995, due to maturities and paydowns. Obligations of states and political subdivisions increased $32 million or 8%.

        In December 1995, Regions reclassified $644 million of investment securities to securities available for sale in accordance with the Financial Accounting Standards Board Implementation Guide for SFAS 115. This reclassification gives Regions additional flexibility in managing its securities portfolios.

        Total securities increased $353 million or 12% in 1994. U. S. Treasury and Federal agency securities increased $522.4 million or 52%. Mortgage-backed securities decreased $167.2 million or 11% due to maturities and paydowns. Obligations of states and political subdivisions increased $48.4 million or 13%.

        Regions investment portfolio policy stresses quality and liquidity. At December 31, 1996, the average maturity of U.S. Treasury and Federal agency securities was 2.9 years and that of obligations of states and political subdivisions was 8.4 years. The average maturity of mortgage-backed securities was 6.3 years and other securities had an average maturity of 11.9 years. Overall, the average maturity of the portfolio was 5.1 years using contractual maturities and 4.3 years using expected maturities. Expected maturities differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities purchased during the last several years have consisted of primarily short to intermediate term maturities.

        The estimated fair market value of Regions investment securities portfolio at December 31, 1996, was 0.6% ($13.0 million) above the amount carried on Regions books. Regions securities available for sale portfolio at December 31, 1996, included unrealized gains of $6.1 million. Regions investment securities and securities available for sale portfolios included gross unrealized gains of $32.5 million and gross unrealized losses of $13.5 million at December 31, 1996. Market values of these portfolios vary significantly as interest rates change; however, management expects normal maturities from the securities portfolios to meet liquidity needs.

        Of Regions tax-free securities rated by Moody's Investors Service, Inc., 98% are rated "A" or better. Nine percent of the tax-free bond portfolio is non-rated. The portfolio is carefully monitored to assure no unreasonable concentration of securities in the obligations of a single debtor, and current credit reviews are conducted on each security holding.

The following table shows the maturities of securities (excluding equity securities) at December 31, 1996, the weighted average yields and the taxable equivalent adjustment used in calculating the yields:

(in thousands)                                                       Securities Maturing
-------------------------------------------------------------------------------------------------------------------
                                                                 After One     After Five
                                                   Within       But Within    But Within     After
                                                   One Year     Five Years    Ten Years   Ten Years     Total
-------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. Treasury and Federal agency securities     $  124,127    $1,076,343   $   40,504  $       -0-    $1,240,974
  Obligations of states and political
    subdivisions                                      29,226        91,153      141,766     188,270        450,415
  Mortgage-backed securities                          32,748        26,084       25,014     327,498        411,344
  Other securities                                        17            -0-          -0-         -0-            17
      TOTAL                                       $  186,118    $1,193,580   $  207,284  $  515,768     $2,102,750

  Weighted average yield                                7.10%         6.94%        7.92%       6.78%          7.01%

Securities available for sale:
  U.S. Treasury and Federal agency securities     $  108,028    $  321,134   $      458  $       -0-    $  429,620
  Obligations of states and political
    subdivisions                                       1,435         4,489        1,587         781          8,292
  Mortgage-backed securities                          29,291        25,196       71,123   1,153,812      1,279,422
  Other securities                                       -0-           -0-          458       7,572          8,030
      TOTAL                                       $  138,754    $  350,819   $   73,626  $1,162,165     $1,725,364

  Weighted average yield                                6.47%         7.26%        6.17%       6.42%          6.58%

Taxable equivalent adjustment for calculation
  of yield                                        $    1,062    $    2,549   $    4,126  $    5,577     $   13,314


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

 Liquidity

        Liquidity is an important factor in the financial condition of Regions and affects Regions' ability to meet the borrowing needs and deposit withdrawal requirements of its customers. Assets, consisting principally of loans and securities, are funded by customer deposits, purchased funds, borrowed funds and stockholders equity.

        The securities portfolio is one of Regions primary sources of liquidity. Maturities of securities provide a constant flow of funds which are available for cash needs (see previous table on Securities Maturing). Maturities in the loan portfolio also provide a steady flow of funds (see previous table on Loans Maturing). At December 31, 1996, commercial loans, real estate construction loans and commercial mortgage loans with an aggregate balance of $2.4 billion, as well as securities of $325 million, were due to mature in one year or less. Additional funds are provided from payments on consumer loans and one-to-four family residential mortgage loans. Historically, the Companys high levels of net operating earnings have also contributed to cash flow. In addition, liquidity needs can be met by the purchase of funds in state and national money markets. Regions liquidity also continues to be enhanced by a relatively stable deposit base.

        The loan to deposit ratio increased from 85.51% at December 31, 1995, to 88.46% at December 31, 1996, as earning asset growth outpaced the growth in deposits, generating the need to increase purchased funds. The decline in the loan to deposit ratio of 86.32% at December 31, 1994, to 85.51% at December 31, 1995, resulted primarily from the securitization of approximately $396 million in loans and the subsequent transfer of these assets to the available for sale securities portfolio. The securitization of these loans improved Regions liquidity position, since these assets are now more easily salable; however, Regions currently has no plans to sell these securities. In addition, these securities can be used as collateral for securitized borrowings.

        As shown in the Consolidated Statement of Cash Flows, operating activities provided significant levels of funds in all three years, due primarily to high levels of net income. A decrease in mortgages held for sale in 1994 resulted in a significant increase in cash provided by operating activities in that year. Investing activities, primarily in loans and securities, were a net user of funds in all three years. Strong loan growth over the last three years, particularly in 1994 and 1996, has required a significant amount of funds for investing activities. Funds needed for investing activities were provided primarily by deposits, purchased funds, and borrowings. Financing activities provided more funds in 1994 due to more reliance on short- and long-term borrowings. Increases in deposits provided more funds in 1995. In 1996, increases in deposits and short-term borrowings provided significant amounts of funding. Cash dividends and the open-market purchase of the Company's common stock, which was reissued in connection with specific purchase acquisitions, also required funds in 1994, 1995 and 1996. Funds needed for the pending acquisitions as of December 31, 1996, are expected to be provided by working capital or short-term borrowings.

        Regions Banks (Alabama) short-term certificates of deposit are rated "A-1+" by Standard & Poor's Corporation. This is the highest rating available for any company. Regions Banks (Alabama) long-term certificates of deposit are rated "AA-", which is higher than any other Alabama bank and among the highest in the Southeast.

        Moody's Investors Service has also given similar quality ratings to Regions Bank's (Alabama) short- and long-term debt and certificates of deposit. Short-term debt and certificates of deposit are rated "P-1" and long-term debt and certificates of deposit are rated "Aa2".

        In addition, Regions Financial Corporation (the parent company) received the highest issuer rating available ("A") from the internationally recognized bank rating organization, Thomson BankWatch. This organization also assigned its highest short-term rating of "TBW-1" to Regions Financial Corporation and to Regions Bank (Alabama).

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

        Two of Regions banking subsidiaries, Regions Bank (Alabama) and Regions Bank of Louisiana, have taken the necessary steps for the possible issuance of up to $250 million in bank notes to institutional investors. The notes can have maturities ranging from 30 days to 30 years and fixed or variable interest rates. The proceeds from issuance of the bank notes can be used in the ordinary course of business and provide an additional source of funding. At December 31, 1995 and 1996, $75 million and $40 million, respectively, in senior bank notes, issued by Regions Bank of Louisiana, were outstanding. Regions Banks (Alabama) notes were rated "A-1+/AA-" by Standard & Poor's Corporation and "P-1/Aa2" by Moody's Investors Service. Regions Bank of Louisiana's notes were rated "A-1+/AA-" by Standard & Poor's Corporation and "P-1/Aa3" by Moody's Investors Service.

        Regions and its banking subsidiaries high quality ratings from nationally recognized rating agencies enhance the Company's ability to raise funds in national money markets. The high ratings also help to attract both loan and deposit customers in local markets.

        Historically, Regions has found short- and intermediate-term credit readily available on reasonable terms from money center or regional banks. Regions management places constant emphasis on the maintenance of adequate liquidity to meet conditions which might reasonably be expected to occur.

DEPOSITS

        Deposits are Regions' primary funding source. Deposits accounted for 86% of the funding for average earning assets in 1996 and 87% of the funding for average earning assets in 1995. During 1994, market interest rates increased rapidly causing customers to take advantage of higher rates and resulting wider pricing spreads between transaction type deposits and time deposits by moving funds out of liquid, short-term deposits into time deposits. The rapid increase in interest rates was short-lived, as interest rates peaked in early 1995 and moved lower for the remainder of the year. As interest rates moved lower during 1995, pricing spreads remained fairly wide. As a result, customers continued moving funds out of liquid, short-term deposits into time deposits and money market accounts. Compared to the previous two years, the interest rate environment in 1996 was relatively stable. However, since pricing spreads remained wide, customers continued to move funds out of liquid, short-term deposits into time deposits and money market accounts. Management expects a continuation of this trend as long as pricing spreads remain wide. The trends mentioned above can be seen by examining Regions' deposit composition and by comparing the relative growth rates of Regions' deposit products over the last three years.

        During the last four years, average total deposits grew at a compound annual rate of 17%. Average deposits grew $2.6 billion or 28% in 1994, $1.6 billion or 13% in 1995 and $1.2 billion or 9% in 1996. Acquisitions, net of branch sales, contributed average deposit growth of $2.1 billion in 1994, $823 million in 1995 and $636 million in 1996.

        Savings accounts declined during 1995 and 1996 because of the trends mentioned above. Savings accounts increased 30% in 1994 but declined 1% in 1995 and less than 1% in 1996. However, since 1993, this category of deposits increased $218 million, at a compound annual growth rate of 9%. As mentioned above, growth in 1994 occurred as market interest rates fell, making the rates paid on these accounts more attractive relative to other investment alternatives. During 1995 and 1996, the rate paid on savings accounts became less attractive relative to other investment alternatives. Management expects savings accounts to continue to be a stable funding source, but does not expect any significant growth in the current interest rate environment. In 1996, savings accounts accounted for 7% of average total deposits compared to 8% of average total deposits in 1995.

        During 1995 and 1996, Regions reclassified a portion of interest-bearing transaction accounts to money market savings accounts, resulting in a 21% decline in 1995 and a 75% decline in 1996. Although declining as a source of funds, interest-bearing transaction account customers continue to be important to Regions. During 1995 and 1996, interest- bearing transaction accounts accounted for 11% and 2% of average total deposits, respectively.

        Money market savings products continue to be Regions' fastest growing deposit products, increasing at a compound annual rate of 45% since 1993. As market interest rates increased in 1994, decreased in 1995 and remained stable in 1996, customers responded to Regions' innovative, competitive money market savings products by continuing to invest in these accounts. The results were increases in average balances of 21% in 1994, 57% in 1995 and 60% in 1996. As mentioned above, a reclassification from interest-bearing transaction accounts to money market savings inflated the 1995 and 1996 money market savings growth rate. Money market savings products are one of Regions' most significant funding sources, accounting for 13% of average total deposits in 1994, 18% of average total deposits in 1995 and 27% of average total deposits in 1996.

        Certificates of deposit of $100,000 or more increased 49% in 1994, 38% in 1995 and 19% in 1996, due to their increased use as a funding source. Since 1993, certificates of deposit of $100,000 or more have increased at a compound annual rate of 35%, and in 1996 accounted for 14% of average total deposits, up from a three year low of 9% in 1993.

        Other interest-bearing deposits (certificates of deposit of less than $100,000 and time open accounts) increased 10% in 1995 and 9% in 1996. This category of deposits continues to be Regions' primary funding source; it accounted for 37% of average total deposits in 1996, down from 38% of average total deposits in 1995. Rising interest rates and wider pricing spreads over the last two years have made this category of deposits attractive relative to other investment alternatives. Innovative deposit products have helped Regions continue to grow deposits and maintain market share in the Company's major markets.

        The sensitivity of Regions' deposit rates to changes in market interest rates is reflected in the Company's average interest rate paid on interest-bearing deposits (see table following on Average Rates Paid). Beginning in early 1994 and continuing throughout the year, market interest rates rose. Beginning in early 1995 and continuing throughout the year, market interest rates began to decline. During 1996 market interest rate were relatively stable. Regions' average interest rate paid on interest-bearing deposits reflects this trend. The rate paid on interest-bearing deposits increased to 3.71% in 1994 to 4.66% in 1995 and dropped slightly to 4.65% in 1996.

        A detail of interest-bearing deposit balances at December 31, 1996, and 1995, and the interest expense on these deposits for the three years ended December 31, 1996, is presented in Note H to the consolidated financial statements.

The following table presents the detail of interest-bearing deposits and maturities of the larger time deposits:

(in thousands)                                                December 31
                                                        1996             1995
Interest-bearing deposits of less than $100,000     $10,757,175     $ 9,991,747
Time deposits of $100,000 or more, maturing in:
 3 months or less                                       986,947         860,156
 over 3 through 6 months                                464,281         200,619
 over 6 through 12 months                               419,341         239,474
 over 12 months                                         511,418         340,646
                                                    -----------     -----------
  Total                                               2,381,987       1,640,895
 Total                                              $13,139,162     $11,632,642

The following table presents the average amounts of deposits outstanding by category for the four years ended December 31, 1996:

(in thousands)                                                               Average Amounts Outstanding
                                                   1996             1995             1994             1993
Non-interest-bearing demand deposits            $ 1,816,495     $ 1,748,647     $ 1,613,461     $1,340,625

Interest-bearing transaction accounts               359,254       1,428,900       1,805,640      1,545,462
Savings accounts                                    993,465         995,307       1,004,625        775,214
Money market savings accounts                     3,911,791       2,450,687       1,557,413      1,287,717
Certificates of deposit of $100,000 or more       1,963,177       1,652,016       1,199,713        805,996
Other interest-bearing deposits                   5,405,215       4,976,959       4,524,256      3,369,377
  Total interest-bearing deposits                12,632,902      11,503,869      10,091,647      7,783,766
  Total deposits                                $14,449,397     $13,252,516     $11,705,108     $9,124,391



The following table presents the average rates paid on deposits by category for the four years ended December 31, 1996:

                                                                                              Average Rates Paid
                                                                 1996           1995            1994          1993
Interest-bearing transaction accounts                            3.06%          2.86%           2.79%        2.53%
Savings accounts                                                 2.63           2.75            2.86         2.85
Money market savings accounts                                    3.45           3.93            2.84         2.72
Certificates of deposit of $100,000 or more                      5.63           5.03            3.91         3.58
Other interest-bearing deposits                                  5.65           5.79            4.51         4.46
  Total interest-bearing deposits                                4.65%          4.66%           3.71%        3.54%

BORROWED FUNDS

        Regions' short-term borrowings consist of federal funds purchased and security repurchase agreements, commercial paper and other short-term borrowings.

        Federal funds purchased and security repurchase agreements are used to satisfy daily funding needs and, when advantageous, for rate arbitrage. Federal funds purchased and security repurchase agreements increased from $1.0 billion at December 31, 1995, to $1.5 billion at December 31, 1996. Balances in these accounts can fluctuate significantly on a day-to-day basis. The average daily balance of federal funds purchased and security repurchase agreements, net of federal funds sold and security reverse repurchase agreements, increased $461.3 million in 1995 and $338.7 million in 1996. These increases resulted from increased reliance on purchased funds to support earning asset growth. The higher level of net purchased funds is expected to continue unless alternative funding sources are utilized or unless earning assets grow slower than interest-bearing liabilities.

        At December 31, 1996, $40.4 million in commercial paper was outstanding, compared to $21.1 million at December 31, 1995. The Company issues commercial paper through its private placement commercial paper program. The Company's retail commercial paper program was discontinued in 1993 since the private placement program was meeting the Company's needs at a lower cost. Company policy limits total commercial paper outstanding, at any time, to $75 million. The level of commercial paper outstanding depends on the funding requirements of the Company and the cost of commercial paper compared to alternative borrowing sources.

        Other short-term borrowings increased $6.3 million from December 31, 1995 to December 31, 1996 because of an increase in borrowings under a short-term borrowing arrangement with an unaffiliated bank, partially offset by a decline in treasury tax and loan note borrowings. Treasury tax and loan note borrowings represent short-term borrowing from the U. S. Treasury, payable on demand. The remaining balance in other short-term borrowings consists of a short sale liability, which is frequently used by Regions' broker/dealer subsidiary to offset other market risks which are undertaken in the normal course of business.

        Regions' long-term borrowings consist primarily of subordinated notes, Federal Home Loan Bank borrowings, senior bank notes and other long-term notes payable.

        The amount outstanding on subordinated notes did not change between December 31, 1995 and 1996 since no maturities were due or new issuances occurred. Regions has a shelf-registration statement outstanding which authorizes the issuance of up to an additional $200 million in indebtedness.

        Federal Home Loan Bank borrowings decreased $153.1 million in 1996 and $23.2 million in 1995 due to scheduled payments and maturities. Membership in the Federal Home Loan Bank system provides access to an additional source of lower-cost funds. These borrowings can be used to partially hedge against the effect future interest rate changes may have on the Company's real estate mortgage portfolio.

        In April 1995, Regions Bank of Louisiana, Regions' Louisiana bank subsidiary, issued $100 million in unsecured senior bank notes under its bank note program. Currently, up to $250 million can be outstanding under this program. The bank note program provides Regions with another source of funding and offers flexibility in structuring the terms of the notes. Of the total $100 million issued in 1995, $40 million remained outstanding at December 31, 1996.

        Other long-term notes payable consist of mortgage notes payable on certain of the Company's buildings and low-income housing partnership investments, notes issued to former stockholders of acquired banks, notes for equipment financing, and miscellaneous notes payable. Other long-term borrowings increased $3.3 million in 1996, due to increased equipment financing, after declining $1.9 million in 1995, due to scheduled maturities on other borrowings.

STOCKHOLDERS' EQUITY

        Over the past three years, stockholders' equity has increased at a compound annual growth rate of 13.1%. Stockholders' equity has grown from $1.1 billion at the beginning of 1994 to $1.6 billion at year-end 1996. Internally generated retained earnings contributed $384 million of this growth, equity issued in connection with acquisitions accounted for $87 million, and $21 million was attributable to the exercise of stock options and to the issuance of stock for dividend reinvestment plans and employee incentive plans. The internal capital generation rate (net income less dividends as a percentage of average stockholders' equity) was 9.4% in 1996, compared to 8.7% in 1995 and 9.7% in 1994.

        Regions' ratio of stockholders' equity to total assets was 8.45% at December 31, 1996, compared to 8.48% at December 31, 1995, and 8.14% at December 31, 1994. Regions' capital level is a source of strength and provides flexibility for future growth.

        Regions and its subsidiaries are required to comply with capital adequacy standards established by banking regulatory agencies. Currently, there are two basic measures of capital adequacy: a risk-based measure and a leverage measure.

        The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and interest rate risk, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with specified risk-weighting factors. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. Banking organizations that are considered to have excessive interest rate risk exposure are required to hold additional capital.

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

        The following chart summarizes the applicable bank regulatory capital requirements. Regions' capital ratios at December 31, 1996, substantially exceeded all regulatory requirements.

BANK REGULATORY CAPITAL REQUIREMENTS
                                                                       MINIMUM
                                                                      REGULATORY             REGIONS AT
                                                                      REQUIREMENT        DECEMBER 31, 1996
Tier 1 capital to risk-adjusted assets                                  4.00%                   10.81%
Total risk-based capital to risk-adjusted assets                        8.00                    13.59
Tier 1 leverage ratio                                                   3.00                     7.44

        At December 31, 1996, Tier 1 capital totaled $1.416 billion, total risk-based capital totaled $1.780 billion, and risk-adjusted assets totaled $13.105 billion.

        Total capital at the banking affiliates also has an important effect on the amount of FDIC insurance premiums paid. Institutions not considered well capitalized can be subject to higher rates for FDIC insurance. As of December 31, 1996, all of Regions' banking affiliates had the requisite capital levels to qualify as well capitalized.

        Regions attempts to balance the return to stockholders through the payment of dividends, with the need to maintain strong capital levels for future growth opportunities. In 1996, Regions returned 38% of earnings to its stockholders in the form of dividends. Total dividends declared by Regions in 1996 were $87.0 million or $1.40 per share, an increase of 6% from the $1.32 per share in 1995.

        In January 1997, the Board of Directors declared a 14.3% increase in the quarterly cash dividend from $.35 to $.40 per share. This is the twenty-sixth consecutive year that Regions has increased cash dividends.

        Also in January 1997, the Board of Directors approved plans for a two-for-one stock split of the Company's common stock to be effective June 1, 1997. The split is contingent on stockholder approval at the annual meeting of stockholders on May 14, 1997 of an increase in authorized shares from 120 million shares to 240 million shares.

        The following table shows the percentage distribution of Regions' consolidated average balances of assets, liabilities and stockholders' equity for the five years ended December 31, 1996:

                                      1996       1995        1994        1993        1992
ASSETS

Earning assets:
 Taxable securities                  20.0%       18.9%       20.2%       18.4%       20.0%
  Non-taxable securities              2.4         2.5         2.7         3.0         2.8
  Federal funds sold                  0.3         0.8         1.3         1.4         3.0
  Loans (net of unearned
   income):
   Commercial                        15.0        14.8        15.2        17.4        18.3
   Real estate                       35.2        37.4        34.4        30.7        27.5
   Installment                       19.5        17.5        16.4        17.6        16.7
    Total loans                      69.7        69.7        66.0        65.7        62.5
   Allowance for loan losses         (1.0)       (0.9)       (1.0)       (1.0)       (0.9)
    Net loans                        68.7        68.8        65.0        64.7        61.6
  Other earning assets                1.5         1.0         2.4         3.7         3.6
    Total earning assets             92.9        92.0        91.6        91.2        91.0
Cash and due from banks               2.7         3.3         3.7         4.4         4.2
Other non-earning assets              4.4         4.7         4.7         4.4         4.8
    Total assets                    100.0%      100.0%      100.0%      100.0%      100.0%

LIABILITIES AND STOCKHOLDERS'
EQUITY

Deposits:
 Non-interest-bearing                10.2%       10.7%       11.4%       12.6%       12.1%
 Interest-bearing                    70.9        70.1        71.2        73.4        75.2
    Total deposits                   81.1        80.8        82.6        86.0        87.3
Borrowed funds:
  Short-term                          6.7         5.5         3.4         2.1         2.2
  Long-term                           2.7         4.0         4.2         1.7         0.6
    Total borrowed funds              9.4         9.5         7.6         3.8         2.8
Other liabilities                     1.0         1.3         1.4         1.4         1.3
    Total liabilities                91.5        91.6        91.6        91.2        91.4
Stockholders' equity                  8.5         8.4         8.4         8.8         8.6
    Total liabilities and
    stockholders' equity            100.0%      100.0%      100.0%      100.0%      100.0%


OPERATING RESULTS

   Net income increased 16% in 1996 and 10% in 1995. Income before the SAIF assessment and the merger expenses (see Note U to the consolidated financial statements) increased 26% in 1996. The accompanying table presents the dollar amount and percentage change in the important components of income that occurred in 1996 and 1995.

SUMMARY OF CHANGES IN OPERATING RESULTS
   (dollar amounts in thousands)               Increase (Decrease)
                                        1996 COMPARED            1995 Compared
                                           TO 1995                  to 1994
                                       AMOUNT       %         Amount             %
------------------------------------------------------------------------------------
NET INTEREST INCOME                 $ 76,202       12%      $ 68,728            12%
   Provision for loan losses          (1,230)      (4)         9,691            47
 Net interest income
  after provision for
  loan losses                         77,432       13         59,037            11
NON-INTEREST INCOME:
Trust department income                1,978        8          3,925            18
Service charges on
 deposit accounts                     15,090       21         11,004            18
Mortgage servicing
 and origination fees                  7,009       16         (1,757)           (4)
Securities transactions                3,539      (NM)          (768)         (223)
Other                                  5,717       13          2,953             7
  Total non-interest
   income                             33,333       18         15,357             9
NON-INTEREST EXPENSE:
Salaries and
 employee benefits                    20,779        8         32,867            14
Net occupancy
 expense                               4,611       16          1,793             7
Furniture and equip-
 ment expense                          4,485       15          2,029             7
FDIC insurance
 expense                             (11,848)     (65)        (7,906)          (30)
SAIF assessment and merger
 expenses                             30,477      (NM)          --            --
Other                                 17,836       12         16,302            12
  Total non-interest
   expense                            66,340       14         45,085            10
  Income before
   income taxes                       44,425       15         29,309            11
Applicable income
 taxes                                12,568       13         12,000            14
  NET INCOME                        $ 31,857       16%      $ 17,309            10%

  Income Before SAIF Assessment
     and Merger Expenses            $ 50,865       26%      $ 17,309            10%

  NET INTEREST INCOME

        Net interest income (interest income less interest expense) is Regions' principle source of income. Net interest income increased 12% in 1996 and 12% in 1995. On a taxable equivalent basis, net interest income increased 11% in 1996 and 12% in 1995. The table on page 44 provides additional information to analyze the changes in net interest income.

        In 1996, growth in interest-earning assets and interest-bearing liabilities contributed to the increase in net interest income. During 1996, both average interest-earning assets and average interest-bearing liabilities grew 10%. Growth in earning assets typically increases net interest income due to the positive spread between earning asset yields and interest-bearing liability rates. Favorable changes in interest-earning asset yields and interest-bearing liability rates also contributed to the increase in net interest income.

        In 1995, growth in interest-earning assets and interest-bearing liabilities also contributed to the increase in net interest income. During 1995, average earning assets grew 16% and average interest-bearing liabilities grew 17%. However, unfavorable changes in interest-bearing liability rates partially offset the increase in net interest income attributable to growth.

        Regions measures its ability to produce net interest income with a ratio called the interest margin. The interest margin is net interest income (on a taxable equivalent basis) as a percentage of earning assets. The interest margin declined from 4.37% in 1994 to 4.21% in 1995, but increased to 4.27% in 1996. Changes in the interest margin occur primarily due to three factors: (1) the interest rate spread (the difference between the taxable equivalent yield on earning assets and the rate on interest-bearing liabilities), (2) the percentage of earning assets funded by interest- bearing liabilities and (3) changes in the statutory federal income tax rate. Year-to-year comparisons of the interest margin ratio are affected by acquisitions accounted for as purchases that occurred in late 1993 and in late 1994. These acquisitions added significantly to net interest income, but generally had an adverse impact on the interest margin ratio by negatively affecting items (1) and (2) above.

        The first factor affecting Regions' interest margin is the interest rate spread. Regions' average interest rate spread was 3.78% in 1994, 3.51% in 1995 and 3.59% in 1996. Market interest rates, both the level of rates and the slope of the yield curve (the spread between short-term rates and longer-term rates), affect the interest rate spread by influencing the pricing on most categories of Regions' interest-earning assets and interest-bearing liabilities.

        Interest rates reached historically low levels in late 1993. Beginning in February 1994, the Fed increased the Federal Funds rate seven times in a 12 month period--increasing the rate 300 basis points from 3.00% to 6.00%. In July 1995, the Fed reversed course and began lowering the Federal Funds rate. In three separate moves, the Fed lowered the Federal Funds rate to 5.25%. The final move came on January 31, 1996. The Fed maintained the 5.25% Fed Funds rate throughout the remainder of 1996. As can be seen above, Regions managed through this volatile period with only minor changes in the interest rate spread.

        The interest rate spread increased in 1996 because interest-bearing liability rates decreased 8 basis points while interest-earning asset yields were unchanged. During 1996, with market interest rates down slightly, the yield on interest-earning assets remained stable. Regions' rapid expansion in adjustable rate mortgages (ARM's) helped stabilize the interest rate spread during 1996. ARM's generally start with a reduced or "teaser" interest rate


NET INTEREST INCOME
(in thousands, taxable equivalent) [GRAPH]

                                  1992         1993        1994        1995           1996
                                  ----         ----        ----        ----           ----
Interest income                 752,191      762,969   1,008,744     1,276,600     1,399,799
Interest expense                324,420      296,195     436,157       635,336       685,656
                                -------      -------     -------     ---------     ---------
NET INTEREST INCOME             427,771      466,774     572,587       641,264       714,143

INTEREST RATE SPREAD
(taxable equivalent)
                                    [GRAPH]

                                1992         1993        1994        1995          1996
                                ----         ----        ----        ----          ----
Average interest
 rate earned                    8.5%         7.8%        7.7%        8.4%          8.4%
Average interest
 rate paid                      4.3          3.6         3.9         4.9           4.8
                                ---          ---         ---         ---           ---
Interest rate
 spread                         4.2%         4.2%        3.8%        3.5%          3.6%



and then adjust to a prevailing market interest rate plus a spread after an initial fixed period. Consequently, ARM's tend to reduce the interest rate spread early in their lives and increase the interest rate spread as their yields become fully adjusted. Even though market interest rates were slightly lower during 1996, many ARM's began to reprice to higher rates during the year, providing a stabilizing effect on earning asset yields. Interest-bearing liability rates continued to move lower during 1996 reflecting a lag between declines in market interest rates and the repricing of the company's certificate of deposit (CD) portfolio.

        In 1995, the interest rate spread contracted because interest-bearing liability rates increased 27 basis points more than did earning asset yields. The reduced interest rate spread was the result of a volatile interest rate environment and a strategic decision to pursue business opportunities having narrower initial spreads. As mentioned above the company has actively built its portfolio of ARM's. During 1995, most of these ARM's had not reached their initial "roll" or repricing. As a result, they still carried "teaser" interest rates which tended to reduce the overall interest rate spread. In addition, Regions issued $100 million in senior bank notes, of which $25 million matured by year-end 1995. Bank notes carry higher interest rates and longer terms than Regions' primary funding sources, resulting in an increase in the average rate paid on interest-bearing liabilities and a reduction in the interest rate spread. Regions also purchased a large block of securities and funded the purchase with market rate borrowings. Although this transaction created substantial earnings, it also reduced the interest rate spread.

        The mix of earning assets can also affect the interest rate spread. During 1996, loans, which are typically Regions' highest yielding earning asset, decreased as a percentage of earning assets -- partially offsetting the effects of increasing spreads. Average loans as a percentage of earning assets were 75% in 1995 and 74% in 1996.

        The second factor affecting the interest margin is the percentage of earning assets funded by interest-bearing liabilities. Funding for Regions' earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders' equity. The net spread on earning assets funded by non-interest-bearing liabilities and stockholders' equity is higher than the net spread on earning assets funded by interest-bearing liabilities. The percentage of earning assets funded by interest-bearing liabilities increased from 85% in 1994 to 86% in 1995 and remained 86% in 1996. Since there was no change in the percentage of earning assets funded by interest-bearing liabilities during 1996, this factor did not affect the net interest margin. The changes in the percentage of earning assets funded by interest-bearing liabilities had a negative effect on net interest income in 1995. The trend has been for a greater percentage of new funding for earning assets to come from interest-bearing sources. Management expects this trend to continue.

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

INTEREST RATE SENSITIVITY

        The primary objective of Asset/Liability Management at Regions is to achieve reasonable stability in net interest income throughout interest rate cycles. This is achieved by maintaining the proper balance of rate sensitive earning assets, rate sensitive liabilities and off-balance sheet interest rate hedges. The relationship of rate sensitive earning assets to rate sensitive liabilities, adjusted for the effect of off-balance sheet hedges, (interest rate sensitivity) is the principal factor in projecting the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest-bearing liabilities are those that can be repriced to current market rates within a relatively short time period. Management monitors the rate sensitivity of earning assets and interest-bearing liabilities over periods of up to ten years, but places particular emphasis on the first year. At December 31, 1996, approximately 48% of earning assets and 71% of the funding for these earning assets were scheduled to be repriced to current market rates at least once during 1997.

        The accompanying table shows Regions' rate sensitive position at December 31, 1996, as measured by gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods). Over the next 12 months approximately $4.1 billion more interest-bearing liabilities than earning assets can be repriced to current market rates at least once. As a result, the one-year cumulative gap (the ratio of rate sensitive assets to rate sensitive liabilities) at December 31, 1996, was 0.67, indicating a "liability sensitive" position. However, this ratio is only one of the tools that management uses to measure rate sensitivity.

        Historically, Regions has not experienced the level of net interest income volatility indicated by gap analysis. The primary reason for the lack of volatility is that Regions has a relatively large base of core deposit products that do not reprice on a contractual basis. These deposit products include regular savings, interest-bearing transaction accounts and a portion of money market savings accounts. Balances for these accounts are reported in the one to three month repricing category and comprise 23% of interest-bearing deposits. However, the rates paid on these accounts are typically not rate sensitive and can be adjusted at management's discretion. Over the last five years, Regions has used these accounts to effectively manage its interest rate sensitivity.

        Another reason for the lack of volatility in net interest income is that Regions' loan and security portfolios contain fixed-rate mortgage-related products, including whole loans, mortgage-backed securities and collateralized mortgage obligations having amortization and cash flow characteristics that vary with the level of market interest rates. These earning assets are generally reported in the non-sensitive category. In fact, a significant portion of these earning assets may pay-off within one year or less, because their cash flow characteristics are materially impacted by mortgage refinancing activity. If regular savings, a portion of money market savings and a portion of interest-bearing transaction accounts were redistributed based on expected cash flows and probable repricing intervals, Regions' one-year cumulative gap ratio would be 0.88 -- indicating a significantly less "liability sensitive" position than that reported above.

        Regions uses additional tools to monitor and manage interest rate sensitivity. One of the primary tools used is simulation analysis. Simulation analysis is the primary method of estimating earnings at risk and capital at risk under varying interest rate conditions. Simulation analysis is used to test the sensitivity of Regions' net interest income and stockholders' equity to both the level of interest rates and the slope of the yield curve. Simulation analysis uses a more detailed version of the information shown in the accompanying table that includes adjustments for the expected timing and magnitude of asset and liability cash flows, as well as the expected timing and magnitude of repricings of deposits that do not reprice on a contractual basis. In addition, simulation analysis includes adjustments for the lag between movements in market interest rates and the movement of administered rates on prime rate loans, interest-bearing transaction accounts, regular savings and money market savings accounts. These adjustments are made to reflect more accurately possible future cash flows, repricing behavior and ultimately net interest income. Simulation analysis also indicates that Regions is slightly "liability sensitive."

Interest Rate Sensitivity Analysis                                         December 31, 1996
(dollar amounts in millions)                                              Rate Sensitive Period
                                              1-3            4-6           7-12                         OVER 1 YEAR OR
                                            MONTHS         MONTHS          MONTHS            TOTAL        NON-SENSITIVE      TOTAL
EARNING ASSETS:
 Loans, net of unearned income           $  4,725.9      $    732.0      $  1,229.0       $  6,686.9   $  6,624.3       $ 13,311.2
 Investment securities                        408.8           221.1           298.2            928.1      1,174.6          2,102.7
 Securities available for sale                192.9            62.4           214.5            469.8      1,298.1          1,767.9
 Interest bearing deposits
 in other banks                                33.2            --              --               33.2         --               33.2
 Federal funds sold and securities
  purchased under agreements
  to resell                                    20.8            --              --               20.8         --               20.8
 Mortgage loans held for sale                 169.9            --              --              169.9         --              169.9
 Trading account assets                        29.6            --              --               29.6         --               29.6
  Total earning assets                   $  5,581.1      $  1,015.5      $  1,741.7       $  8,338.3   $  9,097.0       $ 17,435.3
  Percent of total earning assets              32.0%            5.8%           10.0%            47.8%        52.2%           100.0%
FUNDING SOURCES:
 Non-interest-bearing deposits                 --              --              --               --     $  1,909.2       $  1,909.2
 Savings deposits                        $    973.6            --              --         $    973.6         --              973.6
 Other time deposits                        6,776.6      $  1,478.0      $  1,536.6          9,791.2      2,374.4         12,165.6

 Short-term borrowings                      1,571.3            20.6            20.0          1,611.9         --            1,611.9
 Long-term borrowings                          10.2            46.0            20.5             76.7        370.5            447.2

  Total interest-bearing liabilities        9,331.7         1,544.6         1,577.1         12,453.4      2,744.9         15,198.3
 Stockholders' equity                          --              --              --               --          327.8            327.8
  Total funding sources                  $  9,331.7      $  1,544.6      $  1,577.1       $ 12,453.4   $  4,981.9       $ 17,435.3

  Percent of total funding sources             53.5%            8.9%            9.0%            71.4%        28.6%           100.0%
Interest sensitive gap                   $ (3,750.6)     $   (529.1)     $    164.6       $ (4,115.1)  $  4,115.1             --

Cumulative interest sensitive gap        $ (3,750.6)     $ (4,279.7)     $ (4,115.1)      $ (4,115.1)        --               --
As percent of total earning assets            (21.5)%         (24.5)%         (23.6)%          (23.6)%       --               --
Ratio of earning assets
  to funding sources                           0.60            0.66            1.10             0.67         1.83             1.00
Cumulative ratio                               0.60            0.61            0.67             0.67         1.00             1.00

Analysis of Changes in Net Interest Income
(in thousands)                                             Year Ended December 31
                                           1996 OVER 1995                               1995 over 1994
                                 VOLUME      YIELD/RATE      TOTAL           Volume         Yield/Rate     Total
INCREASE (DECREASE) IN:
  Interest income on:
   Loans                       $  88,752      $  3,871      $  92,623      $ 177,660      $  75,045      $ 252,705
  Federal funds sold              (4,306)         (830)        (5,136)        (2,114)         2,859            745
  Taxable securities              29,973         2,879         32,852         16,416          6,261         22,677
  Non-taxable securities           1,085        (3,927)        (2,842)         1,738           (237)         1,501
  Other earning assets             7,319         1,706          9,025        (12,512)         2,791         (9,721)
   Total                         122,823         3,699        126,522        181,188         86,719        267,907
 Interest expense on:
   Savings deposits                  (51)       (1,140)        (1,191)          (265)        (1,116)        (1,381)
  Other interest-bearing
        deposits                  54,567        (1,512)        53,055         58,827        103,901        162,728
  Borrowed funds                   7,592        (9,136)        (1,544)        28,328          9,504         37,832
   Total                          62,108       (11,788)        50,320         86,890        112,289        199,179
INCREASE (DECREASE) IN NET
 INTEREST INCOME               $  60,715      $ 15,487      $  76,202      $  94,298      $ (25,570)     $  68,728

Note: The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the absolute dollar amounts of the change in each.


PROVISION FOR LOAN LOSSES

This expense is used to fund the allowance for loan losses. Actual loan losses, net of recoveries, are charged directly to the allowance. The expense recorded each year is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance to absorb future losses. For an analysis and discussion of the allowance for loan losses, refer
to the section entitled "Loans and Allowance for Loan Losses."   In 1994, the
provision for loan losses was reduced to $20.6 million, due primarily to improving economic conditions and to improving loan portfolio quality indicators. In 1995, the provision for loan losses was increased to $30.3 million due to internal growth in the loan portfolio, growth in loans from acquisitions and the estimated impact on Regions of higher consumer debt levels. In 1996, the provision for loan losses totaled $29.0 million. Higher levels of consumer loan losses, a portion of which was provided for in the prior year, were partially offset by higher levels of commercial and real estate loan recoveries in 1996. Acquisitions added $6.1 million to the allowance for loan losses in 1996. The resulting year end allowance for loan losses increased $16.0 million to $175.5 million. Unfavorable changes in the previously discussed factors considered by management in determining the amount of the provision for loan losses and the resulting allowance, particularly higher consumer loan losses, could require significantly higher provisions for loans losses in the future.

TRUST INCOME

Trust income increased 6% in 1994, 18% in 1995 and 8% in 1996. An aggressive sales program has been an important means of increasing trust revenue. Sales goals have been established and employee incentive plans for obtaining new trust business have been implemented. In addition to increased sales efforts, trust income is also affected by the securities markets, since most trust fees are calculated as a percentage of trust asset values. The strength of the securities markets in 1995 and 1996 had a more favorable impact on trust income in those years than in 1994. Increased trust assets, primarily due to acquisitions, also contributed to the higher growth rate in trust income in 1995.

SERVICE CHARGES ON DEPOSIT ACCOUNTS

Service charge income increased 19% in 1994, 18% in 1995, and 21% in 1996, due to increases in the number of deposit accounts, primarily because of acquisitions, and changes in the pricing of certain deposit accounts and related services.

MORTGAGE SERVICING AND ORIGINATION FEES

        The primary source of this income is Regions' mortgage banking affiliate--Regions Mortgage, Inc. (RMI). RMI's primary business and source of income is the origination and servicing of mortgage loans for long-term investors.

        In 1996, mortgage servicing and origination fees increased 16%, from $43.6 million in 1995 to $50.6 million in 1996. Origination fees almost doubled in 1996 due to a 67% increase in the number of loans closed and a 74% increase in the dollar amount of loans closed. Servicing fees increased 4% in 1996. At December 31, 1996, Regions' servicing portfolio totaled $12.4 billion and included approximately 192,000 loans. At December 31, 1995, the servicing portfolio totaled $11.0 billion, compared to $10.6 billion at December 31, 1994. Growth in the servicing portfolio resulted from retention of servicing on most mortgages originated in-house and the purchase of servicing rights to mortgages originated by other companies, partially offset by the sale in 1995 of servicing rights by First National on $1.1 billion of mortgage loans.

        In 1995, mortgage servicing and origination fees decreased 4%, from $45.4 million in 1994 to $43.6 million in 1995. Origination fees decreased in 1995 due to a decline in the number and dollar amount of loans closed. An increase in servicing fees partially offset the decline in origination fees.

        Mortgage servicing and origination fees decreased $1.8 million or 4% in 1994. Origination fees decreased due to a decline in the number of loans closed, primarily as a result of higher mortgage interest rates in 1994. Servicing fees reflected only nominal growth in 1994. The reduced rate of growth in servicing fees in 1994 resulted primarily from (1) a slower rate of growth in the servicing portfolio than in prior years and (2) an increased amount of mortgages in RMI's servicing portfolio owned by Regions' subsidiary banks; servicing fees from these mortgages are eliminated in consolidation as intercompany transactions.

        RMI, through its retail and wholesale operations, produced mortgage loans totaling $1.7 billion, $954 million, and $1.9 billion in 1996, 1995 and 1994, respectively. RMI produces loans from 33 offices in Alabama, Georgia, Florida, Louisiana, Mississippi, Tennessee and South Carolina, and from other correspondent offices located primarily in the Southeast.

        In 1996 Regions adopted Statement of Financial Accounting Standards No. 122 (Statement 122) "Accounting for Mortgage Servicing Rights, an Amendment of FASB No. 65." Statement 122 requires companies that originate mortgage loans to capitalize the cost of mortgage servicing rights separate from the cost of originating the loan when a definitive plan to sell or securitize those loans and retain the mortgage servicing rights exist. Prior to the adoption of Statement 122, only mortgage servicing rights that were purchased from other parties were capitalized and recorded as an asset. Therefore, Statement 122 eliminated the accounting inconsistencies that existed between mortgage servicing rights that were derived from loan origination activities and those acquired through purchase transactions. Statement 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights.

        An analysis of mortgage servicing rights, which are included in other assets in the consolidated statement of condition, is presented as follows. The balances shown represent the original amounts capitalized, less accumulated amortization and valuation adjustments, for the right to service mortgage loans that are owned by other investors. Amounts for 1995 and 1994 are not restated for the adoption of Statement 122. The carrying values of mortgage servicing rights are affected by various factors, including prepayments of the underlying mortgages. A significant increase in prepayments of mortgages in the servicing portfolio in the future could result in significant increases in the valuation adjustments.

  (in thousands)                     1996           1995         1994
  Balance at beginning of year     $ 64,269      $ 64,381      $ 60,410
  Net additions                      20,670        11,465        17,157
  Amortization                      (13,889)      (11,257)      (11,934)
  Valuation adjustments                --            (320)       (1,252)
  Balance at end of year           $ 71,050      $ 64,269      $ 64,381


SECURITIES GAINS (LOSSES)

        The $344,000 net gain in 1994 from the sale of available for sale securities resulted primarily from dispositions of small blocks of securities acquired in connection with acquisitions, sales of several securities due to credit quality concerns and management's decision to sell certain securities and reinvest the proceeds in higher yielding alternative investments.

        The $424,000 in net losses recognized in 1995 from the sale of available for sale securities with a book value of $50.2 million resulted primarily from sales of securities acquired in connection with acquisitions in which the securities were not consistent with Regions' portfolio strategy and management's decision to sell certain securities and reinvest the proceeds in higher yielding securities.

        In 1996, net gains from the sale of available for sale securities were $3,115,000, resulting primarily from the sale of Freddie Mac stock that was acquired in an acquisition.

OTHER INCOME

        Refer to Note O to the consolidated financial statements for an analysis of the significant components of other income. Increases in fee and commission income over the last three years resulted primarily from revisions in charges for certain services, an increased emphasis on charging customers for services performed and an increased customer base due to internal growth and acquisitions. Increases in safe deposit fees, international department income, automated teller machine fees and other customer charges contributed to growth in fees and commissions over the last three years.

        Insurance premium and commission income increased in 1996 and 1994, but declined in 1995. This income originates primarily from the sale of credit life and accident and health insurance to consumer loan customers. Increased consumer loan volumes resulted in increased income in 1994 and 1996. The additional income associated with increased consumer loan volume in 1995 was offset by decreased commissions from collateral protection insurance coverage, resulting in a decline in insurance premium and commission income in 1995.

        Trading account income increased in 1996 due to expanded trading activities, increased underwriting fees, and larger profits from trading in the portfolio. Trading account income decreased in 1995 and 1994, primarily because of lower volumes and a decline in profits from trading in the portfolio.

        Gains on the sale of mortgage servicing rights totaled $4.6 million in 1994, compared to $150,000 in 1995. No sales of mortgage servicing rights occurred in 1996.


SALARIES AND EMPLOYEE BENEFITS

        Total salaries and benefits increased 15% in 1994, 14% in 1995 and 8% in 1996. These increases resulted from normal merit and promotional adjustments, increased incentive payments tied to performance, the effects of inflation, higher benefit costs and increases in the number of employees due to increased business activity and acquisitions.

        At December 31, 1996, Regions had 8,150 full-time equivalent employees, compared to 7,707 at December 31, 1995 and 7,485 at December 31, 1994. Employees added as a result of acquisitions accounted for most of these increases.

        Salaries, excluding benefits, totaled $163.2 million in 1994, compared to $184.3 million in 1995 and $195.7 million in 1996. These increases resulted from increased employment levels, due to acquisitions and increased business activity, and normal merit and promotional adjustments.

EFFICIENCY RATIO

                                   (GRAPH)

                         92      93      94      95      96
                         --      --      --      --      --
                        59.62%  60.23%  59.44%  58.79%  56.16%*

*Excludes SAIF assessment and merger charges in 1996.

        Regions provides employees who meet established employment requirements with a benefits package which includes pension, profit sharing, stock purchase, and medical, life and disability insurance plans. The total cost to Regions for fringe benefits, including payroll taxes, equals approximately 29% of salaries.

        The contribution to the profit sharing plan was equal to approximately 8% of after-tax income in 1994, 9% in 1995 and 7% in 1996.

        The contribution to the employee stock ownership plan (ESOP) equaled approximately 1% of after-tax income in each of the last three years.

        Commissions and incentives expense increased to $30.1 million in 1996, compared to $23.9 million in 1995 and $21.0 million in 1994. Incentives are being used increasingly to reward employees for selling products and services, for productivity improvements and for achievement of other corporate goals. Regions' long-term incentive plan provides for the granting of stock options, stock appreciation rights, restricted stock and performance shares. The long-term incentive plan is intended to assist the Company in attracting, retaining, motivating and rewarding employees who make a significant contribution to the Company's long-term success, and to encourage employees to acquire and maintain an equity interest in the Company. Regions also uses cash incentive plans to reward employees for achievement of various goals.

        Payroll taxes increased 19% in 1994, 27% in 1995 and 10% in 1996. Increases in the Social Security tax base, combined with increased salary levels and additional employees due to growth and acquisitions, were the primary reasons for increased payroll taxes.

        Group insurance expense increased 16% in 1994, 38% in 1995 and 4% in 1996 primarily because of increases in medical claims due to increased employment levels associated with increased business activity and acquisitions, and continued rising health care costs.

NET OCCUPANCY EXPENSE

        Net occupancy expense includes rents, depreciation and amortization, utilities, maintenance, insurance, taxes and other expenses of premises occupied by Regions and its affiliates. Regions' affiliates operate offices throughout Alabama and parts of Louisiana, Florida, Georgia, Tennessee, Mississippi and South Carolina.

        Net occupancy expense increased 31% in 1994, 7% in 1995, and 16% in 1996 due to new and acquired branch offices, rising price levels, and increased business activity. Increased acquisitions during 1993 and 1994 were the primary reason for the larger 1994 increase.

FURNITURE AND EQUIPMENT EXPENSE

        Furniture and equipment expense increased 18% in 1994, 7% in 1995, and 15% in 1996. These increases resulted from acquisitions (particularly during 1993, 1994 and 1996) rising price levels, expenses related to equipment for new branch offices, and increased depreciation and service contract expenses associated with other new equipment.

FDIC INSURANCE EXPENSE

        FDIC insurance expense decreased 65% in 1996, after declining 30% in 1995. Beginning in mid-1995 and continuing in 1996, the FDIC significantly reduced insurance premium rates on Bank Insurance Fund (BIF) deposits, which resulted in lower FDIC insurance expense in 1995 and 1996. Deposit insurance premium rates for Savings Association Insurance Fund (SAIF) deposits, which are approximately 25% of Regions' assessable deposits, remained at $0.23 per $100 of insured deposits during 1995 and 1996.

        FDIC insurance expense increased 32% in 1994, as a result of increased deposits from acquisitions and growth.

        In 1997, deposit insurance premium rates for BIF and SAIF deposits are expected to be zero for institutions, including Regions, in the most favorable rate category. However, BIF and SAIF insured institutions will be required beginning in 1997 to pay Financing Corporation (FICO) assessments, which are estimated to be $.065 per $100 of SAIF-assessable deposits and $.013 per $100 of BIF-assessable deposits. The combined effect of these changes is expected to result in an annual pre-tax savings of $4.7 million in FDIC expense.

SAIF ASSESSMENT AND MERGER EXPENSES

        On September 30, 1996, legislation to recapitalize the SAIF became effective. This legislation required Regions, and all other depository institutions having SAIF-insured deposits, to pay a one-time, special assessment. This resulted in a pre-tax expense of $21.7 million for Regions, which was recognized primarily in the third quarter of 1996.

        In the first quarter of 1996, Regions incurred a pre-tax, non-recurring merger charge of $8.8 million related to the merger of First National Bancorp with Regions. This charge consisted primarily of investment banking and other professional fees, severance costs, data processing contract buyouts and obsolete equipment write-downs.

OTHER EXPENSES

        Refer to Note O to the consolidated financial statements for an analysis of the significant components of other expense. Increases in this category of expense generally resulted from acquisitions, expanded programs, increased business activity and rising price levels.

        Other non-credit losses were reduced in 1995 because of a recovery from a litigation matter. Other non-credit losses primarily include charges for items unrelated to the extension of credit such as fraud losses, litigation losses, write- downs of other real estate and insurance claims.

        Amortization of mortgage servicing rights increased in 1996, after declining in 1995 and 1994. Statement 122, which was adopted beginning in 1996, results in the capitalization, and subsequent amortization thereof, of more mortgage servicing rights than under previous standards. This resulted in additional amortization expense in 1996. Mortgage servicing rights amortization expense declined in 1995 and 1994 due to slower prepayment activity on the underlying mortgages than in earlier years.

        Gains or losses on sales of mortgages result from changes in the fair market value of mortgages held in inventory while awaiting sale to long-term investors. Purchased commitments covering the sale of mortgages held in inventory are used to mitigate market losses. (See Note M to the consolidated financial statements for additional information.)

        The increase in other miscellaneous expenses resulted primarily from increases in amortization of excess purchase price, courier service, sales and use taxes, and state shares tax assessments.

APPLICABLE INCOME TAX

        Regions' provision for income taxes increased 13% in 1996. This increase was caused primarily by a 15% increase in income before taxes. Also contributing to the larger provision for income taxes was a decline in Regions' tax exempt income, as a percentage of total income. For 1994, 1995 and 1996, the Company's tax exempt income as a percentage of income before income taxes was 12%, 11% and 9%, respectively. Management expects this trend to continue. Note P to the consolidated financial statements provides additional information about the provision for income taxes.

        Currently, Regions' consolidated federal income tax returns for 1993 and 1994 are under review by the Internal Revenue Service. This is normal practice and management does not expect any material adjustments as a result of this examination.

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

EFFECTS OF INFLATION

        The majority of assets and liabilities of a financial institution are monetary in nature; therefore, a financial institution differs greatly from most commercial and industrial companies, which have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also affects other expenses which tend to rise during periods of general inflation.

        Management believes the most significant impact of inflation on financial results is the Company's ability to react to changes in interest rates. As discussed previously, management is attempting to maintain an essentially balanced position between rate sensitive assets and liabilities in order to protect net interest income from being affected by wide interest rate fluctuations.

CATEGORIES OF NON-INTEREST EXPENSE
($ in millions)
                                                       (Graph)

                                        92      93      94      95      96
                                        --      --      --      --      --
Salaries and employee benefits          176     199     228     261     282
Net occupancy expense                    20      21      27      29      34
Furniture and equipment expense          22      24      29      31      35
SAIF assessment and merger expenses       -       -       -       -      30
Other                                   125     139     158     166     173
                                        ---     ---     ---     ---     ---
          Total                         343     383     442     487     554

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS, COMMON STOCK MARKET PRICES AND DIVIDENDS

(in thousands, except per share amounts)
                                                           Three Months Ended
                                           Mar. 31          June 30    Sept. 30       Dec. 31
1996

Total interest income                    $329,005          $348,906    $351,240     $356,971
Total interest expense                    165,119           169,145     174,309      177,083
 Net interest income                      163,886           179,761     176,931      179,888
Provision for loan losses                   6,874             7,442       7,418        7,307
Net interest income after
   provision for loan losses              157,012           172,319     169,513      172,581
total non-interest income, excluding
    securities gains                       55,551            52,219      54,989       54,865
Securities gains                              131                23         105        2,856
Total non-interest expense                135,008           130,599     150,348      137,846
Income taxes                               24,892            32,450      23,680       27,655
 Net income                              $ 52,794          $ 61,512    $ 50,579     $ 64,801
Per share:
 Net income                              $    .85          $    .99    $    .82     $   1.04
 Cash dividends declared                      .35               .35         .35          .35
 Market price:
  Low                                      40 1/2                42      43 3/8           48
  High                                         48                49          49           54

(in thousands, except per share amounts)
                                                            Three Months Ended
                                          Mar. 31          June 30     Sept. 30     Dec. 31

1995
Total interest income                    $299,945          $314,141    $323,093     $322,421
Total interest expense                    147,415           159,087     165,604      163,230
 Net interest income                      152,530           155,054     157,489      159,191
Provision for loan losses                   5,050             5,811       6,414       12,996
Net interest income after
   provision for loan losses              147,480           149,243     151,075      146,195
Total non-interest income, excluding
    securities gains                       43,912            45,675      48,713       49,530
Securities gains                                7               214          85         (730)
Total non-interest expense                116,229           120,429     118,457      132,346
Income taxes                               24,920            24,802      27,617       18,770
 Net income                              $ 50,250          $ 49,901    $ 53,799     $ 43,879
Per share:
 Net income                              $    .81          $    .81    $    .87     $    .71
 Cash dividends declared                      .33               .33         .33          .33
 Market price:
  Low                                          31            34 1/2      36 7/8       39 5/8
  High                                     36 1/2            37 1/2      41 3/8           45


Regions Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol RGBK. Market prices shown represent sales prices as reported in the Nasdaq Monthly Summary of Activity Report. At December 31, 1996, there were 41,532 shareholders of record of Regions Financial Corporation Common Stock.

                      CONSOLIDATED STATEMENTS OF CONDITION
                  Regions Financial Corporation & Subsidiaries

(dollar amounts in thousands, except per share data)       DECEMBER 31
-------------------------------------------------------------------------------
ASSETS                                               1996             1995
Cash and due from banks                         $    774,849      $    587,161
Interest-bearing deposits in other banks              33,191            56,477
Investment securities (aggregate estimated
 market value of $2,115,718 in 1996 and
 a$1,626,775 in 1995)                              2,102,750         1,589,106
Securities available for sale                      1,767,845         2,274,675
Trading account assets                                29,648            28,870
Mortgage loans held for sale                         169,861           117,087
Federal funds sold and securities purchased
  under agreements to resell                          20,842            66,339
Loans                                             13,335,450        11,569,551
Unearned income                                      (24,278)          (27,240)
   Loans, net of unearned income                  13,311,172        11,542,311
Allowance for loan losses                           (175,548)         (159,487)
   Net loans                                      13,135,624        11,382,824
Premises and equipment                               276,890           254,992
Interest receivable                                  139,333           120,950
Due from customers on acceptances                     78,108            51,286
Other assets                                         401,234           322,007
                                                $ 18,930,175      $ 16,851,774

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest-bearing                           $  1,909,174      $  1,864,970
 Interest-bearing                                 13,139,162        11,632,642
    Total deposits                                15,048,336        13,497,612
Borrowed funds:
 Short-term borrowings:
  Federal funds purchased and securities
   sold under agreements to repurchase             1,549,729         1,031,957
  Commercial paper                                    40,367            21,100
  Other short-term borrowings                         21,831            15,540
   Total short-term borrowings                     1,611,927         1,068,597
 Long-term borrowings                                447,269           632,019
   Total borrowed funds                            2,059,196         1,700,616
Bank acceptances outstanding                          78,108            51,286
Other liabilities                                    145,809           173,007
   Total liabilities                              17,331,449        15,422,521

Stockholders' equity:
  Common stock, par value $.625 a share:
  Authorized 120,000,000 shares
  Issued, 62,914,750 shares in 1996
     and 61,733,185 shares in 1995                    39,322            38,583
 Surplus                                             520,571           505,350
 Undivided profits                                 1,050,606           895,755
 Treasury stock, at cost-260,000 shares
    in 1996 and 614,000 shares in 1995               (12,356)          (25,085)
 Unearned restricted stock                            (3,121)           (1,582)
 Unrealized gain on securities
    available for sale, net of taxes                   3,704            16,232
   Total stockholders' equity                      1,598,726         1,429,253
                                                $ 18,930,175      $ 16,851,774

See notes to consolidated financial statements.
() Indicates deduction.

                       CONSOLIDATED STATEMENTS OF INCOME
                  Regions Financial Corporation & Subsidiaries

(amounts in thousands, except per share data)             YEAR ENDED DECEMBER 31
-------------------------------------------------------------------------------------------
                                                   1996            1995              1994
-------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans                    $1,102,406       $1,009,783         $757,078
 Interest on securities:
  Taxable interest income                         237,046          204,194          181,517
  Tax-exempt interest income                       22,462           25,304           23,803
   Total interest on securities                   259,508          229,498          205,320
 Interest on mortgage loans held for sale          15,286            9,335           20,363
Income on federal funds sold and
  securities purchased under agreements
  to resell                                         2,625            7,761            7,016
 Interest on time deposits in other banks           5,003            2,751            1,741
 Interest on trading account assets                 1,294              472              175
  Total interest income                         1,386,122        1,259,600          991,693

Interest expense:
 Interest on deposits                             587,744          535,880          374,533
 Interest on short-term borrowings                 65,400           57,429           24,766
 Interest on long-term borrowings                  32,512           42,027           36,858
  Total interest expense                          685,656          635,336          436,157
  Net interest income                             700,466          624,264          555,536
Provision for loan losses                          29,041           30,271           20,580
  Net interest income after
   provision for loan losses                      671,425          593,993          534,956

Non-interest income:
 Trust department income                           27,634           25,656           21,731
 Service charges on deposit accounts               88,190           73,100           62,096
 Mortgage servicing and origination fees           50,617           43,608           45,365
 Securities gains (losses)                          3,115             (424)             344
 Other                                             51,183           45,466           42,513
  Total non-interest income                       220,739          187,406          172,049

Non-interest expense:
 Salaries and employee benefits                   281,845          261,066          228,199
 Net occupancy expense                             33,616           29,005           27,212
 Furniture and equipment expense                   35,375           30,890           28,861
 FDIC insurance expense                             6,423           18,271           26,177
 SAIF assessment and merger expenses               30,477              -0-              -0-
 Other                                            166,065          148,229          131,927
  Total non-interest expense                      553,801          487,461          442,376
  Income before income taxes                      338,363          293,938          264,629
Applicable income taxes                           108,677           96,109           84,109
  Net income                                   $  229,686       $  197,829         $180,520

Average number of shares outstanding               62,136           61,670           58,206
Per share:
  Net income                                   $     3.70       $     3.21         $   3.10
  Cash dividends declared                            1.40             1.32             1.20

See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Regions Financial Corporation & Subsidiaries

(amounts in thousands)                                             YEAR ENDED DECEMBER 31
-------------------------------------------------------------------------------------------------------
                                                                1996          1995            1994
-------------------------------------------------------------------------------------------------------
Operating activities:
 Net income                                                $   229,686     $   197,829     $   180,520
 Adjustments to reconcile net cash provided by
  operating activities:
  Depreciation and amortization of premises and
   equipment                                                    28,471          26,232          24,558
  Provision for loan losses                                     29,041          30,271          20,580
  Net (accretion) amortization of securities                    (1,677)         (6,644)          7,392
  Amortization of loans and other assets                        27,269          21,073          18,621
  Amortization of deposits and borrowings                       (1,643)         (5,643)         (6,719)
  Provision for losses on other real estate                         91           2,726             687
  Deferred income taxes                                          6,392          14,291           1,500
  (Gain) loss on sale of premises and equipment                   (655)            (27)            163
  Realized security (gains) losses                              (3,115)            424            (344)
  (Increase) in trading account assets                            (778)         (4,017)         (4,485)
  (Increase) decrease in mortgages held for sale               (52,774)            903         233,036
  (Increase) in interest receivable                            (16,335)        (12,759)        (15,527)
  (Increase) in other assets                                   (99,634)        (15,158)         (3,386)
  (Decrease)increase in other liabilities                      (34,526)         16,637         (35,985)
  Stock issued to employees under incentive plan                 4,333             601           1,502
  Other                                                          1,557          14,556           9,859
   Net cash provided by operating activities                   115,703         281,295         431,972

Investing activities:
 Net (increase) in loans                                    (1,310,399)       (268,167)     (1,633,251)
 Proceeds from sale of securities available for sale           192,941          50,638         201,343
 Proceeds from maturity of investment securities               526,897         503,811         834,546
 Proceeds from maturity of securities available for
  sale                                                         532,927         510,201         243,816
 Purchase of investment securities                            (556,830)       (617,913)       (823,969)
 Purchase of securities available for sale                    (512,493)       (880,753)       (472,840)
 Net decrease (increase) in interest-bearing
   deposits in other banks                                      30,444         (31,194)         62,995
 Proceeds from sale of premises and equipment                   13,930           4,555           3,769
 Purchase of premises and equipment                            (50,348)        (43,186)        (26,785)
 Net (increase) decrease in customers' acceptance
   liability                                                   (26,822)         59,234         (34,607)
 Net cash received in acquisitions                             116,725          50,908         278,441
 Net cash (used) by investing activities                    (1,043,028)       (661,866)     (1,366,542)

Financing activities:
 Net increase in deposits                                      872,647         472,194         195,805
 Net increase (decrease) in short-term borrowings              539,646         (79,274)        794,521
 Proceeds from long-term borrowings                             32,428         125,851         406,496
 Payments on long-term borrowings                             (215,535)        (99,395)       (330,825)
 Net increase (decrease) in bank acceptance liability           26,822         (59,234)         34,607
 Cash dividends                                                (87,466)        (77,020)        (65,307)
 Purchase of treasury stock                                   (104,288)        (61,882)        (82,265)
 Proceeds from exercise of stock options                         5,262           2,451           4,688
   Net cash provided by financing activities                 1,069,516         223,691         957,720
   Increase (decrease) in cash and cash equivalents            142,191        (156,880)         23,150
Cash and cash equivalents at beginning of year                 653,500         810,380         787,230
   Cash and cash equivalents at end of year                $   795,691     $   653,500     $   810,380

See notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Regions Financial Corporation & Subsidiaries

                 (amounts in thousands, except per share data)
---------------------------------------------------------------------------------------------------------------------------
                                                                                    UNREALIZED
                                                                                    GAIN(LOSS)
                                                                                        ON
                                                                                    SECURITIES  TREASURY         UNEARNED
                                       COMMON                       UNDIVIDED       AVAILABLE    STOCK,         RESTRICTED
                                       STOCK         SURPLUS         PROFITS         FOR SALE     AT COST          STOCK
---------------------------------------------------------------------------------------------------------------------------
Balance at January 1,
   1994                                 $35,747       $454,477       $630,183                    $(12,320)        $(1,726)
 Equity from immaterial
  acquisitions accounted
  for as poolings of
  interests                               1,387         15,441         18,890
Adjustment for change in
  accounting method, net
  of income taxes of
  $6,698                                                                            $ 11,129
Change in unrealized gains
  and (losses), net of
  income taxes of
  ($20,127)                                                                          (35,509)
 Net income for the year                                              180,520
 Cash dividends declared--
    Regions-$1.20 per share                                           (50,273)
    Pooled company                                                    (15,034)
 Stock dividend of pooled company           167          5,943         (6,110)
 Retirement of common stock
  by pooled company                         (38)        (1,146)
 Purchase of treasury stock                                                                       (81,081)
 Stock issued for
  acquisitions                            1,116         44,916                                     80,960
 Stock issued to employees
  under incentive plans                       1            294          1,120                                          87
 Stock options exercised                    319          4,369
 Amortization of unearned
  restricted stock                                                                                                    587
 Issuance of common stock
  by pooled company for
  dividend reinvestment
  plan                                       44          1,862

Balance at December 31,
  1994                                   38,743        526,156        759,296        (24,380)     (12,441)         (1,052)
 Equity from immaterial
  acquisitions accounted
  for as poolings of
  interests                                 984          7,306         15,412
Change in unrealized gains
  and (losses), net of
  income taxes of $14,890                                                             40,612
 Net income for the year                                              197,829
 Cash dividends declared--
    Regions-$1.32 per share                                           (60,075)
    Pooled company                                                    (16,945)
 Purchase of treasury stock                                                                       (61,882)
 Treasury stock retired and
  reissued relating to
  acquisitions accounted
  for as purchases                         (408)       (22,236)                                    36,797
 Retirement of treasury
  stock purchased in
  prior years                              (922)       (11,519)                                    12,441
 Stock issued for
  acquisition by pooled
  company                                     9            391
 Stock issued to employees
  under incentive plans                      32          1,961            238                                      (1,630)
 Stock options exercised                    125          2,326
 Amortization of unearned
  restricted stock                                                                                                  1,100
 Issuance of common stock
  by pooled company for
  dividend reinvestment
  plan                                       20            965
Balance at December 31,
  1995                                   38,583        505,350         895,755        16,232      (25,085)         (1,582)
 Equity from immaterial
  acquisitions accounted
  for as poolings of
  interests                                 306         (2,198)         12,631
Change in unrealized gains
  and (losses), net of
  income taxes of ($2,374)                                                           (12,528)
 Net income for the year                                               229,686
 Cash dividends declared--
    Regions-$1.40 per share                                            (87,466)
 Purchase of treasury stock                                                                      (104,288)
 Treasury stock retired and
  reissued relating to
  acquisitions accounted
  for as purchases                         (384)       (26,867)                                   117,017
 Stock issued for
  acquisitions                              476         31,922
 Stock issued to employees
  under incentive plans                     111          7,332                                                     (3,110)
 Stock options exercised                    230          5,032
 Amortization of unearned
   restricted stock                                                                                                 1,571
 BALANCE AT DECEMBER 31,
  1996                                  $39,322       $520,571      $1,050,606      $  3,704     $ (12,356)       $(3,121)

See notes to consolidated financial statements.
() Indicates deduction.

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

        On March 1, 1996, First National Bancorp (First National) of Gainesville, Georgia, merged with and into Regions. The merger was accounted for as a pooling of interests and, accordingly, financial information for all prior periods has been restated to present the combined financial condition and results of operations of both companies as if the merger had been in effect for all periods presented. Further details of the merger are presented in Note Q. Business Combinations.

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

   Estimated useful lives generally are as follows:
   Premises and leasehold improvements                       10-40 years
   Furniture and equipment                                   3-12 years

INTANGIBLE ASSETS

        Intangible assets, consisting of (1) the excess of cost over the fair value of net assets of acquired businesses and (2) amounts capitalized for the right to service mortgage loans, are included in other assets. The excess of cost over the fair value of net assets of acquired businesses, which totaled $173,820,000 at December 31, 1996, and $115,792,000 at December 31, 1995, is
being amortized over periods of 12 to 25 years, principally using the straight-line method of amortization. Amounts capitalized for the right to service mortgage loans, which totaled $71,050,000 at December 31, 1996 and $64,269,000 at December 31, 1995, are being amortized over the estimated remaining servicing life of the loans, considering appropriate prepayment assumptions. Intangible assets are evaluated periodically for impairment.

        In 1996 Regions adopted Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights, an Amendment of FASB No. 65" (Statement 122). Statement 122 requires companies that originate mortgage loans to capitalize the cost of mortgage servicing rights separate from the cost of originating the loan when a definitive plan to sell or securitize those loans and retain the mortgage servicing rights exists. Prior to the adoption of Statement 122, only mortgage servicing rights that were purchased from other parties were capitalized and recorded as an asset. Therefore, Statement 122 eliminated the accounting inconsistencies that existed between mortgage servicing rights that were derived from loan origination activities and those acquired through purchase transactions. In 1996, Regions capitalized $20.7 million in mortgage servicing rights. Statement 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. For purposes of evaluating impairment, the Company stratifies its mortgage servicing portfolio on the basis of certain risk characteristics including loan type and note rate. The adoption of Statement 122 did not have a material impact on Regions' financial statements and in accordance with Statement 122, prior year financial statements were not restated to reflect the implementation of Statement 122.

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

STATEMENT OF CASH FLOWS

        Cash equivalents include cash and due from banks and federal funds sold and securities purchased under agreements to resell. Regions paid $682,385,000 in 1996, $617,952,000 in 1995, and $422,893,000 in 1994 for interest on deposits and borrowings. Income tax payments totaled $112,791,000 for 1996, $89,380,000 for 1995, and $88,085,000 for 1994. Loans transferred to other real estate totaled $14,933,000 in 1996, $13,686,000 in 1995, and $13,195,000 in 1994.
During 1995 investment securities of $643,976,000 were transferred to securities available for sale, as permitted by the Financial Accounting Standard Board's November 1995 Special Report. The securitization of loans during 1995 resulted in the transfer of $396,130,000 from loans to securities available for sale.

NOTE B. RESTRICTIONS ON CASH AND DUE FROM BANKS

        Regions' subsidiary banks are required to maintain reserve balances with the Federal Reserve Bank. The average amount of the reserve balances maintained for the year ended December 31, 1996, was approximately $55,658,000.

NOTE C. SECURITIES

        The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1996, are as follows:

----------------------------------------------------------------------------------------------
(in thousands)                                           DECEMBER 31, 1996
                                                      GROSS            GROSS         ESTIMATED
                                                 UNREALIZED       UNREALIZED              FAIR
                                         COST         GAINS           LOSSES             VALUE
----------------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury
  and Federal
  agency
  securities                       $1,240,974      $12,691        $ (5,880)        $1,247,785
Obligations
  of states
  and political
  subdivisions                        450,415       11,112          (1,471)           460,056
Mortgage backed
  securities                          411,344          857          (4,341)           407,860
Other securities                           17          -0-             -0-                 17
  TOTAL                            $2,102,750      $24,660        $(11,692)        $2,115,718

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury
  and Federal
  agency
  securities                       $  423,351      $ 7,513        $ (1,244)        $  429,620
Obligations
  of states
  and political
  subdivisions                          8,063          258             (29)             8,292
Mortgage backed
  securities                        1,279,945          -0-            (523)         1,279,422
Other securities                        7,928          102             -0-              8,030
Equity securities                      42,481          -0-             -0-             42,481
  TOTAL                            $1,761,768      $ 7,873        $ (1,796)        $1,767,845


        The cost and estimated fair value of investment securities and securities available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in thousands)                              DECEMBER 31, 1996
------------------------------------------------------------------
                                                     ESTIMATED
                                                          FAIR
                                          COST           VALUE
------------------------------------------------------------------
INVESTMENT SECURITIES:
Due in one year or less                $  153,370     $  154,017
Due after one year through
   five years                           1,167,496      1,177,390
Due after five years through
   ten years                              182,270        185,736
Due after ten years                       188,270        190,715
Mortgage backed
   securities                             411,344        407,860
  TOTAL                                $2,102,750     $2,115,718


(in thousands)                                 DECEMBER 31, 1996
------------------------------------------------------------------
                                                       ESTIMATED
                                                            FAIR
                                         COST              VALUE
------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
Due in one year or less                $  108,871     $  109,463
Due after one year through
   five years                             319,840        325,623
Due after five years through
   ten years                                2,360          2,503
Due after ten years                         8,271          8,353
Mortgage backed
   securities                           1,279,945      1,279,422
Equity securities                          42,481         42,481
  TOTAL                                $1,761,768     $1,767,845

        Proceeds from sales of securities available for sale in 1996, were $192,941,000. Gross realized gains and losses were $4,447,000 and $1,332,000, respectively. Proceeds from sales of securities available for sale in 1995 were $50,638,000, with gross realized gains and losses of $809,000 and $1,233,000, respectively. Proceeds from sales of securities available for sale in 1994 were $201,343,000, with gross realized gains and losses of $3,131,000 and $2,787,000, respectively.

        The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1995, are as follows:

(in thousands)                                 DECEMBER 31, 1995
-------------------------------------------------------------------------------------
                                                 GROSS           GROSS      ESTIMATED
                                            UNREALIZED      UNREALIZED           FAIR
                                   COST          GAINS          LOSSES          VALUE
-------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury
  and Federal
  agency
  securities                 $  894,606     $   22,745     $     (604)    $  916,747
Obligations
  of states
  and political
  subdivisions                  425,456         17,842           (570)       442,728
Mortgage-backed
  securities                    268,926            590         (2,334)       267,182
Other securities                    118            -0-            -0-            118
  TOTAL                      $1,589,106     $   41,177     $   (3,508)    $1,626,775




SECURITIES AVAILABLE FOR SALE:
U.S. Treasury
  and Federal
  agency
  securities                 $  783,999     $   16,703     $   (1,512)    $  799,190
Obligations
  of states
  and political
  subdivisions                   20,051            183            (15)        20,219
Mortgage backed
  securities                  1,397,634         14,797         (6,167)     1,406,264
Other securities                 14,933            159            -0-         15,092
Equity securities                33,910            -0-            -0-         33,910
  TOTAL                      $2,250,527     $   31,842     $   (7,694)    $2,274,675

  Securities with carrying values of $1,724,003,000 and $1,732,010,000 at December 31, 1996, and 1995, respectively, were pledged to secure public funds, trust deposits and certain borrowing arrangements.

NOTE D. LOANS

 The loan portfolio at December 31, 1996, and 1995, consisted of the following:

(in thousands)                        DECEMBER 31
------------------------------------------------------------
                                  1996             1995
------------------------------------------------------------
Commercial                   $  2,830,271      $  2,569,032
Real estate-construction          879,832           629,888
Real estate-mortgage            5,884,688         5,386,638
Consumer                        3,740,659         2,983,993
                               13,335,450        11,569,551
Unearned income                   (24,278)          (27,240)
  Total                      $ 13,311,172      $ 11,542,311

        Directors and executive officers of Regions and its principal subsidiaries, including the directors' and officers' families and affiliated companies, are loan and deposit customers and have other transactions with Regions in the ordinary course of business. Total loans to these persons (excluding loans which in the aggregate do not exceed $60,000 to any such person) at December 31, 1996, and 1995, were approximately $111,000,000 and $95,000,000, respectively. During 1996, $484,000,000 of new loans were made, repayments totaled $480,000,000 and increases for changes in the composition of related parties totaled $12,000,000. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and involve no unusual risk of collectibility.

        Loans sold with recourse totaled $106.1 million and $31.2 million at December 31, 1996, and 1995, respectively.

        The loan portfolio is diversified geographically, primarily within Alabama, Louisiana, northern Georgia, northwest and central Florida, and middle Tennessee.

        The recorded investment in impaired loans was $29 million at December 31, 1996, and $30 million at December, 31, 1995.

NOTE E. ALLOWANCE FOR LOAN LOSSES

  An analysis of the allowance for loan losses follows:


-------------------------------------------------------------------------
(in thousands)                       1996           1995          1994
-------------------------------------------------------------------------
Balance at beginning of year       $159,487       $143,464       $125,027
Allowance of purchased
  institutions at acquisition
  date                                6,133          4,721         15,853
Provision charged to
   operating expense                 29,041         30,271         20,580
Loan losses:
  Charge-offs                       (36,406)       (35,211)       (31,015)
  Recoveries                         17,293         16,242         13,019
  Net loan losses                   (19,113)       (18,969)       (17,996)
Balance at end of year             $175,548       $159,487       $143,464

NOTE F. PREMISES AND EQUIPMENT

  A summary of premises and equipment follows:

(in thousands)                           DECEMBER 31
------------------------------------------------------------
                                   1996             1995
------------------------------------------------------------
Land                            $  56,085        $  52,389
Premises                          267,756          242,251
Furniture and equipment           210,339          195,052
Leasehold improvements             33,250           30,761
                                  567,430          520,453
Allowances for depreciation
   and amortization              (290,540)        (265,461)
  TOTAL                         $ 276,890        $ 254,992

  Net occupancy expense is summarized as follows:

(in thousands)                            YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------
                                    1996           1995           1994
--------------------------------------------------------------------------
Gross occupancy expense           $37,097        $32,660        $30,575
Less rental income                  3,481          3,655          3,363
 Net occupancy expense            $33,616        $29,005        $27,212


NOTE G. OTHER REAL ESTATE

        Other real estate acquired in satisfaction of indebtedness ("foreclosure") is carried in other assets at the lower of the recorded investment in the loan or the estimated net realizable value of the collateral. Other real estate totaled $10,736,000 at December 31, 1996, and $10,137,000 at December 31, 1995. Gain or loss on the sale of other real estate is included in other expense.

NOTE H. DEPOSITS

  The following schedule presents the detail of interest-bearing deposits:

(in thousands)                          DECEMBER 31
------------------------------------------------------------
                                  1996             1995
------------------------------------------------------------
Interest-bearing
   transaction accounts      $   418,490       $   707,006
Interest-bearing accounts
   in foreign office             603,861           435,871
Savings accounts                 973,615           980,374
Money market savings
   accounts                    3,447,259         2,826,907
Certificates of deposit
   ($100,000 or more)          2,234,848         1,383,849
Time deposits
   ($100,000 or more)            147,139           257,046
Other interest-bearing
   deposits                    5,313,950         5,041,589
  Total                      $13,139,162       $11,632,642

  The following schedule details interest expense on deposits:

(in thousands)                             YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------
                                      1996          1995          1994
--------------------------------------------------------------------------
Interest-bearing
   transaction accounts           $ 10,977       $ 40,926       $ 50,426
Interest-bearing accounts
   in foreign office                22,145         18,107             80
Savings accounts                    26,167         27,358         28,739
Money market savings
   accounts                        112,839         78,307         44,202
Certificates of deposit
   ($100,000 or more)              110,525         83,103         46,938
Other interest-bearing
   deposits                        305,091        288,079        204,148
  Total                           $587,744       $535,880       $374,533

NOTE I. BORROWED FUNDS

  Following is a summary of short-term borrowings:

(in thousands)                                       DECEMBER 31
---------------------------------------------------------------------------
                                      1996           1995          1994
---------------------------------------------------------------------------
Federal funds purchased           $1,318,171     $  635,842     $  911,205
Securities sold
   under agreements
   to repurchase                     231,558        396,115        178,711
Commercial paper                      40,367         21,100         18,600
Notes payable to an
 unaffiliated bank                    21,600         10,000            -0-
Treasury tax and loan note               -0-          5,431          6,827
Short sale liability                     231            109          1,327
  Total                           $1,611,927     $1,068,597     $1,116,670



(in thousands)                                       DECEMBER 31
---------------------------------------------------------------------------
                                      1996           1995          1994
---------------------------------------------------------------------------
Maximum amount
   outstanding at any
   month-end:
Federal funds
   purchased and
   securities sold
   under agreements
   to repurchase                   $1,549,729     $1,383,505     $1,089,916
Aggregate short-
   term borrowings                  1,611,927      1,441,505      1,116,743
Average amount
   outstanding (based
   on average of daily
   balances)                        1,192,082        957,433        534,797
Weighted average
   interest rate
   at year end                            6.2%           5.6%           5.7%
Weighted average interest
   rate on amounts
   outstanding during
   the year (based on
   average of daily balances)             5.5%           6.0%           4.6%

        Federal funds purchased and securities sold under agreements to repurchase had weighted average maturities of eleven, nine and three days at December 31, 1996, 1995 and 1994, respectively. Weighted average rates on these dates were 6.2%, 5.7% and 5.7%, respectively.

        Commercial paper maturities ranged from 3 to 715 days at December 31, 1996, from 4 to 166 days at December 31, 1995 and from 4 to 167 days at December 31, 1994. Weighted average maturities were 372, 113 and 101 days at December 31, 1996, 1995 and 1994, respectively. The weighted average interest rates on these dates were 5.8%, 5.7% and 5.7%, respectively.

        Regions has an unsecured short-term credit agreement with an unaffiliated bank that provides for maximum borrowings of $100 million. No borrowings were outstanding under this agreement at December 31, 1996 and 1995. No compensating balances or commitment fees are required by this agreement. In addition to this short-term credit agreement, a subsidiary of Regions has a $50 million revolving credit line with an unaffiliated bank that requires a $10,000 compensating balance. At December 31, 1996, $21.6 million was outstanding under this agreement. No amounts were outstanding under this agreement at December 31, 1995.

        The short-sale liability represents Regions' trading obligation to deliver certain government securities at a predetermined date and price. These securities had weighted average interest rates of 6.5%, 6.9% and 2.5% at December 31, 1996, 1995 and 1994, respectively.

        Long-term borrowings consist of the following:

(in thousands)                                                    DECEMBER 31
-------------------------------------------------------------------------------------
                                                              1996             1995
-------------------------------------------------------------------------------------
7.80% subordinated notes                                    $ 75,000         $ 75,000
7.65% subordinated notes                                      25,000           25,000
7.75% subordinated notes                                     100,000          100,000
Federal Home Loan Bank notes                                 178,742          331,831
Senior bank notes                                             40,000           75,000
Mortgage notes payable                                         3,155            3,833
Industrial development revenue bond                            3,300            3,400
Other notes payable                                           22,072           17,955
  Total                                                     $447,269         $632,019

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

        Federal Home Loan Bank notes represent borrowings from Federal Home Loan Banks. Interest on these borrowings is at fixed rates ranging from 5.0% to 9.3%, with maturities of one to thirteen years. These borrowings are secured by Federal Home Loan Bank stock (carried at cost of $42.3 million) and by first mortgage loans on one-to-four family dwellings held by certain banking subsidiaries (approximately $4.2 billion at December 31, 1996). The maximum amount that could be borrowed from Federal Home Loan Banks under the current borrowing agreements and without further investment in Federal Home Loan Bank stock is approximately $375 million.

        At December 31, 1996, Regions Bank of Louisiana had outstanding $40 million in senior bank notes with an interest rate of 7.06%. These notes are unsecured and mature in 1997. Regions' banking subsidiaries are currently authorized to issue up to $250 million in bank notes to institutional investors.

        The mortgage notes payable at December 31, 1996, had a weighted average interest rate of 8.7% and were collateralized by premises and equipment carried at $8,276,000.

        The industrial development revenue bonds mature on July 1, 2008, with principal of $100,000 payable annually and interest at a tax effected prime rate payable monthly.

        Other notes payable at December 31, 1996, had a weighted average interest rate of 6.0% and a weighted average maturity of 9.8 years.

        The aggregate amount of maturities of all long-term debt in each of the next five years is as follows: 1997- $79,420,000; 1998-$65,690,000;
1999-$26,419,000; 2000-$51,598,000; 2001-$27,225,000.

        Regions has a shelf-registration outstanding pursuant to which it may offer up to an additional $200 million of its unsecured, subordinated notes, debentures, bonds or other evidences of indebtedness. The proceeds from any issuances of these securities can be used for general corporate purposes.

        Substantially all of the consolidated net assets are owned by the subsidiaries and dividends paid by Regions are substantially provided by dividends from the subsidiaries. Statutory limits are placed on the amount of dividends the subsidiaries can pay without prior regulatory approval. In addition, regulatory authorities require the maintenance of minimum capital to asset ratios at banking subsidiaries. At December 31, 1996, the banking subsidiaries could pay approximately $169 million in dividends without prior approval.

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

        The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:

(in thousands)                                            DECEMBER 31
----------------------------------------------------------------------------
                                                     1996            1995
----------------------------------------------------------------------------
Actuarial present value of
   benefit obligations:
Accumulated benefit obligation,
   including vested benefits
   of $86,395 in 1996 and
   $77,623 in 1995                               $ (87,579)      $ (78,880)
Projected benefit obligation for
   service rendered to date                      $(103,509)      $ (97,452)
Plan assets at fair value, primarily
   listed stocks and bonds, and U.S.
   Treasury and agency obligations                 112,915         103,567
Plan assets in excess of projected
   benefit obligation                                9,406           6,115
Unrecognized net loss from
   past experience different
   from that assumed                                 5,178          12,287
Unrecognized prior service cost                     (1,376)         (1,886)
Unrecognized net asset                                 -0-          (1,969)
Prepaid pension cost
   included in other assets                      $  13,208       $  14,547


  Net pension cost included the following components:

(in thousands)                             YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------
                                    1996           1995           1994
----------------------------------------------------------------------------
Service cost-benefits
   earned during the
   period                         $  4,339       $  3,501       $  3,677
Interest cost on projected
   benefit obligation                7,430          6,411          5,487
Actual (return) loss on
   plan assets                     (14,897)       (16,577)         1,473
Net amortization and
   deferral                          4,467          6,323        (11,516)
Net periodic pension
   expense (income)               $  1,339       $   (342)      $   (879)

        The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 4.5%, respectively, at December 31, 1996; 7.25% and 4.5%, respectively, at December 31, 1995; and 8.5% and 4.5%, respectively, at December 31, 1994. The expected long-term rate of return on plan assets was 9% in all years.

        The Company also sponsors a supplemental executive retirement program, which is a non-qualified plan that provides certain senior executive officers defined pension benefits in relation to their compensation, as is provided to other employees by the qualified pension plan. The projected benefit obligation for this plan totaled $5,229,000 at December 31, 1996, and $4,144,000 at December 31, 1995. The accumulated benefit obligation, all of which was vested and accrued at December 31, 1996 and 1995, totaled $4,525,717 and $3,379,317, respectively. Pension expense for this plan totaled $160,000 in 1996, and $440,000 in 1995 and 1994.

        Contributions to employee profit sharing plans totaled $16,202,000, $17,084,000 and $14,347,000 for 1996, 1995 and 1994, respectively.

        The 1996 contribution to the employee stock ownership plan totaled $1,863,000, compared to $1,690,000 in 1995, and $1,417,000 in 1994.
Contributions are used to purchase Regions common stock for the benefit of participating employees.

        Contributions to the employee stock purchase plan in 1996, 1995 and 1994 were $1,479,000, $1,472,000 and $1,305,000, respectively.

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

        The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:

(in thousands)                                          DECEMBER 31
----------------------------------------------------------------------------
                                                    1996             1995
----------------------------------------------------------------------------
Accumulated benefit obligation,
   including retiree benefits
   of $5,640 in 1996 and $4,060
   in 1995                                       $ (11,949)      $  (9,109)
Unrecognized transition
   obligation                                        9,661           8,255
Unrecognized net (gain) from
   past experience different
   from that assumed                                (3,350)         (2,773)
Accrued postretirement benefit
   obligation                                    $  (5,638)      $  (3,627)

   Net periodic postretirement benefit cost included the following components:

(in thousands)                              YEAR ENDED DECEMBER 31
-------------------------------------------------------------------------------
                                      1996          1995           1994
-------------------------------------------------------------------------------
Service cost-benefits
   earned during the
   period                         $       544    $       373    $       521
Interest cost on
   benefit obligation                     833            622            736
Net amortization and
   deferral                               605            486            486
Unrecognized (gain)                      (158)          (205)           -0-
Net periodic postretirement
   benefit cost                   $     1,824    $     1,276    $     1,743

        The assumed health care cost trend rate was 10.5% for 1996 and is assumed to decrease gradually to 5% by 2007 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1996, by $1,195,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1996 by $124,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75% at December 31, 1996, and 7.25% at December 31, 1995.

NOTE K. LEASES

        Rental expense for all leases amounted to approximately $7,108,000, $5,830,000 and $6,133,000 for 1996, 1995 and 1994, respectively. The approximate future minimum rental commitments as of December 31, 1996, for all noncancelable leases with initial or remaining terms of one year or more are shown in the following table. Included in these amounts are all renewal options reasonably assured of being exercised.

 (in thousands)                           Equipment         Premises            Total
--------------------------------------------------------------------------------------
1997                                           $128          $ 4,119          $ 4,247
1998                                            103            3,886            3,989
1999                                             57            3,561            3,618
2000                                             22            3,198            3,220
2001                                             21            2,623            2,644
2002-2006                                       -0-            8,076            8,076
2007-2011                                       -0-            5,092            5,092
2012-2016                                       -0-            2,094            2,094
2017-End                                        -0-            2,969            2,969
  TOTAL                                        $331          $35,618          $35,949

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

        Loan commitments totaled $3.6 billion at December 31, 1996, and $2.9 billion at December 31, 1995. Standby letters of credit were $446.4 million at December 31, 1996, and $378.9 million at December 31, 1995. Commitments under commercial letters of credit used to facilitate customers' trade transactions were $32.3 million at December 31, 1996, and $44.1 million at December 31, 1995.

        The Company and its affiliates are defendants in litigation and claims arising from the normal course of business. Based on consultation with legal counsel, management is of the opinion that the outcome of pending and threatened litigation will not have a material effect on Regions' consolidated financial statements.

NOTE M. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

        In the normal course of business, Regions enters into financial instrument transactions with off-balance sheet risk. These financial instrument agreements help the Company manage its exposure to interest rate fluctuations and help customers manage exposure to foreign currency fluctuations.

        Forward contracts represent commitments to sell money market instruments at a future date at a specified price or yield. These contracts are utilized by the Company to hedge interest rate risk positions associated with the origination of mortgage loans held for sale. The amount of hedging gains and losses deferred, which is reflected in gains and losses on mortgage loans held for sale as realized, was not material to the results of operations for the years ended December 31, 1996, 1995 or 1994. The Company is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the risk that the other party will fail to perform. The gross contract amount of forward contracts, which totaled $57.0 million and $25.0 million at December 31, 1996, and 1995, respectively, represents the extent of Regions' involvement. However, those amounts significantly exceed the future cash requirements, as the Company intends to close out open positions prior to settlement, and thus is subject only to the change in the value of the instruments. The gross amount of contracts represents the Company's maximum exposure to credit risk.

        The Company utilizes put and call option contracts to hedge mortgage loan originations in process. Option contracts represent rights to purchase or sell securities or other money market instruments at a specified price and within a specified period of time at the option of the holder. There were no option contracts outstanding at December 31, 1996. The notional amount of option contracts totaled $31.0 million at December 31, 1995. The commitment fees paid for option contracts reflect the maximum exposure to the Company.

        Interest rate swap agreements, which were entered into by Secor Bank prior to its acquisition by Regions, totaled $7.9 million in notional principal amount at December 31, 1995. No interest rate swap agreements were outstanding at December 31, 1996. Interest rate swap transactions, which Secor Bank used to assist in managing interest rate exposure, generally involved the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying notional principal amounts. Interest rate swap agreements subject the Company to market risk associated with changes in interest rates, as well as the risk that another party will fail to perform. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are substantially less.

        Foreign currency exchange contracts involve the trading of one currency for another on a specified date and at a specified rate. These contracts are executed on behalf of the Company's customers and are used to facilitate the management of fluctuations in foreign exchange rates. The notional amount of forward foreign exchange contracts totaled $24 million at December 31, 1996. The Company is subject to the risk that another party will fail to perform and the gross amount of the contracts represents the Company's maximum exposure to credit risk.

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

        CASH AND CASH EQUIVALENTS: The carrying amount reported in the consolidated statements of condition and cash flows approximates the estimated fair value.

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

        The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

(in thousands)                               DECEMBER 31, 1996                   DECEMBER 31, 1995
-----------------------------------------------------------------------------------------------------
                                                        ESTIMATED                           ESTIMATED
                                        CARRYING             FAIR          CARRYING              FAIR
                                          AMOUNT            VALUE            AMOUNT             VALUE
-----------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents         $   795,691     $    795,691      $    653,500      $    653,500
   Interest-bearing deposits
     in other banks                       33,191           33,191            56,477            56,477
   Investment securities               2,102,750        2,115,718         1,589,106         1,626,775
   Securities available for sale       1,767,845        1,767,845         2,274,675         2,274,675
   Trading account assets                 29,648           29,648            28,870            28,870
   Mortgage loans held for sale          169,861          169,861           117,087           117,087
   Loans (excluding leases)           12,992,471       13,148,381        11,273,027        11,360,434

Financial liabilities:
   Deposits                           15,048,336       15,060,375        13,497,612        13,538,435
   Short-term borrowings               1,611,927        1,611,927         1,068,597         1,068,597
   Long-term borrowings                  447,269          438,154           632,019           623,699

Off-balance-sheet instruments:
   Loan commitments                        - 0 -          (30,653)            - 0 -           (20,574)
   Standby letters of credit               - 0 -           (6,697)            - 0 -            (5,408)
   Commercial letters of credit            - 0 -              (81)            - 0 -              (105)
   Forward contracts, options
   and interest rate swaps                 - 0 -            - 0 -              (500)               75

NOTE O. OTHER INCOME AND EXPENSE

   Other income consists of the following:

(in thousands)                                 YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------
                                    1996          1995           1994
----------------------------------------------------------------------------
Fees and commissions              $20,619        $19,550        $14,279
Insurance premiums
   and commissions                  6,514          5,686          6,250
Trading account income             10,555          6,696          7,184
Gain on sale of mortgage
   servicing rights                   -0-            150          4,629
Other miscellaneous income         13,495         13,384         10,171
  Total                           $51,183        $45,466        $42,513



   Other expense consists of the following:

(in thousands)                                  YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------------------
                                             1996             1995             1994
--------------------------------------------------------------------------------------
Stationery, printing
   and supplies                            $ 12,747         $ 10,670         $  9,129
Advertising and business
   development                               11,912           10,564           11,408
Postage and freight                          10,135           10,997            8,882
Telephone                                    10,732            9,869            8,893
Legal and other
   professional fees                         14,189           13,380           11,426
Other non-credit losses                      10,653            8,006            9,491
Outside computer services                    12,771            9,326            8,695
Amortization of  more-
  gage servicing rights                      13,889           11,577           13,186
Loss on sale of
   mortgages by affiliate
   mortgage companies                         5,592            1,093            1,289
Other miscellaneous
   expenses                                  63,445           62,747           49,528
  Total                                    $166,065         $148,229         $131,927

NOTE P. INCOME TAXES

        Regions accounts for income taxes using the liability method pursuant to Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes." Under this method the Company's deferred tax assets and liabilities were determined by applying federal and state tax rates currently in effect to its cumulative temporary book/tax differences.

        At December 31, 1996, Regions has net operating loss carryforwards for federal tax purposes of $38.2 million that expire in years 2003 through 2010. These carryforwards resulted from the Company's acquisition of Secor Bank on December 31, 1993 and the acquisition of other financial institutions on various dates. For financial reporting purposes, a valuation allowance of approximately $16.7 million has been recognized to offset a portion of the deferred tax assets related to those carryforwards and certain temporary differences.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Regions' deferred tax assets and liabilities as of December 31, 1996 and 1995 are listed below.

(in thousands)                                           December 31
---------------------------------------------------------------------------
                                                   1996             1995
---------------------------------------------------------------------------
Deferred tax assets:
 Book over tax depreciation                      $     -0-       $   9,388
 Loan loss allowance                                60,493          42,830
 Net operating loss
  carryforwards                                     13,395          18,391
Other                                               42,555          46,335
   Total deferred tax assets                       116,443         116,944

Deferred tax liabilities:
 Tax over book depreciation                            940             -0-
 Accretion of bond discount                          2,512           3,588
 Direct lease financing                             16,549          14,632
 Pension                                             5,279           6,084
 Originated mortgage
  servicing rights                                   3,010             -0-
 Other                                              18,847          29,959
   Total deferred tax liabilities                   47,137          54,263
Net deferred tax assets
 before valuation allowance                         69,306          62,681
Valuation allowance                                (16,753)        (16,812)

Net deferred tax asset                           $  52,553       $  45,869


        Applicable income taxes for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate of 35% for the reasons below:

(in thousands)                             Year ended December 31
----------------------------------------------------------------------------
                                       1996          1995            1994
----------------------------------------------------------------------------
Tax computed at
 statutory federal income
 tax rate                            $118,427       $102,878       $ 92,620

Increases(decreases) in
 taxes resulting from:
  Obligations of states and
    political subdivisions:
   Tax exempt income                  (10,726)       (11,530)       (11,121)
   Tax on preference item               1,859          1,353          1,020
   State income tax, net
    of federal tax benefit              1,206          5,552          4,718
  Subsidiary purchase
   accounting adjustments                 (54)           (51)           (47)
  Other, net                           (2,035)        (2,093)        (3,081)
      Total                          $108,677       $ 96,109       $ 84,109

Effective Tax Rate                       32.1%          32.7%          31.8%

        The provisions for income taxes included in the consolidated statements of income are summarized below. Included in these amounts are income taxes of $1,090,000, $(146,000) and $120,000 in 1996, 1995 and 1994, respectively, related to securities transactions.

---------------------------------------------------------------------
(in thousands)                     Current     Deferred     Total
---------------------------------------------------------------------
1996
Federal                           $100,272    $ 6,549    $106,821
State                                2,013       (157)      1,856
 TOTAL                            $102,285    $ 6,392    $108,677

1995
Federal                           $ 72,774    $14,336    $ 87,110
State                                9,044        (45)      8,999
 Total                            $ 81,818    $14,291    $ 96,109

1994
Federal                           $ 75,392    $   1,315  $ 76,707
State                                7,217          185     7,402
 Total                            $ 82,609    $   1,500  $ 84,109

NOTE Q. BUSINESS COMBINATIONS

        On March 1, 1996, First National Bancorp of Gainesville, Georgia, with approximately $3.2 billion in assets merged with and into Regions. Under the terms of the transaction, Regions issued 15,920,108 shares of its common stock for all of First National's outstanding common stock (based on an exchange ratio of 0.76 of a share of Regions common stock for each share of First National common stock). The transaction was accounted for as a pooling of interests and accordingly, all prior period financial statements have been restated to include the effect of the First National transaction.

        The following table presents net interest income, net income and net income per common share as reported by Regions, First National and on a combined basis. In 1996, prior to consummation of the First National transaction, First National contributed $22.8 million in net interest income and $7.9 million in net income.

 (in thousands, except per share data)             Year Ended December 31
--------------------------------------------------------------------------
                                                     1995          1994
--------------------------------------------------------------------------
 Net interest income:
   Regions                                       $497,324       $435,640
   First National                                 126,940        119,896
   Combined                                      $624,264       $555,536

 Net income:
   Regions                                       $172,824       $145,884
   First National                                  25,005         34,636
   Combined                                      $197,829       $180,520

 Net income per common share:
   Regions                                       $   3.75       $   3.40
   First National                                    1.22           1.72
   Combined                                          3.21           3.10


   The following table presents recent business combinations by First National:

                                                                                    Total Assets          Accounting
Date            Company                           Headquarters Location             (in thousands)        Treatment
----------------------------------------------------------------------------------------------------------------------
February 1996   The Bank of Heard County          Franklin, Georgia                    $41,872            Pooling
July 1995       FF Bancorp, Inc.                  New Smyrna Beach, Florida            631,168            Pooling

July 1994       Barrow Bancshares, Inc.           Winder, Georgia                       54,687            Pooling

February 1994   Metro Bancorp, Inc.               Douglasville, Georgia                145,482            Purchase



        During 1996 Regions completed the following business combinations:

                                                                                    Total Assets          Accounting
Date            Company                           Headquarters Location             (in thousands)        Treatment
----------------------------------------------------------------------------------------------------------------------
January         Metro Financial Corporation       Atlanta, Georgia                  $  210,487            Purchase
February        The Enterprise National Bank of   Atlanta, Georgia                      54,263            Purchase
                Atlanta
March           First National Bancorp            Gainesville, Georgia               3,198,634            Pooling
April           First Federal Bank of Northwest   Cedartown, Georgia                    93,381            Pooling
                Georgia, Federal Savings Bank
August          Delta Bank & Trust Company        Belle Chasse, Louisiana           190,547               Purchase
August          First Gwinnett Bancshares, Inc.   Atlanta, Georgia                   68,364               Purchase
August          Rockdale Community Bank           Conyers, Georgia                   47,457               Purchase
September       American Bancshares of Houma,     Houma, Louisiana                   88,742               Purchase
                Inc.

        The total consideration paid for all the 1996 business combinations was approximately $8.5 million in cash and 18,869,252 shares of Regions' common stock (including treasury stock reissued) valued at $442.9 million. Total intangible assets recorded in connection with the purchase transactions totaled approximately $67.5 million.

        During 1995 Regions completed the following business combinations:

                                                                                    Total Assets          Accounting
Date            Company                           Headquarters Location             (in thousands)        Treatment
----------------------------------------------------------------------------------------------------------------------
March           First Commercial Bancshares,      Chalmette, Louisiana              $  112,968            Purchase
                Inc.
May             Fidelity Federal Savings Bank     Dalton, Georgia                      333,336            Pooling
July            Interstate Billing Service,       Decatur, Alabama                      30,521            Pooling
                Inc.
November        Branch Office of Prudential       Cartersville, Georgia                 59,933            Purchase
                Savings Bank

        Because certain of the 1996 and 1995 business combinations were accounted for as purchases, Regions' consolidated financial statements include the results of operations of those companies only from their respective dates of acquisition. The following unaudited summary information presents the consolidated results of operations of Regions on a pro forma basis, as if all the above companies had been acquired on January 1, 1995. The pro forma summary information does not necessarily reflect the results of operations that would have occurred, if the acquisitions had occurred at the beginning of the periods presented, or of results which may occur in the future.

(in thousands, except per share data)             Year Ended December 31
----------------------------------------------------------------------------
                                                    1996           1995
----------------------------------------------------------------------------
Interest income                                  $1,404,946      $1,307,458
Interest expense                                    693,668         661,312
                                                 ----------      ----------
   Net interest income                              711,278         646,146
Provision for loan losses                            31,581          30,802
Non-interest income                                 222,849         194,814
Non-interest expense                                567,919         518,775
                                                 ----------      ----------
   Income before income taxes                       334,627         291,383
Applicable income taxes                             108,493          96,195
                                                 ----------      ----------
Net income                                       $  226,134      $  195,188
Net income per share                             $     3.63      $     3.13

        The following chart summarizes the assets acquired and liabilities assumed in connection with business combinations, excluding the First National transaction, in 1996 and 1995.


(in thousands)                                       1996           1995
---------------------------------------------------------------------------
Cash and due from banks                          $  64,511       $  58,453
Investment securities                               41,280          13,600
Securities available for sale                      153,710             -0-
Loans, net                                         469,669         438,222
Other assets                                        24,071          26,483
Deposits                                           678,077         453,481
Borrowings                                           3,684          39,276
Other liabilities                                    3,972           6,994



        Regions' business combinations pending as of December 31, 1996, or announced thereafter, are as follows:

                                                         Approximate
                                                        (In millions)                Consid-           Anticipated
                                                        -------------                eration           Accounting
                                                   Asset                                               Treatment
Institution                                        Size
                                                   Value(1)
-------------------------------------------------------------------------------------------------------------------
Florida First Bancorp, Inc. located in Panama       $  297             $ 40           Cash              Purchase
City, Florida

Allied Bankshares, Inc. located in Thomson,            557              136         Regions             Pooling
Georgia                                                                           Common Stock

West Carroll Bancshares, Inc. located in Oak           125               32         Regions             Pooling
Grove, Louisiana                                                                  Common Stock

Gulf South Bancshares, Inc. located in Gretna,          55                9         Regions             Purchase
Louisiana                                                                            Common
                                                                                     Stock

First Mercantile National Bank located in              145               21           Cash              Purchase
Longwood, Florida

First Bankshares, Inc. located in East Point,          106               19         Regions             Pooling
Georgia                                                                              Common
                                                                                     Stock

SB&T Corporation located in Smyrna, Georgia            152               26         Regions             Pooling
                                                                                     Common
                                                                                     Stock
The New Iberia Bancorp, Inc. located in New            299               65         Regions             Pooling
Iberia, Louisiana                                                                    Common
                                                                                     Stock

      Totals                                        $1,736             $348

(1)     Computed as of the date of announcement of each transaction.

        During the first quarter of 1997, the Company completed the Florida First purchase, and consummated the Allied and West Carroll transactions on January 31, 1997, and March 13, 1997, respectively, with the issuance of approximately 3.5 million shares of common stock. The other pending business combinations remain subject to applicable approvals by regulatory agencies and by stockholders of the institutions.

NOTE R. STOCK OPTION AND LONG-TERM INCENTIVE PLANS

        Regions has stock option plans for certain key employees that provide for the granting of options to purchase up to 2,860,000 shares of Regions' common stock. The terms of options granted are determined by the personnel committee of the Board of Directors; however, no options may be granted after ten years from the plans' adoption and no options may be exercised beyond ten years from the date granted. The option price per share of incentive stock options can not be less than the fair market value of the common stock on the date of the grant; however, the option price of non-qualified options may be less than the fair market value of the common stock on the date of the grant. The plans also permit the granting of stock appreciation rights to holders of stock options. Stock appreciation rights were attached to 90,114; 166,975 and 204,060 of the shares under option at December 31, 1996, 1995 and 1994, respectively.

        Regions' long-term incentive plan provides for the granting of up to 5,000,000 shares of common stock in the form of stock options, stock appreciation rights, performance awards or restricted stock awards. The terms of stock options granted under the long-term incentive plan are generally subject to the same terms as options granted under Regions' stock option plans. A maximum of 1,500,000 shares of restricted stock and 2,500,000 shares of performance awards, may be granted. During 1996 and 1995, Regions granted 40,000 and 51,998 shares, respectively, as restricted stock and during 1996, 1995, and 1994, granted 138,800; 131,900 and 125,000 shares, respectively, as performance awards. Grantees of restricted stock must remain employed with Regions for certain periods from the date of the grant at the same or a higher level in order for the shares to be released. However, during this period the grantee is eligible to receive dividends and exercise voting privileges on such restricted shares. In 1996, 1995, and 1994, 5,776; 4,325 and 1,650 restricted shares, respectively, were released. Issuance of performance shares is dependent upon achievement of certain performance criteria and is, therefore, deferred until the end of the performance period. In 1996 and 1994, 245,640 and 3,897 performance shares, respectively, were issued. Total expense for restricted stock was $1,507,000 in 1996, $1,074,000 in 1995, and $587,000 in 1994. Total
expense for performance shares was $9,261,000 in 1996, $9,118,000 in 1995, and $6,666,000 in 1994.

        In connection with the business combinations with First National, Metro, Rockdale and First Gwinnett, Regions assumed stock options, which were previously granted by those companies and converted those options, at the appropriate exchange ratio, into options to acquire Regions' common stock. The common stock for such options has been registered under the Securities Act of 1933 by Regions and is not included in the maximum number of shares that may be granted by Regions under its existing stock option plans.

        Stock option activity (including assumed options) over the last three years is summarized as follows:

                                                                                              Weighted
                                Shares Under                Option Price                       Average
                                      Option                   Per Share               Exercise Prices
------------------------------------------------------------------------------------------------------
 Balance at
  January 1, 1994                  1,658,342               $12.33 -$35.44
   Granted                           542,927                27.63 - 32.69
   Exercised                        (318,990)               13.07 - 26.31
   Canceled                          (47,276)               14.66 - 32.31

 Outstanding at
  December 31, 1994                1,835,003                12.33 - 35.44
   Granted                           617,711                 6.04 - 36.00
   Exercised                        (233,197)               12.33 - 32.69
   Canceled                          (18,198)               15.00 - 31.88

 Outstanding at
  December 31, 1995                2,201,319                 6.04 - 36.00                       $28.37
   Granted                           600,494                 8.70 - 44.88                        39.03
   Exercised                        (584,284)                6.04 - 32.69                        22.78
   Canceled                          (10,392)               12.41 - 41.70                        40.36

 Outstanding at
  December 31, 1996                2,207,137               $ 8.70 -$44.88                       $31.22
 Exercisable at
  December 31, 1996                1,623,242               $ 8.70 -$36.00                       $27.85

        In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting and Disclosure of Stock-Based Compensation" (Statement 123). Statement 123 is effective for fiscal years beginning after December 15, 1995, and allows for the option of continuing to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees", and the related Interpretations or selecting the fair value method of expense recognition as described in Statement 123. The Company has elected to follow APB 25 in accounting for its employee stock options. Pro forma net income and net income per share data as if the fair-value method had been applied in measuring compensation costs is presented below for the years ended December 31:

                                                       1996                1995

 Pro forma net income ($000's)                      $ 226,177           $ 195,146
 Pro forma net income per share                     $    3.64           $    3.16

        Compensation expense reflected in the pro forma disclosures is not indicative of future amounts when the Statement 123 prescribed method will apply to all outstanding nonvested awards.

        Regions' options outstanding have a weighted average contractual life of
7.2 years. The weighted average fair value of options granted was $9.24 in 1996 and $5.94 in 1995. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1996 and 1995: expected dividend yield of 2.7%; expected option life of 5 years; expected volatility of 19.2%; and a risk free interest rate of 6.0%.

        Since the exercise price of the Company's employee stock options equals the market price of underlying stock on the date of grant, no compensation expense is recognized.

        The effects of applying Statement 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

NOTE S. PARENT COMPANY ONLY FINANCIAL STATEMENTS

        Presented below are condensed financial statements of Regions Financial
Corporation:

STATEMENTS OF CONDITION

(in thousands)                                            DECEMBER 31
------------------------------------------------------------------------------
                                                      1996             1995
------------------------------------------------------------------------------
ASSETS
Cash due from banks                              $     6,483     $     5,837
Securities purchased under
 agreements to resell                                 10,000             -0-
Dividends receivable from
 subsidiaries                                            -0-          30,000
Loans to subsidiaries                                 41,260          29,294
Investment securities                                  6,744           4,609
Premises and equipment                                 8,981           1,091

Investment in subsidiaries:
 Banks                                             1,708,254       1,555,919
 Non-banks                                           112,061          86,093
                                                   1,820,315       1,642,012
Other assets                                          20,621          18,179
                                                 $ 1,914,404     $ 1,731,022

Liabilities and Stockholders' Equity
Commercial paper                                 $    40,367     $    21,100
Short-term borrowings                                    -0-          10,000
Long-term borrowings                                 218,320         223,532
Other liabilities                                     56,991          47,137
Total liabilities                                    315,678         301,769

Stockholders' Equity:
 Common stock                                         39,322          38,583
 Surplus                                             520,571         505,350
 Undivided profits                                 1,054,310         911,987
 Treasury stock                                      (12,356)        (25,085)
 Unearned restricted stock                            (3,121)         (1,582)
  Total stockholders' equity                       1,598,726       1,429,253
                                                 $ 1,914,404     $ 1,731,022



STATEMENTS OF INCOME

(in thousands)                               YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------
                                       1996           1995          1994
----------------------------------------------------------------------------
Income:
 Dividends received
 from subsidiaries:
  Banks                           $   213,326    $   136,500    $    43,300
  Non-banks                               -0-            -0-            -0-
                                      213,326        136,500         43,300
 Service fees from
   subsidiaries                        27,781         24,819         19,886
 Interest from
   subsidiaries                         3,249          2,132          1,844
 Other                                  4,446            440            398
                                      248,802        163,891         65,428

Expenses:
 Salaries and employee
   benefits                            22,828         16,903         13,089
 Interest                              21,455         19,443         11,297
 Net occupancy expense                  1,012            647            527
 Furniture and equipment
   expense                                972            364            342
 Legal and other
   professional fees                    5,855          2,510          1,874
 Amortization of excess
   purchase price                       8,375          5,505          3,278
 Other expenses                         8,945          4,713          5,071
                                       69,442         50,085         35,478
Income before income
 taxes and equity in
 undistributed earnings
 of subsidiaries                      179,360        113,806         29,950
Applicable income taxes
 (credit)                              (8,858)        (6,973)        (5,293)
Income before equity
 in undistributed earnings
 of subsidiaries                      188,218        120,779         35,243
Equity in undistributed
 earnings of subsidiaries:
  Banks                                47,893         68,985        142,180
  Non-banks                            (6,425)         8,065          3,097
                                       41,468         77,050        145,277
  NET INCOME                      $   229,686    $   197,829    $   180,520


        Aggregate maturities of long-term borrowings in each of the next five years for the parent company only are as follows: $620,000 in each of the years 1997 -- 1999; $1,050,000 in 2000; and $26,080,000 in 2001. Standby letters of credit issued by the parent company totaled $10.0 million at December 31, 1996. This amount is included in total standby letters of credit disclosed in Note L.

STATEMENTS OF CASH FLOWS

(in thousands)                                        YEAR ENDED DECEMBER 31
---------------------------------------------------------------------------------------
                                                 1996            1995          1994
---------------------------------------------------------------------------------------
Operating activities:
Net income                                  $   229,686     $   197,829     $   180,520
 Adjustments to reconcile
  net cash provided by
  operating activities:
  Equity in undistributed
    earnings of subsidiaries                    (41,468)        (77,050)       (145,277)
  Provision for depreciation
    and amortization                             10,978           7,049           5,089
  Increase (decrease) in other
    liabilities                                   9,854           6,988         (13,879)
  Decrease (increase) in dividends
    receivable from subsidiaries                 30,000         (30,000)         11,200
 (Increase) in other assets                      (2,637)         (3,813)         (4,897)
  Stock issued to employees under
    incentive plan                                4,333             253           1,191
Net cash provided by
  operating activities                          240,746         101,256          33,947

Investing activities:
Investment in subsidiaries                      (25,018)        (10,139)        (28,536)
Principal (advances) payments on
  loans to subsidiaries                         (11,966)        (26,870)            496
Purchases and sales of
  premises and equipment                         (8,541)           (184)           (587)
(Purchase) maturity of investment
  securities                                     (2,138)            550             -0-
Net cash (used) by investing activities         (47,663)        (36,643)        (28,627)

Financing activities:
Increase in
 commercial paper borrowings                     19,267           2,500           1,399
Cash dividends                                  (87,466)        (60,075)        (50,273)
Purchase of treasury stock                     (104,288)        (61,882)        (81,081)
Proceeds from long-term borrowings               42,098          12,990         141,188
Principal payments on
   long-term borrowings                         (47,310)         (5,200)         (7,695)
Net (decrease) increase in short-term
   borrowings                                   (10,000)         10,000             -0-
Proceeds from exercise of
 stock options                                    5,262             836             811
Net cash (used) provided by
 financing activities                          (182,437)       (100,831)          4,349
Increase (decrease) in cash and cash             10,646         (36,218)          9,669
  equivalents
Cash and cash equivalents at
  beginning of year                               5,837          42,055          32,386
Cash and cash equivalents at
  end of year                               $    16,483     $     5,837     $    42,055



Note T. Regulatory Capital Requirements

        Regions and its banking subsidiaries are subject to regulatory capital requirements administered by federal banking agencies. These regulatory capital requirements involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items, and also qualitative judgments by the regulators. Failure to meet minimum capital requirements can subject the Company to a series of increasingly restrictive regulatory actions. As of December 31, 1996, the most recent notification from federal banking agencies categorized Regions and its significant subsidiaries as "well capitalized" under the regulatory framework.

        Minimum capital requirements for all banks are Tier 1 Capital of at least 4% of risk-weighted assets, Total Capital of at least 8% of risk-weighted assets and a Leverage ratio of 3%, plus an additional 100 to 200 basis point cushion in certain circumstances, of adjusted quarterly average assets. Tier 1 Capital consists principally of stockholders' equity, excluding unrealized gains and losses on securities available for sale, less excess purchase price and certain other intangibles. Total Capital consists of Tier 1 Capital plus certain debt instruments and the allowance for loan losses, subject to limitation.

        Regions' and its most significant subsidiaries' capital levels at December 31, 1996 and 1995, exceeded the "well capitalized" levels, as shown below:

                                                 December 31, 1996                 To Be Well
                   (in thousands)            Amount                Ratio           Capitalized
                                             ------                -----           -----------
 Tier I Capital:
   Regions Financial Corporation                 $1,416,400           10.81%            6.00%
   Regions Bank (Alabama)                           860,105           10.55             6.00
   Regions Bank (Georgia)                           332,264           13.49             6.00
   Regions Bank of Louisiana                        214,018           14.47             6.00

 Total Capital:
   Regions Financial Corporation                 $1,780,355           13.59%           10.00%
   Regions Bank (Alabama)                           959,589           11.77            10.00
   Regions Bank (Georgia)                           363,131           14.75            10.00
   Regions Bank of Louisiana                        232,536           15.72            10.00

 Leverage:
   Regions Financial Corporation                 $1,416,400            7.44%            5.00%
   Regions Bank (Alabama)                           860,105            7.20             5.00
   Regions Bank (Georgia)                           332,264            9.94             5.00
   Regions Bank of Louisiana                        214,018           10.02             5.00

                                                 December 31, 1995                 To Be Well
                   (in thousands)            Amount                Ratio           Capitalized
                                             ------                -----           -----------
 Tier I Capital:
 Regions Financial Corporation                   $1,004,316           11.14%           6.00%
 Regions Bank (Alabama)                             811,904           11.62            6.00
 Regions Bank of Louisiana                          192,009           15.19            6.00

 Total Capital:
 Regions Financial Corporation                   $1,317,285           14.61%          10.00%
 Regions Bank (Alabama)                             899,271           12.88           10.00
 Regions Bank of Louisiana                          207,850           16.45           10.00

 Leverage:
 Regions Financial Corporation                   $1,004,316            7.49%           5.00%
 Regions Bank (Alabama)                             811,904            7.70            5.00
 Regions Bank of Louisiana                          192,009            9.12            5.00

         Regions Bank (Georgia) did not exist in 1995 and, therefore, no comparable numbers exists.


Note U. SAIF Assessment and Merger Expenses

        Approximately 25% of Regions' assessable deposits are insured by the Savings Association Insurance Fund (SAIF). On September 30, 1996, legislation to recapitalize the SAIF became effective. This legislation required Regions, and all other depository institutions having SAIF-insured deposits, to pay a one-time, special assessment. This resulted in a pre-tax expense of $21.7 million for Regions, which was recognized primarily in the third quarter of 1996.

        In the first quarter of 1996, Regions incurred a pre-tax, non-recurring merger charge of $8.8 million related to the merger of First National Bancorp with Regions. This charge consisted primarily of investment banking and other professional fees, severance costs, data processing contract buyouts and obsolete equipment write-downs.

Note V. Recent Accounting Pronouncement

        In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," (Statement 125). Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a "financial-components approach" that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. Statement 125 provides standards for consistently distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Regions will adopt Statement 125 on January 1, 1997 and based on current estimates, does not believe the effect of adoption will be material to Regions' financial condition or results of operation.

AUDITORS' REPORT



REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Regions Financial Corporation

         We have audited the accompanying consolidated statements of condition of Regions Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regions Financial Corporation and subsidiaries at December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                               /s/ Ernst & Young LLP



Birmingham, Alabama
February 4, 1997,
except for the last two paragraphs
of Note Q as to which the
date is March 13, 1997.

                          HISTORICAL FINANCIAL SUMMARY
                  REGIONS FINANCIAL CORPORATION & SUBSIDIARIES

(in thousands-except ratios, yields, and per share amounts)
-------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATING RESULTS                                   1996         1995         1994       1993          1992
-------------------------------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans                               $1,102,406    $ 1,009,783    $757,078   $559,850      $531,422
 Income on federal funds sold                                  2,625          7,761       7,016      4,658        10,585
 Taxable interest on securities                              237,046        204,194     181,517    136,007       149,530
 Tax-free interest on securities                              22,462         25,304      23,803     20,733        19,082
 Other interest income                                        21,583         12,558      22,279     25,296        26,475
  Total interest income                                    1,386,122      1,259,600     991,693    746,544       737,094
Interest expense:
 Interest on deposits                                        587,744        535,880     374,533    275,455       311,945
 Interest on short-term borrowings                            65,400         57,429      24,766      7,859         7,846
 Interest on long-term borrowings                             32,512         42,027      36,858     12,881         4,629
  Total interest expense                                     685,656        635,336     436,157    296,195       324,420
  Net interest income                                        700,466        624,264     555,536    450,349       412,674
Provision for loan losses                                     29,041         30,271      20,580     24,695        39,367
  Net interest income after provision for loan losses        671,425        593,993     534,956    425,654       373,307
Non-interest income:
 Trust department income                                      27,634         25,656      21,731     20,549        19,118
 Service charges on deposit accounts                          88,190         73,100      62,096     52,382        49,936
 Mortgage servicing and origination fees                      50,617         43,608      45,365     47,148        40,299
 Securities gains (losses)                                     3,115           (424)        344        831         2,417
 Other                                                        51,183         45,466      42,513     49,239        38,590
  Total non-interest income                                  220,739        187,406     172,049    170,149       150,360
Non-interest expense:
 Salaries and employee benefits                              281,845        261,066     228,199    199,178       175,942
 Net occupancy expense                                        33,616         29,005      27,212     20,790        19,616
 Furniture and equipment expense                              35,375         30,890      28,861     24,432        22,423
 Other                                                       202,965        166,500     158,104    138,730       125,298
  Total non-interest expense                                 553,801        487,461     442,376    383,130       343,279
  Income before income taxes                                 338,363        293,938     264,629    212,673       180,388
Applicable income taxes                                      108,677         96,109      84,109     66,169        56,405
  Net income                                              $  229,686    $   197,829    $180,520   $146,504      $123,983
Average number of shares outstanding                          62,136         61,670      58,206     52,153        51,192
Per share:
  Net income                                              $     3.70    $      3.21    $   3.10   $   2.81      $   2.42
  Cash dividends declared                                       1.40           1.32        1.20       1.04           .91
YIELDS AND COSTS (TAXABLE EQUIVALENT BASIS)
Earning assets:
 Taxable securities                                             6.57%          6.54%       6.34%      6.96%         7.82%
 Tax-free securities                                            8.42           9.00        9.76      10.30         10.66
 Federal funds sold                                             5.19           5.89        3.95       3.09          3.63
 Loans (net of unearned income)                                 8.91           8.89        8.14       8.09          9.05
 Other earning assets                                           8.26           7.99        6.44       6.48          6.07
  Total earning assets                                          8.38           8.38        7.69       7.80          8.53
Interest-bearing liabilities:
 Interest-bearing deposits                                      4.65           4.66        3.71       3.54          4.33
 Short-term borrowings                                          5.49           6.38        5.25       3.61          3.81
 Long-term borrowings                                           6.71           6.44        6.12       7.07          7.23
  Total interest-bearing liabilities                            4.79           4.87        3.91       3.62          4.34
  Net yield on interest earning assets                          4.27           4.21        4.37       4.77          4.85
RATIOS
Net income to:
 Average stockholders' equity                                  15.19%*        14.29%      15.26%     15.76%        15.04%
 Average total assets                                           1.29*          1.21        1.27       1.38          1.29
Efficiency                                                     59.44*         58.79       59.44      60.23         59.62
Dividend payout                                                37.84          41.12       38.71      37.01         37.60
Average loans to average deposits                              85.90          86.12       79.90      76.41         71.59
Average stockholders' equity to average total assets            8.49           8.44        8.35       8.76          8.60
Average interest-bearing deposits to average
total deposits                                                 87.43          86.81       86.22      85.31          86.1

*Ratios for 1996 excluding $19.0 million in after-tax charges for SAIF assessment and merger expenses are as follows: Return on average stockholders' equity 16.45%, Return on average total assets 1.40%, and Efficiency 56.16%.


        Annual Change     Compound Growth
--------------------------------------------
         1995-1996           1992-1996
--------------------------------------------
            9.17%              20.01%
          -66.18              -29.43
           16.09               12.21
          -11.23                4.16
           71.87               -4.98
           10.04               17.10

            9.68               17.16
           13.88               69.92
          -22.64               62.79
            7.92               20.57
           12.21               14.14
           -4.06               -7.32
           13.04               15.81

            7.71                9.65
           20.64               15.28
           16.07                5.86
              NM                6.55
           12.57                7.32
           17.79               10.07

            7.96               12.50
           15.90               14.42
           14.52               12.07
           21.90               12.82
           13.61               12.70
           15.11               17.03
           13.08               17.82
           16.10%              16.67%
             .76%               4.96%

           15.26%              11.20%
            6.06               11.37

HISTORICAL FINANCIAL SUMMARY--CONTINUED REGIONS FINANCIAL CORPORATION & SUBSIDIARIES

(average daily balances)
------------------------------------------------------------------------------------------------------------------------------
ASSETS                                        1996             1995             1994                1993              1992
------------------------------------------------------------------------------------------------------------------------------
 Earning assets:
  Taxable securities                     $  3,557,041      $  3,106,739      $  2,854,715      $  1,954,191      $  1,913,037
  Tax-exempt securities                       429,004           410,765           382,583           316,651           272,636
  Federal funds sold                           50,613           131,862           177,642           150,664           291,764
  Loans, net of unearned                   12,412,351        11,412,900         9,352,856         6,971,610         5,988,674
   income
  Other earning assets                        262,024           171,284           346,656           391,071           347,374
   Total earning assets                    16,711,033        15,233,550        13,114,452         9,784,187         8,813,485
 Allowance for loan losses                   (170,666)         (154,170)         (139,604)         (108,951)          (87,313)
 Cash and due from banks                      478,840           546,529           525,936           469,657           400,085
 Other non-earning assets                     790,841           775,125           663,403           458,743           455,241
   Total assets                          $ 17,810,048      $ 16,401,034      $ 14,164,187      $ 10,603,636      $  9,581,498

LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
  Non-interest-bearing                   $  1,816,495      $  1,748,647      $  1,613,461      $  1,340,625      $  1,158,463
  Interest-bearing                         12,632,902        11,503,869        10,091,647         7,783,766         7,206,810
   Total deposits                          14,449,397        13,252,516        11,705,108         9,124,391         8,365,273
Borrowed funds:
  Short-term                                1,192,082           900,246           471,332           217,703           206,146
  Long-term                                   484,390           652,520           601,781           182,115            64,016
   Total borrowed funds                     1,676,472         1,552,766         1,073,113           399,818           270,162
 Other liabilities                            172,406           211,037           202,765           150,107           121,928
   Total liabilities                       16,298,275        15,016,319        12,980,986         9,674,316         8,757,363
 Stockholders' equity                       1,511,773         1,384,715         1,183,201           929,320           824,135
   Total liabilities and
  stockholders' equity                   $ 17,810,048      $ 16,401,034      $ 14,164,187      $ 10,603,636      $  9,581,498

YEAR-END BALANCES
 Assets                                  $ 18,930,175      $ 16,851,774      $ 15,810,076      $ 13,163,161      $ 10,457,676
 Securities                                 3,870,595         3,863,781         3,346,291         2,993,417         2,255,732
 Loans, net of unearned income             13,311,172        11,542,311        10,855,195         8,430,931         6,657,557
 Non-interest-bearing                       1,909,174         1,864,970         1,799,451         1,488,395         1,289,447
   deposits
 Interest-bearing deposits                 13,139,162        11,632,642        10,776,142         9,536,981         7,634,354
 Total deposits                            15,048,336        13,497,612        12,575,593        11,025,376         8,923,801
 Long-term debt                               447,269           632,019           599,476           525,820           151,460
 Stockholders' equity                       1,598,726         1,429,253         1,286,322         1,106,361           886,116

 Stockholders' equity per                       25.52             23.38             21.26             19.85             17.13
   share
 Market price per share of                      51.69             43.00             31.00             32.38             32.63
   common stock

Notes to Historical Financial Summary:
(1) Amounts prior to 1996 have been restated to reflect the merger with First National Bancorp, which was accounted for as a pooling of interests.
(2) All per share amounts give retroactive recognition to the effect of stock dividends and stock splits effective prior to December 31, 1996.
(3) Non-accruing loans, of an immaterial amount, are included in earning assets. No adjustment has been made for these loans in the calculation of yields.
(4) Yields are computed on a taxable equivalent basis, net of interest disallowance, using marginal federal income tax rates of 35% for 1996-1993 and 34% for 1992.
(5) This summary should be read in conjunction with the related financial statements and notes thereto on pages 51 to 72.


           Annual       Compound
          Change       Growth Rate
-----------------------------------
         1995-1996     1992-1996
-----------------------------------
           14.49%         16.77%
            4.44          12.00
          -61.62         -35.46
            8.76          19.99
           52.98          -6.81
            9.70          17.34
           10.70          18.24
          -12.39           4.59
            2.03          14.81
            8.59%         16.76%



            3.88%         11.90%
            9.81          15.06

            9.03          14.64

           32.42          55.07
          -25.77          65.85
            7.97          57.83
          -18.31           9.05
            8.54          16.80
            9.18          16.38
            8.59%         16.76%



           12.33%         15.99%
             .18          14.45
           15.33          18.91
            2.37          10.31
           12.95          14.54
           11.49          13.96
          -29.23          31.09
           11.86          15.90
            9.15          10.48
           20.21          12.19