Form 10-K405, Exhibit 13
period 1997-12-31
REGIONS FINANCIAL CORP
filed 1998-03-27
CIK 36032

                                                                      EXHIBIT 13

          Management's Discussion and Analysis of Financial Condition
                             and Operating Results

INTRODUCTION

     The following discussion and financial information is presented to aid in understanding Regions Financial Corporation's (Regions or the Company) financial position and results of operations. The emphasis of this discussion will be on the years 1995, 1996 and 1997; however, financial information for prior years will also be presented when appropriate.

     Regions' primary business is banking. In 1997, Regions' banking affiliates contributed approximately $293 million to consolidated net income. During 1997 and early 1998, Regions' individual banking affiliates in each state (except for several recently acquired banks) were merged into one state-chartered (Alabama) bank. Selected information as of December 31, 1997, on Regions' banking operations, by state, is as follows:

                                                                                                                     Full-
                                                                                                                    Service
                                                      Assets                 Loans              Deposits            Offices
---------------------------------------------------------------------------------------------------------------------------
   (dollar amounts in millions)
---------------------------------------------------------------------------------------------------------------------------
   Alabama                                             $9,075                 $6,585              $8,229               183

   Georgia                                              4,359                  3,448               3,875               107

   Louisiana                                            2,337                  1,737               2,291                75

   Florida                                              1,626                  1,137               1,518                46

   Tennessee                                              536                    395                 473                24

   Unallocated (1)                                      4,353                  4,353               1,365



     (1) - Represents indirect mortgage loans, indirect auto loans, and credit card loans of $2.7 billion, $1.5 billion, and $184 million, respectively, and negotiable certificates of deposit and certain trust and other deposits, which in aggregate approximate $1.4 billion.

     Supplementing the Company's banking operations are a mortgage banking company, credit life insurance related companies, a registered broker/dealer firm and a commercial accounts receivable financing, billing and collection company. Regions has no foreign operations, although it maintains an International Department to assist customers with their foreign transactions. The mortgage banking company services approximately $13.6 billion in mortgage loans and in 1997 contributed approximately $18.7 million to net income.

     The Company's principal market areas are all of Alabama, the northern two-thirds of Georgia, parts of Louisiana, northwest and central Florida and middle Tennessee. In addition, real estate mortgage loan origination offices are located in other market areas in Tennessee, and in the state of South Carolina.

     The acquisitions of other banks and related institutions have contributed significantly to Regions' growth during the last three years. Regions has expanded into new markets and strengthened its presence in existing markets.

     Regions most significant acquisition during the last three years occurred in 1996 when First National Bancorp (First National) of Gainesville, Georgia, merged with and into Regions. The merger was accounted for as a pooling of interests and, accordingly, financial information for all prior periods was restated to present the combined financial condition and results of operations of both companies as if the merger had been in effect for all periods presented.

     In 1995, Regions' acquisition activity included increasing its New Orleans area presence through the purchase of First Commercial Bancshares, Inc. and its affiliate bank, the First National Bank of St. Bernard Parish, which was merged into Regions Bank in Louisiana. The addition of Fidelity Federal Savings Bank of Dalton, Georgia and the Cartersville, Georgia office of Prudential Savings Bank (both now a part of Regions Bank in Georgia) added $393 million in assets and enhanced Regions' market coverage in northwestern Georgia.

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

     Regions expanded its line of businesses in 1995 through the acquisition of Interstate Billing Service, Inc., headquartered in Decatur, Alabama. Interstate Billing factors commercial accounts receivable and performs billing and collection services for its clients. Interstate Billing currently does business in more than 25 states, primarily serving clients related to the automotive service industry.

     Acquisition activity in 1996 was centered in Georgia and Louisiana. In early 1996, Regions acquired two suburban, Atlanta-area banks, Metro Financial Corporation and The Enterprise National Bank of Atlanta, which combined added $265 million in assets. Prior to its merger with Regions in March 1996, First National acquired The Bank of Heard County, which added another $42 million in assets. Further expansion in the northern half of Georgia continued in 1996 through the acquisitions of First Federal Bank of Northwest Georgia, First Gwinnett Bancshares, Inc. and Rockdale Community Bank. All of these banks, including First National's 18 separate Georgia banks and Regions' banks in Rome and Dalton, were merged into Regions Bank in Georgia in 1996. All operating systems of these banks were converted to Regions' standard processing systems, which enabled Regions to reduce the level of operating expenses in the Georgia franchise.

     Expansion activity in Louisiana in 1996 occurred in the southern part of the state. Delta Bank & Trust Company, with $191 million in assets, was acquired in August and American Bancshares of Houma, Inc. added another $89 million in assets in September. Both banks acquired in these transactions were merged into Regions Bank in Louisiana.

     In 1997, Regions continued to strengthen its presence in Florida, Georgia and Louisiana, through nine acquisitions, which combined added $1.9 billion in assets, $1.0 billion in loans and $1.6 billion in deposits.

     Regions expanded its Florida presence in Panama City and Longwood through the acquisition of Florida First Bancorp, Inc. and First Mercantile National Bank with $287 million and $157 million in assets, respectively.

     In Georgia, Regions continued to expand its market presence through the acquisition of four institutions: Allied Bankshares, Inc. of Thomson with assets of $560 million; First Bankshares, Inc. of Hapeville with $127 million in assets; SB&T Corporation of Smyrna with $148 million in assets; and GF Bancshares, Inc. of Griffin with $99 million in assets.

     Regions' expansion in Louisiana consisted of three institutions; West Carroll Bancshares, Inc. of Oak Grove with assets of $127 million in the northern part of the state and Gulf South Bancshares, Inc. of Gretna with assets of $55 million and The New Iberia Bancorp, Inc. of New Iberia with assets of $313 million in the southern part of Louisiana.

     Regions' and First National's business combinations over the last three years are summarized in the following chart.

                                                                                         TOTAL ASSETS                ACCOUNTING
DATE               COMPANY                            HEADQUARTERS LOCATION              (IN THOUSANDS)              TREATMENT
---------------------------------------------------------------------------------------------------------------------------------
1997
January            Florida First Bancorp,             Panama City, Florida               $  286,515                  Purchase
                     Inc.
January            Allied Bankshares,                 Thomson, Georgia                      559,815                  Pooling
                     Inc.
March              West Carroll                       Oak Grove, Louisiana                  127,145                  Pooling
                     Bancshares, Inc.
April              Gulf South Bancshares,             Gretna, Louisiana                      55,363                  Purchase
                     Inc.
May                First Mercantile                   Longwood, Florida                     157,434                  Purchase
                     National Bank
May                The New Iberia                     New Iberia, Louisiana                 313,494                  Pooling
                     Bancorp, Inc.
June               First Bankshares, Inc.             Hapeville, Georgia                    126,826                  Pooling
June               SB&T Corporation                   Smyrna, Georgia                       147,709                  Pooling
December           GF Bancshares, Inc.                Griffin, Georgia                       99,446                  Purchase

1996
January            Metro Financial                    Atlanta, Georgia                      210,487                  Purchase
                     Corporation
February           The Enterprise                     Atlanta, Georgia                       54,263                  Purchase
                     National Bank of
                     Atlanta
February           The Bank of Heard                  Franklin, Georgia                      41,872                  Pooling
                     County
March              First National Bancorp             Gainesville, Georgia                3,198,634                  Pooling
April              First Federal Bank of              Cedartown, Georgia                     93,381                  Pooling
                     Northwest Georgia,
                     Federal Savings Bank
August             First Gwinnett                     Norcross, Georgia                      68,364                  Purchase
                     Bancshares, Inc.
August             Rockdale Community                 Conyers, Georgia                       47,457                  Purchase
                     Bank
August             Delta Bank & Trust                 Belle Chasse, Louisiana               190,547                  Purchase
                     Company
September          American Bancshares of Houma,      Houma, Louisiana                       88,742                  Purchase
                   Inc.

1995
March              First Commercial                   Chalmette, Louisiana                  112,968                  Purchase
                     Bancshares, Inc.
May                Fidelity Federal                   Dalton, Georgia                       333,336                  Pooling
                     Savings Bank
July               Interstate Billing                 Decatur, Alabama                       30,521                  Pooling
                     Service, Inc.
July               FF Bancorp, Inc.                   New Smyrna Beach, Florida             631,168                  Pooling
November           Branch Office of                   Cartersville, Georgia                  59,933                  Purchase
                     Prudential Savings
                     Bank

     As of December 31, 1997, Regions had six pending acquisitions, three in South Carolina and one each in Florida, Georgia and Louisiana. These institutions have combined assets of approximately $2.0 billion.

     Subsequent to year end, Regions reached agreements with four other institutions; one in Alabama, two in Georgia, and one headquartered in Arkansas. These institutions have combined assets of approximately $7.6 billion. See Note Q to the consolidated financial statements for additional information regarding pending acquisitions.

FINANCIAL CONDITION

     Regions' financial condition depends primarily on the quality and nature of its assets, liabilities and capital structure, the market and economic conditions, and the quality of its personnel.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     As a financial institution, Regions' primary investment is loans. At December 31, 1997, loans represented 77% of Regions' earning assets.

     Over the last four years loans increased a total of $8.0 billion, a compound growth rate of 18%. Loans acquired in connection with acquisitions over the last four years contributed $2.7 billion of this growth. The most significant growth in the loan portfolio occurred in 1994, 1996 and 1997, with loans increasing $2.4 billion, $1.8 billion and $3.1 billion, respectively. The acquisition of seven banks in 1994 added $744 million in loans, the four acquisitions in 1995 added $443 million in loans and the eight acquisitions in 1996 added $476 million. In 1997, acquisitions added $1.0 billion in loans.

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

     All major categories of loans have shared in the growth in the loan portfolio over the last four years, with the strongest growth occurring in real estate mortgages (primarily single-family residential mortgages) and consumer loans. Over the last four years, commercial, financial and agricultural loans increased $1.9 billion or 101%. Real estate construction loans increased $869 million or 240% over the same period. Real estate mortgage loans increased $3.1 billion or 77% and consumer loans increased $2.0 billion or 97% over the last four years.

     Regions' real estate mortgage portfolio includes $2.8 billion of mortgage loans secured by single-family residences that were originated by Regions' mortgage subsidiary. The majority of these loans are secured by homes in Alabama, Georgia and Florida. These loans increased approximately $982 million in 1994, $424 million in 1996 and $655 million in 1997, accounting for approximately 41%, 24% and 21%, respectively, of the growth in total loans in 1994, 1996 and 1997. The securitization in 1995 of the $396 million in single-family residential mortgages resulted in this portfolio declining $123 million in 1995. Eighty-seven percent of the overall balance consists of adjustable-rate mortgages (ARM's) that have rates approximately 275 basis points above one of several money market indices when fully priced.

     Regions' real estate portfolio also includes $1.4 billion of single-family mortgage loans obtained in various acquisitions, which are being serviced by Regions' mortgage subsidiary. Fixed-rate single-family mortgages with a weighted average interest rate of 8.12% and a weighted average remaining term of 16.3 years comprise 60% of this portfolio. Single-family ARM's, which have rates approximately 250 to 275 basis points above one of several money market indices when fully priced, comprise the remaining 40% of the overall balance of these loans.

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

Composition of Loans                   [Graph]
($ in Billions)
                                             1993              1994              1995              1996              1997
Commercial                                   1.911             2.348             2.560             2.834             3.841
Real Estate Mortgage                         4.054             5.384             5.380             5.860             7.183
Real Estate Construction                      .362              .493              .630              .880             1.231
Consumer                                     2.104             2.630             2.972             3.737             4.140
                                          --------------------------------------------------------------------------------
         Total                               8.431            10.855            11.542            13.311            16.395

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

     Lending at Regions is generally organized along three functional lines: commercial loans (including industrial and agricultural), real estate loans and consumer loans. The composition of the portfolio by these major categories is presented below (with real estate loans further broken down between construction and mortgage loans):

 (in thousands, net of unearned
 income)                                                         DECEMBER 31
                                      1997           1996           1995           1994         1993
----------------------------------------------------------------------------------------------------------
Commercial                        $ 3,841,378    $ 2,833,909    $ 2,559,974    $ 2,347,912    $1,911,222
Real estate-construction            1,230,769        879,629        629,888        493,027       362,063
Real estate-mortgage                7,182,538      5,859,817      5,380,815      5,384,341     4,054,316
Consumer                            4,140,220      3,737,817      2,971,634      2,629,915     2,103,330
   TOTAL                          $16,394,905    $13,311,172    $11,542,311    $10,855,195    $8,430,931


     The amounts of total gross loans (excluding residential mortgages on 1-4 family residences and consumer loans) outstanding at December 31, 1997, based on remaining scheduled repayments of principal, due in (1) one year or less, (2) more than one year but less than five years and (3) more than five years, are shown in the following table. The amounts due after one year are classified according to sensitivity to changes in interest rates.

 (in thousands)                                                              LOANS MATURING
-------------------------------------------------------------------------------------------------------------------------------
                                                               AFTER ONE BUT
                                                    WITHIN       WITHIN FIVE                    AFTER
                                                  ONE YEAR             YEARS               FIVE YEARS                 TOTAL
-------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural                              $2,008,466       $1,283,097                $  564,841               $3,856,404
Real estate-construction                           728,154          366,724                   136,189                1,231,067
Real estate-mortgage                               611,629          887,277                   870,893                2,369,799
   TOTAL                                        $3,348,249       $2,537,098                $1,571,923               $7,457,270


(in thousands)                                                               SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES
-------------------------------------------------------------------------------------------------------------------------------
                                                                            PREDETERMINED                             VARIABLE
                                                                                     RATE                                 RATE
-------------------------------------------------------------------------------------------------------------------------------
Due after one year but within five years                                       $1,610,235                           $  926,863
Due after five years                                                              630,493                              941,430
   TOTAL                                                                       $2,240,728                           $1,868,293

[Graph]

Non-Performing Assets as a Percentage of Loans and Other Real Estate

                                    1993      1994       1995     1996      1997
                                     1.28%      0.80%     0.68%     0.76%     0.81%

[Graph]

Net Loan Losses as a Percentage of Average Loans

                                    1993      1994       1995     1996      1997
                                     0.23%      0.19%     0.17%    0.15%      0.25%

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

     If, as a result of Regions' loan review and evaluation procedures, it is determined that payment of interest on a loan is questionable, it is Regions' policy to reverse interest previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a "cash basis" and is included in earnings only when actually received in cash and when full payment of principal is no longer doubtful.

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

     Over the last five years, the year-end allowance for loan losses as a percentage of loans ranged from a low of 1.19% in 1997 to a high of 1.48% in 1993. Although this ratio is important, it is only one of the factors considered by management in determining the adequacy of the allowance for loan losses. Management does not attempt to maintain the allowance for loan losses at a certain percentage of loans. As previously discussed, the adequacy of the allowance for loan losses is based on management's evaluation of various factors.

     The ratio of non-performing assets (including loans past due 90 days or more and other real estate) to loans and other real estate declined steadily from 1.28% at December 31, 1993 to 0.68% at December 31, 1995. Generally improving economic conditions in Regions' markets during this period, partially offset by the effect of non-performing assets added by certain acquisitions, resulted in the declining trend in this ratio. The ratio of non-performing assets (including loans past due 90 days or more and other real estate) to loans and other real estate increased to 0.76% at December 31, 1996 and to 0.81% at December 31, 1997, due primarily to increases in consumer loan delinquencies.

     The allowance for loan losses as a percentage of non-performing loans (including loans past due 90 days or more) was 160% at December 31, 1997, compared to 194% at December 31, 1996, and to 232% at December 31, 1995. The coverage ratio has declined as the mix of non-performing loans has changed to include more loans with historically lower risk characteristics. Management considers the current level of the allowance for loan losses adequate to absorb possible losses from loans in the portfolio. Management's determination of the adequacy of the allowance for loan losses, which is based on the factors and risk identification procedures previously discussed, requires the use of judgments and estimations that may change in the future. Unfavorable changes in the factors used by management to determine the adequacy of the reserve, including increased consumer loan delinquencies and subsequent charge-offs, or the availability of new information, could cause the allowance for loan losses to be increased or decreased in future periods. In addition, bank regulatory agencies, as part of their examination process, may require that additions be made to the allowance for loan losses based on their judgments and estimates.

     The analysis of loan loss experience (see chart following) shows that net loan losses, over the last five years, ranged from a high of $37.3 million in 1997 to a low of $15.9 million in 1993. Net loan losses were $19.1 million in 1996, $19.0 million in 1995 and $18.0 million in 1994. Over the last five years, net loan losses averaged 0.20% of average loans and were 0.25% in 1997. Regions' relatively low level of net loan losses is due to favorable economic conditions, quality control efforts in the underwriting and monitoring of loans, a substantial amount of recoveries of previously charged-off loans, and an increase in single-family residential mortgage loans as a percentage of the loan portfolio, which historically have had lower net loan losses than other categories of loans.

     In order to assess the risk characteristics of the loan portfolio at December 31, 1997, it is appropriate to consider the three major categories of loans--commercial, real estate and consumer.

     Regions' commercial loan portfolio is highly diversified within the markets served by the Company. Geographically, the largest concentration is the 58% of the portfolio held by banking offices in the state of Alabama. Banking offices in Georgia hold 25% of the commercial loan portfolio, followed by Louisiana with 11%, Tennessee with 3% and Florida with 3%. A small portion of these loans is secured by properties outside Regions' banking market areas.

     The Alabama economy has experienced relatively stable growth over the last several years. Industries important in the Alabama economy include vehicle and vehicle parts manufacturing and assembly, lumber and wood products, and steel production. High technology industries are important in the northern part of the state. Service and health care industries have increased in importance and are predicted to continue growing. Agriculture, particularly poultry, beef cattle and cotton, are important to the state's economy.

     The economy of the northern two-thirds of Georgia is diversified with a strong presence in poultry production, carpet manufacturing, automotive manufacturing related industries, tourism, and various service sector industries. A well developed transportation system has contributed to growth in north Georgia. This area has experienced rapid population growth and has very favorable household income characteristics, relative to many of Regions' other markets. Prospects are good for continued strong growth in this area.

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

     The northwestern part of Florida and the central Florida area have also experienced excellent economic growth during the last several years. Tourism is very important to the Florida economy, and military payrolls are significant in the panhandle area. Florida has experienced strong in-migration, contributing to strong construction activity and a growing retirement-age population. Citrus fruit production is also important in the state.

     From 1993 to 1996, net losses on commercial loans ranged from a low of 0.02% in 1996 to a high of 0.33% in 1994. In 1997, Regions recognized a net recovery of 0.10% of commercial loans. Future losses are a function of many variables, of which general economic conditions are the most important. If economic conditions weaken in 1998, net commercial loan losses will likely be near the mid-point of the 1993 to 1996 range. A continuation of moderate economic growth during 1998 in Regions' market areas could result in 1998 net commercial loan losses in the lower-end of this range. Management does not expect to recognize another net recovery in commercial loans in 1998.

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

     Real estate construction loans increased $351 million in 1997 to $1.2 billion. At December 31, 1997, these loans represented 7.5% of Regions' total loan portfolio, compared to 4.3% at the end of 1993. Strong economic growth and new development in Regions' market areas have enabled Regions to steadily increase construction loans. Most of the construction loans relate to shopping centers, apartment complexes, commercial buildings and residential property development. These loans are normally secured by land and buildings and are generally backed by commitments for long-term financing from other financial institutions. Real estate construction loans are closely monitored by management, since these loans are generally considered riskier than other types of loans and are particularly vulnerable in economic downturns and in periods of high interest rates. Regions has not been an active lender to speculative real estate developers or to developers outside its market areas.

     The loans to businesses for long-term financing of land and buildings are primarily to commercial customers within Regions' markets. Total loans secured by non-farm, non-residential properties totaled $2.2 billion at December 31, 1997. Although some risk is inherent in this type of lending, the Company attempts to minimize this risk by generally making such loans only on owner-occupied properties, and by requiring collateral values which exceed the loan amount, adequate cash flow to service the debt, and in most cases, the personal guaranties of principals of the borrowers.

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

     Loans on one-to-four family residential properties, which total approximately 67% of Regions' real estate mortgage portfolio, are principally on single-family residences. These loans are geographically dispersed throughout the southeastern states and some are guaranteed by government agencies or private mortgage insurers. Historically, this category of loans has not produced sizable loan losses; however, it is subject to some of the same risks as other real estate lending. Warehoused mortgage loans, since they are secured primarily by loans on one-to-four family residential properties, are similar to these loans in terms of risk.

     From 1993 to 1995, net losses on real estate loans ranged from a high of 0.13% of real estate loans in 1993, to a low of 0.05% of real estate loans in 1995. In 1996 and 1997, Regions recognized net recoveries of 0.02% and 0.01% of real estate loans, respectively. These losses depend, to a large degree, on the level of interest rates, economic conditions and collateral values, and thus, are very difficult to predict. Management's current estimate of 1998 net real estate loan losses approximates the level experienced in 1993 through 1995.

     Regions' consumer loan portfolio consists of $3.5 billion in consumer loans, $504 million in personal lines of credit (including home equity loans) and $184 million in credit card loans. Consumer loans are primarily borrowings of individuals for home improvements, automobiles and other personal and household purposes. Regions' consumer loan portfolio includes $1.5 billion in indirect installment loans at December 31, 1997, compared to $1.4 billion at December 31, 1996. Periods of economic recession tend to increase consumer loan losses. During the past five years, the ratio of net consumer loan losses to consumer loans ranged from a low of 0.26% in 1994 to a high of 0.97% in 1997. Higher levels of personal bankruptcies in Regions' market areas contributed to the higher net consumer loan losses in 1997. Management expects net consumer loan losses in 1998 to be near the 1997 level.


   The following table presents information on non-performing loans and real estate acquired in settlement of loans:

NON-PERFORMING ASSETS
(dollar amounts in thousands)                                     DECEMBER 31
--------------------------------------------------------------------------------------------------------
                                                1997        1996       1995       1994        1993
--------------------------------------------------------------------------------------------------------
Non-performing loans:
  Loans accounted for on a
   non-accrual basis                          $100,039    $ 60,202    $54,132    $59,799    $ 62,063
  Loans contractually past due 90
   days or more as to principal or interest
   payments (exclusive of non-accrual
   loans)                                       17,485      26,532     10,238      5,843      13,280
  Loans whose terms have been
   renegotiated to provide a reduction
   or deferral of interest or principal
   because of a deterioration in the
   financial position of the borrower
   (exclusive of non-accrual loans and
   loans past due 90 days or more)               4,140       3,625      4,234      2,863       4,533
Real estate acquired in settlement of
 loans ("other real estate")                    11,856      10,736     10,137     18,718      28,021
 TOTAL                                        $133,520    $101,095    $78,741    $87,223    $107,897
Non-performing assets as a percentage of
 loans and other real estate                      0.81%       0.76%      0.68%      0.80%       1.28%

     The following analysis presents a five year history of the allowance for loan losses and loan loss data:

(dollar amounts in thousands)              1997             1996            1995          1994          1993
--------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance at beginning of year         $    175,548     $    159,487     $   143,464    $  125,027    $  100,248
Loans charged off:
  Commercial                                9,368            7,390          11,399        12,199         9,239
  Real estate                               1,338            1,063           6,643         8,261         7,344
  Installment                              52,913           27,953          17,169        10,555        10,922
   Total                                   63,619           36,406          35,211        31,015        27,505
Recoveries:
  Commercial                               12,597            6,877           7,053         5,084         4,755
  Real estate                               1,946            2,482           3,609         3,372         3,237
  Installment                              11,736            7,934           5,580         4,563         3,598
   Total                                   26,279           17,293          16,242        13,019        11,590
Net loans charged off
(recovered):
  Commercial                               (3,229)             513           4,346         7,115         4,484
  Real estate                                (608)          (1,419)          3,034         4,889         4,107
  Installment                              41,177           20,019          11,589         5,992         7,324
   Total                                   37,340           19,113          18,969        17,996        15,915
 Allowance of acquired banks               14,325            6,133           4,721        15,853        15,999
 Provision charged to expense              41,773           29,041          30,271        20,580        24,695
 Balance at end of year              $    194,306     $    175,548     $   159,487    $  143,464    $  125,027
Average loans outstanding:
 Commercial                          $  3,325,177     $  2,671,387     $ 2,421,972    $2,147,183    $1,848,757
 Real estate                            7,587,292        6,272,304       6,130,853     4,880,319     3,259,040
 Installment                            4,236,960        3,468,660       2,860,075     2,325,354     1,863,813
   Total                             $ 15,149,429     $ 12,412,351     $11,412,900    $9,352,856    $6,971,610
Net charge-offs (recoveries)
as percent of average loans
outstanding:
  Commercial                                 (.10)%            .02%            .18%          .33%          .24%
  Real estate                                (.01)            (.02)            .05           .10           .13
  Installment                                 .97              .58             .41           .26           .39
   Total                                      .25              .15             .17           .19           .23
Net charge-offs as percent
  of:
 Provision for loan losses                   89.4%            65.8%           62.7%         87.4%         64.5%
 Allowance for loan losses                   19.2             10.9            11.9          12.5          12.7
Allowance as percentage of
 Loans, net of unearned
 income                                      1.19%            1.32%           1.38%         1.32%         1.48%
 Provision for loan losses
 (net of tax effect) as
 percentage of net income                     8.7%             7.9%            9.6%          7.1%         10.5%


[Graph]
Loans as a Percentage of Average Assets

                                           1993   1994   1995   1996   1997
                                           65.7%  66.0%  69.6%  69.7%  71.1%

[Graph]
Allowance for Loan Losses as a Percentage of Loans

                                           1993   1994   1995   1996   1997
                                           1.48%  1.32%  1.38%  1.32%  1.19%

     At December 31, 1997, non-accrual loans totaled $100.0 million or 0.61% of loans, compared to $60.2 million or 0.45% of loans at December 31, 1996. The increase in the dollar amount of non-accrual loans at December 31, 1997, resulted from increases in real estate and consumer non-accruing loans, partially offset by a decline in commercial non-accruing loans. Commercial loans comprised $21.1 million of the 1997 total, with real estate loans accounting for $44.3 million and consumer loans $34.6 million. The table on the following page provides additional information on non-accruing loans based on the customer's Standard Industrial Classification Code.

     Loans contractually past due 90 days or more were 0.11% of total loans at December 31, 1997, compared to 0.20% of total loans at December 31, 1996. Decreased levels of past due consumer and commercial loans accounted for the decrease in total loans past due 90 days or more since December 31, 1996. Loans past due 90 days or more at December 31, 1997, consisted of $11.9 million in commercial and real estate loans, $2.4 million in installment loans and $3.2 million in personal lines of credit and credit card loans.

     Renegotiated loans were 0.03% of loans at December 31, 1997 and 1996. Renegotiated loans have remained at low levels over the last five years, as a result of paydowns and payoffs on renegotiated loans, which were added by acquisitions.

     Other real estate has increased slightly during the last two years, totaling $11.9 million at December 31, 1997, compared to $10.7 million at December 31, 1996. Other real estate added by acquisitions in 1997, partially offset by sales of other real estate, accounts for the increased level of other real estate. From 1993 through 1995, other real estate declined due to increased sales of parcels of other real estate, combined with fewer additions. Other real estate is recorded at the lower of (1) the recorded investment in the loan or
(2) the estimated net realizable value of the collateral. Although Regions does not anticipate material loss upon disposition of other real estate, sustained periods of adverse economic conditions, substantial declines in real estate values in Regions' markets, actions by bank regulatory agencies, or other factors, could result in additional loss from other real estate.

     The amount of interest income earned in 1997 on the $100.0 million of non-accruing loans outstanding at year end was approximately $4.3 million. If these loans had been current in accordance with their original terms, approximately $9.0 million would have been earned on these loans in 1997. Approximately $474,000 in interest income would have been earned in 1997 under the original terms of the $4.1 million in renegotiated loans outstanding at December 31, 1997. Approximately $425,000 in interest income was actually earned in 1997 on these loans.

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

     The commercial, real estate and consumer loan portfolios are highly diversified in terms of industry concentrations. The following table shows the largest concentrations in terms of the customer's Standard Industrial Classification (SIC) Code at December 31, 1997, 1996, and 1995:

(dollar amounts in millions)
-----------------------------------------------------------------------------------------------------------------------------------
                                                         1997                       1996                        1995
------------------------------------------------------------------    ------------------------------     --------------------------
                                                     % OF  % NON-                    % OF     % NON-                 % OF    % NON-
SIC CLASSIFICATION                        AMOUNT     TOTAL ACCRUAL      AMOUNT       TOTAL   ACCRUAL     AMOUNT     TOTAL   ACCRUAL
------------------------------------------------------------------    ------------------------------     --------------------------
Individuals                           $   8,871.3    54.0%   0.9%     $   7,697.5    57.7%   0.6%     $   6,718.4    58.1%   0.5%
Services:
 Physicians                                  77.9     0.5    0.0             69.9     0.5    0.0             60.2     0.5    0.0
 Business services                           62.4     0.4    0.1             72.0     0.5    0.0             45.9     0.4    0.0
 Religious organizations                    129.1     0.8    0.0            107.3     0.8    0.0             99.5     0.9    0.0
 Legal services                              58.5     0.4    0.0             56.3     0.4    0.0             44.4     0.4    0.0
 All other services                         979.8     5.9    0.2            744.5     5.6    0.2            596.4     5.1    0.3
  Total services                          1,307.7     8.0    0.3          1,050.0     7.8    0.2            846.4     7.3    0.3
Manufacturing:
 Electrical equipment                        54.6     0.3    0.0             53.8     0.4    0.0             39.0     0.3    0.0
 Food and kindred products                   28.1     0.2    0.0             29.0     0.2    0.0             77.6     0.7    0.1
 Rubber and plastic products                 24.4     0.2    0.0             23.4     0.2    0.0             17.7     0.2    0.0
 Lumber and wood products                   122.3     0.7    0.0             96.3     0.7    0.0             71.7     0.6    0.0
 Fabricated metal products                   45.8     0.3    0.0             54.2     0.4    0.0             63.5     0.5    0.1
 All other manufacturing                    466.8     2.8    0.3            344.9     2.6    0.1            296.5     2.6    0.1
  Total manufacturing                       742.0     4.5    0.3            601.6     4.5    0.1            566.0     4.9    0.3
Wholesale trade                             348.0     2.2    0.5            310.0     2.3    0.5            262.8     2.3    0.1
Finance, insurance and real estate:
 Real estate                              1,044.5     6.4    0.2            785.9     6.0    0.1            527.1     4.6    0.2
 Banks and credit agencies                   93.9     0.6    0.0             87.3     0.6    0.0             89.1     0.8    0.0
 All other finance, insurance
  and real estate                           141.3     0.8    0.0            120.9     0.9    0.0            135.0     1.1    0.1
  Total finance, insurance
   and real estate                        1,279.7     7.8    0.2            994.1     7.5    0.1            751.2     6.5    0.3
Construction:
 Residential building construction          335.4     2.0    0.4            263.7     2.0    0.1            185.9     1.6    0.1
 General contractors and builders           294.3     1.8    0.1            142.7     1.1    0.0             88.9     0.7    0.0
 All other construction                     173.7     1.1    0.0            137.0     1.0    0.2            262.8     2.3    0.5
  Total construction                        803.4     4.9    0.5            543.4     4.1    0.3            537.6     4.6    0.6
Retail trade:
 Automobile dealers                         263.8     1.6    0.1            242.3     1.8    0.1            202.2     1.7    0.0
 All other retail trade                     280.8     1.7    0.5            236.7     1.8    0.2            262.0     2.3    0.3
  Total retail trade                        544.6     3.3    0.6            479.0     3.6    0.3            464.2     4.0    0.3
Agriculture, forestry and fishing           237.8     1.5    0.2            193.8     1.5    0.2            162.2     1.4    0.5
Transportation, communication,
 electrical, gas and sanitary               328.1     2.0    0.2            260.4     2.0    0.1            162.8     1.4    0.6
Mining (including oil and gas
 extraction)                                 15.9     0.1    0.2             12.9     0.1    0.0             13.8     0.1    0.0
Public administration                       333.9     2.0    1.0            379.4     2.8    0.9             63.3     0.5    4.8
Revolving credit loans                      678.8     4.1    0.0            564.2     4.2    0.0            437.3     3.8    0.0
Other                                       936.4     5.6    0.0            249.2     1.9    0.0            583.6     5.1    0.7
  TOTAL                               $  16,427.6   100.0%   0.6%     $  13,335.5   100.0%   0.5%     $  11,569.6   100.0%   0.5%

INTEREST-BEARING DEPOSITS IN OTHER BANKS

   Interest-bearing deposits in other banks are used primarily as temporary investments. These assets generally have short-term maturities. This category of earning assets declined from $56.5 million at December 31, 1995 to $33.2 million and $29.5 million at December 31, 1996 and 1997, respectively. Maturities from a portion of these assets were reinvested in alternative investments in 1996 and 1997, resulting in the declining balance over the past two years.

SECURITIES

     The following table shows the carrying values of securities as follows: (in thousands)

                                                          December 31
------------------------------------------------------------------------------------
                                                 1997         1996          1995
------------------------------------------------------------------------------------
Investment securities:
  U.S. Treasury & Federal agency securities   $2,078,016   $1,240,974   $  894,606
  Obligations of states and political
    subdivisions                                 489,162      450,415      425,456
  Mortgage-backed securities                     307,039      411,344      268,926
  Other securities                                     0           17          118
      TOTAL                                   $2,874,217   $2,102,750   $1,589,106

Securities available for sale:
  U.S. Treasury & Federal agency securities   $  218,955   $  429,620   $  799,190
  Obligations of states and political
    subdivisions                                  26,917        8,292       20,219
  Mortgage-backed securities                   1,220,739    1,279,422    1,406,264
  Other securities                                   820        8,030       15,092
  Equity securities                               58,541       42,481       33,910
      TOTAL                                   $1,525,972   $1,767,845   $2,274,675


     Total securities increased $530 million in 1997. U.S. Treasury and Federal agency securities increased $626 million or 37% due primarily to acquisitions. Obligations of states and political subdivisions increased $57 million or 13%. Mortgage-backed securities decreased $163 million or 10% in 1997.

     In 1996, total securities increased $6.8 million. U.S. Treasury and Federal agency securities decreased $23.2 million, with mortgage-backed securities increasing $15.6 million. Obligations of states and political subdivisions increased $13 million or 3% in 1996.

     In 1995, total securities increased $517 million or 15%. U.S. Treasury and Federal agency securities accounted for $162 million of the increase, with mortgage backed securities increasing $324 million or 24%. During 1995, $396 million of single-family residential mortgage loans were securitized and transferred from the loan portfolio to mortgage-backed securities in the available for sale securities portfolio. Excluding the effect of securitizations, mortgage-backed securities would have decreased $72 million in 1995, due to maturities and paydowns. Obligations of states and political subdivisions increased $32 million or 8%.

     In December 1995, Regions reclassified $644 million of investment securities to securities available for sale in accordance with the Financial Accounting Standards Board Implementation Guide for Statement of Financial Accounting Standard 115. This reclassification gives Regions additional flexibility in managing its securities portfolios.

     Regions' investment portfolio policy stresses quality and liquidity. At December 31, 1997, the average maturity of U.S. Treasury and Federal agency securities was 4.0 years and that of obligations of states and political subdivisions was 8.3 years. The average expected maturity of mortgage-backed securities was 3.2 years and other securities had an average contractual maturity of 5.0 years. Overall, the average maturity of the portfolio was 9.7 years using contractual maturities and 3.8 years using expected maturities.

Expected maturities differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities purchased during the last several years have consisted of primarily short- to intermediate-term maturities.

   The estimated fair market value of Regions' investment securities portfolio at December 31, 1997, was 1.1% ($31.9 million) above the amount carried on Regions' books. Regions' securities available for sale portfolio at December 31, 1997, included net unrealized gains of $18.1 million. Regions' investment securities and securities available for sale portfolios included gross unrealized gains of $60 million and gross unrealized losses of $10 million at December 31, 1997. Market values of these portfolios vary significantly as interest rates change; however, management expects normal maturities from the securities portfolios to meet liquidity needs.

     Of Regions' tax-free securities rated by Moody's Investors Service, Inc., 95% are rated "A" or better. The portfolio is carefully monitored to assure no unreasonable concentration of securities in the obligations of a single debtor, and current credit reviews are conducted on each security holding.

     The following table shows the maturities of securities (excluding equity securities) at December 31, 1997, the weighted average yields and the taxable equivalent adjustment used in calculating the yields:


(in thousands)                                                                          SECURITIES MATURING
                                                           ------------------------------------------------------
                                                                           After One   After Five
                                                             Within       But Within   But Within           After
                                                           One Year       Five Years    Ten Years       Ten Years             Total
                                                           ------------------------------------------------------------------------
Investment securities:
  U.S. Treasury and Federal agency securities              $385,992       $1,013,604     $678,420       $     -0-        $2,078,016
  Obligations of states and political
    subdivisions                                             49,462          151,306      198,756          89,638           489,162
  Mortgage-backed securities                                 17,842          281,009          -0-           8,188           307,039
  Other securities                                              -0-              -0-          -0-             -0-               -0-
      TOTAL                                                $453,296       $1,445,919     $877,176       $  97,826        $2,847,217

  Weighted average yield                                       6.81%            6.82%        7.38%           8.44%             7.05%

Securities available for sale:
  U.S. Treasury and Federal agency securities              $ 81,436       $  136,749     $    770       $     -0-        $  218,955
  Obligations of states and political
    subdivisions                                              1,574           12,893        7,967           4,483            26,917
  Mortgage-backed securities                                 22,158          989,220      144,072          65,289         1,220,739
  Other securities                                              520              -0-          300             -0-               820
      TOTAL                                                $105,688       $1,138,862     $153,109       $  69,772        $1,437,431

  Weighted average yield                                       6.25%            6.91%        7.33%           7.34%             6.92%

Taxable equivalent adjustment for calculation
  of yield                                                 $  2,961       $    7,508     $  5,060       $     538        $   16,067


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

     The securities portfolio is one of Regions' primary sources of liquidity. Maturities of securities provide a constant flow of funds which are available for cash needs (see previous table on Securities Maturing). Maturities in the loan portfolio also provide a steady flow of funds (see previous table on Loans Maturing). At December 31, 1997, commercial loans, real estate construction loans and commercial mortgage loans with an aggregate balance of $3.3 billion, as well as securities of $559 million, were due to mature in one year or less. Additional funds are provided from payments on consumer loans and one-to-four family residential mortgage loans. Historically, the Company's high levels of net operating earnings have also contributed to cash flow. In addition, liquidity needs can be met by the purchase of funds in state and national money markets. Regions' liquidity also continues to be enhanced by a relatively stable deposit base.

     The loan to deposit ratio increased from 85.51% at December 31, 1995, to 88.46% at December 31, 1996 and to 92.36% at December 31, 1997, as earning asset growth outpaced the growth in deposits, generating the need to increase purchased funds and other short-term borrowings.

     As shown in the Consolidated Statement of Cash Flows, operating activities provided significant levels of funds in all three years, due primarily to high levels of net income. Investing activities, primarily in loans and securities, were a net user of funds in all three years. Strong loan growth over the last three years, particularly in 1996 and 1997, has required a significant amount of funds for investing activities. Funds needed for investing activities were provided primarily by deposits, purchased funds, and borrowings. Financing activities provided more funds in 1997 due to more reliance on short- and long-term borrowings and to increases in deposits. In 1996, increases in deposits and short-term borrowings provided significant amounts of funding. Cash dividends and the open-market purchase of the Company's common stock, which was reissued in connection with specific purchase acquisitions, also required funds in 1995, 1996 and 1997. Funds needed for the pending acquisitions as of December 31, 1997, are expected to be provided by working capital or short-term borrowings.

     Regions Bank's short-term certificates of deposit are rated "A-1+" by Standard & Poor's Corporation. This is the highest rating available for any company. Regions Bank's long-term certificates of deposit are rated "AA-", which is higher than any other Alabama bank and among the highest in the Southeast.

     Moody's Investors Service has also given similar quality ratings to Regions Bank's short- and long-term debt and certificates of deposit. Short-term debt and certificates of deposit are rated "P-1" and long-term debt and certificates of deposit are rated "Aa2".

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

     Regions Bank has taken the necessary steps for the possible issuance of up to $250 million in bank notes to institutional investors. The notes can have maturities ranging from 30 days to 30 years and fixed or variable interest rates. The proceeds from issuance of the bank notes can be used in the ordinary course of business and provide an additional source of funding. At December 31, 1996, $40 million in senior bank notes were outstanding. At December 31, 1997, no senior bank notes were outstanding.

     Regions Bank's notes were rated "A-1+/AA-" by Standard & Poor's Corporation and "P-1/Aa2" by Moody's Investors Service. Regions' and its banking subsidiary's high quality ratings from nationally recognized rating agencies enhance the Company's ability to raise funds in national money markets. The high ratings also help to attract both loan and deposit customers in local markets.

     Historically, Regions has found short- and intermediate-term credit readily available on reasonable terms from money center or regional banks. Regions' management places constant emphasis on the maintenance of adequate liquidity to meet conditions which might reasonably be expected to occur.

DEPOSITS

   Deposits are Regions' primary source of funds -- providing funding for 86% of average earning assets in both 1997 and 1996. During the last four years, average total deposits grew at a compound annual rate of 13%. Average deposits grew $1.6 billion or 13% in 1995, $1.2 billion or 9% in 1996 and $2.6 billion or 18% in 1997. Acquisitions, net of branch sales, contributed average deposit growth of $823 million in 1995, $636 million in 1996 and $607 million in 1997.

    As money flows between the banking system and other financial markets, Regions faces stiff competition from other banking and financial services companies for a share of the deposit market. Regions' ability to compete in the deposit market depends heavily on how effectively the company meets customers' needs. Regions employs both traditional and non-traditional means to meet customers' needs and enhance competitiveness. The traditional means include: providing well-designed products, providing a high level of customer service, providing attractive pricing and expanding the traditional branch network to provide convenient branch locations for customers throughout the Southeastern U.S. Recently, Regions has also begun to employ non-traditional approaches to enhance its competitiveness. These include: providing centralized, high quality telephone banking services and providing alternative product delivery channels like PC and home banking. Regions' success at competing for deposits is discussed below.

   Average non-interest bearing deposits have grown at a steady pace, increasing at a compound growth rate of 12% since 1994. This category of deposits grew 8% in 1995, 4% in 1996 and 26% in 1997. Non-interest bearing deposits are a significant funding source for Regions, accounting for 13% of average total deposits in 1995, 1996 and 1997.

   During 1995, 1996 and 1997, the rate paid on savings accounts was less attractive to customers, relative to other investment alternatives. As a result, savings accounts have increased at only a 1% compound growth rate since 1994. Savings declined 1% in 1995, less than 1% in 1996 and increased 4% in 1997. Management expects savings accounts to continue to be a stable funding source, but does not expect any significant growth in the current interest rate environment. In 1997, savings accounts accounted for 6% of average total deposits compared to 7% of average total deposits in 1996.

   During 1997, interest-bearing transaction accounts increased 37%. During 1995 and 1996, Regions reclassified a portion of interest-bearing transaction accounts to money market savings accounts, resulting in a 21% decline in 1995 and a 75% decline in 1996. Although they declined as a source of funds in 1995 and 1996, interest-bearing transaction accounts increased in 1997, reflecting their importance as a funding source to Regions. During 1996 and 1997, interest-bearing transaction accounts accounted for 2% and 3% of average total deposits, respectively.

   Money market savings products continue to be Regions' fastest growing deposits, increasing at a compound annual rate of 43% since 1994. Customers have responded to Regions' innovative, competitive money market savings products by continuing to invest in these accounts. The results are increases in average balances of 57% in 1995, 60% in 1996 and 17% in 1997. As mentioned above, a reclassification from interest-bearing transaction accounts to money market savings increased the 1995 and 1996 money market savings growth rate. Money market savings products are one of Regions' most significant funding sources, accounting for 18% of average total deposits in 1995 and 27% of average total deposits in 1996 and 1997.

   Certificates of deposit of $100,000 or more increased 38% in 1995, 19% in 1996 and 33% in 1997, due to their increased use as a funding source. Since 1994, certificates of deposit of $100,000 or more have increased at a compound annual rate of 29%, and in 1997 accounted for 15% of average total deposits, up from a four year low of 10% in 1994.

   Other interest-bearing deposits (certificates of deposit of less than $100,000 and time open accounts) increased 9% in 1996 and 12% in 1997. This category of deposits continues to be Regions' primary funding source; it accounted for 35% of average total deposits in 1997, down from 37% of average total deposits in 1996. Wider pricing spreads over the last two years have made this category of deposits attractive relative to other investment alternatives. Innovative deposit products in this category have helped Regions continue to increase deposits and maintain market share in the Company's major markets.

   The sensitivity of Regions' deposit rates to changes in market interest rates is reflected in the Company's average interest rate paid on interest-bearing deposits (see table following on Average Rates Paid). Beginning in early 1994 and continuing throughout the year, market interest rates rose. Beginning in early 1995 and continuing throughout the year, market interest rates began to decline. During 1996, market interest rates were relatively stable. During 1997, market interest rates generally declined. While Regions' average interest rate paid on interest-bearing deposits follows these trends, a lag period exists between the change in market rates and the repricing of the deposits. The rate paid on interest-bearing deposits increased from 3.71% in 1994 to 4.66% in 1995, dropped slightly to 4.65% in 1996 and increased to 4.72% in 1997.

   A detail of interest-bearing deposit balances at December 31, 1997, and 1996, and the interest expense on these deposits for the three years ended December 31, 1997, is presented in Note H to the consolidated financial statements.

The following table presents the detail of interest-bearing deposits and maturities of the larger time deposits:

(in thousands)                                                                    December 31
                                                                              1997           1996
Interest-bearing deposits of less than $100,000                           $12,629,787    $10,757,175
Time deposits of $100,000 or more, maturing in:
 3 months or less                                                           1,086,020        986,947
 over 3 through 6 months                                                      559,543        464,281
 over 6 through 12 months                                                     378,057        419,341
 over 12 months                                                               729,972        511,418
                                                                          -----------    -----------
  Total                                                                     2,753,592      2,381,987
 Total                                                                    $15,383,379    $13,139,162

The following table presents the average amounts of deposits outstanding by category for the four years ended December 31, 1997:

(in thousands)                                                                   Average Amounts Outstanding
                                                       1997              1996               1995                1994
Non-interest-bearing demand deposits               $ 2,284,928       $ 1,816,495        $ 1,748,647         $ 1,613,461

Interest-bearing transaction accounts                  490,655           359,254          1,428,900           1,805,640
Savings accounts                                     1,033,982           993,465            995,307           1,004,625
Money market savings accounts                        4,586,604         3,911,791          2,450,687           1,557,413
Certificates of deposit of $100,000 or more          2,601,901         1,963,177          1,652,016           1,199,713
Other interest-bearing deposits                      6,042,590         5,405,215          4,976,959           4,524,256
  Total interest-bearing deposits                   14,755,732        12,632,902         11,503,869          10,091,647
  Total deposits                                   $17,040,660       $14,449,397        $13,252,516         $11,705,108



The following table presents the average rates paid on deposits by category for the four years ended December 31, 1997:

                                                                    Average Rates Paid
                                                  1997           1996           1995          1994
Interest-bearing transaction accounts              3.31%          3.06%          2.86%         2.79%
Savings accounts                                   2.39           2.63           2.75          2.86
Money market savings accounts                      3.56           3.45           3.93          2.84
Certificates of deposit of $100,000 or more        5.76           5.63           5.03          3.91
Other interest-bearing deposits                    5.68           5.65           5.79          4.51
  Total interest-bearing deposits                  4.72%          4.65%          4.66%         3.71%

BORROWED FUNDS

     Regions' short-term borrowings consist of federal funds purchased and security repurchase agreements, commercial paper, Federal Home Loan Bank structured notes and other short-term borrowings.

     Federal funds purchased and security repurchase agreements are used to satisfy daily funding needs and, when advantageous, for rate arbitrage. Federal funds purchased and security repurchase agreements increased from $1.5 billion at December 31, 1996, to $1.9 billion at December 31, 1997. Balances in these accounts can fluctuate significantly on a day-to-day basis. The average daily balance of federal funds purchased and security repurchase agreements, net of federal funds sold and security reverse repurchase agreements, increased $338.7 million in 1996 and $401.6 million in 1997. These increases resulted from increased reliance on purchased funds to support earning asset growth. A higher level of net purchased funds is expected to continue unless additional alternative funding sources are utilized or unless earning assets grow slower than interest-bearing liabilities.

     In December 1997, Regions began to utilize Federal Home Loan Bank structured notes as a short term funding source, primarily due to their favorable interest rate. These structured notes have a stated ten year maturity but are callable, at the option of the Federal Home Loan Bank, every three months. Because of the call feature, the structured notes are considered short term. As of December 31, 1997, $500 million of structured notes were outstanding.

     At December 31, 1997, $52.8 million in commercial paper was outstanding, compared to $40.4 million at December 31, 1996. The Company issues commercial paper through its private placement commercial paper program. Company policy limits total commercial paper outstanding, at any time, to $75 million. The level of commercial paper outstanding depends on the funding requirements of the Company and the cost of commercial paper compared to alternative borrowing sources.

     Other short-term borrowings decreased $19.0 million from December 31, 1996 to December 31, 1997, primarily due to a decline in borrowings under a short-term borrowing arrangement with an unaffiliated bank. The remaining balance in other short-term borrowings consists of a short sale liability, which is frequently used by Regions' broker/dealer subsidiary to offset other market risks which are undertaken in the normal course of business.

     Regions' long-term borrowings consist primarily of subordinated notes, Federal Home Loan Bank borrowings and other long-term notes payable.

     The amount outstanding on subordinated notes did not change between December 31, 1996 and 1997 since no maturities were due or new issuances occurred.

     Federal Home Loan Bank borrowings decreased $9.4 million in 1997 and $153.1 million in 1996 due to scheduled payments and maturities. Membership in the Federal Home Loan Bank system provides access to an additional source of lower-cost funds. These borrowings can be used to partially hedge against the effect future interest rate changes may have on the Company's real estate mortgage portfolio.

     The Company's bank note program provides Regions with another source of funding and offers flexibility in structuring the term of the notes. Currently up to $250 million of unsecured senior bank notes can be issued through Regions' banking subsidiary, Regions Bank. The $40 million in senior bank notes outstanding at December 31, 1996, matured in 1997 and no new notes have been issued.

     Other long-term notes payable consist of mortgage notes payable on certain of the Company's buildings and low-income housing partnership investments, notes issued to former stockholders of acquired banks, notes for equipment financing, and miscellaneous notes payable. Other long-term borrowings increased $2.3 million in 1997, due to notes assumed through acquisitions and increased $3.3 million in 1996, due to increased equipment financing.

STOCKHOLDERS' EQUITY

     Over the past three years, stockholders' equity has increased at a compound annual growth rate of 14.1%. Stockholders' equity has grown from $1.3 billion at the beginning of 1995 to $1.9 billion at year-end 1997. Internally generated retained earnings contributed $454 million of this growth, equity issued in connection with acquisitions accounted for $107 million, $25 million was attributable to the exercise of stock options and to the issuance of stock for dividend reinvestment plans and employee incentive plans, and $40 million was attributable to increases in other components of equity. The internal capital generation rate (net income less dividends as a percentage of average stockholders' equity) was 10.4% in 1997, compared to 9.4% in 1996 and 8.7% in 1995.

     Regions' ratio of stockholders' equity to total assets was 8.30% at December 31, 1997, compared to 8.45% at December 31, 1996, and 8.48% at December 31, 1995. Regions' capital level is a source of strength and provides flexibility for future growth.

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

     The following chart summarizes the applicable bank regulatory capital requirements. Regions' capital ratios at December 31, 1997, substantially exceeded all regulatory requirements.

BANK REGULATORY CAPITAL REQUIREMENTS

                                                      MINIMUM
                                                    REGULATORY      REGIONS AT
                                                    REQUIREMENT   DECEMBER 31, 1997
Tier 1 capital to risk-adjusted assets                  4.00%           10.48%
Total risk-based capital to risk-adjusted assets        8.00            12.93
Tier 1 leverage ratio                                   3.00             7.52

     At December 31, 1997, Tier 1 capital totaled $1.689 billion, total risk-based capital totaled $2.083 billion, and risk-adjusted assets totaled $16.118 billion.

     Total capital at the banking affiliates also has an important effect on the amount of FDIC insurance premiums paid. Institutions not considered well capitalized can be subject to higher rates for FDIC insurance. As of December 31, 1997, all of Regions' banking affiliates had the requisite capital levels to qualify as well capitalized.

     Regions attempts to balance the return to stockholders through the payment of dividends, with the need to maintain strong capital levels for future growth opportunities. In 1997, Regions returned 36% of earnings to its stockholders in the form of dividends. Total dividends declared by Regions in 1997 were $109.0 million or $.80 per share, an increase of 14% from the $0.70 per share in 1996. Also in 1997, Regions declared and paid a two-for-one stock split.

     In January 1998, the Board of Directors declared a 15% increase in the quarterly cash dividend from $.20 to $.23 per share. This is the twenty-seventh consecutive year that Regions has increased cash dividends.

     The following table shows the percentage distribution of Regions' consolidated average balances of assets, liabilities and stockholders' equity for the five years ended December 31, 1997:

                                                      1997         1996        1995         1994            1993
ASSETS
Earning assets:
  Taxable securities                                  17.7%        20.0%       18.9%        20.2%           18.4%
  Non-taxable securities                               2.4          2.4         2.5          2.7             3.0
  Federal funds sold                                   0.6          0.3         0.8          1.3             1.4
  Loans (net of unearned
   income):
   Commercial                                         15.6         15.0        14.8         15.2            17.4
   Real estate                                        35.6         35.2        37.4         34.4            30.7
   Installment                                        19.9         19.5        17.5         16.4            17.6
    Total loans                                       71.1         69.7        69.7         66.0            65.7
   Allowance for loan losses                          (0.9)        (1.0)       (0.9)        (1.0)           (1.0)
    Net loans                                         70.2         68.7        68.8         65.0            64.7
  Other earning assets                                 1.2          1.5         1.0          2.4             3.7
    Total earning assets                              92.1         92.9        92.0         91.6            91.2
Cash and due from banks                                3.0          2.7         3.3          3.7             4.4
Other non-earning assets                               4.9          4.4         4.7          4.7             4.4
    Total assets                                     100.0%       100.0%      100.0%       100.0%          100.0%
LIABILITIES AND STOCKHOLDERS'
EQUITY
Deposits:
 Non-interest-bearing                                 10.7%        10.2%       10.7%        11.4%           12.6%
 Interest-bearing                                     69.3         70.9        70.1         71.2            73.4
    Total deposits                                    80.0         81.1        80.8         82.6            86.0
Borrowed funds:
  Short-term                                           8.1          6.7         5.5          3.4             2.1
  Long-term                                            2.0          2.7         4.0          4.2             1.7
    Total borrowed funds                              10.1          9.4         9.5          7.6             3.8
Other liabilities                                      1.3          1.0         1.3          1.4             1.4
    Total liabilities                                 91.4         91.5        91.6         91.6            91.2
Stockholders' equity                                   8.6          8.5         8.4          8.4             8.8
    Total liabilities and
    stockholders' equity                             100.0%       100.0%      100.0%       100.0%          100.0%

OPERATING RESULTS

   Net income increased 30% in 1997 and 16% in 1996. Excluding the SAIF assessment and the merger expenses incurred in 1996 (see Note U to the consolidated financial statements) income increased 21% in 1997. The accompanying table presents the dollar amount and percentage change in the important components of income that occurred in 1997 and 1996.

SUMMARY OF CHANGES IN OPERATING RESULTS

  (DOLLAR AMOUNTS IN THOUSANDS)           Increase (Decrease)
                                1997 Compared        1996 Compared
                                    to 1996             to 1995
                                    AMOUNT        %     Amount        %
------------------------------------------------------------------------
NET INTEREST INCOME               $ 128,415     18%    $ 76,202     12%
  Provision for loan losses          12,732     44       (1,230)    (4)
Net interest income
  after provision for
  loan losses                       115,683     17       77,432     13
NON-INTEREST INCOME:
Trust department income               1,572      6        1,978      8
Service charges on
 deposit accounts                    23,195     26       15,090     21
Mortgage servicing
 and origination fees                 4,805      9        7,009     16
Securities transactions              (2,574)    NM        3,539     NM
Other                                10,816     21        5,717     13
  Total non-interest
   income                            37,814     17       33,333     18
NON-INTEREST EXPENSE:
Salaries and
 employee benefits                   51,216     18       20,779      8
Net occupancy
 expense                              4,686     14        4,611     16
Furniture and equip-
 ment expense                         4,118     12        4,485     15
FDIC insurance
 expense                             (2,472)   (38)     (11,848)   (65)
SAIF assessment and merger
 expenses                           (30,477)    NM       30,477     NM
Other                                19,469     12       17,836     12
  Total non-interest
   expense                           46,540      8       66,340     14
  Income before
   income taxes                     106,957     32       44,425     15
Applicable income
 taxes                               36,951     34       12,568     13
  NET INCOME                      $  70,006     30%    $ 31,857     16%

  INCOME BEFORE SAIF ASSESSMENT
     AND MERGER EXPENSES          $  50,998     21%    $ 50,865     26%

NET INTEREST INCOME

     Net interest income (interest income less interest expense) is Regions' principal source of income. Net interest income increased 18% in 1997 and 12% in 1996. On a taxable equivalent basis, net interest income increased 19% in 1997 and 11% in 1996. The table on page 43 provides additional information to analyze the changes in net interest income.

     In 1997, growth in interest-earning assets and interest-bearing liabilities contributed to the increase in net interest income. During 1997, average interest-earning assets grew 19% and average interest-bearing liabilities grew 18%. Growth in earning assets typically increases net interest income due to the positive spread between earning asset yields and interest-bearing liability rates. However, unfavorable changes in interest-bearing liability rates partially offset the increase in net interest income attributable to growth.

     In 1996, growth in interest-earning assets and interest-bearing liabilities also contributed to the increase in net interest income. During 1996, both average earning assets and average interest-bearing liabilities grew 10%. Favorable changes in interest earning asset yields and interest-bearing liability rates also contributed to the increase in net interest income.

     Regions measures its ability to produce net interest income with a ratio called the interest margin. The interest margin is net interest income (on a taxable equivalent basis) as a percentage of average earning assets. The interest margin increased from 4.21% in 1995, to 4.27% in 1996 and remained 4.27% in 1997. Changes in the interest margin occur primarily due to two factors: (1) the interest rate spread (the difference between the taxable equivalent yield on earning assets and the rate on interest-bearing liabilities) and (2) the percentage of earning assets funded by interest-bearing liabilities.

     The first factor affecting Regions' interest margin is the interest rate spread. Regions' average interest rate spread was 3.51% in 1995, 3.59% in 1996 and 3.56% in 1997. Market interest rates, both the level of rates and the slope of the yield curve (the spread between short-term rates and longer-term rates), affect the interest rate spread by influencing the pricing on most categories of Regions' interest-earning assets and interest-bearing liabilities.

     In July 1995, the Federal Reserve (Fed) began lowering the Federal Funds rate. In three separate moves, the Fed lowered the Federal Funds rate from 6.00% to 5.25%. The final move came on January 31, 1996. The Fed maintained the 5.25% Fed Funds rate throughout the remainder of 1996. In March 1997 the Fed raised the Federal Funds rate to 5.50% where it remained for the rest of the year. As can be seen above, Regions managed through this period with only minor changes in the interest rate spread.

     Although the Federal Funds rate was fairly stable during 1997, yields on intermediate to long-term government securities dropped considerably. This drop in government interest rates created a relatively flat yield curve. Regions' interest-earning asset yields and interest-bearing liability rates were both higher in 1997 compared to 1996 -- reflecting the higher market interest rates experienced in late 1996 and early 1997. However, as market interest rates declined and as the yield curve flattened, Regions' interest-earning asset yields declined faster than did interest-bearing liability rates. The interest rate spread contracted in 1997 because interest-bearing liability rates increased 3 basis points more than did interest-earning asset yields.

Net Interest Income
($ in Thousands, Taxable Equivalent)

                                    [Graph]

                           1993       1994        1995        1996        1997
Interest Income          762,969   1,008,744   1,276,600   1,399,799   1,670,471
Interest Expense         296,195     436,157     635,336     685,656     824,203
                         -------------------------------------------------------
  Net Interest Income    466,774     572,587     641,264     714,143     846,268

Interest Rate Spread
(Taxable Equivalent)
                                    [Graph]

                               1993       1994      1995     1996        1997
Average Interest Rate Earned      7.8        7.7       8.4      8.4         8.4
Average Interest Rate Paid        3.6        3.9       4.9      4.8         4.9
                              -------------------------------------------------
  Interest Rate Spread            4.2        3.8       3.5      3.6         3.5

     The interest rate spread increased in 1996 because interest-bearing liability rates decreased 8 basis points while interest-earning asset yields were unchanged. During 1996, with market interest rates down slightly from 1995, the yield on interest-earning assets remained stable. Interest-bearing liability rates continued to move lower during 1996 reflecting a lag between declines in market interest rates and the repricing of the company's certificate of deposit
(CD) portfolio.

     The mix of earning assets can also affect the interest rate spread. During 1997, loans, which are typically Regions' highest yielding earning asset, increased as a percentage of earning assets -- partially offsetting the effects of changing earning asset yields and interest-bearing liability rates. Average loans as a percentage of earning assets were 74% in 1996 and 76% in 1997.

     The second factor affecting the interest margin is the percentage of earning assets funded by interest-bearing liabilities. Funding for Regions' earning assets comes from interest-bearing liabilities, non-interest-bearing liabilities and stockholders' equity. The net spread on earning assets funded by non-interest-bearing liabilities and stockholders' equity is higher than the net spread on earning assets funded by interest-bearing liabilities. The percentage of earning assets funded by interest-bearing liabilities was 86% in both 1995 and 1996, but dropped to 85% in 1997. The changes in the percentage of earning assets funded by interest-bearing liabilities had a positive effect on net interest income in 1997. Since there was no change in the percentage of earning assets funded by interest-bearing liabilities during 1996, this factor did not affect the net interest margin. The trend has been for a greater percentage of new funding for earning assets to come from interest-bearing sources. Management expects this trend to continue.

MARKET RISK - INTEREST RATE SENSITIVITY

     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to a change in interest rates, exchange rates and equity prices. Regions' primary risk is interest rate risk.

     The primary objective of Asset/Liability Management at Regions is to manage interest rate risk and achieve reasonable stability in net interest income throughout interest rate cycles. This is achieved by maintaining the proper balance of rate sensitive earning assets, rate sensitive liabilities and off-balance sheet interest rate hedges. The relationship of rate sensitive earning assets to rate sensitive liabilities, adjusted for the effect of off-balance sheet hedges, (interest rate sensitivity) is the principal factor in projecting the effect that fluctuating interest rates will have on future net interest income. Rate sensitive earning assets and interest-bearing liabilities are those that can be repriced to current market rates within a relatively short time period. Management monitors the rate sensitivity of earning assets and interest-bearing liabilities over the entire life of these instruments, but places particular emphasis on the first year. At December 31, 1997, approximately 53% of earning assets and 69% of the funding for these earning assets were scheduled to be repriced to current market rates at least once during 1998.

     The accompanying table shows Regions' rate sensitive position at December 31, 1997, as measured by gap analysis (the difference between the earning asset and interest-bearing liability amounts scheduled to be repriced to current market rates in subsequent periods). Over the next 12 months approximately $3.4 billion more interest-bearing liabilities than earning assets can be repriced to current market rates at least once. As a result, the one-year cumulative gap (the ratio of rate sensitive assets to rate sensitive liabilities) at December 31, 1997, was 0.77, indicating a "liability sensitive" position. However, this ratio is only one of the tools that management uses to measure rate sensitivity.

     Historically, Regions has not experienced the level of net interest income volatility indicated by gap analysis. The primary reason for the lack of volatility is that Regions has a relatively large base of core deposits that do not reprice on a contractual basis. These deposit products include regular savings, interest-bearing transaction accounts and a portion of money market savings accounts. Balances for these accounts are reported in the one to three month repricing category and comprise 23% of interest-bearing deposits. However, the rates paid are typically not directly related to market interest rates, since management exercises some discretion in adjusting these rates as market rates change.

     Another reason for the lack of volatility in net interest income is that Regions' loan and security portfolios contain fixed-rate mortgage-related products, including whole loans, mortgage-backed securities and collateralized mortgage obligations having amortization and cash flow characteristics that vary with the level of market interest rates. These earning assets are generally reported in the non-sensitive category. In fact, a significant portion of these earning assets may pay-off within one year or less because their cash flow characteristics are materially impacted by mortgage refinancing activity. If deposit accounts that are not sensitive to market interest rate changes were redistributed based on expected cash flows and probable repricing intervals, Regions' one-year cumulative gap ratio would be 1.02 -- indicating an "asset sensitive" position.

     Regions uses additional tools to monitor and manage interest rate sensitivity. One of the primary tools used is simulation analysis. Simulation analysis is the primary method of estimating earnings at risk and capital at risk under varying interest rate conditions. Simulation analysis is used to test the sensitivity of Regions' net interest income and stockholders' equity to both the level of interest rates and the slope of the yield curve. Simulation analysis uses a more detailed version of the information shown in the accompanying table and adds adjustments for the expected timing and magnitude of asset and liability cash flows, as well as the expected timing and magnitude of repricings of deposits that do not reprice on a contractual basis. In addition, simulation analysis includes adjustments for the lag between movements in market interest rates and the movement of administered rates on prime rate loans, interest-bearing transaction accounts, regular savings and money market savings accounts. These adjustments are made to reflect more accurately possible future cash flows, repricing behavior and ultimately net interest income. Simulation analysis indicates that Regions is slightly "liability sensitive."

FORWARD-LOOKING STATEMENTS

     The section that follows, "Exposure to Interest Rate Shifts", contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements may involve significant risk and uncertainties. Although Regions believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements.

     EXPOSURE TO INTEREST RATE SHIFTS. Based on the afore mentioned discussion, management can estimate the effect shifts in interest rates may have upon the Company's net interest income, Regions' principal source of income.

   The following table demontrates the expected effect a given interest rate shift would have on Regions net interest income.

   (Dollar amounts in thousands)
CHANGE IN INTEREST RATES (IN             $ CHANGE IN NET       % CHANGE IN NET
BASIS POINTS)                            INTEREST INCOME      INTEREST INCOME
                +200                         $(3,729)              (.43)%
                +100                          (2,380)              (.27)
                -100                          24,511               2.79
                -200                          49,427               5.63

     In the event of a shift in interest rates, management would attempt to take certain actions to mitigate the negative impact to net interest income. These actions include but are not limited to, restructuring of interest-earning assets, seeking alternative funding sources and entering into interest rate swap agreements.

INTEREST RATE SENSITIVITY ANALYSIS
                                                                          December 31, 1997
(dollar amounts in millions)                                            Rate Sensitive Period
                                               1-3            4-6          7-12                 OVER 1 YEAR OR
                                            MONTHS         MONTHS        MONTHS          TOTAL   NON-SENSITIVE       TOTAL
EARNING ASSETS:
 Loans, net of unearned income         $    6,362.3   $     835.3   $   1,449.9   $    8,647.5   $    7,747.4  $   16,394.9
 Investment securities                        644.7         313.5         747.1        1,705.3        1,168.9       2,874.2
 Securities available for sale                119.7          58.2         276.0          453.9        1,072.1       1,526.0
 Interest bearing deposits
    in other banks                             29.3            .1           -             29.4            -            29.4
 Federal funds sold and securities
     purchased under agreements
     to resell                                 97.1           -             -             97.1            -            97.1
 Mortgage loans held for sale                 375.8           -             -            375.8            -           375.8
 Trading account assets                        50.7           -             -             50.7            -            50.7
  Total earning assets                 $    7,679.6   $   1,207.1   $   2,473.0   $   11,359.7   $    9,988.4  $   21,348.1
  Percent of total earning assets              36.0%          5.7%         11.6%          53.3%          46.7%        100.0%

FUNDING SOURCES:
 Non-interest-bearing deposits                 --             -             -              -     $    2,367.5  $    2,367.5
 Savings deposits                      $      990.5           -             -     $      990.5            -           990.5
 Other time deposits                        7,413.5   $   1,806.1   $   1,993.1       11,212.7        3,180.2      14,392.9
 Short-term borrowings                      2,384.7           -           105.7        2,490.4            -         2,490.4
 Long-term borrowings                          29.3          48.6          15.9           93.8          306.4         400.2
  Total interest-bearing liabilities       10,818.0       1,854.7       2,114.7       14,787.4        5,854.1      18,274.0
 Stockholders' equity                           -             -             -              -            706.6         706.6
  Total funding sources                $   10,818.0   $   1,854.7   $   2,114.7   $   14,787.4   $    6,560.7  $   21,348.1
  Percent of total funding sources             50.7%          8.7%          9.9%          69.3%          30.7%        100.0%
Interest sensitive gap                 $   (3,138.4)  $    (647.6)  $     358.3   $   (3,427.7)  $    3,427.7           -
Cumulative interest sensitive gap      $   (3,138.4)  $  (3,786.0)  $  (3,427.7)  $   (3,427.7)           -             -
As percent of total earning assets            (14.7)%       (17.7)%       (16.1)%        (16.1)%          -             -
Ratio of earning assets
   to funding sources                          0.71          0.65          1.17           0.77           1.52          1.00
Cumulative ratio                               0.71          0.70          0.77           0.77           1.00          1.00

ANALYSIS OF CHANGES IN NET INTEREST INCOME
(in thousands)                                                         Year Ended December 31
                                                      1997 OVER 1996                                1996 OVER 1995
                                        ---------------------------------------        --------------------------------------
                                          VOLUME       YIELD/RATE         TOTAL          Volume       Yield/Rate        Total
INCREASE (DECREASE) IN:
 Interest income on:
  Loans                                 $242,504          $(2,712)       $239,792       $ 88,752        $  3,871       $ 92,623
  Federal funds sold                       4,024              546           4,570         (4,306)           (830)        (5,136)
  Taxable securities                      14,725            2,382          17,107         29,973           2,879         32,852
  Non-taxable securities                   4,590            2,786           7,376          1,085          (3,927)        (2,842)
  Other earning assets                       205           (2,088)         (1,883)         7,319           1,706          9,025
   Total                                 266,048              914         266,962        122,823           3,699        126,522
 Interest expense on:
  Savings deposits                         1,037           (2,468)         (1,431)           (51)         (1,140)        (1,191)
  Other interest-bearing
        deposits                         101,913            8,914         110,827         54,567          (1,512)        53,055
  Borrowed funds                          28,300              851          29,151          7,592          (9,136)        (1,544)
   Total                                 131,250            7,297         138,547         62,108         (11,788)        50,320
INCREASE (DECREASE) IN NET
 INTEREST INCOME                        $134,798          $(6,383)       $128,415       $ 60,715         $15,487       $ 76,202

Note: The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the absolute dollar amounts of the change in each.


PROVISION FOR LOAN LOSSES

This expense is used to fund the allowance for loan losses. Actual loan losses, net of recoveries, are charged directly to the allowance. The expense recorded each year is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance to absorb future losses. For an analysis and discussion of the allowance for loan losses, refer to the section entitled "Loans and Allowance for Loan Losses." In 1995, the provision for loan losses was increased to $30.3 million, due to internal growth in the loan portfolio, growth in loans from acquisitions and the estimated impact on Regions of higher consumer debt levels. In 1996, the provision for loan losses totaled $29.0 million. Higher levels of consumer loan losses, a portion of which was provided for in the prior year, were partially offset by higher levels of commercial and real estate loan recoveries in 1996. In 1997, the provision for loan losses was increased to $41.8 million due to internal growth in the loan portfolio and higher levels of consumer loan losses. Acquisitions added $14.3 million to the allowance for loan losses in 1997. The resulting year end allowance for loan losses increased $18.8 million to $194.3 million. Unfavorable changes in the previously discussed factors considered by management in determining the amount of the provision for loan losses and the resulting allowance, particularly higher consumer loan losses, could require significantly higher provisions for loans losses in the future.

TRUST INCOME

Trust income increased 18% in 1995, 8% in 1996 and 6% in 1997. Regions has in place an aggressive sales program as a means of increasing trust revenue. Sales goals have been established and employee incentive plans have been instituted in order to promote sales efforts. In addition to increased sales efforts, trust income is also affected by the securities markets, because most trust fees are calculated as a percentage of trust asset values. The strength of the securities markets during the last three years has had a favorable impact on trust income. Increased trust assets, primarily due to acquisitions, also contributed to the higher growth rate in trust income in 1995.

SERVICE CHARGES ON DEPOSIT ACCOUNTS

Service charge income increased 18% in 1995, 21% in 1996, and 26% in 1997, due to increases in the number of deposit accounts, primarily because of acquisitions, and changes in the pricing of certain deposit accounts and related services.

MORTGAGE SERVICING AND ORIGINATION FEES

   The primary source of this income is Regions' mortgage banking affiliate--Regions Mortgage, Inc. (RMI). RMI's primary business and source of income is the origination and servicing of mortgage loans for long-term investors.

     In 1997, mortgage servicing and origination fees increased 9%, from $50.6 million in 1996 to $55.4 million in 1997. Origination fees increased 18% in 1997 due to a 14% increase in the number of loans closed and a 35% increase in the dollar amount of loans closed. Servicing fees increased 6% in 1997. At December 31, 1997, Regions' servicing portfolio totaled $13.6 billion and included approximately 202,000 loans. At December 31, 1996, the servicing portfolio totaled $12.4 billion, compared to $11.0 billion at December 31, 1995. Growth in the servicing portfolio resulted from retention of servicing on most mortgages originated in-house and the purchase of servicing rights to mortgages originated by other companies, partially offset by the sale in 1995 of servicing rights by First National on $1.1 billion of mortgage loans.

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

     RMI, through its retail and wholesale operations, produced mortgage loans totaling $2.2 billion, $1.7 billion, and $954 million in 1997, 1996 and 1995, respectively. RMI produces loans from 33 offices in Alabama, Georgia, Florida, Louisiana, Tennessee and South Carolina, and from other correspondent offices located primarily in the Southeast.

     In 1996, Regions adopted Statement of Financial Accounting Standards No. 122 (Statement 122) "Accounting for Mortgage Servicing Rights, an Amendment of FASB No. 65." Statement 122 requires companies that originate mortgage loans to capitalize the cost of mortgage servicing rights separate from the cost of originating the loan when a definitive plan to sell or securitize those loans and retain the mortgage servicing rights exist. Prior to the adoption of Statement 122, only mortgage servicing rights that were purchased from other parties were capitalized and recorded as an asset. Therefore, Statement 122 eliminated the accounting inconsistencies that existed between mortgage servicing rights that were derived from loan origination activities and those acquired through purchase transactions. Statement 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights.

     An analysis of mortgage servicing rights, which are included in other assets in the consolidated statement of condition, is presented as follows. The balances shown represent the original amounts capitalized, less accumulated amortization and valuation adjustments, for the right to service mortgage loans that are owned by other investors. Amounts for 1995 are not restated for the adoption of Statement 122. The carrying values of mortgage servicing rights are affected by various factors, including prepayments of the underlying mortgages. A significant increase in prepayments of mortgages in the servicing portfolio in the future could result in significant increases in the valuation adjustments.

   (in thousands)                                  1997           1996           1995
Balance at beginning of year                     $ 71,050       $ 64,269       $ 64,381
Net additions                                      27,804         20,670         11,465
Amortization                                      (11,983)       (13,889)       (11,257)
Valuation adjustments                                  --             --           (320)
Balance at end of year                           $ 86,871       $ 71,050       $ 64,269


SECURITIES GAINS (LOSSES)

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

     In 1997, net gains of $541,000 were reported from sale of available for sale securities. These gains resulted primarily from the sale of U.S. agency securities.

OTHER INCOME

     Refer to Note O to the consolidated financial statements for an analysis of the significant components of other income. Increases in fee and commission income over the last three years resulted primarily from revisions in charges for certain services, an increased emphasis on charging customers for services performed and an increased customer base due to internal growth and acquisitions. Increases in safe deposit fees, international department income, automated teller machine fees, credit card fees and other customer charges contributed to growth in fees and commissions over the last three years.

     Insurance premium and commission income increased in 1997 and 1996, but declined in 1995. This income originates primarily from the sale of credit life and accident and health insurance to consumer loan customers. Increased consumer loan volumes resulted in increased income in 1996 and 1997. The additional income associated with increased consumer loan volume in 1995 was offset by decreased commissions from collateral protection insurance coverage, resulting in a decline in insurance premium and commission income in 1995.

     Trading account income increased in 1997 and 1996 due to expanded trading activities, increased underwriting fees, and larger profits from trading in the portfolio. Trading account income decreased in 1995 primarily because of lower volumes and a decline in profits from trading in the portfolio.

     Gains on the sale of mortgage servicing rights totaled $150,000 in 1995. No sales of mortgage servicing rights occurred in 1996 or 1997.


SALARIES AND EMPLOYEE BENEFITS

     Total salaries and benefits increased 14% in 1995, 8% in 1996 and 18% in 1997. These increases resulted from normal merit and promotional adjustments, increased incentive payments tied to performance, the effects of inflation, higher benefit costs and increases in the number of employees due to increased business activity and acquisitions.

     At December 31, 1997, Regions had 9,227 full-time equivalent employees, compared to 8,150 at December 31, 1996 and 7,707 at December 31, 1995. Employees added as a result of acquisitions accounted for most of these increases.

     Salaries, excluding benefits, totaled $184.3 million in 1995, compared to $195.7 million in 1996 and $225.6 million in 1997. These increases resulted from increased employment levels, due to acquisitions and increased business activity, and normal merit and promotional adjustments.

     Regions provides employees who meet established employment requirements with a benefits package which includes pension, profit sharing, stock purchase, and medical, life and disability insurance plans. The total cost to Regions for fringe benefits, including payroll taxes, equals approximately 28% of salaries.

     The contribution to the profit sharing plan was equal to approximately 9% of after-tax income in 1995 and 7% in 1996 and 1997.

     The contribution to the employee stock ownership plan (ESOP) equaled approximately 1% of after-tax income in each of the last three years.

     Commissions and incentives expense increased to $44.8 million in 1997, compared to $30.1 million in 1996 and $23.9 million in 1995. Incentives are being used increasingly to reward employees for selling products and services, for productivity improvements and for achievement of other corporate goals. Regions' long-term incentive plan provides for the granting of stock options, stock appreciation rights, restricted stock and performance shares (see Note R to the consolidated financial statements). The long-term incentive plan is intended to assist the Company in attracting, retaining, motivating and rewarding employees who make a significant contribution to the Company's long-term success, and to encourage employees to acquire and maintain an equity interest in the Company. The 63% increase in Regions stock price in 1997 contributed to the higher commissions and incentives expense in 1997 because expense recognition for a portion of Regions' equity incentive awards is related to Regions stock price performance. Regions also uses cash incentive plans to reward employees for achievement of various goals.

     Payroll taxes increased 27% in 1995, 10% in 1996 and 17% in 1997. Increases in the Social Security tax base, combined with increased salary levels and additional employees due to growth and acquisitions, were the primary reasons for increased payroll taxes.

                                    [Graph]

Efficiency Ratio               1993       1994      1995     1996*       1997
                               60.23%     59.44%    58.79%   56.16%      54.36%

* Excludes SAIF assessment and merger charges in 1996.

     Group insurance expense increased 38% in 1995, due to increased employment levels associated with increased business activity and acquisitions. In 1996, the dollar amount of medical claims stabilized resulting in a 4% increase in expense. In 1997, as a result of reduced claims costs, group insurance expense decreased 11%.

NET OCCUPANCY EXPENSE

     Net occupancy expense includes rents, depreciation and amortization, utilities, maintenance, insurance, taxes and other expenses of premises occupied by Regions and its affiliates. Regions' affiliates operate offices throughout Alabama and parts of Louisiana, Florida, Georgia, Tennessee and South Carolina.

     Net occupancy expense increased 7% in 1995, 16% in 1996, and 14% in 1997 due to new and acquired branch offices, rising price levels, and increased business activity.

FURNITURE AND EQUIPMENT EXPENSE

     Furniture and equipment expense increased 7% in 1995, 15% in 1996, and 12% in 1997. These increases resulted from acquisitions (particularly during 1996 and 1997) rising price levels, expenses related to equipment for new branch offices, and increased depreciation and service contract expenses associated with other new equipment.

FDIC INSURANCE EXPENSE

     FDIC insurance expense decreased 38% in 1997, 65% in 1996, and 30% in 1995. Beginning in mid-1995 and continuing in 1996, the FDIC significantly reduced insurance premium rates on Bank Insurance Fund (BIF) deposits, which resulted in lower FDIC insurance expense in 1995 and 1996. Deposit insurance premium rates for Savings Association Insurance Fund (SAIF) deposits, which were approximately 25% of Regions' assessable deposits, remained at $0.23 per $100 of insured deposits during 1995 and 1996. In 1997, deposit insurance premium rates for BIF and SAIF deposits were further reduced; however, these reductions were partially offset by the Financing Corporation (FICO) assessments, which are approximately $.065 per $100 of SAIF-assessable deposits and $.013 per $100 of BIF-assessable deposits.

SAIF ASSESSMENT AND MERGER EXPENSES IN 1996

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

     Other non-credit losses increased in 1997 as well as in 1996 and 1995. Other non-credit losses primarily include charges for items unrelated to the extension of credit such as fraud losses, litigation losses, write-downs of other real estate and insurance claims.

     Amortization of mortgage servicing rights declined in 1997 and 1995, but increased in 1996. Statement 122, which was adopted beginning in 1996, results in the capitalization, and subsequent amortization thereof, of more mortgage servicing rights than under previous standards. This resulted in additional amortization expense in 1996. However, mortgage servicing rights amortization expense declined in 1997 and 1995 due to slower prepayment activity on the underlying mortgages than in other years.

     Gains or losses on sales of mortgages result from changes in the fair market value of mortgages held in inventory while awaiting sale to long-term investors. Purchased commitments covering the sale of mortgages held in inventory are used to mitigate market losses. (See Note M to the consolidated financial statements for additional information.)

     The increase in other miscellaneous expenses resulted primarily from increases in amortization of excess purchase price, courier service, sales and use taxes, and travel expenses.

YEAR 2000

     Regions is in the process of preparing its computer systems and applications for the Year 2000. This process involves modifying or replacing certain hardware and software maintained by Regions as well as communicating with external service providers to ensure that they are taking appropriate action to remedy any Year 2000 issues. The majority of applications used by Regions are products of established national vendors. Management expects to have substantially all of the system and application changes completed by December 31, 1998, and believes that its level of preparedness is appropriate. However, there can be no guarantee that the systems of other companies on which Regions' systems rely will be timely converted and would not have an adverse impact on the Company's systems.

     Regions estimates that the cumulative cost of the project will be approximately $15 million. This cost includes personnel cost related to the modification of systems and applications as well as the cost to purchase or lease certain hardware and software. In 1997, approximately $1.0 million of this expense was incurred. The purchase of hardware and software will be capitalized according to normal policy. Costs associated with personnel will be expensed in the period incurred.

APPLICABLE INCOME TAX

     Regions' provision for income taxes increased 34% in 1997. This increase was caused primarily by a 32% increase in income before taxes. Also contributing to the larger provision for income taxes was a decline in Regions' tax exempt income, as a percentage of total income. For 1995, 1996 and 1997, the Company's tax exempt income as a percentage of income before income taxes was 11%, 9% and 9%, respectively. Management expects this trend to continue. Note P to the consolidated financial statements provides additional information about the provision for income taxes.

     Examinations of Regions' consolidated federal income tax returns have been completed for years through 1994. The Company believes adequate provisions for income tax have been recorded for all years open for review.

     Management's determination of the realization of the deferred tax asset is based upon management's judgment of various future events and uncertainties, including the timing and amount of future income earned by certain subsidiaries and the implementation of various tax planning strategies to maximize realization of the deferred tax asset. Management believes that the subsidiaries may be able to generate sufficient operating earnings to realize the deferred tax benefits. In addition, a portion of the amount of the deferred tax asset that can be realized in any year is subject to certain statutory federal income tax limitations. Because of these uncertainties, a valuation allowance has been established. Management periodically evaluates the realizability of the deferred tax asset and, if necessary, adjusts the valuation allowance accordingly.

Categories of Non-interest Expense
($ in Millions)

                                    [GRAPH]

                                    1993      1994      1995      1996       1997
Salaries and Employee Benefits     199.178   228.199   261.066   281.845   333.061
Net Occupancy Expense               20.790    27.212    29.005    33.616    38.302
Furniture and Equipment Expense     24.432    28.861    30.890    35.375    39.493
SAIF and Merger Expenses               -         -         -      30.477       -
Other                              138.730   158.104   166.500   172.488   189.485
  Total                          -------------------------------------------------
                                   383.130   442.376   487.461   553.801   600.341

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

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS, COMMON STOCK MARKET PRICES AND
  DIVIDENDS

(in thousands, except per share amounts)               THREE MONTHS ENDED
                                              MAR. 31  JUNE 30    SEPT. 30    DEC. 31
1997
Total interest income                       $387,785   $405,475   $423,825   $435,999
Total interest expense                       190,756    200,436    211,854    221,157
 Net interest income                         197,029    205,039    211,971    214,842
Provision for loan losses                     10,407     10,150     10,892     10,324
Net interest income after
   provision for loan losses                 186,622    194,889    201,079    204,518
Total non-interest income, excluding
   securities gains                           60,740     62,407     66,705     68,160
Securities gains                                 464         37         40          0
Total non-interest expense                   141,736    148,296    151,656    158,653
Income taxes                                  35,760     35,632     39,200     35,036
 Net income                                 $ 70,330   $ 73,405   $ 76,968   $ 78,989
Per share:
 Net income                                 $    .52   $    .54   $    .56   $    .58
 Net income - assuming dilution                  .51        .53        .55        .57
 Cash dividends declared                         .20        .20        .20        .20
 Market price:
  Low                                       25 11/16    27 1/16     31 1/8     35 5/8
  High                                      31  1/16     33 3/8     39 1/2     45

(in thousands, except per share amounts)                Three Months Ended
                                            Mar. 31     June 30   Sept. 30   Dec. 31
1996
Total interest income                       $329,005   $348,906   $351,240   $356,971
Total interest expense                       165,119    169,145    174,309    177,083
 Net interest income                         163,886    179,761    176,931    179,888
Provision for loan losses                      6,874      7,442      7,418      7,307
Net interest income after
   provision for loan losses                 157,012    172,319    169,513    172,581
Total non-interest income, excluding
   securities gains                           55,551     52,219     54,989     54,865
Securities gains                                 131         23        105      2,856
Total non-interest expense                   135,008    130,599    150,348    137,846
Income taxes                                  24,892     32,450     23,680     27,655
 Net income                                 $ 52,794   $ 61,512   $ 50,579   $ 64,801
Per share:
 Net income                                 $    .43   $    .49   $    .41   $    .52
 Net income - assuming dilution                  .42        .48        .40        .51
 Cash dividends declared                        .175       .175       .175       .175
 Market price:

  Low                                         20 1/4     21       21 11/16         24
  High                                        24         24 1/2   24   1/2         27

Note: The first quarter of 1997, has been restated from the information shown in Form 10-Q to reflect acquisitions closed in the second quarter and accounted for as poolings of interests. The first quarter restatement resulted in an increase in net interest income and net income of $6.0 million and $1.7 million, respectively.

     Regions Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol RGBK. Market prices shown represent sales prices as reported in the Nasdaq Monthly Summary of Activity Report. At December 31, 1997, there were 46,790 shareholders of record of Regions Financial Corporation Common Stock.

                          FINANCIAL STATEMENTS & NOTES

                      CONSOLIDATED STATEMENTS OF CONDITION
                  Regions Financial Corporation & Subsidiaries

(dollar amounts in thousands, except share data)                        DECEMBER 31
-------------------------------------------------------------------------------------------
                                                                   1997                1996
ASSETS
Cash and due from banks                                    $    726,059        $    774,849
Interest-bearing deposits in other banks                         29,453              33,191
Investment securities (aggregate estimated
 market value of $2,906,112 in 1997 and
 $2,115,718 in 1996)                                          2,874,217           2,102,750
Securities available for sale                                 1,525,972           1,767,845
Trading account assets                                           50,676              29,648
Mortgage loans held for sale                                    375,759             169,861
Federal funds sold and securities purchased
  under agreements to resell                                     97,085              20,842
Loans                                                        16,427,597          13,335,450
Unearned income                                                 (32,692)            (24,278)
   Loans, net of unearned income                             16,394,905          13,311,172
Allowance for loan losses                                      (194,306)           (175,548)
   Net loans                                                 16,200,599          13,135,624
Premises and equipment                                          312,531             276,890
Interest receivable                                             171,693             139,333
Due from customers on acceptances                               157,262              78,108
Other assets                                                    512,922             401,234
                                                           $ 23,034,228        $ 18,930,175
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest-bearing                                      $  2,367,547        $  1,909,174
 Interest-bearing                                            15,383,379          13,139,162
    Total deposits                                           17,750,926          15,048,336
Borrowed funds:
 Short-term borrowings:
  Federal funds purchased and securities
   sold under agreements to repurchase                        1,934,719           1,549,729
  Commercial paper                                               52,750              40,367
  Other short-term borrowings                                   502,834              21,831
   Total short-term borrowings                                2,490,303           1,611,927
 Long-term borrowings                                           400,199             447,269
   Total borrowed funds                                       2,890,502           2,059,196
Bank acceptances outstanding                                    157,262              78,108
Other liabilities                                               322,683             145,809
   Total liabilities                                         21,121,373          17,331,449
Stockholders' equity:
 Common stock, par value $.625 a share:
  Authorized 240,000,000 shares
  Issued, 137,018,371 shares in 1997
     and 62,914,750 shares in 1996                               85,636              39,322
 Surplus                                                        601,801             520,571
 Undivided profits                                            1,235,997           1,050,606
 Treasury stock, at cost-322,221 shares
    in 1997 and 260,000 shares in 1996                          (12,390)            (12,356)
 Unearned restricted stock                                       (9,410)             (3,121)
 Unrealized gain on securities
    available for sale, net of taxes                             11,221               3,704
   Total stockholders' equity                                 1,912,855           1,598,726
                                                           $ 23,034,228        $ 18,930,175

See notes to consolidated financial statements.

() Indicates deduction.

                        CONSOLIDATED STATEMENTS OF INCOME
                  Regions Financial Corporation & Subsidiaries

(amounts in thousands, except per share data)            YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------------
                                                    1997           1996            1995
------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans                      $1,342,198     $1,102,406     $ 1,009,783
 Interest on securities:
  Taxable interest income                           254,153        237,046         204,194
  Tax-exempt interest income                         29,838         22,462          25,304
   Total interest on securities                     283,991        259,508         229,498
 Interest on mortgage loans held for sale            16,916         15,286           9,335
 Income on federal funds sold and
  securities purchased under agreements
  to resell                                           7,195          2,625           7,761
 Interest on time deposits in other banks             2,015          5,003           2,751
 Interest on trading account assets                     769          1,294             472
  Total interest income                           1,653,084      1,386,122       1,259,600
Interest expense:
 Interest on deposits                               697,140        587,744         535,880
 Interest on short-term borrowings                   97,963         65,400          57,429
 Interest on long-term borrowings                    29,100         32,512          42,027
  Total interest expense                            824,203        685,656         635,336
  Net interest income                               828,881        700,466         624,264
Provision for loan losses                            41,773         29,041          30,271
  Net interest income after
   provision for loan losses                        787,108        671,425         593,993
Non-interest income:
 Trust department income                             29,206         27,634          25,656
 Service charges on deposit accounts                111,385         88,190          73,100
 Mortgage servicing and origination fees             55,422         50,617          43,608
 Securities gains (losses)                              541          3,115            (424)
 Other                                               61,999         51,183          45,466
  Total non-interest income                         258,553        220,739         187,406
Non-interest expense:
 Salaries and employee benefits                     333,061        281,845         261,066
 Net occupancy expense                               38,302         33,616          29,005
 Furniture and equipment expense                     39,493         35,375          30,890
 FDIC insurance expense                               3,951          6,423          18,271
 SAIF assessment and merger expenses                    -0-         30,477             -0-
 Other                                              185,534        166,065         148,229
  Total non-interest expense                        600,341        553,801         487,461
  Income before income taxes                        445,320        338,363         293,938
Applicable income taxes                             145,628        108,677          96,109
  Net income                                     $  299,692     $  229,686     $   197,829
Average number of shares outstanding                136,512        124,272         123,340
Average number of shares outstanding--assuming
 dilution                                           139,421        126,777         125,289
Per share:
  Net income                                     $     2.20     $     1.85     $      1.60
  Net income, assuming dilution                        2.15           1.81            1.58
  Cash dividends declared                              0.80           0.70            0.66

See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Regions Financial Corporation & Subsidiaries

   (amounts in thousands)                                          YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------
                                                                 1997           1996            1995
-----------------------------------------------------------------------------------------------------
   Operating activities:
    Net income                                             $  299,692     $  229,686     $   197,829
    Adjustments to reconcile net cash provided by
     operating activities:
     Depreciation and amortization of premises and
      equipment                                                32,994         28,471          26,232
     Provision for loan losses                                 41,773         29,041          30,271
     Net amortization (accretion) of securities                 4,944         (1,677)         (6,644)
     Amortization of loans and other assets                    31,582         27,269          21,073
     Amortization of deposits and borrowings                   (1,642)        (1,643)         (5,643)
     Provision for losses on other real estate                    598             91           2,726
     Deferred income taxes                                     10,712          8,880          14,291
     Loss (gain) on sale of premises and equipment                722           (655)            (27)
     Realized security (gains) losses                            (541)        (3,115)            424
     (Increase) in trading account assets                     (21,028)          (778)         (4,017)
     (Increase) decrease in mortgages held for sale          (168,178)       (52,774)            903
     (Increase) in interest receivable                        (25,987)       (16,335)        (12,759)
     (Increase) in other assets                               (90,086)       (99,634)        (15,158)
     Increase (decrease) in other liabilities                 123,474        (37,014)         16,637
     Stock issued to employees under incentive plan            10,971          4,333             601
     Other                                                      1,846          1,557          14,556
      Net cash provided by operating activities               251,846        115,703         281,295

   Investing activities:
    Net (increase) in loans                                (2,071,696)    (1,310,399)       (268,167)
    Proceeds from sale of securities available for sale         8,687        192,941          50,638
    Proceeds from maturity of investment securities           721,080        526,897         503,811
    Proceeds from maturity of securities available for
     sale                                                     614,424        532,927         510,201
    Purchase of investment securities                      (1,234,431)      (556,830)       (617,913)
    Purchase of securities available for sale                (145,912)      (512,493)       (880,753)
    Net decrease (increase) in interest-bearing
      deposits in other banks                                  46,397         30,444         (31,194)
    Proceeds from sale of premises and equipment                7,299         13,930           4,555
    Purchase of premises and equipment                        (44,675)       (50,348)        (43,186)
    Net (increase) decrease in customers' acceptance
      liability                                               (79,154)       (26,822)         59,234
    Net cash received in acquisitions                         135,241        116,725          50,908
    Net cash (used) by investing activities                (2,042,740)    (1,043,028)       (661,866)

   Financing activities:
    Net increase in deposits                                1,147,000        872,647         472,194
    Net increase (decrease) in short-term borrowings          836,311        539,646         (79,274)
    Proceeds from long-term borrowings                         11,525         32,428         125,851
    Payments on long-term borrowings                         (104,447)      (215,535)        (99,395)
    Net increase (decrease) in bank acceptance liability       79,154         26,822         (59,234)
    Cash dividends                                           (108,980)       (87,466)        (77,020)
    Purchase of treasury stock                                (43,756)      (104,288)        (61,882)
    Proceeds from exercise of stock options                     1,540          5,262           2,451
      Net cash provided by financing activities             1,818,347      1,069,516         223,691
      Increase (decrease) in cash and cash equivalents         27,453        142,191        (156,880)
   Cash and cash equivalents at beginning of year             795,691        653,500         810,380
      Cash and cash equivalents at end of year             $  823,144     $  795,691     $   653,500

See notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Regions Financial Corporation & Subsidiaries

(amounts in thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------
                                                                                 UNREALIZED
                                                                                  GAIN(LOSS)
                                                                                     ON
                                                                                 SECURITIES       TREASURY        UNEARNED
                                   COMMON                      UNDIVIDED          AVAILABLE         STOCK,       RESTRICTED
                                    STOCK       SURPLUS         PROFITS           FOR SALE         AT COST          STOCK
-------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1995        $38,743      $526,156         $759,296            $(24,380)      $(12,441)       $(1,052)
 Equity from immaterial
    acquisitions accounted
    for as poolings of
    interests                         984         7,306           15,412
 Change in unrealized gains
    and (losses), net of
    income taxes of $14,890                                                           40,612
 Net income for the year                                         197,829
 Cash dividends declared-
    Regions-$.66 per share                                       (60,075)
    Pooled company                                               (16,945)
 Purchase of treasury stock                                                                         (61,882)
 Treasury stock retired and
    reissued relating to
    acquisitions accounted
    for as purchases                 (408)      (22,236)                                             36,797
 Retirement of treasury
    stock purchased in
    prior years                      (922)      (11,519)                                             12,441
 Stock issued for
    acquisition by pooled
    company                             9           391
 Stock issued to employees
    under incentive plan               32         1,961             238                                            (1,630)
 Stock options exercised              125         2,326
 Amortization of unearned
    restricted stock                                                                                                1,100
 Issuance of common stock
    by pooled company for
    dividend reinvestment
    plan                               20           965
Balance at December 31,
  1995                             38,583       505,350         895,755               16,232        (25,085)       (1,582)
 Equity from immaterial
    acquisitions accounted
    for as poolings of
    interests                         306        (2,198)         12,631
 Change in unrealized gains
    and (losses), net of
    income taxes of($2,374)                                                          (12,528)
 Net income for the year                                        229,686
 Cash dividends declared-
    Regions-$.70 per share                                      (87,466)
 Purchase of treasury stock                                                                        (104,288)
 Treasury stock retired and
    reissued relating to
    acquisitions accounted
    for as purchases                 (384)      (26,867)                                            117,017
Stock issued for
    acquisitions                      476        31,922
Stock issued to employees
    under incentive plan              111         7,332                                                            (3,110)
 Stock options exercised              230         5,032
 Amortization of unearned
    restricted stock                                                                                                1,571
Balance at December 31,
    1996                           39,322       520,571        1,050,606             3,704          (12,356)       (3,121)
Equity from immaterial
    acquisitions accounted
    for as poolings of
    interest                        3,368        77,391           35,773
Change in unrealized gains
    and (losses), net of
    income taxes of $4,470                                                           7,517
Net income for the year                                          299,692
Cash dividends declared-
    Regions-$.80 per share                                      (108,980)
Two-for-one stock split            42,699                        (42,699)
Purchase of treasury stock                                                                          (43,756)
Treasury stock retired and
    reissued relating to
    acquisitions accounted
    for as purchases                 (626)      (43,097)                                             43,722
Stock issued for
    acquisitions                      414        29,193
Stock issued to employees
    under incentive plan              220        16,442            1,605                                           (8,145)
Stock options exercised               239         1,301
Amortization of unearned
    restricted stock                                                                                                1,856
BALANCE AT DECEMBER 31,           $85,636      $601,801       $1,235,997          $ 11,221         $(12,390)      $(9,410)
    1997

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

     On loans which are considered impaired, it is Regions' policy to reverse interest previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a "cash basis" and is included in earnings only when actually received in cash and when full payment of principal is no longer doubtful.

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

   Estimated useful lives generally are as follows:
   Premises and leasehold improvements                        10-40 years
   Furniture and equipment                                     3-12 years

INTANGIBLE ASSETS

     Intangible assets, consisting of (1) the excess of cost over the fair value of net assets of acquired businesses and (2) amounts capitalized for the right to service mortgage loans, are included in other assets. The excess of cost over the fair value of net assets of acquired businesses, which totaled $212,865,000 at December 31, 1997, and $173,820,000 at December 31, 1996, is being amortized over periods of 12 to 25 years, principally using the straight-line method of amortization. Amounts capitalized for the right to service mortgage loans, which totaled $86,871,000 at December 31, 1997 and $71,050,000 at December 31, 1996,
are being amortized over the estimated remaining servicing life of the loans, considering appropriate prepayment assumptions. The estimated fair value of capitalized mortgage servicing rights were $107 million and $112 million at December 31, 1997 and 1996, respectively. The fair value of mortgage servicing rights is calculated by discounting estimated future cash flows from the servicing assets, using market discount rates, and using expected future prepayment rates. In 1997 and 1996, Regions amortization of mortgage servicing rights was $12.0 million and $13.9 million, respectively. Intangible assets are evaluated periodically for impairment.

     In 1996, Regions adopted Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights, an Amendment of FASB No. 65" (Statement 122). Statement 122 requires companies that originate mortgage loans to capitalize the cost of mortgage servicing rights separate from the cost of originating the loan when a definitive plan to sell or securitize those loans and retain the mortgage servicing rights exists. Prior to the adoption of Statement 122, only mortgage servicing rights that were purchased from other parties were capitalized and recorded as an asset. Therefore, Statement 122 eliminated the accounting inconsistencies that existed between mortgage servicing rights that were derived from loan origination activities and those acquired through purchase transactions. In 1997 and 1996, Regions capitalized $27.8 million and $20.7 million in mortgage servicing rights, respectively. Statement 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. For purposes of evaluating impairment, the Company stratifies its mortgage servicing portfolio on the basis of certain risk characteristics including loan type and note rate. The adoption of Statement 122 did not have a material impact on Regions' financial statements, and in accordance with Statement 122, prior year financial statements were not restated to reflect the implementation of Statement 122.

     On January 1, 1997, Regions adopted Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (Statement 125), which superseded Statement
122. Statement 125 retained most of the provisions of Statement 122, and it modified existing provisions affecting servicing right impairment evaluation, and income from servicing in excess of contractually-stated amounts. The impact of Statement 125 was not material to Regions' financial condition or results of operations.

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

INCOME TAXES

     Regions and its subsidiaries file a consolidated federal income tax return. The consolidated financial statements (including the provision for income taxes) are prepared on the accrual basis. Regions accounts for income taxes using the liability method pursuant to Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes." Under this method, the Company's deferred tax assets and liabilities were determined by applying federal and state tax rates currently in effect to its cumulative temporary book/tax differences. Temporary differences occur when income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable. Deferred taxes are provided as a result of such temporary differences.

PER SHARE AMOUNTS

     Earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Earnings per share, assuming dilution computations are based upon the weighted average number of shares outstanding during the period plus the dilutive effect of outstanding stock options and stock performance awards. All per share amounts have been restated to reflect the two-for-one stock split in 1997 and Financial Accounting Standards Board Statement No. 128, "Earnings per Share".

TREASURY STOCK

     The purchase of the Company's common stock is recorded at cost. At the date of retirement or subsequent reissue, the treasury stock account is reduced by the cost of such stock.

INSURANCE SUBSIDIARIES

     Insurance premium and commission income and acquisition costs are recognized over the terms of the related policies. Losses are recognized as incurred.

STATEMENT OF CASH FLOWS

     Cash equivalents include cash and due from banks and federal funds sold and securities purchased under agreements to resell. Regions paid $795,820,000 in 1997, $682,385,000 in 1996, and $617,952,000 in 1995 for interest on deposits and borrowings. Income tax payments totaled $81,177,000 for 1997, $112,791,000 for 1996, and $89,380,000 for 1995. Loans transferred to other real estate totaled $19,190,000 in 1997, $14,933,000 in 1996, and $13,686,000 in 1995.
During 1995 investment securities of $643,976,000 were transferred to securities available for sale, as permitted by the Financial Accounting Standard Board's November 1995 Special Report. The securitization of loans during 1995 resulted in the transfer of $396,130,000 from loans to securities available for sale.

NOTE B. RESTRICTIONS ON CASH AND DUE FROM BANKS

     Regions' subsidiary banks are required to maintain reserve balances with the Federal Reserve Bank. The average amount of the reserve balances maintained for the year ended December 31, 1997 was approximately $34,086,000.

NOTE C. SECURITIES

     The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1997, are as follows:

(in thousands)                                    DECEMBER 31, 1997
----------------------------------------------------------------------------------------
                                                   GROSS          GROSS        ESTIMATED
                                              UNREALIZED     UNREALIZED        FAIR
                                      COST         GAINS         LOSSES        VALUE
----------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury
   and Federal
   agency
   securities                     $2,078,016     $12,094        $(1,392)       $2,088,718
Obligations
   of states
   and political
   subdivisions                      489,162      22,131           (759)          510,534
Mortgage backed
   securities                        307,039       1,755         (1,934)          306,860
TOTAL                             $2,874,217     $35,980        $(4,085)       $2,906,112

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury
   and Federal
   agency
   securities                     $  215,004     $ 4,385        $  (434)       $  218,955
Obligations
   of states
   and political
   subdivisions                       25,927       1,103           (113)           26,917
Mortgage backed
   securities                      1,207,652      18,529         (5,442)        1,220,739
Other securities                         806          14            -0-               820
Equity securities                     58,519          22            -0-            58,541
  TOTAL                           $1,507,908     $24,053        $(5,989)       $1,525,972

      The cost and estimated fair value of investment securities and securities available for sale at December 31, 1997 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in thousands)                                                 DECEMBER 31, 1997
-------------------------------------------------------------------------------------------
                                                                                ESTIMATED
                                                                                     FAIR
                                                               COST                 VALUE
-------------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
Due in one year or less                                  $  435,454             $  437,991
Due after one year through
    five years                                            1,164,910              1,176,210
Due after five years through
    ten years                                               877,175                890,978
Due after ten years                                          89,639                 94,073
Mortgage backed
    securities                                              307,039                306,860
  TOTAL                                                  $2,874,217             $2,906,112

(in thousands)                                                 DECEMBER 31, 1997
-------------------------------------------------------------------------------------------
                                                                                ESTIMATED
                                                                                     FAIR
                                                              COST                  VALUE
-------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
Due in one year or less                                  $   83,492             $   83,530
Due after one year through
    five years                                              145,500                149,642
Due after five years through
    ten years                                                 8,465                  9,037
Due after ten years                                           4,280                  4,483
Mortgage backed
    securities                                            1,207,652              1,220,739
Equity securities                                            58,519                 58,541
  TOTAL                                                  $1,507,908             $1,525,972

     Proceeds from sales of securities available for sale in 1997, were $8.7 million. Gross realized gains and losses were $557,000 and $16,000, respectively. Proceeds from sales of securities available for sale in 1996 were $192,941,000, with gross realized gains and losses of $4,447,000 and $1,332,000, respectively. Proceeds from sales of securities available for sale in 1995 were $50,638,000, with gross realized gains and losses of $809,000 and $1,233,000, respectively.

   The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1996, are as follows:

(in thousands)                                  DECEMBER 31, 1996
--------------------------------------------------------------------------------------
                                             GROSS             GROSS        ESTIMATED
                                        UNREALIZED        UNREALIZED        FAIR
                                 COST        GAINS            LOSSES        VALUE
--------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury
   and Federal
   agency
   securities              $1,240,974      $12,691         $ (5,880)        $1,247,785
Obligations
   of states
   and political
   subdivisions               450,415       11,112           (1,471)           460,056
Mortgage-backed
   securities                 411,344          857           (4,341)           407,860
Other securities                   17          -0-              -0-                 17
  TOTAL                    $2,102,750      $24,660         $(11,692)        $2,115,718




SECURITIES AVAILABLE FOR SALE:
U.S. Treasury
   and Federal
   agency
   securities              $  423,351      $ 7,513         $ (1,244)        $  429,620
Obligations
   of states
   and political
   subdivisions                 8,063          258              (29)             8,292
Mortgage backed
   securities               1,279,945          -0-             (523)         1,279,422
Other securities                7,928          102              -0-              8,030
Equity securities              42,481          -0-              -0-             42,481
  TOTAL                    $1,761,768      $ 7,873         $ (1,796)        $1,767,845

   Securities with carrying values of $2,218,184,000 and $1,724,003,000 at December 31, 1997, and 1996, respectively, were pledged to secure public funds, trust deposits and certain borrowing arrangements.

NOTE D. LOANS

     The loan portfolio at December 31, 1997 and 1996, consisted of the following:

(in thousands)                                       DECEMBER 31
---------------------------------------------------------------------------
                                                 1997                  1996
---------------------------------------------------------------------------
Commercial                                $ 3,856,405           $ 2,830,271
Real estate-construction                    1,231,067               879,832
Real estate-mortgage                        7,198,481             5,884,688
Consumer                                    4,141,644             3,740,659
                                           16,427,597            13,335,450
Unearned income                               (32,692)              (24,278)
  Total                                   $16,394,905           $13,311,172

     Directors and executive officers of Regions and its principal subsidiaries, including the directors' and officers' families and affiliated companies, are loan and deposit customers and have other transactions with Regions in the ordinary course of business. Total loans to these persons (excluding loans which in the aggregate do not exceed $60,000 to any such person) at December 31, 1997, and 1996, were approximately $115 million and $111 million respectively. During 1997, $335 million of new loans were made, repayments totaled $334 million and increases for changes in the composition of related parties totaled $3 million. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and involve no unusual risk of collectibility.

     Loans sold with recourse totaled $74.5 million and $106.1 million at December 31, 1997, and 1996, respectively.

     The loan portfolio is diversified geographically, primarily within Alabama, Louisiana, northern Georgia, northwest and central Florida, and middle Tennessee.

     The recorded investment in impaired loans was $34 million at December 31, 1997, and $29 million at December, 31, 1996.

NOTE E. ALLOWANCE FOR LOAN LOSSES

     An analysis of the allowance for loan losses follows:



---------------------------------------------------------------------------------------------------
(in thousands)                                               1997               1996          1995
---------------------------------------------------------------------------------------------------
Balance at beginning of year                            $ 175,548          $ 159,487     $ 143,464
Allowance of purchased
  institutions at acquisition
  date                                                     14,325              6,133         4,721
Provision charged to
    operating expense                                      41,773             29,041        30,271
Loan losses:
   Charge-offs                                            (63,619)           (36,406)      (35,211)
  Recoveries                                               26,279             17,293        16,242
  Net loan losses                                         (37,340)           (19,113)      (18,969)
Balance at end of year                                  $ 194,306          $ 175,548     $ 159,487

NOTE F. PREMISES AND EQUIPMENT

     A summary of premises and equipment follows:

(in thousands)                                                         DECEMBER 31
------------------------------------------------------------------------------------------
                                                                   1997             1996
------------------------------------------------------------------------------------------
Land                                                          $  65,383        $  56,085
Premises                                                        304,316          267,756
Furniture and equipment                                          33,835          210,339
Leasehold improvements                                          230,024           33,250
                                                                633,558          567,430
Allowances for depreciation
    and amortization                                           (321,027)        (290,540)
  TOTAL                                                       $ 312,531        $ 276,890

    Net occupancy expense is summarized as follows:

(in thousands)                                                 YEAR ENDED DECEMBER 31
---------------------------------------------------------------------------------------------------
                                                          1997              1996             1995
---------------------------------------------------------------------------------------------------
Gross occupancy expense                                $41,486           $37,097          $32,660
Less rental income                                       3,184             3,481            3,655
 Net occupancy expense                                 $38,302           $33,616          $29,005

================================================================================

NOTE G. OTHER REAL ESTATE

     Other real estate acquired in satisfaction of indebtedness ("foreclosure") is carried in other assets at the lower of the recorded investment in the loan or the estimated net realizable value of the collateral. Other real estate totaled $11,856,000 at December 31, 1997, and $10,736,000 at December 31, 1996.
Gain or loss on the sale of other real estate is included in other expense.

NOTE H. DEPOSITS

     The following schedule presents the detail of interest-bearing deposits:

(in thousands)                                                        DECEMBER 31
----------------------------------------------------------------------------------------
                                                                   1997             1996
----------------------------------------------------------------------------------------
Interest-bearing
    transaction accounts                                   $    749,760      $   418,490
Interest-bearing accounts
    in foreign office                                           713,944          603,861
Savings accounts                                                990,548          973,615
Money market savings
    accounts                                                  4,006,645        3,447,259
Certificates of deposit
    ($100,000 or more)                                        2,514,113        2,234,848
Time deposits
    ($100,000 or more)                                          239,479          147,139
Other interest-bearing
    deposits                                                  6,168,890        5,313,950
  Total                                                    $ 15,383,379      $13,139,162

     The following schedule details interest expense on deposits:

(in thousands)                                          YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------
                                                 1997              1996             1995
----------------------------------------------------------------------------------------
Interest-bearing
    transaction accounts                     $ 16,223          $ 10,977         $ 40,926
Interest-bearing accounts
    in foreign office                          30,888            22,145           18,107
Savings accounts                               24,736            26,167           27,358
Money market savings
    accounts                                  132,198           112,839           78,307
Certificates of deposit
    ($100,000 or more)                        149,867           110,525           83,103
Other interest-bearing
    deposits                                  343,228           305,091          288,079
  Total                                      $697,140          $587,744         $535,880

     The aggregate amount of maturities of all time deposits in each of the next five years is as follows: 1998-$5.3 billion; 1999-$1.3 billion; 2000-$2.0 billion; 2001-$123 million; and 2002-$185 million.

NOTE I. BORROWED FUNDS

     Following is a summary of short-term borrowings:

(in thousands)                                                 DECEMBER 31
----------------------------------------------------------------------------------------
                                                 1997              1996             1995
----------------------------------------------------------------------------------------
Federal funds purchased                    $1,659,134       $ 1,318,171         $635,842
Securities sold
    under agreements
    to repurchase                             275,585           231,558          396,115
Federal Home Loan Bank
    structured notes                          500,000               -0-              -0-
Commercial paper                               52,750            40,367           21,100
Notes payable to an
    unaffiliated bank                             -0-            21,600           10,000
Treasury tax and loan note                        -0-               -0-            5,431
Short sale liability                            2,834               231              109
    Total                                  $2,490,303        $1,611,927       $1,068,597

 (in thousands)                                                   DECEMBER 31
----------------------------------------------------------------------------------------
                                                 1997              1996             1995
----------------------------------------------------------------------------------------
Maximum amount
    outstanding at any
    month-end:
     Federal funds
      purchased and
      securities sold
      under agreements
      to repurchase                      $  2,035,322       $ 1,549,729       $1,383,505
    Aggregate short-
      term borrowings                       2,490,303         1,611,927        1,441,505
Average amount
    outstanding (based
    on average of daily
    balances)                               1,726,269         1,192,082          957,433
Weighted average
    interest rate
    at year end                                   4.8%              6.2%             5.6%
Weighted average interest
    rate on amounts
    outstanding during
    the year (based on
    average of daily balances)                    5.7%              5.5%             6.0%

     Federal funds purchased and securities sold under agreements to repurchase had weighted average maturities of seven, eleven and nine days at December 31, 1997, 1996 and 1995, respectively. Weighted average rates on these dates were 4.8%, 6.2% and 5.7%, respectively.

     Federal Home Loan Bank structured notes have a ten year maturity, but are callable within three months. The structured notes had a weighted average rate of 4.9% at December 31, 1997.

     Commercial paper maturities ranged from 257 to 581 days at December 31, 1997, from 3 to 715 days at December 31, 1996 and from 4 to 166 days at December 31, 1995. Weighted average maturities were 329, 372 and 113 days at December 31, 1997, 1996 and 1995, respectively. The weighted average interest rates on these dates were 6.3%, 5.8% and 5.7%, respectively.

     Regions has an unsecured short-term credit agreement with an unaffiliated bank that provides for maximum borrowings of $100 million. No borrowings were outstanding under this agreement at December 31, 1997 and 1996. No compensating balances or commitment fees are required by this agreement. In addition to this short-term credit agreement, a subsidiary of Regions has a $50 million revolving credit line with an unaffiliated bank that requires a $10,000 compensating balance. At December 31, 1997, no borrowings were outstanding under this agreement. On December 31, 1996, $21.6 million was outstanding.

     The short-sale liability represents Regions' trading obligation to deliver certain government securities at a predetermined date and price. These securities had weighted average interest rates of 6.3%, 6.5% and 6.9% at December 31, 1997, 1996 and 1995, respectively.

     Long-term borrowings consist of the following:

(in thousands)                                                        DECEMBER 31
----------------------------------------------------------------------------------------
                                                                   1997             1996
----------------------------------------------------------------------------------------
7.80% subordinated notes                                       $ 75,000         $ 75,000
7.65% subordinated notes                                         25,000           25,000
7.75% subordinated notes                                        100,000          100,000
Federal Home Loan Bank notes                                    169,360          178,742
Senior bank notes                                                   -0-           40,000
Mortgage notes payable                                            2,617            3,155
Industrial development revenue bond                               3,200            3,300
Other notes payable                                              25,022           22,072
  Total                                                        $400,199         $447,269

     In July 1994, Regions issued $25 million of 7.65% subordinated notes, due August 15, 2001, and in September 1994, Regions issued $100 million of 7.75% subordinated notes, due September 15, 2024. The $100 million of 7.75% subordinated notes may be redeemed in whole or in part at the option of the holders thereof on September 15, 2004, at 100% of the principal amount to be redeemed, together with accrued interest. In December 1992, Regions issued $75 million of 7.80% subordinated notes, due December 1, 2002. All issues of these notes are subordinated and subject in right of payment of principal and interest to the prior payment in full of all senior indebtedness of the Company, generally defined as all indebtedness and other obligations of the Company to its creditors, except subordinated indebtedness. Payment of the principal of the notes may be accelerated only in the case of certain events involving bankruptcy, insolvency proceedings or reorganization of the Company. The subordinated notes qualify as "Tier 2 capital" under Federal Reserve guidelines.

     Federal Home Loan Bank notes represent borrowings from Federal Home Loan Banks. Interest on these borrowings is at fixed rates ranging from 5.8% to 7.4%, with maturities of one to twenty years. These borrowings are secured by Federal Home Loan Bank stock (carried at cost of $58.5 million) and by first mortgage loans on one-to-four family dwellings held by certain banking subsidiaries (approximately $5.1 billion at December 31, 1997). The maximum amount that could be borrowed from Federal Home Loan Banks under the current borrowing agreements and without further investment in Federal Home Loan Bank stock is approximately $519 million.

     As of December 31, 1997, no senior bank notes remained outstanding. At December 31, 1996, Regions Bank had outstanding $40 million in senior bank notes with an interest rate of 7.06%. These notes were unsecured and matured in 1997. Regions' Bank is currently authorized to issue up to $250 million in bank notes to institutional investors.

     The mortgage notes payable at December 31, 1997, had a weighted average interest rate of 8.7% and were collateralized by premises and equipment carried at $7,949,000.

     The industrial development revenue bonds mature on July 1, 2008, with principal of $100,000 payable annually and interest at a tax effected prime rate payable monthly.

     Other notes payable at December 31, 1997, had a weighted average interest rate of 5.4% and a weighted average maturity of 7.1 years.

     The aggregate amount of maturities of all long-term debt in each of the next five years is as follows: 1998-$68,953,000; 1999-$24,260,000;
2000-$41,144,000; 2001-$27,056,000; 2002-$79,041,000.

     Substantially all of the consolidated net assets are owned by the subsidiaries and dividends paid by Regions are substantially provided by dividends from the subsidiaries. Statutory limits are placed on the amount of dividends the subsidiaries can pay without prior regulatory approval. In addition, regulatory authorities require the maintenance of minimum capital to asset ratios at banking subsidiaries. At December 31, 1997, the banking subsidiaries could pay approximately $180 million in dividends without prior approval.

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

   The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:

(in thousands)                                                        DECEMBER 31
----------------------------------------------------------------------------------------
                                                                   1997             1996
----------------------------------------------------------------------------------------
Actuarial present value of
    benefit obligations:
Accumulated benefit obligation,
    including vested benefits
    of $102,461 in 1997 and
    $86,395 in 1996                                           $(103,851)       $ (87,579)
Projected benefit obligation for
    service rendered to date                                  $(122,594)       $(103,509)
Plan assets at fair value, primarily
    listed stocks and bonds, and U.S.
    Treasury and agency obligations                             132,463          112,915
Plan assets in excess of projected
    benefit obligation                                            9,869            9,406
Unrecognized net loss from
    past experience different
    from that assumed                                             3,461            5,178
Unrecognized prior service cost                                  (2,239)          (1,376)
Prepaid pension cost
    included in other assets                                  $  11,091        $  13,208

     Net pension cost included the following components:

(in thousands)                                            YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------
                                                 1997             1996            1995
----------------------------------------------------------------------------------------
Service cost-benefits
    earned during the
    period                                   $  5,098          $  4,339         $  3,501
Interest cost on projected
    benefit obligation                          8,300             7,430            6,411
Actual (return) on
    plan assets                               (18,904)          (14,897)         (16,577)
Net amortization and
    deferral                                    8,317             4,467            6,323
Net periodic pension
    expense (income)                         $  2,811          $  1,339         $   (342)

     The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.50% and 4.50%, respectively, at December 31, 1997; 7.75% and 4.50%, respectively, at December 31, 1996; and 7.25% and 4.50%, respectively, at December 31, 1995. The expected long-term rate of return on plan assets was 9% in all years.

     The Company also sponsors a supplemental executive retirement program, which is a non-qualified plan that provides certain senior executive officers defined pension benefits in relation to their compensation, as is provided to other employees by the qualified pension plan. The projected benefit obligation for this plan totaled $5,652,000 at December 31, 1997, and $5,229,000 at December 31, 1996. The accumulated benefit obligation, all of which was vested and accrued at December 31, 1997 and 1996, totaled $5,208,000 and $4,526,000, respectively. Pension expense for this plan totaled $480,000 in 1997 and 1996, and $440,000 in 1995.

     Contributions to employee profit sharing plans totaled $21,016,000, $16,202,000 and $17,084,000 for 1997, 1996 and 1995, respectively.

     The 1997 contribution to the employee stock ownership plan totaled $2,950,000, compared to $1,863,000 in 1996, and $1,690,000 in 1995.
Contributions are used to purchase Regions common stock for the benefit of participating employees.

     Contributions to the employee stock purchase plan in 1997, 1996 and 1995 were $1,516,000, $1,479,000 and $1,472,000, respectively.

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

     The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:

(in thousands)                                                       DECEMBER 31
----------------------------------------------------------------------------------------
                                                                   1997             1996
----------------------------------------------------------------------------------------
Accumulated benefit obligation,
    including retiree benefits
    of $4,855 in 1997 and $5,640
    in 1996                                                     $(9,803)        $(11,949)
Unrecognized transition
    obligation                                                    8,857            9,661
Unrecognized net (gain) from
    past experience different
    from that assumed                                            (5,500)          (3,350)
Accrued postretirement benefit
    obligation                                                  $(6,446)        $ (5,638)

      Net periodic postretirement benefit cost included the following components:

(in thousands)                                   YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------
                                                 1997              1996             1995
----------------------------------------------------------------------------------------
Service cost-benefits
    earned during the
    period                                     $  381            $  544           $  373
Interest cost on
    benefit obligation                            681               833              622
Net amortization and
    deferral                                      590               605              486
Unrecognized (gain)                              (324)             (158)            (205)
Net periodic postretirement
    benefit cost                               $1,328            $1,824           $1,276

     The assumed health care cost trend rate was 10% for 1997 and is assumed to decrease gradually to 5% by 2007 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1997, by $931,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1997 by $132,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.50% at December 31, 1997, and 7.75% at December 31, 1996.

NOTE K. LEASES

     Rental expense for all leases amounted to approximately $8,404,000, $7,108,000 and $5,830,000 for 1997, 1996 and 1995, respectively. The approximate future minimum rental commitments as of December 31, 1997, for all noncancelable leases with initial or remaining terms of one year or more are shown in the following table. Included in these amounts are all renewal options reasonably assured of being exercised.

 (in thousands)                             Equipment          Premises            Total
----------------------------------------------------------------------------------------
1998                                             $266           $ 5,752          $ 6,018
1999                                              203             5,156            5,359
2000                                              162             4,493            4,655
2001                                               54             3,572            3,626
2002                                               37             3,271            3,308
2003-2007                                           7             9,046            9,053
2008-2012                                           0             4,914            4,914
2013-2017                                           0             1,833            1,833
2018-End                                            0               707              707
  TOTAL                                          $729           $38,744          $39,473

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

     Loan commitments totaled $3.9 billion at December 31, 1997, and $3.6 billion at December 31, 1996. Standby letters of credit were $444.4 million at December 31, 1997, and $446.4 million at December 31, 1996. Commitments under commercial letters of credit used to facilitate customers' trade transactions were $20.8 million at December 31, 1997, and $32.3 million at December 31, 1996.

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

     Forward contracts represent commitments to sell money market instruments at a future date at a specified price or yield. These contracts are utilized by the Company to hedge interest rate risk positions associated with the origination of mortgage loans held for sale. The amount of hedging gains and losses deferred, which is reflected in gains and losses on mortgage loans held for sale as realized, was not material to the results of operations for the years ended December 31, 1997, 1996 or 1995. The Company is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the risk that the other party will fail to perform. The gross contract amount of forward contracts, which totaled $90 million and $57 million at December 31, 1997, and 1996, respectively, represents the extent of Regions' involvement. However, those amounts significantly exceed the future cash requirements, as the Company intends to close out open positions prior to settlement, and thus is subject only to the change in the value of the instruments. The gross amount of contracts represents the Company's maximum exposure to credit risk.

     The Company utilizes put and call option contracts to hedge mortgage loan originations in process. Option contracts represent rights to purchase or sell securities or other money market instruments at a specified price and within a specified period of time at the option of the holder. There were no option contracts outstanding as of December 31, 1997 or December 31, 1996. The commitment fees paid for option contracts reflect the maximum exposure to the Company.

     Foreign currency exchange contracts involve the trading of one currency for another on a specified date and at a specified rate. These contracts are executed on behalf of the Company's customers and are used to facilitate the management of fluctuations in foreign exchange rates. The notional amount of forward foreign exchange contracts totaled $31 million and $24 million at December 31, 1997 and 1996, respectively. The Company is subject to the risk that another party will fail to perform and the gross amount of the contracts represents the Company's maximum exposure to credit risk.

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

     The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

(in thousands)                            DECEMBER 31, 1997                DECEMBER 31, 1996
-------------------------------------------------------------------------------------------------
                                                     ESTIMATED                          ESTIMATED
                                       CARRYING           FAIR          CARRYING             FAIR
                                         AMOUNT          VALUE            AMOUNT            VALUE
-------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents        $   823,144     $  823,144       $   795,691       $  795,691
   Interest-bearing deposits
     in other banks                      29,453         29,453            33,191           33,191
   Investment securities              2,874,217      2,906,112         2,102,750        2,115,718
   Securities available for sale      1,525,972      1,525,972         1,767,845        1,767,845
   Trading account assets                50,676         50,676            29,648           29,648
   Mortgage loans held for sale         375,759        375,759           169,861          169,861
   Loans (excluding leases)          16,021,976     16,310,372        12,992,471       13,148,381

Financial liabilities:
   Deposits                          17,750,926     17,857,432        15,048,336       15,060,375
   Short-term borrowings              2,490,303      2,490,303         1,611,927        1,611,927
   Long-term borrowings                 400,199        415,407           447,269          438,154

Off-balance-sheet instruments:
   Loan commitments                         -0-        (33,019)            - 0 -          (30,653)
   Standby letters of credit                -0-         (6,666)            - 0 -           (6,697)
   Commercial letters of credit             -0-            (52)            - 0 -              (81)

NOTE O. OTHER INCOME AND EXPENSE

     Other income consists of the following:

(in thousands)                                           YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------
                                                 1997              1996             1995
----------------------------------------------------------------------------------------
Fees and commissions                          $24,454           $20,619          $19,550
Insurance premiums
    and commissions                             6,530             6,514            5,686
Trading account income                         14,069            10,555            6,696
Gain on sale of mortgage
   servicing rights                               -0-               -0-              150
Other miscellaneous income                     16,946            13,495           13,384
  Total                                       $61,999           $51,183          $45,466

     Other expense consists of the following:

(in thousands)                                            YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------
                                                 1997              1996             1995
----------------------------------------------------------------------------------------
Stationery, printing
    and supplies                             $ 10,597          $ 12,747         $ 10,670
Advertising and business
    development                                13,119            11,912           10,564
Postage and freight                            11,516            10,135           10,997
Telephone                                      12,244            10,732            9,869
Legal and other
    professional fees                          13,539            14,189           13,380
Other non-credit losses                        13,727            10,653            8,006
Outside computer services                       9,137            12,771            9,326
Amortization of  mortgage
   servicing rights                            11,983            13,889           11,577
Loss on sale of
    mortgages by affiliate
    mortgage companies                          2,892             5,592            1,093
Other miscellaneous
    expenses                                   86,780            63,445           62,747
  Total                                      $185,534          $166,065         $148,229

NOTE P. INCOME TAXES

     At December 31, 1997, Regions has net operating loss carryforwards for federal tax purposes of $21.8 million that expire in years 2003 through 2011. These carryforwards resulted from the Company's acquisition of Secor Bank on December 31, 1993 and the acquisition of other financial institutions on various dates. For financial reporting purposes, a valuation allowance of approximately $10.6 million has been recognized to offset a portion of the deferred tax assets related to those carryforwards and certain temporary differences.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Regions' deferred tax assets and liabilities as of December 31, 1997 and 1996 are listed below.

(in thousands)                                             December 31
--------------------------------------------------------------------------------
                                                      1997                1996
--------------------------------------------------------------------------------
Deferred tax assets:
 Loan loss allowance                              $ 64,098            $ 56,190
 Net operating loss
  carryforwards                                     17,614              13,351
 Other                                              39,526              42,882
   Total deferred tax assets                       121,238             112,423

Deferred tax liabilities:
 Tax over book depreciation                          2,013               2,363
 Accretion of bond discount                          4,123               3,479
 Direct lease financing                             19,160              18,135
 Pension                                             3,994               4,886
 Originated mortgage
  servicing rights                                   8,094               3,055
 Other                                              22,831              17,366
  Total deferred tax liabilities                    60,215              49,284
Net deferred tax assets
 before valuation allowance                         51,023              63,139
Valuation allowance                                (10,560)            (17,060)

Net deferred tax asset                            $ 40,463            $ 46,079

     The valuation allowance for net deferred tax assets decreased by $6.5 million in 1997. The decrease was due to a reassessment of the Company's ability to realize the benefit of certain net operating loss carryforwards.

     Applicable income taxes for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate of 35% for the reasons below:

(in thousands)                                                  Year Ended December 31
-------------------------------------------------------------------------------------------------
                                                      1997                1996             1995
-------------------------------------------------------------------------------------------------
Tax computed at
 statutory federal income
 tax rate                                         $155,862            $118,427         $102,878

Increases (decreases) in
 taxes resulting from:
  Obligations of states and
    political subdivisions:
    Tax exempt income                              (12,849)            (10,726)         (11,530)
    Tax on preference item                           2,295               1,859            1,353
  State income tax, net
   of federal tax benefit                            6,809               1,206            5,552
  Subsidiary purchase
   accounting adjustments                              (57)                (54)             (51)
  Other, net                                        (6,432)             (2,035)          (2,093)
      Total                                       $145,628            $108,677         $ 96,109

Effective Tax Rate                                    32.7%               32.1%           32.7%

     The provisions for income taxes included in the consolidated statements of income are summarized below. Included in these amounts are income taxes of $203,000, $1,090,000, and $(146,000) in 1997, 1996 and 1995, respectively, related to securities transactions.

---------------------------------------------------------------------------------------------------
(in thousands)                                     Current            Deferred              Total
---------------------------------------------------------------------------------------------------
1997
Federal                                           $124,724             $10,329           $135,053
State                                               10,192                 383             10,575
 TOTAL                                            $134,916             $10,712           $145,628

1996
Federal                                           $ 97,620             $ 6,549           $106,821
State                                                2,177                (157)             1,856
 Total                                            $ 99,797             $ 6,392           $108,677

1995
Federal                                           $ 72,774             $14,336           $ 87,110
State                                                9,044                 (45)             8,999
 Total                                            $ 81,818             $14,291           $ 96,109

NOTE Q. BUSINESS COMBINATIONS

   During 1997 Regions completed the following business combinations:

                                                                                        Total Assets           Accounting
Date             Company                             Headquarters Location              (in thousands)         Treatment
---------------------------------------------------------------------------------------------------------------------------
January          Florida First                       Panama City, Florida                  $286,515            Purchase
                 Bancorp, Inc.
January          Allied Bankshares, Inc.             Thomson, Georgia                       559,815            Pooling
March            West Carroll                        Oak Grove, Louisiana                   127,145            Pooling
                 Bancshares, Inc.
April            Gulf South Bancshares, Inc.         Gretna, Louisiana                       55,363            Purchase
May              First Mercantile                    Longwood, Florida                      157,434            Purchase
                 National Bank
May              The New Iberia Bancorp, Inc.        New Iberia, Louisiana                  313,494            Pooling
June             First Bankshares, Inc.              Hapeville, Georgia                     126,826            Pooling
June             SB&T Corporation                    Smyrna, Georgia                        147,709            Pooling
December         GF Bancshares, Inc.                 Griffin, Georgia                        99,446            Purchase


     The total consideration paid for all the 1997 business combinations was approximately $58 million in cash and 11.6 million shares of Regions' common stock (including treasury stock reissued) valued at $342 million. Total intangible assets recorded in connection with the purchase transactions totaled approximately $42 million.

     During 1996 Regions completed the following business combinations:

                                                                                        Total Assets           Accounting
Date             Company                             Headquarters Location              (in thousands)         Treatment
---------------------------------------------------------------------------------------------------------------------------
January          Metro Financial
                 Corporation                         Atlanta, Georgia                   $  210,487             Purchase
February         The Enterprise National Bank of
                 Atlanta                             Atlanta, Georgia                       54,263             Purchase
March            First National Bancorp              Gainesville, Georgia                3,198,634             Pooling
April            First Federal Bank of
                 Northwest Georgia,
                 Federal Savings Bank                Cedartown, Georgia                     93,381             Pooling
August           Delta Bank & Trust
                 Company                             Belle Chasse, Louisiana               190,547             Purchase
August           First Gwinnett
                 Bancshares, Inc.                    Atlanta, Georgia                       68,364             Purchase
August           Rockdale Community
                 Bank                                Conyers, Georgia                       47,457             Purchase
September        American Bancshares of
                 Houma, Inc.                         Houma, Louisiana                       88,742             Purchase

     Because certain of the 1997 and 1996 business combinations were accounted for as purchases, Regions' consolidated financial statements include the results of operations of those companies only from their respective dates of acquisition. The following unaudited summary information presents the consolidated results of operations of Regions on a pro forma basis, as if all the above companies had been acquired on January 1, 1996. The pro forma summary information does not necessarily reflect the results of operations that would have occurred, if the acquisitions had occurred at the beginning of the periods presented, or of results which may occur in the future.

(in thousands, except per share data)                           Year Ended December 31
--------------------------------------------------------------------------------------------
                                                                  1997                  1996
--------------------------------------------------------------------------------------------
Interest income                                             $1,662,118            $1,537,711
Interest expense                                               829,554               757,605
                                                            ----------            ----------
   Net interest income                                         832,564               780,106
Provision for loan losses                                       42,050                38,139
Non-interest income                                            264,675               242,221
Non-interest expense                                           609,291               635,873
                                                            ----------            ----------
   Income before income taxes                                  445,898               348,315
Applicable income taxes                                        146,102               114,469
                                                            ----------            ----------
Net income                                                  $  299,796            $  233,846
Net income per share                                        $     2.20            $     1.73
Net income per share,assuming dilution                      $     2.15            $     1.70

     The following chart summarizes the assets acquired and liabilities assumed in connection with business combinations, excluding the First National transaction, in 1997 and 1996.

(in thousands)                                                     1997             1996
----------------------------------------------------------------------------------------
Cash and due from banks                                      $  180,305        $  64,511
Investment securities                                           219,005           41,280
Securities available for sale                                   266,870          153,710
Loans, net                                                    1,034,565          469,669
Other assets                                                    173,002           24,071
Deposits                                                      1,555,590          678,077
Borrowings                                                       85,559            3,684
Other liabilities                                                38,224            3,972

     Regions' business combinations pending as of December 31, 1997, or announced prior to February 14, 1998, are as follows:

                                                            Approximate
                                                           (In millions)
                                                           -------------                                   Anticipated
                                                        Asset                           Consider-          Accounting
Institution                                              Size     Value(1)                ation             Treatment
----------------------------------------------------------------------------------------------------------------------
Greenville Financial Corporation located in             $  134    $    34               Regions              Pooling
   Greenville, South Carolina                                                            Common
                                                                                         Stock

PALFED, Inc. located in Aiken, South Carolina              665        145               Regions              Pooling
                                                                                         Common
                                                                                         Stock

First United Bancorporation, located in Anderson,          292         80               Regions              Pooling
   South Carolina                                                                        Common
                                                                                         Stock

St. Mary Holding Corporation, located in                   113         31               Regions              Pooling
   Franklin, Louisiana                                                                   Common
                                                                                         Stock

Key Florida Bancorp, Inc. located in Bradenton,            212         39               Regions              Pooling
   Florida                                                                               Common
                                                                                         Stock

First State Corporation located in Albany, Georgia         540        161               Regions              Pooling
                                                                                         Common
                                                                                         Stock

Etowah Bank, located in Canton, Georgia                    432        117               Regions              Pooling
                                                                                         Common
                                                                                         Stock

First Community Banking Services, Inc. located in          131         33               Regions              Pooling
   Peachtree City, Georgia                                                               Common
                                                                                         Stock

First Commercial Corporation located in Little           6,887      2,587               Regions              Pooling
   Rock, Arkansas                                                                        Common
                                                                                         Stock

Jacobs Bank located in Scottsboro, Alabama                 190         53               Regions              Pooling
                                                                                         Common
                                                                                         Stock

(1)  Computed as of the date of announcement of each transaction.

     In early 1998, the Company consummated the Greenville and PALFED transactions, with the issuance of approximately 4.8 million shares of common stock. The other pending business combinations remain subject to applicable approvals by regulatory agencies and by stockholders of the institutions.

     On March 1, 1996, First National Bancorp of Gainesville, Georgia, with approximately $3.2 billion in assets merged with and into Regions. Under the terms of the transaction, Regions issued 31,840,216 shares of its common stock for all of First National's outstanding common stock (based on an exchange ratio of .76 of a share of Regions common stock for each share of First National common stock). The transaction was accounted for as a pooling of interests and accordingly, all prior period financial statements were restated to include the effect of the First National transaction.

     The following table presents net interest income, net income and net income per common share as reported by Regions, First National and on a combined basis. In 1996, prior to consummation of the First National transaction, First National contributed $22.8 million in net interest income and $7.9 million in net income.

(in thousands, except per share data)                                     Year Ended December 31
------------------------------------------------------------------------------------------------------
                                                                                   1995
------------------------------------------------------------------------------------------------------
Net interest income:
  Regions                                                                      $497,324
  First National                                                                126,940
  Combined                                                                     $624,264

Net income:
  Regions                                                                      $172,824
  First National                                                                 25,005
  Combined                                                                     $197,829

Net income per common share:
  Regions                                                                      $   1.87
  First National                                                                    .61
  Combined                                                                         1.60

NOTE R. STOCK OPTION AND LONG-TERM INCENTIVE PLANS

     Regions has stock option plans for certain key employees that provide for the granting of options to purchase up to 5,720,000 shares of Regions' common stock. The terms of options granted are determined by the personnel committee of the Board of Directors; however, no options may be granted after ten years from the plans' adoption and no options may be exercised beyond ten years from the date granted. The option price per share of incentive stock options can not be less than the fair market value of the common stock on the date of the grant; however, the option price of non-qualified options may be less than the fair market value of the common stock on the date of the grant. The plans also permit the granting of stock appreciation rights to holders of stock options. Stock appreciation rights were attached to 134,956; 180,228 and 333,950 of the shares under option at December 31, 1997, 1996 and 1995, respectively.

     Regions' long-term incentive plan provides for the granting of up to 10,000,000 shares of common stock in the form of stock options, stock appreciation rights, performance awards or restricted stock awards. The terms of stock options granted under the long-term incentive plan are generally subject to the same terms as options granted under Regions' stock option plans. A maximum of 3,000,000 shares of restricted stock and 5,000,000 shares of performance awards, may be granted. During 1997 and 1996, Regions granted 236,469 and 80,000 shares, respectively, as restricted stock and during 1997, 1996, and 1995, granted 211,350; 277,600 and 263,800 shares, respectively, as performance awards. Grantees of restricted stock must remain employed with Regions for certain periods from the date of the grant at the same or a higher level in order for the shares to be released. However, during this period the grantee is eligible to receive dividends and exercise voting privileges on such restricted shares. In 1997, 1996, and 1995, 117,680; 11,552 and 8,650 restricted shares, respectively, were released. Issuance of performance shares is dependent upon achievement of certain performance criteria and is, therefore, deferred until the end of the performance period. In 1997 and 1996, 629,150 and 491,280 performance shares, respectively, were issued. Total expense for restricted stock was $1,846,000 in 1997, $1,507,000 in 1996, and $1,074,000 in 1995. Total
expense for performance shares was $20,927,000 in 1997, $9,261,000 in 1996, and $9,118,000 in 1995.

     In connection with the business combinations with Florida First , New Iberia, West Carroll, First Bankshares and First Mercantile, Regions assumed stock options, which were previously granted by those companies and converted those options, at the appropriate exchange ratio, into options to acquire Regions' common stock. The common stock for such options has been registered under the Securities Act of 1933 by Regions and is not included in the maximum number of shares that may be granted by Regions under its existing stock option plans.

     Stock option activity (including assumed options) over the last three years is summarized as follows:

                               Shares Under                    Option          Weighted
                                     Option                     Price          Average
                                                            Per Share          Exercise
                                                                               Prices
----------------------------------------------------------------------------------------
Balance at
 January 1,
 1995                             3,670,006            $6.17 - $17.72
 Granted                          1,235,422             3.02 -  18.00
 Exercised                         (466,394)            6.17 -  16.35
 Canceled                           (36,396)            7.50 -  15.94
Outstanding at
 December 31,
 1995                             4,402,638             3.02 -  18.00         $  14.19
 Granted                          1,200,988             4.35 -  22.44            19.52
 Exercised                       (1,168,568)            3.02 -  16.35            11.39
 Canceled                           (20,784)            6.21 -  20.85            20.18
Outstanding at
 December 31, 1996                4,414,274             4.35 -  22.44            15.61
 Options assumed
  through
  acquisitions                      417,873             2.64 -  20.31             9.73
 Granted                            588,432            26.06 -  38.75            34.39
 Exercised                         (822,363)            2.64 -  22.44            13.05
 Canceled                           (34,254)            7.43 -  26.06            13.04
Outstanding at
 December 31, 1997
                                  4,563,962            $3.39 - $38.75         $  17.98
Exercisable at
 December 31, 1997                3,748,063            $3.39 - $22.44         $  15.61

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

                                                    1997                1996              1995
Pro forma net income ($000's)                    $ 298,125           $ 226,177         $ 195,146
Pro forma net income per share                        2.18                1.82              1.58
Pro forma net income per
 share, assuming dilution                             2.14                1.78              1.56

     Regions' options outstanding have a weighted average contractual life of
6.8 years. The weighted average fair value of options granted was $7.66 in

1997, $4.62 in 1996 and $2.97 in 1995. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1997: expected dividend yield of 2.2%; expected option life of 5 years; expected volatility of 19.7%; and a risk free interest rate of 5.7%. The 1996 and 1995 assumptions were: expected dividend yield of 2.7%; expected option life of 5 years; expected volatility of 19.2%; and a risk free interest rate of 6.0%.

     Since the exercise price of the Company's employee incentive stock options equals the market price of underlying stock on the date of grant, no compensation expense is recognized.

     The effects of applying Statement 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

NOTE S. PARENT COMPANY ONLY FINANCIAL STATEMENTS

     Presented below are condensed financial statements of Regions Financial
Corporation:


STATEMENTS OF CONDITION
(in thousands)                                                          DECEMBER 31
-------------------------------------------------------------------------------------------
                                                                  1997                1996
-------------------------------------------------------------------------------------------
ASSETS
Cash due from banks                                        $     8,283         $     6,483
Securities purchased under
 agreements to resell                                              -0-              10,000
Loans to subsidiaries                                           46,140              41,260
Investment securities                                            3,904               6,744
Premises and equipment                                           8,872               8,981
Investment in subsidiaries:
 Banks                                                       2,046,019           1,708,254
 Non-banks                                                     105,329             112,061
                                                             2,151,348           1,820,315
Other assets                                                    28,812              20,621
                                                           $ 2,247,359         $ 1,914,404
Liabilities and Stockholders' Equity
Commercial paper                                           $    52,750         $    40,367
Long-term borrowings                                           220,443             218,320
Other liabilities                                               61,311              56,991
Total liabilities                                              334,504             315,678
Stockholders' Equity:
 Common stock                                                   85,636              39,322
 Surplus                                                       601,801             520,571
 Undivided profits                                           1,247,218           1,054,310
 Treasury stock                                                (12,390)            (12,356)
 Unearned restricted stock                                      (9,410)             (3,121)
  Total stockholders' equity                                 1,912,855           1,598,726
                                                           $ 2,247,359         $ 1,914,404

STATEMENTS OF INCOME
(in thousands)                                             YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------
                                                      1997           1996           1995
----------------------------------------------------------------------------------------
Income:
 Dividends received
 from subsidiaries:
  Banks                                          $ 223,850      $ 213,326      $ 136,500
  Non-banks                                          3,000            -0-            -0-
                                                   226,850        213,326        136,500
 Service fees from
   subsidiaries                                     38,369         27,781         24,819
 Interest from
   subsidiaries                                      2,936          3,249          2,132
 Other                                                 484          4,446            440
                                                   268,639        248,802        163,891
Expenses:
 Salaries and employee
   benefits                                         29,558         22,828         16,903
 Interest                                           22,217         21,455         19,443
 Net occupancy expense                                 857          1,012            647
 Furniture and equipment
   expense                                             654            972            364
 Legal and other
   professional fees                                 3,526          5,855          2,510
 Amortization of excess
   purchase price                                   10,892          8,375          5,505
 Other expenses                                      4,736          8,945          4,713
                                                    72,440         69,442         50,085
Income before income
 taxes and equity in
 undistributed earnings
 of subsidiaries                                   196,199        179,360        113,806
Applicable income taxes
 (credit)                                           (7,688)        (8,858)        (6,973)
Income before equity
 in undistributed earnings
 of subsidiaries                                   203,887        188,218        120,779
Equity in undistributed
 earnings of subsidiaries:
  Banks                                             90,287         47,893         68,985
  Non-banks                                          5,518         (6,425)         8,065
                                                    95,805         41,468         77,050
  NET INCOME                                     $ 299,692      $ 229,686      $ 197,829

     Aggregate maturities of long-term borrowings in each of the next five years for the parent company only are as follows: $5,670,000 in 1998; $670,000 in 1999; $630,000 in 2000; $25,660,000 in 2001; and $75,690,000 in 2002. Standby
letters of credit issued by the parent company totaled $8.9 million at December 31, 1997. This amount is included in total standby letters of credit disclosed in Note L.

STATEMENTS OF CASH FLOWS
(in thousands)                                           YEAR ENDED DECEMBER 31
---------------------------------------------------------------------------------------
                                                   1997           1996           1995
---------------------------------------------------------------------------------------
Operating activities:
Net income                                    $ 299,692      $ 229,686      $ 197,829
 Adjustments to reconcile
 net cash provided by
 operating activities:
  Equity in undistributed
    earnings of subsidiaries                    (95,805)       (41,468)       (77,050)
  Provision for depreciation
    and amortization                             13,494         10,978          7,049
  (Decrease) increase in other
    liabilities                                    (144)         9,854          6,988
  Decrease (increase) in dividends
    receivable from subsidiaries                    -0-         30,000        (30,000)
 (Increase) in other assets                     (19,074)        (2,637)        (3,813)
  Stock issued to employees under
    incentive plan                               10,971          4,333            253
Net cash provided by
  operating activities                          209,134        240,746        101,256

Investing activities:

Investment in subsidiaries                      (77,948)       (25,018)       (10,139)
Principal (advances) payments on
  loans to subsidiaries                          (4,880)       (11,966)       (26,870)
Purchases and sales of
  premises and equipment                           (656)        (8,541)          (184)
Maturity (purchase) of investment
  securities                                      2,840         (2,138)           550
Net cash (used) by investing activities         (80,644)       (47,663)       (36,643)

Financing activities:
Increase in
 commercial paper borrowings                     12,383         19,267          2,500
Cash dividends                                 (108,980)       (87,466)       (60,075)
Purchase of treasury stock                      (43,756)      (104,288)       (61,882)
Proceeds from long-term borrowings                7,243         42,098         12,990
Principal payments on
   long-term borrowings                          (5,120)       (47,310)        (5,200)
Net (decrease) increase in short-term
   borrowings                                       -0-        (10,000)        10,000
Exercise of
 stock options                                    1,540          5,262            836
Net cash (used) by
 financing activities                          (136,690)      (182,437)      (100,831)

(Decrease) increase in cash and cash             (8,200)        10,646        (36,218)
  equivalents
Cash and cash equivalents at
  beginning of year                              16,483          5,837         42,055
Cash and cash equivalents at
  end of year                                 $   8,283      $  16,483      $   5,837

NOTE T. REGULATORY CAPITAL REQUIREMENTS

     Regions and its banking subsidiaries are subject to regulatory capital requirements administered by federal banking agencies. These regulatory capital requirements involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items, and also qualitative judgments by the regulators. Failure to meet minimum capital requirements can subject the Company to a series of increasingly restrictive regulatory actions. As of December 31, 1997, the most recent notification from federal banking agencies categorized Regions and its significant subsidiaries as "well capitalized" under the regulatory framework.

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

     Regions' and its most significant subsidiaries' capital levels at December 31, 1997 and 1996, exceeded the "well capitalized" levels, as shown below:

                                                                         December 31, 1997                To Be Well
                      (in thousands)                                Amount                Ratio           Capitalized
                                                                    ------                -----           -----------
   Tier I Capital:
     Regions Financial Corporation                                   $1,689,059            10.48%              6.00%
     Regions Bank (Alabama)                                           1,334,111            10.47               6.00
     Regions Bank (Georgia)                                             367,334            12.95               6.00


   Total Capital:

     Regions Financial Corporation                                   $2,083,365            12.93%             10.00%
     Regions Bank (Alabama)                                           1,478,543            11.60              10.00
     Regions Bank (Georgia)                                             402,699            14.20              10.00


   LEVERAGE:

     Regions Financial Corporation                                   $1,689,059             7.52%              5.00%
     Regions Bank (Alabama)                                           1,334,111             7.57               5.00
     Regions Bank (Georgia)                                             367,334            10.83               5.00

                                                                         December 31, 1996                To Be Well
                      (in thousands)                                Amount                Ratio           Capitalized
                                                                    ------                -----           -----------
   Tier I Capital:
     Regions Financial Corporation                                   $1,416,400            10.81%              6.00%
     Regions Bank (Alabama)                                             860,105            10.55               6.00
     Regions Bank (Georgia)                                             332,264            13.49               6.00
     Regions Bank of Louisiana                                          214,018            14.47               6.00

   Total Capital:
     Regions Financial Corporation                                   $1,780,355            13.59%             10.00%
     Regions Bank (Alabama)                                             959,589            11.77              10.00
     Regions Bank (Georgia)                                             363,131            14.75              10.00
     Regions Bank of Louisiana                                          232,536            15.72              10.00

   Leverage:
     Regions Financial Corporation                                   $1,416,400             7.44%              5.00%
     Regions Bank (Alabama)                                             860,105             7.20               5.00
     Regions Bank (Georgia)                                             332,264             9.94               5.00
     Regions Bank of Louisiana                                          214,018            10.02               5.00

NOTE U. SAIF ASSESSMENT AND MERGER EXPENSES

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

NOTE V. EARNINGS PER SHARE

The following table sets forth the computation of basic earnings per share and earnings per share assuming dilution.

(in thousands except per share amounts)

                                     1997              1996              1995
Numerator:

For basic earnings per share
 and earnings per share,
 assuming dilution
 net income                        $299,692          $229,686          $197,829
                                   ========          ========          ========


Denominator:

For basic earnings per share -
 weighted shares outstanding        136,512           124,272           123,340

 Effect of dilutive
 securities:
         Stock options                1,963             1,294               650
         Performance shares             946             1,211             1,299
                                   --------          --------          --------
                                      2,909             2,505             1,949

For earnings per share,
 assuming dilution                  139,421           126,777           125,289
                                   ========          ========          ========

Basic earnings per share           $   2.20          $   1.85          $   1.60
                                   ========          ========          ========

Earnings per share,
 assuming dilution                 $   2.15          $   1.81          $   1.58
                                   ========          ========          ========


NOTE W. RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provision of Financial Accounting Standards Board No. 125" (Statement 127), amended Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", and delayed until 1998 certain provisions that deal with securities lending, repurchase and dollar agreements, and the recognition of collateral. The Company will adopt Statement 127 in 1998 and does not believe the effect of adoption will be material.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (Statement 130). Statement 130 establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. The provisions of this statement are effective beginning with interim reporting beginning after December 15, 1997. These disclosure requirements will have no impact on financial position or results of operations.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," (Statement 131). Statement 131 requires disclosure of financial and descriptive information about an enterprise's operating segments in annual and interim reports issued to shareholders. Statement 131 defines an operating segment as a component of an enterprise that engages in business activity, generates revenue and incurs expenses, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for fiscal years beginning after December 15, 1997. Regions is currently evaluating the impact of Statement 131 on the disclosures included in its financial statements.

AUDITORS' REPORT




Report of Ernst & Young LLP, Independent Auditors

Board of Directors
Regions Financial Corporation


         We have audited the accompanying consolidated statements of condition of Regions Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regions Financial Corporation and subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP

Birmingham, Alabama
February 9, 1998,
except for Note Q as
to which the date is
February 13, 1998

                          HISTORICAL FINANCIAL SUMMARY

                  REGIONS FINANCIAL CORPORATION & SUBSIDIARIES

(in thousands-except ratios, yields, and per share amounts)
---------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATING RESULTS                                 1997         1996          1995         1994       1993       1992
---------------------------------------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans                               $1,342,198   $1,102,406   $ 1,009,783    $757,078   $559,850   $531,422
 Income on federal funds sold                                  7,195        2,625         7,761       7,016      4,658     10,585
 Taxable interest on securities                              254,153      237,046       204,194     181,517    136,007    149,530
 Tax-free interest on securities                              29,838       22,462        25,304      23,803     20,733     19,082
 Other interest income                                        19,700       21,583        12,558      22,279     25,296     26,475
  Total interest income                                    1,653,084    1,386,122     1,259,600     991,693    746,544    737,094
Interest expense:
 Interest on deposits                                        697,140      587,744       535,880     374,533    275,455    311,945
 Interest on short-term borrowings                            97,963       65,400        57,429      24,766      7,859      7,846
 Interest on long-term borrowings                             29,100       32,512        42,027      36,858     12,881      4,629
  Total interest expense                                     824,203      685,656       635,336     436,157    296,195    324,420
  Net interest income                                        828,881      700,466       624,264     555,536    450,349    412,674
Provision for loan losses                                     41,773       29,041        30,271      20,580     24,695     39,367
  Net interest income after provision for loan losses        787,108      671,425       593,993     534,956    425,654    373,307
Non-interest income:
 Trust department income                                      29,206       27,634        25,656      21,731     20,549     19,118
 Service charges on deposit accounts                         111,385       88,190        73,100      62,096     52,382     49,936
 Mortgage servicing and origination fees                      55,422       50,617        43,608      45,365     47,148     40,299
 Securities gains (losses)                                       541        3,115          (424)        344        831      2,417
 Other                                                        61,999       51,183        45,466      42,513     49,239     38,590
  Total non-interest income                                  258,553      220,739       187,406     172,049    170,149    150,360
Non-interest expense:
 Salaries and employee benefits                              333,061      281,845       261,066     228,199    199,178    175,942
 Net occupancy expense                                        38,302       33,616        29,005      27,212     20,790     19,616
 Furniture and equipment expense                              39,493       35,375        30,890      28,861     24,432     22,423
 Other                                                       189,485      202,965       166,500     158,104    138,730    125,298
  Total non-interest expense                                 600,341      553,801       487,461     442,376    383,130    343,279
  Income before income taxes                                 445,320      338,363       293,938     264,629    212,673    180,388
Applicable income taxes                                      145,628      108,677        96,109      84,109     66,169     56,405
  Net income                                              $  299,692   $  229,686   $   197,829    $180,520   $146,504   $123,983
Average number of shares outstanding                         136,512      124,272       123,340     116,412    104,306    102,384
Average number of shares outstanding--assuming dilution      139,421      126,777       125,289     118,223    106,126    103,961
Per share:
  Net income                                              $     2.20   $     1.85   $      1.60    $   1.55   $   1.41   $   1.21
  Net income--assuming dilution                                 2.15         1.81          1.58        1.53       1.38       1.19
  Cash dividends declared                                       0.80         0.70          0.66        0.60       0.52       0.46

YIELDS AND COSTS (TAXABLE EQUIVALENT BASIS)
Earning assets:
 Taxable securities                                             6.68%        6.57%         6.54%       6.34%      6.96%      7.82%
 Tax-free securities                                            8.90         8.42          9.00        9.76      10.30      10.66
 Federal funds sold                                             6.12         5.19          5.89        3.95       3.09       3.63
 Loans (net of unearned income)                                 8.88         8.91          8.89        8.14       8.09       9.05
 Other earning assets                                           7.48         8.26          7.99        6.44       6.48       6.07
  Total earning assets                                          8.43         8.38          8.38        7.69       7.80       8.53
Interest-bearing liabilities:
 Interest-bearing deposits                                      4.72         4.65          4.66        3.71       3.54       4.33
 Short-term borrowings                                          5.66         5.49          6.38        5.25       3.61       3.81
 Long-term borrowings                                           6.76         6.71          6.44        6.12       7.07       7.23
  Total interest-bearing liabilities                            4.87         4.79          4.87        3.91       3.62       4.34
  Net yield on interest earning assets                          4.27         4.27          4.21        4.37       4.77       4.85

RATIOS
Net income to:
 Average stockholders' equity                                  16.29%       15.19%*       14.29%      15.26%     15.76%     15.04%
 Average total assets                                           1.41         1.29*         1.21        1.27       1.38       1.29
Efficiency                                                     54.36        59.44*        58.79       59.44      60.23      59.62
Dividend payout                                                36.36        37.84         41.25       38.71      36.88      38.02
Average loans to average deposits                              88.90        85.90         86.12       79.90      76.41      71.59
Average stockholders' equity to average total assets            8.63         8.49          8.44        8.35       8.76       8.60
Average interest-bearing deposits to average
total deposits                                                 86.59        87.43         86.81       86.22      85.31      86.15

* Ratios for 1996 excluding $19.0 million in after-tax charges for SAIF assessment and merger expenses are as follows: Return on average stockholders' equity 16.45%, Return on average total assets 1.40%, and Efficiency 56.16%.

           Annual           Compound
           Change          Growth Rate
     ----------------------------------
           1996-1997          1992-1997
     ----------------------------------
            21.75%            20.36%
           174.10             -7.43
             7.22             11.19
            32.84              9.35
            -8.72             -5.74
            19.26             17.53

            18.61             17.45
            49.79             65.68
           -10.49             44.44
            20.21             20.50
            18.33             14.97
            43.84              1.19
            17.23             16.09

             5.69              8.84
            26.30             17.40
             9.49              6.58
           -82.63            -25.87
            21.13              9.95
            17.13             11.45

            18.17             13.61
            13.94             14.32
            11.64             11.99
            -6.64              8.62
             8.40             11.83
            31.61             19.81
            34.00             20.89
            30.48%            19.31%
             9.85%             5.92%
             9.97              6.05

            18.92%            12.70%
            18.78             12.56
            14.29             11.70

                  REGIONS FINANCIAL CORPORATION & SUBSIDIARIES

 (average daily balances)
-----------------------------------------------------------------------------------------------------------------------------------
   ASSETS                                    1997            1996           1995            1994            1993           1992
-----------------------------------------------------------------------------------------------------------------------------------
 Earning assets:
  Taxable securities                   $  3,776,116    $  3,557,041    $  3,106,739    $  2,854,715    $  1,954,191    $ 1,913,037
  Tax-exempt securities                     510,772         429,004         410,765         382,583         316,651        272,636
  Federal funds sold                        117,613          50,613         131,862         177,642         150,664        291,764
  Loans, net of unearned                 15,149,429      12,412,351      11,412,900       9,352,856       6,971,610      5,988,674
   income
  Other earning assets                      264,540         262,024         171,284         346,656         391,071        347,374
   Total earning assets                  19,818,470      16,711,033      15,233,550      13,114,452       9,784,187      8,813,485
 Allowance for loan losses                 (193,486)       (170,666)       (154,170)       (139,604)       (108,951)       (87,313)
 Cash and due from banks                    649,493         478,840         546,529         525,936         469,657        400,085
 Other non-earning assets                 1,030,978         790,841         775,125         663,403         458,743        455,241
   Total assets                        $ 21,305,455    $ 17,810,048    $ 16,401,034    $ 14,164,187    $ 10,603,636    $ 9,581,498

LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
  Non-interest-bearing                 $  2,284,928    $  1,816,495    $  1,748,647    $  1,613,461    $  1,340,625    $ 1,158,463
  Interest-bearing                       14,755,732      12,632,902      11,503,869      10,091,647       7,783,766      7,206,810
   Total deposits                        17,040,660      14,449,397      13,252,516      11,705,108       9,124,391      8,365,273
Borrowed funds:
  Short-term                              1,726,269       1,192,082         900,246         471,332         217,703        206,146
  Long-term                                 430,737         484,390         652,520         601,781         182,115         64,016
   Total borrowed funds                   2,157,006       1,676,472       1,552,766       1,073,113         399,818        270,162
 Other liabilities                          268,108         172,406         211,037         202,765         150,107        121,928
   Total liabilities                     19,465,774      16,298,275      15,016,319      12,980,986       9,674,316      8,757,363
 Stockholders' equity                     1,839,681       1,511,773       1,384,715       1,183,201         929,320        824,135
   Total liabilities and
  stockholders' equity                 $ 21,305,455    $ 17,810,048    $ 16,401,034    $ 14,164,187    $ 10,603,636    $ 9,581,498

YEAR-END BALANCES
 Assets                                $ 23,034,228    $ 18,930,175    $ 16,851,774    $ 15,810,076    $ 13,163,161    $10,457,676
 Securities                               4,400,189       3,870,595       3,863,781       3,346,291       2,993,417      2,255,732
 Loans, net of unearned income           16,394,905      13,311,172      11,542,311      10,855,195       8,430,931      6,657,557
 Non-interest-bearing                     2,367,547       1,909,174       1,864,970       1,799,451       1,488,395      1,289,447
   deposits
 Interest-bearing deposits               15,383,379      13,139,162      11,632,642      10,776,142       9,536,981      7,634,354
 Total deposits                          17,750,926      15,048,336      13,497,612      12,575,593      11,025,376      8,923,801
 Long-term debt                             400,199         447,269         632,019         599,476         525,820        151,460
 Stockholders' equity                     1,912,855       1,598,726       1,429,253       1,286,322       1,106,361        886,116

 Stockholders' equity per                     13.99           12.76           11.69           10.63            9.93           8.57
   share
 Market price per share of                    42.19           25.85           21.50           15.50           16.19          16.32
   common stock


Notes to Historical Financial Summary:
(1) Amounts prior to 1996 have been restated to reflect the merger with First National Bancorp, which was accounted for as a pooling of interests.
(2) All per share amounts give retroactive recognition to the effect of stock dividends and stock splits.
(3) Non-accruing loans, of an immaterial amount, are included in earning assets. No adjustment has been made for these loans in the calculation of yields.
(4) Yields are computed on a taxable equivalent basis, net of interest disallowance, using marginal federal income tax rates of 35% for 1997-1993 and 34% for 1992.
(5) This summary should be read in conjunction with the related financial statements and notes thereto on pages 51 to 73.

          Annual           Compound
          Change         Growth Rate
----------------------------------------
       1996-1997              1992-1997
----------------------------------------
          6.16%                 14.57%
         19.06                  13.38
        132.38                 -16.62
         22.05                  20.40
          0.96                  -5.30
         18.60                  17.59
         13.37                  17.25
         35.64                  10.18
         30.36                  17.76
         19.63%                 17.33%



         25.79%                 14.55%
         16.80                  15.41
         17.93                  15.29

         44.81                  52.96
        -11.08                  46.41
         28.66                  51.51
         55.51                  17.07
         19.43                  17.32
         21.69                  17.42
         19.63%                 17.33%



         21.68%                 17.11%
         13.68                  14.30
         23.17                  19.75
         24.01                  12.92
         17.08                  15.04
         17.96                  14.75
        -10.52                  21.45
         19.65                  16.64
          9.64                  10.30
         63.21                  20.92